                                                               File No. 33-62717
                                                               Filed Pursuant to
                                                               Rule 424(b)(3)

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                                28 TRAVIS STREET
                          BOSTON, MASSACHUSETTS 02134

                                                                October 18, 1995

To the Limited Partners of
Cablevision of Boston Limited Partnership:

     Cablevision of Boston Limited Partnership (the 'Partnership') is seeking your consent to two separate transactions (together, the 'Transactions'). The first transaction involves the transfer of substantially all of the Partnership's assets and liabilities to a new corporation ('Boston Sub') that is a wholly-owned subsidiary of the Partnership (the 'Incorporation'). The second transaction involves the merger (the 'Merger') of a wholly-owned subsidiary of Cablevision Systems Corporation ('Cablevision') with and into Boston Sub, in which the Partnership will receive shares of Class A Common Stock of Cablevision (the 'Cablevision Class A Common Stock') for its stock of Boston Sub. The Cablevision Class A Common Stock is listed on the American Stock Exchange and is traded under the symbol 'CVC'. After consummation of the Merger, the Partnership will liquidate (the 'Liquidation') and the Cablevision Class A Common Stock received by the Partnership in the Merger will be distributed to the partners of the Partnership and the holders of the Partnership's preferred equity. The Partnership has entered into an agreement with Cablevision to effect the Merger, which is subject to several conditions, including the approval by the limited partners of the Partnership (the 'Limited Partners') who are unaffiliated with the General Partners of both the Incorporation and the Merger. Upon completion of the Transactions and the Liquidation, Boston Sub will become a wholly-owned subsidiary of Cablevision and the Limited Partners will become stockholders of Cablevision. See 'Description of the Incorporation' and 'Description of the Merger' in the accompanying Consent Solicitation Statement/Prospectus.

     It is anticipated that Cablevision Class A Common Stock having an aggregate value of approximately $40.0 million (or approximately $10,000 per unit of limited partnership interest in the Partnership (collectively, the 'Units'), which is 100% of the per Unit amounts initially invested by each unaffiliated Limited Partner) will be available for distribution to the Limited Partners in liquidation of their limited partnership interests. If the Merger had been consummated on October 17, 1995, an aggregate of approximately 694,000 shares of Cablevision Class A Common Stock (representing approximately 5.7% of the outstanding Cablevision Class A Common Stock as of August 31, 1995) would have been allocated to the Limited Partners as a result of the Transactions. There is no assurance that the market value of the Cablevision Class A Common Stock to be received by the Limited Partners in the Merger and Liquidation will be maintained. No distributions have been made to the partners of the Partnership since its organization in 1981. See 'Description of the Merger -- Consideration to be Received by Limited Partners', ' -- Consideration to be Received by Affiliates' and ' -- Determination of Allocation of Consideration' in the accompanying Consent Solicitation Statement/Prospectus.

     Each of the Transactions is subject to the separate consent and approval of the Limited Partners (other than Limited Partners affiliated with the General Partners) entitled to 50% or more of the net profits and net losses of the Partnership allocated to such Limited Partners. The Partnership is soliciting your consent to both Transactions. THE TIMING OF THE PROPOSED TRANSACTIONS REQUIRES THAT WE OBTAIN YOUR PROPERLY SIGNED AND DATED CONSENT FOR THE INCORPORATION NO LATER THAN NOVEMBER 21, 1995 AND YOUR PROPERLY SIGNED AND DATED CONSENT FOR THE MERGER NO LATER THAN NOVEMBER 28, 1995, UNLESS, IN EITHER CASE, SUCH DEADLINE IS EXTENDED BY THE GENERAL PARTNERS. THE MERGER IS CONDITIONED UPON THE CONSUMMATION OF THE INCORPORATION AND THUS WILL NOT BE CONSUMMATED
UNLESS BOTH TRANSACTIONS ARE APPROVED BY THE REQUIRED VOTE OF THE LIMITED PARTNERS. Approval of the Merger is not, however, a condition to the Incorporation. If the Incorporation is approved and consummated and the Merger is not consummated, the Partnership will not liquidate and the Limited Partners will not receive any distributions absent further action on the part of the General Partners and Limited Partners.

     The General Partners have reviewed and considered the terms and conditions of the Transactions, have approved each of the Transactions and have determined to recommend that the Limited Partners approve each of the Transactions because the General Partners believe that the Transactions are fair to and in the best interests of the unaffiliated Limited Partners. For a detailed description of the factors considered by the General Partners, see 'The Transactions -- Recommendations of the General Partners; Fairness of the Transactions' in the accompanying Consent Solicitation Statement/Prospectus.

     The General Partners negotiated the Transactions on behalf of the Partnership without the assistance of any independent representative of, or counsel to, the Limited Partners. The Transactions involve inherent conflicts of interest and material benefits to the General Partners and Cablevision and their respective affiliates. On October 5, 1994, Cablevision, the Partnership, the General Partners and other affiliated entities were named as defendants in a complaint filed by a Limited Partner, on behalf of a purported class consisting of owners of partnership units, alleging, among other matters, breaches of fiduciary duty in connection with the negotiation of the Merger. See 'The
Transactions -- Certain Litigation' in the accompanying Consent Solicitation Statement/Prospectus. The Transactions and an investment in Cablevision Class A Common Stock involve additional significant risks that should be considered by Limited Partners. For a detailed discussion of certain risks related to the Transactions and an investment in Cablevision Class A Common Stock, see 'Risk Factors' in the accompanying Consent Solicitation Statement/Prospectus.

     In connection with their consideration of the Transactions, the General Partners received the opinion of PaineWebber Incorporated, New York, New York ('PaineWebber'), the independent financial advisor to the General Partners, that, as of the date of such opinion, the consideration to be received by the unaffiliated Limited Partners in the Liquidation is fair, from a financial point of view, to such Limited Partners. PaineWebber was directed by the General Partners to make certain important assumptions for purposes of its analysis, as disclosed in 'The Transactions -- Fairness Opinion Received by the General Partners -- Opinion of PaineWebber' in the accompanying Consent Solicitation Statement/Prospectus. Richard H. Hochman, who was a managing director of PaineWebber on the date PaineWebber was retained and on the date of its initial opinion, is a director of Cablevision and owns six Units. A copy of the opinion of PaineWebber is attached to the accompanying Consent Solicitation Statement/Prospectus as Appendix A and should be read in its entirety.

     All of the Limited Partners, including Limited Partners who vote against the Transactions, will be bound by the decision of a Majority of the Limited Partners (as such term is defined in the Glossary to the Consent Solicitation Statement/Prospectus), although the Limited Partners who do not consent to the Merger and properly perfect their appraisal rights will be afforded limited appraisal rights in connection with the Merger. See 'Description of the
Merger -- Appraisal Rights' in the accompanying Consent Solicitation Statement/Prospectus and Annex VI to the Merger Agreement, a copy of which is attached as Appendix B to the Consent Solicitation Statement/Prospectus.

     The accompanying Consent Solicitation Statement/Prospectus describes the Transactions in detail. I urge you to read the Consent Solicitation Statement/Prospectus carefully in making your decision with respect to the Transactions.

     Separate forms of consent for the Incorporation and the Merger are enclosed with the Consent Solicitation Statement/Prospectus and are color coded as follows: the BLUE card for the Incorporation and the WHITE card for the Merger. In order to ensure that your interests will be counted, please complete, date and sign each of the enclosed consent cards and return them PROMPTLY in the enclosed envelopes, which require no postage if mailed in the United States. The BLUE envelope should be used to return the BLUE card for the Incorporation and the WHITE envelope should be used to return the WHITE card for the Merger. D.F. King & Co., Inc. has been retained by the Partnership to assist in the solicitation of consents. Questions regarding the Transactions should be directed to D.F. King & Co., Inc., toll free (800) 578-5378.

 FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE TRANSACTIONS.

                                         Sincerely yours,



                                         CHARLES F. DOLAN
                                         Managing General Partner

                            YOUR VOTE IS IMPORTANT.
                      PLEASE SIGN AND RETURN THE ENCLOSED
                  CONSENTS PROMPTLY IN THE ENCLOSED ENVELOPES.

IF YOU WISH TO APPROVE THE MERGER, YOU SHOULD COMPLETE, DATE AND SIGN BOTH OF THE ENCLOSED CONSENT CARDS AND RETURN THEM PROMPTLY.

                   CONSENT SOLICITATION STATEMENT/PROSPECTUS
                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                            SOLICITATION OF CONSENTS
                                ---------------
                        CABLEVISION SYSTEMS CORPORATION
                      ISSUANCE OF UP TO 920,000 SHARES OF
                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                                ---------------
     This Consent Solicitation Statement/Prospectus is being provided by Cablevision of Boston Limited Partnership (the 'Partnership') to its limited partners (the 'Limited Partners') in connection with the Partnership's solicitation of consents to two separate transactions (the 'Transactions'). The first transaction for which consent is being sought is the transfer of substantially all of the assets (the 'Assets') and all of the liabilities of the Partnership to a newly-formed corporation ('Boston Sub') that is a wholly-owned subsidiary of the Partnership (the 'Incorporation'). The second transaction for which consent is being sought is the merger (the 'Merger') of a wholly-owned subsidiary of Cablevision Systems Corporation ('Cablevision') with and into
Boston Sub, pursuant to which the Partnership will receive shares of Cablevision's Class A Common Stock, par value $.01 per share (the 'Cablevision Class A Common Stock'), and Cablevision will receive all of the capital stock of Boston Sub. Upon consummation of the Merger, the Partnership will dissolve and be liquidated (the 'Liquidation') and Cablevision Class A Common Stock will be distributed to the Limited Partners. It is anticipated that Cablevision Class A Common Stock having an aggregate value (based on the Average Cablevision Stock Price, as defined in the Glossary) of approximately $40.0 million (or approximately $10,000 per unit of limited partnership interest in the Partnership (collectively, the 'Units') held by unaffiliated Limited Partners, which is 100% of the per Unit amounts initially invested by each such unaffiliated Limited Partner), will be available for distribution to the Limited Partners in liquidation of their limited partnership interests. See 'Description of the Incorporation' and 'Description of the Merger.'

     THE TRANSACTIONS AND AN INVESTMENT IN CABLEVISION CLASS A COMMON STOCK INVOLVE SIGNIFICANT RISKS THAT SHOULD BE CONSIDERED BY LIMITED PARTNERS, INCLUDING THE FOLLOWING RISKS, MORE FULLY DISCUSSED UNDER 'RISK FACTORS:'

 The terms of the Transactions were negotiated by the General Partners (all of whom are affiliated with Cablevision) on behalf of the Partnership and might have been more favorable to the Limited Partners if an independent third party representing the interests of the unaffiliated Limited Partners had taken part in the negotiations.

 There are inherent conflicts of interest of the General Partners and Cablevision in connection with the Transactions because they are affiliates of each other and because they and their affiliates will receive material benefits in connection with the Transactions.

 The General Partners and their affiliates, other than Cablevision and its subsidiaries, who, since the inception of the Partnership, have invested in and loaned to the Partnership a total of approximately $4.7 million in cash, as well as contributing a provisional cable television license for the City of Boston, will receive the amount of, and a return on, their investments in and loans to the Partnership, as well as from management fees earned (approximately $15.0 million), in the form of Cablevision Class A Common Stock aggregating approximately $404,000 and cash aggregating approximately $19.7 million (as of June 30, 1995). Cablevision and its affiliates, other than the General Partners and their affiliates, who invested approximately $48.4 million in cash (including the reinvestment of accrued interest thereon) in the Partnership and loaned or advanced approximately $9.8 million in cash to the Partnership, will receive the amount of, and a return on, their investments in and loans and advances to the Partnership in the form of Cablevision Class A Common Stock aggregating approximately $51.0 million (as of June 30, 1995) and assumption of indebtedness aggregating approximately $40.6 million (as of June 30, 1995). The unaffiliated Limited Partners will receive only the approximate amount of, and no return on, their investments in the form of Cablevision Class A Common Stock.

 The terms of the Transactions might not reflect the market value for the Systems because the General Partners did not obtain an appraisal of the fair market value of the Systems and did not solicit offers for the Systems from unaffiliated third parties.


                                                  (cover continued on next page)

The date of this Consent Solicitation Statement/Prospectus is October 18, 1995.

(cover continued from previous page)

 There are uncertainties concerning the validity of the issuance of the Preferred Equity of the Partnership to affiliates of the General Partners, which has been challenged in a lawsuit brought by a Limited Partner on behalf of a purported class of Limited Partners. The General Partners believe that the consent of the Limited Partners to the Transactions is a factor that a court would consider in deciding whether Limited Partners would be barred from challenging the validity of the Preferred Equity in the pending, or any other, lawsuit.

 It is possible that the Internal Revenue Service might view the Incorporation or the Merger as a taxable exchange even though no cash distributions to pay any such taxes will be received by the Limited Partners in the Liquidation.

 PaineWebber was chosen to render a fairness opinion to the General Partners even though a director of Cablevision was a managing director of PaineWebber when PaineWebber was retained and when it delivered its initial opinion. PaineWebber was directed by the General Partners to make certain important assumptions for purposes of its analysis, including assumptions with respect to the value of the Preferred Equity as disclosed in 'The Transactions -- Fairness Opinion Received by the General Partners.'

 It is possible that the Incorporation might be consummated, but the Merger might not, which would result in (i) income generated from the Assets becoming subject to corporate-level tax and (ii) the Limited Partners being subject to all the risks inherent in the continued operation of the business of the Partnership.

 The exact number of shares of Cablevision Class A Common Stock to be distributed in the Liquidation will depend on the timing of the Merger and the Liquidation, the Average Cablevision Stock Price and other factors and may have a market value less than 100% of the amounts initially invested in the Partnership by each unaffiliated Limited Partner. There can be no assurance that the market value of the Cablevision Class A Common Stock to be received by the Limited Partners in the Merger and Liquidation will be maintained, and there is a significant possibility that the market value of the Cablevision Class A Common Stock to be received by the Limited Partners in the Merger and Liquidation may decrease significantly, including as a result of the issuance of a significant number of shares.

 Limited Partners will not receive a return of their investment in the form of cash proceeds, and, if they wish to obtain cash for their investment, will need to sell the shares of Cablevision Class A Common Stock received in the Liquidation.

 An investment in Cablevision Class A Common Stock involves risks related to Cablevision's substantial indebtedness ($3.4 billion at June 30, 1995) and high degree of leverage.

 An investment in Cablevision Class A Common Stock involves risks related to Cablevision's historic net losses ($195.4 million and $111.9 million for the six months ended June 30, 1995 and 1994, respectively, and $315.2 million and $246.8 million for the years ended December 31, 1994 and 1993, respectively) and stockholders' deficit ($2.0 billion at June 30, 1995).

 An investment in Cablevision Class A Common Stock involves risks related to Cablevision's need for significant additional financing to meet its capital expenditure plans and other obligations.

 An investment in Cablevision Class A Common Stock involves risks related to the significant fluctuation of Cablevision Class A Common Stock on the American Stock Exchange.

 Cablevision has not paid any dividends on any of its Common Stock and Cablevision does not intend to pay any dividends on its Common Stock in the foreseeable future.

 An investment in Cablevision Class A Common Stock involves risks related to voting control of Dolan family members and trusts for their benefit and the disparate voting rights of Cablevision's two classes of common stock, which give Dolan family members and trusts for their benefit the power to elect 75% of the members of the Board of Directors of Cablevision and control stockholder decisions with respect to matters on which holders of Cablevision Class A Common Stock and Class B Common Stock vote together as a single class.

 There will be a fundamental change in the nature of a Limited Partner's investment through the receipt of shares of Cablevision Class A Common Stock in exchange for Units, which will subject Limited Partners to different tax and investment risks.

                                                  (cover continued on next page)

(cover continued from previous page)

NEITHER   THESE   TRANSACTIONS   NOR   THE   SECURITIES   OFFERED   HEREBY  HAVE
 BEEN   APPROVED   OR    DISAPPROVED   BY   THE    SECURITIES   AND    EXCHANGE
  COMMISSION    OR   ANY    STATE   SECURITIES   COMMISSION    NOR   HAS   THE
   SECURITIES   AND   EXCHANGE   COMMISSION    OR   ANY   STATE    SECURITIES
     COMMISSION   PASSED   UPON   THE   FAIRNESS   OR   MERITS   OF   THESE
       TRANSACTIONS   OR  UPON  THE  ACCURACY  OR   ADEQUACY   OF    THIS
                CONSENT SOLICITATION STATEMENT/PROSPECTUS. ANY REPRE-
                    SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------
     Consummation of each of the Transactions is subject to the satisfaction of the conditions set forth herein under 'The Transactions -- Conditions to the Transactions.' Each holder of Units, other than Cablevision, will receive the same consideration for each Unit (approximately $10,000) as a result of the Merger and the Liquidation. Cablevision, which owns 282 Units, will receive Cablevision Class A Common Stock worth approximately $9,000 per Unit. Separate consents are being sought from holders of the Units for each of the Incorporation and the Merger. Consents relating to the Merger will be held in escrow with Bank of Boston (the 'Agent') until the Incorporation Expiration Date (as such term is defined in the Glossary). All of the Limited Partners, including Limited Partners who vote against the Transactions, will be bound by the decision of a Majority of the Limited Partners (as such term is defined in the Glossary), although Limited Partners who do not consent to the Merger and properly perfect their appraisal rights will be afforded limited appraisal rights in connection with the Merger. See 'Description of the Merger -- Appraisal Rights.' See the 'Glossary' for definitions of certain key terms used in this Consent Solicitation Statement/Prospectus.

THE CONSENT SOLICITATION FOR THE INCORPORATION  WILL EXPIRE AT 5:00 P.M.,  NEW
  YORK TIME ON NOVEMBER 21, 1995, UNLESS EXTENDED. THE CONSENT SOLICITATION
     FOR  THE MERGER WILL EXPIRE  AT 5:00 P.M., NEW  YORK TIME ON NOVEMBER
                       28, 1995, UNLESS EXTENDED.

     This Consent Solicitation Statement/Prospectus also constitutes a prospectus in connection with the registration by Cablevision of up to 920,000 shares of Cablevision Class A Common Stock to be issued in connection with the Merger and the subsequent Liquidation. The Cablevision Class A Common Stock is traded on the American Stock Exchange (the 'ASE') under the symbol 'CVC'. The actual number of shares to be issued will be based on the Average Cablevision Stock Price (which is defined as the arithmetic average of the closing price per share of the Cablevision Class A Common Stock on the ASE for the 20 trading days ending on the second trading day prior to the date the Merger is consummated), which cannot be determined until the close of such second trading date. If the Merger had been consummated on October 17, 1995, the Average Cablevision Stock Price would have been $58.23 and approximately 694,000 shares of Cablevision Class A Common Stock (representing approximately 5.7% of the outstanding Cablevision Class A Common Stock on August 31, 1995) would have been issued to Limited Partners in the Liquidation. The last reported sale price of Cablevision Class A Common Stock on the ASE on October 18, 1995 was $56 1/8. Application has been made to list the shares of Cablevision Class A Common Stock that are issued as contemplated hereby on the ASE.

     The mailing of this Consent Solicitation Statement/Prospectus to holders of Units commenced on or about October 20, 1995. On such date, there were 4,025 Units outstanding, including an aggregate of 300 Units held by a subsidiary and certain directors and officers of Cablevision, and there were a total of 640 holders of Units. Accordingly, the consents of Limited Partners (other than such Cablevision subsidiary and such directors and officers of Cablevision) holding at least 1,863 Units are required to approve each of the Transactions. All holders of Units are urged to review this Consent Solicitation Statement/Prospectus carefully in its entirety.

                             AVAILABLE INFORMATION

     Cablevision and the Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith are required to file reports, proxy statements (in the case of Cablevision) and other information with the Securities and Exchange Commission (the 'Commission'). Such reports, proxy statements and other information filed by Cablevision and the Partnership may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. With respect to Cablevision, such reports, proxy statements and other information also may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     This Consent Solicitation Statement/Prospectus constitutes a part of a registration statement (the 'Registration Statement') filed by Cablevision with the Commission under the Securities Act of 1933, as amended (the 'Securities Act'). As permitted by the rules and regulations of the Commission, this Consent Solicitation Statement/Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to Cablevision and the Partnership and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the
Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Cablevision hereby incorporates by reference into this Consent Solicitation Statement/Prospectus the following documents or information filed with the
Commission:

          (a) Cablevision's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the 'Cablevision Form 10-K');

          (b) Cablevision's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 1995 (each, a 'Cablevision Form 10-Q');

          (c) Cablevision's Current Reports on Form 8-K filed on September 1, 1995, September 7, 1995 and October 17, 1995 (the October 17, 1995 Current Report on Form 8-K is referred to herein as the 'Cablevision Form 8-K'); and

          (d) all documents filed by Cablevision pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Consent Solicitation Statement/Prospectus and prior to the termination of the offering and solicitations made hereby.

     The  Partnership  hereby  incorporates  by  reference  into  this   Consent
Solicitation Statement/Prospectus the following documents or information filed with the Commission:

          (a) the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the 'Partnership Form 10-K');

          (b) the Partnership's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 1995 (each, a 'Partnership Form 10-Q');

          (c) the Partnership Current Report on Form 8-K filed on February 9, 1995; and

          (d) all documents filed by the Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Consent Solicitation Statement/Prospectus and prior to the termination of the offering and solicitations made hereby.

     Any statement contained herein or in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Consent

Solicitation Statement/Prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement/ Prospectus.

     THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. WITH RESPECT TO BOTH CABLEVISION AND THE PARTNERSHIP, THESE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE, FROM ROBERT S. LEMLE, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY OF CABLEVISION AT CABLEVISION'S PRINCIPAL EXECUTIVE OFFICES LOCATED AT ONE MEDIA CROSSWAYS, WOODBURY, NEW YORK 11797, TELEPHONE NUMBER: (516) 364-8450. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 21, 1995.

                            ------------------------
     As used herein, unless the context otherwise requires, the term 'Cablevision' refers to Cablevision Systems Corporation and its subsidiaries. The term 'Cablevision Consolidated Financial Statements' refers to Cablevision's Consolidated Financial Statements and the notes thereto incorporated by reference from the Cablevision Form 10-K and the documents incorporated by reference therein. The term 'Cablevision Management's Discussion and Analysis' refers to Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference from the Cablevision Form 10-K, the Cablevision Form 10-Qs and 'Liquidity and Capital Resources' in the Cablevision Form 8-K.

     As   used  herein,  unless   the  context  otherwise   requires,  the  term
'Partnership' refers to Cablevision of Boston Limited Partnership. The term 'Partnership Consolidated Financial Statements' refers to the Partnership's Consolidated Financial Statements and the notes thereto included elsewhere in this Consent Solicitation Statement/Prospectus.

                            ------------------------
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON. THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS NOR THE DISTRIBUTION OF ANY SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CABLEVISION OR THE PARTNERSHIP OR IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                             ----
AVAILABLE INFORMATION.....................................................................................      4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................................................      4
SUMMARY...................................................................................................      9
     The Parties..........................................................................................      9
     The Transactions.....................................................................................      9
     Risk Factors.........................................................................................     10
     Risks Associated with the Incorporation and Merger...................................................     10
     Risks Associated with an Investment in Cablevision...................................................     12
     The Incorporation....................................................................................     13
     The Merger...........................................................................................     14
     Background of the Transactions.......................................................................     20
     Reasons for and Alternatives to the Transactions.....................................................     21
     Recommendations of the General Partners..............................................................     21
     Fairness Opinion Received by the General Partners....................................................     23
     Certain Litigation...................................................................................     23
     The Consent Solicitations............................................................................     24
     Comparison of Cablevision Class A Common Stock with Units............................................     25
     Certain Federal Income Tax Consequences..............................................................     25
     Organizational Charts................................................................................     27
     The Partnership......................................................................................     29
     Cablevision..........................................................................................     29
     Cable Regulation.....................................................................................     30
     Limited Partners' Names and Addresses................................................................     30
     Selected Financial and Operating Information.........................................................     31
     Cablevision Condensed Pro Forma Consolidated Financial Information...................................     35
     Cablevision Supplemental Financial and Operating Data................................................     39
RISK FACTORS..............................................................................................     42
     Risks Associated with the Incorporation and Merger...................................................     42
     Lack of Independent Representation for Unaffiliated Limited Partners.................................     42
     Conflicts of Interest................................................................................     42
     Material Benefits to General Partners and their Affiliates and Cablevision and its Affiliates........     42
     No Appraisal Obtained for Systems....................................................................     43
     Uncertainties Regarding Validity of the Preferred Equity.............................................     43
     Risk that IRS May View Incorporation and Merger as Fully Taxable.....................................     43
     Material Assumptions in PaineWebber's Opinion........................................................     44
     Risks Related to the Incorporation...................................................................     44
     Risks Associated with an Investment in Cablevision...................................................     45
     Risk of Decrease in Market Value of Consideration Received...........................................     45
     Risks of an Investment in Cablevision if Merger is Consummated.......................................     45
     Competition and Substantial Regulation in the Cable Television Industry..............................     49
     Fundamental Change in Nature of Investment...........................................................     50
THE TRANSACTIONS..........................................................................................     51
     Background of the Transactions.......................................................................     51
     Certain Litigation...................................................................................     62
     Reasons for and Alternatives to the Transactions.....................................................     62

                                                                                                             PAGE
                                                                                                             ----
     Interests of Certain Persons in the Transactions; Conflicts of Interest..............................     64
     Recommendations of the General Partners; Fairness of the Transactions................................     70
     Fairness Opinion Received by the General Partners....................................................     75
     Risks that Neither Transaction is Consummated........................................................     80
     Effect of the Merger on the Partnership and the Partners; Cablevision's Purposes and Reasons for the
      Transactions; Plans of Cablevision for the Systems..................................................     81
     Conditions to the Transactions.......................................................................     83
     Certain Regulatory Matters...........................................................................     83
DESCRIPTION OF THE INCORPORATION..........................................................................     84
     The Incorporation....................................................................................     84
     Conditions to the Incorporation......................................................................     85
     Vote Required for Approval...........................................................................     85
     Accounting Treatment for the Incorporation...........................................................     86
     No Appraisal Rights..................................................................................     86
     Expenses.............................................................................................     86
DESCRIPTION OF THE MERGER.................................................................................     86
     The Merger...........................................................................................     86
     Consideration to be Received by Limited Partners.....................................................     86
     Effective Time.......................................................................................     87
     Representations and Warranties.......................................................................     87
     Conditions to the Merger.............................................................................     87
     Waiver and Amendment; Termination....................................................................     89
     ASE Listing..........................................................................................     89
     Expenses.............................................................................................     89
     Vote Required for Approval...........................................................................     89
     Liquidation of the Partnership Following the Merger..................................................     90
     Consideration to be Received by Affiliates...........................................................     91
     Determination of Allocation of Consideration.........................................................     92
     Accounting Treatment of the Merger...................................................................     96
     Appraisal Rights.....................................................................................     97
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................................................     99
     Incorporation........................................................................................    100
     The Incorporation and Merger.........................................................................    101
     Liquidation and Dissolution of the Partnership.......................................................    102
     Section 754 Election.................................................................................    103
     Continued Classification of the Partnership as a Partnership.........................................    103
CERTAIN MASSACHUSETTS INCOME TAX CONSEQUENCES.............................................................    104
LIMITED MARKET FOR UNITS; DISTRIBUTIONS...................................................................    105
PRICE RANGE OF CABLEVISION CLASS A COMMON STOCK AND DIVIDEND POLICY.......................................    106
CONSENT SOLICITATIONS.....................................................................................    107
     The Incorporation Solicitation.......................................................................    107
     The Merger Solicitation..............................................................................    108
     Both Transactions....................................................................................    108
     Availability of Partners' Names and Addresses........................................................    109

                                                                                                             PAGE
                                                                                                             ----
COMPARISON OF CABLEVISION CLASS A COMMON STOCK WITH UNITS.................................................    109
     Form of Organization.................................................................................    110
     Liability............................................................................................    110
     Nature of Investment.................................................................................    112
     Marketability and Transferability of Interests.......................................................    113
     Dividends and Distributions..........................................................................    113
     Taxation.............................................................................................    114
     Voting...............................................................................................    115
     Meetings.............................................................................................    116
     Dissolution and Liquidation..........................................................................    117
     Right to Investor Lists..............................................................................    118
     Access to other Books and Records....................................................................    119
     Compensation of the General Partner..................................................................    119
CABLEVISION OF BOSTON.....................................................................................    123
     Selected Financial Data..............................................................................    123
     Management's Discussion and Analysis of Financial Condition and Results of Operations................    125
     Business.............................................................................................    128
     Certain Relationships and Related Transactions.......................................................    131
     Potential Conflicts Relating to the General Partners.................................................    132
     Management Projections...............................................................................    133
     Operating Assumptions For Projections................................................................    133
CABLEVISION SYSTEMS CORPORATION...........................................................................    136
     Business.............................................................................................    136
CABLEVISION PRO FORMA FINANCIAL INFORMATION...............................................................    139
CERTAIN COMPARATIVE DATA..................................................................................    147
CABLE REGULATION..........................................................................................    148
DESCRIPTION OF CABLEVISION CAPITAL STOCK..................................................................    154
     Cablevision Class A Common Stock and Cablevision Class B Common Stock................................    154
     Cablevision Preferred Stock..........................................................................    155
FEES AND EXPENSES.........................................................................................    159
LEGAL MATTERS.............................................................................................    160
EXPERTS...................................................................................................    160
GLOSSARY..................................................................................................    162
INDEX TO FINANCIAL STATEMENTS.............................................................................    F-1
Appendix A -- Opinion of PaineWebber......................................................................    A-1
Appendix B -- Merger Agreement............................................................................    B-1

                                    SUMMARY

     The following information is qualified in its entirety by the more detailed information, financial statements and pro forma financial information appearing elsewhere in this Consent Solicitation Statement/Prospectus or incorporated by reference herein. Investment in the Cablevision Class A Common Stock involves significant risks. See 'Risk Factors.' See the 'Glossary' for definitions of certain terms used in this Consent Solicitation Statement/Prospectus.

                                  THE PARTIES

THE PARTNERSHIP

     The Partnership and its affiliate, Cablevision of Brookline Limited Partnership, a Massachusetts limited partnership ('Brookline' and, together with the Partnership, the 'Related Partnerships'), operate cable television systems in the City of Boston (the 'Boston System') and the Town of Brookline, Massachusetts (the 'Brookline System' and, together with the Boston System, the 'Systems'). The General Partners of the Partnership (the 'General Partners' and, together with the Limited Partners, the 'Partners') are Charles F. Dolan
('Dolan') and Cablevision Systems Boston Corporation, a Massachusetts corporation wholly-owned by Dolan ('CSBC'). For information concerning the ownership of the interests in the Partnership, see 'Description of the Merger -- Liquidation of the Partnership Following the Merger.' Dolan and Cablevision Systems Brookline Corporation, a Delaware corporation wholly-owned by Dolan ('CSBrC'), are the general partners of Brookline who together hold a 1% partnership interest. The remaining 99% partnership interest in Brookline is held by the Partnership.

CABLEVISION


     Cablevision is one of the largest operators of cable television systems in the United States, with approximately 2,753,000 subscribers in 19 states as of June 30, 1995, based on the number of basic subscribers in systems which Cablevision manages and which it owns or in which it has investments (including the Related Partnerships). Cablevision also has ownership interests in companies that produce and distribute national and regional programming services and provide advertising sales services for the cable television industry. Dolan is the chairman of, and, as of August 31, 1995, beneficially owned common stock representing approximately 18.6% of the total voting power of Cablevision common stock. On October 16, 1995, the Board of Directors of Cablevision elected James
L. Dolan to succeed Charles F. Dolan as chief executive officer effective immediately. James L. Dolan, a son of Charles F. Dolan, has been chief executive officer of Rainbow Programming Holdings, Inc. since 1992 and has been a member of the Board of Directors of Cablevision since 1991. In addition, trusts established by Dolan for the benefit of certain Dolan family members, and as to which Dolan disclaims beneficial ownership, owned at such date common stock representing approximately 72.5% of the total voting power of Cablevision common stock.


                                THE TRANSACTIONS

     The Partnership is soliciting the consent of its Limited Partners to two separate transactions. The first transaction involves the transfer of substantially all of the Partnership's Assets and all of its liabilities to Boston Sub, a new corporation that is a wholly-owned subsidiary of the Partnership. See 'Description of the Incorporation -- The Incorporation.' The second transaction involves the Merger of a wholly-owned subsidiary of Cablevision with and into Boston Sub in which the Partnership will receive shares of Cablevision Class A Common Stock in exchange for all of the issued and outstanding capital stock of Boston Sub (the 'Boston Sub Capital Stock') and Cablevision will receive all of the Boston Sub Capital Stock. After consummation of the Merger, the Partnership will liquidate and the shares of Cablevision
Class A Common Stock received by the Partnership in the Merger will be distributed to the Partners and to the holder of preferred equity interests in the Partnership which, at the time of the Liquidation, will be Cablevision Finance Limited Partnership ('Cablevision Finance'), a subsidiary of Cablevision.

     The Partnership has entered into an agreement (the 'Merger Agreement') with Cablevision to effect the Merger, which is subject, among other things, to the approval of each of the Incorporation and Merger by Limited Partners who are not affiliates of the General Partners then entitled to 50% or more of the Net Profits and Net Losses (in each case, as defined in the Partnership's Articles of Limited Partnership (as amended to date, the 'Partnership Agreement')) of the Partnership allocated to all such unaffiliated Limited Partners (a 'Majority of the Limited Partners'). The Merger is conditioned upon the consummation of the Incorporation; however, approval of the Merger is not a condition to the Incorporation.

                                  RISK FACTORS

     The Transactions and an investment in Cablevision Class A Common Stock involve significant risks that should be considered by Limited Partners and prospective investors, including the following risks. This summary is qualified in its entirety by the more detailed discussion in the section entitled 'Risk Factors' contained in this Consent Solicitation Statement/Prospectus:

RISKS ASSOCIATED WITH THE INCORPORATION AND MERGER

 Lack of Independent Representation for the Unaffiliated Limited Partners. The General Partners negotiated the terms of the Transactions on behalf of the Partnership. All of the General Partners are affiliated with Cablevision. No independent representative or counsel has acted on behalf of the unaffiliated Limited Partners in connection with determining the terms of either
 Transaction, nor did the General Partners negotiate the terms of either Transaction with any unaffiliated Limited Partners. There is a possibility that, if such representatives or unaffiliated Limited Partners had taken part, the terms of the Transactions would have been different and, perhaps, more favorable to the unaffiliated Limited Partners. See 'The
 Transactions -- Recommendations of the General Partners; Fairness of the Transactions' and ' -- Interests of Certain Persons in the Transactions; Conflicts of Interest.'


 Conflicts of Interest. The General Partners, Cablevision and their respective affiliates will receive substantial benefits if the Merger is consummated and, accordingly, had an inherent conflict of interest in structuring the terms and conditions of the Transactions. Employees of Cablevision manage the operations of the Partnership and all of the General Partners are affiliated with Cablevision. In addition, Dolan, the managing General Partner of the Partnership (the 'Managing General Partner'), is chairman of Cablevision, and, as of August 31, 1995, beneficially owned common stock representing approximately 18.6% of the total voting power of, Cablevision common stock. In addition, trusts established by Dolan for the benefit of certain Dolan family members, and as to which Dolan disclaims beneficial ownership, owned at such date common stock representing approximately 72.5% of the total voting power of Cablevision common stock.


 Material Benefits to General Partners and their Affiliates and Cablevision and its Affiliates. The General Partners and their affiliates, other than Cablevision and its subsidiaries, who, since the inception of the Partnership, have invested in and loaned to the Partnership a total of approximately $4.7 million in cash, as well as contributing a provisional cable television license for the City of Boston, will receive the amount of, and a return on, their investments in and loans to the Partnership, as well as from management fees earned (approximately $15.0 million), in the form of Cablevision Class A Common Stock aggregating approximately $404,000 and cash aggregating approximately $19.7 million (as of June 30, 1995). Cablevision and its affiliates, other than the General Partners and their affiliates, who invested approximately $48.4 million in cash (including the reinvestment of accrued interest thereon) in the Partnership and loaned or advanced approximately $9.8 million in cash to the Partnership, will receive the amount of, and a return on, their investments in and loans and advances to the Partnership in the form of Cablevision Class A Common Stock aggregating approximately $51.0 million (as of June 30, 1995) and assumption of indebtedness aggregating approximately $40.6 million (as of June 30, 1995). The unaffiliated Limited Partners will receive only the approximate amount of, and no return on, their investment in the form of Cablevision Class A Common Stock. Dolan, as a general partner of the Partnership and Brookline, is personally liable for all obligations of the Related Partnerships, other than the obligations under the Partnership's Loan Agreement (as defined in the Glossary). Cablevision has agreed to indemnify the General Partners for substantially all liabilities in connection with the Transactions and, if the Transactions are consummated, in respect of substantially all other liabilities related to the Related Partnerships.

 No Appraisal Obtained for Systems. The General Partners did not obtain an appraisal of the fair market value of the Systems and did not solicit offers for the Systems from unaffiliated third parties. As a result, it is possible that the terms of the Transactions do not reflect the fair market value of the Systems. See 'The Transactions -- Reasons for and Alternatives to the
 Transactions,' ' -- Recommendations of the General Partners; Fairness of the Transactions,' ' -- Fairness Opinion Received by the General Partners' and 'Description of the Merger -- Consideration to be Received by Limited Partners.'

 Uncertainties Regarding Validity of the Preferred Equity. On October 5, 1994, following the filing of preliminary consent solicitation materials with the Securities and Exchange Commission that discussed uncertainties with respect to the Preferred Equity, a Limited Partner filed a purported class action (the 'Lawsuit') in Massachusetts Superior Court alleging, among other things, that the Partnership issued its Preferred Equity (the 'Preferred Equity') to affiliates of the General Partners in violation of the Partnership Agreement. The Lawsuit seeks, among other things, a declaratory judgment that holders of the Preferred Equity are not entitled to the accrued cumulative distributions thereon. See 'The Transaction -- Certain Litigation.' While the General Partners believe that the Preferred Equity was validly issued, they recognize that the outcome of litigation cannot be predicted with certainty. The General Partners believe, based on the advice of counsel, that the holders of the Preferred Equity would more likely than not be entitled to at least $80 million in respect of such interests (which is approximately $27.2 million more than the amount allocated to the holders of the Preferred Equity in the Merger and Liquidation) if, hypothetically, the validity of the Preferred Equity were fully adjudicated and the Partnership and Cablevision consummated the Merger and Liquidation, substituting the adjudicated rights of the Preferred Equity for the approximately $52.8 million (as of June 30, 1995) that Cablevision Finance has agreed to receive in respect of the Preferred Equity Interests in the Liquidation. It is possible, however, that the court could conclude that the holders of the Preferred Equity are entitled to receive less than they have been allocated in the Merger and Liquidation. If a court were to determine that the holders of the Preferred Equity are entitled to receive less than they have been allocated in the Merger and Liquidation, and if Cablevision were still willing to proceed with the Transactions, Limited Partners would be entitled to receive more consideration than they have been allocated in the Merger and Liquidation. Based on advice of counsel, the General Partners believe that Limited Partners who consent to the Incorporation or Merger could be, but will not necessarily be, precluded from challenging the issuance of the Preferred Equity solely because of that consent; however, Cablevision Finance, the General Partners and the other defendants in the Lawsuit have indicated that they would raise the consent as part of the defense to any challenge to the Preferred Equity, and the General Partners believe that the consent of the Limited Partners to the Transactions is a factor that a court would consider in deciding whether the Limited Partners would be barred from challenging the issuance of the Preferred Equity. See 'The Transactions -- Background of the Transactions -- Uncertainties Regarding Validity of the Preferred Equity.'

 Risk that IRS May View Incorporation and Merger as Fully Taxable. The Limited Partners will recognize gain in connection with the Incorporation, although, in the opinion of counsel to Cablevision and counsel to the General Partners, it is more likely than not that, in general, any gain recognized will be offset by at-risk suspended losses. See 'Certain Federal Income Tax
 Consequences -- Incorporation -- Consequences to Limited Partners.' In the opinion of counsel to Cablevision and counsel to the General Partners, the receipt of Cablevision Class A Common Stock by the Partnership in the Merger and the distribution of Cablevision Class A Common Stock to the

 Limited Partners in the Liquidation more likely than not will be viewed as tax-free. The matter, however, is not free from doubt. The Partnership has not requested or obtained a ruling from the Internal Revenue Service (the 'IRS'). If the Merger is consummated, it is possible that the IRS may take the view that the Incorporation or the Merger is fully taxable, and that the Limited Partners would therefore realize additional net taxable gains in an amount approximately equal to the market value of the Cablevision Class A Common Stock distributed to them in the Liquidation. Limited Partners will not receive any cash distributions in connection with either Transaction with which to pay any such taxes. See 'Certain Federal Income Tax Consequences -- The Incorporation and Merger' and 'Certain Federal Income Tax Consequences -- Liquidation and Dissolution of the Partnership.'

 Material Assumptions in PaineWebber's Opinion. The General Partners directed PaineWebber Incorporated ('PaineWebber'), their financial advisor, to assume in rendering its opinion to the General Partners with respect to the fairness of the consideration to be received by the unaffiliated Limited Partners in the Liquidation, that the holders of the Preferred Equity are entitled to receive at least $80 million for their interests. PaineWebber's opinion does not address whether the consideration to be received by the unaffiliated Limited Partners in the Liquidation would be fair if the holders of Preferred Equity were found to be entitled to receive less than $80 million. This assumption and the other assumptions in such opinion are discussed in 'The Transactions -- Fairness Opinion Received by the General Partners -- Opinion of PaineWebber.' Richard Hochman, a director of Cablevision and owner of six Units, was a managing director of PaineWebber when PaineWebber was retained and when it delivered its initial opinion.

 Risks Related to the Incorporation. Because approval of the Merger is not a condition to the Incorporation and the General and Limited Partners will not know whether the Merger will be approved at the time the Incorporation is consummated, there is a risk that the Merger may not be consummated following the Incorporation. If the Merger is not consummated, the Partnership will not liquidate absent a recommendation by the General Partners and a further vote of the Limited Partners and the Limited Partners will be subject to all of the risks inherent in the continued operation of the business of the Partnership. See 'The Transactions -- Risks that Neither Transaction is Consummated.' If the Merger is not consummated, the General Partners would consider liquidating the Partnership through the distribution of the stock of Boston Sub to the Limited Partners or another transaction involving the sale of Boston Sub if they concluded that such a distribution or transaction would increase the liquidity and value of the Limited Partners' investment in the Partnership and that an allocation of such stock or other acquisition consideration between the Limited Partners and other parties holding priority claims in the Partnership that is fair to the Limited Partners could be achieved. See 'Risk Factors -- Risks Associated with the Incorporation and the Merger -- Risks Related to the Incorporation -- Other Risks.' If the Partnership is not liquidated, income generated from the operation of the Systems by Boston Sub will no longer be offset by prior losses generated by the Partnership and will instead be subject to a corporate-level tax. See 'Risk Factors -- Risks Associated with the Incorporation and the Merger -- Risks Related to the Incorporation -- Risk of Corporate-Level Tax.' It is anticipated that, following the Incorporation, income, if any, generated by the Systems generally will be subject to tax sooner than would be the case if the Incorporation were not consummated.

RISKS ASSOCIATED WITH AN INVESTMENT IN CABLEVISION

 Risk of Decrease in Market Value of Consideration Received. If the Merger is consummated, the exact number of shares of Cablevision Class A Common Stock to be distributed to the Limited Partners in the Liquidation will be based on the Average Cablevision Stock Price, which is calculated over the 20 trading days ending on the second trading day prior to the effective date of the Merger. As a result, the exact number of shares of Cablevision Class A Common Stock to be distributed in the Liquidation and the market value thereof will depend on the timing of the Merger and the Liquidation, the Average Cablevision Stock Price and other factors. There can be no assurance that the market value of the Cablevision Class A Common Stock to be received by the Limited Partners in the Merger and Liquidation will be maintained, and there is a significant possibility that the market value of the Cablevision Class A Common Stock to be received by the Limited Partners in the Merger and Liquidation may decrease significantly, including as a result of the issuance of a significant number of shares. In addition, Limited Partners will not receive a return of their investment in the form of cash proceeds, and, if they wish to obtain cash for their investment, will need to sell the shares of Cablevision Class A Common Stock received in the Liquidation on the ASE or in a private transaction. These risks are accentuated by the potential for significant fluctuation in the market price of the Cablevision Class A Common Stock.

 Risk of an Investment in Cablevision if Merger is Consummated. An investment in Cablevision involves various risks, including:

    An investment in Cablevision Class A Common Stock involves risks related to Cablevision's substantial indebtedness ($3.4 billion at June 30, 1995) and high degree of leverage.

    An investment in Cablevision Class A Common Stock involves risks related to Cablevision's historic net losses ($195.4 million and $111.9 million for the six months ended June 30, 1995 and 1994, respectively, and $315.2 million and $246.8 million for the years ended December 31, 1994 and 1993, respectively) and stockholders' deficit ($2.0 billion at June 30, 1995).

    An investment in Cablevision Class A Common Stock involves risks related to Cablevision's need for significant additional financing to meet its capital expenditure plans and other obligations.

    An investment in Cablevision Class A Common Stock involves risks related to the significant fluctuation in the price of Cablevision Class A Common Stock on the American Stock Exchange.

    Cablevision has not paid any dividends on any of its Common Stock and Cablevision does not intend to pay any dividends on its Common Stock in the foreseeable future.

    An investment in Cablevision Class A Common Stock involves risks related to voting control of Dolan family members and trusts for their benefit and the disparate voting rights of Cablevision's two classes of common stock, which give Dolan family members and trusts for their benefit the power to elect 75% of the members of the Board of Directors of Cablevision and control stockholder decisions with respect to matters on which holders of Cablevision Class A Common Stock and Class B Common Stock vote together as a single class.

     See 'Risk Factors -- Risks of an Investment in Cablevision if Merger is Consummated.'

 Fundamental Change in Nature of Investment. An investment in Cablevision Class A Common Stock would constitute a fundamental change in the nature of the investment of the Limited Partners, including the change from an investment in a partnership with a limited life to an investment in a corporation with an infinite life. These changes include significant modifications to the rights of the Limited Partners with respect to dividends and distributions, voting, meetings of holders, dissolution and liquidation, and access to investor lists and other books and records. Also, there will be changes with respect to the management of the entity, taxation of the entity and its investors, marketability and transferability of the interests and the compensation of controlling entities. All of these changes are discussed under 'Comparison of Cablevision Class A Common Stock with Units.' The Partnership only owns and operates the Systems, whereas an investment in Cablevision involves an investment in an entity which operates cable television systems in 19 states as of June 30, 1995 with substantially more subscribers. Cablevision also has ownership interests in companies that produce and distribute national and regional programming and advertising sales services. See 'Risk Factors -- Risks Associated with the Incorporation and Merger' and ' -- Risks of an Investment in Cablevision if Merger is Consummated.'

                               THE INCORPORATION

     General. If the Incorporation is approved and all of the conditions thereto are satisfied, the Partnership will transfer substantially all of the Assets, including the Boston System and its 99% limited partnership interest in Brookline, to Boston Sub. Boston Sub will also assume all of the Partnership's liabilities and obligations, including any liabilities under the Merger Agreement. Following the Incorporation, the Partnership will own all of the outstanding capital stock of Boston Sub, which will own and operate the Systems. The General Partners believe that the Incorporation will facilitate the Merger (or, if the Merger is not approved, a future tax-free transaction). See 'Description of the Merger -- The Merger' and ' -- Conditions of the Merger.' The General Partners, Cablevision and their affiliates will receive substantial benefits in connection with the Merger. See 'Description of the Merger -- Consideration to be Received by Affiliates' and 'The Transactions -- Interests of Certain Persons in the Transactions; Conflicts of Interest.'

     Vote Required for Approval. Pursuant to the terms of the Partnership Agreement, the Incorporation requires the consent and approval of a Majority of the Limited Partners. ALL OF THE LIMITED PARTNERS, INCLUDING LIMITED PARTNERS WHO VOTE AGAINST THE INCORPORATION, WILL BE BOUND BY THE DECISION OF A MAJORITY OF THE LIMITED PARTNERS.

     No Appraisal Rights. The Limited Partners are not entitled to any statutory rights to dissent and receive payment for, or to obtain appraisal of, the value of the Units in connection with the Incorporation. In addition, there is no provision in the Partnership Agreement providing for such an appraisal.

     Conditions/Regulatory Approval. Consummation of the Incorporation is subject to various conditions, including, among other things, the approval of a Majority of the Limited Partners and regulatory and other approvals, including approval of the City of Boston and the Town of Brookline (which approvals have been obtained). In addition, the Incorporation will not be consummated if the General Partners determine that consummation of the Incorporation is not in the best interests of the unaffiliated Limited Partners and the Partnership. See 'Description of the Incorporation -- Conditions to the Incorporation.' Consummation of the Incorporation is a condition to the Merger. Approval of the Merger is not, however, a condition to the Incorporation.

                                   THE MERGER

     General. The Merger Agreement provides for the merger of a wholly-owned subsidiary of Cablevision with and into Boston Sub. Boston Sub will be the surviving corporation in the Merger. Following the Merger, Cablevision will own all of the Boston Sub Capital Stock and the Partnership will receive shares of Cablevision Class A Common Stock in the Merger. The shares of Cablevision Class A Common Stock received by the Partnership in the Merger will be distributed by the Partnership in the Liquidation to its Partners and to Cablevision Finance which, at the time of the Liquidation, will be the holder of all of the Preferred Equity. See 'Description of the Merger -- Liquidation of the Partnership Following the Merger.' Consummation of the Incorporation is a condition to the Merger. See 'Description of the Merger -- The Merger' and ' -- Conditions to the Merger.'

     Vote Required for Approval. Pursuant to the terms of the Partnership Agreement, the Merger and the Merger Agreement require the consent and approval of a Majority of the Limited Partners. See 'Description of the Merger -- Vote Required for Approval.' ALL OF THE LIMITED PARTNERS, INCLUDING LIMITED PARTNERS WHO VOTE AGAINST THE MERGER, WILL BE BOUND BY THE DECISION OF A MAJORITY OF THE LIMITED PARTNERS, ALTHOUGH THE LIMITED PARTNERS WHO VOTE AGAINST THE MERGER AND PROPERLY PERFECT THEIR APPRAISAL RIGHTS WILL BE AFFORDED LIMITED APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER. See 'Description of the Merger -- Appraisal Rights.'

     Consideration to be Received by Limited Partners. The Limited Partners will receive in the Liquidation Cablevision Class A Common Stock with an expected Average Cablevision Stock Price of approximately $40.0 million (or approximately $10,000 per Unit held by Limited Partners other than Cablevision, which is 100% of the per Unit amounts originally invested by the unaffiliated Limited Partners). The 'Average Cablevision Stock Price' is defined in the Merger Agreement as the arithmetic average of the closing price per share of the Cablevision Class A Common Stock for the 20 trading days ending on the second trading day prior to the Effective Date. See 'Description of the Merger --

Consideration to be Received by Limited Partners.' This allocation was designed to allow the unaffiliated Limited Partners to receive consideration in the Liquidation which the General Partners believed was fair under any reasonable valuation of the Systems in light of all the circumstances relating to the Transactions, and would be sufficient to induce the Limited Partners to approve the Transactions. The General Partners' determination that the consideration to be received by the unaffiliated Limited Partners was fair was made without the benefit of an appraisal or other valuation of the Partnership. The General Partners reached this belief as to reasonable values for the Systems based on their experience in the cable television industry and on information as to the terms of recent sales of cable television systems. The General Partners did not believe that an outside valuation of the Systems was necessary because of their level of experience and the amount of publicly available information with respect to sales of other cable television systems. See 'The Transactions -- Recommendations of the General Partners; Fairness of the Transactions.' The General Partners agreed that such allocations could be paid in shares of Cablevision Class A Common Stock instead of cash because
Cablevision was willing to pay more if it paid in shares and because such payment would provide unaffiliated Limited Partners seeking liquidity with publicly traded securities. Such payment also will enable the Partnership and the Limited Partners to receive the shares in a transaction that will more likely than not be viewed as tax-free. Any cash payment would be taxable. See 'Description of the Merger -- Determination of Allocation of Consideration.'


     If the Merger had been consummated on October 17, 1995, an aggregate of approximately 694,000 shares of Cablevision Class A Common Stock (representing approximately 5.7% of the outstanding Cablevision Class A Common Stock as of August 31, 1995) would have been allocated to the Limited Partners as a result of the Transactions.


     Consideration to be Received by Affiliates; Allocation of Consideration. At June 30, 1995, the Partnership had the following outstanding contractual obligations to the General Partners, Cablevision and their respective affiliates that are required to be paid prior to any distributions to Limited Partners:

                                                                               AT JUNE 30, 1995
                                                                               ----------------
                                                                                 (DOLLARS IN
                                                                                  MILLIONS)

Subordinated debt, advances, management fees and interest thereon
  ('Affiliate Claims')(1)...................................................        $ 55.7
Preferred Equity............................................................          50.3
Cumulative unpaid distributions on Preferred Equity.........................         117.7

------------

(1) Interest on subordinated debt accrues at 14% per annum, interest on management fees accrues at the Partnership's borrowing rate under the Loan Agreement plus 1% (currently 9.0% per annum) and interest on unpaid advances accrues at 9.0% per annum. See 'The Transactions -- Interests of Certain Persons in the Transactions; Conflicts of Interest' for a further description of the Affiliate Claims and the rates of interest thereon.

(2) For information regarding uncertainties concerning the Preferred Equity, see 'The Transactions -- Background of the Transactions -- Uncertainties Regarding Validity of the Preferred Equity.'

     The following table sets forth the aggregate amounts and forms of consideration that Cablevision is paying to the Limited Partners, to the Partnership's bank lenders, and to the General Partners and their affiliates (other than Cablevision and its subsidiaries) and Cablevision and its affiliates (other than the General Partners) in connection with the Merger:

                                       AMOUNTS ESTIMATED TO
                                       BE PAID IN MERGER AND
                                            LIQUIDATION
PARTY RECEIVING CONSIDERATION          (AS OF JUNE 30, 1995)   FORM OF CONSIDERATION
------------------------------------   ---------------------   -----------------------------------------------

Limited Partners:
     Unaffiliated Limited Partners
       ($10,000 per Unit)...........       $  37,250,000       Cablevision Class A Common Stock
     Affiliated Limited Partners....           2,718,000(1)    Cablevision Class A Common Stock
                                       ---------------------
                                              39,968,000
                                       ---------------------
Bank Lenders:
     Bank Indebtedness..............          61,106,000       Cash
                                       ---------------------
General Partners and
  Affiliates(2):
     General Partnership
       Interests....................             404,000(3)    Cablevision Class A Common Stock
     Subordinated Debt and
       Management Fees..............          15,067,000       Cash
     Preferred Equity...............           4,600,000(4)    Cash
                                       ---------------------
                                              20,071,000
                                       ---------------------
Cablevision and Affiliates(5):
     Unpaid Advances, Subordinated
       Debt, Management Fees and
       Interest.....................          40,623,000       Becomes intercompany debt of Cablevision
     Preferred Equity...............          45,700,000(6)    Cablevision Class A Common Stock
     Cumulative Preferred Equity
       Distributions................           2,532,000       Cablevision Class A Common Stock
                                       ---------------------
                                              88,855,000
                                       ---------------------
                                           $ 210,000,000
                                       ---------------------
                                       ---------------------

------------

(1) Cablevision (which holds 282 Units) and certain of its officers and directors (who collectively hold 12 Units) paid $9,000 for each of their Units, reflecting the fact that no selling expenses were paid by the Partnership in connection with the sale of Units to Cablevision and Units purchased by such officers and directors were purchased after certain investors defaulted after paying $1,000 therefor. Another director paid $10,000 for each of his six Units. Cablevision has agreed to receive $9,000 for each of its Units in the Liquidation.

(2) The General Partners and affiliates consist of Dolan, CSBC and Cablevision Systems Services Corporation ('CSSC'). CSBC and CSSC are wholly-owned by Dolan.

(3) The General Partners are receiving $404,000 for their partnership interests although they contributed only $200 cash and a provisional cable television license for the City of Boston.

(4) CSSC will sell all of its Preferred Equity to Cablevision Finance for $4,600,000 in cash immediately prior to the Merger.

(5) Cablevision and affiliates consist of Cablevision and Cablevision Finance, each of which is an affiliate of Dolan.

(6) Cablevision Finance will also receive Cablevision Class A Common Stock with an expected Average Cablevision Stock Price equal to $4,600,000 in the Liquidation in respect of Preferred Equity to be purchased for cash from CSSC by Cablevision Finance immediately prior to the Merger.

(7) Excludes $4,600,000 in respect of Preferred Equity to be purchased for cash from CSSC immediately prior to the Merger.

     In the Transactions, the amounts owing to the General Partners and their affiliates with respect to subordinated debt and management fees will be paid in full in cash and, in the case of interest on subordinated debt and management fees and interest on management fees assigned by the General Partners and their affiliates to affiliates of Cablevision, by assumption of indebtedness. The amounts owing to Cablevision and its affiliates with respect to unpaid advances and subordinated debt and interest on subordinated debt will be treated as indebtedness assumed by Cablevision and eliminated after consummation of the Merger. CSSC will also sell all of its Preferred Equity to Cablevision Finance for $4.6 million in cash immediately prior to the Merger. Claims in respect of the Preferred Equity (the 'Preferred Equity Interests') of $168.0 million as of June 30, 1995, will be satisfied by the payment of $4.6 million in cash to CSSC and by the distribution to Cablevision Finance of shares of Cablevision Class A Common Stock with an expected Average Cablevision Stock Price of approximately $52.8 million. Even with this reduction, Cablevision Finance will be receiving the amount of, and a return on, its investments in the Partnership, while the unaffiliated Limited Partners will be receiving the approximate amount of, and no return on, their investments because the Preferred Equity is by its terms senior to all partnership interests. As described below under ' -- Uncertainties Concerning the Preferred Equity,' the issuance of the Preferred Equity has been challenged as not having fully complied with certain terms of the Partnership Agreement and, if such challenge is successful, the Preferred Equity might be held not to be entitled to its full preferential position and unpaid cumulative distributions at a rate of 15% per annum.

     Cablevision will acquire the Systems in the Merger. No independent third party has been retained to assess the value of the Systems in connection with the Transactions. See 'Risk Factors -- Risks Associated with the Incorporation and Merger -- No Appraisal Obtained for Systems.' Any excess in the value of the Systems over amounts actually paid by Cablevision to entities other than Cablevision and its subsidiaries (approximately $80.8 million in cash and $37.8 million in Cablevision Class A Common Stock as of June 30, 1995) and debt assumed by Cablevision (approximately $40.6 million at June 30, 1995) will be realized by Cablevision.

     For a discussion of factors the General Partners considered in determining to recommend the Transactions to Limited Partners, including the value the General Partners have placed on the consideration to be received by the Partnership from Cablevision in the Merger, see ' -- Recommendations of the General Partners.'

     Uncertainties Regarding Validity of the Preferred Equity. In 1984, the Partnership was in serious financial difficulty and required additional capital. The Partnership was advised by its investment bankers, and in good faith believed, that it was not feasible for the Partnership to raise additional capital from third parties. Accordingly, the Partnership formulated a refinancing plan that provided for the issuance of Preferred Equity to Cablevision Finance, a subsidiary of a predecessor of Cablevision (which predecessor was then owned by Dolan and trusts for members of his family), and distributed a copy of such plan to the Limited Partners. Cablevision Finance provided financing to the Partnership in exchange for Preferred Equity. The General Partners did not seek or obtain the approval of the Limited Partners to issue the Preferred Equity and Limited Partners were not given an opportunity to purchase Preferred Equity. The General Partners believe that, without the capital represented by the Preferred Equity, the Partnership would have been unable to obtain from any other source the funds required to complete the construction of the Systems and to meet the Partnership's other financial obligations. See 'The Transactions -- Background of the
Transactions -- Background of the Related Partnerships.'

     In connection with their consideration of the Transactions, the General Partners, together with their counsel, Debevoise & Plimpton, reviewed the issuance of the Preferred Equity. Although the General Partners continue to believe that the Preferred Equity was validly issued, they concluded, based on such review and the advice of their counsel, that one or more Limited Partners could bring litigation challenging the issuance of the Preferred Equity on the grounds that it did not fully comply with the Partnership Agreement and claiming that the holders of the Preferred Equity are not entitled to the Full
Contractual Rights of the Preferred Equity (as defined in the Glossary), including payment of the full amounts contributed to the Partnership in respect of the Preferred Equity and unpaid cumulative distributions thereon at the rate of 15% per annum, compounded semi-annually, prior to any distribution to Partners. See ' -- Certain Litigation' below for a description of litigation brought by a Limited Partner.

     In assessing  the fairness  of  the consideration  to  be received  by  the unaffiliated Limited Partners in the Liquidation and in view of the uncertainties concerning the Preferred Equity, PaineWebber asked the General Partners to establish a value of the Preferred Equity for PaineWebber to assume for purposes of its fairness opinion. In light of this request and as part of their own consideration of whether the amount to be received by the unaffiliated Limited Partners in the Liquidation is fair, the General Partners requested that their counsel advise them as to the most likely outcomes if litigation were brought by one or more Limited Partners challenging the issuance of the Preferred Equity. The General Partners recognize that the outcome of litigation involving claims that are highly fact dependent and that require the analysis of complex issues and documents cannot be predicted with certainty and that any such litigation could result in a judicial determination that the Preferred Equity is not entitled to receive its Full Contractual Rights. Such a determination could, in turn, lead to a determination that the holders of Preferred Equity are entitled to a reduced amount of the proceeds of a liquidation of the Partnership or of other distributions. Any such reduction could increase the amount that the Limited Partners would be entitled to receive from the proceeds of a liquidation of the Partnership or of other distributions.

     After analyzing the issues that might be raised in litigation brought by a Limited Partner and the applicability of various available defenses, counsel to the General Partners identified litigation outcomes that they believe represent the range of possible outcomes of such a litigation and assessed the probability of such outcomes. Based on their assessment of the likelihoods of such outcomes, such counsel advised the General Partners that the holders of the Preferred Equity would more likely than not be entitled to at least $80 million if, hypothetically, the validity of the Preferred Equity were fully adjudicated and the Partnership and Cablevision consummated the Merger and Liquidation substituting the adjudicated rights of the Preferred Equity for the approximately $52.8 million (as of June 30, 1995) that Cablevision Finance has agreed to receive in respect of the Preferred Equity Interests in the Liquidation. The $80 million amount exceeds by approximately $27.2 million the amount actually allocated to the holders of Preferred Equity in the Liquidation. Based on the foregoing analysis, the General Partners instructed PaineWebber to assume for purposes of its fairness opinion that the Preferred Equity has a value of at least $80 million. The Preferred Equity may have a value, after resolution of the uncertainty relating to its issuance, that is greater or less than $80 million.

     On October 5, 1994, following the filing of preliminary consent solicitation materials with the Securities and Exchange Commission that discussed the uncertainty with respect to the Preferred Equity, the General Partners, Cablevision, the Partnership and other affiliated entities were named as defendants in the Lawsuit filed by a Limited Partner on behalf of a purported class consisting of holders of Units alleging, among other things, breaches of fiduciary duty against certain defendants and aiding and abetting breaches of fiduciary duty by other defendants in connection with the issuance of the Preferred Equity allegedly in violation of the Partnership Agreement and in connection with the negotiation of the Merger and Liquidation, among other matters. The complaint seeks damages as well as injunctive and declaratory relief. Counsel to the General Partners has advised the General Partners that the institution of the Lawsuit does not affect its previously-expressed views on the issues relating to the Preferred Equity.

     Cablevision has advised the General Partners that, other than in connection with the Transactions, Cablevision Finance will not agree to any reductions in or modifications of the Full Contractual Rights of its Preferred Equity and, if necessary, will pursue all legal remedies to enforce those rights. Cablevision believes that Cablevision Finance advanced funds to the Partnership for valid business purposes at a time when no other sources of funding were available. Cablevision also believes that Cablevision Finance acquired the Preferred Equity in good faith and on terms that were favorable to the Partnership.

     Based on advice of counsel, the General Partners believe that Limited Partners who consent to the Incorporation or Merger could be, but will not necessarily be, precluded from challenging the issuance of the Preferred Equity solely because of that consent; however, Cablevision Finance, the General Partners and the other defendants in the Lawsuit have indicated that they would raise the consent as part of the defense to any challenge, and the General Partners believe that the consent of the Limited Partners to the Transactions is a factor that would be considered by a court in deciding whether the Limited Partners would be barred from challenging the issuance of the Preferred Equity.

     For a more detailed discussion of the uncertainties related to the Preferred Equity and the possible outcomes of any legal challenge to the issuance of the Preferred Equity, see 'The Transactions -- Background of the Transactions -- Uncertainties Regarding Validity of the Preferred Equity.' For a discussion of the effect of this analysis on the fairness opinion received by the General Partners from PaineWebber, see 'Risk Factors -- Risks Associated with the Incorporation and Merger -- Material Assumptions in PaineWebber's Opinion' and 'The Transactions -- Recommendations of the General Partners; Fairness of the Transactions.'

     Conditions/Regulatory Approval. Consummation of the Merger and the issuance of the shares of Cablevision Class A Common Stock pursuant to the Merger Agreement are subject to various conditions, including, among other matters, the consummation of the Incorporation, the adoption and approval of the Merger Agreement by a Majority of the Limited Partners, regulatory and other approvals, including approval of the City of Boston and the Town of Brookline (which approvals have been obtained), and holders of not more than 200 Units (other than Units held by a Cablevision subsidiary and affiliates of Cablevision) having perfected their appraisal rights pursuant to the Merger Agreement. It is a condition to the consummation of the Merger that there are no proceedings pending or threatened against the Partnership, Brookline or Boston Sub which are reasonably likely to have a material adverse effect on the Partnership and its affiliates, taken as a whole, or which involve the validity of any amount payable in respect of any outstanding security of, interest in or claim of any member of the Cablevision Group or the GP Group against the Partnership, Brookline or Boston Sub (see ' -- Certain Litigation' below for a description of litigation that has been brought which challenges, among other matters, the validity of amounts payable in respect of the Preferred Equity that could, if not dismissed or settled, result in a failure of such condition). In addition, the Merger will not be consummated if, prior to the consummation of the Incorporation, Cablevision determines that the Incorporation or Merger is not in the best interests of Cablevision's public stockholders or the General Partners determine that the Incorporation or Merger is not in the best interests of the unaffiliated Limited Partners and the Partnership. See 'Description of the Merger -- Conditions to the Merger' and ' -- Waiver and Amendment; Termination.'

     Appraisal Rights. The Partnership is a Massachusetts limited partnership and neither the Uniform Limited Partnership Act of the Commonwealth of Massachusetts nor the Partnership Agreement provides the Limited Partners any right to dissent from the Merger and receive payment for such Limited Partners' Units pursuant to an independent appraisal. Nevertheless, in connection with the proposed Transactions, Cablevision has agreed that, upon consummation of the Merger, dissenting Limited Partners will have the right to receive compensation for their Units based upon an appraisal performed by a qualified appraiser unaffiliated with Cablevision and the General Partners. The Merger Agreement provides that the value of the Units will be determined by the appraiser based upon the value of the assets of the Partnership immediately prior to the Merger (and without giving consideration to any expectancy of the Merger), less the liabilities of Boston Sub and any remaining liabilities of the Partnership and less all prior claims to the assets of the Partnership (including Preferred Equity Interests), in each case as of the date of and immediately prior to the Merger. The appraised value will not give effect to any of the reductions in the Preferred Equity Interests agreed to by Cablevision Finance in connection with the Transactions (other than certain limited reductions agreed to in connection with the Incorporation) and will instead deduct the full contractual amount of unpaid cumulative distributions on the Preferred Equity in determining the appraised value of the Units. Accordingly, the General Partners believe that the appraised value will be less, and perhaps substantially less, than the value of the Cablevision Class A Common Stock provided for in the

Liquidation for Limited Partners that do not exercise their appraisal rights. It is a condition to the Merger that holders of no more than 200 Units seek an appraisal of their Units. FAILURE OF A LIMITED PARTNER TO STRICTLY ADHERE TO THE APPRAISAL PROCEDURES SET FORTH IN THE MERGER AGREEMENT WILL RESULT IN SUCH
LIMITED PARTNER LOSING SUCH APPRAISAL RIGHTS. See 'Description of the Merger -- Appraisal Rights' and Annex VI to the Merger Agreement, a copy of which is attached as Appendix B to this Consent Solicitation Statement/Prospectus.

     Stock Exchange Listing. Cablevision Class A Common Stock is listed on the ASE. It is a condition to consummation of the Merger that the Cablevision Class A Common Stock to be issued to the Partnership pursuant to the Merger Agreement be approved for listing on the ASE subject to official notice of issuance.

                         BACKGROUND OF THE TRANSACTIONS

     When the Partnership was formed, one of its primary objectives was to provide cash distributions to the Limited and General Partners. However, for the reasons described under 'The Transactions -- Background of the Transactions,' the Partnership has been unable to make any cash distributions to its Partners and does not believe it is likely that any cash distributions will be made in the foreseeable future. Moreover, because of the lack of any trading market for the Units (see 'Limited Market for Units; Distributions'), Limited Partners who desire liquidity in their investment in the Partnership may have no practical means of disposing of their Units.

     From 1987 through the end of 1989, Cablevision and the General Partners periodically engaged in informal discussions and negotiations concerning the possible sale of the Systems to Cablevision for cash. Cablevision was interested in pursuing these discussions because of its belief that an acquisition of the Systems would fit well with its business plan and strategy, its desire to derive a return of its investments in the Partnership described under 'The Transactions -- Background of the Transactions,' and its desire to alleviate certain potential conflicts that could arise between the Partnership and Cablevision because of Dolan's control relationship with both entities, from the use of Cablevision's personnel to manage the Related Partnerships' businesses and in connection with the negotiation of pricing of programming services purchased by the Partnership from Cablevision affiliates. The General Partners were interested in pursuing discussions with Cablevision because of their desire to provide the Limited Partners with more liquidity than they have in respect of their current investments in the Partnership, their desire to provide affiliates of the General Partners with a return of their investment in the Partnership and their desire to alleviate the potential conflicts referred to above. These discussions and negotiations, however, did not produce a definitive agreement for the sale of the Systems to Cablevision because the General Partners and Cablevision were unable to agree on a price which would be sufficient to return to the Limited Partners a substantial portion of their original investment in the Partnership, a condition the General Partners wanted satisfied before they would recommend a transaction to the unaffiliated Limited Partners. In late 1989, negotiations concerning a potential cash transaction ended.

     The General Partners and Cablevision continued thereafter to discuss informally from time to time various alternative structures for a possible transaction between the Partnership and Cablevision. In 1992, the parties began discussing a structure involving Cablevision's purchase of the Systems using shares of Cablevision Class A Common Stock for a significant portion of the consideration to be paid in such transaction, thereby increasing the aggregate amount Cablevision would be willing to pay, while still providing unaffiliated Limited Partners seeking liquidity with publicly-traded securities. The General Partners proposed the structure involving the Incorporation followed by the Merger and the Liquidation as an alternative that would enable the Partnership to receive shares of Cablevision Class A Common Stock in a transaction that they believe more likely than not would be viewed as tax-free. In connection with these discussions, the General Partners and Cablevision recognized that reductions in the aggregate amounts payable by the Partnership in respect of the Preferred Equity Interests would be required in order to increase the amount of consideration distributable to the unaffiliated Limited Partners to a level that the General Partners considered fair and necessary to induce the Limited

Partners to approve the Transactions. See 'Description of the Merger -- Determination of Allocation of Consideration,' ' -- Consideration to be Received by Affiliates' and 'The Transactions -- Background of the Transactions.'

                REASONS FOR AND ALTERNATIVES TO THE TRANSACTIONS

     The General Partners believe that the Incorporation will facilitate the Merger (or if the Merger is not approved, a future tax-free transaction). See 'The Transactions -- Background of the Transactions' and 'Description of the Incorporation -- The Incorporation.' The Incorporation is a condition to the Merger. The General Partners are proposing the Merger because they believe that
(i) the consideration to be received by the unaffiliated Limited Partners is fair to such Limited Partners, (ii) it is unlikely that Limited Partners will receive any cash distributions from the Partnership in the foreseeable future because the Partnership's cash flow will not be sufficient to operate the Systems, service outstanding indebtedness and pay prior claims for the foreseeable future (see 'Cablevision of Boston -- Management Projections') and
(iii) because existing Affiliate Claims and Preferred Equity interests continue to accrue interest and distributions at rates of between 9% and 15% and management fees equal to 3 1/2% of gross revenues continue to accrue, it is unlikely that the consideration that Limited Partners would receive from any sale of the Systems in the foreseeable future, if such a sale could be structured and consummated, would exceed the value to be received by them in the Transactions. The Merger is also being proposed because it will provide the unaffiliated Limited Partners with a more liquid security than their current investment in the Partnership by giving them the opportunity to receive a distribution of publicly-traded shares of Cablevision Class A Common Stock in liquidation of their interests in the Partnership with a market value (based on the Average Cablevision Stock Price) sufficient to return to such Limited Partners approximately 100% of the amounts they had originally invested in the Partnership. In addition, the General Partners believe that it is more likely than not that most Limited Partners will not recognize any net amount of taxable income as a result of the consummation of the Transactions and the Liquidation. Since 1987, the General Partners have engaged in periodic discussions to sell the Systems to Cablevision in order to provide liquidity to Limited Partners. The General Partners decided to enter into the Transactions at this time because they were able to structure a transaction that would provide liquidity to Limited Partners at a price the General Partners believed, based on such price and the factors discussed above in this paragraph and under ' -- Recommendations of the General Partners' below, was desirable and fair from the perspective of all relevant parties. See 'The Transactions -- Reasons for and Alternatives to the Transactions,' ' -- Risks that Neither Transaction is Consummated,'
' -- Background of the Transactions' and 'Description of the Merger -- Determination of Allocation of Consideration.' As described more fully under 'The Transactions -- Interests of Certain Persons in the Transactions; Conflicts of Interest,' the General Partners and their affiliates (including Cablevision) will receive substantial benefits as a result of the Transactions. Since the inception of the Partnership, the General Partners and their affiliates, other than Cablevision and its subsidiaries, have been responsible for the management of the Partnership and have invested a total of approximately $4.7 million in cash in the Partnership, as well as the provisional license for the Boston System. In the Transactions they will receive cash and Cablevision Class A Common Stock aggregating approximately $20.1 million (calculated as of June 30, 1995).

     The  General   Partners  considered   two  primary   alternatives  to   the
Transactions: (i) a sale of the Systems to a third party other than Cablevision followed by a liquidation of the Partnership and (ii) the continuation of the Partnership's current business and ownership structure. The General Partners did not consider such alternatives to be as attractive to the Partnership and the Limited Partners as the Transactions for the reasons set forth under 'The Transactions -- Reasons for and Alternatives to the Transactions.'

                    RECOMMENDATIONS OF THE GENERAL PARTNERS

     The General Partners have reviewed and considered the terms and conditions of each of the Transactions, have unanimously approved each of the Transactions and believe that each of the

Transactions is fair to and in the best interests of the Limited Partners who are not affiliated with the General Partners. THE GENERAL PARTNERS RECOMMEND THAT THE LIMITED PARTNERS CONSENT TO AND APPROVE BOTH THE INCORPORATION AND THE MERGER.

     In reaching the conclusion that each of the Transactions is fair to and in the best interests of the Limited Partners who are not affiliated with the General Partners, the General Partners considered a number of factors, including the following factors that were given the most weight by the General Partners:
(i) the opinion of PaineWebber, financial advisor to the General Partners, discussed under 'The Transactions -- Fairness Opinion Received by the General Partners -- Opinion of PaineWebber,' that the consideration to be received by the unaffiliated Limited Partners in the Liquidation is fair, from a financial point of view, to the unaffiliated Limited Partners, (ii) the expected market value of the Cablevision Class A Common Stock to be distributed to the Limited Partners in connection with the Liquidation which will return to the unaffiliated Limited Partners approximately 100% of the amounts they have invested in the Partnership, (iii) the existence of a public trading market for the Cablevision Class A Common Stock, which should provide Limited Partners who so desire the ability to liquidate their investment in Cablevision Class A Common Stock received in the Liquidation at a market price, (iv) the
Partnership's existing financial obligations, including the Partnership's obligations to make payments in respect of indebtedness under its Loan Agreement and Affiliate Claims and Preferred Equity Interests, and its current and projected cash flows, which are set forth under 'Cablevision of Boston -- Management Projections,' (v) the limited trading market for the Units (see 'Limited Market for Units; Distributions'), which may prevent Limited Partners who desire liquidity in their investment in the Partnership from having any practical means of disposing of their Units, and (vi) the General Partners' belief as to the value of the consideration to be received from Cablevision in the Merger. In considering the factors set forth under clauses (ii), (iv) and
(vi) above, the General Partners considered the analysis of the uncertainties regarding the validity of the Preferred Equity discussed under 'The Transactions -- Background of the Transactions -- Uncertainties Regarding Validity of the Preferred Equity.' Based on such analysis, the General Partners concluded that the holders of the Preferred Equity would more likely than not be entitled to at least $80 million in respect of such interests if, hypothetically, the validity of the Preferred Equity were fully adjudicated and the Partnership and Cablevision consummated the Merger and Liquidation, substituting the adjudicated rights of the Preferred Equity for the approximately $52.8 million (as of June 30, 1995) that Cablevision Finance has agreed to receive in respect of the Preferred Equity Interests in the
Liquidation. Accordingly, the General Partners believe that Cablevision Finance's agreement to forego unpaid cumulative distributions in respect of the Preferred Equity is more likely than not worth at least $27.2 million to the Partnership (reflecting the difference between $80 million and $52.8 million) and that the value of the consideration to be received by the Partnership from Cablevision in the Merger is at least $235 million. This minimum value of at least $235 million is calculated as follows:

                                                                                                  AT JUNE 30, 1995
                                                                                               ----------------------
                                                                                               (DOLLARS IN MILLIONS)

Bank indebtedness to be paid by Cablevision.................................................           $ 61.1
Subordinated debt, advances, management fees and interest to be paid or assumed in the
  Merger....................................................................................             55.7
Allocation to Limited Partners..............................................................             40.0
Allocation to General Partners..............................................................              0.4
Minimum estimated value of Preferred Equity.................................................             80.0(1)
                                                                                                      -------
     Total..................................................................................           $237.2
                                                                                                      -------
                                                                                                      -------

------------

(1) The value of the Preferred Equity, as of June 30, 1995 (excluding possibilities that the General Partners believe are remote), may be between $50.3 million (assuming the holders of the Preferred Equity are determined not to be entitled to any unpaid cumulative distributions thereon, an outcome the General Partners believe is unlikely) and $168.0 million (assuming the holders of the Preferred Equity are determined to be entitled to all of the unpaid cumulative distributions thereon). See 'The Transactions -- Background of the Transactions -- Uncertainties Concerning the Preferred Equity.'

A value of at least $235 million yields a multiple of at least 13 times the estimated 1995 operating cash flow (operating income plus depreciation and amortization and management fees) for the Systems and compares favorably with recent sales prices for cable television systems. See 'The Transactions -- Recommendations of the General Partners; Fairness of the Transactions' for a detailed discussion of the numerous other factors considered by the General Partners in recommending the Transactions. That discussion also includes an analysis of the potential negative factors taken into account by the General Partners, including (a) the effect of the uncertainties relating to the Preferred Equity on the General Partners' fairness analysis (including the effect of such uncertainties on PaineWebber's fairness opinion, which assumes an $80 million minimum value of the Preferred Equity and does not address the fairness of the Merger and Liquidation in the event such assumption proved to be incorrect) and (b) the fact that the General Partners, Cablevision and their respective affiliates will receive a return of, and a return on, their investments in the Partnership (all of which interests, other than partnership interests of the General Partners, are senior to the interests of the Limited Partners), including, in the case of the General Partners and their affiliates, substantial cash payments, while the Limited Partners will receive only a return of, and no return on, their investment in the form of Cablevision Class A Common Stock.


               FAIRNESS OPINION RECEIVED BY THE GENERAL PARTNERS


     Prior to the General Partners' approval of the Merger and execution of the Merger Agreement, the General Partners received the written opinion of PaineWebber that, as of the date of such opinion, the consideration to be received by the unaffiliated Limited Partners in the Liquidation is fair, from a financial point of view, to such Limited Partners. The General Partners directed PaineWebber to assume that the holders of the Preferred Equity would be entitled to receive at least $80 million for their interests. This assumption, as well as other assumptions of such opinion are discussed in 'The Transactions -- Fairness Opinion Received by the General Partners -- Opinion of PaineWebber.' This opinion was subsequently confirmed by PaineWebber in its written opinion, dated October 17, 1995. LIMITED PARTNERS SHOULD READ PAINEWEBBER'S OPINION IN ITS ENTIRETY. The full text of the written opinion of PaineWebber is attached as Appendix A hereto.


                               CERTAIN LITIGATION

     On October 5, 1994, following the filing of preliminary consent solicitation materials with the Securities and Exchange Commission that discussed the uncertainty with respect to the Preferred Equity, the General Partners, Cablevision, the Partnership and other affiliated entities were named as defendants in a purported class action filed in Massachusetts Superior Court by a Limited Partner on behalf of holders of Units. The action alleges breaches of fiduciary duty against certain defendants and aiding and abetting breaches of fiduciary duty by other defendants in connection with the issuance of the Preferred Equity allegedly in violation of the Partnership Agreement and in connection with the negotiation of the Merger and Liquidation, among other things (i) a declaration that the defendants have breached their fiduciary duties to the Limited Partners or aided and abetted such breaches of fiduciary duties, (ii) a declaration that it would be a breach of fiduciary duty for the defendants to cause the Partnership to pay themselves any distributions on the Preferred Equity because the Preferred Equity was unlawfully issued to defendants, (iii) an order that the defendants provide an accounting to the Partnership and Limited Partners for the Partnership's operations prior to any Liquidation, (iv) a preliminary and permanent injunction against consummation of the Merger and Liquidation, (v) rescission of the Merger and Liquidation if they are consummated or rescissory damages if they cannot be rescinded, and (vi) compensatory damages. All defendants have answered the complaint and intend to defend the action vigorously. Unless such action is dismissed or settled, the conditions to the Incorporation and Merger will not be satisfied. See 'The Transactions -- Certain Litigation' for a full discussion of the Lawsuit and its impact.

                           THE CONSENT SOLICITATIONS

     Pursuant  to  the  terms  of   the  Partnership  Agreement,  each  of   the
Transactions requires the consent and approval of a Majority of the Limited Partners.

GENERAL

     Consents to the Incorporation and Merger are being solicited by and on behalf of the Partnership. In addition to the solicitations by use of the mails, consents may be solicited by the General Partners and the directors, officers and employees of their affiliates, and by the management of the Partnership, in person or by telephone, telecopy, telegraph or other means of communication. D.F. King & Co., Inc. has been retained by the Partnership to assist in the solicitation of consents for a fee of $5,000 plus an additional fee for each telephonic communication with Limited Partners plus reasonable costs and expenses. See 'Fees and Expenses.'

THE INCORPORATION SOLICITATION


     Limited Partners are being asked to consent to and approve the Incorporation by completing, signing and dating the BLUE consent card accompanying this Consent Solicitation Statement/Prospectus (the 'Incorporation Consent') and delivering the Incorporation Consent to Bank of Boston, the agent for the consent solicitation (the 'Agent'), no later than 5:00 p.m., New York time, on November 21, 1995 (as extended from time to time, the 'Incorporation Expiration Date'), or by requesting their nominees to do the same on their behalf. The solicitation for the Incorporation will commence on October 20, 1995, and will be completed on the Incorporation Expiration Date. The contents of the executed Incorporation Consents will be counted immediately thereafter. The General Partners anticipate that the results will be announced on the day following the Incorporation Expiration Date and that, if the Incorporation is approved, it will be consummated within two days of such approval, provided that the conditions to the Incorporation are satisfied. Completed Incorporation Consents should be returned in the enclosed, stamped BLUE envelope, or hand delivered to the Agent at Proxy Department, Bank of Boston, P.O. Box 1628, Boston, Massachusetts 02105-9903. Any Incorporation Consent may be revoked by the person giving such Incorporation Consent or by a subsequent holder of the Units for which an Incorporation Consent was given at any time prior to 5:00 p.m., New York time, on the Incorporation Expiration Date, by delivery to the Agent of a written notice of revocation or a changed Incorporation Consent bearing a date later than the date of the prior Incorporation Consent delivered to the Agent. FAILURE TO EXECUTE AND DELIVER AN INCORPORATION CONSENT PRIOR TO THE INCORPORATION EXPIRATION DATE WILL HAVE THE EFFECT OF A VOTE AGAINST THE INCORPORATION. The Merger is conditioned upon the Incorporation and, accordingly, failure to vote for the Incorporation could result in the Merger not being consummated. The Incorporation is not conditioned upon the Merger.


THE MERGER SOLICITATION


     Limited Partners are being asked to consent to and approve the Merger by completing, signing and dating the WHITE consent card accompanying this Consent Solicitation Statement/Prospectus (the 'Merger Consent') and delivering the Merger Consent to the Agent no later than 5:00 p.m., New York time, on November 28, 1995 (as extended from time to time, the 'Merger Expiration Date'), or by requesting their nominees to do the same on their behalf. The solicitation for the Merger will commence on October 20, 1995, and will be completed on the Merger Expiration Date. The contents of the executed Merger Consents will be counted immediately thereafter. The General Partners anticipate that the results will be announced on the day following the Merger Expiration Date and that, if approved, the Merger will be consummated promptly following such approval, provided that the conditions to the Merger have been satisfied. Completed Merger Consents should be returned in the enclosed, stamped WHITE envelope, or hand delivered to the Agent at Proxy Department, Bank of Boston, P.O. Box 1628, Boston, Massachusetts 02105-9903. Any Merger Consent may be revoked by the person giving such Merger Consent or by a subsequent holder of the Units for which a Merger Consent was given at any time prior to 5:00 p.m., New York time, on the Merger Expiration Date, by delivery to the Agent of a written notice of revocation or a changed Merger Consent bearing a date later than the date of the prior Merger Consent delivered to the Agent. FAILURE TO EXECUTE AND DELIVER A MERGER CONSENT PRIOR TO THE MERGER EXPIRATION DATE WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER. The Merger is conditioned upon the Incorporation and, accordingly, failure to vote for the Incorporation could result in the Merger not being consummated.

     All executed consents in respect of the Merger solicitation that are delivered to the Agent will be held in escrow by the Agent pursuant to an escrow arrangement. Under such arrangement, the contents of such executed Merger Consents will not be disclosed or released to the General Partners or their affiliates, including Cablevision, or the Limited Partners, until such time as the Incorporation is approved and consummated.

     As of the date of this Consent Solicitation Statement/Prospectus, there were 4,025 Units outstanding, including an aggregate of 300 Units held by a subsidiary and certain directors and officers of Cablevision, and there were a total of 640 holders of Units. Accordingly, the consents of Limited Partners (other than such Cablevision subsidiary and such directors of Cablevision) holding at least 1,863 Units are required to consent to and to approve each of the Transactions.

                           COMPARISON OF CABLEVISION
                        CLASS A COMMON STOCK WITH UNITS

     If the Merger is approved and consummated, the Partnership will receive shares of Cablevision Class A Common Stock and the Limited Partners will receive a portion of such shares in the Liquidation. The effect of the Merger, therefore, is to convert the Units into shares of Cablevision Class A Common Stock. An investment in Units of limited partnership interest in the Partnership is fundamentally different from an investment in Cablevision Class A Common Stock. These differences include a change from an investment in a partnership with a limited life to an investment in a corporation with an infinite life, as well as significant modifications to the rights of the Limited Partners with respect to dividends and distributions, voting, meetings of holders, dissolution and liquidation, and access to investor lists and other books and records. Also, there will be changes with respect to the management of the entity, taxation of the entity and its investors, marketability and transferability of the interests and the compensation of controlling entities. All of these changes are discussed under 'Comparison of Cablevision Class A Common Stock with Units.' The Partnership only owns and operates the Systems, whereas an investment in Cablevision involves an investment in an entity which operates cable television systems in 19 states as of June 30, 1995 with substantially more subscribers. Cablevision also has ownership interests in companies that produce and distribute national and regional programming and advertising sales services.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Transactions involve numerous federal income tax consequences to holders of Units. For a complete discussion describing these consequences, see 'Certain Federal Income Tax Consequences.'

     Currently, the Partnership is organized as a limited partnership and treated as a partnership for federal income tax purposes. As a partnership, the Partnership is not subject to taxation as an entity. Instead, each Partner is subject to tax on his or her distributive share of income, gain, loss, deduction and credit realized by the Partnership. Although the matter is not free from doubt, in the opinion of Debevoise & Plimpton, special counsel to the General Partners, gain or loss will be recognized by the Limited Partners upon the Incorporation assuming that the Merger is not consummated only to the extent that (i) liabilities of the Partnership assumed by Boston Sub exceed the Partnership's basis in its Assets and (ii) the Limited Partners are deemed, under partnership tax accounting principles, to have been relieved of their share of liabilities of the Partnership in an amount in excess of the Limited Partners' basis in their interests in the Partnership. The Partnership estimates that the gain and ordinary income that should be recognized by an unaffiliated Limited Partner with respect to a Unit as a result of the Incorporation will be approximately equal to the Available Suspended Losses for such Unit as of the end of 1993, adjusted for the operating results of the Partnership after 1993. Available Suspended Losses were $21,289 per Exchange Unit (original limited partnership units of the
Partnership, after a six-for-one split thereof) and $13,209 per New Unit (limited partnership units issued in 1983) as of the end of 1993. See 'Certain Federal Income Tax Consequences -- Incorporation -- Consequences to Limited Partners.' Accordingly, based on the above estimates, a Limited Partner will not recognize any net amount of taxable income as a result of the Incorporation (i.e., there should be no excess of his or her projected income over his or her Available Suspended Losses). Limited Partners will not receive cash distributions for the payment of taxes, if any.

     In the opinion of Sullivan & Cromwell, special counsel to Cablevision, and Debevoise & Plimpton, special counsel to the General Partners, it is more likely than not that if both the Incorporation and the Merger are consummated neither the Incorporation nor the Merger will result in the recognition of gain by any Limited Partner except as described in the previous paragraph. However, in the event that the occurrence of the Merger causes the Incorporation to be held to be a fully taxable transaction or the Merger itself is characterized as a taxable transaction, the Limited Partners would recognize such gain in an amount equal to their proportionate share of the excess of the consideration received by the Partnership from the disposition of its Assets over its basis in such Assets. The amount of such gain would be reduced by the amount of gain recognized upon the Incorporation as described in the preceding paragraph. Any net additional gain recognized by the Partnership should be allocated among the Limited Partners and the General Partners generally in an amount equal to the market value of Cablevision Class A Common Stock received by such Partners measured on the date of the Merger and the balance of such net gain should be allocated to the holders of the Preferred Equity. The Partnership estimates that any such additional gain would be approximately $10,000 per Unit, depending upon the difference between the Average Cablevision Stock Price and the market price of the Cablevision Class A Common Stock on the date of the Merger.

     The Liquidation of the Partnership is not a taxable event for the Partnership and, assuming an original Partner receives only Cablevision Class A Common Stock upon such dissolution and Liquidation, such Partner will not recognize any gain or loss on the dissolution and liquidation of the Partnership.

     In the opinion of Debevoise & Plimpton, special counsel to the General Partners, the federal income tax consequences to a Limited Partner who exercises appraisal rights (or whose appraisal rights are perfected at the time of the Merger but are later withdrawn or lost) are uncertain. The tax result may be the same as for all other Limited Partners. However, it is possible that such a Limited Partner will be viewed as having exchanged his or her Units for shares of Cablevision Class A Common Stock. Such an exchange would be a taxable exchange in which gain would be recognized to the extent that the sum of the fair market value of Cablevision Class A Common Stock received by such a Limited Partner plus the amount of the debt of the Partnership attributable to such Limited Partner's interest in the Partnership exceeded the Limited Partner's basis in his or her Units. Any such gains will be offset to the extent of such Limited Partner's previously suspended at-risk losses.

     There can be no assurance that the IRS will not challenge one or more of the tax consequences of the Transactions and Liquidation described herein, as no ruling from the IRS has been or will be sought as to any such tax consequences. ACCORDINGLY, EACH LIMITED PARTNER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO SUCH LIMITED PARTNER'S OWN TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY POSSIBLE CHANGES IN THE TAX LAWS AFTER THE DATE HEREOF.

                             ORGANIZATIONAL CHARTS

     The  following  chart  summarizes  the  existing  relationship  among   the
Partnership, Dolan, Cablevision, their affiliates and other related entities.



                            [GRAPHIC REPRESENTATION]



Chart summarizing the existing ownership and business relationships among the Partnership, Dolan, Cablevision, their affiliates and other related entities.

     The following chart summarizes the relevant aspects of the organizational structure of Cablevision, including Boston Sub, after consummation of the Transactions and Liquidation.

                            [GRAPHIC REPRESENTATION]

Chart summarizing the relevant aspects of Cablevision, including Boston Sub, after consummation of the Transactions and liquidation, showing that (i) other Stockholders including unaffiliated former Limited Partners of the Partnership hold an interest in Cablevision, (ii) Dolan and trusts for Dolan family members have 90+% voting control and 50+% percent of equity interest in Cablevision,
(iii) Cablevision wholly owns Cablevision Systems Brookline Corporation and Boston Sub (including Boston System), (iv) Cablevision Systems Brookline Corporation is the managing general partner in Brookline and (v) Boston Sub (including Boston System) has a 99% limited partnership interest in the Brookline.

                                THE PARTNERSHIP

     The Partnership and its affiliate, Cablevision of Brookline Limited Partnership, operate cable television systems in the City of Boston and the Town of Brookline, Massachusetts. The Partnership was organized in 1981 to construct, own and operate the Boston System. In December 1982, the Partnership was issued a nonexclusive franchise by the City of Boston for such purpose which expires in 1997 (the 'Boston License'). The General Partners of the Partnership are Dolan and CSBC, who together hold a 1% pre-Payout (and 18.8% post-Payout) partnership interest. The Limited Partners hold a 99% pre-Payout (and 48.0% post-Payout) partnership interest in the Partnership. Cablevision and Cablevision Finance own the remaining 33.2% post-Payout partnership interest (of which 20% is attributable to Cablevision Finance's Preferred Equity). For information concerning the ownership of the post-Payout interests in the Partnership, see 'Description of the Merger -- Liquidation of the Partnership Following the Merger.'

     Brookline was organized in 1983 and acquired a nonexclusive franchise in the Town of Brookline which expires in 1997 (the 'Brookline License') to construct, own and operate the Brookline System. Dolan and CSBrC are the general partners of Brookline (who together hold a 1% general partnership interest). The remaining 99% limited partnership interest in Brookline is held by the Partnership.

     The Related Partnerships provide various levels of service to their subscribers in packaged and non-packaged forms. The basic service carries most local broadcast television stations, public, educational and governmental channels and may include locally-originated programming. Subscribers may purchase programming services in addition to basic service. An expanded basic service is available for an additional fee. The Related Partnerships also offer syndicated pay television services, such as American Movie Classics, Bravo, Cinemax, Home Box Office, Showtime and The Movie Channel which are offered on an individual basis and in packages for which subscribers pay a separate monthly fee, as well as individual programs offered on a pay-per-view basis.

     As of June 30, 1995, the Related Partnerships had approximately 140,000 subscribers. The Related Partnerships' revenue per subscriber and ratio of premium service units to basic subscribers for June 1995 were $34.81 and 1.1:1, respectively. In calculating revenue per subscriber, the Related Partnerships include only recurring service revenues and exclude installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues.

                                  CABLEVISION

     GENERAL. Cablevision is one of the largest operators of cable television systems in the United States, with approximately 2,753,000 subscribers in 19 states as of June 30, 1995, based on the number of basic subscribers in systems which Cablevision manages and which it owns or in which it has investments (including the Related Partnerships). Cablevision also has ownership interests in companies that produce and distribute national and regional programming services and provide advertising sales services for the cable television industry.

     CABLE TELEVISION. The cable television systems that are majority owned and managed by Cablevision ('Cablevision's cable television systems') served approximately 1,866,000 subscribers as of June 30, 1995 in New York, Ohio, Connecticut, New Jersey, Michigan and Massachusetts. In addition, Cablevision has non-majority investments in and manages cable television systems which served approximately 887,000 subscribers as of June 30, 1995 in Alabama,
Arkansas, Florida, Illinois, Kansas, Kentucky, Maine, Massachusetts, Mississippi, Missouri, New Jersey, New York, North Carolina, Oklahoma, Pennsylvania and Tennessee. Cablevision's cable television systems have generally been characterized by relatively high revenues per subscriber ($37.14 for June 1995) and ratios of premium service units to basic subscribers (1.7:1 for June 1995). In calculating revenue per subscriber, Cablevision includes only recurring service revenues and excludes installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues.

     PROGRAMMING SERVICES. Cablevision conducts its programming activities through Rainbow Programming, its wholly-owned subsidiary, and through subsidiaries of Rainbow Programming in partnership with certain unaffiliated entities, including National Broadcasting Company, Inc. ('NBC') and Liberty Media Corporation ('Liberty'). Rainbow Programming's businesses include eight regional SportsChannel services, four national entertainment services (American Movie Classics Company ('AMCC'), Bravo Network ('Bravo'), MuchMusic ('MM') and the Independent Film Channel ('IFC')), News 12 Long Island (a regional news service serving Long Island) and the national backdrop sports services of Prime SportsChannel Networks ('Prime
SportsChannel'). Rainbow Programming also owns an interest in Madison Square Garden Corporation (discussed below). Rainbow Programming's SportsChannel services provide regional sports programming to the New York, Philadelphia, New England, Chicago, Cincinnati, Cleveland, San Francisco and Florida areas. AMCC is a national program service featuring classic, unedited and non-colorized films from the 1930s through the 1970s. Bravo is a national program service offering international films and performing arts programs, including jazz, dance, classical music, opera and theatrical programs. MM is a Canadian music service featuring music primarily from Canadian artists. IFC is a national program service that airs independent films made outside the traditional Hollywood system. See 'Business -- Programming Operations -- General' in the Cablevision Form 10-K.

     In July 1994, Rainbow Programming purchased Liberty's 50% interest in AMCC for a purchase price of approximately $181.0 million pursuant to a buy-sell procedure set forth in the Partnership Agreement of AMCC. In July 1995, Rainbow Programming purchased NBC's interest in SportsChannel (New York) Associates and Rainbow News 12 Company for an aggregate purchase price of approximately $95.5 million, and, effective as of such date, consolidated the results of operations of SportsChannel (New York) Associates and Rainbow News 12 Company with those of the Company. See 'Business -- Programming Services' in the Cablevision Form 10-K.

     On March 10, 1995, MSG Holdings, L.P. ('Holdings'), a partnership between a subsidiary of Rainbow Programming and a subsidiary of ITT Corporation, acquired Madison Square Garden Corporation ('MSG') in a transaction in which MSG was merged with and into Holdings. MSG owns the Madison Square Garden Arena and the adjoining Paramount Theater, the New York Rangers professional hockey team, the New York Knicks professional basketball team and the Madison Square Garden Network, a sports programming network with over five million subscribers. See 'Cablevision Systems Corporation -- Business -- Programming Services' in the Cablevision Form 10-K.


     ADVERTISING SERVICES. Rainbow Advertising sells advertising time to national, regional and local advertisers on behalf of Cablevision's cable television systems and the SportsChannel and News 12 programming services, as well as on behalf of unaffiliated cable television systems.


                                CABLE REGULATION

     Both the Partnership and Cablevision are subject to substantial governmental regulation. On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the '1992 Cable Act'). The 1992 Cable Act, together with regulations adopted by the FCC thereunder, represents a significant change in the regulatory framework under which cable television systems operate. See 'Cable Regulation' and 'Cablevision of Boston -- Management's Discussion and Analysis of Financial Condition and Results of Operations' herein, and 'Management's Discussion and Analysis -- Recent Cable Regulatory Developments,' 'Business -- Cable Television Operations -- Competition' and 'Business -- Cable Television Operations -- Regulation' in the Cablevision Form 10-K.

                     LIMITED PARTNERS' NAMES AND ADDRESSES

     The Partnership will furnish to any Limited Partner, upon oral or written request, a current alphabetized listing of the names and addresses of all Partners. Limited Partners also have the right under the Partnership Agreement and under state law to inspect certain books and records of the Partnership at all reasonable times. Requests should be directed to the Partnership, c/o Cablevision Systems Corporation, Attention: Robert S. Lemle, at One Media Crossways, Woodbury, New York 11797; telephone: (516) 364-8450.

                  SELECTED FINANCIAL AND OPERATING INFORMATION

RELATED PARTNERSHIPS

     The following table sets forth selected financial data for the Related Partnerships' for the six months ended June 30, 1995 and 1994 and the past five fiscal years. The historical consolidated statement of operations data and balance sheet data (except for book value per limited partnership unit) for each year ended December 31 and as of December 31 in each year in the five-year period ended December 31, 1994 included in the following selected financial data have been derived from the Partnership Consolidated Financial Statements, audited by KPMG Peat Marwick LLP, independent public accountants. The historical consolidated statement of operations data and balance sheet data for the periods ended June 30, 1995 and 1994 and as of June 30, 1995, respectively, included in the following selected financial data have not been audited, but in the opinion of the General Partners reflect all adjustments necessary for the fair presentation of such data for such interim periods. The results of operations for the six-month period ended June 30, 1995 for the Related Partnerships are not necessarily indicative of the results of operations for the full year. The selected financial data presented below should be read in conjunction with the Partnership's Consolidated Financial Statements and 'Cablevision of Boston -- Management's Discussion and Analysis of Financial Condition and Results of Operations' in the Partnership's Form 10-Q for the fiscal quarter ended June 30, 1995 and the Partnership Form 10-K.

                                                SIX MONTHS ENDED
                                              --------------------                    YEAR ENDED DECEMBER 31,
                                              JUNE 30     JUNE 30,    --------------------------------------------------------
                                                1995        1994        1994        1993        1992        1991        1990
                                              --------    --------    --------    --------    --------    --------    --------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenues...............................   $ 30,671    $ 29,713    $ 59,239    $ 58,081    $ 53,948    $ 50,964    $ 47,893
Technical, selling, general and
  administrative expense...................     23,844      21,904      43,868      43,348      39,345      37,150      35,429
Depreciation and amortization..............      4,421       4,022       8,428      12,533      18,451      18,003      17,696
                                              --------    --------    --------    --------    --------    --------    --------
  Operating profit (loss)..................      2,406       3,787       6,943       2,200      (3,848)     (4,189)     (5,232)
Other expense:
  Interest expense, net....................     (5,235)     (3,923)     (8,739)     (8,742)     (8,970)    (10,381)    (11,803)
  Miscellaneous, net.......................        (89)        (92)       (307)       (250)       (180)       (791)        (30)
                                              --------    --------    --------    --------    --------    --------    --------
Loss before extraordinary item.............     (2,918)       (228)     (2,103)     (6,792)    (12,998)    (15,361)    (17,065)
Extraordinary item: Gain on forgiveness of
  debt.....................................         --          --          --          --          --      13,220          --
                                              --------    --------    --------    --------    --------    --------    --------
Net loss...................................   $ (2,918)   $   (228)   $ (2,103)   $ (6,792)   $(12,998)   $ (2,141)   $(17,065)
                                              --------    --------    --------    --------    --------    --------    --------
                                              --------    --------    --------    --------    --------    --------    --------
Net loss per limited partnership unit
  (4,025 units)............................   $   (718)   $    (56)   $   (517)   $ (1,671)   $ (3,197)   $   (527)   $ (4,197)
                                              --------    --------    --------    --------    --------    --------    --------
                                              --------    --------    --------    --------    --------    --------    --------
Book value per limited partnership unit....   $(34,565)   $(33,386)   $(33,847)   $(33,330)   $(31,660)   $(28,463)   $(27,936)
                                              --------    --------    --------    --------    --------    --------    --------
                                              --------    --------    --------    --------    --------    --------    --------
OTHER OPERATING DATA:
Cash flows from operations.................   $  5,420    $  6,766    $ 12,931    $ 10,454    $  8,343    $  9,168    $  6,858
                                              --------    --------    --------    --------    --------    --------    --------
                                              --------    --------    --------    --------    --------    --------    --------
Cash flows from investing activities.......   $ (2,877)   $ (2,170)   $ (7,055)   $ (7,825)   $ (9,448)   $ (8,959)   $ (9,209)
                                              --------    --------    --------    --------    --------    --------    --------
                                              --------    --------    --------    --------    --------    --------    --------
Cash flows from financing activities.......   $ (2,172)   $ (3,780)   $ (4,010)   $ (2,145)   $  1,264    $    556    $ (2,520)
                                              --------    --------    --------    --------    --------    --------    --------
                                              --------    --------    --------    --------    --------    --------    --------
Operating cash flow(1).....................   $  6,827    $  7,809    $ 15,371    $ 14,733    $ 14,603    $ 13,814    $ 12,464
                                              --------    --------    --------    --------    --------    --------    --------
                                              --------    --------    --------    --------    --------    --------    --------

                                                    AS OF                           AS OF DECEMBER 31,
                                                  JUNE 30,     -------------------------------------------------------------
                                                    1995         1994         1993         1992         1991         1990
                                                  ---------    ---------    ---------    ---------    ---------    ---------
                                                                            (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents......................   $   5,967    $   5,801    $   4,845    $   4,762    $   4,395    $   3,439
Net increase in unrestricted cash and cash
  equivalents..................................         371        1,866          484          159          765          169
Total assets...................................      47,097       48,688       47,567       50,877       59,198       68,574
Total liabilities..............................     137,678      136,351      133,127      129,645      124,968      132,203
Total debt.....................................      86,443       88,580       91,765       93,820       91,918       90,233
Preferred equity contributions(2)..............      50,300       50,300       50,300       50,300       50,300       50,300
Partners' deficiency:
  General Partners.............................   $  (1,756)   $  (1,727)   $  (1,706)   $  (1,638)   $  (1,508)   $  (1,487)
  Limited Partners.............................    (139,125)    (136,236)    (134,154)    (127,430)    (114,562)    (112,442)
                                                  ---------    ---------    ---------    ---------    ---------    ---------
    Total partners' deficiency.................   $(140,881)   $(137,963)   $(135,860)   $(129,068)   $(116,070)   $(113,929)
                                                  ---------    ---------    ---------    ---------    ---------    ---------
                                                  ---------    ---------    ---------    ---------    ---------    ---------
STATISTICAL DATA:
Homes passed by cable(3).......................     254,800      254,200      252,000      249,400      244,000      237,600
Basic service subscribers......................     139,900      136,000      128,700      122,300      115,500      112,400
Basic penetration(4)...........................        54.9%        53.5%        51.1%        49.0%        47.3%        47.3%
Number of premium television units.............     162,100(5)   249,700      268,900      258,700      267,500      279,000
Average number of premium units per basic
  subscriber...................................         1.1(5)       1.8          2.1          2.1          2.3          2.5
Average monthly revenue per basic
  subscriber(6)................................   $   34.81    $   35.22    $   36.81    $   35.89    $   35.93    $   34.62

FOOTNOTES

(1) Operating cash flow is defined as operating profit before depreciation and amortization and is presented here to provide additional information about the Partnership's ability to meet future debt service, capital expenditures and working capital requirements. Operating cash flow should be considered in addition to and not as a substitute for net income and cash flows as indicators of financial performance and liquidity as reported in accordance with generally accepted accounting principles.

(2) Amounts shown do not include accrued and unpaid distributions on the Preferred Equity. See 'The Transactions -- Background of the Transactions.'

(3) Homes passed by cable is based upon homes actually marketed and does not include multiple dwelling units passed by the cable plant that are not connected to it.

(4) Basic penetration represents basic service subscribers at the end of the period as a percentage of homes passed at the end of the period.

(5) Reflects primarily the reclassification of The Disney Channel subscribers to non-premium units in May 1995.

(6) Based on recurring service revenues, excluding installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues, for the last month of the period, divided by average basic subscribers for that month.

CABLEVISION

     The historical consolidated statement of operations data (except for book value per common share and cash dividends declared per common share) and balance sheet data for each year ended December 31 and as of December 31 in each year in the five-year period ended December 31, 1994, included in the following selected financial data have been derived from the Cablevision Consolidated Financial Statements, audited by KPMG Peat Marwick LLP, independent public accountants. The historical consolidated statement of operations data and balance sheet data for the periods ended and as of June 30, 1995 and 1994 included in the following selected financial data have been derived from Cablevision financial statements that have not been audited, but that, in the opinion of the management of Cablevision, reflect all adjustments necessary for the fair presentation of such data for the interim periods. The results of operations for the six-month period ended June 30, 1995 are not necessarily indicative of the results of operations for the full year although Cablevision expects to incur a substantial loss for the year ending December 31, 1995.

                                          SIX MONTHS ENDED
                                              JUNE 30,                              YEAR ENDED DECEMBER 31,
                                       ----------------------    -------------------------------------------------------------
                                         1995         1994         1994         1993         1992         1991         1990
                                       ---------    ---------    ---------    ---------    ---------    ---------    ---------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA(1):
  Net revenues......................   $ 509,135    $ 368,177    $ 837,169    $ 666,724    $ 572,487    $ 603,272     $ 562,989
  Operating expenses:
    Technical.......................     193,243      134,640      302,885      241,877      204,449      213,059       202,850
    Selling, general and
      administrative................     131,611       72,404      195,942      172,687      120,356      121,527       118,825
    Restructuring charge............          --        4,306(2)     4,306 (2)       --           --           --            --
    Depreciation and amortization...     159,537      110,095      271,343      194,904      168,538      215,326       216,288
                                       ---------    ---------    ---------    ---------    ---------    ---------      ---------
  Operating profit..................      24,744       46,732       62,693       57,256       79,144       53,360        25,026
  Other income (expense):
    Interest expense, net...........    (154,528)    (118,094)    (261,781)    (230,327)    (193,379)    (257,189)     (261,114)
    Provision for preferential
      payment to related party......      (2,800)      (2,800)      (5,600)      (5,600)      (2,662)          --            --
    Provision for loss on Olympics
      venture.......................          --           --           --           --      (50,000)(3)       --            --
    Loss on sale of preferred
      stock.........................          --           --           --           --      (20,000)(4)       --            --
    Write-off of deferred financing
      costs.........................      (2,888)(5)       --       (9,884)(5)   (1,044)(5)  (12,284)(5)       --            --
    Loss on redemption of
      debentures....................          --           --       (7,088)(5)       --           --           --            --
    Share of affiliates' net loss...     (52,692)     (34,257)     (82,864)     (61,017)     (47,278)     (23,780)      (39,980)
    Gain (loss) on sale of
      programming interests, net....          --           --           --         (330)       7,053       15,505            --
    Minority interest...............      (4,276)          --       (3,429)       3,000           --           --            --
    Gain on sale of marketable
      securities, net...............          --           --           --           --          733        5,806            --
    Settlement of litigation and
      related matters...............          --           --           --           --       (5,655)      (9,677)           --
    Transaction fees................          --           --           --           --           --           --        14,759
    Miscellaneous, net..............      (2,999)      (3,432)      (7,198)      (8,720)      (6,175)     (11,224)      (10,066)
                                       ---------    ---------    ---------    ---------    ---------    ---------     ---------
  Net loss..........................    (195,439)    (111,851)    (315,151)    (246,782)    (250,503)    (227,199)     (271,375)
  Preferred dividend requirement....      (4,918)      (2,054)      (6,385)        (885)        (885)      (4,464)       (4,065)
                                       ---------    ---------    ---------    ---------    ---------    ---------     ---------
  Net loss applicable to common
    shareholders....................   $(200,357)   $(113,905)   $(321,536)   $(247,667)   $(251,388)   $(231,663)    $(275,440)
                                       ---------    ---------    ---------    ---------    ---------    ---------     ---------
                                       ---------    ---------    ---------    ---------    ---------    ---------     ---------
  Net loss per common share.........   $   (8.45)   $   (4.88)   $  (13.72)   $  (10.83)   $  (11.17)   $  (10.32)    $  (12.36)
                                       ---------    ---------    ---------    ---------    ---------    ---------     ---------
                                       ---------    ---------    ---------    ---------    ---------    ---------     ---------
  Average number of common shares
    outstanding (in thousands)......      23,710       23,323       23,444       22,859       22,512       22,446        22,290
                                       ---------    ---------    ---------    ---------    ---------    ---------     ---------
                                       ---------    ---------    ---------    ---------    ---------    ---------     ---------
  Cash dividends declared per common
    share...........................   $       0    $       0    $       0    $       0    $       0    $       0     $       0
                                       ---------    ---------    ---------    ---------    ---------    ---------     ---------
                                       ---------    ---------    ---------    ---------    ---------    ---------     ---------
  Book value per common share.......   $  (84.77)   $  (64.52)   $  (76.93)   $  (64.61)   $  (55.28)   $  (41.49)    $  (31.36)
                                       ---------    ---------    ---------    ---------    ---------    ---------     ---------
                                       ---------    ---------    ---------    ---------    ---------    ---------     ---------

                                               AS OF                               AS OF DECEMBER 31,
                                              JUNE 30,     ------------------------------------------------------------------
                                                1995          1994          1993          1992          1991          1990
                                             ----------    ----------    ----------    ----------    ----------    ----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)
CONSOLIDATED BALANCE SHEET DATA(1):
    Total assets..........................   $2,254,868    $2,176,413    $1,309,444    $1,251,157    $1,475,672    $1,631,612
    Total debt............................    3,345,942     3,169,236     2,235,499     2,004,452     2,211,056     2,170,275
    Cumulative redeemable preferred
      stock(4)............................           --            --            --            --        32,094        28,515
    Stockholders' deficiency..............   (2,016,763)   (1,818,535)   (1,503,244)   (1,250,248)     (932,428)     (702,448)
STATISTICAL DATA(1):
  Homes passed(6).........................    3,004,000     2,899,000     2,240,000     2,019,000     2,005,000     1,976,000
  Basic service subscribers...............    1,866,000     1,768,000     1,379,000     1,262,000     1,372,000     1,326,000
  Basic penetration(7)....................         62.1%         61.0%         61.5%         62.5%         68.4%         67.1%
  Number of premium television units......    3,223,000     3,208,000     3,003,000     2,802,000     2,326,000     2,401,000
  Average number of premium units per
    basic subscriber......................          1.7           1.8           2.2           2.2           1.7           1.8
  Average monthly revenue per basic
    subscriber(8).........................   $    37.14    $    36.33    $    36.59    $    37.64    $    34.43    $    34.09

FOOTNOTES
(1) The consolidated statement of operations, balance sheet and statistical data reflect (i) the deconsolidation of A-R Cable Services, Inc. ('A-R Cable') effective as of January 1, 1992, as a result of the restructuring of A-R Cable, (ii) the acquisition of Cablevision of New York City ('Cablevision of NYC'), effective as of July 10, 1992, and (iii) various acquisitions of cable television systems and other businesses during the periods presented. (See 'Business -- Cable Television Operations' in the Cablevision Form 10-K and 'Cablevision Pro Forma Financial Information' herein.) Acquisitions made by Cablevision during the periods presented were accounted for under the purchase method of accounting and, accordingly, the acquisition costs were allocated to the net assets acquired based on their fair value, except for the acquisition of partnership interests in Cablevision of NYC from Mr. Dolan and entities affiliated with him, which were recorded at Mr. Dolan's and such entities' historical costs. Acquisitions are reflected in the consolidated statement of operations, balance sheet and statistical data from the time of acquisition. Certain reclassifications have been made to the 1991 and 1990 financial statement amounts to conform to the 1992 presentation.

(2) Cablevision  recorded  a one-time  charge in  the first  quarter of  1994 to
    provide  for  employee  severance  and  related  costs,  resulting  from   a
    restructuring of its operations.

(3) In 1992, Cablevision recognized a $50.0 million loss in connection with Rainbow Programming's commitment in respect of its venture with NBC relating to the 1992 Summer Olympics, which Cablevision paid in January 1993.

(4) In connection with the 1992 V Cable Reorganization, Cablevision redeemed A-R Cable's redeemable preferred stock on May 11, 1992, incurring a loss of $20 million.

(5) In connection with the 1992 V Cable Reorganization, Cablevision wrote off approximately $7.5 million of deferred financing costs related to V Cable's debt. Also, a portion of Cablevision's deferred financing costs of approximately $4.8 million in 1992 and $1.0 million in 1993, related to the replacement of bank debt with subordinated debt, were written off. In October 1994, Cablevision entered into a new bank credit agreement and redeemed $200 million of its reset debentures. The related deferred financing costs and unamortized discount relating to each were written off and approximately $2.0 million in redemption fees were incurred in connection with the redemption of the reset debentures. In January 1995, Rainbow Programing amended its credit agreement to refinance its existing borrowings and to provide funds for the acquisition of SportsChannel (New
    York) Associates and Rainbow News 12 Company, resulting in an approximately $2.3 million write-off of deferred financing costs.

(6) Homes passed is based upon homes passed by cable actually marketed and does not include multiple dwelling units passed by the cable plant that are not connected to it.

(7) Basic penetration represents basic service subscribers at the end of the period as a percentage of homes passed at the end of the period.

(8) Based on recurring service revenues, excluding installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues, for the last month of the period, divided by average basic subscribers for that month.

CABLEVISION CONDENSED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following condensed pro forma consolidated balance sheet as of June 30, 1995 presents Cablevision's financial position as adjusted to give effect to the Merger and the proposed transactions involving V Cable, Inc. ('V Cable') set forth in the Cablevision Form 8-K (the 'Proposed V Cable Transactions'), as if they had occurred as of that date. The following condensed pro forma consolidated statement of operations for the year ended December 31, 1994 presents Cablevision's consolidated results of operations as adjusted to give effect to (i) the acquisition (the 'AMCC Acquisition') of partnership interests in American Movie Classics Company ('AMCC'), (ii) the acquisition of substantially all of the assets of Monmouth Cablevision Associates ('Monmouth Cable'), Riverview Cablevision Associates, L.P. ('Riverview Cable') and Framingham Cablevision Associates Limited Partnership ('Framingham Cable'),
(iii) the Merger, and (iv) the Proposed V Cable Transactions as if the acquisition of interests in AMCC, the acquisition of Monmouth Cable, Riverview Cable and Framingham Cable, the Merger and the Proposed V Cable Transactions had occurred at the beginning of the period presented. The following condensed pro forma consolidated statement of operations for the six months ended June 30, 1995 presents Cablevision's consolidated results of operations as adjusted to give effect to the Merger and the Proposed V Cable Transactions as if the Merger and the Proposed V Cable Transactions had occurred at the beginning of the period presented. The condensed pro forma consolidated financial statements should be read in conjunction with the notes thereto and the historical consolidated financial statements and notes thereto incorporated herein by reference. The pro forma financial information is not necessarily indicative of what the actual financial position or results of operations of Cablevision would have been had the transactions occurred on the dates indicated nor does it purport to indicate the future results of operations or the future financial condition of Cablevision.

                 CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1995
                             (DOLLARS IN THOUSANDS)

                                                                        PROPOSED
                                                       CABLEVISION       V CABLE        PRO FORMA     CABLEVISION     PRO FORMA
                                                       HISTORICAL     TRANSACTIONS*    CABLEVISION    OF BOSTON*     AS ADJUSTED
                                                       -----------    -------------    -----------    -----------    -----------
                       ASSETS
Cash and cash equivalents...........................   $    23,487       $     236 (1) $    19,723     $   5,967 (4) $   22,690
                                                                            (4,000)(2)                    (3,000)(5)
Accounts receivable, trade..........................        71,406             331 (1)      71,737         2,165 (4)     73,902
Notes and other receivables.........................        17,872             502 (1)      18,374           601 (4)     18,975
Prepaid expenses and other current assets...........        13,256             464 (1)      13,720           470 (4)     14,190
Property, plant and equipment, net..................       916,312         103,604 (1)   1,019,916        35,863 (4)  1,055,779
Investments in and advances to affiliates...........       182,080             324 (1)     182,404       (17,462)(4)    164,942
Feature film inventory..............................       151,113                         151,113                      151,113
Intangible assets, net..............................       795,631         133,610 (3)     929,241       114,188 (5)  1,042,204
                                                                                                          (1,225)(6)
Deferred financing, interest expense and other
  costs, net........................................        83,711         (33,617)(2)      50,094         1,000 (5)     51,094
                                                       -----------    -------------    -----------    -----------    -----------
                                                       $ 2,254,868       $ 201,454     $ 2,456,322     $ 138,567     $2,594,889
                                                       -----------    -------------    -----------    -----------    -----------
                                                       -----------    -------------    -----------    -----------    -----------
      LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Accounts payable....................................   $   117,203       $   9,381 (1)     126,584     $   9,286 (4) $  135,870
Accrued expenses....................................       213,562          10,690 (1)     224,252         9,186 (4)    233,438
Accounts payable to affiliates......................        27,577                          27,577           665 (4)     28,242
Feature film rights payable.........................       131,026                         131,026                      131,026
Bank debt...........................................     1,499,762                       1,499,762        80,773 (5)  1,580,535
Senior debt.........................................       880,888         215,000 (1)     595,888                      595,888
                                                                          (500,000)(2)
Subordinated debentures.............................       623,571                         623,571                      623,571
Subordinated notes payable..........................       141,268                         141,268                      141,268
Obligation to related party.........................       190,212                         190,212                      190,212
Capital lease obligations and other debt............        10,241                          10,241         2,048 (4)     12,289
                                                       -----------    -------------    -----------    -----------    -----------
                                                         3,835,310        (264,929)      3,570,381       101,958      3,672,339
                                                       -----------    -------------    -----------    -----------    -----------
Deficit investment in affiliates....................       436,321                         436,321                      436,321
                                                       -----------                     -----------                   -----------
Stockholders' deficiency:
  Preferred stock...................................             2               5 (2)           7                            7
  Common stock......................................           238                             238             6 (5)        244
  Par value in excess of capital contributed........       (71,888)        499,995 (2)     428,107        37,828 (5)    464,710
                                                                                                          (1,225)(6)
  Accumulated deficit...............................    (1,941,878)        (33,617)(2)  (1,975,495)                  (1,975,495)
                                                       -----------    -------------    -----------    -----------    -----------
                                                        (2,013,526)        466,383      (1,547,143)       36,609     (1,510,534)
Less, treasury stock, at cost (50,000 shares).......        (3,237)                         (3,237)                      (3,237)
                                                       -----------    -------------    -----------    -----------    -----------
                                                        (2,016,763)        466,383      (1,550,380)       36,609     (1,513,771)
                                                       -----------    -------------    -----------    -----------    -----------
                                                       $ 2,254,868       $ 201,454     $ 2,456,322     $ 138,567     $2,594,889
                                                       -----------    -------------    -----------    -----------    -----------
                                                       -----------    -------------    -----------    -----------    -----------

------------

* For footnotes, see Note A of Notes to Condensed Pro Forma Consolidated Financial Statements under 'Cablevision Pro Forma Financial Information.'

            CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                     PRO FORMA ADJUSTMENTS*
                                            ----------------------------------------
                                                          MONMOUTH
                                                           CABLE,
                                                         RIVERVIEW
                                            AMERICAN     CABLE AND       PROPOSED V
                             CABLEVISION     MOVIE       FRAMINGHAM        CABLE          PRO FORMA      CABLEVISION      PRO FORMA
                             HISTORICAL     CLASSICS       CABLE        TRANSACTIONS     CABLEVISION     OF BOSTON*      AS ADJUSTED
                             -----------    --------     ----------     ------------     -----------     -----------     -----------
Net Revenues..............    $ 837,169     $50,951 (7)  $ 47,286 (13)    $ 71,960 (19)  $ 1,007,366       $59,239 (24)  $1,066,605
                             -----------    --------     ----------     ------------     -----------     -----------    -----------
Operating expenses:
  Technical...............      302,885      16,262 (7)    15,127 (13)      29,674 (19)      363,948        26,749 (24)     390,697
  Selling, general and
    administrative........      195,942      16,105 (7)     9,199 (13)      20,776 (19)      239,135        17,119 (24)     254,162
                                               (859)(11)   (2,028)(16)                                      (2,092)(25)
  Restructuring charge....        4,306                                                        4,306                          4,306
  Depreciation and
    amortization..........      271,343         142 (7)    12,488 (13)      41,861 (19)      360,012         8,428 (24)     379,478
                                             10,827 (12)   27,273 (14)      (3,922)(23)                     11,038 (25)
                             -----------    --------     ----------     ------------     -----------     -----------    -----------
                                774,476      42,477        62,059           88,389           967,401        61,242        1,028,643
                             -----------    --------     ----------     ------------     -----------     -----------    -----------
    Operating profit
      (loss)..............       62,693       8,474       (14,773)         (16,429)           39,965        (2,003)          37,962

Other income (expense):
  Interest expense........     (263,299)     (1,510)(7)    (4,657)(13)     (24,195)(19)     (259,040)       (8,955)(24)    (266,443)
                                             (7,615)(9)   (11,093)(15)      47,323 (20)                      1,552 (26)
                                                                             6,006 (22)
  Interest income.........        1,518         305 (7)        59 (13)         236 (19)        2,118           216 (24)       2,334
  Share of affiliates' net
    loss..................      (82,864)     (4,304)(10)     (521)(17)       8,594 (19)      (79,367)                       (79,367)
                                                             (272)(18)
  Write off of deferred
    financing costs.......       (9,884)                                                      (9,884)                        (9,884)
  Loss on redemption of
    debt..................       (7,088)                                                      (7,088)                        (7,088)
  Provision for
    preferential payment
    to related party......       (5,600)                                                      (5,600)                        (5,600)
  Minority interest.......       (3,429)     (4,321)(8)                                       (7,750)                        (7,750)
  Miscellaneous, net......       (7,198)        (23)(7)      (131)(13)      (1,280)(19)       (8,632)         (307)(24)      (8,939)
                             -----------    --------     ----------     ------------     -----------     -----------     -----------
Loss before extraordinary
  item....................     (315,151)     (8,994)      (31,388)          20,255          (335,278)       (9,497)        (344,775)
Extraordinary item:
  Loss on redemption of
    debt..................                                                 (40,457)(20)      (40,457)                       (40,457)
                             -----------    --------     ----------     ------------     -----------     -----------     -----------
Net loss..................     (315,151)     (8,994)      (31,388)         (20,202)         (375,735)       (9,497)        (385,232)

Preferred stock dividend
  requirement.............       (6,385)                                   (43,403)(21)      (49,788)                       (49,788)
                             -----------    --------     ----------     ------------     -----------     -----------     -----------
Net loss applicable to
  common shareholders.....    $(321,536)    $(8,994)     $(31,388)        $(63,605)      $  (425,523)      $(9,497)      $ (435,020)
                             -----------    --------     ----------     ------------     -----------     -----------     -----------
                             -----------    --------     ----------     ------------     -----------     -----------     -----------
Loss per common share
  before extraordinary
  item....................    $  (13.72)                                                                                 $   (16.42)
Extraordinary item........       --                                                                                           (1.68)
                             -----------                                                                                 -----------
Net loss per common
  share...................    $  (13.72)                                                                                 $   (18.10)
                             -----------                                                                                 -----------
                             -----------                                                                                 -----------
Average number of common
  shares outstanding (in
  thousands)..............       23,444                                                       23,444           593(24)       24,037
                             -----------                                                 -----------     -----------     -----------
                             -----------                                                 -----------     -----------     -----------


------------

* For footnotes, see Note B of Notes to Condensed Pro Forma Consolidated Financial Statements under 'Cablevision Pro Forma Financial Information.'

            CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                     PROPOSED V
                                                    CABLEVISION         CABLE          PRO FORMA     CABLEVISION      PRO FORMA
                                                    HISTORICAL      TRANSACTIONS*     CABLEVISION    OF BOSTON*      AS ADJUSTED
                                                    -----------     -------------     -----------    -----------     ------------

Net Revenues.....................................    $ 509,135        $  37,892 (27)    $ 547,027      $30,671 (32)    $  577,698
                                                    -----------     -------------     -----------    -----------     ------------
Operating expenses:
  Technical......................................      193,243           16,596 (27)      209,839       14,334 (32)       224,173
  Selling, general and administrative............      131,611           11,004 (27)      142,615        9,510 (32)       151,035
                                                                                                        (1,090)(33)
  Depreciation and amortization..................      159,537           19,560 (27)      177,479        4,421 (32)       187,419
                                                                         (1,618)(31)                     5,519 (33)
                                                    -----------     -------------     -----------    -----------     ------------
                                                       484,391           45,542           529,933       32,694            562,627
                                                    -----------     -------------     -----------    -----------     ------------
    Operating profit (loss)......................       24,744           (7,650)           17,094       (2,023)            15,071

Other income (expense):
  Interest expense...............................     (155,318)         (12,642)(27)     (133,922)      (5,397)(32)      (137,566)
                                                                         30,477 (28)                     1,753 (34)
                                                                          3,561 (30)
  Interest income................................          790               38 (27)          828          162 (32)           990
  Share of affiliates' net loss..................      (52,692)           2,840 (27)      (49,852)                        (49,852)
  Write off of deferred financing costs..........       (2,888)                            (2,888)                         (2,888)
  Provision for preferential payment to related
    party........................................       (2,800)                            (2,800)                         (2,800)
  Minority interest..............................       (4,276)                            (4,276)                         (4,276)
  Miscellaneous, net.............................       (2,999)            (237)(27)       (3,236)         (89)(32)        (3,325)
                                                    -----------     -------------     -----------    -----------     ------------
Net loss.........................................     (195,439)          16,387          (179,052)      (5,594)          (184,646)
Preferred stock dividend requirement.............       (4,918)         (21,075)(29)      (25,993)                        (25,993)
                                                    -----------     -------------     -----------    -----------     ------------
Net loss applicable to common shareholders.......    $(200,357)       $  (4,688)        $(205,045)     $(5,594)        $ (210,639)
                                                    -----------     -------------     -----------    -----------     ------------
                                                    -----------     -------------     -----------    -----------     ------------
Net loss per common share........................    $   (8.45)                                                        $    (8.67)
                                                    -----------                                                      ------------
                                                    -----------                                                      ------------
Average number of common shares outstanding (in
  thousands).....................................       23,710                             23,710          593 (32)        24,303
                                                    -----------                       -----------    -----------     ------------
                                                    -----------                       -----------    -----------     ------------


------------

* For footnotes, see Note C of Notes to Condensed Pro Forma Consolidated Financial Statements under 'Cablevision Pro Forma Financial Information.'

CABLEVISION SUPPLEMENTAL FINANCIAL AND OPERATING DATA

     The following tables set forth information concerning Cablevision's Core Restricted Group (which excludes Cablevision of NYC), Cablevision of NYC, combined Cablevision Restricted Group (which includes Cablevision of NYC), V Cable and Monmouth Cable and Riverview Cable. In October 1994, Cablevision of NYC became a member of Cablevision's Restricted Group. The data should be read in conjunction with Cablevision Consolidated Financial Statements and 'Cablevision Management's Discussion and Analysis.'

                                                        SIX MONTHS ENDED
                                                            JUNE 30,                        YEAR ENDED DECEMBER 31,
                                                   --------------------------      ------------------------------------------
                 FINANCIAL DATA                       1995            1994            1994            1993            1992
------------------------------------------------   ----------      ----------      ----------      ----------      ----------
                                                                             (DOLLARS IN THOUSANDS)
CORE RESTRICTED GROUP:
  STATEMENT OF OPERATIONS DATA:
    Net revenues................................   $  229,381      $  212,632      $  435,171      $  393,815      $  378,171
    Operating profit before depreciation and
      amortization(1)(2)........................      107,014         107,007         212,388         196,760         192,553
    Depreciation and amortization...............       60,846          53,667         119,760          90,407          85,939
    Operating profit(2).........................       46,168          53,340          92,628         106,353         106,614
    Total interest expense......................       75,829          66,259         138,154         129,799         112,137
  BALANCE SHEET DATA:
    Total assets................................   $1,018,329      $  847,397      $  929,376      $  661,303      $  547,373
    Senior debt.................................    1,014,375(3)      469,252         829,895(3)      359,022         585,381
    Subordinated debt...........................      623,571         822,855         623,534         822,781         474,247
    Total debt..................................    1,637,946(3)    1,292,107       1,453,429(3)    1,181,803       1,059,628
  FINANCIAL RATIOS AND OTHER DATA:
    Operating profit before depreciation and
      amortization to net revenues..............         46.7%           50.3%           48.8%           50.0%           50.9%
    Total debt to operating profit before
      depreciation and amortization.............          7.6x(4)         6.0x(4)         6.8x            6.0x            5.5x
    Operating profit before depreciation and
      amortization to total interest expense....         1.41x           1.61x           1.54x           1.52x           1.72x
    Capital expenditures........................   $   52,015      $   66,842      $  147,534      $  106,379      $   65,331
CABLEVISION OF NYC:
  STATEMENT OF OPERATIONS DATA:
    Net revenues................................   $   97,725      $   68,402      $  149,396      $  101,539      $   67,409
    Operating profit before depreciation and
      amortization(1)...........................       26,796          16,125          36,928          18,803          11,731
  FINANCIAL RATIOS AND OTHER DATA:
    Operating profit before depreciation and
      amortization to net revenues..............         27.4%           23.6%           24.7%           18.5%           17.4%
    Captial expenditures........................   $   45,213      $   48,406      $  103,544      $   86,669      $   55,652
RESTRICTED GROUP:
  STATEMENT OF OPERATIONS DATA:
    Net revenues................................   $  327,106      $  281,034      $  584,567      $  495,354      $  445,580
    Operating profit before depreciation and
      amortization(1)...........................      133,810         123,132         249,316         215,563         204,284
    Depreciation and amortization...............       81,483          68,523         154,187         111,366         102,015
    Operating profit............................       52,327          54,609          95,129         104,197         102,269
    Total interest expense......................       82,036          71,676         150,626         137,960         118,230
  BALANCE SHEET DATA:
    Total assets................................   $1,212,428      $1,052,675      $1,119,882      $  838,746      $  660,002
    Senior debt.................................    1,152,975(3)      631,475         969,895(3)      488,128         664,081
    Subordinated debt...........................      623,571         822,855         623,534         822,781         474,247
    Obligation to related party.................      190,212          88,748         193,079          91,619          67,000
    Total debt..................................    1,966,758(3)    1,543,078       1,786,508(3)    1,402,528       1,205,328
  FINANCIAL RATIOS AND OTHER DATA:
    Operating profit before depreciation and
      amortization to net revenues..............         40.9%           43.8%           42.6%           43.5%           45.8%
    Total debt to operating profit before
      depreciation and amortization.............          7.3x(4)         6.3x(4)         7.2x            6.5x            5.9x
    Operating profit before depreciation and
      amortization to total interest expense....          1.6x            1.7x            1.7x            1.6x            1.7x
    Capital expenditures........................   $   97,228      $  115,248      $  251,078      $  193,048      $  120,983

                                                        SIX MONTHS ENDED
                                                            JUNE 30,                        YEAR ENDED DECEMBER 31,
                                                   --------------------------      ------------------------------------------
                 FINANCIAL DATA                       1995            1994            1994            1993            1992
------------------------------------------------   ----------      ----------      ----------      ----------      ----------
                                                                             (DOLLARS IN THOUSANDS)
V CABLE:
  STATEMENT OF OPERATIONS DATA:
    Net revenues................................   $   72,789      $   70,018      $  140,691      $  137,853      $  129,409
    Operating profit before depreciation and
      amortization(1)...........................       32,929          34,796          68,592          65,789          63,773
    Depreciation and amortization...............       33,965          40,012          83,671          80,287          69,148
    Operating loss..............................       (1,036)         (5,216)        (15,079)        (14,489)         (5,375)
    Total interest expense......................       51,496          46,897          96,723          94,452          79,494
  BALANCE SHEET DATA:
    Total assets................................   $  411,907      $  490,087      $  447,381      $  536,629      $  558,988
    Total debt..................................      880,888         844,091         862,440         832,964         799,098
  FINANCIAL RATIOS AND OTHER DATA:
    Operating profit before depreciation and
      amortization to net revenues..............         45.2%           49.7%           48.8%           47.7%           49.3%
    Total debt to operating profit before
      depreciation and amortization.............         13.3x(4)        12.0x(4)        12.6x           12.7x           12.5x
    Operating profit before depreciation and
      amortization to total interest expense....         0.64x           0.74x           0.71x           0.70x           0.80x
    Capital expenditures........................   $   13,163      $    6,793      $   19,981      $   20,304      $   17,608
MONMOUTH CABLE AND RIVERVIEW CABLE:
  BALANCE SHEET DATA:
    Total assets................................   $  348,574          --             375,982          --              --
    Senior debt.................................      209,000          --             230,000          --              --
    Subordinated debt...........................      141,268          --             141,268          --              --
    Total debt..................................      350,268          --             371,268          --              --

                                                                                             AS OF DECEMBER 31,
                                                             AS OF JUNE 30,      ------------------------------------------
                     STATISTICAL DATA                             1995              1994            1993            1992
----------------------------------------------------------   --------------      ----------      ----------      ----------
                                                                                 (DOLLARS IN THOUSANDS)
CORE RESTRICTED GROUP:
  Homes passed(5).........................................      1,315,000         1,309,000       1,086,000       1,079,000
  Basic service subscribers at end of period..............        950,000           928,000         815,000         790,000
  Basic penetration(6)....................................           72.2%             70.9%           75.0%           73.2%
  Number of premium television units......................      1,459,000         1,572,000       1,504,000       1,586,000
  Average number of premium units per basic subscriber....            1.5               1.7             1.8             2.0
  Average revenue per basic subscriber(7).................     $   $37.82        $    37.10      $    38.01      $    38.85
CABLEVISION OF NYC:
  Homes passed(5).........................................        912,000           829,000         645,000         436,000
  Basic service subscribers at end of period..............        371,000           315,000         214,000         134,000
  Basic penetration(6)....................................           40.7%             37.9%           33.1%           30.7%
  Number of premium television units......................      1,272,000         1,127,000       1,053,000         730,000
  Average number of premium units per basic subscriber....            3.4               3.6             4.9             5.4
  Average revenue per basic subscriber(7).................     $    42.18        $    41.84      $    41.12      $    46.62
RESTRICTED GROUP:
  Homes passed(5).........................................      2,227,000         2,138,000       1,731,000       1,515,000
  Basic service subscribers at end of period..............      1,321,000         1,243,000       1,029,000         924,000
  Basic penetration(6)....................................           59.3%             58.1%           59.4%           61.0%
  Number of premium television units......................      2,731,000         2,699,000       2,557,000       2,316,000
  Average number of premium units per basic subscriber....            2.1               2.2             2.5             2.5
  Average revenue per basic subscriber(7).................     $    39.03        $    38.29      $    38.65      $    39.96
V CABLE:
  Homes passed(5).........................................        515,000           513,000         509,000         504,000
  Basic service subscribers at end of period..............        372,000           364,000         350,000         338,000
  Basic penetration(6)....................................           72.2%             71.1%           68.7%           67.1%
  Number of premium television units......................        360,000           375,000(8)      446,000         485,000
  Average number of premium units per basic subscriber....            1.0               1.0             1.3             1.4
  Average revenue per basic subscriber(7).................     $    31.10        $    30.41      $    30.56      $    31.30
MONMOUTH CABLE AND RIVERVIEW CABLE:
  Homes passed(5).........................................        262,000           248,000          --              --
  Basic service subscribers at end of period..............        173,000           161,000          --              --
  Basic penetration(6)....................................           66.0%             65.1%         --              --
  Number of premium television units......................        132,000           133,000          --              --
  Average number of premium units per basic subscriber....            0.8               0.8          --              --
  Average revenue per basic subscriber(7).................     $    35.70        $    34.67          --              --

FOOTNOTES
(1) Operating profit before depreciation and amortization is presented here to provide additional information about Cablevision's ability to meet future debt service, capital expenditures and working capital requirements. Operating profit before depreciation and amortization should be considered in addition to and not as a substitute for net income and cash flows as indicators of financial performance and liquidity as reported in accordance with generally accepted accounting principles.

(2) Includes management fees from Cablevision of NYC of $3,420, $2,389, $5,228, $3,538 and $2,359, respectively.

(3) Excludes Cablevision MFR seller note in the amount of approximately $141.3 million that is guaranteed by Cablevision's Core Restricted Group.

(4) Operating profit before depreciation and amortization is annualized for purposes of preparing interim financial ratios that include balance sheet items.

(5) Homes passed is based upon homes passed by cable actually marketed and does not include multiple dwelling units passed by the cable plant that are not connected to it.

(6) Basic penetration represents basic service subscribers at the end of the period as a percentage of homes passed at the end of the period.

(7) Based on recurring service revenues, excluding installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues, for the last month in the period presented, divided by the average number of basic subscribers for that month.

(8) Reflects the reclassification of units of Madison Square Garden Network subscribers to non-premium units in February 1994.

                                  RISK FACTORS

     The Transactions and an investment in Cablevision Class A Common Stock involve significant risks that should be considered by Limited Partners and prospective investors, including the following risks:

RISKS ASSOCIATED WITH THE INCORPORATION AND MERGER

LACK OF INDEPENDENT REPRESENTATION FOR UNAFFILIATED LIMITED PARTNERS

     The General Partners negotiated the terms of the Transactions on behalf of the Partnership. All of the General Partners are affiliated with Cablevision. No independent representative or counsel has acted on behalf of the unaffiliated Limited Partners in connection with determining the terms of either Transaction, nor did the General Partners negotiate the terms of either Transaction with any unaffiliated Limited Partners. There is a possibility that, if such representatives or unaffiliated Limited Partners had taken part in such determination or negotiation, the terms of the Transactions might have been different and, perhaps, more favorable to the unaffiliated Limited Partners. See 'The Transactions -- Recommendations of the General Partners; Fairness of the Transactions' and ' -- Interests of Certain Persons in the Transactions; Conflicts of Interest.'

CONFLICTS OF INTEREST


     The General Partners, Cablevision and their respective affiliates will receive substantial benefits if the Merger is consummated, and, accordingly, had an inherent conflict of interest in structuring the terms and conditions of the Transactions. Employees of Cablevision manage the operations of the Related Partnerships and all of the General Partners are affiliated with Cablevision. In addition, Dolan is chairman of Cablevision, and, as of August 31, 1995, beneficially owned common stock representing approximately 18.6% of the total voting power of Cablevision common stock. On October 16, 1995, he was succeeded as chief executive officer of Cablevision by James L. Dolan, his son. In addition, Trusts established for the benefit of Dolan family members, as to which Dolan disclaims beneficial ownership, also owned at such date common stock with approximately 72.5% of the total voting power of Cablevision. See ' -- Risks of an Investment in Cablevision if Merger is Consummated -- Voting Control by Majority Stockholders; Disparate Voting Rights' and 'The Transactions -- Interests of Certain Persons in the Transactions; Conflicts of Interest.'


MATERIAL BENEFITS TO GENERAL PARTNERS AND THEIR AFFILIATES AND CABLEVISION AND ITS AFFILIATES

     The General Partners and their affiliates, other than Cablevision and its subsidiaries, who, since the inception of the Partnership, have invested in and loaned to the Partnership a total of approximately $4.7 million in cash, as well as contributing a provisional cable television license for the City of Boston, will receive the amount of, and a return on, their investments in and loans to the Partnership, as well as from management fees earned (approximately $15.0 million), in the form of Cablevision Class A Common Stock aggregating approximately $404,000 and cash aggregating approximately $19.7 million (as of December 31, 1994). Cablevision and its affiliates, other than the General Partners and their affiliates, who invested approximately $48.4 million in cash (including the reinvestment of accrued interest thereon) in the Partnership and loaned or advanced approximately $9.8 million in cash to the Partnership, will receive the amount of, and a return on, their investments in and loans and advances to the Partnership in the form of Cablevision Class A Common Stock aggregating $51.0 million (as of June 30, 1995) and assumption of indebtedness aggregating approximately $40.6 million (as of June 30, 1995). The unaffiliated Limited Partners will receive only the approximate amount of, and no return on, their investment in the form of Cablevision Class A Common Stock. Dolan, as a general partner of the Partnership and Brookline, is personally liable for all obligations of the Related Partnerships, other than the obligations under the Partnership's Loan Agreement. In addition, Cablevision has agreed to indemnify the General Partners for substantially all liabilities to the Limited Partners and others in connection with the Transactions and, if the Transactions are consummated, for substantially all other liabilities related to the Related Partnerships. See 'The Transactions -- Interests of Certain Persons in the Transactions; Conflicts of Interest.'

NO APPRAISAL OBTAINED FOR SYSTEMS

     The General Partners did not obtain an appraisal of the fair market value of the Systems or solicit offers for the Systems from unaffiliated third parties. As a result, there is the possibility that the terms of the Transactions do not reflect the fair market value of the Systems. See 'The
Transactions -- Reasons for and Alternatives to the Transactions,' ' -- Recommendations of the General Partners; Fairness of the Transactions' and ' -- Fairness Opinion Received by the General Partners.'

UNCERTAINTIES REGARDING VALIDITY OF THE PREFERRED EQUITY

     On October 5, 1994, following the filing of preliminary consent solicitation materials with the Securities and Exchange Commission that discussed the uncertainties concerning the Preferred Equity, a Limited Partner filed an action in Massachusetts Superior Court on behalf of a purported class of Limited Partners alleging, among other things, that the Partnership issued its Preferred Equity (the 'Preferred Equity') to affiliates of the General Partners in violation of the Partnership Agreement. The purported class action seeks, among other things, a declaratory judgment that holders of the Preferred Equity are not entitled to the accrued cumulative distributions thereon. See 'The Transactions -- Certain Litigation.' While the General Partners believe that the Preferred Equity was validly issued, they recognize that the outcome of litigation cannot be predicted with certainty. The General Partners believe, based on the advice of counsel, that the holders of the Preferred Equity would more likely than not be entitled to at least $80 million in respect of such interests (which is approximately $27.2 million more than the amount allocated to the holders of the Preferred Equity in the Merger and Liquidation) if, hypothetically, the validity of the Preferred Equity were fully adjudicated and the Partnership and Cablevision consummated the Merger and Liquidation substituting the adjudicated rights of the Preferred Equity for the approximately $52.8 million (as of June 30, 1995) that Cablevision Finance has agreed to receive in respect of the Preferred Equity Interests in the Liquidation. It is possible, however, that a court could conclude that the holders of the Preferred Equity are entitled to receive less than they have been allocated in the Merger and Liquidation. If a court were to determine that the holders of the Preferred Equity are entitled to receive less than they have been allocated in the Merger and Liquidation, and if Cablevision were still willing to proceed with the Transactions, Limited Partners would be entitled to receive more consideration than they have been allocated in the Merger and Liquidation. Based on advice of counsel, the General Partners believe that Limited Partners who consent to the Incorporation or Merger could be, but will not necessarily be, precluded from challenging the issuance of the Preferred Equity solely because of that consent; however, Cablevision Finance, the General Partners and the other defendants in the litigation have indicated to the General Partners that they would raise the consent as part of the defense to any challenge to the Preferred Equity, and the General Partners believe that the consent of the Limited Partners to the Merger and Liquidation is a factor that a court would consider in deciding whether the Limited Partners would be barred from challenging the issuance of the Preferred Equity. See 'The Transactions -- Background of the Transactions -- Uncertainties Regarding Validity of the Preferred Equity.'

RISK THAT IRS MAY VIEW INCORPORATION AND MERGER AS FULLY TAXABLE

     The Limited Partners will recognize gain in connection with the Incorporation, although in the opinion of counsel to Cablevision and counsel to the General Partners, it is more likely than not that for most Limited Partners any gain recognized will be offset by at-risk suspended losses. See 'Certain Federal Income Tax Consequences -- Incorporation -- Consequences to Unaffiliated Limited Partners.' In the opinion of Sullivan & Cromwell, special counsel to Cablevision, and Debevoise & Plimpton, special counsel to the General Partners, the receipt of Cablevision Class A Common Stock by the Partnership in the Merger and the distribution of Cablevision Class A Common Stock to the Limited Partners in the Liquidation more likely than not will be viewed as tax-free. The matter, however, is not free from doubt. The Partnership has not requested or obtained a ruling from the IRS. If the Merger is consummated, it is possible that the IRS might take the view that the Incorporation or the Merger is fully taxable and that the Limited Partners might recognize taxable gain in excess of their at-risk suspended losses in an amount approximately equal to the market value of the Cablevision Class A Common Stock distributed to them in the Liquidation. Limited Partners will not receive any cash distributions in connection with either Transaction with which to pay any such taxes. See 'Certain Federal Income Tax Consequences.'

MATERIAL ASSUMPTIONS IN PAINEWEBBER'S OPINION

     The General Partners directed PaineWebber, their financial advisor, to assume in rendering its opinion to the General Partners with respect to the fairness of the consideration to be received by the unaffiliated Limited Partners in the Liquidation, that the holders of the Preferred Equity are entitled to receive at least $80 million for their interests. PaineWebber's opinion does not address whether the consideration to be received by the unaffiliated Limited Partners in the Liquidation would be fair if the holders of Preferred Equity were found to be entitled to less than $80 million. The assumptions in PaineWebber's opinion are discussed in greater detail in 'The Transactions -- Fairness Opinion Received by the General Partners -- Opinion of PaineWebber.' Richard Hochman, a director of Cablevision and owner of six Units, was a managing director of PaineWebber at the time PaineWebber was retained and when it delivered its initial opinion. The General Partners did not consider Mr. Hochman's position to be a risk because of their understanding with PaineWebber that Mr. Hochman would not be involved in the process of rendering the fairness opinion.

RISKS RELATED TO THE INCORPORATION

     The Limited Partners are being asked to consent to the Incorporation prior to the Merger. If the Incorporation is approved by the Limited Partners and the conditions thereto are satisfied (see 'Description of the
Incorporation -- Conditions to the Incorporation'), the General Partners intend to cause the Incorporation to be consummated promptly following such approval. Approval of the Merger by the Limited Partners is not a condition to the Incorporation. Consents to the Merger will be held in escrow until the Incorporation is approved and consummated by the Limited Partners in order to ensure that Limited Partners consider the Incorporation separately from their consideration of the Merger as is required for the desired tax treatment of the Transactions. Accordingly, the General and Limited Partners will not know whether the Merger will be accepted or rejected by the Limited Partners, or whether each of the other conditions to the Merger (see 'The Transactions -- Conditions to the Transactions') will be satisfied, prior to consummation of the Incorporation. Thus, it is possible that the Merger may not be consummated following the Incorporation. There are substantial risks involved in the consummation of the Incorporation if the Merger is not consummated, as set forth below.

     RISK OF CORPORATE-LEVEL TAX. Consummation of the Incorporation without also consummating the Merger will significantly affect the tax consequences of operating the Systems. Because a significant amount of losses generated by the Systems in prior years and allocated to the Limited Partners was not deductible by the Limited Partners due to the 'at-risk' limitations under federal income tax law, current and future taxable income generated by the Systems and allocated through the Partnership to the Limited Partners can generally be offset by most of the Limited Partners by the amount of such at-risk losses not previously utilized. As a result, the General Partners believe that, based on current projections, it is likely that most of the Limited Partners would not be required to pay income taxes on income generated by the Related Partnerships for the foreseeable future. The Limited Partners will recognize gain in connection with the Incorporation, although the General Partners believe that, for most Limited Partners, any gain recognized will be offset by suspended at-risk losses. See 'Certain Federal Income Tax Consequences -- Incorporation -- Consequences to Unaffiliated Limited Partners.' Following the Incorporation, such at-risk losses will no longer be available to offset taxable income generated by the Systems. Instead, taxable income of the Systems will be subject to corporate-level tax, although such income will be reduced in part by additional depreciation deductions resulting from a partial 'step-up' in the basis of the Assets upon the Incorporation. The General Partners also believe that, following the Incorporation, Boston Sub would likely be required to pay income taxes sooner than when the income of the Partnership allocable to most of the Limited Partners would become subject to tax if the Incorporation were not consummated. Based on current projections (see 'Cablevision of Boston -- Management Projections'), the General Partners believe that any corporate-level taxes would not be significant until at least 1998. Moreover, the resulting tax liability will be payable out of cash flow generated by the Systems and will not be payable by Limited Partners directly. If the Incorporation
                                       44
were not consummated, any tax liabilities resulting from the taxable income of the Systems generally would be borne directly by the Limited Partners after such Limited Partners' at-risk losses have been exhausted. Such liabilities would have to be satisfied by the Limited Partners from cash available to them from sources other than the Partnership because, under current projections, the Partnership will not generate cash flow sufficient to make cash distributions to its Partners in the foreseeable future. See 'Certain Federal Income Tax Consequences -- Incorporation.'

     OTHER RISKS. If the Merger is not consummated, the Partnership will not liquidate absent a recommendation by the General Partners and a further vote of the Limited Partners. The Limited Partners will in such case be subject to all the risks inherent in the continued operation of the business of the Partnership, including the need to renegotiate the Partnership's Loan Agreement at December 31, 1995. See 'The Transactions -- Risks that Neither Transaction is Consummated.' If the Merger is not consummated, the General Partners would consider liquidating the Partnership through the distribution of the stock of Boston Sub to the Limited Partners or another transaction involving the sale of Boston Sub if they conclude that such a distribution or transaction would increase the liquidity and value of the Limited Partners' investment in the Partnership and that an allocation of such stock or other acquisition consideration between the Limited Partners and other parties holding priority claims in the Partnership that is fair to the Limited Partners could be achieved.

RISKS ASSOCIATED WITH AN INVESTMENT IN CABLEVISION

RISK OF DECREASE IN MARKET VALUE OF CONSIDERATION RECEIVED

     If the Merger is consummated, the exact number of shares of Cablevision Class A Common Stock to be distributed to the Limited Partners in the Liquidation will be based on the Average Cablevision Stock Price. As a result, the exact number of shares of Cablevision Class A Common Stock to be distributed in the Liquidation and the market value thereof will depend on the timing of the Merger and the Liquidation and other factors. Accordingly, the actual market value of Cablevision Class A Common Stock received by the Limited Partners in the Merger and subsequent Liquidation may have a market value less than 100% of the amounts initially invested by each unaffiliated Limited Partner in the Partnership. The trading price of the Class A Common Stock received by the Limited Partners in the Liquidation will continue to fluctuate after the Liquidation. There can be no assurance that the market value of the Cablevision Class A Common Stock to be received by the Limited Partners in the Merger and Liquidation will not decrease significantly. There is a significant possibility that the market value of the Cablevision Class A Common Stock received by the Limited Partners in the Liquidation may decrease significantly, including as a result of the issuance of a significant number of shares. In addition, Limited Partners will not receive a return of their investment in the form of cash proceeds, and, if they wish to obtain cash for their investment, they will need to sell the shares of Cablevision Class A Common Stock received in the Liquidation on the ASE or in a private transaction. These risks are accentuated by the potential for significant fluctuation in the market price of the Cablevision Class A Common Stock.

RISKS OF AN INVESTMENT IN CABLEVISION IF MERGER IS CONSUMMATED

     If both Transactions are consummated, the Limited Partners will no longer hold a direct investment in the Systems. Their investment will, instead, be in Cablevision Class A Common Stock. An investment in Cablevision Class A Common Stock would constitute a fundamental change in the nature of the investment of the Limited Partners. See 'Comparison of Cablevision Class A Common Stock with Units.' An investment in Cablevision Class A Common Stock involves various risks, including the following principal risks, which, together with the other matters set forth or incorporated by reference herein, should be carefully considered by the Limited Partners and prospective investors.

     SUBSTANTIAL INDEBTEDNESS AND HIGH DEGREE OF LEVERAGE. Cablevision has incurred substantial indebtedness, primarily to finance acquisitions and expansion of its operations and, to a lesser extent, for investments in and advances to affiliates. Cablevision's consolidated debt and Series E Redeemable Convertible Exchangeable Preferred Stock aggregated approximately $3.4 billion at June 30, 1995 ($3.2 billion on a pro forma basis after giving effect to the Merger and the Proposed V Cable

Transactions   (as  described  in  the  Cablevision  Form  8-K)),  with  varying maturities to 2023, including an aggregate of approximately $711.1 million maturing on or prior to December 31, 1999. See Note 4 of Notes to Cablevision Consolidated Financial Statements included in the Cablevision Form 10-K. In addition, Cablevision's consolidated subsidiary, Rainbow Programming, incurred approximately $94.0 million of indebtedness in July 1995 in connection with the acquisition of NBC's interest in SportsChannel (New York) Associates and Rainbow News 12 Company, described under 'Business -- Programming Services' in the Cablevision Form 10-K.

     NET LOSSES AND STOCKHOLDERS' DEFICIT. Cablevision reported net losses for the six months ended June 30, 1995 and 1994 of $195.4 million and $111.9 million, respectively, and for the years ended December 31, 1994, 1993 and 1992 of $315.2 million, $246.8 million and $250.5 million, respectively. At June 30, 1995, Cablevision had a stockholders' deficit of $2.0 billion. The losses primarily reflect high levels of interest expense and depreciation and amortization charges relating to assets obtained through, and debt incurred to finance, acquisitions. Interest expense and depreciation and amortization remained at a high level throughout 1992, 1993 and 1994 and will continue at high levels in the future as a result of previously completed, pending and future acquisitions, expected capital expenditures and additional investments in Cablevision's programming operations, including the approximately $95.5 million payment made in connection with the acquisition of NBC's interest in SportsChannel (New York) Associates and Rainbow News 12 Company. Cablevision expects to continue incurring substantial losses for at least the next several years. See 'Cablevision Management's Discussion and Analysis -- Liquidity and Capital Resources.'


     NEED FOR ADDITIONAL FINANCING. Cablevision's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for, among other things, upgrade of Cablevision's cable plant
(including the need to make cable system upgrades mandated by franchise authorities), the offering of new services and the servicing, repayment or refinancing of its indebtedness. Cablevision will require significant additional financing, through debt and/or equity issuances, to meet its capital expenditure plans and to pay its debt obligations. There can be no assurance that Cablevision will be able to issue additional debt or obtain additional equity capital on satisfactory terms, or at all, to meet its future financing needs. See 'Cablevision Management's Discussion and Analysis -- Liquidity and Capital Resources.'


     FUTURE CAPITAL EXPENDITURES AND PROGRAMMING COMMITMENTS. Cablevision's cable systems have commitments for capital expenditures, including major system upgrades, which will involve substantial expenditures over the next several years. In addition, Cablevision, through Rainbow Programming, has entered into numerous contracts relating to cable television programming, including rights agreements with professional and other sports teams. These contracts typically require substantial payments over extended periods of time. See Note 8 of Notes to Cablevision Consolidated Financial Statements included in the Cablevision Form 10-K for a discussion of commitments and contingencies. Cablevision also has a commitment to fund annual payments to Dolan related to Cablevision of NYC. See 'Business -- Consolidated Cable Affiliates -- Cablevision of New York City' and 'Business -- Programming Operations' in the Cablevision Form 10-K and 'Cablevision Management's Discussion and Analysis -- Liquidity and Capital Resources.'

     INTANGIBLE ASSETS. Cablevision had total assets at June 30, 1995 of approximately $2.3 billion, of which approximately $0.9 billion were intangible assets, principally subscriber lists, franchises, excess costs over fair value of net assets acquired, deferred financing, acquisition and other costs and deferred interest expense. It is possible that no cash would be recoverable from the voluntary or involuntary sale of these intangible assets.

     LOSSES ON INVESTMENTS IN AND ADVANCES TO CERTAIN AFFILIATES. Cablevision has made investments in and advances to certain affiliates of which Dolan is the managing general partner or in which Dolan has substantial ownership interests. At June 30, 1995, investments in and advances (less applicable reserves) to such affiliates aggregated approximately $33.7 million (consisting of $17.6 million for the Partnership, $12.5 million for Cablevision of Chicago (which has subsequently been repaid, as explained below), and $3.6 million for Atlantic Cable Television Publishing Corporation ('Atlantic Publishing')). Because Dolan is the managing general partner or has a substantial interest in such affiliates, an  inherent  conflict  of  interest exists  with  respect  to  such investments and advances. There can be no assurances that such investments and advances and any amounts accrued with respect thereto will be fully recovered or that conflicts of interest will not arise with respect to the recovery of such amounts.

     Cablevision wrote off for accounting purposes its entire investment in and advances to the Partnership of $34.5 million at September 30, 1985. Between September 1985 and May 1988, Cablevision made additional subordinated advances to the Partnership, which amounted to approximately $17.6 million at June 30, 1995. See 'The Transactions -- Background of the Transactions.' Management of Cablevision currently anticipates that no further funds will be advanced by Cablevision to the Partnership to support operations. See 'The Transactions -- Background of the Transactions' and 'Business -- Other Cable Affiliates -- Cablevision of Boston' in the Cablevision Form 10-K. All such additional subordinated advances will become intercompany indebtedness if the Merger is consummated. See 'The Transactions -- Interests of Certain Persons in the Transactions; Conflicts of Interest' and 'Description of the Merger -- Consideration to be Received by Affiliates.'


     On August 4, 1995, Cablevision of Chicago sold its cable television systems to Continental Cablevision, Inc. and the loans from Cablevision to Cablevision of Chicago, together with accrued interest reserved by Cablevision, were repaid in full. Accordingly, in connection therewith, Cablevision recognized a gain in the third quarter of 1995 of approximately $15.6 million.



     Atlantic Publishing holds a minority equity interest and a debt interest in a company that publishes cable television guides, which are offered to Cablevision's subscribers and to other unaffiliated cable television operators. As of June 30, 1995 Cablevision had advanced an aggregate of $17.9 million to Atlantic Publishing, of which approximately $0.7 million was advanced during 1992, approximately $0.5 million was repaid during 1993 and $0.6 million was repaid during 1994 and approximately $0.2 million was advanced during the first six months of 1995. Cablevision has written off all of its advances to Atlantic Publishing other than $3.6 million. Atlantic Publishing is owned by a trust for certain Dolan family members; however, Cablevision has the option to purchase Atlantic Publishing for an amount equal to the owner's net investment therein plus interest. The current owner has only a nominal investment in Atlantic Publishing. See 'Business -- Other Affiliates -- Atlantic Publishing' in the Cablevision Form 10-K.


     See 'Business -- Consolidated Cable Affiliates -- Cablevision of New York City' in the Cablevision Form 10-K for a discussion of Cablevision's acquisition of substantially all of Dolan's interest in Cablevision of NYC, which was consummated as described therein in July 1992.

     VOTING CONTROL BY MAJORITY STOCKHOLDERS; DISPARATE VOTING RIGHTS. Dolan beneficially owned, as of August 31, 1995, 286,000 shares or 2.3% of Cablevision's outstanding Cablevision Class A Common Stock and 2,347,494 shares or 20.3% of Cablevision's outstanding Cablevision Class B Common Stock (the
'Cablevision Class B Common Stock' and together with the Cablevision Class A Common Stock, the 'Common Stock'). On a combined basis, these shares represented 11.1% of the total number of shares of both classes of Common Stock and 18.6% of the total voting power of both classes. Trusts established by Dolan for the benefit of certain Dolan family members, and as to which Dolan disclaims beneficial ownership, owned, as of August 31, 1995, an additional 500,000 shares of Cablevision Class A Common Stock or 4.1% of Cablevision Class A Common Stock and 9,225,928 shares of Cablevision Class B Common Stock, or 79.7% of the Cablevision Class B Common Stock and 72.5% of the total voting power of all classes of Cablevision Common Stock. As a result of this stock ownership, Dolan and trusts for the benefit of Dolan family members have the power to elect all 12 directors subject to election by holders of the Cablevision Class B Common Stock, which directors constitute 75% of the entire 16-member Board of Directors of Cablevision. Moreover, because holders of Cablevision Class B Common Stock are entitled to ten votes per share while holders of Cablevision Class A Common Stock are entitled to one vote per share, Dolan and trusts for the benefit of Dolan family members may control stockholder decisions on matters in which holders of Cablevision Class A and Cablevision Class B Common Stock vote together as a class. These matters include the amendment of certain provisions of Cablevision's Certificate of Incorporation and the approval of fundamental corporate transactions, including mergers. In addition, because the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Cablevision Class B Common Stock, voting separately as a class, is required to approve (i) the authorization or issuance of any additional shares of Cablevision Class B Common Stock and (ii) any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation of Cablevision which adversely affects the powers, preferences or rights of the Cablevision Class B Common Stock, Dolan and trusts for the benefit of Dolan family members together also have the power to prevent such issuance or amendment. The voting rights of the Cablevision Class B Common Stock beneficially owned by Dolan and by certain of the trusts will not be modified as a result of any transfer of legal or beneficial ownership thereof.


     RESTRICTIVE COVENANTS. Cablevision's principal bank credit agreement (the 'Credit Agreement'), and certain of Cablevision's other debt instruments, contain various financial and operating covenants which, among other things, require the maintenance of certain financial ratios and restrict Cablevision's ability to borrow funds from other sources and to utilize funds for various purposes, including investments in certain subsidiaries. Violation of the covenants in the Credit Agreement could result in a default under the Credit
Agreement which would permit the bank lenders thereunder to restrict Cablevision's ability to borrow undrawn funds under the Credit Agreement and to accelerate the maturity of borrowings thereunder. Cablevision currently is not in violation of any covenant under the Credit Agreement or such other debt instruments. See 'Cablevision Management's Discussion and Analysis -- Liquidity and Capital Resources.' Also see 'Available Information.'



     CONFLICTS OF INTEREST. Dolan and trusts for Dolan family interests have varying economic interests in Cablevision's affiliates, including the Related Partnerships. Dolan and other officers and directors of Cablevision are also officers and directors of affiliated companies. Such officers and directors of Cablevision devote such time to the business of Cablevision as is reasonably required; however, they have other responsibilities which require various amounts of their time and which could conflict with their duties to Cablevision. See 'Comparison of Cablevision Class A Common Stock with Units -- Compensation of the General Partner.'


     NO DIVIDENDS PAID OR TO BE PAID. Cablevision has never declared or paid dividends on any of its Common Stock and does not intend to pay cash dividends on such stock in the foreseeable future. In addition, certain debt instruments to which Cablevision is a party contain covenants which effectively prohibit the payment of such dividends. Accordingly, holders of its Common Stock will receive a return on their investment only through the sale of such stock.

     FLUCTUATIONS IN THE PRICE OF CABLEVISION CLASS A COMMON STOCK. The price of Cablevision Class A Common Stock on the American Stock Exchange has fluctuated significantly. The price of such stock likely will continue to fluctuate during the period in which the Average Cablevision Stock Price is determined and following the Merger. See 'Price Range of Cablevision Class A Common Stock and Dividend Policy.'


     SHARES ELIGIBLE FOR FUTURE SALE. On August 31, 1995, 12,223,367 shares of Cablevision Class A Common Stock were outstanding. Cablevision has granted to each of Dolan, certain Dolan family interests, the Dolan Family Foundation, John Tatta, a director of Cablevision, and certain Tatta family interests registration rights with respect to 1,076,075 shares of Cablevision Class A Common Stock held by them on such date, as well as with respect to 11,573,922 shares of Cablevision Class A Common Stock issuable upon conversion of shares of Cablevision Class B Common Stock. Cablevision may determine to fund further acquisitions and investments through sales of Cablevision Class A Common Stock or other equity related securities. Sales of a substantial number of shares of Cablevision Class A Common Stock or Cablevision Class B Common Stock could adversely affect the market price of the Cablevision Class A Common Stock and could impair Cablevision's future ability to raise capital through an offering of its equity securities.



     Cablevision and its subsidiaries, V Cable and VC Holding, Inc., have entered into a general non-binding letter of intent with General Electric Capital Corporation ('GECC'), the principal creditor of V Cable, pursuant to which Cablevision would issue GECC shares of convertible preferred stock having an initial aggregate liquidation preference of $500 million in the Proposed V Cable Transactions. It is anticipated that such preferred stock would be convertible at the option of the holder at certain times and in certain circumstances in whole or in part into Class A Common Stock at a conversion rate based upon the trading value of the Class A Common Stock at the time of such conversion. Based on the market value of Class A Common Stock on October 13, 1995, approximately 9,209,375 shares of Class A Common Stock (which would represent 43.0% of the outstanding Class A Common Stock after such conversion) would be issuable upon conversion of the convertible preferred stock issued in the

Proposed V Cable Transactions. It is also anticipated that Cablevision would grant GECC registration rights with respect to the Class A Common Stock issuable upon any conversion of such preferred stock.


     In 1990, a registration statement filed by Cablevision with the Commission became effective with respect to 270,000 shares of Cablevision Class A Common Stock held by A. Jerrold Perenchio, as trustee of the Jerry Perenchio Living Trust, and 690,000 shares of Cablevision Class A Common Stock which Francis F. Randolph, Jr. has a right to acquire upon the exercise of stock options held by him. As of August 31, 1995, approximately 458,800 shares have been sold pursuant to that registration statement. Sales of shares pursuant to that registration statement could adversely affect the market price of the Cablevision Class A Common Stock. Mr. Randolph and Mr. Perenchio are directors of Cablevision. Mr. Randolph resigned as a Vice-Chairman of Cablevision effective June 30, 1994.

COMPETITION AND SUBSTANTIAL REGULATION IN THE CABLE TELEVISION INDUSTRY


     RISKS RELATED TO REGULATION. Cablevision's cable television operations, like those of the Partnership, may be adversely affected by government regulation, the impact of competitive forces and technological changes. In 1992, Congress enacted the 1992 Cable Act, which represented a significant change in the regulatory framework under which cable television systems operate. In April 1993 and February 1994, the Federal Communications Commission (the 'FCC') ordered reductions in cable television rates. In June 1995, a federal appeals court upheld the material aspects of the FCC's rate regulation scheme. Telecommunications legislation pending in Congress would relax the cable rate regulation required by the 1992 Cable Act. The legislation would also open the local telephone business to competition from cable television companies and other providers and preempt state and local barriers to entry into that market. While both the U.S. Senate and the House of Representatives have passed bills, Cablevision cannot predict whether the legislation ultimately will be enacted into law or what form the final legislation will take. See 'Business -- Cable Television Operations -- Competition' and 'Business -- Cable Television Operations -- Regulation' in the Cablevision Form 10-K.



     RISK OF COMPETITION. Cable operators compete with a variety of distribution systems, including broadcast television stations, multichannel multipoint distribution services ('MMDS'), satellite master antenna systems ('SMATV'), direct broadcast satellite systems ('DBS'), and private home dish earth stations. For example, CAI Wireless Systems, Inc., an MMDS operator, has received investments from Bell Atlantic Corporation and NYNEX Corporation and owns operating systems or spectrum rights in a significant portion of Cablevision's systems. In addition, three DBS systems are now operational in the United States. The 1992 Cable Act prohibits a cable programmer that is owned or affiliated with a cable operator (such as Rainbow Programming) from unreasonably discriminating among or between cable operators and other multichannel video distribution systems with respect to the price, terms and conditions of sale or distribution of the programmer's service and from unreasonably refusing to sell service to any multichannel video programming distributor. Cable systems also compete with the entities that make videotaped movies and programs available for home rental. The 1992 Cable Act regulates the ownership by cable operators of MMDS and SMATV. The telecommunications legislation recently passed by the U.S. Senate would eliminate these statutory cross-ownership limitations, while the bill passed by the House of Representatives would retain them. In July 1992, the FCC voted to authorize additional competition to cable television by video programmers using broadband common carrier facilities constructed by telephone companies. The FCC allowed telephone companies to take ownership interests of up to 5% in such programmers. The FCC also reaffirmed an earlier holding, recently upheld on appeal by a federal court, that programmers using such a telephone company-provided 'video dialtone' system would not need to obtain a state or municipal franchise. Several telephone companies have sought approval from the FCC to build such 'video dialtone' systems. Such a system has been proposed in several communities in which Cablevision currently holds a cable franchise and several of such systems have been approved by the FCC. Additional competition to cable systems is possible if the FCC authorizes the licensing of local multipoint distribution services ('LMDS'). The FCC has proposed to license this service to providers.


     COMPETITION FROM TELEPHONE COMPANIES. The 1984 Cable Act bars co-ownership of telephone companies and cable television systems operating in the same service areas ('cable-telco cross-ownership prohibition'). Numerous Federal district courts have held this prohibition to be unconstitu-
tional. Several of these decisions have been upheld on appeal and a number of other decisions are pending on appeal in various Federal appellate courts. The U.S. Supreme Court is expected to consider the constitutionality of the prohibition during the 1995-96 term.. Neither the 1984 Cable Act nor the 1992 Cable Act bars a telephone company from acquiring cable systems outside its telephone service area, and several Regional Bell operating companies have purchased or made investments in cable systems. Legislation to repeal the cable-telco cross-ownership prohibition, subject to certain regulatory requirements, has passed both the U.S. Senate and the House of Representatives; repeal has also been endorsed by the Clinton Administration. These bills also would permit a telephone company to acquire an in-region cable operator in certain small markets under certain circumstances. Cablevision cannot predict whether the legislation ultimately will be enacted into law or what form any final legislation would take. See 'Business -- Cable Television Operations -- Regulation' in the Cablevision Form 10-K.

     RISK OF NON-EXCLUSIVE FRANCHISES AND FRANCHISE RENEWALS. Cablevision's cable television systems, like those of the Partnership, are operated primarily under nonexclusive franchise agreements with local government franchising authorities, in some cases with the approval of state cable television authorities. Cablevision's business, like the Partnership's business, is dependent on its ability to obtain and renew its franchises. Although Cablevision has never lost a franchise as a result of a failure to obtain a renewal, its franchises are subject to non-renewal or termination under certain circumstances. In certain cases, franchises have not been renewed at expiration and Cablevision operates under temporary licenses while negotiating renewal terms with the franchising authorities. See 'Business -- Cable Television Operations -- Franchises' in the Cablevision Form 10-K.

FUNDAMENTAL CHANGE IN NATURE OF INVESTMENT

     If the Merger is consummated, the Limited Partners' investment in the Systems will be through the ownership of Cablevision Class A Common Stock. An investment in Cablevision Class A Common Stock would constitute a fundamental change in the nature of the investment of the Limited Partners, including the change from an investment in a partnership with a limited life to an investment in a corporation with an infinite life. These changes include significant modifications to the rights of the Limited Partners with respect to dividends and distributions, voting, meetings of holders, dissolution and liquidation, and access to investor lists and other books and records. Also, there will be changes with respect to the management of the entity, taxation of the entity and its investors, marketability and transferability of the interests and the compensation of controlling entities. All of these changes are discussed under 'Comparison of Cablevision Class A Common Stock with Units.' The Partnership only owns and operates the Systems, whereas an investment in Cablevision involves an investment in an entity which operates cable television systems with approximately 2,753,000 subscribers in 19 states as of June 30, 1995 based on the number of basic subscribers in systems which Cablevision manages and which it owns or in which it has investments. Cablevision also has ownership interests in companies that produce and distribute national and regional programming and advertising sales services.

     In addition, Cablevision's investment objectives are substantially broader than those of the Partnership. Cablevision has broad powers to engage in whatever types of activities it chooses while the Partnership is limited to those activities relating to the operation of the Systems. Under either the partnership or the corporate structure, Limited Partners (absent consummation of the Merger) and holders of shares of Cablevision Class A Common Stock are unlikely to receive any distributions of value with respect to their equity interests in the foreseeable future. Stockholders of Cablevision are entitled to vote on more matters than Limited Partners of the Partnership; however, affiliates of Cablevision who hold voting stock of Cablevision, including Dolan, also have voting rights. Because Dolan beneficially owns a majority of the total voting power of Cablevision and a majority of the shares of Cablevision Class B Common Stock, he has the power to elect the 75% of the directors subject to election by holders of the Cablevision Class B Common Stock and may control stockholder decisions on matters in which the holders of Cablevision Class A Common Stock and Cablevision Class B Common Stock vote together as a class. See ' -- Risks of an Investment in Cablevision if Merger is Consummated -- Voting Control by Majority Stockholders; Disparate Voting Rights.' Under the Partnership Agreement, on substantially all matters on which Limited Partners can vote, the General Partners and their affiliates have no vote. While Limited Partners have a greater ability to call meetings of Partners than stockholders of Cablevision have to call meetings of stockholders, Cablevision stockholders are much more likely to participate in meetings of stockholders as such meetings are held on an annual basis.

     See ' -- Risks of an Investment in Cablevision if Merger is Consummated' and ' -- Competition and Substantial Regulation in the Cable Television Industry' and 'Comparison of Cablevision Class A Common Stock with Units.'

                                THE TRANSACTIONS

BACKGROUND OF THE TRANSACTIONS

     BACKGROUND OF THE RELATED PARTNERSHIPS. The Partnership was organized in 1981 to construct, own and operate the Boston System. During 1982, the Partnership sold 575 units (the 'Original Units') of limited partnership interests in the Partnership to qualified investors at a purchase price of $60,000 per unit, thereby raising gross proceeds of $34.5 million, payable in four installments through January 1985. Certain directors and officers of Cablevision purchased three of the Original Units. Two such Original Units were purchased by an officer and a director of Cablevision for $54,000 each after certain investors defaulted after paying $6,000 therefor. In addition, Dolan and CSBC each contributed $100 cash to the Partnership and CSBC has further contributed to the capital of the Partnership the provisional cable television license granted to CSBC on March 25, 1982 by Boston Mayor Kevin H. White, the issuing authority for the City of Boston, and all rights pertaining thereto.

     In 1983, the Partnership acquired a 99% limited partnership interest in Brookline. Brookline subsequently purchased all the stock of, and then liquidated, Times Mirror Cable Television of Brookline, Massachusetts, and thereby acquired a 15-year non-exclusive license which expires in 1997 to construct, own and operate the Brookline System. In order to raise additional funds to finance the acquisition and completion of the Brookline System, in 1983 the Partnership offered an additional 575 units (the 'New Units') of limited partnership interests in the Partnership to qualified investors at a purchase price of $10,000 per unit. Under the terms of that offering, Dolan (or his designee) was required to purchase any unsold New Units at a price of $9,000 (the amount of the net proceeds to the Partnership from the sale of the New Units). Dolan purchased 282 New Units that were unsold in the offering and then resold such Units to a predecessor of Cablevision at the same price. No selling expenses were paid by the Partnership, Dolan or such Cablevision predecessor in connection with Dolan's purchase of such New Units. As a result, the net proceeds per New Unit to the Partnership from the sale of these New Units to Dolan were the same as the net proceeds per New Unit from the sale of the New Units to the unaffiliated Limited Partners. Upon the sale of the New Units, the Original Units were split six-for-one so that each Limited Partner who previously held one Original Unit thereafter held six units (the Original Units, and collectively with the New Units, the 'Units'). As of December 31, 1985, the Limited Partners had invested an aggregate of approximately $40 million in the Partnership. The Partnership has not received any equity contributions from the Limited Partners since such date.

     The Partnership used all of the proceeds of the two offerings, net of customary selling expenses, legal fees and other fees and expenses, to finance the construction, operation and maintenance of the Boston System and, after 1983, the acquisition and construction, operation and maintenance of the Brookline System. These activities consumed all of the Limited Partners' equity contributions and required, as described in more detail below, extensive borrowings by, and additional investments in, the Partnership.

     When the Partnership was formed, one of its primary objectives was to provide cash distributions to the Limited and General Partners. Based on financial projections prepared by the General Partners in 1982 and 1983, according to their best available estimates at that time, the Partnership had projected that it would become a profitable investment vehicle that would be able to make cash distributions to its Partners by the end of 1986 by constructing and operating cable television systems in Boston and Brookline. For the reasons described below, the Partnership never achieved this investment objective and has not been profitable at any time since its organization, although the General Partners believe that the Partnership may begin to generate net profit commencing in 1999. The General Partners do

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
not, however, believe that the Partnership will be able to generate cash flow sufficient to make distributions to the Limited Partners in the foreseeable future because all of the available cash flow will be required to be utilized to operate the Systems and to repay outstanding indebtedness for the foreseeable future. See 'Cablevision of Boston -- Management Projections.' Moreover, because of the lack of an active trading market for the Units (see 'Limited Market for Units; Distributions'), Limited Partners who desire liquidity in their investment in the Partnership may have no practical means of disposing of their Units.

     FINANCIAL BACKGROUND. The Partnership began to experience business and financial difficulties during 1984 and 1985. These difficulties were largely a result of delays in wiring and marketing multiple dwelling units due to unforeseen landlord objections, difficulty in obtaining access to public housing, delays in accessing the Back Bay and Beacon Hill areas of Boston due to objections from the Back Bay Historical Society, as well as other construction delays, and shortfalls in the overall number of available homes from those forecast in the Partnership's original franchise application. Such forecast was based on census data provided by the City of Boston. In addition, a new state property tax covering the Partnership's cable properties was enacted. As a result of these problems, the Partnership had substantially fewer subscribers beginning in late 1984 and at all times through 1988 than it had anticipated and had lower cash flows from operations than it had originally budgeted.

     Funds provided under the Amended and Restated Loan Agreement, dated December 15, 1982 (the 'Original Loan Agreement'), with the Banks were intended to finance completion of construction of the Systems. As of October 1, 1984, the Partnership had borrowed $69.3 million under the Original Loan Agreement. The Partnership's number of subscribers, however, was below that required as a condition to the borrowing of amounts in excess of $15.0 million under the Original Loan Agreement and, in October 1984, the Banks refused to lend any additional funds. This situation resulted in a cash shortage and a shortage of the capital funds necessary to access additional homes from existing cable trunk and to complete construction of the Systems.

     Obligations under the Original Loan Agreement were partially guaranteed by Cablevision Systems Development Company ('CSDC'), a predecessor of Cablevision, and Century Management Corporation ('Century'), an unaffiliated subsidiary of a primary supplier of equipment to the Partnership, Cablevision and their affiliates. These guarantees were supported by letters of credit in the amounts of $7.0 million (the 'CSDC Letter of Credit') and $15.0 million (the 'Century Letter of Credit'), which CSDC and Century, respectively, caused to be issued in favor of the Banks. The Partnership's obligations to reimburse CSDC and Century for their payments in respect of the CSDC Letter of Credit and the Century Letter of Credit, respectively, were evidenced by separate subordinated loan agreements. Any payments made by CSDC or Century pursuant to the foregoing arrangements were treated as subordinated loans to the Partnership in an equivalent amount. These subordinated loans were specifically contemplated by the Partnership Agreement. In December 1984 and January 1985, the Banks drew an aggregate of approximately $4.4 million under the CSDC Letter of Credit and the full $15.0 million under the Century Letter of Credit and the Partnership thereby incurred subordinated loans from CSDC and Century in the aggregate amount of approximately $19.4 million. The remaining amount of the CSDC Letter of Credit was cancelled as of September 1985.

     The  Partnership  Agreement  does not  limit  the incurrence  of  debt. The
Partnership Agreement does, however, provide that, in the event that the Partnership incurs debt financing in excess of $80.0 million principal amount (the '$80 Million Cap') as a result of cost overruns or a failure to meet projected Partnership taxable income (excluding depreciation and amortization and any gain or loss from the disposition of assets from January 1, 1982 to the date of calculation), an amount of Century's and CSDC's subordinated loans to the Partnership equal to such excess would be converted into capital of the Partnership ('Loan Conversion Contributions'). Loan Conversion Contributions were not to be repaid until after Payout and thereafter were to be repaid (without interest or any return) from 25% of cash available for distributions. As a condition to agreeing to the Century Letter of Credit, Century required the Partnership to agree not to take any action that would result in the Partnership's debt obligations to Century being converted into Loan Conversion Contributions pursuant to the Partnership Agreement.

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
     Because of the Partnership's inability to make additional borrowings under the Original Loan Agreement and constraints imposed by its agreement with Century and the Partnership Agreement, the Partnership had to fund its working capital needs and construction costs solely from subscriber revenues. These revenues were, however, insufficient to meet its needs, resulting in, among other things, a slowdown of construction and a dramatic increase in both the total amount, and the overdue nature, of the Partnership's accounts payable to trade creditors. When the Partnership could not make certain payments to its trade creditors in December 1984, the Partnership borrowed funds from a predecessor of Cablevision, because no other sources of funds were then available to the Partnership. Such predecessor of Cablevision subsequently made several such loans and advances to the Partnership, aggregating approximately $9.4 million as of April 1985. After giving effect to these borrowings, the Partnership's outstanding indebtedness did not exceed the $80 Million Cap.

     The Partnership estimated in April 1985 that approximately $20.0 million in additional financing would be required to complete construction of the Systems and to meet its other financial obligations. At that time, the Partnership was advised by outside financial advisors that, in light of the financial condition of the Partnership and the overall depressed nature of the market for investments in urban cable television systems at such time, such advisors would be unable to raise from outside sources the funds required to meet the Partnership's capital needs and the requirements of the Banks. Such advisors also advised the Partnership that, in their opinion, any attempt to raise additional capital from the Limited Partners would be impracticable.

     Accordingly, in April 1985, after consultation with investment bankers and legal counsel, the Partnership adopted a refinancing plan (the 'Refinancing Plan') that called for Cablevision Finance Limited Partnership, an entity that was then controlled by an affiliate of Dolan and which is now a wholly-owned subsidiary of Cablevision ('Cablevision Finance'), to make an equity investment of cash (the 'Cash Infusion') of an unspecified amount in order to permit the Partnership to obtain waivers of certain defaults under the Original Loan Agreement, to borrow additional funds under the Original Loan Agreement and to pay down trade and other debt, explicitly including advances made by affiliates of the Partnership and the General Partners. Under the Refinancing Plan, Cablevision Finance was to receive Preferred Equity in exchange for the Cash Infusion. The contractual terms of the Preferred Equity held by Cablevision Finance provided for (i) cumulative distributions at a rate of 15%, compounded semi-annually, (ii) the right to a priority return of the amount contributed and any amounts of unpaid cumulative distributions whenever the Partnership had funds available for distribution to partners within the limits permitted by the Original Loan Agreement and (iii) the right to receive 20% of all amounts available for post-Payout distributions ('Cablevision Finance Full Contractual Rights'). This post-Payout interest reduced ratably the existing post-Payout interests of the General Partners and their affiliates, on the one hand, and the Limited Partners, on the other hand, from 40% to 32% and 60% to 48%, respectively. The Refinancing Plan noted that the Preferred Equity would not be accounted for as indebtedness of the Partnership for accounting purposes, but did not give any assurance that the Preferred Equity would be treated as equity rather than debt for tax purposes.

     The General Partners distributed a copy of the Refinancing Plan to the Limited Partners in 1985. Although the General Partners believed, based upon the advice of the Partnership's financial advisors, that the Limited Partners were at that time unlikely to have an interest in making an investment in the Preferred Equity with Cablevision Finance, the Refinancing Plan also stated that the Limited Partners would be offered the right to purchase a portion of the Preferred Equity on the same terms and conditions as those made available to Cablevision Finance. However, as the General Partners subsequently advised the Limited Partners, the offering to the Limited Partners was initially deferred due to uncertainty in negotiations for relief from certain requirements under the Partnership's license agreement with the City of Boston and ongoing negotiations concerning restrictions under the Original Loan Agreement. The Limited Partners were not subsequently given an opportunity to purchase Preferred Equity due to the commencement of discussions with Cablevision regarding a sale of the Systems (see ' Discussions between the General Partners and Cablevision' below) and the uncertainties as to the outcome of those discussions.

     The General Partners believe that the Partnership would have been unable to obtain the required funds from any other source, which could have resulted in the Partnership having to sell its assets to

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meet its  debt obligations.  As  stated in  the  Refinancing Plan,  the  General
Partners believed that the funds realizable upon such a sale at such time would have been sufficient to repay the obligations under the Original Loan Agreement but would have been insufficient to pay all of the other creditors of the Partnership or to return any portion of the capital contributions of the Limited and General Partners.

     From July 1985 through mid-1989, the Partnership issued to Cablevision Finance an aggregate of $45.7 million of Preferred Equity in consideration of the conversion of subordinated loans and cash advances made by, and cumulative unpaid general and administrative expenses and direct charges due pursuant to the Management Agreement owed to, Cablevision or its predecessors, totalling $42.5 million and interest thereon of $3.2 million, including the $4.4 million drawn on the CSDC Letter of Credit. In view of the amount of financial assistance provided by Cablevision Finance to the Partnership, the unlikelihood that any economic benefits would be derived from any such advances or investments in the near term and the uncertainty of any long-term return, Cablevision Finance stopped advancing funds to the Partnership in mid-1989.

     From June 1989 through April 1990, the Partnership issued $4.6 million of Preferred Equity to Cablevision Systems Services Corporation ('CSSC'), a corporation wholly-owned by Dolan that provides management services to the Related Partnerships, in consideration of cash infusions and the conversion of a portion of the amount due and unpaid on a note previously issued by the Partnership to Home Box Office, Inc. that had been purchased by CSSC. The Preferred Equity issued to CSSC has the same contractual terms and conditions as the Preferred Equity issued to Cablevision Finance, except that it has no right to share in any post-Payout distributions and the principal amount thereof may not be paid until the principal amount of Preferred Equity held by Cablevision Finance has been paid ('CSSC Full Contractual Rights' and, together with Cablevision Finance Full Contractual Rights, the 'Full Contractual Rights').

     Such conversions by Cablevision Finance and CSSC of outstanding prior advances and loans into Preferred Equity generally occurred when the Partnership did not have the ability to borrow additional amounts under the Original Loan Agreement, or could do so, but not without causing the Partnership's outstanding indebtedness to exceed the $80 Million Cap.

     In November 1990, the Partnership repaid $3.0 million in principal in respect of the Century subordinated loan from funds obtained from bank borrowings. In August 1991, as part of a transaction in which Dolan acquired from Century the remaining $12.0 million in principal of the Century subordinated loan in exchange for Cablevision Class A Common Stock owned by Dolan and related registration rights, Century waived $13.2 million of accrued interest with respect to the subordinated loan and the Partnership recorded a gain on forgiveness of debt in that amount as a result. In September 1991, the Partnership paid Dolan $12.0 million in full satisfaction of the subordinated loan from funds obtained from bank borrowings.

     As of June 30, 1995, subordinated debt, unpaid advances, and unpaid management fees and interest thereon owing to Cablevision Finance, CSSC and Dolan and accrued interest thereon aggregated $55.7 million, and Preferred Equity contributions and cumulative unpaid distributions thereon aggregated $168.0 million (including $117.7 million of unpaid cumulative distributions). Under an agreement entered into when the Partnership was formed, CSSC has been entitled to receive management fees equal to 3 1/2% of the Partnership's gross receipts. Payment of such fees has, however, been subordinated and deferred under the Original Loan Agreement. Unpaid management fees, together with interest thereon, aggregated approximately $25.5 million of the $30.2 million owing to CSSC and Dolan at June 30, 1995. To date, none of Dolan, CSSC or Cablevision or its subsidiaries have received any payments in respect of its advances made to, services rendered to, or Preferred Equity in, the Partnership, other than the reimbursement of expenses, except that CSSC received $1.5 million in respect of interest on unpaid management fees in 1992.

     Except as disclosed in this Consent Solicitation Statement/Prospectus, none of the General Partners nor the Related Partnerships has experienced any material adverse financial developments since January 1, 1995 or believe that they will experience any such difficulties in the near future. See 'Cablevision of Boston -- Management's Discussion and Analysis of Financial Position and Results of Operations' and 'Cable Regulation.'

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

     DISCUSSIONS BETWEEN THE GENERAL PARTNERS AND CABLEVISION. Cablevision initiated informal discussions concerning a possible purchase of the Systems from the Partnership during 1987 because of Cablevision's belief that an acquisition of the Systems would fit well with its business plans and strategy, its desire to derive a return on its investment in the Partnership and its desire to alleviate the potential conflicts that could arise between the Partnership and Cablevision. These potential conflicts arise from the fact that Dolan is the chairman of Cablevision as well as the managing general partner of each of the Related Partnerships. This dual role created potential conflicts because of the Partnership's problems in obtaining financing for the completion of the Systems from sources other than Cablevision and its affiliates, from the use of Cablevision employees to manage the Partnership's business and in connection with the negotiation of pricing of programming services purchased by the Partnership from Cablevision affiliates. The General Partners were interested in pursuing discussions with Cablevision because of their desire to provide the Limited Partners with more liquidity than they have in respect of their current investment in the Partnership, their desire to provide members of the GP Group with a return on their investment in the Partnership and their desire to alleviate the potential conflicts between the Partnership and Cablevision described above. The General Partners and Cablevision informally discussed a possible price range for a cash sale of the Systems. However, the General Partners believed that such price range would not be sufficient to return to the Limited Partners a substantial portion of their original investment in the Partnership. The General Partners were unwilling to consider a sale of the Systems absent such a return. As a result, the parties determined that a sale of the Systems to Cablevision was not feasible at that time and the discussions ended. The General Partners and Cablevision continued, however, to have discussions from time to time, on an informal basis, in an attempt to structure an asset or other sale transaction. These discussions led to the negotiations discussed below regarding a possible sale of the Systems.


     Beginning in 1989, a special committee of the Board of Directors of Cablevision, composed of Charles D. Ferris, Victor Oristano and A. Jerrold Perenchio, directors of Cablevision who were elected by holders of Cablevision's Class A Common Stock and who are not employees of Cablevision (the 'Cablevision Special Committee'), was requested to review matters relating to Cablevision's investment in the Partnership. The Cablevision Special Committee was asked to review these matters from the perspective of Cablevision's public stockholders due to the potential conflict of interest implicit in Cablevision's investment, as a result of Dolan's respective interests in Cablevision and the Partnership. At that time, Cablevision determined that it would not advance additional funds to the Partnership and that Cablevision should seek to derive an immediate economic benefit from its investment in the Partnership by acquiring ownership of the Systems. Also in 1989, the Cablevision Special Committee, with the assistance of Goldman, Sachs & Co., as financial advisor, and legal counsel, began reviewing Cablevision's investment in the Partnership and analyzing possible transactions.

     By the end of 1989, the General Partners and Cablevision had tentatively agreed to a structure that contemplated the Partnership selling the Systems to a subsidiary of Cablevision for cash, followed by the dissolution and liquidation of the Partnership. In such liquidation, the Affiliate Claims and Preferred Equity Interests were to be paid in full prior to any distributions to the Limited Partners. The Limited Partners were to receive in such liquidation cash distributions in respect of their limited partnership interests. However, the General Partners and Cablevision were not able to agree on a price which the General Partners believed would be sufficient to return to the Limited Partners a substantial portion of their original investment in the Partnership. The General Partners were unwilling to consider a sale of the Systems absent such a return. Negotiations concerning this potential transaction thus ended.

     The General Partners and Cablevision continued to discuss informally from time to time a possible transaction between the Partnership and Cablevision. These informal discussions led to negotiations between the General Partners and the Cablevision Special Committee, as discussed below, in 1992, 1993 and 1994. During these informal discussions, Cablevision proposed a purchase of the Systems at a price based on a multiple of the Partnership's projected operating cash flow (operating income plus depreciation and amortization and management fees) because the purchase price of cable television systems is frequently based upon such a calculation. For example, in 1993 Cablevision proposed the assumed notional amount for the Systems of $210 million, which was based on a multiple of 11 times 1993 budgeted operating cash flow and which Cablevision believed was an appropriate sale multiple for the Systems. These discussions did not ultimately lead to any agreement between the parties with respect to cash flow multiples because multiples of cash flow used in recent sales of cable television systems would not have generated an amount of consideration that the General Partners considered fair to the Limited Partners in light of the circumstances and that would have induced the Limited Partners to approve a transaction. In addition, the parties began discussing a structure involving the use of shares of Cablevision Class A Common Stock for a significant portion of the consideration to be paid in such transaction, thereby increasing the aggregate amount Cablevision would be willing to pay, while providing unaffiliated Limited Partners seeking liquidity with publicly traded securities. The General Partners proposed the structure involving the Incorporation followed by the Merger and Liquidation as an alternative that would enable the Partnership to receive shares of Cablevision Class A Common Stock in a transaction the General Partners believe more likely than not will be viewed as tax-free.

     Although this new proposed structure increased the aggregate amount Cablevision would be willing to pay for the Systems, the amounts being discussed were still not sufficient to return any amounts to the Limited Partners after the payment of the Partnership's outstanding debt, management fees and Preferred Equity Interests. (At December 31, 1992, the outstanding debt, Affiliate Claims and Preferred Equity Interests totaled over $229 million.) Accordingly, in early 1993, the General Partners introduced into the discussions with Cablevision and the Cablevision Special Committee the idea that each of the Cablevision Group and the GP Group should agree to reductions in the amounts due them from the Partnership in order to increase the amount of consideration that would be distributable to the unaffiliated Limited Partners in a liquidation of the Partnership in connection with the sale of the Systems to a level (i) that the General Partners considered fair to the unaffiliated Limited Partners in light of all the circumstances relating to any such sale and (ii) that would induce the Limited Partners to approve any such transactions. The General Partners initially proposed that CSSC and Cablevision Finance agree to forgive all cumulative distributions on the Preferred Equity as a method of increasing the distribution to Limited Partners. CSSC also offered to forgo, without additional consideration, its right to continue to receive management fees. Thereafter, an important element of discussions between the General Partners and Cablevision was the aggregate amount to be distributed to the Limited Partners in the Liquidation and the amount of and the allocation as between the GP Group and the Cablevision Group of the aggregate reductions in Affiliate Claims and Preferred Equity Interests necessary to achieve the agreed upon distribution to the Limited Partners.

     In late 1993, following discussions between the General Partners and Cablevision regarding the possible terms of the potential transactions, the Cablevision Special Committee authorized Cablevision to make an offer to the General Partners with respect to the terms of the Transactions that would result in a distribution of an aggregate of $32.2 million in the form of Cablevision Class A Common Stock to the Limited Partners in the Liquidation and certain limited concessions in connection with the Incorporation. The offer accepted the concept of reductions in amounts due to members of the GP Group and the Cablevision Group, and proposed that the Affiliate Claims and Preferred Equity Interests held by members of the Cablevision Group and the GP Group be reduced proportionally, as between the GP Group and the Cablevision Group, based on the aggregate amounts of Affiliate Claims and Preferred Equity Interests of each such Group, without regard to the contractual priorities otherwise applicable to such amounts. In order to determine the amount of the reduction in the Preferred Equity Interests necessary to distribute the amount allocated to the Limited Partners in the Liquidation and to determine how much consideration Cablevision would pay to members of the GP Group in respect of their Affiliate Claims and Preferred Equity Interests, it was necessary to assume some notional amount for the Systems. Cablevision proposed the assumed notional amount for the Systems of $210 million, which was based on a multiple of 11 times 1993 budgeted operating cash flow and which Cablevision believed was an appropriate sale multiple for the Systems. In addition, the Cablevision Special Committee and Dolan agreed that CSSC should not receive any amounts in respect of the future value of management fees under its management agreements with the Related Partnerships. The $32.2 million offer represented a return of approximately 80% of the unaffiliated Limited Partners' original investments. The Cablevision Special Committee considered the amount of such offer to be appropriate in light of the proportional reductions in the amounts payable by the Partnership to members of the GP Group and the Cablevision Group in respect of their Preferred Equity Interests.

     In late 1993, due to a conflict unrelated to the Transactions, Cablevision and Goldman, Sachs & Co. determined that it was no longer possible for Goldman, Sachs & Co. to continue to represent the Cablevision Special Committee. Thereafter, the Cablevision Special Committee retained Donaldson, Lufkin & Jenrette Securities Corporation ('DLJ') to advise the Cablevision Special Committee with respect to the Transactions. See 'The
Transactions -- Cablevision's Purposes and Reasons for the Transactions.' The General Partners began consulting with PaineWebber in 1993 with respect to their discussions with Cablevision and negotiations with the Cablevision Special Committee and retained such firm in May 1994 to evaluate the fairness of any proposed transaction from the perspective of the unaffiliated Limited Partners.


     In January 1994, the General Partners informed the members of the Cablevision Special Committee that they had agreed to the proportional reductions based on the aggregate amounts of Affiliate Claims and Preferred Equity Interests of each such Group, without regard to the contractual priorities otherwise applicable to such amounts, but that the $32.2 million offer was not sufficient. The General Partners proposed that Limited Partners receive in the Liquidation Cablevision Class A Common Stock with a market value of approximately $36.2 million, representing a return of approximately 90% of the unaffiliated Limited Partners' original investments in the Partnership, and that members of the Cablevision Group and the GP Group agree to additional concessions in connection with the Incorporation, including reducing the amount of Affiliate Claims and Preferred Equity Interests and waiving the 20%
post-Payout interest in the Partnership in respect of Cablevision Finance's Preferred Equity. The Cablevision Special Committee authorized a counteroffer to increase the consideration to be received by the Limited Partners to $36.2 million and agreed to reduce the Affiliate Claims and Preferred Equity
Interests. In this connection, the Cablevision Special Committee refused, however, to waive the post-Payout interest attributable to Cablevision Finance's Preferred Equity if the Incorporation was effected but the Merger was not consummated.

     In April 1994, as a result of their further review of the proposed terms of the Transactions, the General Partners were unable to conclude that $210 million was an appropriate value for the Systems. The General Partners determined that $235 million was a reasonable valuation for the Systems and that, based on such valuation, and given the uncertainties regarding the Preferred Equity discussed below under ' -- Uncertainties Regarding Validity of the Preferred Equity,' the appropriate amount that the Limited Partners should receive in the Merger and the subsequent Liquidation was Cablevision Class A Common Stock with a market value of approximately $40.25 million, which would return to the unaffiliated Limited Partners approximately 100% of the aggregate amounts they had originally invested in the Partnership. The General Partners thus informed the Cablevision Special Committee that they believed that the Limited Partners should be allocated Cablevision Class A Common Stock with an approximate market value of $40.25 million in the Merger and Liquidation and that the proposed proportional reductions in Affiliate Claims and Preferred Equity Interests held by affiliates should be based on an assumed notional amount for the Systems of $235 million. Such increase in the assumed notional amount ascribed to the Systems would have the effect of increasing the amount of cash to be received by the members of the GP Group in connection with the Transactions.

     In May 1994, the Cablevision Special Committee agreed to consider terms for the Transactions that would enable the Limited Partners to receive Cablevision Class A Common Stock with a market value of approximately $40.25 million and provide for the Incorporation Concessions, but would not agree to base the proportional reductions in Affiliate Claims and Preferred Equity Interests on an assumed notional amount of $235 million. The Cablevision Special Committee would not agree to base the proportional reductions in Affiliate Claims and Preferred Equity Interests on a proposed assumed notional amount of $235 million because they had previously agreed to allocate such interests based upon an assumed $210 million figure. An increase in the assumed notional amount to $235 million would have, among other things, resulted in a larger cash payment to members of the GP Group. The General Partners indicated that, as between members of the GP Group and members of the Cablevision Group, they would agree to base the proportional reductions in Affiliate Claims and Preferred Equity Interests on the original notional amount of $210 million even though they could not conclude that $210 million was an appropriate value for the Systems. The increase in the distribution to the Limited Partners in the Liquidation without any increase in the assumed notional amount had the effect of decreasing the amount Cablevision would pay members of the GP Group with respect to their Affiliate

Claims and Preferred Equity Interests. Accordingly, the parties did not agree to a specific value for the Systems. The General Partners determined that it was not necessary for the parties to agree on a specific value for the Systems because of the Partnership's outstanding contractual obligations, the reductions agreed to by members of the GP Group and the Cablevision Group and the General Partner's belief that the $40.25 million value allocated to the Limited Partners would be fair under any reasonable valuation of the Systems.

     On June 14, 1994 (i) the General Partners approved the Transactions, (ii) the Cablevision Special Committee and the Cablevision Board of Directors approved the Transactions, and (iii) the Merger Agreement was executed. For a discussion of the reasons for such approval, see ' -- Recommendations of the General Partners; Fairness of the Transactions.'

     The amount of Cablevision Class A Common Stock that the Limited Partners are expected to receive in the Merger and Liquidation has been reduced from Cablevision Class A Common Stock with an Average Cablevision Stock Price of $40.25 million to approximately $40.0 million because Cablevision, which owns 282 Units, has agreed to receive Cablevision Class A Common Stock with an Average Cablevision Stock Price of $9,000 per Unit. Cablevision paid such lower amount for its Units. The difference between $40.0 million and $40.25 million reflects the $282,000 reduction in the Cablevision Class A Common Stock that otherwise would have been received by Cablevision.

     UNCERTAINTIES REGARDING VALIDITY OF THE PREFERRED EQUITY. The Preferred Equity was issued to each of Cablevision Finance and CSSC pursuant to Paragraph 8.1(a)(vii) of the Partnership Agreement. Paragraph 8.1(a)(vii) provides, in relevant part (with capitalized terms having the meanings set forth in the Partnership Agreement), that the General Partners have the right and power

    'on behalf of the Partnership, [to] enter into . . . participations or agreements with affiliated or unaffiliated persons, firms or corporations . . ., on any terms, including without limitation the granting of an equity participation in the Partnership; provided, however, that the General Partners may enter into any such . . . agreement or grant such participation only if (A) the relative post-Payout and post-Breakeven interests of the Cablevision Partners, as a group, and the Limited Partners, as a group, would be affected proportionately by virtue of the entering into such . . . agreement or the granting of such participation or (B) Limited Partners then entitled to seventy percent (70%) or more of the Net Profits and Net Losses of the Partnership allocated to all Limited Partners, and Limited Partners (other than any person which, directly or indirectly, controls or is controlled by or is under common control with (an 'Affiliate') of a General Partner) then entitled to fifty percent (50%) or more of the Net Profits and Net Losses of the Partnership allocated to such Limited Partners, have consented to the entering into of such . . . agreement or the granting of such participation.'

The Partnership Agreement defines 'Cablevision Partners' as Dolan, Cablevision Systems Boston Corporation and Cablevision Systems Development Corporation, and it defines 'Limited Partners' as the limited partners listed on Schedule B to the Partnership Agreement, which lists all of the holders of Units on the books and records of the Partnership. Neither the term 'Cablevision Partners' nor the term 'Limited Partners' is defined in the Partnership Agreement to include either Cablevision Finance or CSSC. The contractual terms of the Preferred Equity held by Cablevision Finance provided for, among others things, the right to receive 20% of all amounts available for post-Payout distributions. This post-Payout interest reduced ratably the existing post-Payout interests of the General Partners from 40% to 32% and of the Limited Partners from 60% to 48%.

     The General Partners did not seek or obtain the approval of the Limited Partners to issue the Preferred Equity pursuant to Paragraph 8.1(a)(vii)(B) of the Partnership Agreement because, based on the advice of their counsel, the General Partners believed that Paragraph 8.1(a)(vii)(A) of the Partnership Agreement authorized them to issue the Preferred Equity to affiliates of the General Partners. That belief was based on the conclusion that the issuance of the Preferred Equity affected the 'Cablevision Partners' and the 'Limited Partners' proportionately because neither the term 'Cablevision Partners' nor the term 'Limited Partners' is defined in the Partnership Agreement to include Cablevision Finance or CSSC.

     In connection with their consideration of the Transactions, the General Partners, together with their counsel, Debevoise & Plimpton, reviewed the issuance of the Preferred Equity. The General Partners continue to believe that the Preferred Equity was validly issued. They concluded, however, based on such review and the advice of their counsel, that one or more Limited Partners could bring litigation challenging the issuance of the Preferred Equity on the grounds that it did not fully comply with Paragraph 8.1(a)(vii) of the Partnership Agreement and claiming that the holders of the Preferred Equity are not entitled to their Full Contractual Rights (including payment of the full amounts contributed to the Partnership in respect of the Preferred Equity and unpaid cumulative distributions thereon at the rate of 15% per annum, compounded semi-annually, prior to any distribution to Partners). In such litigation, it would also be possible that a Limited Partner would assert that interests in the Partnership held by Cablevision Finance and CSSC, as affiliates of the General Partners, should be deemed to be interests held by the Cablevision Partners and that the issuance of the Preferred Equity therefore did not comply with Paragraph 8.1(a)(vii)(A) because such issuance affected the relative post-Payout and post-Breakeven interests of the Cablevision Partners and the Limited Partners disproportionately. The General Partners recognized that such litigation might be commenced notwithstanding that no post-Payout or post-Breakeven distributions have been made to date or will be made in connection with the Transactions and that, as a result, to date there has been and, in connection with the Transactions there will be, no actual disproportionate effect on the post-Payout or post-Breakeven interests of the Limited Partners whether or not the interests in the Partnership of Cablevision Finance and CSSC are deemed to be interests of Cablevision Partners. See
' -- Certain Litigation' below for a description of litigation brought by a Limited Partner.

     In assessing the fairness of the consideration to be received by unaffiliated Limited Partners in the Liquidation and in view of the uncertainties concerning the Preferred Equity, PaineWebber asked the General Partners to establish a value of the Preferred Equity for PaineWebber to assume for purposes of its fairness opinion. In light of this request and as part of their own consideration of whether the amount to be received by the unaffiliated Limited Partners in the Liquidation is fair, the General Partners requested that their counsel advise them as to the most likely outcome if litigation were brought by one or more Limited Partners challenging the issuance of the Preferred Equity. The General Partners recognized that the outcome of litigation involving claims that are highly fact dependent and that require the analysis of complex issues and documents cannot be predicted with certainty, and that any such litigation could result in a judicial determination that the Preferred Equity is not entitled to receive its Full Contractual Rights. Such a determination could, in turn, lead to a determination that holders of the Preferred Equity are entitled to a reduced amount of the proceeds of a liquidation of the Partnership or other distributions. Any such reduction could increase the amount that the Limited Partners would be entitled to receive from the proceeds of a liquidation of the Partnership or of other distributions.

     Counsel to the General Partners analyzed the issues that could be raised regarding compliance of the issuance of the Preferred Equity with the Partnership Agreement and the applicability of various defenses that would be available in such a litigation, including, among others, laches, estoppel, acquiescence and the statute of limitations. Such counsel also analyzed the various remedies that might be granted if a court concluded that the Preferred Equity was not validly issued and that there are no valid legal or equitable defenses to such claim.

     Counsel to the General Partners identified the seven possible litigation outcomes listed below, which they believe represent the range of possible outcomes, and assessed the likelihood of such outcomes. Based upon their analysis, counsel for the General Partners concluded that, if litigation were brought by one or more Limited Partners challenging the issuance of the Preferred Equity and such litigation were fully adjudicated, it is reasonably probable that one of the first four outcomes listed below would occur. They considered the fifth and sixth listed possible outcomes to be unlikely to occur in the event of such litigation, and concluded that the last listed outcome is remote.

          1. The Preferred Equity would be held to have been issued in compliance with the Partnership Agreement or any non-compliance would be held to be immaterial.

          2. A legal or equitable defense would bar the Limited Partners' challenges.

          3. The holders of the Preferred Equity would be entitled to receive, in lieu of their Full Contractual Rights, the principal amount of their investments plus a reasonable return.

          4. The amounts paid for the Preferred Equity would be treated as loans to the Partnership with the consequence that the Partnership's indebtedness would have exceeded the $80 Million Cap and approximately $18.5 million of Preferred Equity and subordinated loans would be converted, pursuant to
     Section 6.8 of the Partnership Agreement, into subordinated Loan Conversion Contributions that may be repaid only from 25% of the amounts available for post-Payout distributions. Holders of the Preferred Equity would receive, in lieu of the Full Contractual Rights, repayment of the principal amounts of their Preferred Equity investments, less the amount of Preferred Equity converted into Loan Conversion Contributions, plus interest on such amount at a reasonable rate pursuant to Section 10.1 of the Partnership Agreement.

          5. All purchases of Preferred Equity would be treated as purchases of limited partnership interests and, in lieu of the Full Contractual Rights, holders of the Preferred Equity would share ratably with the Limited Partners in any distributions.

          6. The Preferred Equity holders would, in lieu of the Full Contractual Rights, be entitled to receive only repayment of the amounts invested as Preferred Equity, without any return on those investments.

          7. The Preferred Equity holders would receive nothing in return for their original $50.3 million investment.

     The following table sets forth for each of the foregoing litigation outcomes the amounts the holders of the Preferred Equity would be entitled to claim in respect of their Preferred Equity Interests in a liquidation or other distribution from the Partnership, as well as the value the Partnership would need to receive from a hypothetical sale of the Systems to a third party to generate distributions to the Limited Partners equal to the $40 million they would receive in the Liquidation, assuming for purposes of this analysis that a third party would be willing to purchase the Systems for such amount. The amounts set forth in the table do not reflect either the litigation costs that would be incurred or the delay in obtaining liquidity if no transaction were consummated until after the uncertainties relating to the Preferred Equity were adjudicated or otherwise resolved.

                                                                                                           HYPOTHETICAL
                                                                                                           THIRD PARTY
                                                                                                          PURCHASE PRICE
                                                                                         $40 MILLION        NEEDED TO
                                                                                         ALLOCATED TO       RETURN $40
                      TREATMENT OF                   PREFERRED EQUITY    OTHER SENIOR      LIMITED        MILLION TO THE
                    PREFERRED EQUITY                      CLAIM             CLAIMS         PARTNERS      LIMITED PARTNERS
      --------------------------------------------   ----------------    ------------    ------------    ----------------
                                                  (DOLLARS IN MILLIONS)
                                                  (AS OF JUNE 30, 1995)

Reasonably Probable Outcomes
1.    Preferred Equity validly issued                     $168.0            $116.8          $ 40.0            $325.2
2.    Challenge barred                                     168.0             116.8            40.0             325.2
3.    Preferred Equity principal returned with
      reasonable rate of return(1)                         117.5             116.8            40.0             274.7
4.    Preferred Equity treated as loans(2)                 109.4              98.5            40.0             248.3

Unlikely Outcomes
5.    Treated as Limited Partnership Units                      (3)          116.8            40.0             208.0
6.    Preferred Equity investment returned without
      dividends or interest                                 50.3             116.8            40.0             207.5

Remote Outcome
7.    Preferred Equity paid nothing                          0.0             116.8            40.0             157.2

The Merger(4)
8.    Preferred Equity allocation in the
      Liquidation                                           52.8             116.8            40.0             210.0

                                                        (footnotes on next page)

(footnotes from previous page)

(1) Assumes a rate of return of the prime rate plus 2%. The average of the prime rate over the period during which the Preferred Equity has been outstanding is 8.47%. There is a range of rates that might be deemed reasonable under the circumstances. The General Partners consider such rate to be reasonable in light of the very high degree of risk associated with the Preferred Equity, which was issued after the Partnership had experienced business and financial difficulties.

(2) Interest is calculated at the prime rate plus 2%, as described in footnote 1, and $18.5 million of Preferred Equity and subordinated loans have been treated as Loan Conversion Contributions. See 'The
    Transactions -- Background of the Transactions -- Financial Background.'

(3) The Preferred Equity would, in effect, be converted into 5,030 Units, assuming, that the holders of Preferred Equity would have been deemed to have purchased Units at a price of $10,000 per Unit. The holders of the Preferred Equity and the Limited Partners would, under this outcome, receive approximately 55% and 44%, respectively, of any pre-Payout distributions to Partners, while the General Partners would receive 1% of such distributions. Under this outcome, in a distribution where the Limited Partners receive $40 million, the holders of the Preferred Equity would receive $50.3 million. Under such circumstance, Payout would be achieved upon the distribution of $90.3 million to Limited Partners.

(4) Included for reference purposes only.

     As set forth in the table above, in each of the reasonably probable outcomes, the holders of the Preferred Equity would have a claim against the Partnership in excess of both the approximately $52.8 million that Cablevision Finance will receive in the Liquidation and the $80 million minimum value of the Preferred Equity assumed by PaineWebber at the direction of the General Partners for purposes of rendering its fairness opinion to the General Partners. Counsel to the General Partners did not identify any outcome that they considered reasonably probable that would result in the holders of the Preferred Equity being held to have a claim of less than $80 million.

     Based upon the foregoing and their assessment of the likelihoods of the possible litigation outcomes, counsel to the General Partners advised the General Partners that the Limited Partners would more likely than not receive less than $40 million and the holders of the Preferred Equity would more likely than not receive more than $80 million if, hypothetically, the validity of the Preferred Equity were fully adjudicated and the Partnership and Cablevision consummated the Merger and Liquidation substituting the adjudicated rights of the Preferred Equity for approximately $52.8 million (as of June 30, 1995) that Cablevision Finance has agreed to accept in respect of the Preferred Equity Interests in the Liquidation. The $80 million amount (which includes the $50.3 million originally invested and a return of at least $29.7 million) exceeds by approximately $27.2 million the amount actually allocated to the holders of Preferred Equity in the Liquidation. Based on the foregoing analysis, the General Partners concluded that the Preferred Equity is more likely than not entitled to at least $80 million. The General Partners therefore instructed PaineWebber to assume for purposes of its fairness opinion that the Preferred Equity has a value of at least $80 million. The Preferred Equity may have a value, after resolution of the uncertainties relating to its issuance, that is greater or less than $80 million.

     Cablevision Finance has agreed, solely in connection with the Merger, to reduce the Preferred Equity Interests to approximately $52.8 million (as of June 30, 1995) upon consummation of the Merger. Cablevision has advised the General Partners that, other than in connection with the Transactions, Cablevision Finance will not agree to any reductions or modifications of the Full Contractual Rights of its Preferred Equity and, if necessary, will pursue all legal remedies to enforce those rights. Cablevision believes that Cablevision Finance advanced funds to the Partnership for valid business purposes at a time when no other sources of funding were available. Cablevision further believes that Cablevision Finance acquired the Preferred Equity in good faith and on terms that were favorable to the Partnership.

     Based on advice of counsel, the General Partners believe that Limited Partners who consent to the Incorporation or Merger could be, but will not necessarily be, precluded from challenging the issuance of the Preferred Equity solely because of that consent; however, Cablevision Finance and the other defendants in the Litigation have informed the General Partners that they would raise the consent as part of the defense to any challenge, and the General Partners believe that the consent of the Limited Partners to the Transactions is a factor that would be considered by a court in deciding whether the Limited Partners would be barred from challenging the issuance of the Preferred Equity.

     The Partnership is a Massachusetts limited partnership. Counsel to the General Partners are not admitted to practice in Massachusetts. Such counsel's advice with respect to the Preferred Equity was based on their judgment after consultation with Massachusetts counsel as to how a court applying Massachusetts law would be likely to decide these issues.

CERTAIN LITIGATION

     On October 5, 1994, following the Partnership's filing of preliminary consent solicitation materials with the Securities and Exchange Commission that discussed the uncertainty with respect to the Preferred Equity, a Limited Partner brought the Lawsuit in Superior Court of the Commonwealth of Massachusetts captioned Joel G. Lippe v. Cablevision Systems Corp., Charles F. Dolan, Cablevision of Boston Limited Partnership, Cablevision Systems Boston Corp., Cablevision of Brookline Limited Partnership, Cablevision Systems Brookline Corp., Cablevision Systems Services Corp., Cablevision Finance Limited Partnership, COB, Inc., and Cablevision of Boston, Inc., C.A. No. 94-5428. The action is a purported class action on behalf of holders of Units other than the defendants, members of the immediate family of Dolan, officers and directors of the corporate defendants, affiliates of Cablevision and their representatives, heirs, successors and assigns.

     The action asserts, among other things, claims of breaches of fiduciary duty or aiding and abetting breaches of fiduciary duty against the defendants arising out of the Partnership's issuance of Preferred Equity allegedly in violation of the Partnership Agreement and the defendants' negotiation of timing and terms for the Merger and Liquidation that are allegedly not fair to Limited Partners. The action seeks, among other things (i) a declaration that the defendants have breached their fiduciary duties to the Limited Partners or aided and abetted such breaches of fiduciary duties, (ii) a declaration that it would be a breach of fiduciary duty for the defendants to cause the Partnership to pay themselves any distributions on the Preferred Equity because the Preferred Equity was unlawfully issued to defendants, (iii) an order that the defendants provide an accounting to the Partnership and Limited Partners for the
Partnership's operations prior to any Liquidation, (iv) a preliminary and permanent injunction against consummation of the Merger and Liquidation, (v) rescission of the Merger and Liquidation if they are consummated or rescissory damages if they cannot be rescinded, and (vi) compensatory damages. All defendants have answered the complaint, and discovery has commenced. The defendants intend to defend the action vigorously. If such action is not dismissed or settled, the conditions to the Incorporation and Merger will not be satisfied. See 'Description of the Incorporation -- Conditions to the Incorporation' and 'Descriptions of the Merger -- Conditions to the Merger.'

REASONS FOR AND ALTERNATIVES TO THE TRANSACTIONS

     The Transactions are being proposed at this time because the General Partners were able at this time to structure a transaction that will provide liquidity to Limited Partners at a price the General Partners believed was desirable and fair from the perspective of all relevant parties.

     The General Partners believe that the Incorporation will facilitate the Merger (or if the Merger is not approved, a future tax-free transaction) and will enable the Partnership to take advantage of the Incorporation Concessions. The Incorporation is a condition to the Merger. The value of the Incorporation Concessions may be affected by certain questions relating to whether the Preferred Equity is entitled to its Full Contractual Rights. See 'The
Transactions -- Background of the Transactions -- Uncertainties Regarding Validity of the Preferred Equity,' 'Description of the Incorporation -- The Incorporation,' and 'Description of the Merger -- Determination of Allocation of Consideration.' The Merger is being proposed by the General Partners because they believe that (i) the consideration to be received by the unaffiliated Limited Partners is fair to such Limited Partners, (ii) it is unlikely that Limited Partners will receive any cash distributions from the Partnership in the foreseeable future because the Partnership's cash flow will not be sufficient to operate the Systems, service outstanding indebtedness and pay prior claims for the foreseeable future and (iii) because existing Affiliate Claims and Preferred Equity interests continue to accrue interest and distributions at rates of between 9% and 15%, and management fees equal to 3 1/2% of gross revenues continue to accrue, it is unlikely that the consideration that Limited Partners would receive from any sale of the Systems in the foreseeable future, if such a sale could be structured and consummated, would exceed the value to be received by them in the Transactions. These beliefs were based, in part, on certain projections prepared by management of the Partnership. See 'Cablevision of Boston -- Management Projections.' The General Partners are also proposing the Merger because they believe that the Merger will provide the unaffiliated Limited Partners with a more liquid security than their current investment in the Partnership by giving them the opportunity to receive a distribution of publicly-traded shares of

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Cablevision  Class  A Common  Stock  in liquidation  of  their interests  in the
Partnership with a market value (which will be based on the Average Cablevision Stock Price) sufficient to return to such Limited Partners approximately 100% of the amounts they had originally invested in the Partnership. In addition, the General Partners believe, based on the opinion of counsel, that it is more likely than not that most Limited Partners will not recognize any net amount of taxable income as a result of the consummation of the Transactions and the Liquidation.

     The Merger will also provide members of the GP Group with a return of their investment in the Partnership. As described more fully under ' -- Interests of Certain Persons in the Transactions; Conflicts of Interest' below, the General Partners and their affiliates (including Cablevision) will receive substantial benefits as a result of the Transactions. Since the inception of the Partnership, the General Partners and their affiliates, other than Cablevision and its subsidiaries, have been responsible for the management of the Partnership and have invested a total of approximately $4.7 million in cash in the Partnership, as well as the provisional license for the Boston System. In the Transactions, the General Partners and their affiliates (other than Cablevision and its subsidiaries) will receive cash and Cablevision Class A Common Stock aggregating approximately $20.1 million (calculated as of June 30,
1995). The Merger will also alleviate certain potential conflicts that could arise between the Partnership and Cablevision because of Dolan's control relationship with both entities, from the use of Cablevision's personnel to manage the Related Partnerships' businesses and in connection with the negotiation of pricing of programming services purchased by the Partnership from Cablevision affiliates. See ' -- Risks that Neither Transaction is Consummated,' ' -- Background of the Transactions' and 'Description of the Merger -- Determination of Allocation of Consideration.'

     The   General  Partners   considered  two   primary  alternatives   to  the
Transactions: (i) a sale of the Systems to a third party other than Cablevision followed by a liquidation of the Partnership; and (ii) the continuation of the Partnership's current business and ownership structure.

     The General Partners did not consider a sale of the Systems to a party other than Cablevision followed by a liquidation of the Partnership to be an attractive alternative to the Transactions because any such sale to a third party would likely result in distributions to unaffiliated Limited Partners of less than $10,000 per Unit. Any sale of the Systems to a third party would be similar to the sale of the Systems to Cablevision. However, members of the GP Group and the Cablevision Group have agreed to accept reductions in the Preferred Equity Interests only in connection with the consummation of the Incorporation and Merger. As a result, based on the amount of the Preferred Equity Interests and other obligations of the Partnership as of June 30, 1995, absent a reduction in the rights of the Preferred Equity, any third party that purchases the Assets would likely have to pay $325.2 million or more for the Systems (without giving effect to any capital gain or other taxes that might become payable as a result of such transaction), in order to produce distributions to the unaffiliated Limited Partners equal to the $40.0 million of value they would receive in the Liquidation and more than $284.8 million to provide any distribution to Limited Partners. The General Partners do not believe that a third party would be willing to pay either $325.2 million or $284.8 million in the foreseeable future because such sale prices represent multiples of more than 18 times and 15.8 times, respectively, the estimated 1995 operating cash flow for the Systems, which multiples are well in excess of cash flow multiples paid for cable television systems in recent years. The General Partners believe that a multiple of cash flow is the indicator of value most often used in the industry. See ' -- Fairness Opinion Received by the General Partners -- Analysis of the Partnership.' In addition, a third party would be unlikely to pay $40 million of consideration to Limited Partners absent either an agreement from the holders of the Preferred Equity to accept a reduced payment or an adjudication of the uncertainties relating to the Preferred Equity in which the court determined that the Preferred Equity was entitled to a substantially reduced amount. Cablevision has advised the General Partners that, other than in connection with the Transactions, Cablevision Finance will not agree to any reductions or modifications of the Full Contractual Rights of its Preferred Equity and, if necessary, will pursue all legal remedies to enforce those rights. As discussed in detail under ' -- Background of the Transactions -- Uncertainties Regarding Validity of the Preferred Equity,' the General Partners believe that even if the uncertainties relating to the Preferred Equity were adjudicated, the holders of the Preferred Equity would more likely than not be held to be entitled to receive as of June 30, 1995 an amount at least equal to $80 million in respect of their Preferred Equity Interests in the absence of any agreed-upon reduction and, accordingly, that a

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

third party would need to pay at least $235 million (as of June 30, 1995) for the Systems in order to generate distributions to the unaffiliated Limited Partners equal to the value they would receive in the Liquidation. A value of $235 million would yield a multiple of approximately 13 times the estimated 1995 operating cash flow for the Systems, which multiple is in excess of multiples yielded in sales of cable television systems in recent years. See ' -- Recommendations of the General Partners; Fairness of the Transactions' and ' -- Fairness Opinion Received by the General Partners -- Analysis of the Partnership.'


     The General Partners did not consider a continuation of the Partnership's current business and ownership structure to be an attractive alternative because they believe that it is unlikely that the Limited Partners would receive any distributions of value or achieve any liquidity in respect of their investment in the Partnership for the foreseeable future. In addition, because the Partnership's contractual obligations with respect to the Affiliate Claims and Preferred Equity Interests will continue to accrue, any sale of the Systems in the foreseeable future could result in the amount of the consideration received by the unaffiliated Limited Partners being lower than the amount of consideration that would be received by the unaffiliated Limited Partners in the Liquidation. See ' -- Background of the Transactions -- Uncertainties Regarding Validity of the Preferred Equity,' 'Description of the Merger -- Determination of Allocation of Consideration' and 'Cablevision of Boston -- Management Projections.' Continuation of the current business and structure will also subject the Partnership to the risks described below under ' -- Risks that Neither Transaction is Consummated.' Based upon the foregoing, the General Partners believe that for the foreseeable future the value of the Units would be less than $10,000 each in the absence of the proposed Transactions or a similar proposal to acquire the Systems.

     The General Partners did not consider liquidation of the Partnership in the absence of a sale of the Systems to be a viable alternative. The Partnership's assets consist of antennas and satellite earth stations to receive television and radio signals, microwave relay systems, coaxial cables and associated electronic equipment and cables from the Systems' distribution networks into subscriber homes, as well as intangible assets such as the Boston License, the Brookline License and subscriber lists. The book value of the Partnership's assets (at June 30, 1995) was $47.1 million. The General Partners believe that the value of these assets on a non-going-concern basis is limited and that
substantially  more  value  can  be  achieved  by  selling  the  Systems  as   a
going-concern on the basis of its operating cash flow. The General Partners believe that, if the assets were sold in a liquidation that did not involve the sale of the Systems as a going concern, the value received would be substantially less than the value to be received by the Partnership in the Merger and Liquidation. In such a liquidation, the Limited Partners would almost certainly receive substantially less than $10,000 per Unit and, perhaps, no distribution at all. A liquidation involving a sale of the Systems as a going concern would be substantially the same as the sale of the Systems to a third party as discussed above.

     If the Incorporation is approved and consummated and the Merger is not approved and consummated, the General Partners will consider liquidating the Partnership and distributing the stock of Boston Sub to the Limited Partners if they believe that such a distribution would increase the liquidity of the Limited Partners' investment in the Partnership and that an allocation of such stock between the Limited Partners and other parties holding priority claims in the Partnership that is fair to the unaffiliated Limited Partners could be achieved. Any such liquidation would require the consent of a Majority of Limited Partners.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS; CONFLICTS OF INTEREST

     The management of Cablevision and the management of the Partnership are substantially identical. All of the General Partners are affiliated with Cablevision. The General Partners negotiated the terms of the Transactions on behalf of the Partnership. No independent representative or independent counsel has acted on behalf of the unaffiliated Limited Partners in connection with determining the terms of either Transaction, nor did the General Partners negotiate the terms of either Transaction with any unaffiliated Limited Partner. See ' -- Recommendations of the General Partners; Fairness of the Transactions.' Retention of an unaffiliated representative or independent counsel in the context of the proposed Transactions is not required or contemplated by the Partnership Agreement or other organizational documents of the Partnership. As a result, Limited Partners were not offered the opportunity, through such representatives, to participate in the negotiation or structuring of the terms of the proposed Transactions. There is a possibility that, if any such representatives did participate, the terms of the Transactions would have been different and, perhaps, more favorable to the unaffiliated Limited Partners.

     Members of the GP Group and the Cablevision Group will, as described below, receive substantial amounts if the Merger is consummated. These amounts are, however, less in the aggregate than these parties would have been contractually entitled to receive in the Liquidation had such parties not agreed to grant concessions to the Partnership in connection with the Transactions with respect to the payment of certain amounts of the unpaid cumulative distributions on the Preferred Equity. The value of such concessions may be affected by certain questions relating to whether the Preferred Equity is entitled to its Full Contractual Rights. In addition, because Cablevision will be receiving the Systems in the Merger, the value received by Cablevision as a result of the Transactions may be greater than the amounts allocated to members of the Cablevision Group in respect of their Affiliate Claims and Preferred Equity Interests. See ' -- Background of the Transactions -- Uncertainties Regarding Validity of the Preferred Equity' and 'Description of the Merger -- Determination of Allocation of Consideration.'


     INTERESTS OF MEMBERS OF THE GP GROUP. Dolan is the chairman of the Board of Directors and the holder of a majority of the voting power of Cablevision. Dolan beneficially owned, as of August 31, 1995, 2.3% of the Cablevision Class A Common Stock and 20.3% of the Cablevision Class B Common Stock, representing, on a combined basis, 18.6% of the total voting power of both classes. In addition, trusts established for the benefit of Dolan family members, as to which Dolan disclaims beneficial ownership, together own Cablevision common stock representing approximately 72.5% of the total voting power of both classes. See 'Risk Factors -- Risks Associated with the Incorporation and Merger -- Risks of an Investment in Cablevision if Merger is Consummated -- Voting Control by Majority Stockholders; Disparate Voting Rights.' Dolan is also the Managing General Partner of the Partnership and the sole stockholder and a director of CSBC, which is the other General Partner of the Partnership. The General Partners together hold a 1% pre-Payout and 18.8% post-Payout partnership interest in the Partnership. Dolan is the sole stockholder of CSSC, which is a party to separate management agreements with each of the Related Partnerships. See 'Description of the Merger -- Liquidation of the Partnership Following the Merger.'


     Dolan is also the managing general partner of Brookline, in which the Partnership holds a 99% limited partnership interest, and the sole stockholder and a director of CSBrC, which is the other general partner of Brookline.
Together, the general partners of Brookline hold a 1% general partnership interest in Brookline. In connection with the Merger, Dolan has agreed to sell all of the outstanding capital stock of CSBrC to Cablevision for $100. CSBrC will then succeed Dolan as managing general partner of Brookline. This sale, which is a condition to the closing under the Merger Agreement, will only be consummated if the Merger is consummated. Neither the Partnership nor any of the Limited Partners will share in the proceeds of such sale. Dolan will retain a 0.5% general partnership interest in Brookline following the Merger and remain liable as a general partner on certain amounts due by Brookline to the Partnership. If Brookline were liquidated and Dolan ceased to be liable on the debt due to the Partnership, Dolan would incur an estimated $8.7 million tax liability in respect of his general partnership interest in Brookline. Cablevision will have a right of first refusal to acquire such interest and a right to acquire such interest on the earlier to occur of Dolan's death and January 1, 2002 at the greater of $10,000 and the book value of such interest. Dolan's estate will have the right to put such interest to Cablevision in the event of Dolan's death at the same price. In the event of a change in control of Cablevision or of Brookline, Dolan will have the right to put such interest to Cablevision at the greater of (i) prices declining from $4.4 million in 1995 to $10,000 in 2002 and (ii) the book value of such interest. These prices are designed to compensate Dolan for the interest he could have earned but for the acceleration of his tax liability to a year prior to 2002 as a result of the exercise of such put.

     Dolan, as a general partner of the Partnership and Brookline, is personally liable for all obligations of the Related Partnerships, other than obligations under the Loan Agreement. If the Incorporation is

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
approved and consummated, Dolan and CSBC will not be liable for any future obligations of Boston Sub or for any obligations of the Partnership assumed by Boston Sub that are released upon the Incorporation. Cablevision and its affiliates have agreed to release the Partnership from liability with respect to obligations owed to such parties upon the assumption thereof by Boston Sub in the Incorporation. In addition, in the Merger Agreement, Cablevision has agreed to release the General Partners, as general partners, from liability with respect to the obligations of the Partnership under the Merger Agreement. Cablevision has also agreed to indemnify Dolan and CSBC for substantially all liabilities of the Related Partnerships (other than Brookline's debt to the Partnership) in connection with the Transactions. In addition, if the
Transactions are consummated, Cablevision has agreed to indemnify the General Partners in respect of substantially all other liabilities relating to the Related Partnerships.

     Dolan and the other General Partner are accountable to the Partnership and the Limited Partners as fiduciaries and, consequently, must exercise good faith and integrity in handling the affairs of the Partnership. The Partnership Agreement provides that the Partnership will indemnify and hold harmless the General Partners from any loss, damage, fine, penalty, expense, judgment or amounts paid in settlement by reason of any act performed or omitted by the General Partners in connection with the business of the Partnership or in furtherance of its interests except for those acts or omissions that are the result of the General Partner's gross negligence or willful misconduct or are undertaken with respect to the offer, issuance or sale by a General Partner of its own securities. The Partnership Agreement provides that the General Partners will not be liable to any of the Limited Partners for any errors in judgment or for any acts or omissions that do not constitute gross negligence or willful misconduct or for the negligence, dishonesty or bad faith of employees and agents of the Partnership selected and supervised by the General Partners with reasonable care. In all other cases, the Limited Partners must look solely to the assets of the Partnership for the return of their capital and shall have no recourse against any General Partner or any Limited Partner for the return of the same. Further, any act or omission by any General Partner, the effect of which may cause or result in loss or damage to the Partnership, if done pursuant to the opinion of tax, accounting or independent legal counsel selected with reasonable care, shall be conclusively presumed not to constitute gross negligence or willful misconduct by such General Partner. See 'Comparison of Cablevision Class A Common Stock with Units -- Liability.' A Limited Partner may institute legal action on behalf of himself or herself and all other similarly situated Limited Partners to recover damages for a breach by a General Partner of his or her fiduciary duty. Under the Massachusetts Uniform Limited Partnership Act ('MULPA'), under certain circumstances, a Limited Partner may bring an action on behalf of the Partnership to recover damages from third parties. However, the expenses involved in instituting such legal proceedings can be substantial. The fiduciary duties to the Limited Partners will remain in effect following both the Incorporation and the Merger until the Liquidation is complete. However, Cablevision has agreed to indemnify the General Partners for substantially all liabilities to the Limited Partners, including liabilities for breach of their fiduciary duties, in connection with the Transactions and, upon consummation of the Merger, all other liabilities relating to the Related Partnerships other than their obligations to distribute Cablevision Class A Common Stock as provided in this Consent Solicitation Statement/Prospectus or as otherwise required by law.

     The Related Partnerships have management services agreements with CSSC, a corporation that is wholly owned by Dolan. These agreements provide for the payment of a fee equal to 3 1/2% of gross receipts until Payout is achieved, 5% thereafter until two times Payout is achieved, and 6% thereafter. 'Payout' means the date on which the Limited Partners, in the aggregate, are distributed the amount of their original investment in the Partnership. These agreements are renewable indefinitely at the option of CSSC. Other than a payment of $1.5 million of accrued interest made in 1992, no payments have been made in respect of the management fees because of restrictions contained in the Loan Agreement. Interest accrues on the unpaid principal balance at 1% above the Partnership's average borrowing rate. Under CSSC's management agreement with the Partnership, CSSC is also entitled to be reimbursed for certain expenses it incurs in managing the Partnership. Since the agreement was entered into, however, the employees of CSSC have become employees of Cablevision and Cablevision receives the expense reimbursement.

     During March of 1986, CSSC assumed approximately $2.0 million of the Partnership's liability to Home Box Office, Inc. ('HBO') in exchange for the Partnership's 14% subordinated demand note (the 'HBO Note'). At that time, HBO was demanding payment of such liability and the Partnership did not have sufficient cash resources to make the payment. During 1990, $1.9 million of the HBO Note was converted into Preferred Equity. At June 30, 1995, the unpaid balance of the HBO Note and unpaid interest accrued thereon amounted to $3.5 million. Interest accrues on the unpaid balance and interest thereon at the rate of 14% per year.

     In 1988, Dolan made a subordinated loan (the 'Dolan Loan') to the Partnership of $2.7 million due September 30, 1990. This loan was assigned to CSSC in 1989. CSSC exchanged the entire $2.7 million principal balance of the Dolan Loan for Preferred Equity in December 1990. Accrued interest on such debt of approximately $0.7 million was not exchanged for Preferred Equity. At June 30, 1995, the Partnership had accrued approximately $1.2 million of interest with respect to the Dolan Loan. Interest accrues on the unpaid balance of interest at the rate of 14% per year.

     In any liquidation of the Partnership, such management fees and debt, together with accrued interest thereon, would be required to be paid prior to any distributions with respect to the Preferred Equity or any general or limited partnership interest.

     Payment of such management fees and debt, together with accrued interest thereon, is subject to a subordination agreement with the Banks. The Loan Agreement currently permits a maximum of $4.2 million of subordinated debt and management fees to be paid over the remaining term of the Loan Agreement. To date, no subordinated debt or management fees have been paid, although an aggregate of $1.5 million of interest on unpaid management fees was paid to CSSC in 1992. Salaries and expenses attributable to management services may be reimbursed by the Partnership subject to certain limitations under the Loan Agreement. Cablevision is reimbursed for all such costs on a current basis. In the absence of the Merger, it is unlikely that any of the accrued management fees or subordinated debt or the accrued interest thereon (other than the possible payment of the additional $4.2 million permitted by the Loan Agreement) would be paid while the Loan Agreement is in effect. If the Incorporation is approved and consummated, the management agreement and all of the foregoing management fees and debt, together with accrued interest thereon, will be assumed by and become liabilities of Boston Sub, and the Partnership will be released from all direct liability with respect thereto. CSSC has agreed to terminate the management services agreements and surrender the right to receive future management fees upon consummation of the Merger without further consideration. If the Merger is not consummated, the management services agreements will remain in full force and effect.

     As described above, in 1989 and 1990, CSSC exchanged an aggregate of $4.6 million of principal amount of the HBO Note and the Dolan Loan for Preferred Equity having the same terms as Cablevision Finance's Preferred Equity described under ' -- Interests of Members of the Cablevision Group,' except that such Preferred Equity does not have a right to share in any amounts available for post-Payout distributions and the principal amount thereof may not be paid until the principal amount of Preferred Equity held by Cablevision Finance has been paid.

     INTERESTS OF MEMBERS OF THE CABLEVISION GROUP. Cablevision owns 282 Units in the Partnership (approximately 7.0% of all Units). Certain directors and officers of Cablevision also own an additional 18 Units in the Partnership. Cablevision and certain officers and directors paid $9,000 for each of their 282 Units and 12 Units, respectively. Cablevision, which owns 282 Units, has agreed to receive Cablevision Class A Common Stock with an Average Cablevision Stock Price of $9,000 per Unit in the Liquidation. See ' -- Background of the Transactions -- Background of the Related Partnerships.' Cablevision also holds a 13.2% post-Payout partnership interest in the Partnership (in addition to the 20% post-Payout interest held by Cablevision Finance in connection with its Preferred Equity). Neither Cablevision nor Cablevision Finance will receive any distribution with respect to its post-Payout interest in the Partnership in the Liquidation. See 'Description of the Merger -- Liquidation of the Partnership Following the Merger.'

     Cablevision, which provides management services to the Partnership, pays the compensation of the employees who manage the Partnership's business, incurs the related overhead expenses and is entitled to be reimbursed at cost for expenses (other than Dolan's compensation) under the management agreement. Such reimbursed expenses were approximately $1.0 million, $2.0 million and $1.9 million for

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
the six months ended June 30, 1995 and the years 1994 and 1993, respectively. The management services agreements will terminate upon consummation of the Merger.

     Prior to 1988, Cablevision Finance made secured subordinated loans to the Partnership in the aggregate amount of $52.2 million. An aggregate of $42.5 million of principal of such loans and $3.2 million of accrued interest thereon (totalling $45.7 million) were converted into Preferred Equity in 1985, 1986 and 1988. See ' -- Background of the Transactions.' At June 30, 1995, the total remaining amount in respect of such subordinated loans owed Cablevision Finance, including accrued interest, amounted to $25.5 million. Loans from Cablevision currently bear interest at a rate of 9.0% compounded monthly and are due on demand. If the Incorporation is approved and consummated, all of the foregoing loan obligations, together with accrued interest thereon, will be assumed by and become liabilities of Boston Sub, and the Partnership will be released from all liabilities with respect thereto. If the Merger is approved and consummated, all such obligations (including obligations assigned to Cablevision Finance by CSSC and Dolan) will become intercompany indebtedness of Cablevision.

     At June 30, 1995, $45.7 million of Preferred Equity was held by Cablevision Finance and unpaid cumulative distributions thereon amounted to $111.9 million.

     Under the terms of the Preferred Equity, the outstanding amount of such Preferred Equity and unpaid cumulative distributions thereon must be returned prior to any distributions to the General Partners or the Limited Partners in respect of their partnership interests. In the absence of the Transactions, it is unlikely that any distributions would be made in respect of the Preferred Equity for the foreseeable future. The possibility of any return being paid in respect of the Preferred Equity was considered sufficiently uncertain that, as of September 30, 1985, Cablevision wrote down to zero for accounting purposes the value of $34.5 million of Cablevision Finance's Preferred Equity and cumulative unpaid distributions on such amount have not been recognized on Cablevision's books.

     SUMMARY TABLE OF INTERESTS OF AFFILIATES IN THE TRANSACTIONS. The following table summarizes the approximate aggregate amounts expected to be paid by Cablevision to itself, the General Partners and their respective affiliates in connection with the Merger and Liquidation, the type and amount of debt and other obligations owed by the Partnership to such affiliates, the percentage of the amounts owed to be received in the Transactions and the type of consideration that will be received by such affiliates in the Transactions, in each case as of June 30, 1995 and without giving effect to the Incorporation Concessions. Cablevision will also acquire the Systems in the Merger. The table does not include the release of and indemnification by Cablevision relating to the General Partners' Partnership liabilities or the $100 Dolan will receive for the sale of his stock in CSBrC described above under ' -- Interests of Members of the GP Group.' The actual value to be distributed to affiliates of the General Partners and Cablevision in connection with the Merger and Liquidation will depend upon the timing of the Merger, but such actual value will not affect the amounts to be received by the unaffiliated Limited Partners in the Liquidation. See 'Description of the Merger -- Determination of Allocation of Consideration.'

                                                                     AMOUNT ESTIMATED TO BE PAID IN
                                                                          MERGER OR LIQUIDATION
                                                   -------------------------------------------------------------------
                                                                                                         FORM OF
       PARTNERSHIP OBLIGATION OR INTEREST          AMOUNT ACCRUED      AMOUNT      PERCENTAGE(1)      CONSIDERATION
-------------------------------------------------  --------------   ------------   -------------    ------------------
                                                               (AS OF JUNE 30, 1995)

GP Group
General Partnership Interests (Dolan and CSBC)...             --    $    404,000(2)                 Cablevision Class
                                                                                                    A Common Stock(9)

Subordinated Debt (CSSC).........................   $    109,000         109,000       100.00%      Cash

Interest on Subordinated Debt (at 14% per annum)
  (Dolan and CSSC)...............................      4,603,000              --(3)       0.00%     --

Management Fees (CSSC)...........................     17,181,000      14,958,000(3)      87.06%(7)  Cash

Interest on Management Fees (CSSC)(10)...........      8,296,000              --(3)       0.00%     --

Preferred Equity (CSSC)..........................      4,600,000       4,600,000(4)     100.00%     Cash(4)

Cumulative Preferred Equity Distributions (at 15%
  per annum) (CSSC)..............................      5,745,000                         0.00%      --
                                                   --------------

    Total........................................     40,534,000

Cablevision Group
Units held by Cablevision........................             --    $  2,538,000(5)     100.00%(5)  Cablevision Class
                                                                                                    A Common Stock(9)

Units held by Officers and Directors of
  Cablevision....................................             --         180,000(6)     107.14%(6)  Cablevision Class
                                                                                                    A Common Stock

Unpaid Advances and Subordinated Debt(11)........     25,501,000      25,501,000       100.00%      Becomes
                                                                                                    intercompany debt
                                                                                                    of Cablevision

Interest on Subordinated Debt (Cablevision
  Finance).......................................             --       4,603,000       100.00%(7)   Becomes inter-
                                                                                                    company debt of
                                                                                                    Cablevision

Management Fees (Cablevision Finance)............             --       2,229,000        12.94%(7)   Becomes
                                                                                                    intercompany debt
                                                                                                    of Cablevision

Interest on Management Fees (Cablevision
  Finance).......................................             --       8,296,000       100.00%(7)   Becomes
                                                                                                    intercompany debt
                                                                                                    of Cablevision

Preferred Equity (Cablevision Finance)...........     45,700,000      45,700,000(8)     100.00%     Cablevision Class
                                                                                                    A Common Stock(9)

Cumulative Preferred Equity Distributions (at 15%
  per annum) (Cablevision Finance)...............    111,935,000       2,532,000         2.26%      Cablevision Class
                                                                                                    A Common Stock(9)

                                                     183,136,000
                                                   --------------

    Total........................................   $223,670,000
                                                   --------------
                                                   --------------

------------

 (1) Represents the percentage of amounts invested, in the case of Units and the percentage of amounts accrued, in the case of other claims.

 (2) The General Partners contributed an aggregate of $200 in cash to the Partnership and the provisional cable television license granted to CSBC on March 25, 1982 by Boston Mayor Kevin H. White, the issuing authority for the City of Boston, and all rights pertaining thereto. Because such provisional license has not been valued, no percentage for general partnership interests is included.

 (3) Excludes, in the case of the GP Group, and includes, in the case of the Cablevision Group, $15,122,000 of interest on subordinated debt, management fees and interest on management fees due members of the GP Group which will be assigned to the Cablevision Group immediately prior to the consummation of the Merger. See 'Description of the Merger -- Consideration to be Received by Affiliates.'

 (4) CSSC will sell all of its Preferred Equity Interests to Cablevision Finance for $4,600,000 in cash immediately prior to the Merger.

 (5) Represents 100.00% of the amounts paid by a predecessor of Cablevision for its Units, which were purchased for $9,000 each, reflecting the fact that no selling expenses were paid by the Partnership in connection with the sale of such Units.

 (6) Represents approximately 107.14% of the amounts paid by officers and directors of Cablevision for an aggregate of 18 Units. Certain of Cablevision's officers and directors holding 12 Units paid only $9,000 for each of their Units, reflecting the fact that such Units were purchased after certain investors defaulted after paying $1,000 therefor. Another director paid $10,000 for each of his six units.

 (7) Percentages relating to amounts assigned to the Cablevision Group, are calculated based on the total amounts owed to the GP Group. The combined amount for each category is 100.00%.

 (8) Excludes $4,600,000 in respect of Preferred Equity to be purchased for cash from CSSC immediately prior to the Merger.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (9) The value of the Cablevision Class A Common Stock may vary from that shown in the table above due to fluctuations in the value of Cablevision Class A Common Stock. See 'Risk Factors -- Risk of Fluctuation in Market Value of Consideration Received.'

(10) Interest currently accrues at 9.0% (1% above the Partnership's borrowing rate under the Loan Agreement).

(11) Includes interest at a rate per annum equal to 9.0%.

     Cablevision will acquire the Systems in the Merger. No independent third party has been retained to appraise the value of the Systems in connection with the Transactions. See 'Risk Factors -- No Appraisal Obtained for Systems.' Accordingly, any excess in the value of the Systems over amounts actually paid by Cablevision to entities other than Cablevision and its subsidiaries (approximately $80.8 million in cash and $37.8 million in Cablevision Class A Common Stock as of June 30, 1995) and debt assumed by Cablevision (approximately $40.6 million at June 30, 1995) will be realized by Cablevision.

     Even with the agreed upon reductions in the Preferred Equity Interests, the holders of the Preferred Equity will be receiving the amount of, and a return on, their investments in the Partnership, while the unaffiliated Limited Partners will be receiving only the amount of, and no return on, their investment because the Preferred Equity is, by its terms, senior to all partnership interests. As described under ' -- Background of the Transactions -- Uncertainties Regarding Validity of the Preferred Equity,' the issuance of the Preferred Equity has been challenged as not having fully complied with certain terms of the Partnership Agreement and, if such challenge is successful, the Preferred Equity might be held not to be entitled to its full preferential position and unpaid cumulative distributions thereon at a rate of 15% per annum.

     For a discussion of factors the General Partners considered in determining to recommend the Transactions to Limited Partners, including the value the General Partners have placed on the consideration to be received by the Partnership from Cablevision in the Merger, see ' -- Recommendations of the General Partners; Fairness of the Transactions.'

     Members of the GP Group will receive cash for most of their interests in the Partnership, while Limited Partners will receive distributions only in Cablevision Class A Common Stock, the value of which is likely to fluctuate. See 'Risk Factors -- Risks Associated with an Investment in Cablevision -- Fluctuations in the Price of Cablevision Class A Common Stock.'

     The Related Partnerships from time to time enter into agreements to purchase services from entities in which Dolan, Cablevision, CSSC or their affiliates have substantial interests; all of such agreements have been on terms no less favorable to the Related Partnerships than could be obtained from unaffiliated third parties. See 'Cablevision of Boston -- Certain Relationships and Related Transactions' for a description of such agreements.

RECOMMENDATIONS OF THE GENERAL PARTNERS; FAIRNESS OF THE TRANSACTIONS

     The General Partners have reviewed and considered the terms and conditions of each of the Transactions, have unanimously approved each of the Transactions and believe that each of the Transactions is fair to and in the best interests of the Limited Partners who are not affiliated with the General Partners. THE GENERAL PARTNERS RECOMMEND THAT THE LIMITED PARTNERS CONSENT TO AND APPROVE BOTH THE INCORPORATION AND THE MERGER.

     BECAUSE CONSUMMATION OF THE INCORPORATION IS A CONDITION TO THE MERGER, LIMITED PARTNERS WHO WISH TO APPROVE THE MERGER SHOULD VOTE IN FAVOR OF BOTH THE INCORPORATION AND THE MERGER.

     In view of the potential conflict of interest implicit in the Transactions, the General Partners retained PaineWebber to evaluate the fairness of the consideration to be received in the Liquidation by the unaffiliated Limited Partners. PaineWebber is a nationally recognized investment banking firm. As part of its investment banking business, PaineWebber is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, competitive biddings, leveraged buy-outs, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In selecting PaineWebber, the General Partners took into account its expertise in the mergers and acquisitions area, its substantial experience in valuing securities and its familiarity with the cable television industry. Richard H. Hochman, who was a managing director of PaineWebber at the time PaineWebber was retained and when it delivered its opinion, is a director of Cablevision elected by the holders of Cablevision Class A Common Stock. Mr. Hochman is not a member of the Cablevision Special Committee. Mr. Hochman also owns six Units. See ' -- Fairness Opinion Received by the General Partners.' The General Partners did not consider Mr. Hochman's position to be a risk because of their understanding with PaineWebber that Mr. Hochman would not be involved in the process of rendering the fairness opinion.


     Prior to the execution of the Merger Agreement, the General Partners received the written opinion of PaineWebber that, as of the date of such opinion, the consideration to be received by the unaffiliated Limited Partners in the Liquidation was fair, from a financial point of view, to such Limited Partners. This opinion was subsequently confirmed by PaineWebber in its written opinion, dated October 17, 1995, a copy of which is attached to this Consent Solicitation Statement/Prospectus as Appendix A. PaineWebber's opinion is based upon several important assumptions, including an assumption that the value of the Preferred Equity is at least $80 million. Limited Partners are urged to read a copy of the PaineWebber fairness opinion in its entirety. See ' -- Fairness Opinion Received by the General Partners -- Opinion of PaineWebber.'


     In reaching the conclusion that each of the Transactions is fair to and in the best interests of the Limited Partners who are not affiliated with the General Partners, the General Partners considered the factors described in this section entitled ' -- Recommendations of the General Partners; Fairness of the Transactions.' The General Partners considered the following factors to be most important to their determination that each of the Transactions is fair to and in the best interests of the Limited Partners who are not affiliated with the General Partners: (i) the opinion of PaineWebber, financial advisor to the General Partners, discussed below under ' -- Fairness Opinion Received by the General Partners -- Opinion of PaineWebber,' that the consideration to be received by the unaffiliated Limited Partners in the Liquidation, is fair, from a financial point of view, to the unaffiliated Limited Partners, (ii) the expected market value of the Cablevision Class A Common Stock to be distributed to the Limited Partners in connection with the Liquidation, which will return to the unaffiliated Limited Partners approximately 100% of the amounts they have invested in the Partnership, which the General Partners believe is fair based on the value of the consideration to be received in the Merger and the nature and amount of obligations of the Partnership that are senior in right of payment to the Units, as more fully described below, (iii) the opinion of counsel to the General Partners that such distribution more likely than not will be viewed as tax-free, which will allow a Limited Partner to avoid taxation on the shares received in the Liquidation until such Limited Partner sells his or her shares,
(iv) the existence of a public trading market for the Cablevision Class A Common Stock, which should provide Limited Partners who so desire the ability to liquidate their investment in Cablevision Class A Common Stock received in the Liquidation at a market price, (v) the Partnership's existing financial obligations, including the Partnership's obligations to make payments in respect of indebtedness under its Loan Agreement and Affiliate Claims and Preferred Equity Interests, and its current and projected cash flows, which are set forth under 'Cablevision of Boston -- Management Projections,' which indicate that (x) the Affiliate Claims and Preferred Equity Interests are likely to continue to accrue at a faster rate than the Partnership's cash flow, (y) it is unlikely that any cash distributions will be made to the Limited Partners in the foreseeable future if the Transactions do not occur, and (z) based upon the General Partners, (1) extensive experience in the cable television industry, (2) involvement in numerous acquisitions of cable systems, (3) general awareness of the terms of purchases and sales of cable television systems by others and (4) review of the principal terms of publicly disclosed cable systems transactions over the past several years, a sale of the Systems in the foreseeable future could result in the amount of the consideration received by the Limited Partners being lower than the amount of the consideration that would be received by them as a result of the Transactions because of the rate of accrual of Affiliate Claims and Preferred Equity Interests in comparison to cash flow, (vi) the limited trading market for the Units (see 'Limited Market for Units; Distributions'), which may prevent Limited Partners who desire liquidity in their investment in the Partnership from having any practical means of disposing of their Units, (vii) the General Partners' belief as to the value of the consideration to be received from Cablevision in the Merger, (viii) Cablevision Finance's agreement to forego payment of a portion of the unpaid cumulative distributions on the Preferred Equity to which the holders of the Preferred Equity are contractually entitled in connection with the Transactions because

(a) absent a reduction in the rights of the Preferred Equity, any third party which purchased the Systems would likely have to pay at least $325.2 million (or more than 18 times estimated 1995 operating cash flow) in order to generate distributions to the unaffiliated Limited Partners of 100% of the per Unit amounts originally invested by such Limited Partners in the Partnership and (b) the General Partners believe that, as discussed under ' -- Background of the Transactions -- Uncertainties Regarding Validity of the Preferred Equity,' upon an adjudication of the uncertainties relating to the Preferred Equity, the holders of the Preferred Equity would more likely than not be held to be entitled to receive at least $80 million in respect of the Preferred Equity Interests, and the Limited Partners less than the amounts they will receive in the Liquidation, in the absence of Cablevision Finance's agreement to reduce the Preferred Equity Interests to approximately $52.8 million (as of June 30, 1995) in connection with the Merger. In considering the factors set forth under clauses (ii), (v), (vii) and (viii) above, the General Partners considered the analysis of the uncertainties with respect to the Preferred Equity discussed under 'The Transactions -- Background of the Transactions -- Uncertainties Regarding Validity of the Preferred Equity.' Based on that analysis, the General Partners concluded that the holders of the Preferred Equity would more likely than not be entitled to at least $80 million if, hypothetically, the validity of the Preferred Equity were fully adjudicated and the Partnership and Cablevision consummated the Merger and Liquidation, substituting the adjudicated rights of the Preferred Equity for the approximately $52.8 million (as of June 30, 1995) that Cablevision Finance has agreed to receive in respect of the Preferred Equity Interests in the Liquidation. Accordingly, the General Partners believe that Cablevision Finance's agreement to forego unpaid cumulative distributions in respect of the Preferred Equity is more likely than not worth at least $27.2 million to the Partnership (reflecting the difference between $80 million and $52.8 million) and that the value of the consideration to be received by the Partnership from Cablevision in the Merger is at least $235 million. This minimum value of at least $235 million is calculated as follows:

                                                                             JUNE 30, 1995
                                                                          --------------------
                                                                          (DOLLARS IN MILLION)

Bank Indebtedness to be paid by Cablevision............................          $ 61.1
Subordinated debt, advances, management fees and interest to be paid or
  assumed in the Merger................................................            55.7
Allocation to Limited Partners.........................................            40.0
Allocation to General Partners.........................................             0.4
Minimum estimated value of Preferred Equity............................            80.0(1)
                                                                                -------
     Total.............................................................          $237.2
                                                                                -------
                                                                                -------

------------

(1) The value of the Preferred Equity, as of June 30, 1995 (excluding possibilities that the General Partners believe are remote), may be between $50.3 million (assuming the holders of the Preferred Equity are determined not to be entitled to any unpaid cumulative distributions thereon, an outcome the General Partners believe is unlikely) and $168.0 million (assuming the holders of the Preferred Equity are determined to be entitled to all of the unpaid cumulative distributions thereon). See ' -- Background of the Transactions -- Uncertainties Regarding Validity of the Preferred Equity.'


     A value of $235 million would yield a multiple of approximately 13 times the estimated 1995 operating cash flow of the Partnership. The General Partners believe that such value compares favorably with recent sales prices for cable television systems based on available information with respect to reported sales of cable television systems since January 1, 1991, which indicates that average sale multiples were less than 12 times projected operating cash flow, that only one sale of a cable television system for more than $50 million was made at a multiple greater than 12 times projected operating cash flow and that the value of the Systems based on the average multiples paid in such years would be between approximately $163 million and $198 million. The General Partners did not, however, determine a specific value or range of values for the Systems because of the General Partners' belief, based on the foregoing and their experience in the cable television industry, that the allocation to Limited Partners in the Liquidation would be fair under any reasonable valuation of the Systems in light of all of the circumstances relating to the Transactions.


     Other material factors considered by the General Partners, including negative factors, are described below. The General Partners gave more weight to the factors described under clauses (i), (ii), (iv), (v), (vi) and (vii) above than to the other factors considered because they believed those factors to be the most relevant in determining the value to unaffiliated Limited Partners and the liquidity of the consideration to be received by the Partnership in the Merger and by such Limited Partners in the Liquidation.

     In reaching the conclusion that the Incorporation is fair to and in the best interests of the unaffiliated Limited Partners, the General Partners also considered the following factors: that (i) the Incorporation is a condition to consummation of the Merger and the General Partners believe the Merger is fair to and in the best interests of the unaffiliated Limited Partners, (ii) the Incorporation Concessions, including the reduction in the unpaid cumulative distributions and future rate of distributions in respect of the Preferred Equity, will increase the possibility that there will be residual equity available for the Limited Partners if the Merger is not consummated, (iii) following the Incorporation, taxable income of the Systems will give rise to tax liabilities that are general obligations of Boston Sub and may be satisfied out of cash generated by the Systems, whereas any such taxable income in excess of the Limited Partners' available suspended losses that is generated by the Systems while in partnership form will be payable directly by the Limited Partners and the Limited Partners would likely have to satisfy such tax liabilities out of cash available to them from sources other than their investment in the Partnership, (iv) Boston Sub will obtain the benefit of a partial 'step-up' in the basis of the Assets for purposes of calculating its federal tax depreciation or gain upon sale of the Assets, (v) the Incorporation may increase the likelihood that an acquisition of the Systems by an unaffiliated purchaser could be effected in a single tax-free transaction, which may make such an acquisition more attractive to the Partnership and (vi) the opinion of counsel to the General Partners that the Incorporation more likely than not will permit the Merger to be consummated on a tax-free basis. The General Partners also considered that, upon the Incorporation, the General Partners will no longer have personal liability with respect to the future operation of the Systems and with respect to Partnership liabilities assumed by Boston Sub that are released upon the Incorporation. See ' -- Interests of Certain Persons in the Transactions; Conflicts of Interest.' In reaching the conclusion that the Merger is fair to and in the best interests of the unaffiliated Limited Partners, the General Partners also considered that (i) Limited Partners will continue to have the opportunity to participate generally in the cable television industry through their ownership of Cablevision Class A Common Stock, (ii) the Merger will alleviate certain potential conflicts that could arise between the Partnership and Cablevision because of Dolan's control relationship with both entities, from the use of Cablevision's personnel to manage the Related Partnerships' businesses and in connection with the negotiation of pricing of programming services purchased by the Partnership from Cablevision affiliates, (iii) Dolan will not receive any additional compensation as an officer of Cablevision as a result of the Merger and CSSC, which is wholly-owned by Dolan, will not be entitled to management fees from the Partnership or Brookline following the Merger and (iv) it is likely that the going-concern and liquidation values of the Partnership are less than the value to be received in the Merger, as described under ' -- Reasons for and Alternatives to the Transactions.' The General Partners also considered that Cablevision has agreed to indemnify the General Partners for all liabilities relating to the Partnership and Brookline, including liabilities to Limited Partners, upon consummation of the Merger.

     The book value of the Partnership's assets at June 30, 1995 was $47.1 million and the net book value of the Units was negative, and, in each case, substantially lower than the value to be received from Cablevision in the Merger. Such book values were not believed by the General Partners to be relevant to their consideration of the fairness of the Transactions. Due to the limited market for the Units, the fair market value of the Units cannot be assessed. Although the General Partners do not believe that the foregoing are relevant to a determination of fairness, they believe that if the fairness of the Transactions were evaluated with respect to book value and market price, the Transactions would be fair to the unaffiliated Limited Partners.

     The General Partners considered the following as potential negative factors that could result in adverse consequences to the Partnership and the unaffiliated Limited Partners if the Incorporation is approved but the Merger is not approved: (i) the fact that the Partners will not know whether the Merger will be approved at the time the Incorporation is consummated, (ii) Boston Sub's obligation to pay corporate income taxes generally and the resultant reduction in cash flow, (iii) the likelihood that Boston Sub will be required to pay income taxes sooner than when the income to the Partnership allocable to most of the Limited Partners would become subject to tax if the Incorporation were not consummated, (iv) the imposition of an additional corporate-level tax in the event of any sale of the Assets, (v) the likely need to renegotiate the Loan Agreement and (vi) that the Partnership's only source of cash flow will be dividends received from Boston Sub and that such dividends are likely to be severely restricted or prohibited by the Loan Agreement. See 'Risk Factors -- Risks Related to the Incorporation.' The General Partners determined that the benefits of the Incorporation outweigh the foregoing negative factors.

     In considering the Merger, the General Partners considered as a potential negative factor that, if a challenge to the validity of the Preferred Equity were to be successful, it is possible that the holders of Preferred Equity could be found to be entitled to receive less than the $52.8 million (as of June 30,
1995) that has been allocated in the Merger or less than the $80 million minimum value ascribed to the Preferred Equity by the General Partners. The opinion of PaineWebber as to the fairness of the consideration to be received by the unaffiliated Limited Partners in the Liquidation does not address whether such consideration would be fair if the holders of the Preferred Equity were found to be entitled to less than $80 million. As a result of such an adjudication, the Limited Partners could be entitled to receive more than the consideration to be distributed to them in the Merger and Liquidation. The General Partners determined that this factor was outweighed by the benefits of the Transactions because (a) of their belief as to the more likely outcome of an adjudication of the uncertainties relating to the Preferred Equity as discussed under ' -- Background of the Transactions -- Uncertainties Regarding Validity of the Preferred Equity,' and (b) there would be a substantial delay in obtaining liquidity for the Limited Partners if no transaction were consummated until after adjudication of any challenge to the issuance of the Preferred Equity. See ' -- Certain Litigation.' The General Partners also considered as negative factors each of the factors discussed under 'Risk Factors', including (i) the inherent conflicts of interest and material benefits to the General Partners, Cablevision and their affiliates in connection with the Transactions, described under ' -- Conflicts of Interests of Certain Persons in the Transactions;
Conflicts of Interest,' (ii) the fundamental change in the nature of the investment of the Limited Partners as a result of the receipt of Cablevision Class A Common Stock in the Merger described under 'Comparison of Cablevision Class A Common Stock with Units,' and (iii) the fact that such affiliates will receive the return of, and a return on, their investments in the Partnership, including, in the case of members of the GP Group, substantial cash payments, while the Limited Partners will receive only the return of, and no return on, their investment in the form of Cablevision Class A Common Stock. The General Partners considered the nature of the obligations due to affiliates that will be paid as a result of the Transactions, which are senior to the partnership interests held by the Limited Partners and are contractually entitled to payment in full, including payment of interest and cumulative distributions, prior to any distributions to Limited Partners. Based upon the foregoing and the positive factors described above, the General Partners determined that the positive factors outweighed the negative factors.

     The General Partners are not aware of, nor have they solicited, any offers by any unaffiliated person for any merger or consolidation involving the Partnership or any sale or other transfer of any substantial part of the Assets, including the Systems, or any securities of the Partnership which would enable the purchaser of such securities to exercise control over the Partnership. Except for the Incorporation Concessions, members of the Cablevision Group and the GP Group have agreed to accept reductions in the amount of the Preferred Equity Interests only in the event of the consummation of the Merger. In addition, the General Partners have been advised that Cablevision Finance would assert its entitlement to its Full Contractual Rights of the Preferred Equity in the absence of the Transactions.


     The General Partners also believe that the procedures for approving the Transactions are fair to the Limited Partners. Pursuant to the terms of the Partnership Agreement, each of the Incorporation and the Merger requires the consent and approval of a Majority of the Limited Partners. The votes of affiliates of the General Partners or Cablevision who own Units will not count in determining whether either of the Transactions is approved by the Limited Partners, but such affiliates will be bound by the vote of a Majority of the Limited Partners. The solicitation of the requisite consents of the unaffiliated Limited Partners with respect to the approval of the Incorporation and the
Merger will commence on October 20, 1995, and will be completed on the Incorporation Expiration Date and the Merger Expiration Date, respectively. Each solicitation will be conducted separately, and all executed consents will be received and tallied by, and all executed consents in respect of the Merger solicitation will be deposited in escrow with, the Agent. Limited Partners will be able to obtain from the Agent a current tally of votes with respect to the Incorporation at any time prior to the Incorporation Expiration Date. The contents of executed Merger Consents will not be disclosed to the General Partners or their affiliates, including Cablevision, or to the Limited Partners, until after the Incorporation is approved by the unaffiliated Limited Partners and consummated. The General Partners anticipate that the results of the Incorporation solicitation and the Merger solicitation will be announced on the day following the Incorporation Expiration Date and the Merger Expiration Date, respectively, that, if the Incorporation is approved, it will be consummated within two days of such approval, provided that the conditions to the Incorporation have been satisfied or waived and that, if approved, the Merger will be consummated promptly following such approval, provided that the conditions to the Merger have been satisfied or waived. This procedure is necessary to ensure that the Limited Partners consider the Incorporation separately from their consideration of the Merger as is required for the desired tax treatment of the Transactions. See 'Certain Federal Income Tax Consequences -- The Incorporation and the Merger.' Limited Partners will be able to obtain from the Agent a current tally of votes in respect of the Merger at any time following the Incorporation and prior to the Merger Expiration Date. With respect to each of the Incorporation and the Merger, all of the Limited Partners (including affiliates of the General Partners and Cablevision) will be bound by the decision of a Majority of the Limited Partners. However, if the Incorporation is not approved, all consents with respect to the Merger will have no force or effect. See 'Consent Solicitations.'

     In considering the Transactions, the Limited Partners should consider the matters set forth under ' -- Interests of Certain Persons in the Transactions; Conflicts of Interest.'

FAIRNESS OPINION RECEIVED BY THE GENERAL PARTNERS


     OPINION OF PAINEWEBBER. The General Partners began consulting with PaineWebber in 1993. On May 20, 1994, the Partnership formally engaged PaineWebber to render an opinion to the General Partners as to the fairness from a financial point of view to the Limited Partners not affiliated with Cablevision and the General Partners (the 'Unaffiliated Limited Partners') of the consideration to be received by such Unaffiliated Limited Partners in the Liquidation. On June 13, 1994, prior to the General Partners' approval of the Transactions, PaineWebber delivered its written opinion to the General Partners that the consideration to be received in the Liquidation by the Unaffiliated Limited Partners is fair, from a financial point of view, to such Unaffiliated Limited Partners. This opinion was subsequently confirmed by PaineWebber in an oral opinion delivered to the General Partners on October 3, 1995 and by its written opinion (the 'October 1995 Opinion'), dated October 17, 1995. The June 13, 1994 opinion and the October 1995 Opinion are together referred to herein as the 'Opinion.' The full text of the October 1995 Opinion of PaineWebber is attached as Appendix A hereto. Reference is made to such opinion for a description of the procedures followed, matters considered and assumptions made by PaineWebber in arriving at its Opinion. Limited Partners are urged to read the PaineWebber October 1995 Opinion in its entirety.


     PaineWebber was not authorized to nor did it solicit third parties that might be interested in making an investment in or acquiring the Partnership or all or part of its assets. PaineWebber's Opinion did not address the fairness of the consideration to be received by any particular Limited Partner. PaineWebber was not requested to, and did not, express any opinion regarding the fairness of
(i) the Incorporation to any party, (ii) the consideration to be received in the Merger and the subsequent Liquidation by any member of the GP Group or the Cablevision Group, including any consideration received in any such member's capacity as a Limited Partner, (iii) the allocation of the consideration to holders of Preferred Equity relative to the holders of other interests in the Partnership, (iv) the relative allocation of the consideration among the Partners under the Partnership Agreement, or (v) the consideration to be received by the Limited Partners who elect to exercise appraisal rights. PaineWebber also expressed no opinion as to the price at which the Cablevision Class A Common Stock will trade after consummation of the Merger and the distribution of such stock in the Liquidation.


     Neither the Partnership, the General Partners nor any of their affiliates imposed any limitation with respect to the Opinion rendered by PaineWebber. The General Partners did direct PaineWebber to make certain assumptions with respect to the Preferred Equity Interests. PaineWebber did not recommend the amount of the consideration to be received by any Limited Partner, which was determined through negotiations between the General Partners and Cablevision and the Cablevision Special Committee.

     PaineWebber is a nationally recognized investment banking firm. As part of its investment banking business, PaineWebber is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, competitive biddings, leveraged buy-outs, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In reviewing the qualifications of investment banking firms to render a fairness opinion in connection with the consideration to be received in the Liquidation, the General Partners considered the relative experience of investment banking firms. In retaining PaineWebber, the Partnership took into account its expertise in the merger and acquisition area, its substantial experience in valuing securities and its familiarity with the cable television industry. The Partnership did not consult with any unaffiliated Limited Partners in the selection of PaineWebber as financial advisor.


     Richard H. Hochman, who was a managing director of PaineWebber at the time PaineWebber was retained by the General Partners and when it delivered its June 13, 1994 opinion, is a director of Cablevision and during the past two years received $57,500 for his services as such. Mr. Hochman is not a member of the Cablevision Special Committee. Mr. Hochman also owns six Units. The General
Partners did not believe that these interests would negatively affect PaineWebber's ability to render an opinion because of their understanding that Mr. Hochman would not be involved in the process of rendering the fairness opinion and because PaineWebber was an experienced investment banking firm that had not rendered services to Cablevision in the past and did not have another conflict of interest.



     In connection with rendering its October 1995 Opinion, PaineWebber (i) reviewed the preliminary Consent Solicitation Statement/Prospectus dated as of September 18, 1995 filed with the Securities and Exchange Commission; (ii)
reviewed the Merger Agreement; (iii) reviewed both the Partnership's and Cablevision's Annual Reports on Form 10-K for the three years ended December 31, 1994 and Quarterly Reports on Form 10-Q for the quarter ended June 30, 1995;
(iv) reviewed certain operating and financial information furnished by management of each of Cablevision and the Partnership relating to the business, properties, financial condition, results of operations and prospects of
Cablevision and  the  Partnership;  (v) reviewed  certain  financial  ratios  of
Cablevision and the Partnership; (vi) conducted discussions with members of senior management of Cablevision and the Partnership with respect to the business, properties, financial condition, results of operations and prospects of Cablevision and the Partnership; (vii) reviewed certain financial and business information and analyses specifically prepared by management of Cablevision and the Partnership in connection with the Transactions relating to the assets and operations of Cablevision and the Partnership; (viii) reviewed certain financial projections prepared by management of each of Cablevision and the Partnership relating to Cablevision and the Partnership; (ix) reviewed the historical market prices and trading volumes of Cablevision Class A Common Stock; (x) analyzed public information with respect to certain other entities that it deemed to be generally comparable to Cablevision and the Partnership;
(xi) considered the financial terms of selected recent business combinations which PaineWebber considered to be generally comparable to the Merger; and (xii) conducted such other financial studies, analyses and investigations as PaineWebber deemed appropriate.



     In the course of preparing its opinion, PaineWebber relied upon the accuracy and completeness of the financial and other information provided by Cablevision and the Partnership and the assurances of the management of Cablevision and the Partnership that they are unaware of any information or factors regarding Cablevision or the Partnership that would make the information supplied to PaineWebber incomplete or misleading. PaineWebber did not assume any responsibility to undertake any independent verification of such information or any independent appraisal or evaluation of any of the assets or earnings of Cablevision or the Partnership. PaineWebber's June 13, 1994 opinion and October 1995 Opinion were each based on conditions as they existed and could be evaluated on the respective dates thereof. PaineWebber assumed that the final Consent Solicitation Statement/Prospectus with respect to the Transactions would contain information and data substantially similar to that previously furnished to PaineWebber. PaineWebber did not consider the tax effects to the Limited Partners of the

Transactions or any other transaction. PaineWebber did not analyze the relative rights of the Limited Partners as limited partners of the Partnership to the rights of the Limited Partners as holders of Cablevision Class A Common Stock. PaineWebber's analysis did not take into account any of the effects of the Incorporation. PaineWebber assumed that all of the conditions to the Merger would be satisfied, including, without limitation, that the Incorporation will have been effected. PaineWebber also assumed that the Limited Partners will receive as a distribution in the Liquidation Cablevision Class A Common Stock with an aggregate Average Cablevision Stock Price of $40.0 million and that, upon such distribution, the Limited Partners will not be subject to any other liabilities of the Partnership.



     PaineWebber was directed by the General Partners to assume for purposes of its analysis that the holders of the Preferred Equity are entitled to receive in the Liquidation an amount at least equal to $80 million in respect of the Preferred Equity Interests in the absence of the agreed upon reductions. PaineWebber has informed the General Partners that it has not attempted to reach an independent conclusion as to the amounts due in respect of the Preferred Equity Interests. PaineWebber's Opinion notes that this Consent Solicitation Statement/Prospectus indicates that there is uncertainty as to the amounts due in the respect of the Preferred Equity Interests. PaineWebber's analysis did not take into account the possibility that the holders of Preferred Equity could be found to be entitled to receive less than $80 million. PaineWebber's opinion further notes that the holders of the Preferred Equity have agreed to accept an amount less than $80 million in connection with the Merger and Liquidation. Additionally, PaineWebber has informed the General Partners that it has not relied on any legal opinion advising as to the amounts due in respect of the Preferred Equity, although it understands that the General Partners have received legal advice with respect to such issues. PaineWebber's Opinion notes that the General Partners' stated belief that is it is more likely than not that the holders of the Preferred Equity would be held to be entitled to receive an amount at least equal to $80 million in the absence of the agreed upon reductions was limited to the Liquidation.



     PaineWebber's Opinion does not address the relative merits of the Transactions and any other transactions or other business strategies discussed by the General Partners as alternatives to the Transactions or the decision of the General Partners to proceed with the Transactions. PaineWebber's Opinion does not constitute a recommendation to any Limited Partner as to how such Limited Partner should vote on the Transactions.



     PaineWebber assumed no responsibility to revise or update its Opinion if there is a change in (i) the financial condition or prospects of the Partnership or Cablevision from that disclosed or projected in the information PaineWebber reviewed as set forth above, (ii) general, economic or market conditions or
(iii) the stock price of Cablevision Class A Common Stock. PaineWebber assumed that there had been no material change in the Partnership's or Cablevision's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to PaineWebber. In rendering its Opinion, PaineWebber was not engaged to act as an agent or fiduciary of, and the Partnership has expressly waived any duties or liabilities PaineWebber may have to, the Limited Partners of the Partnership or any other third party.



     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its Opinion, PaineWebber did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis or factor. Accordingly, PaineWebber believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its Opinion. In its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Partnership and Cablevision. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein, and none of PaineWebber, the Partnership or Cablevision assumes responsibility for the accuracy of such estimates. In addition, analyses relating to the value of the Systems do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.


     The following paragraphs summarize the significant analyses performed by PaineWebber in arriving at the oral opinion presented to the General Partners of the Partnership on October 3, 1995 and in delivering its October 1995 Opinion. For purposes of the following discussions the outstanding amount of Affiliate Claims, $80 million in respect of the Preferred Equity Interests, and the Partnership's bank obligations are collectively referred to as the 'Partnership Obligations,' and the consideration to be received by the Partners in the Liquidation plus the Partnership Obligations are collectively referred to as the 'Adjusted Purchase Price.' For purposes of the October 1995 Opinion, such amounts were estimated as of June 30, 1995 and the Partnership Obligations were estimated to be $196.8 million and the Adjusted Purchase Price was estimated to be $237.2 million. As directed by the General Partners, PaineWebber assumed that approximately $80 million of the Partnership Obligations consisted of the Preferred Equity Interests.



     The Partnership Obligations and Adjusted Purchase Price were derived by PaineWebber by adding the following amounts (which had been rounded from actual or assumed amounts) (as of June 30, 1995):



                                                                  (DOLLARS IN MILLIONS)

Partnership Obligations
     Indebtedness under Loan Agreement.........................          $  61.1
     Subordinated debt, management fees and interest thereon...             55.7
     Assumed Minimum Value of Preferred Equity Interests
       (including face amount and cumulative unpaid
       distributions)(1).......................................             80.0
                                                                         -------
                                                                           196.8

Partners' Allocation
     Allocation to Limited Partners............................             40.0
     Allocation to General Partners............................               .4
                                                                         -------
                                                                            40.4
                                                                         -------
     Adjusted Purchase Price...................................          $ 237.2
                                                                         -------
                                                                         -------


------------

(1) This assumption was made solely for purposes of PaineWebber's analysis.


     ANALYSIS OF THE PARTNERSHIP. Selected Comparable Public Analysis. Using publicly available information and certain third party research materials, PaineWebber compared selected historical and projected financial and operating data of the Partnership to the corresponding data of certain publicly traded companies. These comparable companies consisted of Adelphia Communications Corporation, Cablevision Systems Corporation, Century Communications, Inc., Comcast Corporation, TCA Cable TV, Inc. and Tele-Communications, Inc.


     Because of the inherent differences between the operations of the Partnership and the selected comparable companies, PaineWebber believed that an appropriate use of comparable company analysis in this instance would involve qualitative judgments concerning differences between the financial and operating characteristics which would affect the public trading values of the selected companies and the Partnership.


     To determine a total value range for the Partnership based upon the comparable public company analysis but subject to the foregoing limitations, PaineWebber imputed ranges to apply to the Partnership's historical operating results of 9.0x to 11.0x the Partnership's latest twelve months (for which information was publicly available) ('LTM') operating cash flow (defined as operating income plus depreciation and amortization) ('OCF'), of 9.0x to 11.0x the Partnership's projected OCF (the fiscal year ended December 31, 1995, as provided by the management of the Partnership) and of $1,500 to $1,800 per subscriber based on the Partnership's subscribers on June 30, 1995. This analysis resulted in the following total value ranges for the Partnership from $155 million to $190 million utilizing LTM OCF; from $158 million to $193 million utilizing projected OCF; and from $210 million to $252 million utilizing the Partnership's subscribers. PaineWebber deducted the Partnership Obligations to determine the resulting Partners' equity value ranges. This analysis resulted in the following Partners' adjusted equity value ranges: from ($42) million to ($7) million utilizing LTM OCF; from ($39) million to ($4) million utilizing projected OCF; and from $13 million to $55 million utilizing the number of subscribers. PaineWebber noted that the consideration to be received by the Partners in the Liquidation as disclosed in the Consent Solicitation Statement/Prospectus had an Average Cablevision Stock Price of approximately $40.4 million.



     Selected Comparable Transaction Analysis. Using publicly available cable television industry analyses, PaineWebber compared selected historical and projected financial data and historical subscriber data of the 44 transactions in the cable television industry with transaction values greater than $50 million from January 1, 1995 to August 31, 1995 ('YTD Transactions') and of the 41 transactions in the cable television industry with transaction values between $50 million and $500 million from August 1, 1994 to August 31, 1995 ('$50-$500 million Transactions').



     Based on the foregoing, PaineWebber determined that for the YTD Transactions the median multiple of projected OCF for the target companies in these transactions was 9.8x and the median price per subscriber for the target companies in these transactions was $1,945 and for the $50-$500 million
Transactions the median multiple of projected OCF for the target companies was 9.7x and median price per subscriber for the target companies was $1,985. PaineWebber then multiplied the medians from the transaction analysis by the Partnership's corresponding projected OCF and historical subscriber data supplied by management of the Partnership to determine an implied total value for the Partnership. This analysis resulted in a total value of $172 million on a projected OCF basis and $272 million on a value per subscriber basis using the YTD Transactions, and a total value of $170 million on a projected OCF basis and $278 million on a value per subscriber basis using the $50-$500 million Transactions. PaineWebber then deducted the Partnership Obligations to determine the resulting adjusted equity value of the Partnership. This analysis resulted in an adjusted equity value of ($25) million on a projected OCF basis and $75 million on a value per subscriber basis using the YTD Transactions, and an adjusted equity value of ($27) million on a projected OCF basis and $81 million on a value per subscriber basis using the $50-$500 million Transactions. PaineWebber again noted that the consideration to be received by the Partners in the Liquidation as disclosed in this Consent Solicitation Statement/Prospectus had an Average Cablevision Stock Price of approximately $40.4 million.



     Multiples Paid Analysis. PaineWebber performed an analysis of the implied multiples of the Adjusted Purchase Price for the Partnership's LTM OCF, projected OCF and subscriber data for the quarter ended June 30, 1995. This analysis resulted in the following multiples: 13.8x LTM OCF; 13.5x projected OCF; and $1,695 per subscriber. PaineWebber noted that the comparable public company analysis indicated median multiples of 10.2x LTM OCF; 9.9x projected OCF and $1,977 per subscriber and the comparable transaction analysis indicated median multiples of 9.8x projected OCF and $1,945 per subscriber using the YTD Transactions and median multiples of 9.7x projected OCF and $1,985 per subscriber using the $50-$500 million Transactions. PaineWebber also performed an analysis of the implied multiples of the Adjusted Purchase Price for the projected operating cash flow for the year ended December 31, 1996. This analysis resulted in a multiple of 13.2x such projected operating cash flow and PaineWebber noted that a comparable public company analysis indicated a median multiple of 8.9x projected 1996 operating cash flow.


     Discounted   Cash  Flow   Analysis.  PaineWebber   performed  an  unlevered
discounted cash flow analysis of the projected financial performance of the Partnership, as provided to PaineWebber by management of the Partnership.

     The discounted cash flow analysis determined the present value of the Partnership's unlevered cash flows generated over a five-year period and then added to such discounted value the present value of the estimated residual valuation at the end of the five years to determine a total value. 'Unlevered cash flows' were calculated as OCF plus (or minus) net changes in non-cash working capital, minus capital expenditures, plus (or minus) net changes in other assets and liabilities. Due to the Partnership's historical operating losses, PaineWebber did not tax-affect the unlevered cash flows. The analysis calculated a terminal value based upon a range of multiples of OCF from 10.0x to 11.5x. The unlevered cash flows and the terminal values were discounted using a range of discount rates from 12.0% to

15.0%, which were selected by PaineWebber based on PaineWebber's investment banking experience. This range also reflects the risk assumptions applied by PaineWebber to the financial forecasts. The discounted cash flow analysis resulted in a range of total value from $188 million to $203 million, from which PaineWebber deducted the Partnership Obligations, resulting in an adjusted equity value range from ($9) million to $6 million.



     CABLEVISION CLASS A COMMON STOCK. PaineWebber reviewed the stock market price and volume data of the Cablevision Class A Common Stock for the twelve months ended September 28, 1995. PaineWebber compared the multiples of LTM OCF, projected OCF and number of subscribers of Cablevision to those of selected comparable public companies consisting of Adelphia Communications Corporation, Century Communications, Inc., Comcast Corporation, TCA Cable TV, Inc. and Tele-Communications, Inc. PaineWebber also reviewed certain third party research materials with respect to Cablevision and such comparable companies. PaineWebber performed an analysis of Cablevision's assets and liabilities to determine a range of equity values per share for the Cablevision Class A Common Stock. PaineWebber determined that the market price of Cablevision Class A Common Stock as of the date of its opinion was within this range of values.



     For its services provided in connection with delivery of the Opinion PaineWebber has received a fee of $600,000 from the Partnership. In addition, the General Partners have the right, exercisable one time prior to the closing of the Merger, for an additional fee of $100,000 to require PaineWebber either to confirm its Opinion or inform the General Partners that, based on its analysis at the time in question, it has determined that its Opinion cannot be confirmed. The fees payable to PaineWebber to date were not contingent, and none of the fees which may become payable to PaineWebber in the future are contingent, upon whether the Opinion rendered by PaineWebber was favorable or unfavorable or upon the outcome of the Transactions. The fees of PaineWebber were determined through negotiations between the General Partners and PaineWebber. The Partnership has also agreed to reimburse PaineWebber for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel. Furthermore, the Partnership, has agreed to indemnify PaineWebber against certain liabilities in connection with the Merger, including liabilities under the federal securities laws. If the Merger is consummated, Cablevision will assume all of such indemnification obligations.


RISKS THAT NEITHER TRANSACTION IS CONSUMMATED

     If neither Transaction is approved or consummated, the Partnership will continue to operate as heretofore. The General Partners believe that funds generated from operations, together with borrowings available under the Loan Agreement, will be sufficient to meet capital expenditures, working capital needs and cash interest and principal repayment requirements on the Partnership's senior debt only until December 31, 1995. However, the Partnership forecasts that it will be unable to meet the repayment terms on its bank debt under the Loan Agreement at December 31, 1995. See 'Cablevision of Boston -- Management's Discussion and Analysis of Financial Condition and Results of Operations.'

     RISKS OF NEED TO RENEGOTIATE THE PARTNERSHIP'S LOAN AGREEMENT. The General Partners believe that, based on current projections, if the Transactions are not consummated, Boston Sub will be unable to meet the repayment terms on its bank debt under the Loan Agreement at December 31, 1995 and thereafter. Accordingly, if the Transactions are not consummated, Boston Sub will likely be required to renegotiate its Loan Agreement. The Partnership would seek to renegotiate the terms of the Loan Agreement in such circumstances but there can be no assurance that the Banks would agree to such renegotiation or what the terms of any such renegotiated agreement would be.

     RISK OF NO CASH DISTRIBUTIONS. Payments of interest and principal on the Partnership's subordinated debt, management fees and advances from affiliates are subordinated and deferred under the terms of the Loan Agreement. At June 30, 1995, an aggregate of approximately $61.1 million principal amount of debt and accrued interest thereon was outstanding under the Loan Agreement. At June 30, 1995 approximately $27.1 million principal amount of subordinated debt, management fees and advances from affiliates was outstanding and approximately $28.6 million of unpaid interest was accrued thereon. The Loan Agreement allows for the payment of up to $4.2 million of subordinated debt, advances and management fees over the remaining life of the Loan Agreement, which matures on June 30, 1999. As this amount is not sufficient to pay all accrued interest payable on such liabilities, if the Transactions are not consummated, the Partnership's obligations with respect thereto will continue to

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
increase over time. In addition, the Loan Agreement precludes the Partnership from making any distributions with respect to the Partnership's outstanding Preferred Equity. At June 30, 1995, $50.3 million of Preferred Equity was outstanding and unpaid cumulative distributions thereon were $117.7 million. If neither Transaction is consummated, the contractual terms of the Preferred Equity provide that cumulative unpaid distributions on the Preferred Equity will continue to accrue at the rate of 15% per annum and that all such Preferred Equity and unpaid cumulative distributions will be paid prior to any distributions to the Limited Partners. See ' -- Background of the Transactions -- Uncertainties Regarding Validity of the Preferred Equity' for a discussion of certain questions relating to whether the Preferred Equity is entitled to its Full Contractual Rights.

     As a result, the General Partners believe that it is unlikely that any cash distributions will be made to the Limited Partners in the foreseeable future. In addition, it is unlikely that the Limited Partners will derive any further tax deductions from their investment in the Partnership. Absent a sale of the Systems, the continued accumulation of unpaid obligations and cumulative unpaid distributions on the Preferred Equity will likely further delay or even eliminate any likelihood of cash distributions to the Limited Partners, will likely result in a reduction in the amount of distributions ultimately received by the Limited Partners in respect of their investment in the Partnership and may result in a decline in the value of the Units.

     See  '  --  Background  of  the  Transactions  --  Financial   Background,'
'Cablevision of Boston -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'

     CONTINUED POTENTIAL CONFLICTS. If the Merger is not consummated, the potential conflicts of interest that could arise between the Partnership and Cablevision because of Dolan's control relationship with both entities, from the use of Cablevision's personnel to manage the Related Partnerships' businesses and in connection with the negotiation of pricing of programming services purchased by the Partnership from Cablevision affiliates will remain unresolved. Dolan and the principal officers of Cablevision attempt to minimize these potential conflicts whenever possible. To date, the programming services purchased by the Related Partnerships from Cablevision affiliates have been purchased at favorable rates sought by the General Partners and Cablevision personnel have had sufficient time and resources to manage the Related Partnerships' businesses and Cablevision has provided such personnel at cost. If Cablevision became unwilling to provide such services at favorable rates, the Partnership would seek arrangements for such services to be provided by a third party. The potential for such conflicts cannot, however, be eliminated under the existing structure of the Related Partnerships.

     LIQUIDITY RISKS. If neither Transaction is consummated, Limited Partners who desire liquidity in respect of their investment in the Partnership may have no practical means of disposing of their Units as there is no trading market for the Units. See 'Limited Market for Units; Distributions.'

     RISKS ASSOCIATED WITH SYSTEMS FRANCHISE AGREEMENTS. If the Transactions are not consummated, the Related Partnerships' only assets will be the Systems. The Systems are operated under non-exclusive franchise agreements with the City of Boston and Town of Brookline. The licenses for both Systems will expire in 1997. The Related Partnerships' business is dependent on its ability to renew such licenses. Although the General Partners have no reason to believe that the Related Partnerships will not be able to renew their franchises when they expire in 1997, the General Partners cannot predict the future success of the Related Partnerships in retaining their franchises after expiration of the original terms. No assurances can be given that the Related Partnerships will be able to renew their franchises, or, if such renewals are obtained, what the terms of the franchises will be.

     EXPENSES. Cablevision has only agreed to bear all of the Partnership's costs and expenses in connection with the Transactions if the Transactions are consummated. If the Transactions are not consummated, the Partnership may be required to bear all or a portion of such costs and expenses. In certain circumstances, the Partnership may also be required to bear Cablevision's costs and expenses in connection with the Transactions. Such costs and expenses are expected to be substantial. See 'Fees and Expenses.'

EFFECT OF THE MERGER ON THE PARTNERSHIP AND THE PARTNERS; CABLEVISION'S PURPOSES AND REASONS FOR THE TRANSACTIONS; PLANS OF CABLEVISION FOR THE SYSTEMS

     The Merger would be considered the sale or exchange of all or substantially all of the Partnership's assets. As such, consummation of the Merger will cause the Partnership to dissolve under the terms of the

Partnership Agreement. Upon the dissolution of the Partnership, the Partnership will be liquidated in the Liquidation and the General Partners will act as liquidating trustees. The Merger will not occur unless the Incorporation is approved and consummated. After payment of or provision for creditors and all other payments that must be made prior to distributions to Limited Partners, the remaining assets of the Partnership will be distributed in kind among the Partners in accordance with the Partnership Agreement. All of the Partnership's liabilities will be transferred to Boston Sub in connection with the Incorporation and will become obligations of, and be payable by, a subsidiary of Cablevision upon the Merger.

     Following the Merger and Liquidation, the Limited Partners will no longer have a direct investment in the Systems. Their investment, instead, will be in Cablevision Class A Common Stock. Cablevision will own the Systems through a wholly-owned subsidiary, as well as its other businesses. See 'Cablevision Systems Corporation.' An investment in Cablevision Class A Common Stock involves various risks as described under 'Risk Factors -- Risks Associated with an Investment in Cablevision -- Risks of an Investment in Cablevision if Merger is Consummated' and differs in significant respects from an investment in the Partnership. For a comparison of certain differences between an investment in Cablevision Class A Common Stock and a limited partnership interest in the Partnership, see 'Comparison of Cablevision Class A Common Stock with Units.'

     Following the Liquidation, the Partnership will no longer be subject to the requirement to file periodic reports with the Commission pursuant to the Exchange Act and the Units will cease to be registered pursuant to Section 12(g) of the Exchange Act. The Cablevision Class A Common Stock to be received by the Limited Partners in the Liquidation will be publicly traded and listed on the ASE. Following the consummation of the Transactions, Cablevision will continue to be subject to the requirement to file periodic reports with the Commission pursuant to the Exchange Act.

     The Board of Directors of Cablevision has determined to pursue the Transactions at this time in order to (i) acquire the Systems, which Cablevision believes fit well with Cablevision's business plan and strategy, (ii) realize some of the economic benefits from Cablevision Finance's prior investments in the Partnership and (iii) alleviate the potential for conflicts that could arise between Cablevision and the Partnership because of Dolan's control relationship as to both the Partnership and Cablevision, from the use of Cablevision's personnel to manage the Related Partnerships' businesses and in connection with the negotiation of pricing of programming services purchased by the Partnership from Cablevision affiliates.

     In view of the potential conflict of interest implicit in the Transactions, the Transactions were considered by the Cablevision Special Committee, which participated in the negotiation of the Transactions. In this connection, the Cablevision Special Committee retained DLJ to render an opinion as to whether the consideration to be paid by Cablevision in the Merger is fair to Cablevision from a financial point of view. The Cablevision Special Committee determined to retain DLJ based on DLJ's expertise in the merger and acquisition area and because of its substantial experience in valuing securities and its familiarity with the cable television industry generally, and Cablevision specifically. On June 13, 1994, DLJ rendered an opinion to the Cablevision Special Committee that the consideration to be paid by Cablevision in the Merger, pursuant to the Merger Agreement, is fair to Cablevision from a financial point of view. In connection with its services, DLJ received a fee of $350,000. In addition, Cablevision has agreed to reimburse DLJ for all of its reasonable out-of-pocket expenses and to indemnify DLJ against certain liabilities in connection with the Transactions, including liabilities under the federal securities laws. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for Cablevision in the past and is currently engaged in providing on-going advisory services for the Cablevision Special Committee and Cablevision, including co-managing two debt offerings for Cablevision in 1993, and has received compensation for such services.

     Cablevision intends to finance the approximately $80.8 million of cash (approximately $61.1 million in satisfaction of the Partnership's Loan Agreement and approximately $19.7 million payable to the members of the GP Group as described under ' -- Interests of Certain Persons in the Transactions; Conflicts of Interest') that it expects to pay in connection with the Merger through borrowings under Cablevision's Credit Agreement. See 'Cablevision Management's Discussion and Analysis -- Liquidity and Capital Resources -- Restricted Group' in the Cablevision Form 10-K for a description of Cablevision's Credit Agreement.

     Cablevision currently anticipates that the business and operations of the Systems will be continued by Cablevision substantially as they are currently being conducted, with the existing personnel and employees of the Related Partnerships. Although Cablevision has no present plans or proposals which relate to or would result in an extraordinary transaction with respect to the Systems, Cablevision reserves the right to formulate and implement different plans or proposals with respect to any of the foregoing matters.

     The Transactions will enable Cablevision to consolidate the results of operations of the Partnership with those of Cablevision. Accordingly, changes in the results of operations of the Partnership will be reflected in the results of operations of Cablevision. To the extent that advances by Cablevision to the Systems after the Transactions have a positive effect on the results of operations of the Systems, Cablevision will obtain the benefit of such effect.

CONDITIONS TO THE TRANSACTIONS

     The Incorporation will not be consummated unless the conditions set forth in 'Description of the Incorporation -- Conditions to the Incorporation,' among others, occur or are waived. There can be no assurance that such conditions will be satisfied. Approval of the Merger is not a condition to the Incorporation.

     The Merger will not be consummated unless the conditions set forth in 'Description of the Merger -- Conditions to the Merger,' among others, occur or are waived. Consummation of the Incorporation is a condition to the Merger. There can be no assurance that such conditions will be satisfied.

CERTAIN REGULATORY MATTERS

     ANTITRUST MATTERS. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act'), provides that certain transactions (including the Merger) may not be consummated until certain information has been furnished to the Department of Justice (the 'Justice Department') and the Federal Trade Commission (the 'FTC') and certain waiting period requirements have been satisfied. Materials required to be filed under the HSR Act with respect to the Merger were filed with the Justice Department and the FTC and the waiting period under the HSR Act has expired. At any time before or after consummation of the Merger, the Justice Department, the FTC or some other person could seek to enjoin or rescind the acquisition on antitrust grounds.

     FRANCHISE APPROVALS. Massachusetts law requires that the City of Boston and the Town of Brookline each grant its prior approval to the transfer of the cable television franchises held by the Partnership and Brookline, respectively, which will be transferred as part of the Transactions. An application is required to be filed with each of the City of Boston and Town of Brookline containing certain operating and financial information with respect to Cablevision, the Partnership and Brookline. Applications were filed with the City of Boston and the Town of Brookline and the City of Boston and the Town of Brookline have approved the Transactions.

     FCC APPROVALS. The rules and regulations of the Federal Communications Commission (the 'FCC') require that the FCC's prior consent with respect to satellite earth station, point-to-point microwave and cable television relay service licenses granted to the Partnership and Brookline which will be transferred as part of the Transactions be obtained. Such consents are routinely granted by the FCC after submission of an appropriate application to the FCC.

                        DESCRIPTION OF THE INCORPORATION

THE INCORPORATION

     If the Incorporation is approved and all of the conditions thereto are satisfied, the Partnership will transfer the Assets, including the Boston System and the Partnership's 99% limited partnership interest in Brookline, to Boston Sub, a newly formed corporation. The Partnership owns all of the outstanding capital stock of Boston Sub. Following the Incorporation, the Partnership will own all of the outstanding capital stock of Boston Sub, which will own and operate the Systems.

     Boston Sub will also assume all of the Partnership's liabilities, obligations and agreements. These liabilities will include all of the Partnership's liabilities with respect to all Affiliate Claims owed to members of the GP Group and the Cablevision Group. These affiliates have agreed to release the Partnership from its obligations with respect to such amounts upon the assumption thereof by Boston Sub in the Incorporation. The Partnership will also seek a release from its obligations under the Loan Agreement in connection with the Incorporation.

     The General Partners believe that the Incorporation will facilitate the Merger (or if the Merger is not approved, a future tax-free transaction) and will enable the Partnership to take advantage of certain reductions in cumulative distributions on the Preferred Equity described under ' -- Certain Preferred Equity Reductions' below. Consummation of the Incorporation is a condition to the Merger. See 'Description of the Merger -- The Merger' and ' -- Conditions to the Merger.' ACCORDINGLY, LIMITED PARTNERS WHO WISH TO APPROVE THE MERGER SHOULD VOTE IN FAVOR OF THE INCORPORATION. If the Merger is not consummated, the Incorporation will reduce the rate of continued accumulation of unpaid cumulative distributions in respect of the Preferred Equity Interests to 10% per annum and reduce by approximately $11.8 million (as of June 30, 1995) the aggregate amount of the unpaid cumulative distributions on the Preferred Equity, all of which could serve to increase the amount of distributions that may be paid to the Limited Partners in respect of their investment in the Partnership over that which may be paid in the absence of the Incorporation. The Incorporation may also increase the likelihood that an unaffiliated purchaser could acquire the Systems in a tax-free transaction in the future, which may make such an acquisition more attractive to the Partnership.

     There are several adverse consequences to the Partnership and the unaffiliated Limited Partners which could result if the Incorporation is approved but the Merger is not thereafter consummated. See 'Risk Factors -- Risks Associated with the Incorporation and Merger Risks Related to the Incorporation.' The General Partners believe that these adverse factors are outweighed by the benefits of the Incorporation. See 'The Transactions -- Recommendations of the General Partners; Fairness of the Transactions.'

     If the Incorporation is approved and consummated and the Merger is not consummated, the General Partners will consider liquidating the Partnership through the distribution of stock in Boston Sub to the Limited Partners or another transaction involving the sale of Boston Sub if they conclude that such a distribution or transaction would increase the liquidity of the Limited Partners' investment in the Partnership and that an allocation of such stock or acquisition consideration between the Limited Partners and other parties holding priority claims in the Partnership that is fair to the Limited Partners could be achieved. There can be no assurance that such an allocation can be achieved. Any such liquidation or transaction would require the consent of a Majority of the Limited Partners.

     CERTAIN PREFERRED EQUITY REDUCTIONS. In connection with the Incorporation, the following Preferred Equity reductions have been agreed to by members of the GP Group and the Cablevision Group: (i) the reduction, from and after the date of the Incorporation, in the rate of cumulative distributions on the Preferred Equity held by an affiliate of the General Partners and Cablevision Finance from 15% to 10% per annum and (ii) a 10% reduction in the aggregate amount of the then unpaid cumulative distributions on the Preferred Equity owed by the Partnership to an affiliate of the General Partners and Cablevision Finance (approximately $11.8 million at June 30, 1995, at which time approximately $117.7 million of unpaid cumulative distributions were outstanding). The value of these reductions may be affected by certain questions relating to whether the Preferred Equity is entitled to its Full Contractual Rights. See 'The
Transactions --  Background  of  the  Transactions  --  Uncertainties  Regarding
Validity of the Preferred Equity' and 'Description of the Merger -- Determination of

Allocation of Consideration.' Because members of the Cablevision Group hold most of the Preferred Equity Interests, the Cablevision Group would bear a greater proportion of the reductions associated with the Incorporation than is represented by its percentage ownership of the total amount of Affiliate Claims and Preferred Equity Interests in the Partnership. In order to make these reductions proportionate, CSSC has agreed to assign to Cablevision Finance a sufficient amount of the unpaid cumulative distributions on its Preferred Equity so that the reductions are proportionate to the total amount of each group's Affiliate Claims and Preferred Equity Interests in the Partnership. Based on the total amount of such Affiliate Claims and Preferred Equity Interests as of June 30, 1995, in connection with the consummation of the Incorporation, CSSC will assign its right to receive approximately $1.6 million in unpaid cumulative distributions on the Preferred Equity to Cablevision Finance in order to effectuate this agreement.

CONDITIONS TO THE INCORPORATION

     The Incorporation will not be consummated unless each of the following events occur or are waived: (i) a Majority of the Limited Partners consent to the Incorporation (see ' -- Vote Required for Approval'); (ii) all permits, orders, approvals and consents of, notices to, and registrations and filings with the City of Boston and the Town of Brookline, which are required in connection with the consummation of the Incorporation and the transactions contemplated by the Merger Agreement are received and effective (which approvals have been obtained); (iii) the Loan Agreement is amended to provide for the assignment of the Loan Agreement to Boston Sub in connection with the
Incorporation; (iv) there is no order, injunction, decree or judgment of any court or governmental authority and there is no pending or threatened action or proceeding before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of the Transactions or to recover any damages or obtain other relief as a result of such Transactions; and (v) all material consents to the Transactions required by any governmental authority (other than those consents delivered pursuant to clause (ii) above) or under any agreement or contract to which the Partnership or Brookline is a party or is bound have been received. In addition, the Incorporation will not be consummated if the General Partners determine that consummation of the Incorporation or Merger is not in the best interests of the unaffiliated Limited Partners and the Partnership or Cablevision determines that the Incorporation or Merger is not in the best interests of Cablevision's public stockholders. See 'The Transactions -- Recommendations of the General Partners; Fairness of the Transactions' and ' -- Certain Regulatory Matters.' There can be no assurance that such conditions will be satisfied or waived or that the Incorporation will be consummated. As described under 'The Transactions -- Certain Litigation,' the Lawsuit has been commenced to, among other matters, enjoin the Transactions and to recover damages in connection therewith. Unless such action is dismissed or settled, the condition set forth in clause (iv) above will not be satisfied. Neither party has made a determination as to whether the condition set forth in clause (iv) above will be waived.

     Approval of the Merger by the Limited Partners is not a condition to the Incorporation. Because consents to the Merger will be held in escrow until the Incorporation is approved and consummated by the Limited Partners in order to ensure the separate consideration by the Limited Partners of the Incorporation and the Merger, the General and Limited Partners will not know whether the Merger will be accepted or rejected by the Limited Partners prior to consummation of the Incorporation. See 'Consent Solicitations -- The Merger Solicitation.'

VOTE REQUIRED FOR APPROVAL

     Pursuant to the terms of the Partnership Agreement, the Incorporation requires the consent and approval of a Majority of the Limited Partners. ALL OF THE LIMITED PARTNERS, INCLUDING LIMITED PARTNERS WHO VOTE AGAINST THE INCORPORATION, WILL BE BOUND BY THE DECISION OF A MAJORITY OF THE LIMITED PARTNERS. Failure to execute and deliver an Incorporation Consent prior to the Incorporation Expiration Date will have the effect of a vote AGAINST the Incorporation.

ACCOUNTING TREATMENT FOR THE INCORPORATION

     Upon the Incorporation, the Partnership will transfer the Assets and all of its liabilities to Boston Sub, a wholly-owned subsidiary of the Partnership. Because the existing Partners in the Partnership will retain their respective interests in the assets and liabilities of Boston Sub, the Assets and such liabilities will be recorded by Boston Sub at the historical cost of the Partnership.

NO APPRAISAL RIGHTS

     The Limited Partners are not entitled to any statutory rights to dissent and receive payment for, or to obtain appraisal of, the value of the Units in connection with the Incorporation. In addition, there is no provision in the Partnership Agreement providing for such an appraisal.

EXPENSES

     For a description of the agreements regarding payment of, and reimbursement for, fees and expenses of the Transactions, see 'Fees and Expenses.'

                           DESCRIPTION OF THE MERGER

     The following information, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and attached hereto as Appendix B. LIMITED PARTNERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

THE MERGER

     The Merger Agreement provides for the merger of a wholly-owned subsidiary of Cablevision with and into Boston Sub. Boston Sub will be the surviving corporation in the Merger. Following the Merger, Cablevision will own all of the Boston Sub Common Stock (as defined below). The Partnership will receive shares of Cablevision Class A Common Stock in the Merger. The shares of Cablevision Class A Common Stock received by the Partnership in the Merger will be distributed by the Partnership in the Liquidation to its Partners and to Cablevision Finance, which, at the time of the Liquidation, will be the holder of all of the Preferred Equity. See 'The Transactions -- Interests of Certain Persons in the Transactions; Conflicts of Interest' and ' -- Liquidation of the Partnership Following the Merger.'

CONSIDERATION TO BE RECEIVED BY LIMITED PARTNERS

     As more fully described below, consummation of the Transactions will result in the Partnership receiving Cablevision Class A Common Stock with an expected Average Cablevision Stock Price of approximately $40.4 million less $10,000 times the number of Units as to which appraisal rights are perfected (the 'Partners Allocation') plus the amount to be allocated (approximately $52.8 million as of June 30, 1995) to the Preferred Equity (the 'Preferred Equity Allocation'). The Limited Partners will receive approximately $40.0 million of such amount, or approximately $10,000 per Unit held by unaffiliated Limited Partners (and $9,000 per Unit held by Cablevision), which is equal to 100% of the per Unit amounts originally invested by the unaffiliated Limited Partners and by Cablevision, less $10,000 times the number of Units as to which appraisal rights are perfected (the 'Limited Partners Allocation'). Specifically, the Merger Agreement provides that at the Effective Time, all of the shares of Boston Sub common stock issued and outstanding immediately prior to the Effective Time (the 'Boston Sub Common Stock') will by virtue of the Merger be converted in the aggregate into the right to receive the number of shares of Cablevision Class A Common Stock obtained by dividing the sum of the Partners Allocation and the Preferred Equity Allocation by the Average Cablevision Stock Price (as defined below), rounded up to the next whole share. The 'Average Cablevision Stock Price' is defined in the Merger Agreement as the arithmetic average of the closing price per share of the Cablevision Class A Common Stock on the ASE for the 20 trading days ending on the second trading day prior to the Effective Date. The market value of shares of Cablevision Class A Common Stock actually received by a Limited Partner in respect of a Unit may be more or less than such value due to the timing of the

Liquidation (as discussed below) and the market value of such shares of Cablevision Class A Common Stock at the date that such shares are distributed to Limited Partners in the Liquidation. See ' -- Liquidation of the Partnership Following the Merger.'


     If the Merger had been consummated on October 17, 1995, an aggregate of approximately 694,000 shares of Cablevision Class A Common Stock (representing approximately 5.7% of the outstanding Cablevision Class A Common Stock as of August 31, 1995) would have been allocated to the Limited Partners as a result of the Transactions.


     No fractional shares of Cablevision Class A Common Stock will be issued in the Merger to the Partnership or in the Liquidation to unaffiliated Limited Partners. In the Liquidation, fractional shares will be aggregated for each Limited Partner and, if there is a fractional share after such aggregation, such fractional share will be rounded up to the next whole number. Cablevision has agreed that in the Liquidation, Cablevision will be distributed such lesser number of shares of Cablevision Class A Common Stock in respect of its Units as is necessary in order to effect the rounding of fractional shares of the Limited Partners other than Cablevision.

EFFECTIVE TIME

     The 'Effective Time' with respect to the Merger will be the time of the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL. It is anticipated that a certificate of merger will be filed with the Secretary of State of the State of Delaware as promptly as practicable after the expiration of all applicable waiting periods in connection with approvals of governmental authorities and the satisfaction or waiver of all other conditions to the consummation of the Merger set forth in the Merger Agreement. The 'Effective Date' will be the date on which the Effective Time occurs. See ' -- Conditions to the Merger.'

REPRESENTATIONS AND WARRANTIES

     Cablevision, the Partnership, Dolan and the General Partners have made certain representations and warranties to each other in the Merger Agreement with respect to, among other things, organization, capitalization, ownership of subsidiaries, financial statements and public disclosure materials furnished in connection with the proposed Merger, the absence of material adverse changes and the absence of certain legal proceedings, including legal proceedings pending or threatened against the Partnership, Brookline, Boston Sub, or any member of the GP Group that involve the validity of any amount payable in respect of, or which relate in any way to, any outstanding security of, interest in or claim of Cablevision, Cablevision Finance or any member of the GP Group against the Partnership, Brookline or Boston Sub. All such representations and warranties must be true and correct on the date made and as of the Effective Date and shall terminate upon the consummation of the Merger.

CONDITIONS TO THE MERGER

     The respective obligations of each of the parties to the Merger Agreement to consummate the Transactions are subject to the fulfillment of certain conditions, including each of the following: (i) the consummation of the Incorporation; (ii) the adoption and approval of the Merger Agreement by a Majority of the Limited Partners and by the Partnership as the sole stockholder of Boston Sub; (iii) the receipt and effectiveness of all permits, orders, approvals and consents of, notices to, and registrations and filings with the City of Boston and the Town of Brookline, which are required to transfer the franchise agreements and the franchises relating to the Systems in connection with the consummation of the transactions contemplated by the Merger Agreement (which approvals have been obtained); (iv) the amendment to the Partnership's Loan Agreement to provide for the assignment of such agreement to Boston Sub, to change the maturity date of the indebtedness thereunder to a date eighteen months after the date of the Incorporation and to adjust such other provisions contained therein that the Banks deem necessary or advisable to effect the change in corporate structure; (v) the amendment to Cablevision's Credit Agreement to permit the consummation of the Transactions (which may require, among other things, an amendment to increase the investment basket that
Cablevision is permitted to use); (vi) the absence of any order, injunction, decree or judgment of any court or governmental authority, and the absence of any pending or threatened action or proceeding on the Closing Date (as defined in the Merger Agreement) before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of the Transactions or to recover any damages or obtain other relief as a result of such Transactions;
(vii) the amendment to Brookline's Partnership Agreement as contemplated by the Merger Agreement and the execution and delivery of the agreement relating to the transfer of Dolan's general partnership interest in Brookline as contemplated by the Merger Agreement; (viii) the receipt of all material consents to the Transactions required by any governmental authority (other than those consents delivered pursuant to clause (iii) above) or under any agreement or contract to which any party to the Merger Agreement is a party or is bound; (ix) the absence of any stop order suspending the effectiveness of the Registration Statement of which this Consent Solicitation Statement/Prospectus forms a part and the absence of any initiated or threatened proceedings by the Commission for that purpose; (x) the receipt of all state securities and 'Blue Sky' permits and other authorizations necessary to consummate the Transactions; (xi) the authorization for listing on the ASE subject to official notice of issuance of the shares of Cablevision Class A Common Stock issuable to the Partnership pursuant to the Merger Agreement; (xii) the tender by Dolan of all of the outstanding capital stock of CSBrC for purchase and the purchase by Cablevision of such outstanding capital stock, as provided in the Merger Agreement; (xiii) the purchase by Cablevision Finance, and sale by CSSC, of all of CSSC's Preferred Equity Interests as provided in the Merger Agreement; and (xiv) the execution and delivery of the Merger Restructuring Agreement (as defined in the Merger Agreement) relating to, among other things, the assignment of a portion of the GP Group's rights to accrued and unpaid management fees and interest on management fees and subordinated debt to the Cablevision Group, the cash payment of Affiliate Claims held by the GP Group, the reduction of the amount of the Preferred Equity Interests and the termination of the management agreements between the Related Partnerships and CSSC. As described under 'The Transactions -- Certain Litigation,' an action has been commenced to, among other matters, enjoin the Transactions and to recover damages in connection therewith. Unless such action is dismissed or settled, the condition set forth in clause (vi) above will not be satisfied. Neither party has made a determination as to whether the condition set forth in clause (vi) above will be waived.

     The obligation of Cablevision to consummate the Transactions to which it is a party is subject to certain additional conditions, including the following:
(i) the representations and warranties of Dolan and the Partnership contained in the Merger Agreement being true and correct in all material respects as of the date made and as of the Effective Date, and the performance by the Partnership (or Boston Sub, if appropriate) and the General Partners in all material respects of all agreements and conditions required by the Merger Agreement to be performed by such party; (ii) the holders of not more than 200 Units (other than Units held by Cablevision and its affiliates) having perfected their appraisal rights pursuant to the Merger Agreement; (iii) the absence of any material adverse change in the business, operations or condition (financial or otherwise) of the Related Partnerships and Boston Sub; and (iv) receipt of an opinion from Debevoise & Plimpton, counsel to the General Partners, relating to the Merger Agreement and related agreements and certain other customary matters with respect to the General Partners and the Partnership and certain of their affiliates.

     The obligation of the General Partners and the Partnership to consummate the Transactions to which they are parties is subject to certain additional conditions, including the following: (i) the representations and warranties of Cablevision contained in the Merger Agreement being true and correct in all material respects as of the date made and as of the Effective Date, and the performance by Cablevision in all material respects of all agreements and conditions required by the Merger Agreement to be performed by such party; (ii) the absence of any material adverse change in the business, operations or condition (financial or otherwise) of Cablevision; and (iii) receipt of an opinion from counsel of Cablevision relating to the Merger Agreement and related agreements and certain other customary matters with respect to Cablevision and certain of its affiliates.

     In addition, the Merger will not be consummated if, prior to the consummation of the Incorporation, Cablevision determines that consummation of the Incorporation or Merger is not in the best interests of Cablevision's public stockholders or the General Partners determine that consummation of the Incorporation or Merger is not in the best interests of the unaffiliated Limited Partners and the Partnership. See ' -- Waiver and Amendment; Termination.'

     There can be no assurance that such conditions will be satisfied or waived or that the Merger will be consummated.

WAIVER AND AMENDMENT; TERMINATION

     WAIVER AND AMENDMENT. No amendment, modification or discharge of the Merger Agreement, and no waiver thereunder, will be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.

     TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned (i) at any time prior to the Effective Time, before or after the approval by a Majority of the Limited Partners of the Incorporation or the Merger, by the mutual consent of Cablevision and the General Partners on behalf of the Partnership (ii) by Cablevision, the General Partners or the Partnership by written notice to the other parties after December 31, 1995, if the Merger shall not have been consummated pursuant to the Merger Agreement, unless such date is extended by the mutual written consent of the parties to the Merger Agreement, (iii) by action of Cablevision, the Partnership or the General Partners if the approval of the Limited Partners to the Incorporation or the Merger required by the Merger Agreement shall not have been obtained by the relevant consent solicitation expiration date (including any extensions thereof), (iv) by Cablevision upon a material breach of the Merger Agreement by a member of the GP Group and by the General Partners or the Partnership upon a material breach of the Merger Agreement by a member of the Cablevision Group, in each case if such material breach is not cured after notice from the other party (subject to limitations before the cure), (v) at any time prior to the consummation of the Incorporation, by Cablevision if Cablevision determines that the Incorporation or Merger is not in the best interests of Cablevision's public stockholders, or (vi) at any time prior to the consummation of the Incorporation, by the General Partners if the General Partners determine that the Incorporation or Merger is not in the best interests of the unaffiliated Limited Partners and the Partnership.

     In the event of the termination of the Merger Agreement pursuant to the provisions set forth in the preceding sentence, the Merger Agreement shall become void and have no effect, without any liability in respect of the Merger Agreement on the part of any party thereto, or any of its directors, officers, employees, agents, consultants, representatives or stockholders, to any other party to the Merger Agreement, except (a) for any liability resulting from such party's willful breach of the Merger Agreement and (b) for the obligations of the parties to pay expenses and the obligations of Cablevision to indemnify the General Partners in connection with the Transactions pursuant to the Merger Agreement.

ASE LISTING

     Cablevision Class A Common Stock is listed on the ASE. It is a condition to consummation of the Merger that the Cablevision Class A Common Stock to be issued to the Partnership pursuant to the Merger Agreement will be approved for listing on the ASE subject to official notice of issuance.

EXPENSES

     For a description of the agreements regarding payment of, and reimbursement for, fees and expenses of the Transactions, see 'Fees and Expenses.'

VOTE REQUIRED FOR APPROVAL

     Pursuant to the terms of the Partnership Agreement, the Merger requires the consent and approval of a Majority of the Limited Partners. Failure to execute and deliver a Merger Consent prior to the Merger Expiration Date will have the effect of a vote AGAINST the Merger. ALL OF THE LIMITED PARTNERS, INCLUDING THOSE LIMITED PARTNERS WHO VOTE AGAINST THE MERGER, WILL BE BOUND BY THE DECISION OF A MAJORITY OF THE LIMITED PARTNERS, ALTHOUGH LIMITED PARTNERS WHO PROPERLY DISSENT FROM THE MERGER WILL BE AFFORDED LIMITED APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER. See ' -- Appraisal Rights.'

LIQUIDATION OF THE PARTNERSHIP FOLLOWING THE MERGER

     The Merger would be considered the sale or exchange of all or substantially all of the Partnership's non-cash assets pursuant to the Partnership Agreement. As such, consummation of the Merger will cause the Partnership to dissolve under the terms of the Partnership Agreement. Upon the dissolution of the Partnership, the Partnership will be liquidated and the General Partners will act as liquidating trustees. After payment of or provision for creditors and all other payments that must be made pursuant to contractual rights prior to distributions to Limited Partners (including payments in respect of the Preferred Equity Interests), the remaining assets of the Partnership will be distributed in kind among the General and Limited Partners (other than Limited Partners who properly perfect their appraisal rights). Under the contractual terms of the Preferred Equity and the Partnership Agreement, in the absence of the agreement of the holders of the Preferred Equity to forgo a portion of the consideration due to them, assets would be distributed first to the holders of Preferred Equity Interests up to the face amount of the Preferred Equity plus all unpaid cumulative distributions thereon and then among the Partners, Cablevision and Cablevision Finance in accordance with the following table:

                                                UNTIL      AFTER
                                                PAYOUT    PAYOUT*
                                                ------    -------

General Partners.............................      1%      18.8%
Limited Partners.............................     99%      48.0%
Cablevision..................................      --      13.2%
Cablevision Finance..........................      --      20.0%

------------

* The Partnership Agreement provides that the post-Payout and post-Breakeven interests of the General Partners and the Limited Partners are 40% and 60%, respectively. However, in 1984, in consideration of its financial assistance in creating the Partnership, the General Partners assigned to a predecessor of Cablevision a 16.5% post-Payout interest in the Partnership then held by the General Partners, reducing the General Partners' post-Payout interest to 23.5%. Thereafter, the 20% post-Payout interest to which Cablevision Finance is entitled pursuant to the terms of the Preferred Equity reduced the General Partners' and Limited Partners' post-Payout interests to 18.8% and 48%, respectively, and reduced Cablevision's previously assigned 16.5% post-Payout interest to 13.2%.

     All of the Partnership's liabilities (including liabilities for costs and expenses related to the Incorporation) will be transferred to Boston Sub in connection with the Incorporation and will be payable by a Cablevision subsidiary upon the Merger. Cablevision has agreed to cause a Cablevision subsidiary to satisfy all of such obligations in the ordinary course upon completion of the Merger. Cablevision has also agreed to pay all of the Partnership's costs and expenses in connection with the Transactions if the Merger is consummated. Accordingly, no provision will need to be made for payments to creditors of the Partnership in the Liquidation. Because the Preferred Equity is not a liability, it will remain an obligation of the Partnership following the Incorporation. Cablevision Finance has, however, agreed to reduce the amounts contractually payable to it in respect of the unpaid cumulative distributions on the Preferred Equity in connection with the Transactions and the Liquidation. See ' -- Consideration to be Received by Affiliates' and ' -- Determination of Allocation of Consideration.' CSSC, the other holder of the Preferred Equity, will sell all of its Preferred Equity, including all unpaid cumulative distributions thereon, to Cablevision Finance immediately prior to the consummation of the Merger for $4.6 million, the face amount of such Preferred Equity. The Preferred Equity Interests held by
Cablevision Finance at the time of the Merger will be satisfied through a distribution of shares of Cablevision Class A Common Stock with an aggregate value based upon the Average Cablevision Stock Price. See ' -- Consideration to be Received by Affiliates.' Accordingly, assuming no Limited Partners exercise their appraisal rights, it is anticipated that shares of Cablevision Class A Common Stock with an average market value over the 20 trading days prior to the Merger of approximately $40.4 million will be available for distribution to the Limited and General Partners in the Liquidation.

     Based upon the foregoing, in the Liquidation Limited Partners will receive Cablevision Class A Common Stock with an Average Cablevision Stock Price of approximately $40.0 million less $10,000 times the number of Units as to which appraisal rights are perfected (or $10,000 per Unit held by Limited Partners other than Cablevision, which would return approximately 100% of the amounts originally invested by each unaffiliated Limited Partner) and the General
Partners will receive Cablevision Class A Common Stock with an Average Cablevision Stock Price of approximately $0.4 million, or 1% of the amount expected to be distributed to all Partners in the Liquidation. No post-Payout distributions will be made in the Liquidation. Cablevision, which owns 282 Units, has agreed to receive Cablevision Class A Common Stock with an Average Cablevision Stock Price of $9,000 per Unit because it paid such lower amount for its Units. The $9,000 amount paid reflected the fact that the Partnership did not have to pay any placement fees or commissions with respect to the sale of such Units. A Limited Partner who dissents from the Merger and perfects his or her right to an appraisal of the fair value of his or her Units will not receive any such distribution in the Liquidation. See ' -- Appraisal Rights' below.

     No fractional shares of Cablevision Class A Common Stock will be issued in the Merger or the Liquidation to unaffiliated Limited Partners. In the Liquidation, fractional shares will be aggregated for each Limited Partner and, if there is a fractional share after such aggregation, such fractional share will be rounded up to the next whole number.

     Promptly after the consummation of the Merger, the General Partners will cause the Liquidation of the Partnership. Promptly after the Liquidation, the Partnership will cause Mellon Securities Trust Company, acting in its capacity as distribution agent for the Partnership (the 'Distribution Agent'), to mail to each former holder of record of Units (other than holders who have properly perfected their appraisal rights) certificates representing the number of shares of Cablevision Class A Common Stock to which such holder is entitled determined in the manner described above. No other cash or assets will be distributed to Limited Partners in the Liquidation.

     Holders of Units are not required to take any action to cause the Partnership to mail to them certificates representing shares of Cablevision Class A Common Stock. The Partnership will mail such shares without any action by holders of Units promptly after consummation of the Merger.

     The General Partners currently anticipate that the Liquidation and distribution of certificates representing shares of Cablevision Class A Common Stock will be effected immediately after the consummation of the Merger. The market value of shares of Cablevision Class A Common Stock actually received by a Limited Partner in respect of a Unit may be more or less than the value set forth under ' -- Consideration to be Received by Limited Partners' due to the timing of the Liquidation and the market value of such shares of Cablevision Class A Common Stock at the date that the shares of Cablevision Class A Common Stock are actually distributed by the Partnership and received by such former Unitholder.

     After the Effective Time, there will be no transfers on the Partnership's transfer books of Units issued and outstanding immediately prior to the Effective Time.

     Any holder of Units with respect to which appraisal rights have been properly perfected will have the right to receive the appraised value of such Units in accordance with the procedures described under ' -- Appraisal Rights' below and in Annex VI to the Merger Agreement. A copy of the Merger Agreement is attached as Appendix B to this Consent Solicitation Statement/Prospectus.

CONSIDERATION TO BE RECEIVED BY AFFILIATES

     At June 30, 1995, the General Partners, Cablevision and their affiliates held an aggregate of approximately $55.7 million of Affiliate Claims and an aggregate of approximately $168.0 million of Preferred Equity Interests, including approximately $117.7 million in unpaid cumulative distributions thereon. In connection with the Merger and Liquidation, as of June 30, 1995, the General Partners and their affiliates would have received approximately $19.7 million in cash and Cablevision Class A Common Stock with an Average Cablevision Stock Price of approximately $0.4 million, and Cablevision and its affiliates would have received Cablevision Class A Common Stock with an Average Cablevision Stock Price of $51.0 million and intercompany debt of approximately $40.6 million, or an aggregate of $91.6 million. Cablevision will also acquire the Systems in the Merger. No independent third party has been retained to determine the value of the Systems in connection with the Transactions.

     For more detailed information with respect to amounts to be received by affiliates in connection with the Merger, see 'The Transactions -- Interests of Certain Persons in the Transactions; Conflicts of Interest.'

DETERMINATION OF ALLOCATION OF CONSIDERATION

     At June 30, 1995, the Partnership had $284.8 million of outstanding obligations that are contractually required to be paid prior to any distributions to Limited Partners. If all such amounts were paid in full, Limited Partners would not receive any distribution in the Merger or Liquidation. Following extensive negotiations, the General Partners and Cablevision agreed that Partners would receive in the Liquidation Cablevision Class A Common Stock with an expected aggregate market value of approximately $40.4 million, of which the unaffiliated Limited Partners would receive approximately $10,000 per Unit, which would return approximately 100% of the amounts they had originally invested in the Partnership, and that CSSC and Cablevision Finance would agree to significant reductions in their Preferred Equity Interests. This allocation was designed to allow the unaffiliated Limited Partners to receive consideration in the Liquidation which the General Partners believed was fair under any reasonable valuation of the Systems in light of all the circumstances relating to the Transactions, and would be sufficient to induce the Limited Partners to approve the Transactions. The General Partners' determination that the consideration to be received by the unaffiliated Limited Partners was fair under any reasonable valuation of the Systems was made without the benefit of an appraisal or other valuation of the Partnership. The General Partners considered reasonable values for the Systems based on their experience in the cable television industry and on publicly available information provided by PaineWebber and others as to recent sale prices for cable television systems, without the benefit of an appraisal or other valuation of the Partnership. Because of the nature of the Transactions and the Partnership's outstanding contractual obligations, it was not necessary for the parties to agree on a single value or range of values for the Systems. The General Partners agreed that such allocations could be paid in shares of Cablevision Class A Common Stock instead of cash because Cablevision was willing to pay more if it paid in shares and because such payment would provide unaffiliated Limited Partners seeking liquidity with publicly traded securities. Such payment also will enable the Limited Partners to receive the shares in a transaction that will more likely than not be viewed as tax-free. Any cash payment would be taxable. See 'The Transactions -- Recommendations of the General Partners; Fairness of the Transactions.'

     The General Partners and Cablevision originally determined that the consideration to be received from Cablevision in the Merger and distributed in the Liquidation would be allocated among members of the GP Group and the Cablevision Group based on an assumed notional amount of $210 million, from which amounts payable to certain creditors of the Partnership and the approximately $40.4 million amount allocated to the Partners in the Liquidation would be deducted. This $210 million amount was proposed by Cablevision in 1993 based on a multiple of 11 times the Partnership's 1993 budgeted operating cash flow and was agreed to in March 1994. The General Partners and Cablevision determined that this amount would be allocated first to the repayment of the outstanding principal and interest due under the Loan Agreement (approximately $61.1 million as of June 30, 1995). Because all of the Partnership's liabilities will be payable by Boston Sub, which will become a Cablevision subsidiary upon the Merger, and Cablevision has agreed to pay all of the Partnership's costs and expenses in connection with the Transactions if the Merger is consummated, no provision will need to be made for payment to the Partnership's other creditors. This allocation produced a remainder of approximately $108.5 million to be allocated among members of the GP Group and the Cablevision Group in respect of their respective Affiliate Claims and Preferred Equity Interests. Following additional negotiations, the General Partners, Cablevision and their affiliates agreed that such Affiliate Claims would be satisfied in full through the payment of cash, in the case of amounts owing to members of the GP Group, and the creation of intercompany debt of Boston Sub, in the case of amounts owing to members of the Cablevision Group, and that the aggregate amounts due them in respect of their Preferred Equity Interests, approximately $168.0 million as of June 30, 1995, would be satisfied through the distribution in the liquidation of Cablevision Class A Common Stock with an Average Cablevision Stock Price of approximately $52.8 million (as of June 30, 1995), in order to allow the distribution discussed above to be made to the Limited Partners. The value of the reductions in Preferred Equity Interests agreed to by CSSC and Cablevision Finance may be affected by certain uncertainties as to whether the Preferred Equity is entitled to its Full Contractual Rights. See 'The Transactions -- Background of the Transactions -- Uncertainties Regarding Validity of the Preferred Equity.' Even with the agreed-upon reductions in the Preferred Equity Interests, the holders of the Preferred Equity will be receiving the amount of, and a return on, their investments in the Partnership, while the unaffiliated Limited Partners will be receiving only the amount of, and no return on, their investments.


     If the Merger had been consummated on October 17, 1995, an aggregate of approximately 694,000 shares of Cablevision Class A Common Stock (representing approximately 5.7% of the outstanding Cablevision Class A Common Stock on August 31, 1995) would have been allocated to the Limited Partners as a result of the Transactions.


     Calculation of Allocation of Consideration. The following table shows the calculation of the allocation of the consideration to be received in connection with the Merger to creditors of and investors in the Partnership based on the aggregate amount of claims and interests as of June 30, 1995, based on the assumed notional amount of $210 million, without giving effect to the Incorporation Concessions. In the case of each member of the GP Group and the Cablevision Group, the table also shows (i) the face amount of each member's non-current claims and interests in the Partnership, and (ii) the percentage that the portion of the value to be received by each such member in respect of each such claim and interest bears to the face amount of each such claim and interest, after giving effect to the agreed upon reductions thereto in connection with the Merger. The table also shows the total amounts allocated to Limited Partners, the Banks and members of the GP Group and the Cablevision Group in the Merger and Liquidation. Because borrowings under the Loan Agreement and accrued interest thereon will fluctuate, management fees will continue to be earned and interest on management fees, unpaid advances and subordinated debt and cumulative distributions on the Preferred Equity will continue to accrue until the date of the Merger, the actual amounts paid to the Banks and members of the GP and Cablevision Groups will vary from those set forth below. Amounts distributable to Limited Partners, however, will not vary from those set forth below, except for variations due to fluctuations in the market price of Cablevision Class A Common Stock during and following the computation period of the Average Cablevision Stock Price. See 'Risk Factors -- Risks Associated with an Investment in Cablevision -- Fluctuations in the Price of Cablevision Class A Common Stock.'

                   CALCULATION OF ALLOCATION OF CONSIDERATION
                          (BALANCES AT JUNE 30, 1995)

  1.  CALCULATION OF AMOUNT TO BE DISTRIBUTED
      TO LIMITED PARTNERS AND GENERAL PARTNERS
      Consideration to the Limited Partners
      Total Units Outstanding and held by Limited Partners other than Cablevision                          3,743
      Times Consideration Per Unit                                                               $        10,000
                                                                                                 ---------------
      Total                                                                                      $    37,430,000
                                                                                                 ---------------
      Units held by Cablevision                                                                              282
      Times Consideration per Unit                                                               $         9,000
                                                                                                 ---------------
      Total                                                                                      $     2,538,000
                                                                                                 ---------------
      Total Consideration to Limited Partners                                                    $    39,968,000
                                                                                                 ---------------
                                                                                                 ---------------
      Consideration To Partners
      99% to Limited Partners                                                                    $    39,968,000
      1 % to General Partners                                                                            404,000(1)
                                                                                                 ---------------
      Total Consideration to Partners                                                            $    40,372,000
                                                                                                 ---------------
                                                                                                 ---------------
  2.  TOTAL NON-CURRENT CLAIMS OF GP GROUP AND CABLEVISION GROUP
  A)  GP Group
      Subordinated Debt                                                                          $       109,000
      Interest on Subordinated Debt                                                                    4,603,000
      Management Fees                                                                                 17,181,000
      Management Fee Interest                                                                          8,296,000
      Preferred Equity                                                                                 4,600,000
      Cumulative Preferred Distributions                                                               5,745,000
                                                                                                 ---------------
      Total Due GP Group                                                                         $    40,534,000
                                                                                                 ---------------
                                                                                                 ---------------
  B)  Cablevision Group
      Unpaid Advances and Subordinated Debt (including interest)                                 $    25,501,000
      Preferred Equity                                                                                45,700,000
      Cumulative Preferred Distributions                                                             111,935,000
                                                                                                 ---------------
      Total Due Cablevision Group                                                                $   183,136,000
                                                                                                 ---------------
                                                                                                 ---------------
  C)  Total Due Groups
      Total Due GP Group                                                                         $    40,534,000
      Total Due Cablevision Group                                                                    183,136,000
                                                                                                 ---------------
      Total Due Groups                                                                           $   223,670,000
                                                                                                 ---------------
                                                                                                 ---------------

                                                               AMOUNT ACCRUED AT    ALLOCATION IN MERGER
                                                                 JUNE 30, 1995        AND LIQUIDATION
                                                               -----------------    --------------------
  3.  CALCULATION OF AMOUNT TO BE DISTRIBUTED TO
      GP GROUP AND CABLEVISION GROUP
      Reductions
      Assumed Notional Amount                                               --         $  210,000,000
      (Less) Bank Debt/Accrued Interest                          $  61,106,000            (61,106,000)
      (Less) Amount Allocated to Limited Partners and
      General Partners (See above)                                          --            (40,372,000)
                                                                                    --------------------
      Balance Available for Distribution to GP Group and
      Cablevision Group                                                     --         $  108,522,000
                                                                                    --------------------
      Deficit (Aggregate Reduction in Preferred Equity
      Interests)                                                            --         $ (115,148,000)
                                                                                    --------------------
                                                                                    --------------------
      Allocation of Balance Available for Distribution                                                            %
      GP Group                                                   $  40,534,000         $   19,667,000        18.12%
      Cablevision Group                                            183,136,000             88,855,000        81.88%
                                                               -----------------    --------------------    -------
      Total Allocation                                           $ 223,670,000         $  108,522,000       100.00%
                                                               -----------------    --------------------    -------
                                                               -----------------    --------------------    -------
  4.  ALLOCATION OF GP GROUP DISTRIBUTION                                                                      % of
                                                                                                              Claim
      Subordinated Debt                                          $     109,000         $      109,000       100.00%
      Interest on Subordinated Debt                                  4,603,000                      0(2)      0.00%(2)
      Management Fees                                               17,181,000             14,958,000(2)     87.06%(2)
      Management Fees Interest                                       8,296,000                      0(2)      0.00%(2)
      Preferred Equity                                               4,600,000              4,600,000       100.00%
      Cumulative Preferred Equity Distributions                      5,745,000                      0         0.00%
                                                               -----------------    --------------------
      Total                                                      $  40,534,000         $   19,667,000        48.52%
                                                               -----------------    --------------------
                                                               -----------------    --------------------
  5.  ALLOCATION OF CABLEVISION GROUP
      DISTRIBUTION(2)
      Unpaid Advances and Subordinated Debt                      $  25,501,000         $   25,501,000       100.00%
      Interest on Subordinated Debt(3)                                      --              4,603,000       100.00%
      Management Fees(3)                                                    --              2,223,000        12.94%
      Interest on Management Fees(3)                                        --              8,296,000       100.00%
      Preferred Equity                                              45,700,000             45,700,000       100.00%
      Cumulative Preferred Equity Distributions                    111,935,000              2,532,000         2.26%
                                                               -----------------    --------------------
      Total                                                      $ 183,136,000         $   88,855,000        48.52%
                                                               -----------------    --------------------
                                                               -----------------    --------------------
  6.  TOTAL ALLOCATION
      Partnership Interests
      Unaffiliated Limited Partners                                         --         $   37,250,000       100.00%(4)
      Affiliated Limited Partners                                           --              2,718,000       100.44%(5)
      General Partners                                                      --                404,000(1)           (6)
      Bank Indebtedness                                          $  61,106,000             61,106,000       100.00%
      Amounts due GP Group                                          40,534,000             19,667,000(2)     48.52%
      Amounts due Cablevision Group                                183,136,000             88,855,000(2,3)   48.52%
                                                               -----------------    --------------------

      Total Allocation                                           $ 284,776,000         $  210,000,000
                                                               -----------------    --------------------
                                                               -----------------    --------------------

------------

1. The General Partners are receiving $404,000 for their partnership interests although they contributed only $200 cash and a provisional cable television license for the City of Boston.

2. Excludes, in the case of the GP Group, and includes, in the case of the Cablevision Group, a total of $15,122,000 of Affiliate Claims to be assigned by the GP Group to the Cablevision Group for no additional consideration. See ' -- Certain

                                              (footnotes continued on next page)

(footnotes continued from previous page)
   Adjustments.' The combined total percentages of both groups is 100.00%. Cablevision Group percentages are based on the total amounts owed to the GP Group.

3. Does not include approximately $2,538,000 to be received in respect of the 282 Units held by Cablevision that is included in consideration to be received by the Limited Partners in item 1 above.

4. Represents 100.00% of the amounts initially paid by unaffiliated Limited Partners for their Units.

5. Represents 100.00% of the amounts paid by a predecessor of Cablevision and approximately 107.14% of the amounts paid by certain officers and directors of Cablevision for an aggregate of 18 Units. Cablevision (who holds 282 Units) and certain of its officers and directors (who hold 12 Units) paid only $9,000 for each of their Units. Another director paid $10,000 for each of his six Units. Cablevision has agreed to receive $9,000 per Unit in the Liquidation.

6. The General Partners contributed an aggregate of $200 in cash to the Partnership and the provisional cable television license granted to CSBC on March 25, 1982 by Boston Mayor Kevin H. White, the issuing authority for the City of Boston, and all rights pertaining thereto. Because such provisional license has not been valued, no percentage for general partnership interests is included.

     Cablevision will acquire the Systems in the Merger. No independent third party has been retained to appraise the value of the Systems in connection with the Transactions. See 'Risk Factors -- Risks Associated with the Incorporation and Merger -- No Appraisal Obtained for Systems.' Accordingly, any excess in the value of the Systems over amounts actually paid by Cablevision to entities other than Cablevision and its subsidiaries (approximately $80.8 million in cash and $37.8 million in Cablevision Class A Common Stock as of June 30, 1995) and debt assumed by Cablevision (approximately $40.6 million at June 30, 1995) will be realized by Cablevision.

     For a discussion of factors the General Partners considered in determining to recommend the Transactions to Limited Partners, including the value the General Partners have placed on the consideration to be received by the Partnership from Cablevision in the Merger, see 'The
Transactions -- Recommendations of the General Partners; Fairness of the Transactions.'

     Certain Adjustments. The members of the GP Group and the Cablevision Group have agreed that, in connection with the Transactions, they will bear any reduction in their Preferred Equity Interests in proportion to the total amounts of their Affiliate Claims and Preferred Equity Interests, regardless of the priorities for payment that would otherwise exist. Based on the total amount of the accrued Affiliate Claims and Preferred Equity Interests as of June 30, 1995 the GP Group would be entitled to 18.12% and the Cablevision Group would be entitled to 81.88% of the total payments to be received from the Partnership in the Merger in respect of all of the Affiliate Claims and Preferred Equity Interests.

     Because the Cablevision Group is owed approximately 95.1% of the total accrued and unpaid distributions on the Preferred Equity as of June 30, 1995, the Cablevision Group would bear a greater proportion of the reductions of such amounts than is represented by its percentage ownership of all of the Affiliate Claims and Preferred Equity Interests. In order to make these reductions proportionate, members of the GP Group have agreed to assign a sufficient amount of their Affiliate Claims to the Cablevision Group so that, after receipt of all payments from the Partnership in the Merger, each of the GP Group and the Cablevision Group would receive payments from the Partnership that are proportionate to the total amount of its respective Affiliate Claims and Preferred Equity Interests. Based on the total amount of the Affiliate Claims and Preferred Equity Interests as of June 30, 1995, members of the GP Group will assign their right to receive approximately $15.1 million in accrued and unpaid management fees and interest on management fees and subordinated debt to a member of the Cablevision Group in order to effectuate this agreement. All accrued and unpaid management fees and interest on management fees and subordinated debt assigned by such members of the GP Group to such member of the Cablevision Group will become intercompany indebtedness of Cablevision as a result of the Merger.

     For further information with respect to amounts to be received by affiliates in connection with the Merger, see 'The Transactions -- Interests of Certain Persons in the Transactions; Conflicts of Interest.'

ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for by Cablevision as a purchase. Accordingly, the acquisition costs for the assets and liabilities purchased will be allocated to such assets and liabilities based upon their respective fair values, except for the portion of the purchase price allocable to the pro rata interests of

Dolan and his affiliates which will be accounted for in a manner similar to a pooling of interests, whereby such pro rata portion of the assets and liabilities of the Partnership will be recorded by Cablevision at the Partnership's historical cost. The approximately $1.2 million excess of the pro rata portion of the purchase price allocable to such interests over the historical cost of the related allocable net assets acquired will be charged to equity.

     Immediately prior to the consummation of the Merger, the amounts to be received by Cablevision Finance in respect of cumulative preferred distributions on the Preferred Equity will be adjusted on the books of the Partnership. These adjustments will result in a charge to partners' deficiency in a manner similar to a dividend, with a corresponding reduction in the amounts available to the General and Limited Partners.

APPRAISAL RIGHTS

     The Partnership is a Massachusetts limited partnership and neither the Uniform Limited Partnership Act of the Commonwealth of Massachusetts nor the Partnership Agreement provides to the Limited Partners any right to dissent from the Merger and receive payment for the Units pursuant to an independent appraisal. Nevertheless, in connection with the proposed Transactions, Cablevision has agreed that, upon consummation of the Merger, dissenting Limited Partners will have the right to receive compensation for their Units based upon an appraisal of the assets of the Partnership performed by a qualified appraiser unaffiliated with Cablevision or the General Partners. The appraisal will be conducted in the manner set forth below. The provisions regarding appraisal rights are set forth in the Merger Agreement. FAILURE OF A LIMITED PARTNER TO STRICTLY ADHERE TO THE APPRAISAL PROCEDURES SET FORTH IN THE MERGER AGREEMENT WILL RESULT IN SUCH LIMITED PARTNER LOSING SUCH APPRAISAL RIGHTS. The following is a brief summary of the procedures to be followed in order to dissent from the Merger and to perfect appraisal rights under the Merger Agreement. This summary is qualified in its entirety by reference to Annex VI to the Merger Agreement. A complete copy of the Merger Agreement is attached as Appendix B hereto.

     Limited Partners considering exercising their dissenters' rights should be aware that the value of their Units will be determined by the appraiser based upon an appraisal of the value of the assets of the Partnership immediately prior to the Merger (and without giving consideration to any expectancy of the Merger) performed by a qualified appraiser unaffiliated with Cablevision or the General Partners, less any remaining liabilities of the Partnership and less all prior claims to the assets of the Partnership (including Preferred Equity Interests), in each case as of the date of and immediately prior to the Merger. The appraisal of the assets shall be made as if the assets were sold in an orderly manner in a reasonable period of time less the cost of sale and shall be made otherwise in a manner consistent with industry practice.

     The appraised value will not give effect to any of the reductions in unpaid cumulative distributions on the Preferred Equity agreed to by Cablevision Finance in the Merger Restructuring Agreement and the appraiser will instead deduct the full value of the Preferred Equity including the full contractual amount of unpaid cumulative distributions thereon before determining the appraised value of the Units. Accordingly, the appraised value of the Partnership's assets would need to be more than $313.4 million (as of June 30,
1995), giving effect to the Incorporation, for the appraised value of the Units to be more than $10,000 per Unit. As a result, the General Partners believe that the appraised value will be less, and perhaps substantially less, than the value of the Cablevision Class A Common Stock provided for in the Liquidation for Limited Partners that do not exercise their appraisal rights. If the appraised value of the Units is less than the value of the Cablevision Class A Common Stock provided for in the Liquidation for Limited Partners who do not exercise their appraisal rights, Limited Partners seeking appraisal will be entitled to receive only the lower appraised value of their Units. In the event of an appraisal, no payment will be made in respect of Units for which appraisal rights are exercised until there is a determination of the appraised value as provided in Annex VI to the Merger Agreement and no interest will be paid in respect of such appraised value. Compensation to dissenting Limited Partners will be in the form of Cablevision Class A Common Stock valued at the arithmetic average of the closing sale price of such securities on the ASE over the 20 trading days immediately following the Merger. The federal income tax consequences to a Limited Partner of exercising his or her appraisal rights (or to a Limited Partner who has perfected his or her rights to appraisal as of the Effective Time of the Merger but later withdraws his or her demand for, or loses his or her rights to, appraisal as provided below) are uncertain and the receipt of shares of Cablevision Class A Common Stock pursuant to such exercise (or upon such withdrawal or loss) may be deemed a taxable exchange. See 'Certain Federal Income Tax Consequences -- Liquidation and Dissolution of the Partnership -- Appraisal Rights.'

     It is a condition to the Merger that holders of no more than 200 Units seek an appraisal of the value of their Units. If holders of more than such number of Units seek an appraisal, Cablevision will not be obligated to consummate the Merger. If the Merger is not consummated, the Liquidation will not occur and Limited Partners will not be entitled to any right to seek an appraisal of the value of their Units.

     THE RIGHT OF APPRAISAL WILL BE LOST IF THESE PROCEDURAL REQUIREMENTS ARE NOT FOLLOWED EXACTLY. IF THE RIGHT OF APPRAISAL IS LOST, THE LIMITED PARTNER WILL RECEIVE THE AMOUNT OF CABLEVISION CLASS A COMMON STOCK PROVIDED FOR IN THE MERGER AND THE LIQUIDATION. SET FORTH BELOW IS A SUMMARY OF THE RELEVANT PROCEDURAL REQUIREMENTS FOR A LIMITED PARTNER TO EXERCISE HIS OR HER APPRAISAL RIGHTS.

     BEFORE THE MERGER. If any holder of Units elects to exercise his or her right to dissent from the Merger and demands appraisal, such holder must satisfy EACH of the following conditions:

     1. A Limited Partner electing to exercise appraisal rights must deliver a written demand for appraisal of his or her Units to the Agent at Proxy Department, Bank of Boston, P.O. Box 1628, Boston, Massachusetts 02105-9903, which written demand must be received by the Agent prior to the Merger Expiration Date. To be effective, such demand must (i) identify the number of Units held by such Limited Partner for which appraisal is being sought, (ii) set forth the identity of the Limited Partner with reasonable specificity (including the identity of any controlled or controlling persons or entities) and (iii) state that it is such person's intention to demand the appraisal of his or her Units.

     2. Such Limited Partner must not vote in favor of the Merger or the Incorporation. If a Limited Partner returns a signed Incorporation Consent or Merger Consent but does not specify a vote against the Incorporation or Merger, as the case may be, or a direction to abstain, the Incorporation Consent or Merger Consent will be voted in favor of the Incorporation or Merger, as the case may be, which will have the effect of waiving that Limited Partner's appraisal rights.

     Only the Limited Partner of record of Units is entitled to seek appraisal of the fair value of the Units registered in such Limited Partner's name. To be effective, the demand for appraisal must be executed by or for the Limited Partner of record, fully and correctly, as such Limited Partner's name appears in the Partnership's books. Beneficial owners of Units whose Units are held of record by another person should instruct the record holder to follow the procedures outlined herein if such persons wish to seek an appraisal with respect to their Units.

     If the Units are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be made in that capacity, and if the Units are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made for all owners of record. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must (i) identify the record owner or owners; (ii) expressly state, in such demand, that the agent is acting as agent for the record owner or owners of such Units; and
(iii) provide the Agent with reasonable documentation supporting such authorized agent's authority. A record holder, such as a broker, who holds Units as a nominee for several beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of each beneficial owner who desires to demand appraisal with respect to the Units held for each such beneficial owner. In such case, the written demand should set forth the number of Units covered thereby. Where the number of Units is not expressly stated, the demand will be presumed to cover all Units outstanding in the name of such record owner.

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
     AFTER THE MERGER. A Limited Partner who has demanded appraisal rights in accordance with the procedures set forth above will not receive any shares of Cablevision Class A Common Stock in the Liquidation unless such holder withdraws his or her demand during the first 30 days after the date of the approval of the Merger by delivering written notice thereof to Cablevision, attention: Robert S. Lemle, One Media Crossways, Woodbury, New York 11797. Any Limited Partner who has demanded appraisal and withdraws his or her demand within such 30-day period will receive and accept the Cablevision Class A Common Stock provided for in the Merger Agreement and will thereafter waive any right to appraisal.

     A Limited Partner will effectively lose his or her right of appraisal if either (i) such Limited Partner withdraws his or her demand for appraisal or
(ii) no written request for appraisal is delivered to and received by the Agent within 30 days after the date on which the Agent mails a notice to the Limited Partners that the Merger has been consummated (the 'Merger Notice Date'), except that any attempt to withdraw not made within 30 days after the date of the approval of the Merger requires the approval of Cablevision. The Merger Notice Date shall not be more than 30 days after the Effective Date.

     If any Limited Partner who has properly exercised his or her appraisal rights delivers a written request for appraisal to the Agent prior to the Merger Expiration Date, Cablevision will, within 120 days after the Effective Date, engage an independent appraiser to conduct the appraisal.

     From and after the Effective Date, a Limited Partner who has perfected appraisal rights under the Merger Agreement shall cease to have any rights as a Limited Partner other than the right to receive the appraised value of his or her Units thereunder or, if such Limited Partner withdraws his or her demand for, or loses his or her right to, appraisal, the right to receive Cablevision Class A Common Stock as provided above, and shall waive any rights under the Partnership Agreement.

     All written requests for appraisal shall be addressed to the Agent at Proxy Department, Bank of Boston, P.O. Box 1628, Boston, Massachusetts 02105-9903, with a copy to: Robert S. Lemle, Executive Vice President, General Counsel and Secretary of Cablevision at Cablevision's principal executive offices located at One Media Crossways, Woodbury, New York 11797. It is the responsibility of the Limited Partners wishing to dissent to ensure that a written request for appraisal is received by the Agent within such 30-day request period.

     No fractional shares shall be issued in connection with the exercise of appraisal rights. Instead, fractional shares will be rounded to the nearest whole number.

     The cost of the appraisal will be borne by Cablevision.

     THE PROVISIONS OF THIS SECTION ARE TECHNICAL IN NATURE AND COMPLEX. LIMITED PARTNERS DESIRING TO EXERCISE APPRAISAL RIGHTS MAY WISH TO CONSULT COUNSEL SINCE THE FAILURE TO COMPLY STRICTLY WITH THESE PROVISIONS WILL RESULT IN THE LOSS OF THEIR APPRAISAL RIGHTS.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a description of the principal federal income tax consequences of the proposed Transactions and the Liquidation and a very limited discussion of certain state and local tax considerations.

     The statements in this discussion concerning federal income taxes are based upon current provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), existing and currently proposed Treasury Regulations ('Regulations') under the Code, legislative history of the Code, existing administrative rulings, practices and announcements of the IRS and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not be forthcoming that would affect the accuracy of any statements in this discussion. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date of such changes.

     The portions of the discussion below that relate to a Limited Partner generally apply only to a Limited Partner who is an individual and who is an original holder of a Unit (an 'Original Holder'). Consequences to a holder who acquired his or her interest in the Partnership through a purchase or other transfer from a prior Limited Partner (a 'Subsequent Holder') may differ significantly from those described below depending, among other things, on the nature of the transaction in which such holder acquired the interest and the price, if any, paid for such interest. In addition, certain holders, such as corporations, trusts, estates, partnerships, tax-exempt organizations or foreign persons, may be subject to rules not discussed below.

     There can be no assurance that the IRS will not challenge one or more of the tax consequences of the Transactions and Liquidation described herein, and no ruling from the IRS has been or will be sought as to any of such tax consequences.

     ACCORDINGLY, EACH LIMITED PARTNER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO SUCH LIMITED PARTNER'S OWN TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY POSSIBLE CHANGES IN THE TAX LAWS AFTER THE DATE HEREOF.

INCORPORATION

     The Partnership is not subject to federal income tax liability as an entity. Instead, each Partner is required to report on his or her personal federal income tax return his or her distributive share of the taxable income, gain, loss, deduction and credit realized by the Partnership.

     In the opinion of Debevoise & Plimpton, special counsel to the General Partners, the Incorporation if not followed by the Merger will qualify as an exchange described in Section 351 of the Code and the discussion that follows assumes that the Incorporation will so qualify. As such, no gain or loss should be recognized by the Partnership as a result of the Incorporation to the extent that the Partnership receives stock of Boston Sub as consideration for the Assets. However, the assumption by Boston Sub of liabilities of the Partnership in excess of the Partnership's basis in its Assets will result in the recognition of gain (but not loss) by the Partnership under Section 357 of the Code to the extent of such excess. Under Section 1239 of the Code, such gain will be ordinary income to the extent that the gain is attributable to property which will be subject to depreciation under Section 167 of the Code in the hands of Boston Sub or is attributable to assets of Brookline that are 'inventory items which have appreciated substantially in value' or 'unrealized receivables' (as those terms are described in Section 751 of the Code, collectively, 'Section 751 assets'). The remainder of such gain will be capital gain.

     The basis of the Partnership in its shares of stock of Boston Sub (the 'Boston Sub Shares') will be the same as its basis in the Assets prior to the Incorporation decreased by the amount of money and the fair market value of any other property received by the Partnership on the Incorporation and increased by the amount of gain recognized by the Partnership on the Incorporation. For purposes of the foregoing, the assumption by Boston Sub of liabilities of the Partnership will be treated as the receipt of money by the Partnership in the Incorporation. The Partnership will have a 'split' holding period for the Boston Sub Shares. The portion of each Boston Sub Share attributable to any portion of the Assets that are capital assets or property described in Section 1231 of the Code will have a holding period that includes the holding period of the Partnership for such Assets, and the holding period for the remaining portion of any such Boston Sub Share will begin on the day after the date of the Incorporation.

     CONSEQUENCES TO UNAFFILIATED LIMITED PARTNERS. The discussion below is not applicable to Limited Partners who are affiliates of the General Partners ('Affiliated Limited Partners').

     The Partnership projects that it will recognize net gain with respect to each Unit upon the Incorporation. A Limited Partner's distributive share of gain or loss on the Incorporation will be determined generally in accordance with the allocation provisions of the Partnership Agreement. The characterization of an item of income, gain, loss or deduction (for instance, as capital or ordinary in nature) will generally be the same for a Limited Partner as for the Partnership.

     Under Section 752 of the Code, as a result of the assumption by Boston Sub of the liabilities of the Partnership, each Partner will be deemed for federal income tax purposes to have received a distribution of cash equal to its proportionate share of such liabilities of the Partnership. A Limited Partner will recognize additional gain upon the Incorporation to the extent that the Limited Partner is deemed to have received such a distribution in an amount that exceeds the Limited Partner's basis in its Partnership Units (determined after giving effect to the Limited Partner's distributive share of gain recognized by the Partnership upon the Incorporation). For this purpose, a Partner's basis in his or her Partnership interest includes the Partner's allocable share of debt of the Partnership. Such gain will be ordinary income to the extent attributable to 'Section 751 assets' of the Partnership or Brookline. The balance of such gain will be capital gain.

     Under current law, long-term capital gains of an individual are subject to tax at a maximum statutory rate of 28%, and short-term capital gains and ordinary income of an individual are subject to tax at a maximum statutory rate of 39.6%. In addition, capital losses of an individual are deductible in any year only to the extent of capital gains of such individual during such year plus $3,000 of ordinary income. Unused net capital losses may be carried forward indefinitely. Losses allocated to a Limited Partner in an earlier year that were not deductible by him or her because they exceeded the Limited Partner's at-risk amount in the Partnership as of the end of a Partnership year (as determined under Section 465 of the Code) will become deductible (and available to offset income and gain of the Limited Partner, including gain recognized on the Incorporation) to the extent the Limited Partner's at-risk amount in his or her Unit is increased (the 'Available Suspended Losses'). A Limited Partner's at-risk amount should be increased by his or her income recognized upon the Incorporation.

     Available Suspended Losses were $21,289 per Exchange Unit and $13,209 per New Unit as of the end of 1993. The Partnership estimates that these amounts, adjusted for the operating results of the Partnership after 1993, will be approximately equal to the gain and ordinary income per Unit that should be recognized by a Limited Partner with respect to the Incorporation. Accordingly, based on the above estimates, a Limited Partner will not recognize any net amount of taxable income as a result of the Incorporation (i.e., there should be no excess of his or her projected income over his or her Available Suspended Losses).

     A Limited Partner's income and gain from the Incorporation will constitute 'passive activity income' for purposes of the passive activity loss limitation rules of Section 469 of the Code. To the extent not otherwise offset by Available Suspended Losses, such income may be offset for federal income tax purposes by a Limited Partner's losses from other passive activities.

     CONSEQUENCES  TO  AFFILIATED  LIMITED  PARTNERS.  The  Affiliated   Limited
Partners' distributive share of gain or loss on the Incorporation will be determined, generally in accordance with the allocation provisions of the Partnership Agreement. The characterization of an item of income, gain, loss or deduction will generally be the same for Affiliated Limited Partners as for the Partnership. Because losses allocated to the Affiliated Limited Partners in previous years were not subject to limitation under the at-risk rules of Section 465 of the Code, it is expected that the Affiliated Limited Partners will recognize a net amount of taxable income upon the Incorporation.

     CONSEQUENCES TO GENERAL PARTNERS. The General Partners' distributive share of gain or loss on the Incorporation will be determined in accordance with the allocation provisions of the Partnership Agreement. The characterization of an item of income, gain, loss or deduction will generally be the same for General Partners as for the Partnership. Because losses allocated to the General Partners in previous years were not subject to limitation under the at-risk rules of Section 465 of the Code, it is expected that the General Partners will recognize a net amount of taxable income upon the Incorporation.

THE INCORPORATION AND MERGER

     In the opinion of Sullivan & Cromwell, special counsel to Cablevision, and Debevoise & Plimpton, special counsel to the General Partners, it is more likely than not that the Incorporation and the exchange of shares of capital stock of Boston Sub for Cablevision Class A Common Stock pursuant to the Merger will qualify, respectively, as an exchange pursuant to Section 351 of the Code and as an exchange pursuant to a reorganization described in Section 368(a) of the Code, and the discussion that follows assumes that the Transactions will so qualify. As such, the Partnership should not recognize any gain or loss as a result of the Incorporation (except to the extent of any gain under Section 357 as discussed above under ' -- Incorporation') or the Merger. The aggregate basis of Cablevision Class A Common Stock received in the Merger by the Partnership will be the same as the basis of the shares of capital stock of Boston Sub exchanged therefor, and, assuming that such shares of capital stock of

Boston Sub were held as a capital asset at the time of the Merger, the holding periods of the Partnership in the Cablevision Class A Common Stock will include its holding periods in the shares of capital stock of Boston Sub exchanged therefor. Accordingly, a Limited Partner should not recognize any gain or loss as a result of the Merger, and neither his or her basis in his or her Partnership interest nor his or her holding period for such interest should be affected by the Merger. However, in the event that the Incorporation or the Merger is held to be a fully taxable transaction, the Partnership would recognize additional gain in an amount equal to the excess of the consideration received from the disposition of its Assets over its basis in such Assets. The amount of such gain would be reduced by the amount of gain recognized upon the Incorporation as described above in ' -- Incorporation.' Such additional gain should be allocated among the Limited Partners and the General Partners in accordance with the Cablevision Class A Common Stock each receives in the Merger generally in an amount equal to the Cablevision Class A Common Stock received by such Partners valued on the date of the Merger and the balance of such additional gain should be allocated to the holders of the Preferred Equity. The Partnership estimates that any such additional gain would be approximately $10,000 per Unit, depending upon the difference between the Average Cablevision Stock Price and the market price of the Cablevision Class A Common Stock on the date of the Merger. The taxation of such gain to the Partners would be generally the same as taxation of the gain described above in ' -- Incorporation,' except that it is not anticipated that Limited Partners would have any suspended at-risk losses to offset such additional gain.

LIQUIDATION AND DISSOLUTION OF THE PARTNERSHIP

     The dissolution of the Partnership will involve a distribution to the General and Limited Partners of any assets remaining after payment of all of the Partnership's debts and liabilities. It is expected that immediately after the Merger, the Partnership will have no assets other than Cablevision Class A Common Stock and no liabilities. If the Transactions are approved, it is estimated that the Partnership will distribute to its General and Limited Partners an amount of Cablevision Class A Common Stock having a value of approximately $40.4 million. See 'Description of the Merger -- Liquidation of the Partnership Following the Merger.' The Partnership will recognize no gain or loss upon its liquidation and distribution of Cablevision Class A Common Stock to its Partners.

     CONSEQUENCES TO PARTNERS. Assuming an original Partner receives only Cablevision Class A Common Stock upon dissolution, such Partner should not recognize gain or loss on the dissolution. Under a recent amendment to Section 731 of the Code, gain may be recognized by a Partner upon a distribution to it of marketable securities such as Cablevision Class A Common Stock under certain circumstances. While the matter is not entirely free from doubt, because the distributions to Partners will be pro rata, it is anticipated that a Limited Partner will not recognize gain upon the distribution to it of Cablevision Class A Common Stock under such amendment. A Partner will have holding periods in his or her Cablevision Class A Common Stock that include the holding periods of the Partnership for such Cablevision Class A Common Stock. The basis of Cablevision Class A Common Stock distributed by the Partnership to a Partner in liquidation of the Partner's interest will be equal to the adjusted basis of such partner's interest in the Partnership reduced by any money distributed to the Partner in the Liquidation (which, for the original Limited Partners, is expected to be zero) increased by the amount of any gain recognized by such Partner under the recent amendment to Section 731 of the Code (which is also expected to be zero). Therefore, most former Limited Partners who sell Cablevision Class A Common Stock received in the Liquidation should recognize gain (in addition to the gain recognized upon the Incorporation, described above under ' -- Incorporation -- Consequences to Limited Partners') equal to the entire amount realized on the sale of the Cablevision Class A Common Stock. While the matter is not free from doubt, the legislative history of Section 469 of the Code indicates that if, in the taxable year of the Incorporation, a Limited Partner disposes of all of the Cablevision Class A Common Stock that he or she receives in the Liquidation, then the Available Suspended Losses with respect to his or her Units that become currently deductible under the at-risk loss limitation rules may be utilized to offset income of the Partner generally, rather than just passive income such as gain from the Incorporation. See ' -- Incorporation.'

     APPRAISAL RIGHTS. In the opinion of Debevoise & Plimpton, special counsel to the General Partners, the federal income tax consequences to a Limited
Partner of exercising his or her appraisal rights are uncertain. A Limited Partner may take the position that his or her receipt of Cablevision Class A Common Stock pursuant to his or her exercise of appraisal rights should have the same tax consequences as though (x) such shares of Cablevision Class A Common Stock were received by the Partnership pursuant to the Merger with respect to Boston Sub Shares held by the Partnership that are attributable to such Limited Partner's interest and (y) such shares of Cablevision Class A Common Stock were distributed to such Limited Partner in complete liquidation of his or her interest in the Partnership. In that event, the tax consequences to the Limited Partner of exercising his or her appraisal rights would be similar to the tax consequences to other Limited Partners of the receipt of Cablevision Class A Common Stock pursuant to the Merger and the Liquidation. However, such exercise may be viewed as an exchange of the Limited Partner's interest in the Partnership for the shares of Cablevision Class A Common Stock received by such Limited Partner pursuant to his or her exercise of appraisal rights. Such an exchange would be a taxable exchange, in which case such Limited Partner would
(i) recognize gain (in addition to the gain recognized upon the Incorporation, described above under ' -- Incorporation -- Consequences to Limited Partners') which for most Limited Partners is expected to be equal to the fair market value of such Cablevision Class A Common Stock at the time of its receipt by the Limited Partner, (ii) obtain a tax basis in such shares of Cablevision Class A Common Stock equal to such fair market value and (iii) have a holding period for such shares commencing on the day after the date of such receipt. However, other characterizations of the exercise of appraisal rights are possible. The tax consequences to a Limited Partner who withdraws his or her demand for appraisal or loses his or her right of appraisal following the Merger and who receives Cablevision Class A Common Stock directly from Cablevision should be the same as the tax consequences to a Limited Partner who exercises his or her appraisal rights.

SECTION 754 ELECTION

     The Partnership has made the election described in Section 754 of the Code. Original Holders will not be affected by such election, but the tax consequences to a Subsequent Holder may differ from those described above as a result of such election. In particular, the amount of gain that would be recognized by a subsequent holder of a Unit may be more or less than the amount attributable to an original holder of a Unit as described above under ' -- Incorporation -- Consequences to Limited Partners' and ' -- The Incorporation and Merger' to reflect any difference between the basis of a transferee Limited Partner in his or her Units and the basis of his or her transferor in such Units. Subsequent Holders are urged to consult their own tax advisors with respect to the consequences to them of the Partnership's election under Section 754 of the Code. Brookline has not made an election under Section 754 of the Code.


CONTINUED CLASSIFICATION OF THE PARTNERSHIP AS A PARTNERSHIP

     The Partnership has not requested and does not intend to request a ruling from the IRS that through the end of the Transactions it will continue to be treated as a partnership for federal income tax purposes. In the opinion of Debevoise & Plimpton, special counsel to the General Partners, the Partnership will continue to be treated as a partnership, and not as an association taxable as a corporation.

     THE PROJECTED AMOUNTS OF INCOME ALLOCABLE TO A PARTNER AS DESCRIBED ABOVE ARE ESTIMATES ONLY AND ARE SUBJECT TO CHANGE UPON THE FINALIZATION OF TERMS OF THE TRANSACTIONS, THE FILING OF PARTNERSHIP INCOME TAX RETURNS FOR THE YEAR (OR YEARS) OF THE TRANSACTIONS AND REDETERMINATION UPON AUDIT BY THE IRS. THE PARTNERSHIP AND THE GENERAL PARTNERS MAKE NO REPRESENTATIONS THAT THE FINAL AMOUNTS OF PARTNERSHIP INCOME DETERMINED WILL BE AS SO ESTIMATED.

                 CERTAIN MASSACHUSETTS INCOME TAX CONSEQUENCES

     The following discussion of certain Massachusetts tax consequences is based upon the advice of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., special Massachusetts counsel to the Partnership.

     Since the Partnership is engaged solely in the conduct of a trade or business carried on in Massachusetts, its income and losses are deemed to be from Massachusetts sources. Limited Partners are, accordingly, required to account, for Massachusetts income tax purposes, for their distributive shares of Partnership income or loss for any full or partial taxable period during which they remain partners, including their shares of Partnership income or loss realized by the Partnership on the Incorporation. The amount of any such share of gain or loss taken into account by a Limited Partner will increase or decrease, respectively, such Partner's tax basis in the Units.

     For Massachusetts personal income tax classification purposes, Part A income, consisting generally of interest (other than from a Massachusetts bank), dividends and capital gain, is taxed at the rate of 12%, and Part B income, consisting of other income, is taxed at the rate of 5.95%. In computing Part A income, a deduction is allowed in the amount of one-half of net capital gain (the excess of net long-term capital gains over short-term capital losses). Net losses for a taxable year may not be carried over to other taxable years except that capital losses not absorbed in a particular year may be carried forward indefinitely. Limited Partners will be entitled to deduct, at the same time they are deductible for federal income tax purposes, any amount of Partnership losses not previously deductible by them by reason of the operation of the so-called 'at risk' rules.

     The Massachusetts personal income and corporate excise (income) tax rules relating to tax-free incorporation and tax-free mergers generally follow the federal income tax rules, and the Incorporation and the Merger will therefore be treated in a manner similar to the federal income tax treatment. Consistent with the preceding discussion relating to federal income tax consequences and the qualifications expressed therein, this discussion of Massachusetts income tax consequences assumes that the Incorporation will qualify as an exchange described in Section 351 of the Code and that the Merger will qualify as a reorganization described in Section 368(a) of the Code. Accordingly, no gain or loss should be recognized for Massachusetts income tax purposes as a result of the Incorporation or the Merger other than gain attributable to the assumption by Boston Sub of liabilities of the Partnership in excess of the Partnership's basis in its Assets, as described above. However, in the event that the Incorporation or the Merger is held to be a taxable transaction, the Partnership would recognize gain for Massachusetts income tax purposes equal to the excess of the consideration received from the disposition of its Assets over its basis in such Assets. Such gain would be allocated among the Partners generally in the same manner as for federal income tax purposes.

     When the proceeds from the Incorporation and the Merger, and any other remaining net assets of the Partnership are distributed to the Limited Partners in liquidation of their Units, such liquidation will be treated for Massachusetts personal income tax purposes in the same manner as for federal income tax purposes and, accordingly, original individual Partners in the Partnership receiving only Cablevision Class A Common Stock will have no gain or loss upon the Liquidation.

     If an individual Limited Partner whose tax residence is Massachusetts has Massachusetts gross income from all sources (including, for this purpose, that individual's share of the Partnership's gross operating receipts and any gain from the Incorporation) in excess of $8,000, whether filing singly or jointly, such Partner will be required to file a Massachusetts income tax return, even if the resulting calculations indicate that there will be no tax due. If an individual Limited Partner whose tax residence is not Massachusetts has Massachusetts gross income from all sources (including, for this purpose, that individual's share of the Partnership's gross operating receipts and any gain from the Incorporation) in excess of $2,200 (if filing singly) or $4,400 (if filing jointly), such Limited Partner will be required to file a Massachusetts income tax return, even if the resulting calculations indicate that there will be no tax due. A nonresident individual Limited Partner with Massachusetts gross income below such amounts may, depending on his or her particular sources of income, have to file as well.

     Corporations that are Limited Partners are generally subject to the Massachusetts corporate excise (income) tax, and must file Massachusetts corporate excise tax returns, although under certain circumstances a non-Massachusetts corporate Limited Partner may be exempt from such tax if the interest of such Limited Partner is de minimis. Ordinarily, if neither the Partnership's Massachusetts property, nor its Massachusetts payroll, nor its Massachusetts sales, when multiplied by the interest in the Partnership held by the non-Massachusetts corporate partner, exceeds $10,000, such Partner's interest will be deemed de minimis.

     The foregoing summary is based upon the provisions of the Massachusetts General Laws currently in effect and upon the interpretation of those laws thus far publicly made by the Massachusetts Department of Revenue or Massachusetts courts. Since the Massachusetts tax rules applicable to partnerships and interests in partnerships are not dealt with extensively in the statute or regulations, it is possible that Massachusetts tax authorities may, in the future, interpret the statute differently or may change prior announced positions. Holders of Units should therefore consult their own tax advisors as to whether they are required to file Massachusetts income tax returns on which to account for their respective allocations of Partnership income or loss and/or on which to account for the Incorporation. They should also consult with and rely upon their own tax advisors in reporting the tax consequences of the contemplated Transactions. They should not treat or rely upon the foregoing general discussion as tax advice to them.

                    LIMITED MARKET FOR UNITS; DISTRIBUTIONS

     There is no established public trading market for the Units. The General Partners believe that the only transfers of Units from the inception of the Partnership to the date of the announcement of the Transactions (other than Dolan's 1984 transfer of 282 Units to a predecessor of Cablevision) have been transfers upon death or to facilitate estate planning and other family-related matters of Limited Partners, in each case, without consideration. Since the announcement of the proposed Transactions, there have been a limited number of transfers of Units. On the date of the mailing of this Consent Solicitation Statement/Prospectus, there were a total of 640 holders of Units.

     The Partnership has not made any cash distributions to holders of Units and does not anticipate making any cash distributions to holders of Units for the foreseeable future. The Loan Agreement prohibits any cash distributions to Partners in respect of their Units. In addition, under the terms of the Preferred Equity, cash may not be distributed to the Partners until the unpaid cumulative distributions on the Preferred Equity and, subject to the rights of the Partners to receive cash distributions equal to their tax liability from ownership of limited partnership interests, the total capital contributions in respect of the Preferred Equity have been distributed to holders of the Preferred Equity. If both Transactions are approved and consummated, Partners will receive a publicly traded security in the Liquidation. See 'Description of the Merger -- Liquidation of the Partnership Following the Merger' and ' -- Consideration to be Received by Affiliates' and 'Comparison of Cablevision Class A Common Stock with Units -- Nature of Investment.'

      PRICE RANGE OF CABLEVISION CLASS A COMMON STOCK AND DIVIDEND POLICY

     The Cablevision Class A Common Stock is listed on the ASE under the symbol CVC. The following table sets forth on a per share basis the high and low sale prices for the Cablevision Class A Common Stock as reported on the ASE for the periods indicated:


                                                                                CLASS A COMMON STOCK PRICE
                                                                                          RANGE
                                                                               ----------------------------
                                                                                  HIGH              LOW
                                                                               -----------      -----------

1992
     First Quarter.........................................................         36               29
     Second Quarter........................................................         32 1/2           27
     Third Quarter.........................................................         35               25 3/4
     Fourth Quarter........................................................         35               24 7/8
1993
     First Quarter.........................................................         44               34 3/8
     Second Quarter........................................................         38 7/8           29 3/8
     Third Quarter.........................................................         49 5/8           37 1/2
     Fourth Quarter........................................................         72               48 1/4
1994
     First Quarter.........................................................         67 7/8           52 3/8
     Second Quarter........................................................         52 7/8           39
     Third Quarter.........................................................         61 3/8           45 7/8
     Fourth Quarter........................................................         59 7/8           45 7/8
1995
     First Quarter.........................................................         58 3/4           48 7/8
     Second Quarter........................................................         63 3/4           52 1/4
     Third Quarter.........................................................         69 3/4           58
     Fourth Quarter (through October 18, 1995).............................         60 3/8           54 3/8

     For a recent sale price of the Cablevision Class A Common Stock, see the cover page of this Consent Solicitation Statement/Prospectus. As of August 31, 1995, there were approximately 639 holders of record of the Cablevision Class A Common Stock. There is no public trading market for the Cablevision Class B Common Stock. As of August 31, 1995, there were 24 holders of record of the Cablevision Class B Common Stock.

     Cablevision has not paid any cash dividends on shares of Cablevision Class A Common Stock or Cablevision Class B Common Stock. Cablevision does not anticipate paying any cash dividends on shares of Cablevision Class A Common Stock or Cablevision Class B Common Stock in the foreseeable future. Cablevision may pay cash dividends on its capital stock only from surplus as determined under Delaware law. Holders of Cablevision Class A Common Stock and Cablevision Class B Common Stock are entitled to receive dividends equally on a per-share basis if and when such dividends are declared by the Board of Directors of Cablevision from funds legally available therefor. No dividend may be declared or paid in cash or property on shares of either Cablevision Class A Common Stock or Cablevision Class B Common Stock unless the same dividend is paid simultaneously on each share of the other class of common stock. In the case of any stock dividend, holders of Cablevision Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Cablevision Class A Common Stock) as the holders of Cablevision Class B Common Stock receive (payable in shares of Cablevision Class B Common Stock). On June 14, 1994, Cablevision's stockholders approved an amendment to Cablevision's certificate of incorporation to permit the distribution of shares of capital stock of any Cablevision subsidiary to Cablevision common stockholders that differ to the extent that the Cablevision common stock differs as to voting rights and rights in connection with certain dividends.

     Cablevision is effectively prohibited from paying dividends on its capital stock, other than Cablevision's 8% Series C Cumulative Preferred Stock and its Series E Preferred Stock, under the provisions of its debt agreements. Under the most restrictive of these provisions, cash dividends could not be paid on Cablevision Class A Common Stock or Cablevision Class B Common Stock at June 30,

1995. Dividends may not be paid in respect of shares of Cablevision Class A Common Stock or Cablevision Class B Common Stock unless all dividends due and payable in respect of the preferred stock of Cablevision have been paid or provided for.

                             CONSENT SOLICITATIONS


     Pursuant  to  the  terms  of   the  Partnership  Agreement,  each  of   the
Transactions requires the consent and approval of a Majority of the Limited Partners. All of the Limited Partners will be bound by the decision of a Majority of the Limited Partners. Neither the Uniform Limited Partnership Act of the Commonwealth of Massachusetts nor the Partnership Agreement provide to the Limited Partners any rights to dissent from either the Incorporation or the Merger and receive payment for such Limited Partner's Units pursuant to an independent appraisal. However, Cablevision has agreed to grant to dissenting Limited Partners the right to an appraisal with respect to the Merger. See 'Description of the Merger -- Appraisal Rights.' No appraisal rights are being granted in connection with the Incorporation. These solicitations are being made by and on behalf of the Partnership. In addition to the solicitations by use of the mails, consents may be solicited by the General Partners and the directors, officers and employees of their affiliates, and by the management of the Partnership, in person or by telephone, telecopy, telegraph or other means of communication. Such persons will not be additionally compen-sated, but may be reimbursed for out-of-pocket expenses in connection with such solicitations. D.F. King & Co., Inc. has been retained by the Partnership to assist in the solicitation of consents for a fee of $5,000 plus an additional fee for each telephonic communication with Limited Partners plus reasonable costs and expenses. The total cost of soliciting consents will be borne by Cablevision. See 'Fees and Expenses.' This Consent Solicitation Statement/ Prospectus is being mailed to all Limited Partners on or about October 20, 1995. Limited Partners entitled to give consent to the Incorporation and the Merger will be determined based upon the Partnership records as of the Incorporation Expiration Date and as of the Merger Expiration Date, respectively. Only persons who are Limited Partners on the books and records of the Partnership on such dates will be entitled to consent to the Transactions.



     This  Consent  Solicitation   Statement/Prospectus  and  the   accompanying
Consents are being distributed to the Limited Partners who were Limited Partners as of October 19, 1995.


THE INCORPORATION SOLICITATION


     Limited Partners are being asked to consent to and approve the Incorporation by completing, signing and dating the BLUE Consent card accompanying this Consent Solicitation Statement/Prospectus (the 'Incorporation Consent') and delivering the Incorporation Consent to Bank of Boston, the Agent, no later than 5:00 p.m., New York time, on November 21, 1995 (as extended from time to time, the 'Incorporation Expiration Date'), or by requesting their nominees to do the same on their behalf. Completed Incorporation Consents should be returned in the enclosed, stamped BLUE envelope, or hand delivered to the Agent at Proxy Department, Bank of Boston, P.O. Box 1628, Boston, Massachusetts 02105-9903. The General Partners may extend the Incorporation Expiration Date in their sole discretion. The General Partners intend to extend the Incorporation Expiration Date until the earlier of such time as all the conditions to the Incorporation have been satisfied or waived and December 24, 1995. See 'Description of the Incorporation -- Conditions to the Incorporation.' If an Incorporation Consent is properly executed, dated and delivered to the
Partnership prior to the Incorporation Expiration Date, but no box on the Incorporation Consent is marked, the Limited Partner who executed such
Incorporation Consent will be deemed to have consented to and approved the Incorporation. The solicitation for the Incorporation will commence on October 20, 1995 and will be completed on the Incorporation Expiration Date. The contents of the executed Incorporation Consents will be counted immediately thereafter. The General Partners anticipate that the results will be announced on the day following the Incorporation Expiration Date and that, if the Incorporation is approved, it will be consummated within two days of such approval; provided that the conditions to the Incorporation are satisfied or waived. Approval of the Incorporation by the Limited Partners is a condition to the Merger. ACCORDINGLY, LIMITED PARTNERS WHO WISH TO APPROVE THE MERGER SHOULD VOTE IN FAVOR OF THE INCORPORATION.

     Any Incorporation Consent given by a Limited Partner shall be binding on the successors and assigns of such Limited Partner. Any Incorporation Consent may be revoked by the person giving such Incorporation Consent or by a subsequent holder of the Units for which such Incorporation Consent was given at any time prior to 5:00 p.m., New York time, on the Incorporation Expiration Date, by delivery to the Agent of a written notice of revocation or a changed Incorporation Consent bearing a date later than the date of the prior Incorporation Consent delivered to the Agent. FAILURE TO EXECUTE AND DELIVER AN INCORPORATION CONSENT AS WELL AS ABSTENTIONS PRIOR TO THE INCORPORATION EXPIRATION DATE (INCLUDING FAILURES TO VOTE BY BROKERS AND OTHER NOMINEES) WILL HAVE THE EFFECT OF A VOTE AGAINST THE INCORPORATION.

THE MERGER SOLICITATION


     Limited Partners are being asked to consent to and approve the Merger by completing, signing and dating the WHITE Consent card accompanying this Consent Solicitation Statement/Prospectus (the 'Merger Consent') and delivering the Merger Consent to the Agent no later than 5:00 p.m., New York time, on November 28, 1995 (as extended from time to time, the 'Merger Expiration Date'), or by requesting their nominees to do the same on their behalf. Completed Merger Consents should be returned in the enclosed, stamped WHITE envelope, or hand delivered to the Agent at Proxy Department, Bank of Boston, P.O. Box 1628, Boston, Massachusetts 02105-9903. The General Partners may extend the Merger Expiration Date in their sole discretion. The General Partners intend to extend the Merger Expiration Date until the earlier of such time as the conditions to the Merger have been satisfied or waived and December 31, 1995. See 'Description of the Merger -- Conditions to the Merger.' If a Merger Consent is properly executed, dated and delivered to the Agent prior to the Merger Expiration Date, but no box on the Merger Consent is marked, the Limited Partner who executed such Merger Consent will be deemed to have consented to and approved the Merger. The contents of the executed Merger Consents will be counted immediately thereafter. The General Partners anticipate that the results will be announced on the day following the Merger Expiration Date and that, if approved, the Merger will be consummated promptly following such approval, provided that the conditions to the Merger have been satisfied or waived.


     Any Merger Consents given by Limited Partners shall be binding on the successors and assigns of such Limited Partners. Any Merger Consent may be revoked by the person giving such Merger Consent or by a subsequent holder of the Units for which such Merger Consent was given at any time prior to 5:00 p.m., New York time, on the Merger Expiration Date, by delivery to the Agent of a written notice of revocation or a changed Merger Consent bearing a date later than the date of the prior Merger Consent delivered to the Agent. FAILURE TO EXECUTE AND DELIVER A MERGER CONSENT AS WELL AS ABSTENTIONS PRIOR TO THE MERGER EXPIRATION DATE (INCLUDING FAILURES TO VOTE BY BROKERS AND OTHER NOMINEES) WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER.

     All executed consents in respect of the Merger solicitation that are delivered to the Agent will be held in escrow by the Agent pursuant to an escrow arrangement. Under such arrangement, the contents of such executed Merger
Consents will not be disclosed to the General Partners or their affiliates, including Cablevision, or to the Limited Partners until such time as the Incorporation is approved and consummated. All such consents may only be released to the General Partners and such affiliates in the event of the approval and consummation of the Incorporation.

BOTH TRANSACTIONS

     With respect to each of the Incorporation and the Merger, all of the Limited Partners (including affiliates of the General Partners and Cablevision) will be bound by the decision of a Majority of the Limited Partners. However, if the Incorporation is not approved, all consents with respect to the Merger will have no force or effect.

     The Agent will collect and tabulate consents to each of the Incorporation and the Merger as well as dissents to the Merger. Limited Partners will be able to obtain the current tally for the Incorporation by written request to the Agent at any time prior to the Incorporation Expiration Date. Limited Partners will be able to obtain the current tally for the Merger by written request to the Agent at any time following the consummation of the Incorporation and prior to the Merger Expiration Date.

     Each Transaction is subject to various conditions, as described under 'The Transactions -- Conditions to the Transactions.' Accordingly, there can be no assurance that the conditions to either Transaction will be satisfied or that either or both Transactions will be consummated. See, also, 'Description of the Incorporation -- Conditions to the Incorporation' and 'Description of the Merger -- Conditions to the Merger.'

AVAILABILITY OF PARTNERS' NAMES AND ADDRESSES

     The Partnership will furnish to any Limited Partner, upon oral or written request, a current alphabetized listing of the names and addresses of all Partners which includes the number of Units beneficially owned by each Partner. Under Sections 5 and 21 of the Uniform Limited Partnership Act of the Commonwealth of Massachusetts (the 'MULPA'), each Limited Partner has the right to inspect and copy (i) a current list of the full name and last known address of each Partner, separately identifying in alphabetical order the General Partners and the Limited Partners and (ii) a writing setting out the amount of cash and a description and statement of the agreed value of the other property or services contributed by each Partner and which each Partner has agreed to contribute and any right of a Partner to receive, or of a General Partner to make distributions to a Partner which include a return of all or any part of the Partner's contribution, at the reasonable request and at the expense of any Partner during ordinary business hours.

     Under Rule 14a-7 of the Securities Exchange Act of 1934, as amended ('Rule 14a-7'), the Partnership is obligated, upon the written request of a Limited Partner, to deliver to the Limited Partner (i) a statement of the approximate number of existing Limited Partners in the Partnership and (ii) the estimated cost of mailing a proxy statement, form of proxy or other similar communication to such Limited Partners. In addition, pursuant to Rule 14a-7, a Limited Partner has the right, at his or her option, either (x) to have the Partnership mail (at the Limited Partner's expense) copies of any proxy statement, proxy form or other soliciting material furnished by the Limited Partner to the Partnership's holders of Units (the 'Unitholders') designated by the Limited Partner, or (y) to have the Partnership deliver, within five business days of the receipt of the request, a reasonably current list of the names, addresses and class of Units held by the Unitholders, which list shall be updated as often as practicable prior to the Incorporation Expiration Date or Merger Expiration Date, as the case may be. The right to receive the list of Unitholders is subject to the Limited Partner's payment of the cost of mailing and duplication.

     Limited Partners also have the right to inspect certain books and records of the Partnership at all reasonable times. Limited Partners are afforded these rights under the Partnership Agreement and under state law. Requests should be directed to the Partnership, c/o Cablevision Systems Corporation, Attention:
Robert S. Lemle  at One  Media Crossways,  Woodbury, New  York 11797;  telephone
(516) 364-8450.

           COMPARISON OF CABLEVISION CLASS A COMMON STOCK WITH UNITS

     If the Merger is approved and consummated, the Partnership will receive shares of Cablevision Class A Common Stock and the Limited Partners will receive a portion of such shares upon the Liquidation of the Partnership. The effect of the Merger, therefore, is to convert the Partnership's Units into shares of Cablevision Class A Common Stock. An investment in Units of limited partnership interest in the Partnership is fundamentally different from an investment in Cablevision Class A Common Stock. The discussion of the comparative rights of the Limited Partners of the Partnership and the stockholders of Cablevision set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the MULPA, the Delaware General Corporation Law (the 'DGCL'), the Partnership Agreement and Cablevision's Restated Certificate of Incorporation and By-laws (the 'Cablevision Governing Documents'). Copies of these documents have been filed as exhibits to the Registration Statement of which this Consent Solicitation Statement/Prospectus is a part. See 'Available Information.' A summary of this comparison is set forth under 'Summary.'

                  PARTNERSHIP UNITS                                CABLEVISION CLASS A COMMON STOCK
------------------------------------------------------  ------------------------------------------------------
                                             FORM OF ORGANIZATION

     The Partnership was formed as a limited partnership under the MULPA while Cablevision was organized as  a corporation under the DGCL.

The  Partnership  is a  limited  partnership organized  Cablevision is organized  as a  corporation under  the under the MULPA. The Partnership has been treated as a  laws  of  the  State of  Delaware.  As  a corporation, partnership for federal  and Massachusetts income  tax  Cablevision  is  subject to  the  DGCL. The  rights of purposes. The  rights  of  the  Limited  Partners  are  stockholders  of Cablevision are  governed by the DGCL
governed by the MULPA and by the Partnership Agreement  and   by   the   Cablevision   Governing    Documents.
and  the  documents governing  the  terms of  the Pre-  Consummation of the  Merger and  the Liquidation  will
ferred Equity.                                          not   change  the  rights  of  Cablevision's  existing
                                                        stockholders  under  the   DGCL  or  the   Cablevision
                                                        Governing Documents.

                                                  LIABILITY
     The  rights of the  stockholders against the management  of Cablevision in  certain circumstances will be more limited than the rights of the Limited Partners against the General Partners.

The General  Partners  have full  responsibility  and,  The business and affairs of Cablevision are managed by subject to certain limitations, exclusive and complete  and  under the  direction of  its Board  of Directors, discretion  in  the  management  and  control  of  the  which is elected by  its stockholders. Under  Delaware business  of the Partnership. Further, the Partnership  law, the directors are accountable to the  corporation
Agreement  gives  the General  Partners the  right and  and its stockholders as  fiduciaries and are  required power  to  do all  things  necessary to  carry  on the  to perform their  duties in  good faith,  in a  manner
business   of   the   Partnership   and   specifically  believed  to  be   in  the  best   interests  of   the
authorizes Dolan,  as  Managing  General  Partner,  to  corporation and its stockholders and with such care as manage the affairs  and business  of the  Partnership,  an  ordinarily prudent person in a like position would with few  exceptions, such  as the  fact that  certain  use  under similar circumstances. Members of the Board
limited matters, including  each of the  Transactions,  of   Directors  do  not  have  general  liability  for
can  only  be  approved  by  a  vote  of  the  Limited  Cablevision's  obligations.  Section 145  of  the DGCL
Partners. The General Partners are accountable to  the  provides  that a  corporation may  indemnify directors
Partnership as  fiduciaries  and,  consequently,  must  and   officers   as  well   as  other   employees  and
exercise good  faith  and integrity  in  handling  the  individuals  against  expenses  (including  attorneys'
affairs  of  the  Partnership. A  Limited  Partner may  fees), judgments, fines and amounts paid in settlement
institute legal action on behalf of himself or herself  in  connection  with   specified  actions,  suits   or
and all other similarly  situated Limited Partners  to  proceedings,  whether civil,  criminal, administrative recover damages for a breach  by a General Partner  of  or  investigative (other than  an action by  or in the his  or  her fiduciary  duty.  Under the  MULPA, under  right of the corporation -- a 'derivative action'), if certain  circumstances, a Limited Partner may bring an  such persons acted in good faith and in a manner  they action on behalf of the Partnership to recover damages  reasonably believed to  be in  or not  opposed to  the from third parties. However, the expenses involved  in  best  interests of the  corporation, and, with respect instituting such legal proceedings can be substantial.  to  any  criminal action  or  proceeding, had  no rea-
The General Partners also  have general liability  for  sonable cause to believe their conduct was unlawful. A
all Partnership obligations. The Partnership Agreement  similar   standard  is  applicable   in  the  case  of
provides that the Partnership shall indemnify and hold  derivative actions, except  that indemnification  only
harmless the General Partners  from any loss,  damage,  extends   to  expenses   (including  attorneys'  fees)
fine, penalty, expense,  judgment or  amounts paid  in  incurred  in connection with  defense or settlement of settlement by reason of  any act performed or  omitted  such  action, and the  statute requires court approval by the General Partner in connection with the business  before  there  can  be any  indemnification  where the person seeking indem-

                  PARTNERSHIP UNITS                                CABLEVISION CLASS A COMMON STOCK
------------------------------------------------------  ------------------------------------------------------

of  the Partnership or in furtherance of its interests  nification has been found  liable to the  corporation.
except for those acts or omissions that are the result  The statute provides that it is not exclusive of other of  the General Partner's  gross negligence or willful  rights to which those  seeking indemnification may  be
misconduct  or  are  undertaken  with  respect  to the  entitled  under   any  by-law,   agreement,  vote   of
offer,  issuance or sale  by a General  Partner of its  stockholders or disinterested directors or  otherwise.
own  securities.  The  Partnership  Agreement provides  The  Cablevision  Governing  Documents  provide   that
that the General Partners will not be liable to any of  Cablevision  shall, to the fullest extent permitted by the Limited Partners for any errors in judgment or for  Section 145 of the DGCL, indemnify any and all persons any acts  or omissions  that do  not constitute  gross  whom  it shall have the  power to indemnify under said
negligence  or   willful   misconduct   or   for   the  section  from and against any and all of the expenses, negligence, dishonesty or bad  faith of employees  and  liabilities  or  other  matters  referred  to  in,  or agents of the Partnership  selected and supervised  by  covered by, said section. The right to indemnification the  General  Partners  with reasonable  care.  In all  and advancement of expenses conferred on any person by other cases,  the Partners  shall look  solely to  the  the  Cablevision Governing  Documents shall  not limit assets of  the Partnership  for  the return  of  their  Cablevision  from providing  any other indemnification capital and shall have no recourse against any General  permitted by law nor shall  it be deemed exclusive  of
Partner  or any Limited Partner  for the return of the  any other  right which  any such  person may  have  or same.  Further,  any act  or  omission by  any General  hereafter acquire under any statute, provision of  the
Partner,  the effect of  which may cause  or result in  Cablevision Governing  Documents, agreement,  vote  of loss or damage to the Partnership, if done pursuant to  stockholders  or disinterested directors or otherwise.
the opinion of  tax, accounting  or independent  legal  Cablevision  maintains insurance,  at its  expense, to
counsel  selected  with  reasonable  care,  shall   be  protect  itself and any director, officer, employee or
conclusively  presumed   not   to   constitute   gross  agent of the corporation or another corporation, part-
negligence  or  willful  misconduct  by  such  General  nership, joint  venture, or  other enterprise  against
Partner.                                                any   expense,  liability  or  loss,  whether  or  not
                                                        Cablevision would  have the  power to  indemnify  such
                                                        person  against such expense,  liability or loss under
                                                        the DGCL. Cablevision has entered into indemnification
                                                        agreements with certain of its officers and  directors
                                                        indemnifying  such  officers  and  directors  from and
                                                        against certain expenses, liabilities or other matters
                                                        referred to in or covered by Section 145 of the  DGCL.
                                                        Cablevision  and its directors  have also entered into
                                                        an agreement with Dolan, the Chairman of  Cablevision,
                                                        pursuant  to  which  Dolan  has  agreed  to  guarantee
                                                        Cablevision's obligation to indemnify its officers and
                                                        directors to the fullest extent permitted by  Delaware
                                                        law.  In  addition,  subject  to  certain limitations,
                                                        Dolan  has  agreed  to  indemnify  such  officers  and
                                                        directors against any loss or expense such persons may
                                                        incur  in  connection with  any  transaction involving
                                                        Dolan or entities affiliated with Dolan to the  extent
                                                        indemnification  is not  provided by  Cablevision. Any
                                                        payment required to be made by Dolan pursuant to  such
                                                        agreement will be reduced by any proceeds of insurance
                                                        or    reimbursement   under   any    other   form   of
                                                        indemnification  reimbursement   available   to   such
                                                        officer or director.


                  PARTNERSHIP UNITS                                CABLEVISION CLASS A COMMON STOCK
------------------------------------------------------  ------------------------------------------------------
                                                        Section 102(b)(7) of the DGCL permits a corporation to
                                                        provide  in  its certificate  of incorporation  that a
                                                        director of the  corporation shall  not be  personally
                                                        liable  to  the  corporation or  its  stockholders for
                                                        monetary damages for breach of fiduciary duty by  such
                                                        director,  except for liability (i)  for any breach of
                                                        the director's duty of  loyalty to the corporation  or
                                                        its  stockholders, (ii)  for acts or  omissions not in
                                                        good faith or which involve intentional misconduct  or
                                                        a  knowing  violation of  law,  (iii) for  payments of
                                                        unlawful dividends  or unlawful  stock repurchases  or
                                                        redemptions or (iv) for any transaction from which the
                                                        director  derived  an improper  personal  benefit. The
                                                        Cablevision  Governing  Documents  provide  for   such
                                                        limitation  of liability. Under  Section 141(e) of the
                                                        DGCL, a member of the board of directors, or a  member
                                                        of any committee designated by the board of directors,
                                                        will  in  the  performance  of  his  duties,  be fully
                                                        protected in relying in good faith upon the records of
                                                        the corporation and  upon such information,  opinions,
                                                        reports  or statements presented to the corporation by
                                                        any of  the corporation's  officers or  employees,  or
                                                        committees  of the board of directors, or by any other
                                                        person as to  matters the  member reasonably  believes
                                                        are  within such other person's professional or expert
                                                        competence and who has  been selected with  reasonable
                                                        care by or on behalf of the corporation.

                                             NATURE OF INVESTMENT

     Cablevision's  investment objectives are substantially broader than those of the Partnership. Cablevision has broad powers to  engage in whatever  types of activities it  chooses while the  Partnership is limited  to those  activities relating to the  operation of the Systems. Limited  Partners receiving shares of Cablevision
Class A Common Stock in the Liquidation will exchange  an investment in a partnership with a finite  existence for an investment in a corporation with a perpetual existence.

The  Partnership  was  organized  to  construct,  own,  Cablevision   is   authorized   under   its   Restated
operate  and maintain the Boston System and, later, to  Certificate of  Incorporation  to conduct  any  lawful
construct,   own  and  operate  the  Brookline  System  business and to engage in  any lawful act or  activity
through   its  99%  limited  partnership  interest  in  for which corporations may be organized under the DGCL
Brookline.  The  Partnership's   objectives  were   to  and,  accordingly,  has  broad  powers  to  engage  in
provide the  Limited  Partners with  distributions  of  whatever   types   of  investment   or   business  the
operating cash flow, which  were expected to  commence  corporation   chooses  and   to  reinvest   cash  flow
in the  mid-1980s  and  increase  over  time,  and  to  generated  in its  business. To  date, Cablevision has provide  the  Limited  Partners  with  tax  deductions  principally engaged in the businesses of constructing,
pending  such  cash  distributions.  The Partnership's  owning,  operating  and   managing  cable   television
financial  results have not permitted  it to make cash  systems; owning  and managing  companies that  produce
distributions in the past and it is not expected to be  and   distribute  national  and  regional  programming
able to do  so for  the foreseeable  future. See  'The  services; and providing advertising sales services for
Transac-                                                the cable

                  PARTNERSHIP UNITS                                CABLEVISION CLASS A COMMON STOCK
------------------------------------------------------  ------------------------------------------------------
tions -- Background of the Transactions.'               television  industry. There  can be  no assurance that
                                                        Cablevision will  not  engage in  business  activities
                                                        which  differ,  perhaps significantly,  from  those in
                                                        which it has engaged in the past. Cablevision has  not
                                                        paid  any dividends  on shares of  Cablevision Class A
                                                        Common Stock and does  not anticipate paying any  cash
                                                        dividends in the foreseeable future.

                                MARKETABILITY AND TRANSFERABILITY OF INTERESTS

     One  of the  primary objectives  of the  Transactions is  to provide  liquidity to  the Limited Partners.
Because of  the active  trading market  for the  Cablevision  Class A  Common Stock,  shares received  in  the
Liquidation should provide increased liquidity to the Limited Partners.

There  is no established public trading market for the  The shares  of Cablevision  Class A  Common Stock  are
Units. In addition, the Units have not been registered  listed  on the ASE.  There is a  public trading market under the Securities  Act and  were initially  offered  for such shares. See 'Price Range of Cablevision Class
and   sold  in   reliance  upon   the  exemption  from  A Common  Stock and  Dividend Policy.'  The shares  of
registration   provided   by  Section   4(2)   of  the  Cablevision  Class  A  Common  Stock  distributed   to
Securities   Act   and  the   rules   and  regulations  unaffiliated Limited Partners in the Liquidation  will thereunder  and,  in  many  states,  exemptions  under  be publicly traded.
applicable state laws. As a consequence, purchasers of
the Units are unable  to resell or otherwise  transfer
the  Units unless  the Units are  registered under the
Securities   Act   or   unless   an   exemption   from
registration for such resale or transfer is available.
Any  applicable state  laws requiring  registration or
qualification also must be satisfied before any resale
or transfer.  In addition,  Limited Partners  are  not
permitted   to  sell,  assign,   pledge  or  otherwise
transfer all or any portion of their interests in  the
Partnership  without the prior  written consent of the
General  Partners,   which   consent  shall   not   be
unreasonably  withheld. A  Limited Partner  seeking to
transfer all or any part  of its interest is  required
to  pay  all  of  the  Partnership's  legal  and other
reasonable and necessary  expenses in connection  with
such transfer. In addition, no Limited Partner has the
right  to retire or withdraw from the Partnership. The
interests of  a  bankrupt  Limited  Partner  shall  be
purchased by the Partnership upon the terms and condi-
tions contained in the Partnership Agreement.

                                         DIVIDENDS AND DISTRIBUTIONS

     Under  either the partnership  or the corporate structure,  the Limited Partners  (absent the Merger) and holders of shares of Cablevision Class A Common Stock are unlikely to receive any distributions of value  with respect to their equity interests in the foreseeable future.

Units  represent equity interests  in the Partnership.  Shares of Cablevision Class  A Common Stock  represent
Distributions  of cash to the Partners will be made at  equity interests in Cablevision. Each stockholder will
such   times   and    in   such    amounts   as    the  be entitled to receive dividends

                  PARTNERSHIP UNITS                                CABLEVISION CLASS A COMMON STOCK
------------------------------------------------------  ------------------------------------------------------
Managing  General  Partner,  in  his  sole discretion,  pro rata on  a per share  basis if, as  and when  such shall  determine, subject  to restrictions  on distri-  dividends  are  declared  by  Cablevision's  Board  of butions  to  Partners  under the  Loan  Agreement, the  Directors out  of  funds legally  available  therefor.
Partnership's  subordinated  debt  agreements  and the  Under the  DGCL,  dividends may  be  paid out  of  the terms  of  the  Preferred  Equity.  Those  instruments  surplus of a corporation or,  if there is no  surplus,
currently   prohibit  distributions  to  partners.  As  out of net profits for the year in which the  dividend described under 'The Transactions -- Background of the  is  declared or the preceding fiscal year. Cablevision
Transactions,' no  distributions  are expected  to  be  has  not paid  any dividends on  shares of Cablevision made with  respect to  the  Units in  the  foreseeable  Class  A Common  Stock and does  not anticipate paying
future.  The  Partnership  Agreement  and   agreements  any  cash  dividends  in  the  foreseeable  future. In
creating the Preferred Equity provide that, except  in  addition,    certain   debt   instruments   to   which
liquidation and dissolution, cash flow available after  Cablevision  is  a   party  contain  covenants   which
payment  of  outstanding Preferred  Equity  and unpaid  effectively prohibit  the payment  of such  dividends.
cumulative  distributions thereon will be allocated 1%  See 'Price Range of  Cablevision Class A Common  Stock
to  the  General  Partners  and  99%  to  the  Limited  and Dividend Policy.'
Partners until Payout and  20% to Cablevision  Finance
in respect of its Preferred Equity, 32% to the General
Partners  and 48% to  the Limited Partners thereafter.
The General  Partners have  assigned their  rights  to
13.2% of post-Payout distributions to Cablevision.

                                                   TAXATION

     Cablevision  is subject to  corporate-level tax, whereas the  Partnership as an entity  is not subject to federal income tax.

The Partnership,  as  an  entity, is  not  subject  to  Cablevision,   as   a  corporation,   is   subject  to
federal income  tax.  Instead,  the  Partners  of  the  corporate-level tax. Distributions made by Cablevision
Partnership  report  their  allocable  share  of Part-  to shareholders of  Cablevision Class  A Common  Stock nership  income  and  loss  on  their  respective  tax  are taxable to the stockholders to the extent paid out returns. Because a  significant amount of  Partnership  of earnings and profits of Cablevision.
losses  in  prior years  which  were allocated  to the
Limited Partners were  not deductible by  them due  to
the  at-risk  limitations  under  federal  income  tax
principles, current and future  taxable income of  the
Partnership  allocated to  a Limited  Partner could be
offset by the amount of such Limited Partner's at-risk
losses not  previously utilized.  As a  result, it  is
likely  that many of the Limited Partners would not be
required to pay federal or Massachusetts income  taxes
on   taxable  income   of  the   Partnership  for  the
foreseeable future.

                  PARTNERSHIP UNITS                                CABLEVISION CLASS A COMMON STOCK
------------------------------------------------------  ------------------------------------------------------
                                                    VOTING

     Stockholders of  Cablevision  are  entitled  to  vote  on more  matters  than  Limited  Partners  of  the
Partnership;  however, affiliates of Cablevision  who hold voting stock  of Cablevision, including Dolan, also have voting rights.  Because Dolan  and trusts  for the benefit  of Dolan  family members  beneficially own  a majority  of the total voting power of Cablevision and a  majority of the shares of Cablevision Class B Common
Stock, they  have the  power to  elect 75%  of Cablevision's  directors and  also have  the power  to  control stockholder  decisions on matters  in which the  holders of Cablevision  Class A Common  Stock and Cablevision
Class B Common Stock  vote together as a  class. See 'Risk Factors  -- Risks Related to  the Merger and  Risks
Related  to an Investment in Cablevision -- Voting Control by Majority Stockholders; Disparate Voting Rights.'
Under the Partnership Agreement, on substantially all matters on which Limited Partners can vote, the  General
Partners and their affiliates have no vote.

Under  the Partnership Agreement, Limited Partners can  Under Delaware law, stockholders are entitled to  vote
vote   only  in  certain  extraordinary  circumstances  on a wide variety  of matters, including the  election
because  the  General Partners  have the  authority to  of  directors  and  extraordinary  matters,  such   as
make  nearly  all management  decisions  affecting the  amendments  to  the   certificate  of   incorporation,
Partnership.  The  Limited  Partners do  not  have the  mergers, sales  of all  or  substantially all  of  the right  under  the  Partnership Agreement  to  elect or  assets and dissolution. Holders of Cablevision Class A remove the  General  Partners. The  Limited  Partners'  Common  Stock  are  entitled to  one  vote  per share.
limited rights to vote include the right to consent to  Holders  of  Cablevision  Class  B  Common  Stock  are
(i) sales of all or substantially all of the assets of  entitled to ten votes per share. All actions submitted the Partnership before Payout and after Payout, if, in  to  a vote of stockholders are  voted on by holders of the Managing  General  Partner's good  faith  judgment  Cablevision Class A Common Stock and Cablevision Class
such  post-Payout sale  would have  a material adverse  B Common  Stock voting  together  as a  single  class, effect on the Limited Partners, (ii) the incorporation  except for the election of directors, as otherwise set of the assets of the Partnership and the merger of the  forth  below and as required by the DGCL. With respect
Partnership  into  another  corporation,  if,  in  the  to   the  election   of  directors,   holders  of  the
Managing General  Partner's judgment,  such  transfer,  Cablevision  Class A  Common Stock vote  as a separate merger or combination  would have  a material  adverse  class  and  are entitled  to  elect 25%  of  the total effect on the Limited Partners and (iii) amendments to  number of directors constituting the whole Cablevision
the Partnership Agreement which would (x) increase the  Board  of   Directors   (the  'Cablevision   Class   A
Limited    Partners'    liability   or    change   the  Directors') and, if  such 25% is  not a whole  number, contributions  required  of  Limited  Partners,  their  then the  holders of  the Cablevision  Class A  Common rights  and interests in profits and losses and income  Stock will  be entitled  to elect  the nearest  higher tax  allocations of  the Partnership,  or their rights  whole number of directors that is at least 25% of  the upon  liquidation  thereof  or  (y)  specify  a voting  total number of directors. Holders of the  Cablevision
requirement   in  excess  of   that  provided  in  the  Class B Common Stock, voting as a separate class,  are
Partnership  Agreement. Limited  Partners do  not have  entitled  to  elect   the  remaining  directors.   If,
the  right to submit a proposal to the vote of Limited  however,  on  the  record  date  for  any  stockholder
Partners  under  either the  MULPA or  the Partnership  meeting at  which directors  are  to be  elected,  the
Agreement.                                              number  of outstanding shares of the Cablevision Class
                                                        A Common Stock is less than 10% of the total number of
                                                        outstanding shares of  both classes  of common  stock,
                                                        then  the holders  of the  Cablevision Class  A Common
                                                        Stock and Cablevision Class  B Common Stock will  vote
                                                        to-gether  as  a  single  class  with  respect  to the
                                                        election  of  directors   and  the   holders  of   the
                                                        Cablevision  Class A  Common Stock  will not  have the
                                                        right to elect 25% of the number of the directors, but
                                                        will   have    one   vote    per   share    for    all

                  PARTNERSHIP UNITS                                CABLEVISION CLASS A COMMON STOCK
------------------------------------------------------  ------------------------------------------------------
                                                        directors  and the holders of  the Cablevision Class B
                                                        Common Stock will  have ten  votes per  share for  all
                                                        directors.  If, on the record date for any stockholder
                                                        meeting at  which directors  are  to be  elected,  the
                                                        number  of outstanding shares of the Cablevision Class
                                                        B Common Stock is less than 12.5% of the total  number
                                                        of outstanding shares of both classes of common stock,
                                                        then  the holders  of the  Cablevision Class  A Common
                                                        Stock, voting as  a separate class,  will continue  to
                                                        elect  a number of Cablevision Class A Directors equal
                                                        to 25% of the  total number of directors  constituting
                                                        the  whole  Cablevision  Board  of  Directors  and, in
                                                        addition, will vote together  with the holders of  the
                                                        Cablevision   Class  B  Common   Stock  to  elect  the
                                                        remaining directors  to be  elected at  such  meeting,
                                                        with  the holders  of the  Cablevision Class  A Common
                                                        Stock entitled to one vote  per share and the  holders
                                                        of  the Cablevision  Class B Common  Stock entitled to
                                                        ten votes per share. In addition, the affirmative vote
                                                        or consent  of the  holders  of at  least 66%  of  the
                                                        outstanding  shares  of  Cablevision  Class  B  Common
                                                        Stock, voting separately as  a class, is required  for
                                                        the authorization or issuance of any additional shares
                                                        of  Cablevision  Class  B  Common  Stock  and  for any
                                                        amendment, alteration or repeal  of any provisions  of
                                                        Cablevision's Certificate of Incorporation which would
                                                        affect  adversely the powers, preferences or rights of
                                                        the Cablevision Class B Common Stock. The  Cablevision
                                                        Certificate  of  Incorporation  does  not  provide for
                                                        cumulative voting.

                                                   MEETINGS

     While Limited Partners  have the ability  to call meetings  of Partners and  stockholders of  Cablevision cannot call meetings of stockholders, Cablevision stockholders are much more likely to participate in meetings of  stockholders as such meetings  are held on an annual  basis and stockholders are  entitled to vote on more matters.

Meetings  of  the   Limited  Partners,  for   whatever  Annual  and  special meetings  of the  stockholders of
purpose, shall  be  called  by  the  Managing  General  Cablevision   may  be  called  by  resolution  of  the
Partner upon receipt of a request in writing signed by  Cablevision Board  of  Directors  only.  In  addition,
Limited  Partners holding  at least  20% of  the Units  under the DGCL,  if a corporation  delays holding  its then  outstanding. Notice of any such meeting, stating  annual meeting for more  than 13 months, the  Delaware its  purpose and the business  to be transacted, shall  Court of Chancery may order a meeting to be held  upon
be  delivered to all Partners  by the Managing General  application   of   any   stockholder   or    director.
Partner  at least  30 days prior  to the  date of such  Cablevision  holds  meetings  of  stockholders  on  an meeting.  To date, there have  been no meetings of the  annual basis.
Limited Partners of the Partnership.

                  PARTNERSHIP UNITS                                CABLEVISION CLASS A COMMON STOCK
------------------------------------------------------  ------------------------------------------------------
                                         DISSOLUTION AND LIQUIDATION

Under the Partnership Agreement, the Partnership  will  Under  the DGCL, a corporation may be dissolved if (i)
dissolve upon the earliest to occur of (i) the  death,  the   board  of  directors   of  the  corporation,  by
retirement, dissolution or adjudication of bankruptcy,  resolution adopted by a majority of the whole board at incompetency or insolvency of a General Partner unless  any meeting called for  that purpose for which  proper the  remaining General Partner(s)  or Limited Partners  notice was  mailed, deems  such dissolution  advisable entitled  to 60% of the net  profits and net losses of  and (ii) a majority of the outstanding voting power of the Partnership allocated to Limited Partners elect to  the corporation votes for the proposed dissolution  at allow  the remaining  General Partner  to continue the  a stockholders'  meeting  called for  the  purpose  of
Partnership,  (ii) the  sale, exchange  or involuntary  acting  upon  such  resolution.  Under   Cablevision's
conversion  of  all,  or  substantially  all,  of  the  Certificate  of  Incorporation,  the  voluntary  sale,
Partnership's  non-cash assets  or (iii)  December 31,  conveyance, exchange or transfer (for cash, shares  of
2050.  Upon  dissolution,  the  Partnership  shall  be  stock, securities or  other consideration)  of all  or
liquidated.   After  payment   of  or   provision  for  substantially all  of the  property or  assets of  the creditors  and  others having  preferential  rights to  corporation shall be  deemed a voluntary  liquidation, receive  distributions, the assets  of the Partnership  dissolution or  winding up  of the  corporation.  Upon shall be distributed in kind among the Partners first,  dissolution,  holders  of Cablevision  Class  A Common on a pro rata basis, to return any positive balance in  Stock and Cablevision Class B Common Stock share  with
their   capital   accounts  and   then  in   the  same  each other on a ratable basis as a single class in the
proportions   in   which   the   Partners   share   in  net   assets   of   the   corporation   available  for
distributions of cash  flow. See  'Description of  the  distribution in respect of the common stock. Under the
Merger -- Liquidation of the Partnership Following the  DGCL  holders of Cablevision Class A Common Stock only
Merger.'  The  Partnership  Agreement  and  agreements  have  the right to  vote to compel  the dissolution or creating the Preferred Equity provide that, except  in  liquidation  of  Cablevision if  they, along  with all liquidation and dissolution, cash flow available after  other holders of Cablevision Common Stock, unanimously payment of  outstanding  Preferred Equity  and  unpaid  vote to do so.
cumulative  distributions thereon will be allocated 1%
to  the  General  Partners  and  99%  to  the  Limited
Partners   until   Payout   and   thereafter   20%  to
Cablevision  Finance  in  respect  of  its   Preferred
Equity,  32% to  the General  Partners and  48% to the
Limited Partners. The  General Partners have  assigned
their  rights to 13.2% of post-Payout distributions to
Cablevision. Under Section 38 of  the MULPA, (i) if  a
Partner  has received  the return  of any  part of his
contribution  without  violation  of  the  Partnership
Agreement   or  the   MULPA,  he  is   liable  to  the
Partnership for a  period of one  year thereafter  for
the  amount of the returned  contribution, but only to
the extent  necessary to  discharge the  Partnership's
liabilities  to creditors  who extended  credit to the
Partnership during  the  period the  contribution  was
held  by  the Partnership  and (ii)  if a  Partner has
received the return of any part of his contribution in
violation of the Partnership  Agreement or the  MULPA,
he  is liable to  the Partnership for  a period of six
years thereafter for  the amount  of the  contribution
wrongfully  returned. The Limited Partners do not have
the right to vote to compel dissolution or liquidation

                  PARTNERSHIP UNITS                                CABLEVISION CLASS A COMMON STOCK
------------------------------------------------------  ------------------------------------------------------
of the  Partnership  under  either the  MULPA  or  the
Partnership Agreement.

                                           RIGHT TO INVESTOR LISTS

     The  right of Cablevision stockholders  to obtain a list  of investors is somewhat  more limited than the corresponding right of holders of Units in the Partnership.

Under Sections 5  and 21  of the  MULPA, each  Limited  Pursuant  to  the DGCL  and the  Cablevision Governing
Partner has  the  right  to inspect  and  copy  (i)  a  Documents,   a  complete  list  of  stockholders  that
current list of the full  name and last known  address  includes  the number  of shares  beneficially owned by
of   each   Partner,    separately   identifying    in  each  holder shall be prepared  and made available for
alphabetical  order  the  General  Partners  and   the  the examination of every stockholder during the 10-day
Limited  Partners and  (ii) a writing  setting out the  period prior  to  any  annual or  special  meeting  of amount  of cash and a description and statement of the  stockholders and at the time and place of such meeting
agreed  value  of  the  other  property  or   services  during the whole term thereof, and may be inspected by contributed by each Partner and which each Partner has  any  stockholder  who is  present. In  addition, under
agreed to contribute  and any  right of  a Partner  to  Rule   14a-7,  in  connection   with  any  meeting  of
receive, or of a General Partner to make distributions  stockholders or  action  by consent  of  stockholders, to a Partner which include a return of all or any part  Cablevision  is obligated, upon the written request of of  the  Partner's  contribution,  at  the  reasonable  a  stockholder, to  deliver to  the stockholder  (i) a
request and  at  the  expense of  any  Partner  during  statement   of  the  appropriate  number  of  existing
ordinary  business  hours.  In  addition,  under  Rule  stockholders  in  Cablevision and  (ii)  the estimated
14a-7, in connection with  any meeting of Partners  or  cost  of mailing a  proxy statement, form  of proxy or action by  consent  of Partners,  the  Partnership  is  other  similar communication to  such stockholders. In obligated, upon  the  written  request  of  a  Limited  addition,  pursuant to  Rule 14a-7,  a stockholder has
Partner, to  deliver  to  the Limited  Partner  (i)  a  the  right, at his  or her option,  either (x) to have
statement  of  the  appropriate  number  of   existing  Cablevision mail (at the stockholder's expense) copies
Limited  Partners  in  the  Partnership  and  (ii) the  of any proxy statement, proxy form or other soliciting estimated cost of mailing  a proxy statement, form  of  material furnished by the stockholder to Cablevision's proxy  or other similar  communication to such Limited  stockholders designated by the stockholder, or (y)  to
Partners.  In  addition,  pursuant  to  Rule  14a-7, a  have Cablevision deliver, within five business days of
Limited Partner has the right,  at his or her  option,  the  receipt of the request, a reasonably current list either (x)  to  have  the  Partnership  mail  (at  the  of the names, addresses and class of stock held by the
Limited   Partner's  expense)  copies   of  any  proxy  stockholders, which list shall be updated as often  as statement,  proxy  form or  other  soliciting material  practicable prior to the record date for  stockholders furnished  by the Limited Partner to the Partnership's  for such meeting  or action by  consent. The right  to holders of Units (the 'Unitholders') designated by the  receive  the list  of stockholders  is subject  to the
Limited  Partner,  or  (y)  to  have  the  Partnership  stockholder's  payment  of  the  cost  of  mailing and deliver, within five business  days of the receipt  of  duplication.
the  request, a reasonably current  list of the names,
addresses and class of Units held by the  Unitholders,
which  list shall  be updated as  often as practicable
prior to  the record  date  for Unitholders  for  such
meeting or action by consent. The right to receive the
list   of  Unitholders  is   subject  to  the  Limited
Partner's  payment  of   the  cost   of  mailing   and
duplication.

                  PARTNERSHIP UNITS                                CABLEVISION CLASS A COMMON STOCK
------------------------------------------------------  ------------------------------------------------------
                                      ACCESS TO OTHER BOOKS AND RECORDS

Under  the Partnership Agreement,  each Partner and/or  Pursuant to  the DGCL,  stockholders have  a right  of legal  representative may at all reasonable times have  access to and inspection of Cablevision's other  books
free   access  to   and  the  right   to  inspect  the  or  records  upon  written  demand  and  during  usual
Partnership's   books   of  account   during  ordinary  business hours.
business hours. Pursuant  to the  MULPA, each  Partner
also   has  a  right  to  inspect  and  copy  (at  the
reasonable request and at the expense of such partner)
a current list of the full name and last known address
of each  Partner of  the  Partnership, copies  of  the
Partnership's  tax returns  for the  three most recent
years and  all  effective partnership  agreements  and
amendments.

                                     COMPENSATION OF THE GENERAL PARTNER

The General Partners do  not receive any  compensation  Dolan   is  the  Chairman  of  Cablevision.  Decisions
for services  rendered to  the Partnership  solely  by  regarding  his compensation are  the responsibility of reason of  being General  Partners but  are  permitted  the  two  non-employee  members  of  the  Compensation reimbursement of reasonable  expenses incurred  and/or  Committee  of  Cablevision's Board  of  Directors (the
paid  on  behalf  of  and  for  the  benefit  of   the  'Executive   Compensation   Committee'),   subject  to
Partnership  in   accordance  with   the   Partnership  approval   by   Cablevision's   Board   of  Directors.
Agreement. The  Partnership Agreement  and  agreements  Recommendations    of   the   Executive   Compensation
creating the Preferred Equity provide that, except  in  Committee  are concerned  only with  salary and annual
liquidation and dissolution  of the Partnership,  cash  bonus,   since  Dolan  is  ineligible  for  grants  of
flow available after payment  of the Preferred  Equity  long-term   stock  incentives   under  the   terms  of
and cumulative distributions  thereon, that  is to  be  Cablevision's  long- term stock incentive plans. Dolan distributed to the  Partners will be  allocated 1%  to  received  a salary of $600,000 in 1994, the same as in the General Partners and  99% to the Limited  Partners  1993,  and will receive  the same salary  in 1995, the
until Payout and 20% to Cablevision Finance in respect  eighth  consecutive  year   at  $600,000.  Dolan   has
of  the Preferred Equity, 32%  to the General Partners  requested in  recent  years  that his  salary  not  be and  48%  to  the  Limited  Partners  thereafter.  The  increased, a  request  acceded  to  by  the  Executive
General  Partners have assigned  their rights to 13.2%  Compensation  Committee.  The  Executive  Compensation
of  post-Payout distributions to Cablevision. To date,  Committee recognizes, however, that this practice will
no  distributions  have  been  made  to  the   General  need  to be reviewed and  probably changed in the near
Partners in respect of their partnership interests. No  future so as  not to  compress the  salaries of  other amounts  are currently payable  with respect to either  senior executives. Dolan's cash bonus for 1994 was set
Units or  general partnership  interests. The  General  by  the Executive  Compensation Committee  at $375,000
Partners have,  however,  been  reimbursed  for  their  which  was the  same as  the bonus  paid to  Dolan for
expenses as described under 'The                        1993, $25,000 less than the $400,000 paid to Dolan for
Transactions  --  Background  of  the   Transactions.'  1992  and $125,000  less than the  $500,000 bonus paid
Certain affiliates  of  the General  Partners  provide  for  each  of the  three years  previous to  that. The
services  to  the  Partnership  for  which  they   are  amount  of  Dolan's 1994  bonus was  paid in  1995. In entitled to receive compensation and reimbursement  of  1994,  Cablevision  contributed  $2,250  on  behalf of expenses. In order to  take advantage of cost  savings  Dolan under Cablevision's Money Purchase Pension Plan, attributable  to the combined purchasing power of CSSC  credited $25,500 to Dolan on the books of  Cablevision
and  its affiliates, CSSC purchased a premium program-  pursuant  to  the  defined  contribution  portion   of
ming  service from  an unaffiliated  program supplier.  Cablevision's Supplemental  Benefit Plan,  contributed
CSSC    made   such    service   available    to   the  $3,250 on behalf of Dolan as


                  PARTNERSHIP UNITS                                CABLEVISION CLASS A COMMON STOCK
------------------------------------------------------  ------------------------------------------------------

Partnership  at  CSSC's   cost  in   return  for   the  basic  and matching  contributions under Cablevision's
Partnership's  assumption  of  a  portion  of   CSSC's  401(k)  plan  and  paid $119,861  as  premiums  for an obligations  under  its  agreements  with  such  unaf-  individual  whole life  insurance policy  purchased by filiated program supplier. In the years ended December  Cablevision to  replace coverage  under an  integrated
31,  1994  and 1993,  an  aggregate of  $2,098,878 and  policy pursuant to which  death benefits were  payable
$2,317,370,  respectively, was paid by the Partnership  to Dolan's beneficiaries and any cash surrender  value to  or on behalf of  CSSC for such premium programming  belonged to Cablevision.  Dolan and his  beneficiaries service.  The Partnership also purchases certain other  are entitled to the cash surrender value in the  whole premium television services produced or distributed by  life insurance policy purchased for him by Cablevision
Cablevision  affiliates at  rates comparable  to those  in  1993.  Dolan  has  an  employment  agreement  with charged  to similarly  situated entities  unrelated to  Cablevision expiring  in January  1996 with  automatic
such affiliates. In the six months ended June 30, 1995  renewals   for  successive  one-   year  terms  unless
and 1994, an aggregate  of approximately $475,000  and  terminated by either party at least three months prior
$419,000  was paid  to these  affiliates. At  June 30,  to the end of the  then- existing term. The  agreement
1995, the Partnership did not owe CSSC any amounts for  provides  for  annual  compensation of  not  less than
premium  television   services   and   owed   Atlantic  $400,000   per  year  to  Dolan.  The  agreement  also
Publishing $580,000  for  cable  guide  services.  See  provides for payment to Dolan's estate in the event of
'Cablevision  of Boston  -- Certain  Relationships and  his death during  the term  of such  agreement, of  an
Related  Transactions.'  CSSC,  a  corporation wholly-  amount equal to the greater of one year's base  salary owned  by Dolan,  provides management  services to the  or one-half of the  compensation that would have  been
Partnership  under an agreement that entitles CSSC, in  payable to  Dolan during  the remaining  term of  such addition to reimbursement of expenses, to payment of a  agreement.  Cablevision from time  to time enters into
fee  equal  to  3  1/2%  of  gross  receipts  of   the  agreements   with  entities  in  which  Dolan  or  his
Partnership  until  Payout   and  increasing   amounts  affiliates  have  substantial interests.  In  order to thereafter. In the six months ended June 30, 1995  and  take  advantage  of cost  savings attributable  to the
1994,  approximately  $1,090,000   and  $934,000   was  combined  purchasing power of CSSC and its affiliates,
charged  to  the  Partnership   in  respect  of   this  CSSC  purchased a premium  programming service from an agreement. At June 30, 1995, $17,181,000 in management  unaffiliated program supplier. CSSC made such  service fees  to CSSC, and $8,296,000 in interest thereon, had  available to Cablevision at CSSC's cost in return  for
accrued.  To date, no management  fees have been paid,  Cablevision's  assumption  of  a  portion  of   CSSC's
although  an aggregate of $1.5  million of interest on  obligations   under   its    agreements   with    such
unpaid  management fees  was paid in  August 1992. All  unaffiliated program  supplier.  In  the  years  ended such affiliates are reimbursed for their expenses on a  December 31, 1994 and 1993, an aggregate of $8,344,008 current  basis. See 'The Transactions -- Background of  and $8,008,738, respectively, was paid by  Cablevision the  Transactions.'  Dolan  and  his  affiliates  will  to or on behalf of  CSSC for such premium  programming receive  substantial  amounts in  connection  with the  service.  Cablevision  also  purchases  certain  other
Merger.  See 'The Transactions -- Interests of Certain  premium television services produced or distributed by
Persons in the  Transactions; Conflicts of  Interest.'  its affiliates at rates comparable to those charged to
Following  the Merger, Dolan  will continue to receive  similarly  situated   entities   unrelated   to   such
compensation  from  Cablevision  in  his  capacity  as  affiliates. In the six months ended June 30, 1995  and
Chairman  of Cablevision.  It is  not anticipated that  1994, an  aggregate of  approximately $11,095,000  and his  compensation  as  such will  be  affected  by the  $8,870,000, was paid to these affiliates. CSSC is also
consummation of the Transactions. Upon consummation of  a  party   to  management   agreements  with   various
the   Merger,  the  Related  Partnerships'  management  affiliates  of  Cablevision,  including  the   Related
services  agreements with CSSC  will be terminated and  Partnerships. The  agreements  generally  provide  for
CSSC  will not  be entitled  to any  future management  payment of a specified percentage of revenues to  CSSC fees  with respect to the Systems. Dolan will continue  for management  services rendered  to such  affiliates
to   act   as   a   general   partner   of   Brookline  and   the   reimbursement    of   certain    expenses.


                  PARTNERSHIP UNITS                                CABLEVISION CLASS A COMMON STOCK
------------------------------------------------------  ------------------------------------------------------
following the Merger, without compensation (subject to  Since   these  agreements   were  entered   into,  the
his right to  reimbursement for  his expenses).  There  employees   of   CSSC   have   become   employees   of
are no fees or other  expenses payable to the  General  Cablevision.  Accordingly, Cablevision, which provides
Partners and their  affiliates solely  because of  the  management  services  to the  Related  Partnership and
Transactions.   For   more   information    concerning  other  affiliated entities,  pays the  compensation of
compensation,  fees  and   distribution  payments   to  such  employees and incurs  related overhead expenses.
members of the  GP Group, see  the table labeled  'Pro  To  the extent that such  employees (other than Dolan)
Forma   Presentation   of   Compensation,   Fees   and  render services to affiliated entities on an as-needed
Distributions' below.                                   basis,  such entities  will reimburse  Cablevision for
                                                        the allocable portion of such employees'  compensation
                                                        and  related  expenses.  The amount  so  reimbursed to
                                                        Cablevision   from   the   Partnership   amounted   to
                                                        approximately  $980,000 and $1,017,000  during the six
                                                        months ended June 30, 1995 and 1994, respectively. The
                                                        affiliated entities  are  not otherwise  obligated  to
                                                        reimburse Cablevision for such employees' compensation
                                                        and   related  expenses.  The  executive  officers  of
                                                        Cablevision  devote  such  time  to  the  business  of
                                                        Cablevision  as is reasonably  required to fulfill the
                                                        duties of  their  offices. However,  pursuant  to  the
                                                        management  agreements described above, certain of the
                                                        executive officers of Cablevision are involved in  the
                                                        management  of  affiliated  entities,  which  requires
                                                        significant amounts  of  their time  and  which  could
                                                        conflict  with  their  duties to  Cablevision.  To the
                                                        extent that  there  are conflicting  demands  for  the
                                                        services  of such executive officers, such conflict is
                                                        resolved  in  favor  of  Cablevision,  including  with
                                                        respect  to conflicts  regarding the  Partnership. For
                                                        further information with  respect to compensation  and
                                                        other arrangements between Cablevision and the General
                                                        Partners   and   their   affiliates,   see  'Executive
                                                        Compensation' and 'Certain  Relationships and  Related
                                                        Transactions' in the Cablevision Form 10-K.

     PRO FORMA PRESENTATION OF COMPENSATION, FEES AND DISTRIBUTIONS. The following pro forma presentation of compensation, fees and distribution payments to members of the GP Group reflects the pro forma effects of the historical compensation, fees, reimbursable expenses and distributions for the six months ended June 30, 1995 and for each of the years ended December 31, 1994, 1993 and 1992. The pro forma presentation was prepared as if the Merger were consummated on the first day of each of the fiscal years for which information is presented and includes only cash payments and does not include any amounts for management fees, Preferred Equity, and advances that accrued during this period but which are being paid in a reduced amount, in connection with the Merger. There are no fees or other expenses payable to the General Partners and their affiliates solely because of the Transactions.

                         SIX MONTHS ENDED JUNE 30, 1995
                             (dollars in thousands)

                                                                                                PRO FORMA       PRO
TYPE OF COMPENSATION                                              PARTNERSHIP    CABLEVISION    ADJUSTMENT     FORMA
---------------------------------------------------------------   -----------    -----------    ----------    -------
Management fees................................................     $     0        $     0       $      0     $     0
Reimbursement of expenses(1)...................................         980              0           (980)          0
Salary and other compensation to Dolan and affiliates(2).......           0            300              0         300
Fees to independent directors(3)...............................           0            103              0         103
Cash distributions to General Partners.........................           0              0              0           0
                                                                  -----------    -----------    ----------    -------
                                                                    $   980        $   403       $   (980)    $   403
                                                                  -----------    -----------    ----------    -------
                                                                  -----------    -----------    ----------    -------

                                            YEAR ENDED DECEMBER 31, 1994
                                               (dollars in thousands)

Management fees................................................     $     0        $     0       $      0     $     0
Reimbursement of expenses(1)...................................       4,049          8,344         (1,950)     10,443
Salary and other compensation to Dolan and affiliates(2).......           0          1,126              0       1,126
Fees to independent directors(3)...............................           0            178              0         178
Cash distributions to General Partners.........................           0              0              0           0
                                                                  -----------    -----------    ----------    -------
                                                                    $ 4,049        $ 9,648       $ (1,950)    $11,747
                                                                  -----------    -----------    ----------    -------
                                                                  -----------    -----------    ----------    -------

                                            YEAR ENDED DECEMBER 31, 1993
                                               (dollars in thousands)

Management fees................................................     $     0        $     0       $      0     $     0
Reimbursement of expenses(1)...................................       4,204          8,009         (1,887)     10,326
Salary and other compensation to Dolan and affiliates(2).......           0          1,126              0       1,126
Fees to independent directors(3)...............................           0            115              0         115
Cash distributions to General Partners.........................           0              0              0           0
                                                                  -----------    -----------    ----------    -------
                                                                    $ 4,204        $ 9,250       $ (1,887)    $11,567
                                                                  -----------    -----------    ----------    -------
                                                                  -----------    -----------    ----------    -------

                                            YEAR ENDED DECEMBER 31, 1992
                                               (dollars in thousands)

Management fees(4).............................................     $ 1,500        $     0       $ (1,500)    $     0
Reimbursement of expenses......................................       3,916          6,641         (1,613)      8,944
Salary and other compensation to Dolan and affiliates..........           0          1,030              0       1,030
Fees to independent directors..................................           0            123              0         123
Cash distributions to General Partners.........................           0              0              0           0
                                                                  -----------    -----------    ----------    -------
                                                                    $ 5,416        $ 7,794       $ (3,113)    $10,097
                                                                  -----------    -----------    ----------    -------
                                                                  -----------    -----------    ----------    -------

------------

(1) Includes payments by the Related Partnerships and Cablevision to CSSC of $10,443, $10,326 and $8,944 for the years ended December 31, 1994, 1993 and
    1992, respectively, for reimbursement at cost for programming expenses of the Disney Channel, as well as the reimbursement by the Related Partnerships of $1,950, $1,887 and $1,613 for the years ended December 31, 1994, 1993 and 1992, respectively, and $980 for the six months ended June 30, 1995, for general and administrative expenses incurred by Cablevision on behalf of the Related Partnerships. Such general and administrative expenses are eliminated in the pro forma presentation.

(2) Consists of Dolan's salary and bonus of $975, $975 and $1,000 and other compensation of $151, $151 and $30 for the years ended December 31, 1994, 1993 and 1992, respectively, and Dolan's salary of $300 for the six months ended June 30, 1995.

(3) Includes meeting and committee fees paid to independent directors of Cablevision.

(4) Payment of interest in respect of management fees by the Partnership to Dolan in 1992 are eliminated in the pro forma presentation.

                             CABLEVISION OF BOSTON

SELECTED FINANCIAL DATA

     The following table sets forth selected financial data for the Related Partnerships for the six months ended June 30, 1995 and 1994, and for the past five fiscal years. The historical consolidated statement of operations data (except for book value per limited partnership unit and deficiency of earnings available to cover fixed charges) and balance sheet data for each year ended December 31 and as of December 31 in each year in the five-year period ended December 31, 1994 included in the following selected financial data have been derived from the Partnership Consolidated Financial Statements, audited by KPMG Peat Marwick LLP, independent public accountants. The historical consolidated statement of operations data and balance sheet data for the periods ended June 30, 1995 and 1994 and as of June 30, 1995, respectively, included in the following selected financial data have not been audited, but in the opinion of the General Partners reflect all adjustments necessary for the fair presentation of such data for such interim periods. The results of operations for the six-month period ended June 30, 1995 for the Related Partnerships are not necessarily indicative of the results of operations for the full year. The selected financial data presented below should be read in conjunction with the Partnership Consolidated Financial Statements included elsewhere in this Consent Solicitation Statement/Prospectus and ' -- Management's Discussion and Analysis of Financial Condition and Results of Operations' in the Partnership's Form 10-Q for the fiscal quarter ended June 30, 1995 and the Partnership's Form 10-K.

                                                        SIX MONTHS ENDED
                                                            JUNE 30,                       YEAR ENDED DECEMBER 31,
                                                       -------------------   ----------------------------------------------------
                                                         1995       1994       1994       1993       1992       1991       1990
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                                 (DOLLARS IN THOUSANDS)

              CONSOLIDATED STATEMENT OF
                  OPERATIONS DATA:
Net revenues.........................................  $ 30,671   $ 29,713   $ 59,239   $ 58,081   $ 53,948   $ 50,964   $ 47,893
Technical, selling, general and administrative
  expense............................................    23,844     21,904     43,868     43,348     39,345     37,150     35,429
Depreciation and amortization........................     4,421      4,022      8,428     12,533     18,451     18,003     17,696
                                                       --------   --------   --------   --------   --------   --------   --------
    Operating profit (loss)..........................     2,406      3,787      6,943      2,200     (3,848)    (4,189)    (5,232)

    Other income (expense):
        Interest expense, net........................    (5,235)    (3,923)    (8,739)    (8,742)    (8,970)   (10,381)   (11,803)
        Miscellaneous, net...........................       (89)       (92)      (307)      (250)      (180)      (791)       (30)
                                                       --------   --------   --------   --------   --------   --------   --------
Loss before extraordinary item.......................    (2,918)      (228)    (2,103)    (6,792)   (12,998)   (15,361)   (17,065)
Extraordinary item: Gain on forgiveness of debt......        --         --         --         --         --     13,220         --
                                                       --------   --------   --------   --------   --------   --------   --------
    Net loss.........................................  $ (2,918)  $   (228)  $ (2,103)  $ (6,792)  $(12,998)  $ (2,141)  $(17,065)
                                                       --------   --------   --------   --------   --------   --------   --------
                                                       --------   --------   --------   --------   --------   --------   --------
Net loss per limited partnership unit (4,025
  units).............................................  $   (718)  $    (56)  $   (517)  $ (1,671)  $ (3,197)  $   (527)  $ (4,197)
                                                       --------   --------   --------   --------   --------   --------   --------
                                                       --------   --------   --------   --------   --------   --------   --------
Book value per limited partnership unit..............  $(34,565)  $(33,386)  $(33,847)  $(33,330)  $(31,660)  $(28,463)  $(27,936)
                                                       --------   --------   --------   --------   --------   --------   --------
                                                       --------   --------   --------   --------   --------   --------   --------
Deficiency of earnings available to cover fixed
  charges(1).........................................  $ (2,918)  $   (228)  $ (2,103)  $ (6,792)  $(12,998)  $ (2,141)  $(17,065)
                                                       --------   --------   --------   --------   --------   --------   --------
                                                       --------   --------   --------   --------   --------   --------   --------


                OTHER OPERATING DATA:
Cash flows from operations...........................  $  5,420   $  6,766   $ 12,931   $ 10,454   $  8,343   $  9,168   $  6,858
                                                       --------   --------   --------   --------   --------   --------   --------
                                                       --------   --------   --------   --------   --------   --------   --------
Cash flows from investing activities.................  $ (2,877)  $ (2,170)  $ (7,055)  $ (7,825)  $ (9,448)  $ (8,959)  $ (9,209)
                                                       --------   --------   --------   --------   --------   --------   --------
                                                       --------   --------   --------   --------   --------   --------   --------
Cash flows from financing activities.................  $ (2,172)  $ (3,780)  $ (4,010)  $ (2,145)  $  1,264   $    556   $  2,520
                                                       --------   --------   --------   --------   --------   --------   --------
                                                       --------   --------   --------   --------   --------   --------   --------
Operating cash flow(2)...............................  $  6,827   $  7,809   $ 15,371   $ 14,733   $ 14,603   $ 13,814   $ 12,464
                                                       --------   --------   --------   --------   --------   --------   --------
                                                       --------   --------   --------   --------   --------   --------   --------

                                                                                       YEAR ENDED DECEMBER 31,
                                                     AS OF JUNE 30,   ---------------------------------------------------------
                                                          1995          1994        1993        1992        1991        1990
                                                     --------------   ---------   ---------   ---------   ---------   ---------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)

CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..........................    $    5,967     $   5,801   $   4,845   $   4,762   $   4,395   $   3,439
                                                     --------------   ---------   ---------   ---------   ---------   ---------
Net increase in unrestricted cash and cash
  equivalents......................................           371         1,866         484         159         765         169
Total assets.......................................        47,097        48,688      47,567      50,877      59,198      68,574
Total liabilities..................................       137,678       136,351     133,127     129,645     124,968     132,203
Total debt (including capitalized lease obligations
  and amounts due to partners).....................        86,443        88,580      91,765      93,820      91,918      90,233
Preferred equity contributions.....................        50,300        50,300      50,300      50,300      50,300      50,300

    General Partners...............................    $   (1,756)    $  (1,727)  $  (1,706)  $  (1,638)  $  (1,508)  $  (1,487)
    Limited Partners...............................      (139,125)     (136,236)   (134,154)   (127,430)   (114,562)   (112,442)
                                                     --------------   ---------   ---------   ---------   ---------   ---------
        Total partners' deficiency.................    $ (140,881)    $(137,963)  $(135,860)  $(129,068)  $(116,070)  $(113,929)
                                                     --------------   ---------   ---------   ---------   ---------   ---------
                                                     --------------   ---------   ---------   ---------   ---------   ---------

STATISTICAL DATA:
    Homes passed by Cable(3).......................       254,800       254,200     252,000     249,400     244,000     237,600
    Basic service subscribers......................       139,900       136,000     128,700     122,300     115,500     112,400
    Basic penetration(4)...........................          54.9%         53.5%       51.1%       49.0%       47.3%       47.3%
    Number of premium television units.............       162,100       249,700     268,900     258,700     267,500     279,000
    Average number of premium units per basic
      subscriber...................................           1.1           1.8         2.1         2.1         2.3         2.5
    Average monthly revenue per basic
      subscriber(5)................................    $    34.81     $   35.22   $   36.81   $   35.89   $   35.93   $   34.62

------------

(1) For purposes of determining the deficiency of earnings available to cover fixed charges, earnings are defined as income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs and preferred stock dividend requirements applicable to wholly-owned subsidiaries) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals).

(2) Operating cash flow is defined as operating profit before depreciation and amortization and is presented here to provide additional information about the Partnership's ability to meet future debt service, capital expenditures and working capital requirements. Operating cash flow should be considered in addition to and not as a substitute for net income and cash flows as indicators of financial performance and liquidity as reported in accordance with generally accepted accounting principles.

(3) Homes passed by cable is based upon homes actually marketed and does not include multiple dwelling units passed by the cable plant that are not connected to it.

(4) Basic penetration represents basic service subscribers at the end of the period as a percentage of homes passed at the end of the period.

(5) Based on recurring service revenues, excluding installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues, for the last month of the period, divided by average basic subscribers for that month.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     RECENT CABLE REGULATORY DEVELOPMENTS: In December 1994, the Federal Communications Commission's Cable Services Bureau (the 'Bureau') issued an order (the 'Order') holding that the Partnership's Family Cable programming package should have been subject to rate regulation as of September 1, 1993. If the Order were to have been sustained on appeal by the FCC, it would have required the Partnership to reduce the rates it charges for its basic service tier and for its Metro Service package of programming services. The Order also stated that the Partnership would have been liable for refunds, on account of the Order, for the difference between the rates charged for these service packages and the rates that would have been charged for them if Family Cable had been considered a regulated offering as of September 1, 1993.

     The Partnership filed a motion to ask the Bureau to reconsider its Order. In February 1995, the Bureau ordered a stay of the Order pending resolution of the Partnership's motion for reconsideration. In April 1995, the FCC tentatively agreed to terms proposed by the Partnership that would resolve issues raised by the Order and pending rate complaints against the Partnership. Under the terms, the Partnership would not be required to make any further reduction in rates or any additional subscriber refunds. On August 7, 1995, the FCC issued an order adopting the terms proposed by the Partnership.

     GENERAL: The Related Partnerships reported net losses for the years ended December 31, 1994, 1993 and 1992 of $2.1 million, $6.8 million and $13.0 million, respectively. The decrease in net loss for 1994 and 1993 resulted primarily from decreased depreciation and amortization expense.

     Operating profit before depreciation and amortization was $15.4 million, $14.7 million and $14.6 million for 1994, 1993 and 1992, respectively. Operating profit before depreciation and amortization is presented here to provide additional information about the Partnership's ability to meet future debt service, capital expenditures and working capital requirements. Operating profit before depreciation and amortization should be considered in addition to and not as a substitute for net income and cash flows as indicators of financial performance and liquidity as reported in accordance with generally accepted accounting principles.

     The Partnership's ability to service its existing debt obligations, including cash interest payments, to fund capital expenditures and to meet ongoing operating requirements has, to a large extent, come from operating profit before depreciation and amortization and amounts available under its Loan Agreement. See 'Liquidity and Capital Resources' for a discussion of the Partnership's future cash requirements.

     RESULTS OF OPERATIONS: The following table sets forth certain items related to operations as a percentage of historical net revenues for the periods indicated:

                             SIX MONTHS ENDED JUNE 30,                            YEAR ENDED DECEMBER 31,
                      ---------------------------------------   ------------------------------------------------------------
                             1995                 1994                 1994                 1993                 1992
                      ------------------   ------------------   ------------------   ------------------   ------------------
                                  % OF                 % OF                 % OF                 % OF                 % OF
                                  NET                  NET                  NET                  NET                  NET
                      AMOUNT    REVENUES   AMOUNT    REVENUES   AMOUNT    REVENUES   AMOUNT    REVENUES   AMOUNT    REVENUES
                      -------   --------   -------   --------   -------   --------   -------   --------   -------   --------
                                                              (DOLLARS IN THOUSANDS)

Net revenues........  $30,671      100%    $29,713      100%    $59,239      100%    $58,081      100%    $53,948      100%
Operating expenses:
    Technical.......  14,334        47%    13,442        45%    26,749        45%    26,675        46%    23,901        44%
    Selling, general
      and
    administrative..   9,510        31%     8,462        28%    17,119        29%    16,673        28%    15,444        29%
    Depreciation and
     amortization...   4,421        14%     4,022        14%     8,428        14%    12,533        22%    18,451        34%
                      -------              -------              -------              -------              -------
    Operating profit
      (loss)........  $2,406         8%    $3,787        13%    $6,943        12%    $2,200         4%    $(3,848)      (7)%
                      -------              -------              -------              -------              -------
                      -------              -------              -------              -------              -------
Interest expense,
  net...............  $5,235        17%    $3,923        13%    $8,739        15%    $8,742        15%    $8,970        17%
                      -------              -------              -------              -------              -------
                      -------              -------              -------              -------              -------
Miscellaneous,
  net...............  $   89               $   92               $  307         1%    $  250        --     $  180        --
                      -------              -------              -------              -------              -------
                      -------              -------              -------              -------              -------

     The following table sets forth the approximate increases and (decreases) in certain items and other information related to operations for the periods indicated:

                                                             SIX MONTHS ENDED
                                                                 JUNE 30,                YEAR ENDED DECEMBER 31,
                                                            ------------------   ---------------------------------------
                                                               1995 TO 1994         1994 TO 1993         1993 TO 1992
                                                            ------------------   ------------------   ------------------
                                                             AMOUNT       %       AMOUNT       %       AMOUNT       %
                                                            OF CHANGE   CHANGE   OF CHANGE   CHANGE   OF CHANGE   CHANGE
                                                            ---------   ------   ---------   ------   ---------   ------

Increase in net revenues..................................   $   958        3%    $ 1,158        2%    $ 4,133        8%
Increase (Decrease) in operating expenses:
    Technical.............................................       892        7%         74       --%      2,774       12%
    Selling, general and administrative...................     1,048       12%        446        3%      1,229        8%
    Depreciation and amortization.........................       399       10%     (4,105)     (33)%    (5,918)     (32)%
    Increase (decrease) in operating income...............    (1,381)     (36)%     4,743      216%      6,048      157%
Increase (decrease) in interest expense, net..............     1,312       33%         (3)      --%       (228)      (3)%
Increase (decrease) in miscellaneous......................        (3)      (3)%        57       23%         70       39%
Number of basic service subscribers added, net............     4,617        3%      7,312        6%      6,402        5%
Marketable homes passed, end of period....................       584       --       2,208        1%      2,577        2%

  COMPARISON OF PERIODS ENDED JUNE 30, 1995 AND 1994.

     REVENUES. Revenues for the six months ended June 30, 1995 increased 3% over the comparable 1994 period. Increases in recurring revenues of 3%, primarily due to a rise in the average number of subscribers (contributing to revenue increases of 6%), were partially offset by decreases in average revenue per subscriber of 3%, substantially attributable to the most recent round of FCC rate regulation which became effective in July 1994.

     OPERATING EXPENSES. Technical expenses increased 7% for the six months ended June 30, 1995 as compared to the same 1994 period primarily as a result of increased programming and other variable costs attributable to the increased number of subscribers, mentioned above. As a percentage of revenues, technical expenses increased approximately 2% in the six month 1995 period over the same 1994 period.

     Selling, general and administrative expenses increased 12% for the six months ended June 30, 1995 over the corresponding 1994 period, primarily as a result of higher administrative and customer service costs. As a percentage of revenues such expenses increased 2% for the six month 1995 period over the corresponding 1994 period.

     Depreciation and amortization expense increased 10% during the six month period ended June 30, 1995 over the same 1994 period as depreciation charges on assets placed in service were substantially offset by assets which became fully depreciated during 1995.

     INTEREST EXPENSE AND OTHER. Interest expense, net increased 33%, for the six months ended June 30, 1995 when compared to the same 1994 period due to generally higher interest rates during 1995.

  COMPARISON OF YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992.

     REVENUES. In December 1994, the FCC's Cable Service Bureau issued an order holding that the Partnership's Family Cable programming package, which is currently offered on an unregulated basis, should have been subject to rate regulation as of September 1, 1993. See 'Cable Regulation -- 1992 Cable Act' for a further description. In addition, the Partnership provided for refunds of approximately $0.5 million for the period from July 15 through December 31, 1994 in compliance with a rate order made by the City of Boston.

     Net revenues for 1994 increased $1.2 million (2%) compared to 1993. An increase of 6,500 (over 5%) in the average number of basic subscribers contributed $2.7 million (5%) of additional revenues in 1994 and increases in non-recurring revenues such as installation, pay-per-view and advertising, were responsible for a $0.8 million (1%) increase in 1994 revenues. These increases were partially offset by a $0.5 million (1%) decrease attributable to the subscriber refunds ordered by the City of Boston, discussed above, in addition to further rate reductions undertaken in July 1994 in compliance with the second round of FCC rate regulation.

     Net revenues for 1993 increased $4.1 million (8%) compared to 1992 due primarily to an increase of almost 6,400 (over 5%) in the average number of basic subscribers, and, to a lesser extent, to rate increases implemented during the first quarter of 1993. The full impact of the rate increase was offset to some extent by a net reduction in rates charged due to FCC regulation and, to a lesser extent, by a decline in the average level of service purchased by subscribers.

     OPERATING EXPENSES. Technical expenses for 1994 increased slightly (less than 1%) from 1993 as higher programming and other variable costs directly associated with revenue gains attributable to higher subscriber levels, discussed above, were substantially offset by decreases in various other technical expenses. As a percentage of revenues, technical expenses decreased 1% in 1994 compared to 1993.

     Technical expenses for 1993 increased $2.8 million (12%) over the prior year due primarily to higher programming and other variable costs directly associated with the higher subscriber levels mentioned above, as well as to higher real estate tax rates paid to the City of Boston. As a percentage of revenues, technical expenses increased 2% over 1992.

     Selling, general and administrative expenses increased $0.4 million (3%) in 1994 compared to 1993 primarily due to general cost increases, as well as to higher customer service costs. As a percentage of revenues, selling, general and administrative expenses increased 1% in 1994 from 1993.

     Selling, general and administrative expenses increased $1.2 million (8%) in 1993 as compared to 1992 due primarily to increased sales and marketing, customer service and administrative costs, a portion of which were attributable to compliance with FCC rate regulation and to general cost increases. As a percentage of revenues, selling, general and administrative expenses decreased 1% in 1993 from 1992.

     Depreciation and amortization expense decreased 33% during 1994 as compared to 1993 due primarily to a decrease in depreciation related to a portion of the cable television system, which became fully depreciated. This decrease more than offset depreciation charges on assets currently placed in service.

     Depreciation and amortization expense decreased 32% during 1993 as depreciation charges related to current capital expenditures were more than offset by decreases in depreciation resulting from assets which became fully depreciated during 1993 and 1992.

     INTEREST EXPENSE AND OTHER. Net interest expense remained relatively constant in 1994 compared to 1993 as slightly higher interest rates were offset by lower average debt levels.

     Net interest expense during 1993 decreased $0.2 million (3%) due primarily to lower average interest rates during 1993 and, to a lesser extent, lower average debt levels outstanding during 1993 as compared to the prior year.

  INFLATION.

     During the three-year period, the impact of inflation on the Related Partnerships' operations has not been significant.

  LIQUIDITY AND CAPITAL RESOURCES.

     The Partnership made capital expenditures of $3.4 million, $8.0 million and $8.7 million, respectively, during the six months ended June 30, 1995 and for the years ended December 31, 1994 and 1993. The Related Partnerships financed their capital expenditures for the construction, development and maintenance in those years from borrowings and cash flow provided by operating activities.

     On September 30, 1991, the Partnership entered into the Loan Agreement with a group of banks and The Toronto-Dominion Bank Trust Company as agent (the 'Agent'). The Loan Agreement incorporates semi-annual commitment reductions and matures on June 30, 1999. The committed amount at June 30, 1995 was $69.0 million. Outstanding borrowings amounted to $60.0 million as of August 8, 1995 and $0.1 million was restricted for certain letters of credit issued for the Partnership. Borrowings under the Loan Agreement bear interest at varying rates above the Agent bank's base rate,

CD or LIBOR rate, depending on the ratio of senior debt to cash flow, as defined in the Loan Agreement.

     Cablevision Finance and CSSC had exchanged, as of December 31, 1994, $50.3 million of advances, unreimbursed expenses and accrued interest thereon for $50.3 million of preferred equity of the Partnership.

     Management believes that funds generated from operations coupled with borrowings available under the Loan Agreement will be sufficient to fund capital expenditures, meet required repayments of bank debt, pay cash interest on the Partnership's senior debt and to meet working capital requirements only until December 31, 1995. The Partnership forecasts that it will be unable to meet the repayment terms on its bank debt under the Loan Agreement at December 31, 1995. The Partnership would seek to renegotiate the terms of its Loan Agreement in such circumstances but there can be no assurance that the banks would agree to such renegotiation or what the terms of any such renegotiated agreement would be.

     Payments of principal and interest totalling $55.1 million at June 30, 1995 on the Partnership's subordinated debt, including management fees and advances from affiliates, together with accrued interest thereon, are subordinated and deferred under the terms of the Loan Agreement. The Loan Agreement allows for the payment of up to $4.2 million of subordinated debt and management fees. In addition, payment of the cumulative unpaid distributions on the Partnership's preferred equity is subordinated and deferred.

BUSINESS

  THE RELATED PARTNERSHIPS

     The Related Partnerships operate the Systems. At June 30, 1995, the Systems passed approximately 254,800 homes and served approximately 139,900 subscribers who subscribed to approximately 162,000 premium units. (Premium units are pay services for which individual charges are assessed.) The Related Partnerships' average monthly recurring revenue per subscriber and ratio of premium service units to basic subscribers was $34.18 and 1.1:1, respectively for June 1995. In calculating revenue per subscriber, the Related Partnerships include only recurring service revenues and exclude installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues.

     ORGANIZATIONAL DEVELOPMENT OF THE RELATED PARTNERSHIPS. The Partnership was organized in 1981 to construct, own and operate the Boston System. In December 1982, the Partnership was issued a non-exclusive franchise by the City of Boston for such purpose which expires in 1997 (the 'Boston License'). The General Partners of the Partnership are Dolan and CSBC.

     Brookline was organized in 1983 and acquired a nonexclusive franchise which expires in 1997 (the 'Brookline License') to construct, own and operate a cable television system in the Town of Brookline. Dolan and CSBrC are the General Partners of Brookline (who together hold a 1% general partnership interest). The remaining 99% limited partnership interest is held by the Partnership.

  CABLE TELEVISION OPERATIONS

     CABLE TELEVISION SYSTEMS. The Systems are served by one headend facility which is the source for all signals distributed throughout the Systems. Signals are formatted at the headend facility for frequency bands suitable for distribution over the aerial and underground cable used by the Systems. The Systems primarily utilize coaxial cable, but use a limited amount of fiber optic cable. Fiber optic cable is generally able to provide enhanced picture quality and greater channel capacity; however, the General Partners believe the Systems' current usage of both coaxial and fiber optic cable is adequate. Connections are made from the cable to subscribers by means of 'drops,' and converters are provided to substantially all subscribers to translate the incoming signals.

     SUBSCRIBER SERVICES. The Systems provide various levels of service to their subscribers in packaged and nonpackaged forms. The basic service carries most local broadcast television stations, public, educational and governmental channels and may include locally-originated programming. Subscribers may purchase programming services in addition to basic service. For an additional fee, an expanded basic service is available. At this expanded level of service, the converters provided by the Systems have the capacity to receive pay-per-view programming. The Systems also offer syndicated pay television services, such as American Movie Classics, Bravo, Cinemax, Home Box Office, Showtime and The Movie Channel. Those services are offered on an individual basis and in packages for which subscribers pay a separate monthly fee. The Related Partnerships generally obtain programming for the Systems by entering into contractual arrangements with third party programming suppliers and some of the pay television services offered by the Systems are purchased from affiliates of the General Partners. See Note 6 of the Notes to Consolidated Financial Statements of the Partnership. The services offered by the System include both scrambled and unscrambled signals.

     Certain rates and terms of subscriptions are currently subject to regulation by the City of Boston or the Town of Brookline and the Massachusetts Community Antenna Television Commission. See 'Cable Regulation -- State and Municipal Regulation of Cable Television.'

     FRANCHISE FEES. The Partnership is obligated to pay franchise fees to the City of Boston equal to 3% of the Partnership's gross revenues. Brookline is obligated to pay franchise fees to the Town of Brookline amounting to 3% of gross revenues; the fee in excess of 50 per subscriber per year is passed along to subscribers as a surcharge. In addition, the Partnership is required to pay a fee of $0.80 per subscriber per year to the State of Massachusetts.

     ADDITIONAL SERVICES IN THE BOSTON SYSTEM. An independent, nonprofit corporation, The Boston Community Access and Programming Foundation, Inc. (the 'Foundation'), manages access to designated Boston System channels, facilities and equipment by community groups and individuals seeking to provide local noncommercial programming. The Partnership is obligated to pay monthly fees to the Foundation. Approximately $932,000 and $427,000 was paid during 1994 and the first six months of 1995, respectively, and, pursuant to the terms of the Boston License, the Partnership has agreed to share with the Foundation, whenever possible, technical expertise and facilities including neighborhood studios. The Partnership has leased for the Foundation a primary studio facility and has agreed to provide the necessary funds for equipment. The Partnership is also obligated to make available to the Foundation an aggregate of eight downstream channels and one upstream channel on the A and B cables.

     The Partnership is obligated under the Boston License to construct the Commercial Institutional Network ('CIN') and to construct and operate the Public Institutional Network ('PIN'). These institutional networks are intended to provide data, text, audio and/or video services, as well as two-way interactive services such as teleconferencing. The CIN is intended to market business services as well as lease time to commercial users. The PIN is intended to provide services to local governmental agencies and nonprofit corporations located in the City of Boston. The Foundation, the City of Boston and the Partnership share managerial authority of the PIN. The trunk cable and amplifier components of these networks have been constructed in conjunction with the Partnership's subscriber system.

     ADDITIONAL SERVICES IN THE BROOKLINE SYSTEM. The System has two institutional networks which perform functions similar to those of the CIN and PIN of the Boston System. The Board of Selectmen of the Town of Brookline has full authority over Brookline's public institutional network.

     Brookline funds an independent, nonprofit corporation known as the Brookline Community Trust, Inc. (the 'Community Trust') which manages access by community groups and individuals to designated Brookline System channels, facilities and equipment. The Community Trust is funded by a series of stipulated annual grants made by Brookline, which expense amounted to approximately $106,000 and $53,000 in 1994 and the first six months of 1995 through December 31, 1997 (the remainder of the initial franchise term). Brookline is required to share with the Community Trust technical expertise and facilities (including Brookline's studios and cablecasting center) whenever possible and to give the Community Trust access to five channels for its local programming, some of which are currently utilized by Brookline. Brookline is also required to provide several hours of local origination programming. Brookline has agreed voluntarily to provide basic service and standard installation to Medicaid eligible recipients at one-half of the normal price.

  NEGOTIATIONS WITH THE CITY OF BOSTON AND THE FOUNDATION

     In December 1988, the Partnership entered into an agreement with the City of Boston and the Foundation which significantly decreased the Partnership's construction obligations with regard to the Boston System. Also pursuant to this agreement, the amount payable to the Foundation was changed from 5% of gross revenues (as defined) to a fixed monthly payment including maintenance fees of approximately $54,000, adjusted annually for increases in the Consumer Price Index. The Partnership further agreed, and continues, to provide basic service and standard installation to Medicaid eligible recipients at one-half of the normal price.

     The licenses for both Systems will expire in 1997. Federal law prescribes a timetable for processing cable franchise renewals, including the respective responsibilities of the cable operator and the franchising authority. The factors used by a franchising authority to determine whether to grant a renewal include, among other things, substantial compliance with the material terms of the franchise and applicable law and whether the franchisee will serve future cable and community needs. Notices of intention to renew must be given to the respective franchising authority within 30-36 months of the franchise expiration date. The Related Partnerships have filed their respective notices to renew licenses for both systems. Typically, notices are followed by public hearings and negotiation of the terms of renewal. The Related Partnerships' business is substantially dependent on its ability to renew such licenses. Although the General Partners have no reason to believe that the Related Partnerships will not be able to renew their franchises when they expire in 1997, the General Partners cannot predict the future success of the Related Partnerships in retaining their franchises after expiration of the original terms. No assurances can be given that the Related Partnerships will be able to renew their franchises, or, if such renewal is obtained, what the terms of the franchises will be.

  SUBSCRIBER RATES AND SERVICES; MARKETING AND SALES

     The Systems offer a package of services, generally marketed as 'Metro Service,' which includes, among other programming, broadcast network local affiliates and independent television stations, satellite-delivered 'superstations' and certain other news, information and entertainment channels such as CNN, CNBC, ESPN and MTV: Music Television. For additional charges, the Related Partnerships' Systems provide another package of services called 'Family Cable' which includes additional satellite-delivered services such as TNT, Disney, Comedy Channel and Discovery Channel. For further charges, the Related Partnerships' Systems offer certain premium services such as HBO, Showtime, The Movie Channel and Cinemax, which may be purchased either individually (in conjunction with the basic service described below), in combinations or in packages.

     In addition, the Systems recently introduced a basic package which includes broadcast network local affiliates and public, educational or governmental channels and may include locally-originated programming.

     The Related Partnerships offer premium services on an individual basis and as components of different 'packages.' Successive packages include additional premium services for additional charges that reflect discounts from the charges for such services if purchased individually. For example, subscribers may elect to purchase Family Cable plus one, two or three premium services with declining incremental costs for each successive package. In addition, most Systems offer a 'Rainbow' package consisting of between five and seven premium services, and a 'Rainbow Gold' package consisting of between eight and ten premium services.

     Since their existing cable television systems are substantially fully built, the Related Partnerships' sales efforts are primarily directed toward increasing penetration and revenues in their franchise areas. The Related Partnerships sell their cable television services through door-to-door selling supported by telemarketing, direct mail advertising, promotional campaigns and local media newspaper advertising.

     Certain services and equipment provided by substantially all of the Systems are subject to regulation. See 'Cable Regulation -- 1992 Cable Act.'

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since the formation of the Related Partnerships, certain transactions (described below) have been effected among the Related Partnerships and their affiliates including, without limitation, CSSC and Cablevision. These transactions were not negotiated on an arm's-length basis.

     The Related Partnerships have management services agreements with CSSC, a corporation wholly-owned by Dolan, the managing general partner of the Related Partnerships. These agreements provide for the payment of a fee, in addition to expense reimbursement at cost, equal to 3 1/2% of gross receipts until Payout is achieved, 5% thereafter until two times Payout, and 6% thereafter. These agreements are renewable indefinitely at the option of CSSC. Payment of such fees (together with accrued interest) is subject to a subordination agreement with the Banks. The Loan Agreement currently permits a maximum of $5.7 million of subordinated debt and management fees to be repaid over the life of the Loan Agreement. To date, no management fees have been paid. In 1992, an aggregate of $1.5 million representing interest on unpaid management fees was paid, thereby reducing the maximum amount permitted to be paid on subordinated debt and management fees to $4.2 million. Interest accrues on the unpaid balance at 1% above the Partnership's borrowing rate. Salaries and expenses attributable to management services may be reimbursed at cost by the Partnership subject to certain limitations under the Loan Agreement. Pursuant to these agreements, selling, general and administrative expenses include approximately $1.1 million, $2.1 million, $2.1 million and $1.9 million for management fees payable to CSSC in the first six months of 1995 and in the years of 1994, 1993 and 1992, respectively. For the first six months of 1995 and the years of 1994, 1993 and 1992, the Related Partnerships accrued approximately $1.1 million, $1.5 million, $1.4 million and $1.3 million, respectively, for interest on unpaid management fees.

     See 'The Transactions -- Interests of Certain Persons in the Transactions; Conflicts of Interest' for a description of the transactions relating to the HBO Note. At June 30, 1995 and at December 31, 1994 and 1993, the unpaid balance of the note plus accrued interest amounted to $3.4 million, $3.3 million and $2.8 million, respectively. Interest accruing on this note in the first six months of 1995 and the years of 1994 and 1993 amounted to approximately $233,000, $423,000 and $370,000, respectively.

     At June 30, 1995 and at December 31, 1994 and 1993, the total amount owing CSSC, including accrued interest, was approximately $29.0 million, $26.6 million and $22.5 million, respectively, and is included in accounts payable to affiliates.

     CSSC had an agreement with an unaffiliated program supplier allowing all cable systems managed by or affiliated with CSSC to offer certain programming to their subscribers. The contract was for a ten-year period and required minimum yearly payments escalating to approximately $13.4 million in 1994. Each of the cable systems offering this program service to its subscribers under the agreement, including the Related Partnerships, paid its proportionate share of the minimum yearly payment based on relative subscriber levels. Charges to the Related Partnerships, included in technical expenses, in the years of 1994, 1993 and 1992 in respect of this agreement were approximately $2.4 million, $2.3 million and $2.3 million, respectively.

     See 'The Transactions -- Interests of Certain Persons in the Transactions; Conflicts of Interest' for a description of the transactions relating to the Dolan Loan. The Partnership accrued approximately $80,000, $147,000 and $127,000 of interest on the Dolan Loan and unpaid interest thereon in the first six months of 1995 and years of 1994 and 1993, respectively. Cumulative accrued unpaid interest, amounting to approximately $1,213,000, $1,133,000 and $986,000 at June 30, 1995, December 31, 1994 and 1993, respectively, is included in amounts due to partners.

     See 'The Transactions -- Interests of Certain Persons in the Transactions; Conflicts of Interest' for a description of the transactions relating to the Century Note.

     See 'The Transactions -- Interests of Certain Persons in the Transactions; Conflicts of Interest' for a description of the transactions relating to the reimbursement of expenses to Cablevision provided under the Management Agreement. See 'The Transactions -- Interests of Certain Persons in the Transactions; Conflicts of Interest' for a description of the transactions relating to the subordinated loans from Cablevision to the Partnership. The Partnership accrued approximately $1.1 million, $2.0 million and $2.2 million of interest on amounts owing to Cablevision in the first six months of 1995 and years of 1994 and 1993, respectively.

     At June 30, 1995, and at December 31, 1994 and 1993, the total net amount owed Cablevision, including accrued interest, amounted to approximately $25.2 million, $24.3 million and $22.1 million, respectively (of which approximately $25.5 million, $24.4 million and $22.3 million, respectively, is subordinated to the bank debt) and is included in amounts due to partners. At June 30, 1995 and at December 31, 1994 and 1993 the net amount owed certain programming and other affiliates was $0.7 million, $0.5 million and $0.5 million, respectively.

     PREFERRED EQUITY CONTRIBUTIONS. See 'The Transactions -- Interests of Certain Persons in the Transactions; Conflicts of Interest' for a description of the transactions relating to the Preferred Equity. At June 30, 1995, approximately $117.7 million of cumulative distributions on all Preferred Equity were unpaid. As described above in 'The Transactions -- Background of the Transactions -- Uncertainties as to the Preferred Equity,' there are uncertainties relating to whether the Preferred Equity is entitled to its Full Contractual Rights.

POTENTIAL CONFLICTS RELATING TO THE GENERAL PARTNERS

     Dolan and the principal officers of Cablevision and various affiliates of the Related Partnerships are subject to certain potential conflicts of interest with the Related Partnerships. These potential conflicts include, but are not limited to, the following:

     BUSINESS OPPORTUNITIES. It is not presently intended that the Related Partnerships engage in businesses, whether or not related to cable television, other than in the City of Boston and the Town of Brookline. Dolan, CSSC, Cablevision and their affiliates may from time to time be presented with business opportunities that would be suitable for the Related Partnerships, Cablevision and other affiliates of the Related Partnerships in which Dolan and his family have varying interests. Except for expansions of existing systems within the same county or an adjacent county, Dolan has agreed to offer Cablevision the opportunity to acquire or invest in any cable television system or franchise therefor or interest therein that is offered or available to him or his family interests. Under this restriction, prior to Cablevision's rejection of its right of first refusal, Dolan is only permitted to offer the Related Partnerships the opportunity to invest in a cable television system if such cable television system is in the Boston or Brookline metropolitan areas.

     SERVICES RENDERED TO AFFILIATES AND OTHER ENTITIES. Dolan and the principal officers of Cablevision are engaged in numerous activities with affiliated and unaffiliated entities which significantly limit the time they are able to devote to the Related Partnerships' affairs. CSSC and Cablevision also provide management services for other affiliates.

     To the extent that Dolan and the principal officers of Cablevision perform management services for other companies (including Cablevision), they may have conflicts of interest in allocating their time, services and functions between the Related Partnerships and such other entities. Dolan and the principal officers of Cablevision devote as much of their time to the business of the Related Partnerships as is reasonably required to fulfill the duties of their offices. However, any conflicts as to demand on such time are resolved in favor of Cablevision. Dolan and the principal officers of Cablevision are aware of such potential conflicts and attempt to alleviate them whenever possible, although the potential for such conflicts cannot be eliminated under the existing structure of the Related Partnerships.

     CONTRACTS WITH AFFILIATES. The Related Partnerships purchase certain premium television program services provided by various programming companies in which Cablevision has an interest. Such services are purchased at rates not negotiated on an arm's-length basis but which are comparable to those charged to similarly situated third parties. Pursuant to affiliation agreements with these companies, the Related Partnerships' subscribers receive American Movie Classics Company, Bravo and SportsChannel programming and other services. The Related Partnerships expended approximately $0.5 million and $0.4 million for the six months ended June 30, 1995 and 1994, respectively, under the terms of such agreements with affiliates.

     In order to take advantage of cost savings attributable to the combined purchasing power of CSSC and its affiliates, CSSC purchased a premium programming service from an unaffiliated program supplier. CSSC made such service available to the Related Partnerships at CSSC's cost in return for the Related Partnerships' assumption of a portion of CSSC obligations under its agreement with such unaffiliated program supplier. For the years ended December 31, 1994 and 1993, an aggregate of $2.4 million and $2.3 million, respectively, was expended by the Related Partnerships to or on behalf of CSSC for such premium programming service.

     The Partnership also may, from time to time, enter into other arrangements with affiliates for the joint purchase or lease of equipment. The terms of any such agreements will not be fixed pursuant to arm's-length negotiations but are expected to be at least as favorable as arrangements which could be made with third parties.

MANAGEMENT PROJECTIONS

     The following table sets forth certain projected financial information provided by management of the Partnership to the General Partners and PaineWebber in connection with their consideration of the Transactions. See ' -- Recommendations of the General Partners; Fairness of the Transactions.' The Partnership does not publicly disclose projected financial information as to future revenues, earnings or cash flows. The following projections were not prepared in compliance with published guidelines of the Commission or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. The following projections are being provided solely because such information was provided to the General Partners and PaineWebber.

     The following projections necessarily make a variety of operating assumptions, as described below. The probable outcome of all of such assumptions are difficult to predict with certainty and in many cases are beyond the control of the Partnership, the General Partners, the Special Committee and Cablevision. While the Partnership's management felt that such assumptions were reasonable when made, they may no longer be accurate. The projections were prepared in the second quarter of 1995 and, except, as described below, have not been revised to reflect, among other things, the results of the Transactions or any regulatory changes, actual financial results of the Partnership since such date, revised prospects for the Partnership's businesses, changes in general business and economic conditions or any other transactions or events that have occurred or that may occur and that were not anticipated at the time such projections were prepared. The projections included herein are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below, and should not be regarded as representations that such values or performances will be achieved as indicated or at all. There can be no assurance that the results of operations reflected in any of the projections will be realized or that actual results will not be significantly different from those projected. Because of these inherent uncertainties, none of the Partnership, the General Partners, the Special Committee, Cablevision or any other person assumes any responsibility for the accuracy of the projected outcomes of the projections set forth below, and the inclusion of such projected information in this Consent Solicitation Statement/Prospectus should not be regarded as an indication that the Partnership, the General Partners, the Special Committee or Cablevision consider such projected outcomes to be accurate or reliable. Limited Partners are cautioned not to rely on these projections in determining whether to consent to the Incorporation or Merger.

     Neither the Partnership's nor Cablevision's independent accountants have examined, reviewed or compiled any of the following projections or expressed any conclusion or provided any other form of assurance with respect to such projections and accordingly assume no responsibility for such projections.

OPERATING ASSUMPTIONS FOR PROJECTIONS

     The following projections necessarily make a number of assumptions, including the following material operating assumptions:

     1. Cash Flow was forecasted to increase at a compounded annual growth rate of 7.3% from 1994 to 2002. This compares to a compounded average annual growth rate of 14.7% from 1988 to 1993. Because the Systems are now substantially fully built and cable re-regulation has been instituted (see 'Cable Regulation'), the Systems' cash flow growth was forecasted to slow in the coming years.

     2. The Partnership forecasts that it will be unable to meet the repayment terms on its bank debt under the Loan Agreement at December 31, 1995. The projection assumes that the Partnership would refinance its bank debt in 1995 through 2002 and repay its debt based on the cash flow generated each year. There can be no assurance that the banks would agree to such renegotiation or what the terms of any such renegotiated agreement would be. After payment in full of the Loan Agreement, available cash was assumed to be used to pay down subordinated debt.

     3. Interest expense is a function of the assumed interest rates in the forecast and the mandatory repayments required under the Loan Agreement. The assumed interest rates under the Loan Agreement from 1994 to 2002 were forecasted to be: 7.13%, 7.50%, 8.00%, 8.25%, 8.75% and 9.00% thereafter, respectively. Interest expense on Affiliate Obligations continues to accrue at the historical rates and unpaid interest was compounded quarterly.

     4. Capital Expenditures were assumed to be made primarily for maintenance purposes and are forecasted as follows: $7 million in 1995, $8 million in 1996, $8.3 million in 1997, $8.5 million in 1998, $8.7 million in 1999, $8.9 million in 2000, $9.1 million in 2001 and $9.4 million in 2002.

     5. Management fees were accrued at 3 1/2% of total revenues pursuant to the Partnership's and Brookline's management agreements with CSSC.

     6. Depreciation and amortization expense was based on current tax code provisions for tangible and intangible assets.

                             CABLEVISION OF BOSTON
                            SOURCE AND USE OF FUNDS
                             (DOLLARS IN THOUSANDS)
                                   1994-2002

                                    1994      1995      1996      1997      1998      1999      2000      2001      2002
                                   ACTUAL     FCST      FCST      FCST      FCST      FCST      FCST      FCST      FCST
                                   -------   -------   -------   -------   -------   -------   -------   -------   -------
SOURCES OF CASH
Opening available cash...........  $1,715    $ 3,581   $   290   $   253   $   272   $   239   $   310   $   254   $   228
Cash flow from operations........  17,463     17,537    18,000    19,440    22,191    24,234    26,265    28,385    30,639
Borrowing under Loan Agreement...   3,000      2,250         0         0         0         0         0         0         0
Other............................   2,269        601         0         0         0         0         0         0         0
                                   -------   -------   -------   -------   -------   -------   -------   -------   -------
    Total sources................  24,447     23,969    18,290    19,693    22,463    24,473    26,575    28,639    30,867
USES OF CASH
Interest expense
Bank Interest and Fees...........   4,263      5,901     4,182     3,767     3,209     2,233       896        52         0
Principal Payments
Loan Agreement amortization......   8,250     10,700     5,800     7,400    10,500    13,200    16,500     1,150         0
Paydown other/sub. debt..........     331          0         0         0         0         0         0    18,100    21,300
                                   -------   -------   -------   -------   -------   -------   -------   -------   -------
    Total principal payments.....   8,581     10,700     5,800     7,400    10,500    13,200    16,500    19,250    21,300
Other uses
Capital expenditures.............   8,022      7,078     8,055     8,255     8,515     8,730     8,925     9,110     9,350
                                   -------   -------   -------   -------   -------   -------   -------   -------   -------
    Total Uses...................  20,866     23,679    18,037    19,422    22,224    24,163    26,321    28,412    30,650
                                   -------   -------   -------   -------   -------   -------   -------   -------   -------
Ending cash......................  $3,581    $   290   $   253   $   272   $   239   $   310   $   254   $   226   $   217
                                   -------   -------   -------   -------   -------   -------   -------   -------   -------
                                   -------   -------   -------   -------   -------   -------   -------   -------   -------

                             CABLEVISION OF BOSTON
                          GAAP PROFIT & LOSS STATEMENT
                                   1994-2002

                                      1994      1995      1996      1997      1998      1999      2000      2001      2002
                                     ACTUAL     FCST      FCST      FCST      FCST      FCST      FCST      FCST      FCST
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
Cash flow..........................  $17,463   $17,537   $18,000   $19,440   $22,191   $24,234   $26,265   $28,385   $30,639
Less: Management fees..............  (2,092 )   (2,247)   (2,511)   (2,715)   (2,915)   (3,159)   (3,392)   (3,638)   (3,895)
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
Operating cash flow (net of mgmt.
  fee)(1)..........................  15,371     15,290    15,489    16,725    19,276    21,075    22,873    24,747    26,744
    Less: Depreciation &
      amortization.................   8,428      8,795     7,650     6,961     6,746     5,034     5,895     6,452     7,375
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
Earnings before interest &
  miscellaneous expenses...........   6,943      6,495     7,839     9,764    12,530    16,041    16,978    18,295    19,369
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
INTEREST EXPENSE
Loan Agreement (inc. fees) (net of
  int. income).....................   4,263      5,901     4,182     3,767     3,209     2,233       896        52         0
HBO Note (CSSC)....................     423        482       553       634       728       835       959       550         0
Management fee interest............   1,533      2,690     3,468     4,361     5,347     6,394     7,603     8,993    10,588
Dolan Loan.........................     147        167       192       220       252       290       332       191         0
Cablevision advances...............   2,072      2,659     2,949     3,271     3,628     4,025     4,464     4,563     2,682
Capital lease/other................     301          0         0         0         0         0         0         0         0
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
    Net interest expense...........   8,739     11,899    11,344    12,253    13,164    13,777    14,255    14,348    13,270
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
MISCELLANEOUS, NET.................     307          0         0         0         0         0         0         0         0
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
Net income (loss)..................  $(2,103)  $(5,404)  $(3,505)  $(2,488)  $  (634)  $ 2,264   $ 2,723   $ 3,947   $ 6,099
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------

------------

(1) Defined as operating income plus amortization and depreciation.

                        CABLEVISION SYSTEMS CORPORATION

BUSINESS

     Cablevision is one of the largest operators of cable television systems in the United States, with approximately 2,753,000 subscribers in 19 states as of June 30, 1995 based on the number of basic subscribers in systems which Cablevision manages and which it owns or in which it has investments (including the Related Partnerships). Cablevision also has ownership interests in companies that produce and distribute national and regional programming services and provide advertising sales services for the cable television industry. Cablevision was formed in 1985 to effect a reorganization of its predecessors.

     For financing purposes, Cablevision is structured as a restricted group (collectively, the 'Cablevision Restricted Group'), consisting of Cablevision Systems Corporation and certain of its subsidiaries, including Cablevision of New York City ('CNYC'), and an unrestricted group of subsidiaries, consisting primarily of V Cable, Inc. ('V Cable'), Cablevision MFR, Inc. ('Cablevision MFR') and Rainbow Programming Holdings, Inc. (including Rainbow Advertising Sales Corporation ('Rainbow Advertising' and together 'Rainbow Programming')). In addition, Cablevision has an unrestricted group of investments, consisting of investments in A-R Cable Services, Inc. ('A-R Cable'), U.S. Cable Television Group, L.P. ('U.S. Cable'), Cablevision of Framingham Holdings, Inc. ('CFHI'), A-R Cable Partners, the Partnership and Cablevision of Newark. As discussed above under 'Risk Factors', the Cablevision of Chicago system, which was managed by Cablevision and includes approximately 91,000 subscribers, was sold in August 1995 and is no longer managed by Cablevision. Cablevision's unrestricted subsidiaries and investments are collectively referred to herein as the 'Cablevision Unrestricted Group.' The Cablevision Restricted Group and each member of the Cablevision Unrestricted Group that operates cable television systems are individually and separately financed. The indebtedness of V Cable and A-R Cable is non-recourse to Cablevision, other than with respect to the capital stock of such entities owned by Cablevision. Except as set forth below under 'Programming Services,' Rainbow Programming does not have external financing and its cash requirements have been financed to date by the Cablevision Restricted Group, by sales of equity interests in the programming business and in the case of one of the programming businesses through separate external debt financing. See 'Cablevision Management's Discussion and Analysis -- Liquidity and Capital Resources' for a discussion of the restrictions on investments by the Cablevision Restricted Group and certain other matters.

     CABLE TELEVISION. The cable television systems that are majority owned and managed by Cablevision ('Cablevision's cable television systems') served approximately 1,866,000 subscribers as of June 30, 1995 in New York, Ohio,
Connecticut, New Jersey, Michigan and Massachusetts. In addition, Cablevision has non-majority investments in and manages cable television systems which served approximately 887,000 subscribers as of June 30, 1995 in Alabama, Arkansas, Florida, Illinois, Kansas, Kentucky, Maine, Massachusetts, Mississippi, Missouri, New Jersey, New York, North Carolina, Oklahoma, Pennsylvania and Tennessee. Cablevision's cable television systems have generally been characterized by relatively high revenues per subscriber ($37.14 for June 1995) and ratios of premium service units to basic subscribers (1.7:1 for June 1995). In calculating revenue per subscriber, Cablevision includes only recurring service revenues and excludes installation charges and certain other revenues such as advertising, pay-per-view and home shopping revenues.

     The cable television operations in the Cablevision Restricted Group (other than those of Cablevision of NYC) (such operations, the 'Cablevision Core Restricted Group') served approximately 950,000 subscribers as of June 30, 1995 primarily on Long Island, New York, in Connecticut (principally Fairfield
County), in northern New Jersey, in Westchester County, New York and in Cleveland, Ohio. The revenue per subscriber and ratio of premium service units to basic subscribers for cable television systems in the Cablevision Core Restricted Group for June 1995 were $37.82 and 1.5:1, respectively.

     The cable television operations of the Cablevision Unrestricted Group are conducted through Cablevision's unrestricted subsidiaries, V Cable and Cablevision MFR, through its unrestricted investments, consisting of the Related Partnerships, A-R Cable, U.S. Cable, CFHI, A-R Cable Partners and Cablevision of Newark. If the Merger is consummated, the businesses of the Related Partnerships will become part of the Cablevision Restricted Group.

     In August 1994, Cablevision MFR, a wholly-owned subsidiary of Cablevision, acquired substantially all of the assets of Monmouth Cablevision Associates, L.P. ('Monmouth Cable') and Riverview Cablevision Associates, L.P. ('Riverview Cable') consisting of cable television systems in New Jersey. Also in August 1994, CFHI, a corporation jointly-owned by Cablevision and E.M. Warburg Pincus Investors, L.P., acquired substantially all of the assets of Framingham Cablevision Associates, L.P. ('Framingham Cable') consisting of cable television systems in Massachusetts. Additionally, in June 1994, a partnership comprised of subsidiaries of Cablevision and E.M. Warburg, Pincus & Co. Inc. completed the purchase of certain assets of Nashoba Communications, a group of three limited partnerships that operate three cable television systems in Massachusetts. See 'Cablevision Systems Corporation -- Business' in the Cablevision Form 10-K.

     V Cable was formed by Cablevision on February 17, 1989 and served approximately 372,000 subscribers as of June 30, 1995, principally in the suburbs of Cleveland, Ohio and on Long Island. The revenue per subscriber and ratio of premium service units to basic subscribers for V Cable's systems for June 1995 were $31.10 and 1.0:1, respectively. As described under 'Business -- Consolidated Cable Affiliates -- V Cable' in the Cablevision Form 10-K, Cablevision consummated a significant restructuring and reorganization involving V Cable and U.S. Cable (the '1992 V Cable Reorganization') on December 31, 1992. See also the Cablevision Form 8-K for a description of certain transactions involving V Cable.


     In July 1992, Cablevision acquired from Dolan, Cablevision's Chairman and then-Chief Executive Officer and the Managing General Partner of the Partnership, substantially all of Cablevision of NYC, a cable television system which is under development in The Bronx and in parts of Brooklyn, New York. Prior to the acquisition, Cablevision had a 15% interest in Cablevision of NYC. Dolan remains a partner in Cablevision of NYC with a 1% interest and the right to certain preferential payments. See 'Business -- Consolidated Cable Affiliates -- Cablevision of New York City' in the Cablevision Form 10-K. In October 1994, Cablevision of NYC became part of the Restricted Group. As of June 30, 1995 Cablevision of NYC passed approximately 912,000 homes and served approximately 371,000 subscribers. Construction of the systems in The Bronx and in Brooklyn has been substantially completed. Cablevision expects that the remaining costs to complete the construction of the Cablevision of NYC systems will be financed by cash flow generated from the operations of Cablevision of NYC and the amounts available under Cablevision's Credit Agreement. See 'Management's Discussion and Analysis -- Liquidity and Capital Resources -- Cablevision of NYC' in the Cablevision Form 10-K.


     PROGRAMMING SERVICES. Cablevision conducts its programming activities through Rainbow Programming, its wholly-owned subsidiary and member of the Unrestricted Group, and through subsidiaries of Rainbow Programming in partnership with certain unaffiliated entities, including National Broadcasting Company, Inc. ('NBC') and Liberty Media Corporation ('Liberty'). Rainbow Programming's businesses include eight regional SportsChannel services, four national entertainment services (American Movie Classics Company ('AMCC'), Bravo Network ('Bravo'), MuchMusic ('MM') and the Independent Film Channel ('IFC')), News 12 Long Island (a regional news service serving Long Island) and the national backdrop sports services of Prime SportsChannel Networks ('Prime
Sports-Channel'). Rainbow Programming also owns an interest in Madison Square Garden Corporation (discussed below). Rainbow Programming's SportsChannel services provide regional sports programming to the New York, Philadelphia, New England, Chicago, Cincinnati, Cleveland, San Francisco and Florida areas. AMCC is a national program service featuring classic, unedited and non-colorized films from the 1930s through the 1970s. Bravo is a national program service offering international films and performing arts programs, including jazz, dance, classical music, opera and theatrical programs. See
'Business -- Programming Operations -- General' in the Cablevision Form 10-K. MM is a Canadian music service featuring music primarily from Canadian artists. IFC is a national program service that airs independent films made outside the traditional Hollywood system.

     In July 1994, Rainbow Programming purchased Liberty's 50% interest in AMCC for a purchase price of approximately $181.0 million pursuant to a buy-sell procedure set forth in the Partnership Agreement of AMCC. In July 1995, Rainbow Programming purchased NBC's interest in SportsChannel

(New York) Associates and Rainbow News 12 Company for an aggregate purchase price of approximately $95.5 million, and, effective as of such date, consolidated the results of operations of SportsChannel (New York) Associates and Rainbow News 12 Company with those of Cablevision. See 'Cablevision Systems Corporation -- Business -- Programming Services' in the Cablevision Form 10-K.

     On March 10, 1995, MSG Holdings, L.P. ('Holdings'), a partnership between a subsidiary of Rainbow Programming and a subsidiary of ITT Corporation, acquired Madison Square Garden Corporation ('MSG') in a transaction in which MSG was merged with and into Holdings. MSG owns the Madison Square Garden Arena and the adjoining Paramount Theater, the New York Rangers professional hockey team, the New York Knicks professional basketball team and the Madison Square Garden Network, a sports programming network with over five million subscribers. See 'Cablevision Systems Corporation -- Business -- Programming Services' in the Cablevision Form 10-K.

     Rainbow Programming has the option until March 10, 1996 to (i) acquire interests in MSG Holdings from ITT sufficient to equalize the interests of ITT and Rainbow Programming in MSG Holdings, (ii) maintain its investment at the initial level, or (iii) require ITT to purchase 50% of Rainbow Programming's initial interest in MSG Holdings at the price paid by Rainbow Programming for such interest plus an adjustment for Rainbow Programming's share of MSG Holdings' operating income after interest expense, if any, following the closing of the acquisition of MSG. Rainbow Programming has not determined which alternative it will pursue. See 'Business -- Programming Services' in the Cablevision Form 10-K.


     Advertising Services. Rainbow Advertising sells advertising time to national, regional and local advertisers on behalf of Cablevision's cable television systems and the SportsChannel and News 12 programming services, as well as on behalf of unaffiliated cable television systems.

                  CABLEVISION PRO FORMA FINANCIAL INFORMATION

     The following condensed pro forma consolidated balance sheet as of June 30, 1995 presents Cablevision's financial position as adjusted to give effect to the Merger and the proposed transactions involving V Cable, Inc. ('V Cable') set forth in the Cablevision Form 8-K (the 'Proposed V Cable Transactions'), as if they had occurred as of that date. The following condensed pro forma consolidated statement of operations for the year ended December 31, 1994 presents Cablevision's consolidated results of operations as adjusted to give effect to (i) the acquisition (the 'AMCC Acquisition') of partnership interests in American Movie Classics Company ('AMCC'), (ii) the acquisition of substantially all of the assets of Monmouth Cablevision Associates ('Monmouth Cable'), Riverview Cablevision Associates, L.P. ('Riverview Cable') and Framingham Cablevision Associates Limited Partnership ('Framingham Cable'),
(iii) the Merger, and (iv) the Proposed V Cable Transactions as if the acquisition of interests in AMCC, the acquisition of Monmouth Cable, Riverview Cable and Framingham Cable, the Merger and the Proposed V Cable Transactions had occurred at the beginning of the period presented. The following condensed pro forma consolidated statement of operations for the six months ended June 30, 1995 presents Cablevision's consolidated results of operations as adjusted to give effect to the Merger and the Proposed V Cable Transactions as if the Merger and the Proposed V Cable Transactions had occurred at the beginning of the period presented. The condensed pro forma consolidated financial statements should be read in conjunction with the notes thereto and the historical consolidated financial statements and notes thereto incorporated herein by reference. The pro forma financial information is not necessarily indicative of what the actual financial position or results of operations of Cablevision would have been had the transactions occurred on the dates indicated nor does it purport to indicate the future results of operations or the future financial condition of Cablevision.

                 CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1995
                             (DOLLARS IN THOUSANDS)

                                                                        PROPOSED V
                                                        CABLEVISION        CABLE         PRO FORMA     CABLEVISION     PRO FORMA
                                                        HISTORICAL     TRANSACTIONS*    CABLEVISION    OF BOSTON*     AS ADJUSTED
                                                        -----------    -------------    -----------    -----------    -----------
                       ASSETS
Cash and cash equivalents............................   $    23,487      $     236 (1)   $    19,723     $   5,967 (4)  $   22,690
                                                                            (4,000)(2)                      (3,000)(5)
Accounts receivable, trade...........................        71,406            331 (1)        71,737         2,165 (4)      73,902
Notes and other receivables..........................        17,872            502 (1)        18,374           601 (4)      18,975
Prepaid expenses and other current assets............        13,256            464 (1)        13,720           470 (4)      14,190
Property, plant and equipment, net...................       916,312        103,604 (1)     1,019,916        35,863 (4)   1,055,779
Investments in and advances to affiliates............       182,080            324 (1)       182,404       (17,462)(4)     164,942
Feature film inventory...............................       151,113                          151,113                       151,113
Intangible assets, net...............................       795,631        133,610 (3)       929,241       114,188 (5)   1,042,204
                                                                                                            (1,225)(6)
Deferred financing, interest expense and other costs,
  net................................................        83,711        (33,617)(2)        50,094         1,000 (5)      51,094
                                                        -----------    -----------     -------------    -----------    -----------
                                                        $ 2,254,868      $ 201,454       $ 2,456,322     $ 138,567      $2,594,889
                                                        -----------    -------------   -------------    -----------    -----------
                                                        -----------    -------------   -------------    -----------    -----------
      LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Accounts payable.....................................   $   117,203      $   9,381 (1)       126,584     $   9,286 (4)  $  135,870
Accrued expenses.....................................       213,562         10,690 (1)       224,252         9,186 (4)     233,438
Accounts payable to affiliates.......................        27,577                           27,577           665 (4)      28,242
Feature film rights payable..........................       131,026                          131,026                       131,026
Bank debt............................................     1,499,762                        1,499,762        80,773 (5)   1,580,535
Senior debt..........................................       880,888        215,000 (1)       595,888                       595,888
                                                                          (500,000)(2)
Subordinated debentures..............................       623,571                          623,571                       623,571
Subordinated notes payable...........................       141,268                          141,268                       141,268
Obligation to related party..........................       190,212                          190,212                       190,212
Capital lease obligations and other debt.............        10,241                           10,241         2,048 (4)      12,289
                                                        -----------    -------------   -------------    -----------    -----------
                                                          3,835,310       (264,929)        3,570,381       101,958       3,672,339
                                                        -----------    -------------   -------------     -----------   -----------
Deficit investment in affiliates.....................       436,321                          436,321                       436,321
                                                        -----------                                                    -----------
Stockholders' deficiency:
  Preferred stock....................................             2              5 (2)             7                             7
  Common stock.......................................           238                              238             6 (5)         244
  Par value in excess of capital contributed.........       (71,888)       499,995 (2)       428,107        37,828 (5)     464,710
                                                                                                            (1,225)(6)
  Accumulated deficit................................    (1,941,878)       (33,617)(2)    (1,975,495)                   (1,975,495)
                                                        -----------    -------------     -----------    -----------   ------------
                                                         (2,013,526)       466,383        (1,547,143)       36,609      (1,510,534)
Less, treasury stock, at cost (50,000 shares)........        (3,237)                          (3,237)                       (3,237)
                                                        -----------    -------------     -----------    -----------    -----------
                                                         (2,016,763)       466,383        (1,550,380)       36,609      (1,513,771)
                                                        -----------    -------------     -----------    -----------    -----------
                                                        $ 2,254,868      $ 201,454       $ 2,456,322     $ 138,567      $2,594,889
                                                        -----------    -------------     -----------    -----------    -----------
                                                        -----------    -------------     -----------    -----------    -----------

------------

* See Note A of Notes to Condensed Pro Forma Consolidated Financial Statements.

            CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    PRO FORMA ADJUSTMENTS*
                                          ------------------------------------------
                                                         MONMOUTH
                                                          CABLE,
                                                        RIVERVIEW
                                          AMERICAN      CABLE AND        PROPOSED V
                           CABLEVISION     MOVIE        FRAMINGHAM         CABLE           PRO FORMA       CABLEVISION
                           HISTORICAL     CLASSICS        CABLE         TRANSACTIONS      CABLEVISION      OF BOSTON*
                           -----------    --------      ----------      ------------      -----------      -----------
Net Revenues............    $ 837,169     $50,951 (7)    $ 47,286 (13)     $ 71,960 (19)  $ 1,007,366        $59,239 (24)
                           -----------    --------      ----------      ------------      -----------      -----------
Operating expenses:
  Technical.............      302,885      16,262 (7)      15,127 (13)       29,674 (19)      363,948         26,749 (24)
  Selling, general and
    administrative......      195,942      16,105 (7)       9,199 (13)       20,776 (19)      239,135         17,119 (24)
                                             (859)(11)     (2,028)(16)                                        (2,092)(25)
  Restructuring
    charge..............        4,306                                                           4,306
  Depreciation and
    amortization........      271,343         142 (7)      12,488 (13)       41,861 (19)      360,012          8,428 (24)
                                           10,827 (12)     27,273 (14)       (3,922)(23)                      11,038 (25)
                           -----------    --------      ----------      ------------      -----------    -----------
                              774,476      42,477          62,059            88,389           967,401         61,242
                           -----------    --------      ----------      ------------      -----------    -----------
    Operating profit
      (loss)............       62,693       8,474         (14,773)          (16,429)           39,965         (2,003)
Other income (expense):
  Interest expense......     (263,299)     (1,510)(7)     (4,657)(13)       (24,195)(19)     (259,040)        (8,955)(24)
                                           (7,615)(9)    (11,093)(15)        47,323 (20)                       1,552 (26)
                                                                              6,006 (22)
  Interest income.......        1,518         305 (7)         59 (13)           236 (19)        2,118            216 (24)
  Share of affiliates'
    net loss............      (82,864)     (4,304)(10)      (521)(17)         8,594 (19)      (79,367)
                                                            (272)(18)
  Write off of deferred
    financing costs.....       (9,884)                                                         (9,884)
  Loss on redemption of
    debt................       (7,088)                                                         (7,088)
  Provision for
    preferential payment
    to related party....       (5,600)                                                         (5,600)
  Minority interest.....       (3,429)     (4,321)(8)                                          (7,750)
  Miscellaneous, net....       (7,198)        (23)(7)       (131)(13)        (1,280)(19)       (8,632)          (307)(24)
                           -----------    --------      ----------      ------------      -----------    -----------
Loss before
  extraordinary item....     (315,151)     (8,994)       (31,388)            20,255          (335,278)        (9,497)
Extraordinary item:
  Loss on redemption of
    debt................                                                    (40,457)(20)      (40,457)
                           -----------    --------      ----------      ------------      -----------    -----------
Net loss................     (315,151)     (8,994)       (31,388)           (20,202)         (375,735)        (9,497)
Preferred stock dividend
  requirement...........       (6,385)                                      (43,403)(21)      (49,788)
                           -----------    --------      ----------      ------------      -----------    -----------
Net loss applicable to
  common shareholders...    $(321,536)    $(8,994)      $(31,388)          $(63,605)      $  (425,523)       $(9,497)
                           -----------    --------      ----------      ------------      -----------    -----------
                           -----------    --------      ----------      ------------      -----------    -----------
Loss per common share
  before extraordinary
  item..................    $  (13.72)
Extraordinary item......       --
                           -----------
Net loss per common
  share.................    $  (13.72)
                           -----------
                           -----------
Average number of common
  shares outstanding (in
  thousands)............       23,444                                                          23,444            593 (24)
                           -----------                                                    -----------    -----------
                           -----------                                                    -----------    -----------


                           PRO FORMA
                          AS ADJUSTED
                          -----------
Net Revenues............  $1,066,605
                          -----------
Operating expenses:
  Technical.............     390,697
  Selling, general and
    administrative......     254,162

  Restructuring
    charge..............       4,306
  Depreciation and
    amortization........     379,478

                          -----------
                           1,028,643
                          -----------
    Operating profit
      (loss)............      37,962
Other income (expense):
  Interest expense......    (266,443)

  Interest income.......       2,334
  Share of affiliates'
    net loss............     (79,367)

  Write off of deferred
    financing costs.....      (9,884)
  Loss on redemption of
    debt................      (7,088)
  Provision for
    preferential payment
    to related party....      (5,600)
  Minority interest.....      (7,750)
  Miscellaneous, net....      (8,939)
                          -----------
Loss before
  extraordinary item....    (344,775)
Extraordinary item:
  Loss on redemption of
    debt................     (40,457)
                          -----------
Net loss................    (385,232)
Preferred stock dividend
  requirement...........     (49,788)
                          -----------
Net loss applicable to
  common shareholders...  $ (435,020)
                          -----------
                          -----------
Loss per common share
  before extraordinary
  item..................  $   (16.42)
Extraordinary item......       (1.68)
                          -----------
Net loss per common
  share.................  $   (18.10)
                          -----------
                          -----------
Average number of common
  shares outstanding (in
  thousands)............      24,037
                          -----------
                          -----------


------------

* See Note B of Notes to Condensed Pro Forma Consolidated Financial Statements.

            CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1995
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                         PROPOSED
                                                       CABLEVISION        V CABLE        PRO FORMA     CABLEVISION
                                                       HISTORICAL      TRANSACTIONS*    CABLEVISION    OF BOSTON*      PRO FORMA
                                                       -----------     -------------    -----------    -----------     ---------

Net Revenues........................................    $ 509,135        $  37,892(27)   $ 547,027       $30,671(32)  $ 577,698
                                                       -----------     -------------    -----------    -----------     ---------
Operating expenses:
  Technical.........................................      193,243           16,596(27)     209,839        14,334(32)    224,173
  Selling, general and administrative...............      131,611           11,004(27)     142,615         9,510(32)    151,035
                                                                                                          (1,090)(33)
  Depreciation and amortization.....................      159,537           19,560(27)     177,479         4,421(32)    187,419
                                                                            (1,618)(31)                    5,519(33)
                                                       -----------     -------------    -----------    -----------     ---------
                                                          484,391           45,542         529,933        32,694        562,627
                                                       -----------     -------------    -----------    -----------     ---------
    Operating profit (loss).........................       24,744           (7,650)         17,094        (2,023)        15,071
Other income (expense):
  Interest expense..................................     (155,318)         (12,642)(27)   (133,922)       (5,397)(32)  (137,566)
                                                                            30,477(28)                     1,753(34)
                                                                             3,561(30)
  Interest income...................................          790               38(27)         828           162(32)        990
  Share of affiliates' net loss.....................      (52,692)           2,840(27)     (49,852)                     (49,852)
  Write off of deferred financing costs.............       (2,888)                          (2,888)                      (2,888)
  Provision for preferential payment to related
    party...........................................       (2,800)                          (2,800)                      (2,800)
  Minority interest.................................       (4,276)                          (4,276)                      (4,276)
  Miscellaneous, net................................       (2,999)            (237)(27)     (3,236)          (89)(32)    (3,325)
                                                       -----------     -------------    -----------    -----------     ---------
Net loss............................................     (195,439)          16,387        (179,052)       (5,594)      (184,646)
Preferred stock dividend requirement................       (4,918)         (21,075)(29)    (25,993)                     (25,993)
                                                       -----------     -------------    -----------    -----------     ---------
Net loss applicable to common shareholders..........    $(200,357)       $  (4,688)      $(205,045)      $(5,594)     $(210,639)
                                                       -----------     -------------    -----------    -----------     ---------
                                                       -----------     -------------    -----------    -----------     ---------
Net loss per common share...........................    $   (8.45)                                                     $  (8.67)
                                                       -----------                                                     ---------
                                                       -----------                                                     ---------
Average number of common shares outstanding (in
  thousands)........................................       23,710                           23,710           593(32)     24,303
                                                       -----------                      -----------    -----------     ---------
                                                       -----------                      -----------    -----------     ---------


------------

* See Note C of Notes to Condensed Pro Forma Consolidated Financial Statements.

Note A -- Notes to Condensed Pro Forma Balance Sheet as of June 30, 1995

PROPOSED V CABLE TRANSACTIONS

 (1) As a result of the proposed acquisition of 80% of the partnership interests in U.S. Cable not already owned by V Cable to be effected in connection with the Proposed V Cable Transactions, the assets and liabilities of U.S Cable will be combined with Cablevision's consolidated balance sheet amounts. The adjustments referenced by this Note (1) reflect the consolidation of such amounts as of the balance sheet date.

 (2) In connection with the Proposed V Cable Transactions, Cablevision will redeem the outstanding preferred stock on the books of U.S. Cable for $4,000,000 and will issue $500,000,000 of its preferred stock to GECC. The proceeds from this issuance will be used to repay $450,000,000 of V Cable and/or VC Holding debt to GECC and provide V Cable with $50,000,000 to make a preferred capital contribution to U.S. Cable, which will repay an equivalent amount of its debt to GECC. Deferred interest expense and financing costs of $33,617,000 related to V Cable's assumption of U.S. Cable's debt in the 1992 V Cable Reorganization will be written off in connection with the repayment of such debt.

 (3) Represents the excess ($133,610,000) of the purchase price of U.S. Cable over the value of the net liabilities acquired.

CABLEVISION OF BOSTON MERGER

 (4) As a result of the Merger, the assets and liabilities purchased will be combined with Cablevision's consolidated balance sheet amounts. The adjustments referenced by this Note (4) reflect the consolidation of such amounts as of the balance sheet date.

 (5) Represents (a) the total cost of interests in the Partnership not owned by Cablevision to be paid by the issuance of Class A Common Stock of Cablevision valued at $37,834,000, (b) estimated transaction costs of $2,000,000 and financing costs of $1,000,000, (c) bank borrowings of $80,773,000 to be used to refinance the Partnership's bank debt and accrued interest thereon of $61,106,000 and repay amounts owed to Mr. Dolan aggregating $19,667,000 for management fees, loans, accrued interest thereon of $61,106,000 and repay amounts owed to Mr. Dolan aggregating
     $19,667,000 for management fees, loans, accrued interest, thereon and preferred equity and (d) the excess ($114,188,000) of the purchase price over the value of the net liabilities acquired.

 (6) Represents the amount paid to Mr. Dolan for his general partnership interest and the assumption of his share of the excess liabilities over net assets of the Partnership ($1,225,000) (such amount to be charged to par value in excess of capital contributed). Interests in the Dolan-owned assets and liabilities are recorded in the pro forma balance sheet at the Partnership's historical cost.

Note B -- Notes to Condensed Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 1994

AMERICAN MOVIE CLASSICS COMPANY ACQUISITION

 (7) As a result of the AMCC Acquisition, which was consummated on July 11, 1994, the results of operations of AMCC are combined with Cablevision's consolidated results of operations. The adjustments referenced by this Note
     (7) reflect the consolidation of such amounts for the period January 1, 1994 through July 10, 1994.

 (8) Represents the 25.1% minority partnership interest in the results of operations of AMCC owned by NBC and Liberty Media Corporation.

 (9) Represents interest expense, at 8.0% per annum, on the $181,903,000 of debt incurred by Cablevision to fund the purchase of the additional approximate 50% interest in AMCC. NBC will not share in this expense.

Note B -- Notes to Condensed Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 1994 -- (Continued)

(10) Represents the income of AMCC previously recorded by Cablevision using the equity method of accounting.

(11) Represents the elimination of management fees paid to the former partner by AMCC. In connection with the purchase of the approximate 50% interest in AMCC, Cablevision also purchased the right to receive such fees in the future.

(12) Represents the amortization, based on an average 10-year life, of the excess cost over fair value of assets acquired resulting from the purchase of the additional approximate 50% interest in AMCC. NBC will not share in this expense.

MONMOUTH CABLE, RIVERVIEW CABLE AND FRAMINGHAM CABLE ACQUISITION

(13) As a result of the acquisition of Monmouth Cable and Riverview Cable, which was consummated on August 8, 1994, the results of operations of Monmouth Cable and Riverview Cable are combined with Cablevision's consolidated results of operations. The adjustments referenced by this Note (13) reflect the consolidation of such amounts for the period January 1, 1994 through August 7, 1994.

(14) Represents the depreciation and amortization, based on an average 10-year life, of the step-up in property, plant and equipment, franchise costs and the excess cost over fair value of assets acquired of $39,761,000 for the period, offset by the elimination of pre-acquisition depreciation and amortization of $12,488,000.

(15) Represents interest expense of $15,750,000 attributable to $237,800,000 of bank borrowings (interest expense of $10,444,000 at a 7.32% interest rate); $132,158,000 of 6% senior subordinated notes (interest expense of $4,758,000); $9,110,000 of a 6% indemnification note (interest expense of $328,000); and amortization of deferred finance costs of $220,000 offset by pre-acquisition interest expense of $4,657,000 incurred by Monmouth Cable and Riverview Cable.


(16) Represents the elimination of management fees of $2,378,000 paid to former general partners by Monmouth Cable and Riverview Cable and the elimination of an adjustment ($350,000) made in the first half of 1994 to reduce prior period overaccruals of franchise fees.


(17) As a result of the acquisition of Framingham Cable, which was consummated on August 8, 1994, by Cablevision and Warburg Pincus, a 30% Pre-Payout Interest in the results of Framingham Cable will be combined with Cablevision's consolidated results of operations. The adjustment referenced by this Note (17) reflects the 30% Pre-Payout Interest for the period January 1, 1994 through August 7, 1994.

(18) Represents Cablevision's 30% share of reduced costs for Framingham Cable management fees of $56,000, offset by additional expenses relating to the Framingham Cable acquisition for depreciation and amortization of $249,000 and interest of $79,000.

PROPOSED V CABLE TRANSACTIONS

(19) As a result of the proposed acquisition of 80% of the partnership interests in U.S. Cable not already owned by V Cable to be effected in connection with the Proposed V Cable Transactions, the results of operations of U.S. Cable will be combined with Cablevision's consolidated results of operations. The adjustments referenced by this Note (19) reflect the consolidation of such amounts for the year ended December 31, 1994 and the elimination of Cablevision's share of losses in U.S. Cable previously recorded on the equity basis.

(20) Represents the reduction in interest expense, at an average interest rate of 10.5%, resulting from the net repayment of $450,000,000 of V Cable and/or VC Holding debt from the proceeds of the issuance of the preferred stock in the Proposed V Cable Transactions. In addition, Cablevision will

Note B -- Notes to Condensed Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 1994 -- (Continued)

     write   off  deferred  interest  and  financing  costs  of  $40,457,000  in connection with the repayment of U.S. Cable debt assumed by V Cable in the 1992 V Cable Reorganization.

(21) Represents the dividends payable to GECC on the preferred stock to be issued in the Proposed V Cable Transactions. This amount does not take into account any gross up required to be paid to a holder of preferred stock failing to obtain a dividends received deduction.

(22) Represents the reduction in interest expense, at an average interest rate of 12.0%, resulting from the repayment of $50,000,000 of U.S. Cable debt from the proceeds of the issuance of preferred stock and certain reductions in U.S. Cable's debt resulting from the Proposed V Cable Transactions.

(23) Represents the depreciation and amortization, based on an average 10-year life, of the step-up in property, plant and equipment, franchise costs and the excess cost over fair value of assets acquired of $37,939,000 for the period, offset by the elimination of pre-acquisition depreciation and amortization of $41,861,000.

CABLEVISION OF BOSTON MERGER

(24) As a result of the Merger (and related issuance of approximately 593,000 shares of the Company's Class A Common Stock), the results of operations of the Partnership will be combined with Cablevision's consolidated results of operations. The adjustments referenced by this Note (24) reflect the consolidation of such amounts for the year ended December 31, 1994.

(25) Represents the amortization, based on an average 10-year life, of the excess cost over fair value of assets acquired of $11,296,000 for the period, offset by the elimination of amortization of previous intangibles of $258,000 and the elimination from selling, general and administrative expenses of management fees payable by the Partnership to Cablevision Systems Services Corporation ($2,092,000).

(26) Represents interest expense of $7,188,000 attributable to $80,773,000 of bank debt (8.9% interest rate) reduced by pre-acquisition interest expense of $8,740,000 incurred by the Partnership on its bank debt and debt owed to Mr. Dolan and Cablevision.

Note C -- Notes to Condensed Pro Forma Consolidated Statement of Operations for the Six Months Ended June 30, 1995

PROPOSED V CABLE TRANSACTIONS

(27) As a result of the proposed acquisition of 80% of the partnership interests in U.S. Cable not already owned by V Cable to be effected in connection with the Proposed V Cable Transactions, the results of operations of U.S. Cable will be combined with Cablevision's consolidated results of operations. The adjustments referenced by this Note (27) reflect the consolidation of such amounts for the six months ended June 30, 1995 and the elimination of the Company's share of losses in U.S. Cable previously recorded on the equity basis.


(28) Represents the reduction in interest expense of $23,672,000, at an average interest rate of 10.6%, resulting from the net repayment of $450,000,000 of V Cable and/or VC Holding debt from the proceeds of the issuance of the preferred stock in the Proposed V Cable Transactions. In addition, amortization of deferred interest and financing costs of $6,805,000 is eliminated in connection with the repayment of U.S. Cable debt assumed by V Cable in the 1992 V Cable Reorganization. Because the write off of deferred interest and financing costs related to this transaction has been reflected in the Condensed Pro Forma Consolidated Statement of Operations for the year ended December 31, 1994, no such write off has been made in the Condensed Pro Forma Consolidated Statement of Operations for the six months ended June 30, 1995.

Note C -- Notes to Condensed Pro Forma Consolidated Statement of Operations for the Six Months Ended June 30, 1995 -- (Continued)

(29) Represents the dividends payable to GECC on the preferred stock to be issued in the Proposed V Cable Transactions. This amount does not take into account any gross up required to be paid to a holder of preferred stock failing to obtain a dividends received deductions.

(30) Represents the reduction interest expense, at an average interest rate of 11.6%, resulting from the repayment of $50,000,000 of U.S. Cable debt from the proceeds of the issuance of preferred stock and certain reductions in U.S. Cable's debt resulting from the Proposed V Cable Transactions.

(31) Represents the depreciation and amortization, based on an average 10-year life, of the step-up in property, plant and equipment, franchise costs and the excess cost over fair value of assets acquired of $17,942,000 for the period, offset by the elimination of pre-acquisition depreciation and amortization of $19,560,000.

CABLEVISION OF BOSTON MERGER

(32) As a result of the Merger (and related issuance of approximately 593,000 shares of the Company's Class A Common Stock), the results of operations of the Partnership will be combined with Cablevision's consolidated results of operations. The adjustments referenced by this Note (32) reflect the consolidation of such amounts for the six months ended June 30, 1995.

(33) Represents the amortization, based on an average 10-year life, of the excess cost over fair value of assets acquired of $5,648,000 for the period, offset by the elimination of amortization of previous intangibles of $129,000 and the elimination from selling, general and administrative expenses of management fees payable by the Partnership to Cablevision Systems Services Corporation ($1,090,000).

(34) Represents interest expense of $3,565,000 attributable to $80,773,000 of bank debt (8.9% interest rate) reduced by pre-acquisition interest expense of $5,318,000 incurred by the Partnership on its bank debt and debt owed to Mr. Dolan and Cablevision.

                            CERTAIN COMPARATIVE DATA


     The  following  table presents  book  value per  common  share or  Unit (as appropriate), cash dividends declared per share or cash distributions declared per Unit (as appropriate) and net loss per share or Unit (as appropriate): (i) on an historical basis for Cablevision and the Partnership; (ii) on a pro forma basis for Cablevision, giving effect to the Merger and the other transactions set forth under 'Cablevision Pro Forma Financial Information' (assuming the Merger and such other transactions had been effective for all periods presented); and (iii) on a pro forma equivalent basis per Unit for the Partnership, assuming the Merger and the other transactions set forth under 'Cablevision Pro Forma Financial Information' had been effective for all periods presented. Pro forma per share amounts are based on a price for Cablevision Class A Common Stock of $58.23, which would have been the Average Cablevision Stock Price if the Merger had been consummated on October 17, 1995.


                                                                                                      JUNE 30, 1995
                                                                                                      -------------
Book Value:
Cablevision:
     Historical book value per share..............................................................         $(84.77)
     Pro forma book value per share...............................................................         $(62.03)
Partnership:
     Historical book value per Unit...............................................................     $(34,565.22)
     Pro forma equivalent book value per Unit(1)..................................................     $ (9,427.54)


                                                                                                       YEAR ENDED
                                                                                  SIX MONTHS ENDED    DECEMBER 31,
                                                                                   JUNE 30, 1995          1994
                                                                                  ----------------    -------------

Cash Dividends/Distributions:
Cablevision:
     Historical cash dividends per share.......................................        -0-                -0-
     Pro forma cash dividends per share........................................        -0-                -0-
Partnership:
     Historical cash distributions per Unit....................................        -0-                -0-
     Pro forma equivalent cash distributions per Unit(1).......................        -0-                -0-

Net loss:
Cablevision:
     Historical net loss per share.............................................      $    (8.45)       $    (13.72)
     Pro forma net loss per share..............................................      $   (10.33)       $    (18.10)
Partnership:
     Historical net loss per Unit..............................................      $  (717.76)       $   (517.27)
     Pro forma equivalent net loss per Unit(1).................................      $(1,776.76)       $ (3,113.20)

------------

(1) Partnership pro forma equivalent per Unit data is computed by multiplying Cablevision's pro forma per share data (giving effect to the Merger and the other transactions set forth under 'Cablevision Pro Forma Financial Information') by the approximately 172 shares of Cablevision Class A Common Stock that would have been received by the Unaffiliated Limited Partners in respect of each Unit had the Merger been consummated on October 17, 1995.

                                CABLE REGULATION

     1984 CABLE ACT. In 1984, Congress enacted the Cable Communications Policy Act of 1984 (the '1984 Cable Act'), which set uniform national guidelines for cable regulation under the Communications Act of 1934. While several of the provisions of the 1984 Cable Act have been amended or superseded by the 1992 Cable Act, described below, other provisions of the 1984 Cable Act, including principal provisions relating to the franchising of cable television systems, remain in place. The 1984 Cable Act authorizes states or localities to franchise cable television systems but sets limits on their franchising powers. It sets a ceiling on cable franchise fees of 5% of gross revenues and prohibits localities from requiring cable operators to carry specific programming services. The 1984 Cable Act protects cable operators seeking franchise renewals by limiting the factors a locality may consider and requiring a due process hearing before denial. The 1984 Cable Act does not, however, prevent another cable operator from being authorized to build a competing system. The 1992 Cable Act prohibits franchising authorities from granting exclusive cable franchises and from unreasonably refusing to award an additional competitive franchise.

     The 1984 Cable Act allows localities to require free access to public, educational or governmental channels, but sets limits on the number of commercial leased access channels cable television operators must make available for potentially competitive services. The 1984 Cable Act prohibits obscene programming and requires the sale or lease of devices to block programming considered offensive.

     1992 CABLE ACT. On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the '1992 Cable Act') which represents a significant change in the regulatory framework under which cable television systems operate.

     After the effective date of the 1984 Cable Act, and prior to the enactment of the 1992 Cable Act, rates for cable services were unregulated for substantially all of the Related Partnerships' Systems and Cablevision's cable television systems. The 1992 Cable Act reintroduced rate regulation for certain services and equipment provided by most cable systems in the United States, including those provided by the Related Partnerships' Systems and substantially all of Cablevision's cable television systems. Only cable systems facing 'effective competition' from multichannel video programming distributors offering service to at least 50% of the households in a particular operator's franchise area and actually providing service to 15% of the households in the franchise area are exempt from rate regulation under the 1992 Cable Act. On April 1, 1993, the FCC adopted rules implementing the rate regulation provisions of the 1992 Cable Act.

     The 1992 Cable Act requires each cable system to establish a basic service package consisting, at a minimum, of all local broadcast signals and all non-satellite delivered distant broadcast signals that the cable system wishes to carry, and all public, educational and governmental access programming. The rates for the basic service package are subject to regulation by local franchising authorities. Under the FCC's April 1, 1993 rate regulation rules, a cable operator whose per channel rates as of September 30, 1992 exceeded an FCC established benchmark was required to reduce its per channel rates for the basic service package by up to 10% unless it could justify higher rates on the basis of its costs. On February 22, 1994, after reconsideration, the FCC ordered a further reduction of 7% in rates for the basic service tier in effect on September 30, 1992, for an overall reduction of 17% from those rates. The amount of this 17% decrease that is below a new per channel benchmark need not be implemented pending completion of FCC studies of the costs of below-benchmark cable systems. Franchise authorities (local municipalities or state cable television regulators) are also empowered to regulate the rates charged for the installation and lease of the equipment used by subscribers to receive the basic service package (including a converter box, a remote control unit and, if requested by a subscriber, an addressable converter box or other equipment required to access programming offered on a per channel or per program basis), including equipment that may also be used to receive other packages of programming, and the installation and monthly use of connections for additional television sets. The FCC's rules require franchise authorities to regulate rates for equipment and connections for additional television sets on the basis of an actual cost formula developed by the FCC, plus a return of 11.25%. No additional charge is permitted for the delivery of regulated services to additional sets unless the operator incurs additional programming costs in connection with the delivery of such services to multiple sets.

     The FCC may, in response to complaints by a subscriber, municipality or other governmental entity, reduce the rates for cable programming service packages other than the basic service package (i.e. 'cable programming services tiers') if it finds that such rates are unreasonable. The FCC will in response to complaints also regulate, on the basis of actual cost, the rates for equipment used only to receive these higher packages. Services offered on a per channel or per program basis and packages of such services that were offered prior to April 1, 1993 are not subject to rate regulation by either municipalities or the FCC. The FCC on February 22, 1994 adopted criteria to assess whether other packages of 'a la carte' or per channel offerings created after April 1, 1993 should be regulated as a tier of services by the FCC or should be treated as unregulated offerings.

     The regulations adopted by the FCC on April 1, 1993, including the original rate benchmarks, became effective on September 1, 1993. The new rate regulations adopted by the FCC on February 22, 1994, including the new benchmarks, became effective in May, 1994.

     The FCC's rules provide that, unless a cable operator can justify higher rates on the basis of its costs, increases in the rates charged by the operator for the basic service package or any other regulated package of service may not exceed an inflation indexed amount, plus increases in certain costs beyond the cable operator's control, such as taxes, franchise fees and increased programming costs that exceed the inflation index. A cable operator may not pass through to subscribers any amounts paid by the operator on or before October 6, 1994, to broadcast stations for the retransmission of their signals. Increases in retransmission fees above those in effect on that day may be passed through to subscribers. As part of the implementation of its rate regulations, the FCC froze all cable service rates until May 15, 1994 and provided cable operators with the option to defer refund liabilities by continuing rates in effect until July 15, 1994. The Related Partnerships and Cablevision elected to defer their refund liabilities.

     On February 22, 1994, the FCC adopted guidelines for cost-of-service showings that establish a regulatory framework pursuant to which a cable television operator may attempt to justify rates in excess of the benchmarks. Such justification would be based upon (i) the operator's costs in operating a cable television system (including certain operating expenses, depreciation and taxes) and (ii) a return on the investment the operator has made to provide regulated cable television services in such system (such investment being referred to as its 'ratebase,' which includes working capital and certain costs associated with the construction of such system). The guidelines (1) create a rebuttable presumption that excludes from a cable television operator's ratebase any 'excess acquisition costs' (equal to the excess of the purchase price for a cable television system over the original construction cost of such system, or its book value at the time of acquisition), (2) include in the ratebase the costs associated with certain intangibles such as franchise rights and customer lists, and (3) set a uniform rate of return for regulated cable television service of 11.25% after taxes. The interim guidelines originally included a 'productivity offset feature' that could reduce otherwise justifiable rate increases based on a claimed increase in a cable television system's operational efficiencies. The FCC dropped this proposal in September 1994.

     On November 10, 1994, the FCC amended its policy regarding rate regulation of packages of a la carte services. The FCC ruled that all packages of a la carte services would be subject to its regulatory authority, but expressly disclaimed any intent to regulate traditional packages of premium movie services and 'grandfathered' a la carte packages created prior to April 1, 1993. The Commission also authorized operators, subject to certain conditions, to offer so-called New Product Tiers ('NPTs') at prices they elect, so long as such NPTs do not contain channels that were offered on regulated service tiers as of September 30, 1994. With respect to packages of a la carte services created between April 1, 1993 and September 30, 1994, the Commission has generally determined that such packages may be treated as NPTs if they contain six or fewer channels.

     The FCC, in addition to revising its rules governing a la carte channels, also on November 10, 1994 revised its regulations governing the manner in which cable operators may charge subscribers for new channels added to cable programming services tiers. The FCC instituted a three-year flat fee mark-up plan for charges relating to new channels added to cable programming services tiers in addition to the present formula for calculating the permissible rate for new services. Commencing on January 1, 1995, operators may charge for new channels added to cable programming services tiers added after May 14,

1994 at a markup of up to 20 cents per channel over actual programming costs, but may not make adjustments to monthly rates for these new services totaling more than $1.20, plus an additional 30 cents solely for programming license fees, per subscriber over the first two years of the three-year period. Cable operators may charge an additional 20 cents in the third year only for channels added in that year. Cable operators electing to use the 20 cent per channel adjustment may not take a 7.5% mark-up on programming cost increases, which is permitted under the FCC's current rate regulations. The FCC requested further comment on whether cable operators should continue to receive the 7.5% mark-up on increases in license fees on existing programming services.

     Under the 1992 Cable Act, systems may not require subscribers to purchase any service package other than the basic service package as a condition of access to video programming offered on a per channel or per program basis. Cable systems are allowed up to ten years to the extent necessary to implement the necessary technology to facilitate this access. The Systems are currently capable of implementing the technology mandated by the 1992 Cable Act.

     In  addition,  the  1992 Cable  Act  (i) requires  cable  programmers under certain circumstances to offer their programming to present and future competitors of cable television such as multichannel multipoint distribution services ('MMDS'), satellite master antenna systems ('SMATV') and direct broadcast satellite systems operators and prohibits new exclusive contracts with program suppliers without FCC approval, (ii) directs the FCC to set standards for limiting the number of channels that a cable television system operator could program with programming services controlled by such operator, (iii) bars municipalities from unreasonably refusing to grant additional competitive franchises, (iv) requires cable television operators to carry ('Must Carry') all local broadcast stations (including home shopping broadcast stations) or, at the option of a local broadcaster, to obtain the broadcaster's prior consent for retransmission of its signal ('Retransmission Consent'), (v) requires cable television operators to obtain the consent of any non-local broadcast station prior to retransmitting its signal and (vi) regulates the ownership by cable operators of other media such as MMDS and SMATV. In connection with clause (ii) above concerning limitations on affiliated programming, the FCC has established a 40% limit on the number of channels of a cable television system that can be occupied by programming services in which the system operator has an attributable interest and a national limit of 30% on the number of households that any cable company can serve. A Federal district court has found the national limit on the number of households that can be served by a cable operator to be unconstitutional and the effect of this limitation has been stayed pending review by a Federal appeals court. In connection with clause (iv) above concerning retransmission of a local broadcaster's signals, a substantial number of local broadcast stations are currently carried by the Related
Partnerships'  Systems  and  Cablevision's  cable  television  systems  and have elected to negotiate with the Related Partnerships and Cablevision for Retransmission Consent. Although the Related Partnerships and Cablevision have obtained Retransmission Consent agreements with all broadcast stations they currently carry, a number of these agreements are temporary in nature and the potential remains for discontinuation of carriage if an agreement is not ultimately reached.

     The FCC has imposed new regulations under the 1992 Cable Act in the areas of customer service, technical standards, equal employment opportunity, privacy, rates for leased access channels, obscenity and indecency, disposition of a customer's home wiring and compatibility between cable systems and other consumer electronic equipment such as 'cable ready' television sets and videocassette recorders.


     A number of lawsuits have been filed in federal court challenging the constitutionality of various provisions of the 1992 Cable Act. A challenge to the constitutionality of the 1992 Cable Act's Must Carry rules was denied by a federal court in April 1993. On appeal, the United States Supreme Court returned this decision to the lower court for further proceedings. Most other challenged provisions of the 1992 Cable Act have been upheld at the federal district court level, including provisions governing rate regulation and retransmission consent, but an appeal to the U.S. Court of Appeals for the District of Columbia Circuit of that decision has been filed. Neither the Partnership nor Cablevision can predict the outcome of any of the foregoing litigation affecting the 1992 Cable Act. The material provisions of the 1992 Cable Act remain in effect during the pendency of the litigation. In a separate challenge to the FCC's rate regulation scheme under the 1992 Cable Act, a Federal appeals court upheld the material aspects of the rate regulation scheme.

     IMPACT OF PENDING TELECOMMUNICATIONS LEGISLATION ON FCC CABLE RATE REGULATION. Both the U.S. Senate and the House of Representatives have passed legislation that would significantly relax cable rate regulation. The Senate bill would modify the 1992 Cable Act's definition of 'effective competition' to deregulate all cable rates, including basic service rates, whenever a telephone company begins to offer comparable video programming services to subscribers in a cable operator's franchise area. The Senate bill also limits the FCC's ability to regulate rates for non-basic services offered by an operator not subject to 'effective competition' only to instances in which an operator's rates for such services substantially exceed the national average. The regulation of rates for basic services offered by an operator not subject to 'effective competition' would remain unchanged.

     The House bill would deregulate all non-basic rates as soon as a telephone company has been authorized to construct video dialtone facilities or has been authorized by the FCC or local franchising authorities to provide video programming to subscribers in the operator's franchise area by any means. The House bill also would deregulate non-basic rates in all franchise areas 15 months after the date of enactment.

     The differences between the Senate- and House-passed bills must be reconciled before the legislation would become law. Neither the Partnership nor Cablevision can at this point predict whether the legislation ultimately will be enacted into law or the final form the legislation may take.

     In December 1994, the Federal Communications Commission's Cable Services Bureau (the 'Bureau') issued an order (the 'Order') holding that the Partnership's Family Cable programming package should have been subject to rate regulation as of September 1, 1993. If the Order were to have been sustained on appeal by the FCC, it would have required the Partnership to reduce the rates it charges for its basic service tier and for its Metro Service package of programming services. The Order also stated that the Partnership would have been liable for refunds on account of the Order, for the difference between the rates charged for these service packages and the rates that would have been charged for them if Family Cable had been considered a regulated offering as of September 1, 1993.

     The Partnership filed a motion to ask the Bureau to reconsider its Order. In February 1995, the Bureau ordered a stay of the Order pending resolution of the Partnership's motion for reconsideration. In April 1995, the FCC tentatively agreed to terms proposed by the Partnership that would resolve issues raised by the Order and pending rate complaints against the Partnership. Under the terms, the Partnership would not be required to make any further reduction in rates or any additional subscriber refunds. On August 7, 1995, the FCC issued an order adopting the terms proposed by the Partnership.

     OTHER FCC REGULATION. In addition to the rules and regulations promulgated by the FCC under the 1984 Cable Act and the 1992 Cable Act, the FCC has promulgated other rules affecting the Related Partnerships and Cablevision. FCC rules require that cable systems black out certain network and sports programming on imported distant broadcast signals upon request. The FCC also requires that cable systems delete syndicated programming carried on distant signals upon the request of any local station holding the exclusive right to broadcast the same program within the local television market and, in certain cases, upon the request of the copyright owner of such programs. These rules affect the diversity and cost of the Related Partnerships' and Cablevision's programming options for their cable television systems.

     FCC regulation also includes matters regarding restrictions on origination and cablecasting by cable system operators; application of the rules governing political broadcasts; customer service; home wiring and limitations on advertising contained in nonbroadcast children's programming.

     Implementing provisions of the 1993 Budget Act, the FCC has adopted requirements for payment of annual 'regulatory fees.' For 1994, cable television systems are required to pay regulatory fees of $0.37 per subscriber, which may be passed on to subscribers as 'external cost' adjustments to basic cable service. This fee will be increased to $0.49 per subscriber for 1995. Fees are also assessed for other licenses, including licenses for business radio, cable television relay systems ('CARS') and earth stations, which, however, may not be collected directly from subscribers.

     The FCC has the authority to regulate utility company rates for cable rental of pole and conduit space. States can establish preemptive regulations in this area, and Massachusetts, the state in which the Related Partnerships' Systems operate, has done so. The FCC's technical guidelines for signal leakage

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became   substantially  more   stringent  in   July  1990   requiring  upgrading
expenditures by the Related Partnerships and Cablevision (which required expenditures have been made). Two-way radio stations, microwave-relay stations and satellite earth stations used by the Related Partnerships' and Cablevision's cable television systems are licensed by the FCC.

     Numerous federal court decisions, including several at the appeals court level, have agreed with challenges to the constitutionality of the existing statutory ban on telephone company ownership of cable systems. These rulings apply to telephone company ownership of cable systems in several states in which Cablevision owns systems. The Partnership also owns cable systems in the geographic area to which the ruling applies. Similar lawsuits have been filed in several other states in which Cablevision owns systems. Legislation to repeal this ban, subject to certain regulatory requirements, has passed both the U.S. Senate and House of Representatives; repeal has also been endorsed by the Clinton Administration. These bills also would permit a telephone company to acquire an in-region cable operator in certain small markets, under certain circumstances. The bills would also, inter alia, preempt state and locally-imposed barriers to the provision of intrastate and interstate telecommunications services by the Partnership, Cablevision and other cable systems operators, in competition with local telephone companies. The House of Representatives and the Senate have passed legislation accomplishing these changes in the law. There are differences between the Senate- and House-passed bills which must be reconciled before the legislation could be enacted into law. Neither the Partnership nor Cablevision can predict whether the legislation will be enacted into law or the final form that the legislation may take.

     In July 1992, the FCC voted to authorize additional competition to cable television by video programmers using broadband common carrier facilities constructed by telephone companies. The FCC allowed telephone companies to take ownership interests of up to 5% in such programmers. The FCC also reaffirmed an earlier holding, recently upheld on appeal by a federal court, that the programmers using such a telephone company-provided 'video dialtone' system would not need to obtain a state or municipal franchise. Several telephone companies have sought approval from the FCC to build such 'video dialtone' systems. Such a system has been proposed in Boston and Brookline as well as in several other communities in which Cablevision currently holds a cable franchise. Several of these systems have been approved by the FCC, but none in areas in which the Related Partnerships hold cable systems. Such a system has been proposed in several communities in which Cablevision currently holds a cable franchise.

     In January 1993, the FCC proposed establishing a new local multipoint distribution service ('LMDS,' sometimes referred to as 'cellular cable') in the virtually unused 28 Ghz band of the electromagnetic spectrum that could be used to offer multichannel video in competition with cable systems, as well as two-way communications services. The FCC has proposed issuing two LMDS licenses per market, using auctions or lotteries to select licensees. Suite 12 Group, the originator of this service, currently holds an experimental license and has constructed a video transmission service using the 28 Ghz band in a portion of an affiliate's service area.

     FEDERAL COPYRIGHT REGULATION. There are no restrictions on the number of distant broadcast television signals that cable television systems can import, but cable systems are required to pay copyright royalty fees to receive a compulsory license to carry them. The United States Copyright Office has increased the royalty fee from time to time. The FCC has recommended to Congress the abolition of the compulsory licenses for cable television carriage of broadcast signals. Any such action by Congress could adversely affect the Related Partnerships' and Cablevision's ability to obtain such programming and could increase the cost of such programming.

     CABLE TELEVISION CROSS-MEDIA OWNERSHIP LIMITATIONS. The 1984 Cable Act prohibits any person or entity from owning broadcast television and cable properties in the same market. The 1984 Cable Act also bars co-ownership of telephone companies and cable television systems operating in the same service areas, with limited exceptions for rural areas. The FCC may also expand the rural exemption for telephone companies offering cable service within their service areas. The FCC has modified its rule that formerly barred the commercial broadcasting networks (NBC, CBS and ABC) from owning cable television systems. The FCC rule does not allow the networks to acquire cable systems in markets in which they already own a broadcast station, and sets limitations on the percentage of homes that can be

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passed,  both nationally and  locally, by network-owned  cable systems. The 1992
Cable Act imposed limits on new acquisitions of SMATV or MMDS systems by cable operators in their franchise areas. There is no federal bar to newspaper ownership of cable television systems. The Related Partnerships and Cablevision do not have any prohibited cross-ownership interests. The telecommunications legislation pending in the Senate would eliminate the statutory cross-ownership limitations. The House bill, however, would retain the statutory cross-ownership limitation and the statutory limitation on ownership of SMATV and MMDS systems.


     STATE AND MUNICIPAL REGULATION OF CABLE TELEVISION. Regulatory responsibility for essentially local aspects of the cable business such as franchisee selection, system design and construction, safety and consumer services remains with either state or local officials and, in some jurisdictions, with both. The 1992 Cable Act expands the factors that a franchising authority can consider in deciding whether to renew a franchise and limits the damages for certain constitutional claims against franchising authorities for their franchising activities. State and local franchising jurisdiction is not unlimited, however, and must be exercised consistently with the provisions of the 1984 Cable Act and the 1992 Cable Act. Among the more significant restrictions that the 1984 Cable Act imposes on the regulatory jurisdiction of local franchising authorities is a 5% ceiling on franchise fees and mandatory renegotiation of certain franchise requirements if warranted by changed circumstances.

     Massachusetts has adopted legislation which specifically empowers state and local governing bodies to issue cable television licenses and to regulate various aspects of the cable television business. Massachusetts law establishes a Community Antenna Television Commission (the 'Television Commission') and empowers the Television Commission to promulgate rules and regulations to guide localities in the regulation of cable television franchises. Material provisions of the Massachusetts statute regulating cable television are incorporated in the Boston and Brookline Licenses. Before any changes in these licenses become final, a public hearing on such changes may be requested by the licensing authorities, the Related Partnerships, or 500 voters of the locality of the license. Massachusetts state rate regulations were superseded by the 1984 Cable Act and the 1992 Cable Act. See ' -- 1984 Cable Act' and ' -- 1992 Cable Act' above.

     The 1992 Cable Act authorizes state and local franchise authorities to regulate the basic cable service rates of certain cable television systems, including the Boston and Brookline Systems, consistent with FCC regulations. In its report and order on rate regulation, the FCC determined that the Television Commission is the 'franchising authority' for the purposes of carrying out rate regulation. The Television Commission notified the FCC of its intention to exercise this authority consistent with the FCC's regulations and adopted regulations stating that the Television Commission will regulate basic service tier and equipment rates either at the request of a local franchising authority or at its own initiative if it finds such regulation to be 'in the public interest.' The Television Commission has adopted procedures for rate regulation that require adjudicatory hearing procedures for determination of 'benchmark' rates as well as for cost of service regulation. Pursuant to these procedures, the Television Commission conducted hearings on the initial basic services rates of the Related Partnerships' Systems. A decision on these rates was issued in May 1994 and the Related Partnerships filed an appeal to the FCC which is pending. In addition, the Television Commission has established a pilot program to authorize up to six cities or towns to conduct rate regulation subject to review by the Television Commission. The City of Boston has been chosen to participate in the pilot program.

     A Massachusetts statute enacted at the end of 1991 authorizes cable television companies to enter multiple dwelling units to construct and install cable television facilities. This entry is subject to the right of the property owner to seek reasonable compensation for the occupation of property by such facilities pursuant to the state eminent domain statute and reasonable restrictions to protect the safety or appearance of buildings.

     The Massachusetts cable television statute also requires written municipal consent to any transfer of a cable television license or transfer of control of a cable television licensee. Such consent may not be arbitrarily or unreasonably withheld, and review is limited to the financial, technical, managerial, legal, and character qualifications of the transferee. Such consent is required to be obtained in connection with the consummation of the Transactions.

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     The Television Commission  has adopted billing  and termination of  service rules. These rules require that written disclosure of all billing practices and rates, including rates for all available levels of service, be provided to a customer prior to subscription. Prior notification of rate changes, retiering of services offered, and substantial changes in the number or type of programming services must be given to the Television Commission, the franchising authority, and all affected subscribers 30 days prior to institution. The rules prescribe bill formats and set standards for advance billing, late charges, termination of service and disconnect and downgrade charges, require that local procedures be established for resolution of billing disputes, and provide for optional Television Commission arbitration of such disputes.

     The Television Commission has also proposed rules that set specific timetables for the franchise renewal procedures established in the 1984 Cable Act, but has not yet adopted regulations in this area, and is not expected to adopt the proposed rules.

                    DESCRIPTION OF CABLEVISION CAPITAL STOCK

     Cablevision is authorized to issue 80,000,000 shares of capital stock, of which 50,000,000 shares are Cablevision Class A Common Stock, par value $.01 per share, 20,000,000 shares are Cablevision Class B Common Stock, par value $.01 per share and 10,000,000 shares are Preferred Stock, par value $.01 per share.

CABLEVISION CLASS A COMMON STOCK AND CABLEVISION CLASS B COMMON STOCK

     All shares of Cablevision common stock currently outstanding are fully paid and non-assessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

     VOTING. Holders of Cablevision Class A Common Stock are entitled to one vote per share. Holders of Cablevision Class B Common Stock are entitled to ten votes per share. All actions submitted to a vote of stockholders are voted on by holders of Cablevision Class A Common Stock and Cablevision Class B Common Stock voting together as a single class, except for the election of directors and as otherwise set forth below. With respect to the election of directors, holders of Cablevision Class A Common Stock will vote as a separate class and be entitled to elect 25% of the total number of directors constituting the whole Cablevision Board of Directors (the 'Cablevision Class A Directors') and, if such 25% is not a whole number, then the holders of Cablevision Class A Common Stock will be entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors. Holders of Cablevision Class B Common Stock, voting as a separate class, will be entitled to elect the remaining directors.

     If, however, on the record date for any stockholder meeting at which directors are to be elected, the number of outstanding shares of Cablevision Class A Common Stock is less than 10% of the total number of outstanding shares of both classes of common stock, the holders of Cablevision Class A Common Stock and Cablevision Class B Common Stock will vote together as a single class with respect to the election of directors and the holders of Cablevision Class A Common Stock will not have the right to elect 25% of the total number of directors but will have one vote per share for all directors and the holders of Cablevision Class B Common Stock will have ten votes per share for all directors.

     If, on the record date for any stockholder meeting at which directors are to be elected, the number of outstanding shares of Cablevision Class B Common Stock is less than 12 1/2% of the total number of outstanding shares of both classes of common stock, then the holders of Cablevision Class A Common Stock, voting as a separate class, would continue to elect a number of Cablevision Class A Directors equal to 25% of the total number of directors constituting the whole Cablevision Board of Directors and, in addition, would vote together with the holders of Cablevision Class B Common Stock to elect the remaining directors to be elected at such meeting, with the holders of Cablevision Class A Common Stock entitled to one vote per share and the holders of Cablevision Class B Common Stock entitled to ten votes per share.

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
     In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Cablevision Class B Common Stock, voting separately as a class, is required for the authorization or issuance of any additional shares of Cablevision Class B Common Stock and for any amendment, alteration or repeal of any provisions of Cablevision's Restated Certificate of Incorporation which would affect adversely the powers, preferences or rights of the Cablevision Class B Common Stock. The Cablevision Restated Certificate of Incorporation does not provide for cumulative voting.

     CONVERSION. The Cablevision Class A Common Stock has no conversion rights. The Cablevision Class B Common Stock is convertible into Cablevision Class A Common Stock in whole or in part at any time and from time to time on the basis of one share of Cablevision Class A Common Stock for each share of Cablevision Class B Common Stock.

     DIVIDENDS. Holders of Cablevision Class A Common Stock and Cablevision Class B Common Stock are entitled to receive dividends equally on a per share basis if and when such dividends are declared by the Board of Directors of Cablevision from funds legally available therefor. No dividend may be declared or paid in cash or property on shares of either Cablevision Class A Common Stock or Cablevision Class B Common Stock unless the same dividend is paid simultaneously on each share of the other class of common stock. In the case of any stock dividend, holders of Cablevision Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Cablevision Class A Common Stock) as holders of Cablevision Class B Common Stock receive (payable in shares of Cablevision Class B Common Stock). On June 14, 1994, Cablevision's stockholders approved an amendment to Cablevision's certificate of incorporation to permit the distribution of shares of capital stock of any Cablevision subsidiary to Cablevision common stockholders that differ to the extent that the Cablevision common stock differs as to voting rights and rights in connection with certain dividends.

     LIQUIDATION. Holders of Cablevision Class A Common Stock and Cablevision Class B Common Stock share with each other on a ratable basis as a single class in the net assets of Cablevision available for distribution in respect of Cablevision Class A Common Stock and Cablevision Class B Common Stock in the event of liquidation.

     OTHER TERMS. Neither the Cablevision Class A Common Stock nor the Cablevision Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

     In any merger, consolidation or business combination the consideration to be received per share by holders of either Cablevision Class A Common Stock or Cablevision Class B Common Stock must be identical to that received by holders of the other class of common stock, except that in any such transaction in which shares of capital stock are distributed, such shares may differ as to voting rights only to the extent that voting rights now differ between Cablevision Class A Common Stock and Cablevision Class B Common Stock.

     RESTRICTIONS ON OWNERSHIP. Transfer of shares of Cablevision Class A Common Stock or Cablevision Class B Common Stock which could result in a change of control of Cablevision may require the approval of state agencies or local franchising authorities in certain states in which Cablevision operates.

     TRANSFER   AGENT.  Cablevision's  transfer  agent  and  registrar  for  the
Cablevision Class A Common Stock is Mellon Securities Trust Company.

CABLEVISION PREFERRED STOCK

     The authorized preferred stock of Cablevision consists of (i) 200,000 shares of Series B Cumulative Convertible Preferred Stock, $.01 par value and $100 liquidation value per share (the 'Cablevision Series B Preferred Stock'), none of which are outstanding, (ii) 112,500 shares of Series C Cumulative Preferred Stock, $.01 par value and $100 liquidation value per share (the 'Cablevision Series C Preferred Stock'), of which 110,622 shares were outstanding at March 31, 1995, (iii) 112,500 shares of Series D Cumulative Preferred Stock, $.01 par value and $100 liquidation value per share, none of which are outstanding (the 'Cablevision Series D Preferred Stock'), (iv) 100,000 shares of Series E Redeemable Exchangeable Convertible Preferred Stock, $.01 par value and $1,000 liquidation

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

preference per share (the 'Series E Preferred Stock'), 100,000 of which are outstanding at March 31, 1995, (v) 100,000 shares of Series F Redeemable Preferred Stock, $.01 par value and $1,000 liquidation preference per share, none of which are outstanding (the 'Series F Preferred Stock'), and (vi) 4,500,000 shares of 11 3/4% Series G Redeemable Exchangeable Preferred Stock, $.01 par value and $100 initial liquidation preference per share, 2,500,000 shares of which were issued on September 26, 1995 and are outstanding (the 'Series G Preferred Stock' and the Cablevision Series B Preferred Stock, Cablevision Series C Preferred Stock, Cablevision Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock are hereinafter sometimes collectively referred to as the 'Cablevision Preferred Stock'). The Cablevision Series A Preferred Stock, $.01 par value, was cancelled by the Board of Directors of Cablevision on February 2, 1988. Cablevision does not expect to issue any Series B Preferred Stock. The Series D Preferred Stock is issuable upon conversion of the Series C Preferred Stock. Cablevision expects to redeem the Series E Preferred Stock on November 2, 1995. The Series F Preferred Stock is issuable upon conversion of the Series E Preferred Stock. Cablevision does not expect to issue any Series F Preferred Stock.


     The holders of Cablevision Series B Preferred Stock are entitled, when declared by the Cablevision Board of Directors, to dividends at the time legally available at the annual rate of $12.00 per share prior and in preference to any declaration of payment of any dividend on the common stock of Cablevision. The holders of Cablevision Series C Preferred Stock and Cablevision Series D Preferred Stock are entitled, when declared by the Cablevision Board of Directors, to dividends at the time legally available at the annual rate of $8.00 per share prior and in preference to any declaration of payment of any dividend on the common stock of Cablevision. The holders of the Series E Preferred Stock and the Series F Preferred Stock are entitled, when declared by the Board of Directors, to dividends at the time legally available at the floating rate of LIBOR plus 2.50% payable prior and in preference to any declaration of payment of any dividend on the common stock of Cablevision. Dividends on the Series E Preferred Stock and Series F Preferred Stock are payable, at Cablevision's option, either in cash or registered shares of Class A Common Stock with a value equalling 105% of the required dividend. The right to dividends on shares of Cablevision Preferred Stock are cumulative. In the event of any liquidation, dissolution or winding up of Cablevision, the holders of Cablevision Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are entitled to receive a preferential amount equal to $100 for each share of Cablevision Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock held plus all dividends (whether or not earned or declared) accrued and unpaid on such shares of Cablevision Preferred Stock to the date of final distribution in preference to any such distribution to the holders of the common stock of Cablevision. In the event of any liquidation, dissolution or winding up of the Registrant, the holders of Series E Preferred Stock and Series F Preferred Stock are entitled to receive a preferential amount equal to $1,000 for each share of Series E Preferred Stock and Series F Preferred Stock held plus all dividends (whether or not earned or declared) accrued and unpaid on such shares of Preferred Stock to the date of final distribution in preference to any such distribution to the holders of the common stock of Cablevision.

     Cablevision at its option may, but shall not be required to, redeem, at any time and from time to time, on not less than 30 days nor more than 60 days prior notice, any or all of the shares of Cablevision Series B Preferred Stock then outstanding at a price of $100 per share plus all dividends (whether or not earned or declared) accrued and unpaid on the shares of Cablevision Series B Preferred Stock to the date fixed for redemption (the 'Cablevision Series B Preferred Stock Redemption Price'). During the period ending 30 years from the date of authorization, no such redemption may be made unless the closing price per share of the Cablevision Class A Common Stock on any 20 trading days within a period of 30 consecutive trading days preceding the date of the notice of redemption was at least 150% of the conversion price of the Cablevision Series B Preferred Stock. Commencing 30 years from the date of authorization, the Cablevision Series B Preferred Stock may be redeemed at the Cablevision Series B Preferred Stock Redemption Price at any time.

     At any time and from time to time commencing on December 31, 1997, the holders of Cablevision Series C Preferred Stock and Cablevision Series D Preferred Stock may require Cablevision to redeem, upon 30 days notice to Cablevision, any or all of the shares of Cablevision Series C Preferred Stock and Cablevision Series D Preferred Stock then outstanding at a price equal to the lesser of (i) $100 per share or (ii) the present value of $100, discounted from December 31, 2007 to the date of such

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
redemption, plus, in each case, all dividends (whether or not earned or declared) accrued and unpaid on the shares of Cablevision Series C Preferred Stock and Cablevision Series D Preferred Stock to the date fixed for redemption (the 'Cablevision Series C Preferred Stock and Cablevision Series D Preferred
Stock Redemption Price'). Cablevision may, at its option, upon notice to the holders requesting redemption within 20 days of such holders' notice to Cablevision, convert all or part of such shares of Cablevision Series C Preferred Stock into Cablevision Class B Common Stock and all or part of such shares of Cablevision Series D Preferred Stock into Cablevision Class A Common Stock. Cablevision at its option may, but shall not be required to, redeem, at any time and from time to time after December 31, 1997, on not less than 30 days nor more than 60 days prior notice, any or all of the shares of Cablevision Series C Preferred Stock and Cablevision Series D Preferred Stock then outstanding at the Cablevision Series C Preferred Stock and Cablevision Series D Preferred Stock Redemption Price.

     At any time and from time to time until three days prior to a redemption by Cablevision, any holder of Cablevision Series B Preferred Stock may elect to convert such shares into that number of shares of Cablevision Class A Common Stock determined by dividing $100 plus an amount equal to all dividends (whether or not earned or declared) accrued or unpaid on any shares of Cablevision Series B Preferred Stock being converted by $19.575. If Cablevision elects to convert any shares of Cablevision Series C Preferred Stock or Cablevision Series D Preferred Stock after a demand for redemption by such holders, the number of shares to be issued by Cablevision shall be calculated by dividing the applicable Cablevision Series C Preferred Stock and Cablevision Series D Preferred Stock Redemption Price by the average of the market price of a share of Cablevision Class A Common Stock for the 30 trading days preceding the date on which Cablevision gives notice of its election to convert such shares. Holders of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have no voting rights except as to which they may be entitled under the laws of the State of Delaware.


     Cablevision may, at its option, on not less than 30 days' nor more than 60 days' prior notice, redeem any or all of the shares of Series E Preferred Stock or Series F Preferred Stock, at a redemption price, payable in cash, equal to $1,000 per share plus all dividends (whether or not earned or declared) accrued and unpaid on the shares of the Series E Preferred Stock or Series F Preferred Stock to the date fixed for redemption. Cablevision has given such notice with respect to the Series E Preferred Stock and expects to redeem the Series E Preferred Stock on October 26, 1995.



     The Series G Preferred Stock, with respect to dividends and distributions upon the liquidation, winding-up and dissolution of Cablevision, ranks (i) senior to all classes of Common Stock and each other class of capital stock or series of preferred stock established by the Board of Directors (except as set forth below) which does not expressly provide that it ranks senior to the Series G Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of Cablevision (collectively referred to as 'Junior Stock'); (ii) on a parity with the Series B Preferred Stock, Series C Preferred Stock (after the Series E Preferred Stock is no longer outstanding), Series D Preferred Stock and any other class of capital stock or series of preferred stock issued by Cablevision established after the initial issuance of the Series G Preferred Stock by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series G
Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of Cablevision (collectively referred to as 'Parity Securities'); and (iii) junior to the Series C Preferred Stock (so long as the Series E Preferred Stock is outstanding), the Series E Preferred Stock, the Series F Preferred Stock and each class of capital stock or series of preferred stock issued by Cablevision established after the initial issuance of the Series G Preferred Stock by the Board of Directors, the terms of which specifically provide that such class or series will rank senior to the Series G Preferred Stock as to dividends and distributions upon the liquidation, winding-up and dissolution of Cablevision (collectively referred to as 'Senior Securities').



     The holders of Series G Preferred Stock are entitled, when declared by the Board of Directors, to dividends at the annual rate of 11 3/4% per share of Series G Preferred Stock. The right to dividends on the Series G Preferred Stock is cumulative (whether or not earned or declared). Before October 1, 2000, dividends may, at the option of Cablevision, be paid either in cash or fully paid and non-assessable shares of Series G Preferred Stock with an aggregate liquidation preference equal to the amount of such dividend. On and after October 1, 2000, dividends may only be paid in cash. If any dividend (or portion thereof) payable on any dividend payment date on or after October 1, 2000 is not paid in full in cash on the dividend payment date therefor, the amount of such dividend that is payable and that is not paid in cash on such date will increase at the rate of 11 3/4% per annum from such dividend payment date until paid in full.



     No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends shall have been paid or set apart for such payment on the Series G Preferred Stock. If full dividends are not so paid, the Series G Preferred Stock shall share dividends pro rata with the Parity Securities. Subject to certain exceptions set forth in the Certificate of Designations for the Series G Preferred Stock, no dividends may be paid or set apart for such payment on Junior Stock (except dividends on Junior Stock in additional shares of Junior Stock), and no Junior Stock may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full dividends have not been paid on the Series G Preferred Stock.



     Cablevision may redeem the Series G Preferred Stock at any time after October 1, 2002, in whole or in part, at certain redemption prices. In addition, Cablevision may redeem shares of Series G Preferred Stock at any time before October 1, 1998 at a redemption price per share equal to the liquidation preference of $100, plus accrued and unpaid dividends plus a premium of $10 per share, out of the net proceeds of the sale of Junior Stock to a strategic equity investor or a public offering of Class A Common Stock. Furthermore, Cablevision may, at its option, prior to October 1, 2002, redeem the Series G Preferred Stock at any time within 180 days, at certain redemption prices, after a Change of Control (as defined in the Certificate of Designations for the Series G Preferred Stock). On October 1, 2007, Cablevision will be required to redeem all outstanding shares of Series G Preferred Stock.



     On or after January 1, 1996, Cablevision may, at its option, on any scheduled dividend payment date, exchange the Series G Preferred Stock for Cablevision's 11 3/4% Senior Subordinated Debentures due 2007.



     In the event of any liquidation, dissolution or winding-up of Cablevision, holders of Series G Preferred Stock will be entitled to receive a preferential amount equal to $100 per share, plus all accrued and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up of Cablevision (including an amount equal to a prorated dividend from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Stock. If upon any voluntary or involuntary liquidation, dissolution or winding-up of Cablevision, the amounts payable with respect to the Series G Preferred Stock and all other Parity Securities are not paid in full, the holders of the Series G Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of Cablevision in proportion to the full liquidation preference to which each is entitled. After payment of the full amount of the liquidation preferences to which they are entitled, the holders of shares of Series G Preferred Stock will not be entitled to any further participation in any distribution of assets of Cablevision.



     Holders of the Series G Preferred Stock will have no voting rights with respect to general corporate matters except as provided by law or as set forth in the Certificate of Designations therefor. The Certificate of Designations for the Series G Preferred Stock provides that if (a) dividends on the Series G Preferred Stock are in arrears and unpaid (and if after October 1, 2000, such dividends are not paid in cash) for six quarterly periods (whether or not consecutive), or (b) Cablevision fails to discharge its redemption obligation to redeem the Series G Preferred Stock on October 1, 2007, then the number of directors constituting the Board of Directors will be adjusted to permit the holders of the majority of the then outstanding Series G Preferred Stock, voting as a class, to elect a director. Such voting rights will continue until such time as all dividends in arrears on the Series G Preferred Stock are paid in full (and in the case of dividends payable after October 1, 2000, paid in cash) and any failure, breach or default referred to in clause (b) is remedied, at which time the term of the directors elected pursuant to the provisions of this paragraph shall terminate. Each such event described in clauses (a) and (b) above is referred to herein as a 'Voting Rights Triggering Event.'



     The Certificate of Designations for the Series G Preferred Stock also provides that Cablevision will not authorize any class of Senior Securities without the affirmative vote or consent of holders of at least a majority of the shares of Series G Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class. Cablevision may not amend the Certificate of Designations for the Series G Preferred Stock so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the Series G Preferred Stock, or authorize the issuance of any additional shares of Series G Preferred Stock, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series G Preferred Stock, voting or consenting, as the case may be, as one class.



     Without the affirmative vote or consent of the holders of a majority of the issued and outstanding shares of Series G Preferred Stock, Cablevision may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless: (a) the entity formed by such consolidation or merger (if other than Cablevision) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made shall be a corporation organized or existing under the laws of the United States or any State thereof or the District of Columbia; (b) the Series G Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting corporation, having in respect of such successor, transferee or resulting corporation the same powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereon, that the Series G Preferred Stock had immediately prior to such transactions; and (c) immediately after giving effect to such transaction, no Voting Rights Triggering Event shall have occurred or be continuing. Notwithstanding the foregoing, Cablevision may consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person if Cablevision makes adequate provision (i) prior to October 1, 2002, to redeem the Series G Preferred Stock after a Change of Control (as defined in the Certificate of Designations for the Series G Preferred Stock) or (ii) on or after October 1, 2002, to redeem the Series G Preferred Stock at the applicable redemption price set forth in the Certificate of Designations for the Series G Preferred Stock.


     Upon redemption or conversion, shares of Cablevision Preferred Stock shall be cancelled. Holders of Cablevision Preferred Stock have no preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

                               FEES AND EXPENSES

     Except as described below, each party will bear its own expenses, costs and fees (including the fees of attorneys, auditors and appraisers, costs of printing and mailing the Incorporation and Merger Consents, this Consent Solicitation Statement/Prospectus and other documents, financial advisory fees, investment banking fees, travel expenses and all other fees related to the preparatory work for the Transactions) in connection with the Transactions, and, except as provided below, Cablevision and the Partnership shall each be responsible for half of the costs of the preparation and execution of the Merger Agreement, and the preparation of the Incorporation and Merger Consents, this Consent Solicitation Statement/Prospectus and other documents.

     If the Merger is consummated, Cablevision has agreed to bear all of the Partnership's and Boston Sub's expenses, costs and fees (including the fees of attorneys, auditors and appraisers, costs of printing and mailing the Merger and Incorporation Consents, this Consent Solicitation Statement/Prospectus and other documents, financial advisory fees, investment banking fees, travel expenses and all other fees related to the preparatory work for the Transactions) in connection with the Transactions, including the preparation and execution of the Merger Agreement and compliance therewith, and the preparation of the Merger and Incorporation Consents, this Consent Solicitation Statement/Prospectus and other documents.

     Cablevision has also generally agreed to bear all costs and expenses in connection with the solicitation of consents to the Incorporation and Merger if either the Incorporation or Merger is not approved. If the Merger is not consummated, the Partnership shall bear all of the Partnership's other expenses, costs and fees, subject to reimbursement, as set forth below. If the Incorporation is rejected by the Limited Partners, Cablevision has generally agreed to reimburse the Partnership promptly upon request for a percentage of such other expenses, costs and fees equal to (i) the total amount of such expenses, costs and fees multiplied by (ii) a fraction the numerator of which is the number of Units entitled to vote that did not vote in favor of the Incorporation and the denominator of which is the total number of Units entitled to vote that are outstanding on the Incorporation Expiration Date. In addition, if the Incorporation is approved by the Limited Partners but the Merger is rejected by the Limited Partners, Cablevision generally has agreed to reimburse the Partnership promptly upon request for a percentage of such other expenses, costs and fees equal to (i) the total amount of such expenses, costs and fees multiplied by (ii) a fraction the numerator of which is the number of Units entitled to vote that did not vote in favor of the Merger and the denominator of which is the total number of Units entitled to vote that are outstanding on the Merger Expiration Date. If the Merger is not consummated, Cablevision is only required to bear expenses as provided above to the extent that certain provisions of the California Corporations Code would have required the General Partners or Cablevision to bear such expenses if such provisions were applicable to the Transactions. The General Partners believe, based on review of the California Corporations Code, that Cablevision will be required to bear the expenses of the Partnership as provided above if the Merger is not consummated.

     Cablevision has agreed to pay all of the Partnership's and Boston Sub's costs and expenses relating to the Transactions if the Merger Agreement is terminated by Cablevision because it determines that the Incorporation or Merger is not in the best interests of Cablevision's public stockholders or if the Merger Agreement is terminated because of a material breach of the Merger Agreement by a member of the Cablevision Group. The Partnership has agreed to pay all of Cablevision's, the Partnership's and Boston Sub's costs and expenses relating to the Transactions (other than solicitation costs, which will generally be borne by Cablevision as described above) if the Merger Agreement is terminated by either General Partner because the General Partners determine that the Merger is not in the best interests of the unaffiliated Limited Partners and the Partnership or if the Merger Agreement is terminated by Cablevision because of a material breach of the Merger Agreement by a member of the GP Group.

     The estimated fees and expenses for the Transactions are itemized below.

SEC registration fee................................................................................   $   18,953
ASE listing fee.....................................................................................       15,300
Fee to PaineWebber for fairness opinion.............................................................      725,000
Fee to DLJ for fairness opinion.....................................................................      400,000
Fee to D.F. King & Co., Inc. for solicitation fees and expenses.....................................        7,500
Fees to Agent and Distribution Agent................................................................        7,500
Legal fees and expenses.............................................................................    3,250,000
Printing costs......................................................................................       40,000
Accounting fees.....................................................................................      125,000
Miscellaneous.......................................................................................       10,747
                                                                                                       ----------
Total...............................................................................................   $4,600,000
                                                                                                       ----------
                                                                                                       ----------

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Cablevision Class A Common Stock offered by Cablevision will be passed upon for Cablevision by Sullivan & Cromwell, New York, New York. The federal income tax consequences of the Incorporation not followed by the Merger will be passed upon for the General Partners by Debevoise & Plimpton, New York, New York. The federal income tax consequences of the Incorporation, the Merger and Liquidation will be passed upon for the General Partners by Debevoise & Plimpton, New York, New York. The federal income tax consequences of the Incorporation and Merger will be passed upon for Cablevision by Sullivan & Cromwell, New York, New York. Certain Massachusetts tax consequences will be passed upon for the Partnership by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, special Massachusetts counsel to the Partnership.

                                    EXPERTS


     The consolidated financial statements of Cablevision and its subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 that are incorporated by reference in this Consent Solicitation Statement/Prospectus have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements and schedules of A-R Cable Services, Inc. and its subsidiaries as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 that are incorporated by reference in this Consent Solicitation Statement/Prospectus have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements of the Partnership as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 that are included in this Consent Solicitation Statement/Prospectus have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of American Movie Classics Company as of and for the years ended December 31, 1993 and 1992 that are included in this Consent Solicitation Statement/Prospectus have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.


     The financial statements of Monmouth Cablevision Associates, Riverview Cablevision Associates, L.P. and Framingham Cablevision Associates, Limited Partnership, each as of and for the years ended December 31, 1993 and 1992 that are included in this Consent Solicitation Statement/Prospectus have been included herein in reliance upon the report of Deloitte & Touche LLP, independent auditors, included herein, and upon the authority of said firm as experts in accounting and auditing.

                                    GLOSSARY

     This Glossary section defines certain key terms used in this Consent Solicitation State-ment/Prospectus:

     Affiliate Claims. Outstanding subordinated debt and advances, management fees and accrued and unpaid interest thereon held by members of the GP Group and the Cablevision Group.

     Agent. Bank of Boston, the agent for the collection and tabulation of the Incorporation Consents and the escrow agent for the Merger Consents.

     ASE. The American Stock Exchange.

     Assets. Substantially all of the assets held by the Partnership prior to the consummation of the Incorporation, including the Boston System and the Partnership's 99% limited partnership interest in Brookline.

     Average Cablevision Stock Price. The arithmetic average of the closing price per share of the Cablevision Class A Common Stock on the ASE for the 20 trading days ending on the second trading day prior to the Effective Date.

     Banks.  The  lenders  under  the  Original  Loan  Agreement  and  the  Loan
Agreement.

     Boston License. The 15-year, nonexclusive franchise issued by the City of Boston in 1982 and expiring in 1997 and presently held by the Partnership.

     Boston Sub. The new corporation established as the Incorporation vehicle and a wholly-owned subsidiary of the Partnership.

     Boston Sub Shares. The shares of common stock of Boston Sub.

     Boston System. The Partnership's cable television system in the City of Boston.

     Brookline. Cablevision of Brookline Limited Partnership, a Massachusetts limited partnership of which 99% is held by the Partnership as its limited partner and 1% is held by Dolan and CSBrC as general partners.

     Brookline License. The 15-year nonexclusive franchise issued by the Town of Brookline in 1982 and expiring in 1997 presently held by Brookline.

     Brookline System. Brookline's cable television system in the Town of Brookline.

     Cablevision. Cablevision Systems Corporation, a Delaware corporation.

     Cablevision Class A Common Stock. Class A Common Stock, par value $0.01 per share, of Cablevision.

     Cablevision Class B Common Stock. Class B Common Stock, par value $0.01 per share, of Cablevision.

     Cablevision   Finance.   Cablevision   Finance   Limited   Partnership,   a
wholly-owned subsidiary of Cablevision.

     Cablevision Finance Full Contractual Rights. The rights conferred on Cablevision Finance pursuant to the terms of the instruments relating to the Preferred Equity held by it, including (i) the right to payment of the full amounts contributed to the Partnership in respect of its Preferred Equity; (ii) any unpaid cumulative distributions at the rate of 15% per annum, compounded semi-annually; (iii) the right to a payment of (i) and (ii) out of funds legally available for distribution to Partners, prior to any distribution to Partners; and (iv) the right to receive 20% of all amounts available for post-Payout distributions.

     Cablevision Governing Documents. Cablevision's Restated Certificate of Incorporation and By-Laws.

     The Cablevision Group. Cablevision and its subsidiaries. Only Cablevision and Cablevision Finance, however, hold liabilities of or interests in the Partnership.

     Cablevision Special Committee. A special committee of the Board of Directors of Cablevision, composed entirely of directors of Cablevision who were elected by holders of Cablevision's Class A Common Stock and who are not employees of Cablevision.

     Code. The Internal Revenue Code of 1986, as amended.

     Commission. The Securities and Exchange Commission.

     Consent  Solicitation  Statement/Prospectus.   This  Consent   Solicitation
Statement/Prospectus.

     CSBC. Cablevision Systems Boston Corporation, a Massachusetts corporation wholly-owned by Dolan, and a General Partner of the Partnership.

     CSBrC. Cablevision Systems Brookline Corporation, a Delaware corporation wholly-owned by Dolan, and a General Partner of Brookline.

     CSSC. Cablevision Systems Services Corporation, a New York corporation wholly-owned by Dolan that, among other things, provides management services to the Related Partnerships.

     CSSC Full Contractual Rights. The rights conferred on CSSC pursuant to the terms of the instruments relating to the Preferred Equity held by it, including
(i) the right to payment of the full amounts contributed to the Partnership in respect of its Preferred Equity; (ii) any unpaid cumulative distributions thereon at the rate of 15% per annum, compounded semi-annually; and (iii) the right to payment of (i) and (ii) out of funds legally available for distribution to Partners, prior to any distribution to Partners. The right to payment of (i) is subordinate to the payment of the full amounts contributed to the Partnership in respect of Cablevision Finance's Preferred Equity.

     DGCL. The Delaware General Corporation Law.

     DLJ. Donaldson Lufkin & Jenrette Securities Corporation.

     Dolan. Charles F. Dolan, the managing general partner of the Partnership and Brookline and the Chairman of Cablevision.

     Dolan Loan. A subordinated loan of $2.7 million due September 30, 1990 made to the Partnership by Dolan in 1988.

     Effective Time. The time of the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

     Exchange Act. The Securities Exchange Act of 1934, as amended.

     Exchange  Units.  The  units  of  limited  partnership  interests  in   the
Partnership arising from the six-for-one split of the Original Units.

     FCC. The Federal Communications Commission.

     FTC. The Federal Trade Commission.

     Full Contractual Rights. Cablevision Finance Full Contractual Rights and CSSC Full Contractual Rights.

     General Partners. The two general partners of the Partnership, Dolan and CSBC.

     The GP Group. The General Partners and their affiliates, other than any member of the Cablevision Group. Only Dolan, CSBC and CSSC, however, hold liabilities of, or interest in, the Partnership.

     HBO. Home Box Office, Inc.

     HBO   Note.  A  14%   subordinated  demand  note   evidencing  the  Related
Partnerships' liability to HBO.

     Incorporation. The transfer of the Assets and all of the liabilities of the Partnership to Boston Sub. Boston Sub is a wholly-owned subsidiary of the Partnership. Accordingly, after the consummation of the Incorporation and prior to the consummation of the Merger, the Partnership will hold all the outstanding stock in Boston Sub as its sole asset.

     Incorporation Concessions. The following concessions agreed to by members of the Cablevision Group and the GP Group in connection with the consummation of the Incorporation: (i) the reduction, effective from and after the date of the Incorporation, in the rate of cumulative distributions on the Preferred Equity from 15% to 10%; and (ii) the 10% reduction in the aggregate amount of the then unpaid cumulative distributions on the Preferred Equity.

     Incorporation Consent. Limited Partners' consent and approval of the Incorporation by completing, signing and dating the requisite form.


     Incorporation Expiration Date. 5:00 p.m., New York time, on November 21, 1995, as extended from time to time.


     IRS. The Internal Revenue Service.

     Limited  Partners.  The  investors  holding  one  or  more  Units  in   the
Partnership.

     Limited Partners Allocation. Cablevision Class A Common Stock with an expected market value (based on the Average Cablevision Stock Price) of approximately $40.0 million (or approximately $10,000 per Unit held by Limited Partners other than Cablevision, and $9,000 per Unit held by Cablevision), less $10,000 times the number of Units as to which appraisal rights are perfected, allocated to the Limited Partners in the Liquidation as provided in the Merger Agreement.

     Liquidation. The dissolution and liquidation of the Partnership immediately after the consumma-tion of the Merger.

     Loan Agreement. The existing loan agreement among the Partnership and the Banks, as amended. Presently the Fourth Amended and Restated Loan Agreement, dated as of September 30, 1991, as amended, is in effect.

     Majority of the Limited Partners. Limited Partners who are not affiliates of the General Partners then entitled to 50% or more of the Net Profits and Net Losses (as defined in the Partnership Agreement) of the Partnership allocated to all such unaffiliated Limited Partners.

     Merger. The merger of a wholly-owned subsidiary of Cablevision with and into Boston Sub pursuant to which the Partnership will receive shares of Cablevision Class A Common Stock in exchange for shares of capital stock of Boston Sub.

     Merger Agreement. The Acquisition Agreement and Plan of Merger and Reorganization Relating to Cablevision of Boston Limited Partnership, dated as of June 14, 1994, among Cablevision, the Partnership and certain other parties.

     Merger Consent. Limited Partners' consent and approval of the Merger Agreement and the Merger by completing, signing and dating the requisite form.

     Merger Expiration Date. 5:00 p.m., New York time, on November 28, 1995, as extended from time to time.

     MULPA.  The  Uniform  Limited  Partnership  Act  of  the  Commonwealth   of
Massachusetts.

     New Units. The additional 575 units of Limited Partnership interests in the Partnership issued in 1983.

     1984 Cable Act. The Cable Communications Policy Act of 1984.

     1992 Cable Act. The Cable Television Consumer Protection and Competition Act of 1992.

     Original Holder. A Limited Partner who is an individual and who is an original holder of a Unit.

     Original Loan Agreement. The Amended and Restated Loan Agreement, dated December 15, 1982, between the Partnership and the Banks.

     Original Units. The 575 units of Limited Partnership interests in the Partnership sold pursuant to the Private Offering Memorandum, dated October 8, 1982.

     PaineWebber. PaineWebber Incorporated, New York, New York, the independent financial advisor to the General Partners.

     Partners. The General Partners and the Limited Partners.

     Partners Allocation. Cablevision Class A Common Stock with an expected market value (based on the Average Cablevision Stock Price) of approximately $40.4 million, less $10,000 times the number of

Units for which appraisal rights are perfected, allocated to the Partners in the Liquidation as provided in the Merger Agreement.

     Partnership. Cablevision of Boston Limited Partnership, a Massachusetts limited partnership.

     Partnership Agreement. The Partnership's Articles of Limited Partnership, as amended to date.

     Payout. The date on which the Limited Partners, in the aggregate, are distributed the amount of their original investment in the partnership.

     Preferred Equity. Preferred equity in the Partnership.

     Preferred Equity Allocation. The amount allocated to the Preferred Equity Interests in the Liquidation as provided in the Merger Agreement.

     Preferred Equity Interests. The face amount of the Preferred Equity and the cumulative distributions thereon.

     Registration Statement. This registration statement on Form S-4.

     Related Partnerships. Collectively, the Partnership and Brookline.

     Securities Act. The Securities Act of 1933, as amended.

     Subsequent Holder. A Limited Partner who acquired his interest in the Partnership through a purchase or other transfer from a prior Limited Partner.

     Transactions. Collectively, the Incorporation and the Merger.

     Units. Collectively, the Exchange Units and the New Units.

                         INDEX TO FINANCIAL STATEMENTS

CABLEVISION OF BOSTON LIMITED PARTNERSHIP AND CONSOLIDATED COMPANY:
Independent Auditor's Report...............................................................................    F-3
Consolidated Financial Statements:
     Consolidated Balance Sheets, December 31, 1994 and 1993...............................................    F-4
     Consolidated Statements of Operations, Years Ended December 31, 1994, 1993 and 1992...................    F-5
     Consolidated Statements of Partners' Deficiency, Years Ended December 31, 1994, 1993 and 1992.........    F-6
     Consolidated Statements of Cash Flows, Years Ended December 31, 1994, 1993 and 1992...................    F-7
     Notes to Consolidated Financial Statements............................................................    F-8

Interim Unaudited Consolidated Financial Statements:

     Consolidated Statements of Operations, Six Months Ended June 30, 1995 and 1994........................   F-16
     Consolidated Balance Sheet, June 30, 1995.............................................................   F-17
     Consolidated Statement of Partners' Deficiency, Six Months Ended June 30, 1995........................   F-18
     Consolidated Statements of Cash Flows, Six Months Ended June 30, 1995 and 1994........................   F-19
     Notes to Consolidated Financial Statements............................................................   F-20

MONMOUTH CABLEVISION ASSOCIATES:
Independent Auditor's Report...............................................................................   F-23
Financial Statements:
     Balance Sheets, December 31, 1993 and 1992............................................................   F-24
     Statements of Operations, Years Ended December 31, 1993 and 1992......................................   F-25
     Statements of Cash Flows, Years Ended December 31, 1993 and 1992......................................   F-26
     Statements of Partners' Deficiency, Years Ended December 31, 1993 and 1992............................   F-27
     Notes to Financial Statements.........................................................................   F-28

Interim  Unaudited Financial Statements:

     Balance Sheet, June 30, 1994..........................................................................   F-35
     Statement of Operations, Six Months Ended June 30, 1994...............................................   F-36
     Statement of Partners' Deficiency, Six Months Ended June 30, 1994.....................................   F-37
     Statement of Cash Flows, Six Months Ended June 30, 1994...............................................   F-38

RIVERVIEW CABLEVISION ASSOCIATES, L.P.:
Independent Auditor's Report...............................................................................   F-39
Financial Statements:
     Balance Sheets, December 31, 1993 and 1992............................................................   F-40
     Statements of Operations, Years Ended December 31, 1993 and 1992......................................   F-41
     Statements of Cash Flows, Years Ended December 31, 1993 and 1992......................................   F-42
     Statements of Partners' Deficiency, Years Ended December 31, 1993 and 1992............................   F-43
     Notes to Financial Statements.........................................................................   F-44

Interim Unaudited Financial Statements:

     Balance Sheet, June 30, 1994..........................................................................   F-50
     Statement of Operations, Six Months Ended June 30, 1994...............................................   F-51
     Statement of Partners' Deficiency, Six Months Ended June 30, 1994.....................................   F-52
     Statement of Cash Flows, Six Months Ended June 30, 1994...............................................   F-53

FRAMINGHAM CABLEVISION ASSOCIATES, LIMITED PARTNERSHIP:
Independent Auditor's Report...............................................................................   F-54
Financial Statements:
     Balance Sheets, December 31, 1993 and 1992............................................................   F-55
     Statements of Operations, Years Ended December 31, 1993 and 1992......................................   F-56
     Statements of Partners' Deficiency, Years Ended December 31, 1993 and 1992............................   F-57
     Statements of Cash Flows, Years Ended December 31, 1993 and 1992......................................   F-58
     Notes to Financial Statements.........................................................................   F-59


Interim Unaudited Financial Statements:

     Balance Sheet, June 30, 1994..........................................................................   F-64
     Statement of Operations, Six Months Ended June 30, 1994...............................................   F-65
     Statement of Partners' Deficiency, Six Months Ended June 30, 1994.....................................   F-66
     Statement of Cash Flows, Six Months Ended June 30, 1994...............................................   F-67

AMERICAN MOVIE CLASSICS COMPANY (A GENERAL PARTNERSHIP):
Independent Auditor's Report...............................................................................   F-68
Financial Statements:
     Balance Sheets, December 31, 1993, 1992 and 1991......................................................   F-69
     Statements of Income, Years Ended December 31, 1993, 1992 and 1991....................................   F-70
     Statements of Partners' Capital (Deficiency), Years Ended December 31, 1993, 1992 and 1991............   F-71
     Statements of Cash Flows, Years Ended December 31, 1993, 1992 and 1991................................   F-72
     Notes to Financial Statements.........................................................................   F-73

Interim Unaudited Financial Statements:

     Balance Sheet, June 30, 1994..........................................................................   F-78
     Statement of Operations, Six Months Ended June 30, 1994...............................................   F-79
     Statement of Partners' Deficiency, Six Months Ended June 30, 1994.....................................   F-80
     Statement of Cash Flows, Six Months Ended June 30, 1994...............................................   F-81

                          INDEPENDENT AUDITORS' REPORT

The Partners
Cablevision of Boston Limited Partnership

     We have audited the accompanying consolidated balance sheets of Cablevision of Boston Limited Partnership and Consolidated Company as of December 31, 1994 and 1993, and the related consolidated statements of operations, partners' deficiency and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cablevision of Boston Limited Partnership and Consolidated Company at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994 in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

Jericho, New York, March 10, 1995,
except as to Note 11, which is as of
April 14, 1995

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                            AND CONSOLIDATED COMPANY
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1993
                             (DOLLARS IN THOUSANDS)

                                                                                             1994         1993
                                                                                           ---------    ---------

                                         ASSETS
Cash and cash equivalents (including restricted amounts of $2,220 and $3,130)...........   $   5,801    $   4,845
Accounts receivable:
     Subscribers (less allowance for doubtful accounts of $321 and $297)................       2,294        2,616
     Other..............................................................................         945          612
Plant and equipment, net................................................................      36,991       37,175
Deferred financing, acquisition and development costs (less accumulated amortization of
  $3,581 and $3,214)....................................................................       2,180        1,722
Deposits and other assets...............................................................         477          597
                                                                                           ---------    ---------
                                                                                           $  48,688    $  47,567
                                                                                           ---------    ---------
                                                                                           ---------    ---------

                          LIABILITIES AND PARTNERS' DEFICIENCY
Accounts payable........................................................................   $   9,062    $   7,351
Accrued liabilities:
     Interest...........................................................................       1,478        1,408
     Franchise fees.....................................................................       1,081        1,010
     Insurance..........................................................................       1,605        1,754
     Payroll and related benefits.......................................................       2,408        2,119
     Other..............................................................................       2,822        1,518
Accounts payable to affiliates, net.....................................................      27,095       23,072
Amounts due to partners.................................................................      25,477       23,081
Bank debt...............................................................................      63,000       68,250
Capitalized lease obligations...........................................................         103          434
Subscriber deposits.....................................................................       2,220        3,130
                                                                                           ---------    ---------
     Total liabilities..................................................................     136,351      133,127
                                                                                           ---------    ---------
Commitments and contingencies
Preferred equity contributions..........................................................      50,300       50,300
                                                                                           ---------    ---------
Partners' deficiency:
     General partners...................................................................      (1,727)      (1,706)
     Limited partners (4,025 units outstanding).........................................    (136,236)    (134,154)
                                                                                           ---------    ---------
     Total partners' deficiency.........................................................    (137,963)    (135,860)
                                                                                           ---------    ---------
                                                                                           $  48,688    $  47,567
                                                                                           ---------    ---------
                                                                                           ---------    ---------

          See accompanying notes to consolidated financial statements.

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                            AND CONSOLIDATED COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                  (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                                                    1994       1993        1992
                                                                                   -------    -------    --------

Revenues........................................................................   $59,766    $58,081    $ 53,948
     Less provision for subscriber refunds......................................       527         --          --
                                                                                   -------    -------    --------
          Net revenues..........................................................    59,239     58,081      53,948
                                                                                   -------    -------    --------
Operating expenses:
     Technical (including affiliate amounts of $846, $1,149, and $1,094)........    26,749     26,675      23,901
     Selling, general and administrative (including affiliate amounts of $4,042,
       $3,956, and $3,541)......................................................    17,119     16,673      15,444
     Depreciation and amortization..............................................     8,428     12,533      18,451
                                                                                   -------    -------    --------
                                                                                    52,296     55,881      57,796
                                                                                   -------    -------    --------
          Operating income (loss)...............................................     6,943      2,200      (3,848)

Other income (expense):
     Interest expense (including affiliate amounts of $4,175, $4,039, and
       $3,793)..................................................................    (8,955)    (8,913)     (9,076)
     Interest income............................................................       216        171         106
     Miscellaneous, net.........................................................      (307)      (250)       (180)
                                                                                   -------    -------    --------
Net loss........................................................................   $(2,103)   $(6,792)   $(12,998)
                                                                                   -------    -------    --------
                                                                                   -------    -------    --------
Net loss allocated to:
     General partners...........................................................       (21)       (68)       (130)
     Limited partners...........................................................    (2,082)    (6,724)    (12,868)
                                                                                   -------    -------    --------
          Net Loss..............................................................   $(2,103)   $(6,792)   $(12,998)
                                                                                   -------    -------    --------
                                                                                   -------    -------    --------
Net loss per limited partnership unit (4,025 units).............................   $  (517)   $(1,671)   $ (3,197)
                                                                                   -------    -------    --------
                                                                                   -------    -------    --------

          See accompanying notes to consolidated financial statements.

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                            AND CONSOLIDATED COMPANY
                CONSOLIDATED STATEMENTS OF PARTNERS' DEFICIENCY
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN THOUSANDS)

                                                                                 GENERAL      LIMITED
                                                                                PARTNERS     PARTNERS       TOTAL
                                                                                ---------    ---------    ---------

Balance December 31, 1991....................................................    $(1,508)    $(114,562)   $(116,070)
Net loss.....................................................................       (130)      (12,868)     (12,998)
                                                                                ---------    ---------    ---------

Balance December 31, 1992....................................................     (1,638)     (127,430)    (129,068)
Net loss.....................................................................        (68)       (6,724)      (6,792)
                                                                                ---------    ---------    ---------

Balance December 31, 1993....................................................     (1,706)     (134,154)    (135,860)
Net loss.....................................................................        (21)       (2,082)      (2,103)
                                                                                ---------    ---------    ---------

Balance December 31, 1994....................................................     (1,727)     (136,236)    (137,963)
                                                                                ---------    ---------    ---------
                                                                                ---------    ---------    ---------

          See accompanying notes to consolidated financial statements.

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                            AND CONSOLIDATED COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN THOUSANDS)

                                                                                   1994        1993        1992
                                                                                 --------    --------    --------

Cash flows from operating activities:
     Net loss.................................................................   $ (2,103)   $ (6,792)   $(12,998)
                                                                                 --------    --------    --------
     Adjustments to reconcile net loss to net cash provided by operating activities:
          Depreciation and amortization.......................................      8,428      12,533      18,451
          (Gain) loss on disposal of equipment................................        (21)         (3)         15
          Amortization of deferred financing costs............................        109         108         107
          Changes in assets and liabilities:
               Decrease (increase) in accounts receivable -- subscribers......        322        (562)         59
               Decrease (increase) in accounts receivable -- other............       (333)       (221)         10
               Decrease (increase) in deposits and other assets...............        120        (146)        (76)
               Increase in accounts payable...................................      1,711       1,322         210
               Increase in accrued liabilities................................      1,585       1,025         354
               Increase in accounts payable to affiliates, net................      4,023       3,591       2,003
               Increase (decrease) in subscriber deposits.....................       (910)       (401)        208
                                                                                 --------    --------    --------
                    Total adjustments.........................................     15,034      17,246      21,341
                                                                                 --------    --------    --------
                    Net cash provided by operating activities.................     12,931      10,454       8,343
                                                                                 --------    --------    --------
Cash flows from investing activities:
     Capital expenditures.....................................................     (8,022)     (8,664)     (9,254)
     Net change in restricted cash............................................        910         401        (208)
     Proceeds from sale of equipment..........................................         57         438          14
                                                                                 --------    --------    --------
                    Net cash used in investing activities.....................     (7,055)     (7,825)     (9,448)
                                                                                 --------    --------    --------
Cash flows from financing activities:
     Advances from partner....................................................      2,396       1,515       2,244
     Additions to bank debt...................................................      5,000       3,750       5,000
     Repayment of bank debt...................................................    (10,250)     (6,750)     (5,500)
Additions to deferred financing, acquisition and development costs............       (825)        (90)        (30)
     Payment of capital lease obligations.....................................       (331)       (570)       (450)
                                                                                 --------    --------    --------
                    Net cash provided by (used in) financing activities.......     (4,010)     (2,145)      1,264
                                                                                 --------    --------    --------
Net increase in unrestricted cash and cash equivalents........................      1,866         484         159
Unrestricted Cash and cash equivalents at beginning of year...................      1,715       1,231       1,072
                                                                                 --------    --------    --------
Unrestricted Cash and cash equivalents at end of year.........................   $  3,581    $  1,715    $  1,231
                                                                                 --------    --------    --------
                                                                                 --------    --------    --------

          See accompanying notes to consolidated financial statements.

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                            AND CONSOLIDATED COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                             (DOLLARS IN THOUSANDS)

1. The Company

     Cablevision of Boston Limited Partnership (the 'Company') is a Massachusetts limited partnership organized in 1981 for the purpose of constructing and operating a cable television system in the City of Boston, Massachusetts (the 'City'). The partnership will terminate December 31, 2050, unless earlier termination occurs as provided in the partnership agreement, as amended (the 'Partnership Agreement').

     The limited partnership consists of two general partners (one individual who is the managing general partner and one corporation, which is owned by the managing general partner) and two categories of limited partners. The corporate general partner contributed the provisional license to the Company. The final license (the 'Boston License') was granted to the Company in December 1982. The individual general partner holds directly or indirectly a 1% prepayout general partnership interest and a 23.5% postpayout general partnership interest in the Company. Cablevision Systems Corporation ('CSC'), a corporation which is controlled by the individual general partner of the Company, is a limited partner of the Company. A second category of limited partners contributed cash totaling $39,959. In 1984, CSC purchased for $2,538 an approximate 7% prepayout (4.2% postpayout) interest in this second category of limited partners; for its financial assistance to the Company, CSC also received a 16.5% postpayout partnership interest in the Company giving CSC a 20.7% postpayout interest in the aggregate. The partners participate in the profits and losses in accordance with the Partnership Agreement.

     The Company has a 99% limited partnership interest in Cablevision of Brookline Limited Partnership ('Brookline') which owns and operates a cable television system in the Town of Brookline, Massachusetts (the 'Town'). The managing general partner of Brookline is the same as that of the Company. The individual general partner of the Company holds a 1% general partnership interest in Brookline.

2. Summary of Significant Accounting Policies

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and Brookline. All significant intercompany balances and transactions have been eliminated in consolidation. The Company and Brookline are collectively referred to as the 'Related Companies' and are subject to common financing arrangements.

Revenue Recognition

     The Related Companies recognize revenues as cable television services are provided to subscribers.

Plant and Equipment

     Plant and equipment, including construction materials, are recorded at cost, which includes all direct costs and certain indirect costs associated with the construction of cable television transmission and distribution systems and the costs of new subscriber installations.

Deferred Acquisition and Development Costs

     Costs incurred to acquire cable television franchises and expenses incurred during the initial development period were deferred until the date the first subscriber was connected. Such costs are being amortized on a straight-line basis over the remaining life of the 15-year franchise.

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                            AND CONSOLIDATED COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)
                                  (CONTINUED)

Deferred Financing Costs

     Costs incurred to obtain debt are deferred and amortized on a straight-line basis over the term to maturity of the related debt.

Income Taxes

     The Related Companies operate as limited partnerships. Accordingly, their taxable income or loss is includable in the tax returns of the partners and no provision for income taxes is made on the books of the Related Companies. At December 31, 1994, the carrying amount of net assets for financial statement purposes was greater than their tax bases by approximately $15,048.

Restricted Cash

     In accordance with the provisions of the Boston License, cash received as deposits from subscribers is restricted from use in the general operations of the Company.

Cash Flows

     For purposes of the Consolidated Statements of Cash Flows, the Company considers all short term investments with a maturity at date of purchase of three months or less to be cash equivalents. The Company paid cash interest expense of approximately $4,601, $4,730 and $5,412 during the years ended December 31, 1994, 1993 and 1992, respectively. During 1992, the Company's noncash investing and financing activities included capital lease obligations of approximately $608 incurred when the Company entered into leases for new equipment.

3. Plant and Equipment

     Plant and equipment consist of the following items, which are depreciated on a straight-line basis over the estimated useful lives shown below:

                                                                             DECEMBER 31,
                                                                         --------------------      ESTIMATED
                                                                           1994        1993       USEFUL LIVES
                                                                         --------    --------    --------------

Cable television transmission and distribution systems:
     Converters.......................................................   $ 24,305      22,690       4 years
     Headends.........................................................      5,714       5,677       9 years
     Distribution systems.............................................    150,901     145,800       10 years
     Program, service and test equipment..............................      4,769       4,620       4 years
     Construction in progress (including materials and supplies)......        338         239
Furniture and fixtures................................................        721         679       10 years
Office equipment......................................................      2,231       2,148       5 years
Vehicles..............................................................      4,155       3,896     4 to 5 years
Leasehold improvements................................................      1,702       1,689    Term of lease
                                                                         --------    --------
                                                                          194,836     187,438
Less accumulated depreciation and amortization........................    157,845     150,263
                                                                         --------    --------
                                                                         $ 36,991    $ 37,175
                                                                         --------    --------
                                                                         --------    --------

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                            AND CONSOLIDATED COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)
                                  (CONTINUED)

4. Debt

Bank Debt

     On September 30, 1991, the Company entered into the Fourth Amended and Restated Loan Agreement (the 'Loan Agreement') with a group of banks (The Toronto-Dominion Bank Trust Company as Agent Bank). The Loan Agreement permits maximum bank indebtedness, including letters of credit, of $69,000 at December 31, 1994, incorporates semi-annual commitment reductions and matures on June 30, 1999. As of December 31, 1994 the Company had borrowed $63,000 under the Loan Agreement, and approximately $224 was restricted for certain letters of credit issued for the Company. Borrowings under the Loan Agreement bear interest at varying rates above the Agent Bank's base rate, CD or LIBOR rate, depending on the ratio of senior debt to cash flow, as defined in the Loan Agreement. The Company is required to fix interest rates on a portion of its bank debt through maturity but has obtained a waiver until June 30, 1995. At December 31, 1994, the weighted average interest rate on all bank indebtedness approximated 7.1%.

     Amounts payable during the five years subsequent to December 31, 1994 under the Loan Agreement amount to $8,000 in 1995; $17,000 in 1996; $16,000 in 1997;
$14,000 in 1998; and $8,000 in 1999.

     Substantially all of the assets of the Related Companies have been pledged to secure borrowings under the Loan Agreement.

     The Loan Agreement contains various restrictive covenants, among which are the maintenance of certain financial ratios, limitations regarding certain transactions by the Company, and limitations on levels of permitted capital expenditures. The Company was in compliance with all of the covenants of the Loan Agreement at December 31, 1994.

5. Leases

Operating Leases

     The Related Companies lease certain vehicles and office, production and transmission facilities under terms of leases expiring at various dates through 1998. The leases provide for fixed annual rentals plus the payment of certain real estate taxes and other costs. In addition, the Related Companies rent space on utility poles in their operations. The Related Companies' pole-rental agreements are for varying terms and management anticipates renewals as they expire. Rent expense for the years ended December 31, 1994, 1993 and 1992 was approximately $1,881, $1,561 and $1,494, respectively.

     The   minimum  future   annual  rentals  as   of  December   31,  1994  for
noncancellable operating leases, including pole rentals through 1999, and thereafter, at rates currently in force were approximately: 1995, $1,393; 1996, $1,383; 1997, $1,305; 1998, $895; 1999, $331; thereafter, $0.

6. Affiliate Transactions

     The Related Companies have management services agreements with Cablevision Systems Services Corporation ('CSSC'), a corporation wholly-owned by the individual general partner of the Related Companies. These agreements provide for the payment of a fee, in addition to expense reimbursement, equal to 3 1/2% of gross receipts until Payout is achieved, 5% thereafter until two times Payout, and 6% thereafter. 'Payout' means the date on which the limited partners are distributed the amount of their original investment. These agreements are renewable indefinitely at the option of CSSC. Payment of such fees (together with accrued interest) is subject to a subordination agreement with the Company's banks. The Loan Agreement permits a maximum of $5,700 of subordinated debt and management fees

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                            AND CONSOLIDATED COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)
                                  (CONTINUED)

and interest thereon to be repaid. In 1992, an aggregate of $1,500 representing interest on unpaid management fees was paid, thereby reducing the maximum amount permitted to be paid on subordinated debt and management fees to $4,200. Interest accrues on the unpaid balance at the Company's borrowing rate plus 1%. Salaries and expenses attributable to management services may be reimbursed by the Company subject to certain limitations under the Loan Agreement. Pursuant to these agreements, selling, general and administrative expenses include approximately, $2,092, $2,069 and $1,928 for management fees payable to CSSC in 1994, 1993 and 1992, respectively. For 1994, 1993 and 1992, the Related Companies accrued approximately $1,533, $1,360 and $1,349, respectively, for interest on unpaid management fees.

     During March of 1986, CSSC assumed approximately $2,009 of the Related Companies' liability to Home Box Office, Inc., in exchange for the Related Companies' 14% subordinated note, payable on demand. During 1990, $1,900 of this note was exchanged for preferred equity (see Note 7). Payment of this note and accrued interest thereon is subject to a subordination agreement with the Company's banks. Interest accrues on the unpaid balance of interest at the rate of 14% per year. At December 31, 1994 and 1993, the unpaid balance of the note plus accrued interest amounted to $3,265 and $2,842. Interest accrued on this note in 1994, 1993, and 1992 amounted to approximately $423, $370 and $321, respectively.

     At December 31, 1994 and 1993, the total amount owing CSSC, including accrued interest, was approximately $26,589 and $22,541, respectively, and is included in accounts payable to affiliates in the accompanying consolidated balance sheets.

     CSSC has an agreement with an unaffiliated program supplier allowing all cable systems managed by or affiliated with CSSC to offer certain programming to their subscribers. The contract is for a ten-year period and requires minimum yearly payments escalating to approximately $13,399 in 1994. Each of the cable systems offering this program service to its subscribers under the agreement, including the Related Companies, pays its proportionate share of the minimum yearly payment based on relative subscriber levels. Charges to the Related Companies, included in technical expenses, in 1994, 1993, and 1992 in respect of the agreement were approximately $2,366, $2,317, and $2,303, respectively.

     During 1994, 1993 and 1992, CSC or its affiliates provided the Related Companies with certain programming and incurred expenses on behalf of the Related Companies (pursuant to an agreement with CSSC which authorizes CSC to render management and administrative services to the Related Companies). Amounts included in technical expenses for certain programming provided by these
affiliates   were  $846,  $1,149,  and  $1,094,  during  1994,  1993  and  1992, respectively. Amounts included in selling, general and administrative expenses for administrative services provided by CSC were $1,950, $1,887, and $1,613, during 1994, 1993 and 1992, respectively. In addition, prior to 1988, CSC made secured subordinated loans to the Company. Loans from CSC bear interest at a rate of 10.5% compounded semi-annually and are due on demand. The Company accrued approximately $2,072, $2,182, and $2,012, of interest on amounts owing to CSC in 1994, 1993 and 1992, respectively. At December 31, 1994, the total principal payable to CSC on such loans amounted to $5,700 and cumulative accrued interest thereon aggregated $14,616.

     At December 31, 1994 and 1993, the total amount owed CSC, net of current receivables, including the loans and accrued interest mentioned above, amounted to approximately $24,344 and $22,095, respectively (of which approximately $24,381 and $22,309 is subordinated to the bank debt) and is included in amounts due to partners in the accompanying consolidated balance sheets. At December 31, 1994 and 1993 the net amount owed certain programming and other affiliates was $506 and $531, respectively, which is included in accounts payable to affiliates in the accompanying consolidated balance sheets.

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                            AND CONSOLIDATED COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)
                                  (CONTINUED)

     In 1988, the individual general partner of the Company made a subordinated loan to the Company of $2,700 due September 30, 1990 with interest at 14%. As of December 31, 1990, the entire principal balance of the Loan had been exchanged for preferred equity (see Note 7). Payment of the loan and accrued interest thereon was subject to a subordination agreement with the Company's banks. Interest accrues on the unpaid balance of interest at the rate of 14% per year. The Company accrued approximately $147, $127 and $111 of interest on this subordinated loan and unpaid interest thereon in 1994, 1993 and 1992, respectively. Cumulative accrued unpaid interest, amounting to approximately $1,133 and $986 at December 31, 1994 and 1993, respectively, is included in amounts due to partners in the accompanying consolidated balance sheets.

7. Preferred Equity Contributions

     Pursuant to a financing plan described in a memorandum provided to the limited partners of the Company in April 1985, Cablevision Finance Limited Partnership ('Cablevision Finance'), a wholly-owned subsidiary of CSC, exchanged $8,000, $29,994 and $7,706 in 1988, 1986 and 1985, respectively, of advances and accrued interest thereon for preferred equity in the Company in return for (i) cumulative distributions equal to an annual rate of 15% (compounded semi-annually) on its investment, (ii) the right to a priority return of the equity investment and any amounts of unpaid cumulative distributions whenever the Company has funds available for distribution to partners within the limits permitted by the Loan Agreement, and (iii) the right to receive 20% of all amounts available for postpayout distribution. In 1990 and 1989, the individual general partner of the Company exchanged $2,450 and $2,150, respectively, of advances and a subordinated note for preferred equity in the Company having the same terms as Cablevision Finance's preferred equity except that the individual general partner of the Company does not have a right to share in any amounts available for postpayout distribution. At December 31, 1994 and 1993, approximately $105,994 and $84,947, respectively, of cumulative unpaid distributions are not reflected in the accompanying consolidated financial statements.

8. Benefit Plans

     The Related Companies and other affiliates of CSC were participants in a defined contribution pension plan covering substantially all employees of CSC and its affiliates. The Related Companies contributed three percent of eligible employees' annual compensation, as defined, and employees could voluntarily contribute up to ten percent of their annual compensation.

     Effective January 1, 1993, the Board of Directors of CSC approved the adoption of an amended and restated Pension and 401(K) Savings Plan, in part to permit employees of CSC and its affiliates to make contributions to the plan on a pre-tax salary reduction basis in accordance with the provisions of Section 401(K) of the Internal Revenue Code, and to introduce new investment options under the plan. The Related Companies contribute 1 1/2% of eligible employees' annual compensation, as defined, to the defined contribution portion of the plan (the 'Pension Plan') and an equivalent amount to the Section 401(K) portion of the plan (the 'Savings Plan'). Employees may voluntarily contribute up to 15% of eligible compensation, subject to certain restrictions, to the Savings Plan, with an additional matching contribution by the Related Companies of 1/4 of 1% for each 1% contributed by the employee, up to a maximum contribution by the Related Companies of 1/2 of 1% of eligible base pay. Employee contributions are fully vested as are employer base contributions to the Savings Plan. Employer contributions to the Pension Plan and matching contributions to the Savings Plan become vested in years three through seven. Pension expense for 1994, 1993 and 1992 was approximately $227, $311, and $200, respectively.

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                            AND CONSOLIDATED COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)
                                  (CONTINUED)

9. Commitments

     Pursuant to the terms of the Boston License, as amended, an independent nonprofit corporation known as the Boston Community Access and Programming Foundation, Inc. (the 'Foundation') manages access to designated system channels by community groups and individuals. The Company is obligated to pay minimum fees to the Foundation in the amount of $650 per year, subject to certain adjustments. Approximately $932, $939, and $761 was paid in 1994, 1993 and 1992, respectively, under this agreement.

     Brookline funds an independent, nonprofit corporation, the Brookline Community Trust, Inc. (the 'Community Trust'), established for the purpose of managing access by community groups and individuals to designated Brookline System channels, facilities and equipment. The Community Trust is funded by a series of annual grants made by increasing to approximately $106 due in each of 1993 through 1997. The aggregate 15-year contribution will be approximately $1,400. Payments to the Community Trust amounted to approximately $106, $106 and $92 in 1994, 1993 and 1992, respectively.

     The Company does not provide postretirement benefits to any of its employees.

10. Recent Development

     On June 14, 1994, CSC and the Company entered into an agreement which is designed to give CSC full ownership of the Company. The agreement provides for the acquisition by CSC of the interests of the Company which it does not already own in a series of transactions. CSC and the Company have filed with the Securities and Exchange Commission a Consent Solicitation Statement/Prospectus with respect to the proposed transactions.

     Each of the transactions is subject to a number of conditions, including the approval by the limited partners of the Company who are unaffiliated with the general partners of the Company. Consummation of the transactions would result in the limited partners in the Company receiving CSC Class A Common Stock with an expected aggregate market value of approximately $40,000 (approximately $10,000 per unit of limited partnership interest in the Company). This amount represents 100% of the per unit amounts originally invested in the Company by each unaffiliated limited partner.

11. FCC Matters

     In October 1992, the Congress of the United States passed the Cable Television Consumer Protection and Competition Act of 1992 (the '1992 Cable Act') which among other matters, provides for the regulation of basic and certain other cable programming services. In April 1993, the Federal Communications Commission ('FCC') adopted regulations governing rates for basic and certain other cable programming services which became effective September 1, 1993. Under the provisions of these regulations, certain revenues derived from cable television are determined under either a 'benchmark' or 'cost of service' method. Effective September 1, 1993 the Company's systems had set their rates using the benchmark method which compares the Company's rates to those which are in effect at cable systems deemed to face effective competition by the FCC.

     In February 1994 and November 1994, the FCC significantly modified the September 1993 rate regulations. These modifications were designed to further reduce subscriber rates and most annual basic and cable programming service rate increases (other than per-event and per-channel services), as well as to provide cable television system operators financial incentive to introduce new programming services. Although management implemented the rules in a manner it believed to be consistent with the regulations promulgated by the FCC, on December 22, 1994, the FCC's Cable Services Bureau (the

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                            AND CONSOLIDATED COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)
                                  (CONTINUED)

'Bureau') issued an order holding that the Company's Family Cable programming package, which is currently offered on an unregulated basis, should have been subject to rate regulation as of September 1, 1993. If the order is sustained on appeal, it would require the Company to reduce the rates it charges for its basic service tier and for its Metro Service package of programming services. The Bureau's order also states that the Company would be liable for refunds, on account of the order, for the difference between the rates charged for these service packages and the rates that would have been charged for them if Family Cable had been considered a regulated offering as of September 1, 1993.

     The Company has filed a motion to ask the Bureau to reconsider its order. On February 24, 1995, the Bureau ordered a stay of its order pending resolution of the Company's motion for reconsideration. In April 1995, the FCC tentatively agreed to terms proposed by the Company that would resolve issues raised by the order and pending rate complaints against the Company. Under the terms, the Company would not be required to make any further reduction in rates or any additional subscriber refunds. The terms are subject to comment by certain affected parties. The Company provided for refunds in 1994 of approximately $527 in compliance with a rate order made by the City of Boston.

12. Legal Proceedings

     On October 5, 1994, the Company, was named as defendant in a complaint against the Company, CSC, Charles F. Dolan, and other affiliates, primarily relating to CSC's agreement with the Company to acquire the assets of the Company in a series of transactions contemplated by an acquisition agreement and plan of merger and reorganization among the parties named as defendants in the complaint.

     The action was brought on behalf of a purported class consisting of owners of partnership units in the Company and seeks (i) to enjoin the proposed transactions (or alternatively to rescind such proposed transactions if they are not enjoined); (ii) compensatory damages; (iii) a declaratory judgment that holders of preferred equity interests in the Company are not entitled to cumulative distributions that have accrued thereon; (iv) an accounting to the Company and its limited partners for all its operations to date; (v) a declaration that the Company and other defendants have committed or aided and abetted breaches of fiduciary duty; (vi) disbursements and costs of suit.

     The Company, along with the other defendants, intends to defend the action vigorously.

     The Company is party to various other lawsuits, some involving substantial amounts, arising in the ordinary course of its operations. Management does not believe that the ultimate outcome of the lawsuit described above and other lawsuits will have a material adverse impact on the financial position of the Company.

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                            AND CONSOLIDATED COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)
                                  (CONTINUED)

13. Tax Information (Unaudited)

     The following represents a reconciliation of the losses allocated to the partners for financial reporting purposes and that utilized for tax purposes.

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  -------------------------------
                                                                                   1994       1993         1992
                                                                                  ------     -------     --------

Losses allocated to partners for financial reporting purposes..................   $2,103     $ 6,792     $ 12,998
Depreciation and amortization adjustments for tax purposes.....................      406      (4,367)     (11,512)
Other..........................................................................    1,491      (3,038)      (1,818)
                                                                                  ------     -------     --------
Tax (income) loss allocable to partners........................................   $4,000     $  (613)    $   (332)
                                                                                  ------     -------     --------
                                                                                  ------     -------     --------
Tax (income) loss allocated to general partners................................   $2,058     $(1,045)    $   (318)
                                                                                  ------     -------     --------
                                                                                  ------     -------     --------
Tax (income) loss allocated to limited partners................................   $1,942     $ 1,658     $    650
                                                                                  ------     -------     --------
                                                                                  ------     -------     --------
Tax (income) loss allocation per limited partnership unit......................   $  483     $   412     $    161
                                                                                  ------     -------     --------
                                                                                  ------     -------     --------

     The Company's and Brookline's partnership agreements allocate partnership income or loss 1% to general partners and 99% to the limited partners, subject to certain adjustments. The Brookline partnership agreement further provides that to the extent net losses are allocable to the limited partners which reduce their capital accounts below zero, such net losses for income tax reporting purposes will be allocated to the general partners. Future net profits of Brookline will consequently first be allocated to the general partners to the extent of any additional net losses allocated to them as a result of the above. Subsequent net profits of Brookline will be allocated 1% to the general partners and 99% to the limited partners. In 1985, cumulative net losses allocated to the Brookline limited partners reduced their capital accounts to zero. As a result, subsequent net losses of the Brookline partnership were allocated entirely to the general partners for income tax reporting purposes.

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                            AND CONSOLIDATED COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (DOLLARS IN THOUSANDS, EXCEPT PER UNIT INFORMATION)
                                  (UNAUDITED)


                                                                                                 SIX MONTHS ENDED
                                                                                                     JUNE 30,
                                                                                               --------------------
                                                                                                 1995        1994
                                                                                               --------    --------

Revenues -- net.............................................................................   $30,671     $29,713
                                                                                               --------    --------
Operating expenses:
     Technical..............................................................................    14,334      13,442
     Selling, general and administrative....................................................     9,510       8,462
     Depreciation and amortization..........................................................     4,421       4,022
                                                                                               --------    --------
                                                                                                28,265      25,926
                                                                                               --------    --------
          Operating profit..................................................................     2,406       3,787
                                                                                               --------    --------
Other expense:
     Interest expense, net..................................................................    (5,235)     (3,923)
     Miscellaneous..........................................................................       (89)        (92)
                                                                                               --------    --------
                                                                                                (5,324)     (4,015)
                                                                                               --------    --------
          Net income (loss).................................................................   $(2,918)    $  (228)
                                                                                               --------    --------
                                                                                               --------    --------
Net income (loss) allocated to:
     General partners.......................................................................       (29)         (2)
     Limited partners.......................................................................    (2,889)       (226)
                                                                                               --------    --------
          Net income (loss).................................................................   $(2,918)    $  (228)
                                                                                               --------    --------
                                                                                               --------    --------
Net income (loss) per limited partnership unit (4,025 units)................................   $  (718)    $   (56)
                                                                                               --------    --------
                                                                                               --------    --------


          See accompanying notes to consolidated financial statements.

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                            AND CONSOLIDATED COMPANY
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                                         JUNE 30,
                                                                                                           1995
                                                                                                        -----------
                                                                                                        (UNAUDITED)

                                               ASSETS
Cash and cash equivalents (including restricted amounts of $2,015)...................................    $   5,967
Accounts receivable:
     Subscribers (less allowance for doubtful accounts of $354)......................................        2,165
     Other...........................................................................................          601
     Plant and equipment, net........................................................................       35,863
     Deferred financing, acquisition and other costs (less accumulated amortization of $3,765).......        2,031
     Deposits and other assets.......................................................................          470
                                                                                                         ---------
                                                                                                         $  47,097
                                                                                                         ---------
                                                                                                         ---------

                                LIABILITIES AND PARTNERS' DEFICIENCY
Accounts payable.....................................................................................    $   9,286
Accrued liabilities:
     Interest........................................................................................        1,428
     Franchise fees..................................................................................        1,212
     Payroll and related benefits....................................................................        3,274
     Insurance.......................................................................................        1,557
     Other...........................................................................................        2,821
Accounts payable to affiliates, net..................................................................       29,642
Amounts due to partners..............................................................................       26,410
Bank debt............................................................................................       60,000
Capitalized lease obligations........................................................................           33
Subscriber deposits..................................................................................        2,015
                                                                                                         ---------
          Total liabilities..........................................................................      137,678
                                                                                                         ---------
Preferred equity contribution........................................................................       50,300
                                                                                                         ---------
Partners' deficiency:
     General partners................................................................................       (1,756)
     Limited partners (4,025 units outstanding)......................................................     (139,125)
                                                                                                         ---------
          Total partners' deficiency.................................................................     (140,881)
                                                                                                         ---------
                                                                                                         $  47,097
                                                                                                         ---------
                                                                                                         ---------

          See accompanying notes to consolidated financial statements.

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                            AND CONSOLIDATED COMPANY
                CONSOLIDATED STATEMENTS OF PARTNERS' DEFICIENCY
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                GENERAL      LIMITED
                                                                                PARTNERS    PARTNERS       TOTAL
                                                                                --------    ---------    ---------

Balance December 31, 1994....................................................   $ (1,727)   $(136,236)   $(137,963)
     Net Loss -- six months ended June 30, 1995..............................        (29)      (2,889)      (2,918)
                                                                                --------    ---------    ---------
Balance June 30, 1995........................................................   $ (1,756)   $(139,125)   $(140,881)
                                                                                --------    ---------    ---------
                                                                                --------    ---------    ---------

          See accompanying notes to consolidated financial statements.

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                            AND CONSOLIDATED COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    SIX MONTHS ENDED JUNE 30, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                 1995       1994
                                                                                                -------    -------

Cash flows from operating activities:
     Net loss................................................................................   $(2,918)   $  (228)
                                                                                                -------    -------
     Adjustments to reconcile net loss to net cash provided by operating activities:
          Depreciation and amortization......................................................     4,421      4,022
          Amortization of deferred financing.................................................        55         55
          Gain on disposal of equipment......................................................       (82)       (24)
          Change in assets and liabilities:
               Decrease in accounts receivable subscribers...................................       129        212
               Decrease (increase) in accounts receivable other..............................       344       (220)
               Decrease in deposits and other assets.........................................         7        147
               Increase in accounts payable..................................................       224        916
               Increase in accrued liabilities...............................................       898        427
               Increase in accounts payable to affiliates, net...............................     2,547      1,913
               Decrease in subscriber deposits...............................................      (205)      (454)
                                                                                                -------    -------
                    Total adjustments........................................................     8,338      6,994
                                                                                                -------    -------
                    Net cash provided by operating activities................................     5,420      6,766
                                                                                                -------    -------
Cash flows provided by (used in) investing activities:
     Capital expenditures....................................................................    (3,370)    (2,655)
     Change in restricted cash...............................................................       205        454
     Proceeds from sale of equipment.........................................................       288         31
                                                                                                -------    -------
                    Net cash used in investing activities....................................    (2,877)    (2,170)
                                                                                                -------    -------
Cash flows from financing activities:
     Advances from partner...................................................................       933      1,306
     Proceeds from bank debt.................................................................     1,000        750
     Reduction of bank debt..................................................................    (4,000)    (5,000)
     Additions to deferred financing, acquisition and development costs......................       (35)      (625)
     Repayment of capital lease obligations..................................................       (70)      (211)
                                                                                                -------    -------
                    Net cash used in financing activities....................................    (2,172)    (3,780)
                                                                                                -------    -------
Net increase in unrestricted cash and equivalents............................................       371        816
Unrestricted cash and equivalents at beginning of year.......................................     3,581      1,715
                                                                                                -------    -------
Unrestricted cash and equivalents at end of period...........................................   $ 3,952    $ 2,531
                                                                                                -------    -------
                                                                                                -------    -------

          See accompanying notes to consolidated financial statements.

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                            AND CONSOLIDATED COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

Note 1. Principles of Consolidation

     The consolidated financial statements include the accounts of Cablevision of Boston Limited Partnership and its subsidiary, Cablevision of Brookline Limited Partnership ('Brookline'). All significant intercompany balances and transactions have been eliminated in consolidation. The above companies are collectively referred to as the 'Company' or the 'Related Companies' and are subject to common financing arrangements.

Note 2. Basis of Presentation

     The accompanying unaudited consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

Note 3. Responsibility for Interim Financial Statements

     The consolidated financial statements as of June 30, 1995 presented in this Form 10-Q are unaudited; however, in the opinion of management, such statements include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented.

     The unaudited consolidated financial statements presented herein should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

     The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for the full year ending December 31, 1995.

Note 4. Cash Flows

     For purposes of the consolidated statements of cash flows, the Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. The Company paid cash interest expense of approximately $2,894,000 and $2,357,000 for the six months ended June 30, 1995 and 1994, respectively.

Note 5. Preferred Equity Contribution

     Prior to 1989, Cablevision Finance Limited Partnership ('Cablevision Finance'), a wholly-owned subsidiary of Cablevision Systems Corporation ('CSC'), exchanged $45,700,000 of advances and accrued interest thereon for preferred equity in the Company in return for (i) cumulative distributions equal to an annual rate of 15% (compounded semi-annually) on its investment, (ii) the right to a priority return of the equity investment and any amounts of unpaid cumulative distributions whenever the Company has funds available for distribution to partners within the limits permitted by the Company's loan agreements, as amended, and (iii) the right to receive 20% of all amounts available for postpayout distribution(s). As of June 30, 1995, Cablevision Systems Services Corporation ('CSSC'), a corporation wholly-owned by the individual general partner of the Company, had exchanged $4,600,000 of advances for preferred equity having the same terms as Cablevision Finance's preferred equity except that CSSC does not have a right to share in any amounts available for postpayout distribution(s). At June 30, 1995, approximately $117,680,000 of cumulative distributions were unpaid.

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                            AND CONSOLIDATED COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

Note 6. Recent Developments


     On June 14, 1994, CSC, of which Charles F. Dolan ('Dolan') is the Chairman and principal stockholder, and the Company entered into an agreement which is designed to give CSC full ownership of the Company. The agreement provides for the acquisition by CSC of the interests in the Company which it does not already own in a series of transactions. CSC and the Company have filed with the Securities and Exchange Commission a Consent Solicitation Statement/ Prospectus with respect to the proposed transactions.


     Each of the transactions is subject to a number of conditions, including the approval by the limited partners of the Company who are unaffiliated with the general partners of the Company. Consummation of the transactions would result in (i) Dolan and Cablevision Systems Boston Corporation, the general partners of the Company, receiving CSC Class A Common Stock aggregating approximately $404,000 and cash aggregating approximately $18.9 million (calculated as of December 31, 1994) from CSC; (ii) CSC and its affiliates (other than the Company's general partners and their affiliates) receiving CSC Class A Common Stock aggregating approximately $51.6 million (calculated as of December 31, 1994) and assumption of indebtedness aggregating approximately $37.8 million (calculated as of December 31, 1994); and (iii) the unaffiliated limited partners in the Company receiving CSC Class A Common Stock with an expected aggregate market value of approximately $37.25 million (approximately $10,000 per unit of limited partnership interest in the Company). CSC owns 282 units of limited partnership interest and employees of CSC manage the operations of the Company. The approximately $10,000 worth of CSC Class A Common Stock to be received by each unaffiliated limited partner represents 100% of the per unit amounts originally invested in the Company by each such unaffiliated limited partner.

     On October 5, 1994, the Company, Brookline and Cablevision of Boston, Inc., a wholly-owned subsidiary of the Company, were named as defendants in a purported class action filed in Massachusetts Superior Court filed by Joel G. Lippe against them and CSC, Dolan, Cablevision Systems Boston Corporation, Cablevision Systems Brookline Corporation, CSSC, Cablevision Finance, and COB, Inc. primarily relating to CSC's agreement with the Company to acquire the assets of the Company in a series of transactions contemplated by an acquisition agreement and plan of merger and reorganization among the parties named as defendants in the complaint.

     The action alleges breaches of fiduciary duty against certain defendants and aiding and abetting breaches of fiduciary duty by other defendants in connection with the issuance of the Company's preferred equity interests allegedly in violation of the Company's Articles of Limited Partnership and in connection with the negotiation of the proposed transactions, and seeks, among other things (i) a declaration that the defendants have breached their fiduciary duties to the Company's limited partners or aided and abetted such breaches of fiduciary duties, (ii) a declaration that it would be a breach of fiduciary duty for the defendants to cause the Company to pay themselves any distributions on the Company's preferred equity interests because the preferred equity interests were unlawfully issued to defendants, (iii) an order that the defendants provide an accounting to the Company and limited partners for the Company's operations prior to any liquidation, (iv) a preliminary and permanent injunction against consummation of the proposed transactions, (v) rescission of the proposed transactions if they are consummated or rescissory damages if they cannot be rescinded, and (vi) compensatory damages. All defendants have answered the complaint and intend to defend the action vigorously.

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP
                            AND CONSOLIDATED COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

Note 7. FCC Matters

     On December 22, 1994, the FCC's Cable Services Bureau (the 'Bureau') issued an order holding that the Company's Family Cable programming package, which was offered on an unregulated basis, should have been subject to rate regulation as of September 1, 1993. If the order were to have been sustained on appeal by the FCC, it would have required the Company to reduce the rates it charges for its basic service tier and for its Metro Service package of programming services. The Bureau's order also stated that the Company would have been liable for refunds, on account of the order, for the difference between the rates charged for these service packages and the rates that would have been charged for them if Family Cable had been considered a regulated offering as of September 1, 1993.

     The Company filed a motion to ask the Bureau to reconsider its order. In February 1995 the Bureau ordered a stay of its order pending resolution of the Company's motion for reconsideration. In April 1995, the FCC tentatively agreed to terms proposed by the Company that would resolve issues raised by the order and pending rate complaints against the Company. Under the terms, the Company would not be required to make any further reduction in rates or any additional subscriber refunds. On August 7, 1995, the FCC issued an order adopting the terms proposed by the Company.

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Monmouth Cablevision Associates:

     We have audited the accompanying financial statements of Monmouth Cablevision Associates (a limited partnership) as of December 31, 1993 and 1992, and for the years then ended, listed in the foregoing table of contents. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In  our  opinion,  such  financial  statements   present  fairly,  in  all
material respects, the financial position of the Partnership at December 31, 1993 and 1992, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey,
April 28, 1994
(June 3, 1994 as to Note 9)

                        MONMOUTH CABLEVISION ASSOCIATES
                            (A LIMITED PARTNERSHIP)
                                 BALANCE SHEETS
                           DECEMBER 31, 1993 AND 1992

                                     ASSETS                                             1993            1992
                                                                                    ------------    ------------


Cash and cash equivalents........................................................   $    492,872    $    826,865
Accounts receivable, net of allowance for doubtful accounts of $111,249 in 1993
  and $110,744 in 1992...........................................................      1,859,974       1,503,384
Prepaid expenses and other assets................................................        476,380         458,909
Due from affiliate (Note 3)......................................................        508,958         305,793
Investment in cable television systems, net of accumulated depreciation (Note
  5).............................................................................     36,067,056      35,045,261
Investment in Riverview Cablevision Associates, L.P. (Note 4)....................             --
Cable television franchise costs, net of accumulated amortization of $58,944,243
  in 1993 and $52,450,213 in 1992 ...............................................     16,432,757      22,845,688
Cost in excess of fair value of net assets acquired, net of accumulated
  amortization of $3,280,932 in 1993 and $2,710,326 in 1992......................      8,130,027       8,700,633
Deferred charges, primarily debt acquisition costs, net of accumulated
  amortization of $654,884 in 1993 and $538,141 in 1992..........................        498,495         615,238
                                                                                    ------------    ------------
     Total assets................................................................   $ 64,466,519    $ 70,301,771
                                                                                    ------------    ------------
                                                                                    ------------    ------------

                      LIABILITIES AND PARTNERS' DEFICIENCY
Liabilities:
     Accounts payable and accrued expenses.......................................   $  6,489,060    $  5,101,955
     Due to affiliates (Note 3)..................................................        673,932       1,006,412
Debt (Note 6)....................................................................    100,100,000     112,120,355
                                                                                    ------------    ------------
     Total liabilities...........................................................    107,262,992     118,228,722
Commitments and Contingencies (Note 8)
                                                                                    ------------    ------------
Partners' deficiency (Note 2)....................................................    (42,796,473)    (47,926,951)
                                                                                    ------------    ------------
     Total liabilities and partners' deficiency..................................   $ 64,466,519    $ 70,301,771
                                                                                    ------------    ------------
                                                                                    ------------    ------------


                       See notes to financial statements.

                        MONMOUTH CABLEVISION ASSOCIATES
                            (A LIMITED PARTNERSHIP)
                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1993 AND 1992

                                                                                         1993           1992
                                                                                      -----------    -----------



Operating Revenues:
     Basic subscriber fees.........................................................   $39,229,478    $36,093,447
     Premium programming fees......................................................    13,311,270     13,261,159
     Other.........................................................................     4,035,739      3,985,931
                                                                                      -----------    -----------
                                                                                       56,576,487     53,340,537
                                                                                      -----------    -----------

Operating Expenses (Note 3):
     Programming...................................................................    13,988,883     13,616,096
     Service.......................................................................     3,649,429      3,164,450
     Selling, general and administrative...........................................     9,179,673      8,606,326
     Management fees (Note 3)......................................................     3,555,541      3,336,560
     Depreciation and amortization.................................................    15,882,575     18,689,862
                                                                                      -----------    -----------
                                                                                       46,256,101     47,413,294
                                                                                      -----------    -----------

          Operating Income.........................................................    10,320,386      5,927,243
Other income (expenses):
     Interest expense..............................................................    (5,034,807)    (6,584,051)
     Gain on disposal of equipment.................................................        72,814         21,582
     Other income (expense), net...................................................      (227,915)      (189,506)
                                                                                      -----------    -----------
Net income (loss)..................................................................   $ 5,130,478    $  (824,732)
                                                                                      -----------    -----------
                                                                                      -----------    -----------

                       See notes to financial statements.

                        MONMOUTH CABLEVISION ASSOCIATES
                            (A LIMITED PARTNERSHIP)
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1993 AND 1992

                                                                                         1993           1992
                                                                                      -----------    -----------



Cash flows from operating activities:
     Net income (loss).............................................................   $ 5,130,478    $  (824,732)
     Adjustments to reconcile net income (loss) to net cash provided by operating activities:
          Depreciation and amortization............................................    15,882,575     18,689,862
          Amortization of deferred charges.........................................       116,742        116,743
          Gain on sale of equipment................................................       (72,814)       (21,582)
          Increase (decrease) in accounts payable and accrued expenses.............     1,387,106     (1,290,893)
          (Increase) decrease in prepaid expenses and other assets.................       (17,471)       662,149
          Increase in due from affiliates..........................................      (203,165)      (135,006)
          (Increase) decrease in accounts receivable, net..........................      (356,590)        89,015
          (Decrease) increase in due to affiliates.................................      (332,480)       378,072
                                                                                      -----------    -----------
               Net cash provided by operating activities...........................    21,534,381     17,663,628
                                                                                      -----------    -----------
Cash flows used in investing activities:
     Capital expenditures..........................................................   (10,503,695)    (8,624,087)
     Increase in cable television franchise costs..................................       (81,099)       (15,407)
     Proceeds from sale of equipment...............................................       736,775         58,868
                                                                                      -----------    -----------
               Net cash used in investing activities...............................    (9,848,019)    (8,580,626)
                                                                                      -----------    -----------
Cash flows used in financing activities:
     Principal payments on debt....................................................   (12,020,355)    (9,187,442)
                                                                                      -----------    -----------
               Net cash used in financing activities...............................   (12,020,355)    (9,187,442)
                                                                                      -----------    -----------
Net decrease in cash and cash equivalents..........................................      (333,993)      (104,440)
                                                                                      -----------    -----------
Cash and cash equivalents at beginning of year.....................................       826,865        931,305
                                                                                      -----------    -----------
                                                                                      -----------    -----------
Cash and cash equivalents at end of year...........................................   $   492,872    $   826,865
                                                                                      -----------    -----------
                                                                                      -----------    -----------
Supplemental disclosure of cash flow information:
     Cash paid during period for interest..........................................   $ 4,087,981    $ 6,923,054
                                                                                      -----------    -----------
                                                                                      -----------    -----------

                       See notes to financial statements.

                        MONMOUTH CABLEVISION ASSOCIATES
                            (A LIMITED PARTNERSHIP)
                       STATEMENTS OF PARTNERS' DEFICIENCY
                     YEARS ENDED DECEMBER 31, 1993 AND 1992

                                                                        GENERAL       LIMITED
                                                                       PARTNERS       PARTNERS         TOTAL
                                                                       ---------    ------------    ------------


Partners' deficiency, January 1, 1992...............................   $(757,303)   $(46,344,916)   $(47,102,219)
Net loss............................................................      (8,247)       (816,485)       (824,732)
                                                                       ---------    ------------    ------------
Partners' deficiency, December 31, 1992.............................    (765,550)    (47,161,401)    (47,926,951)
Net income..........................................................      51,305       5,079,173       5,130,478
                                                                       ---------    ------------    ------------
Partners' deficiency, December 31, 1993.............................   $(714,245)   $(42,082,228)   $(42,796,473)
                                                                       ---------    ------------    ------------
                                                                       ---------    ------------    ------------


                       See notes to financial statements.

                        MONMOUTH CABLEVISION ASSOCIATES
                            (A LIMITED PARTNERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1993 AND 1992

1. Summary of Significant Accounting Policies

Formation of the Partnership

     In 1978, the Monmouth Cablevision Associates (MCA or the 'Partnership') limited partnership agreement was filed in the State of New Jersey. The term of the limited partnership continues until terminated as provided for in the Second Amended and Restated Agreement and Certificate of Limited Partnership (the 'Agreement'). MCA is engaged in the operation of cable television systems.

Investment in Cable Television Systems

     Investment in cable television systems is stated at cost. Depreciation is provided primarily by accelerated methods for additions prior to 1993. In 1993, the Partnership changed its method of depreciating additions to the cable television system to the straight-line method. The effect was to increase net income by approximately $537,000. The estimated useful lives of the assets range from four to twenty years.

Investment in Riverview Cablevision Associates, L.P.

     MCA is a limited partner in Riverview Cablevision Associates, L.P. (RCA). The Partnership owns, on a 'Pre Participation Basis' as defined in the Partnership Agreement, approximately 29.90% of RCA. The investment is accounted for using the equity method which is further discussed in Note 4.

Cable Television Franchise Costs

     Costs incurred in obtaining cable television franchises are deferred and amortized over the term of the franchise, which ranges from four to twelve years, using the straight-line method.

Deferred Charges

     Costs incurred to obtain financing for the Partnership are deferred and amortized on a straight-line basis, over the term of the related debt.

Cost in Excess of Fair Value of Net Assets Acquired

     The cost in excess of fair value of net assets acquired is being amortized on the straight-line method over a twenty-year period.

Income Taxes

     No provision has been made for income taxes, since such taxes are the liability of the individual partners.

Cash Equivalents

     The Partnership considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Capitalized Contract Labor

     Contract labor charges associated with reconnecting new subscribers in previously serviced homes are capitalized.

                        MONMOUTH CABLEVISION ASSOCIATES
                            (A LIMITED PARTNERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1993 AND 1992
                                  (CONTINUED)

Reclassifications

     Certain prior year amounts have been reclassified to conform to the current year presentation.

2. Organization of the Partnership

     The Partnership consists of the following:

          General partners:

           Cable Management of Monmouth, Inc. (CM)
           Sutton Capital Associates of Monmouth, Inc. (SCM)
           Joel Goldblatt (JG)

Limited partners:

          Class B: Landmark Management, Inc. (Landmark)
        Class E: Other Limited Partners
        Class F: Other Limited Partners
        Class J: Other Limited Partners
        Class O: Other Limited Partners

     The partners will generally share in income and loss in the following manner:

                                                                       BEFORE              AFTER
                                                                   'PARTICIPATION     'PARTICIPATION
                                                                       CHANGE'            CHANGE'
                                                                   ---------------    ---------------

General Partners................................................        1.00000%          33.34384%
Class B Limited Partner.........................................             --           11.11395%
Class E Limited Partners........................................       45.41336%          18.18401%
Class F Limited Partners........................................       27.06593%          10.83749%
Class J Limited Partners........................................       10.57536%          10.57536%
Class O Limited Partners........................................       15.94535%          15.94535%

     The 'Participation Change' will occur when the amounts distributed by the Partnership to the Class E and Class F Limited Partners equal the amounts set forth in the Agreement. Additional information regarding the allocation of income and loss, distributions of cash, and gain, loss and distribution on liquidation (including a sale of substantially all Partnership assets), as defined, is set forth in the Agreement.

3. Related Party Transactions

Management, Operation and Financial Service Agreements

     The Partnership entered into an agreement with CM under which CM provides management and operational services for a fee of $18,000 annually or 3% of adjusted gross revenues, as defined, whichever is greater. The Agreement has no fixed expiration date. Expenses of $1,471,134 and $1,375,232 for the years ended December 31, 1993 and 1992, respectively, have been included in the accompanying financial statements. The Partnership owed CM $120,553 and $111,196 at December 31, 1993 and 1992, respectively.

     The Partnership entered into an agreement with SCM to provide management and financial services for a fee of $14,400 annually or 2% of adjusted gross revenues, as defined, whichever is greater. The Agreement has no fixed expiration date. Expenses of $983,157 and $919,225 for the years ended

                        MONMOUTH CABLEVISION ASSOCIATES
                            (A LIMITED PARTNERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1993 AND 1992
                                  (CONTINUED)

December 31, 1993 and 1992, respectively, have been included in the accompanying financial statements. The Partnership owed SCM $80,569 and $74,331 at December 31, 1993 and 1992, respectively.

     The Partnership entered into an agreement with Landmark to provide management and financial services for a fee of $7,200 annually or 1% of adjusted gross revenues, as defined, whichever is greater. The Agreement has no fixed expiration date. Expenses of $491,578 and $459,610 for the years ended December 31, 1993 and 1992, respectively, have been included in the accompanying financial statements. The Partnership owed Landmark $40,284 and $37,165 at December 31, 1993 and 1992, respectively.

Management Agreement

     Effective January 1, 1988, the Partnership entered into an employment agreement with JG to serve as general manager. The Agreement may be terminated at the Partnership's option, and provides for compensation of 2.5% of the Operating Cash Flow of the Partnership, as defined, but no less than $115,000 per year. The general manager's compensation charged to MCA for the years ended December 1993 and 1992 and the related allocation is as follows:

                                                                           1993        1992
                                                                         --------    --------

Operating expenses....................................................   $ 86,250    $ 87,179
Management fees.......................................................    609,672     582,493
                                                                         --------    --------
          Total.......................................................   $695,922    $669,672
                                                                         --------    --------
                                                                         --------    --------

     The Partnership owed JG $144,078 and $-0- at December 31, 1993 and 1992, respectively. The term of the employment agreement expired December 31, 1990. However, the Partnership and JG have agreed that the provisions of the employment agreement will remain effective pending the completion of a new agreement.

Programming Expenses

     The Partnership has an agreement with SCATV, Inc. (an affiliate of SCM) to purchase Home Box Office (HBO) and Cinemax services. As a result of this, the Partnership participates in certain favorable volume discounts available to SCATV, Inc. and pays an administrative service charge to SCATV, Inc. Expenses of $3,561,125 and $3,375,953 for the years ended December 31, 1993 and 1992, respectively, have been included in the accompanying financial statements under the agreement. The Partnership owed SCATV, Inc. $288,448 and $783,720 at December 31, 1993 and 1992, respectively.

Common Costs

     The Partnership shares certain common costs, primarily payroll and construction costs, with RCA. MCA allocated $521,474 and $471,521 for the years ended December 31, 1993 and 1992, respectively, to RCA and RCA owes MCA $457,023 and $290,532 as of December 31, 1993 and 1992, respectively. It is management's intention to settle any balances at least annually.

                        MONMOUTH CABLEVISION ASSOCIATES
                            (A LIMITED PARTNERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1993 AND 1992
                                  (CONTINUED)

4. Investment in RCA

     Condensed financial information as of and for the years ended December 31, 1993 and 1992 pertaining to RCA is as follows:

                                                                               1993           1992
                                                                            -----------    -----------

Total assets (principally investment in cable television systems and
  cable television franchise costs)......................................   $26,507,470    $30,997,197
Partners' deficiency.....................................................    10,646,811     10,026,620
Revenues.................................................................    21,792,358     21,379,835
Operating income.........................................................     2,469,777      1,965,093
                                                                            -----------    -----------
Net loss.................................................................   $   620,191    $ 1,458,458
                                                                            -----------    -----------
                                                                            -----------    -----------

     The excess of the cost of the Partnership's investment in RCA over its share in the related underlying equity in net assets of RCA was attributed to certain assets. The excess totaled $4,737,335 and was allocated as follows:

Investment in cable television systems....................................................   $  360,038
Cable television franchise costs..........................................................    1,800,187
Cost in excess of fair value of net assets acquired.......................................    2,577,110
                                                                                             ----------
          Total...........................................................................   $4,737,335
                                                                                             ----------
                                                                                             ----------

     Such amounts were amortized over the then remaining useful lives of four to six years. In accordance with the equity method of accounting, MCA only recognized equity in net loss of RCA to the extent of their investment in RCA because MCA is not committed to provide further financial support for RCA and, therefore, its investment in RCA is $-0- at December 31, 1993 and 1992. MCA's cumulative proportionate share of RCA's losses not recognized totaled $3,225,885 at December 31, 1993.

5. Investment in Cable Television System

     Investment in cable television system at December 31, consists of the following:

                                                                               1993           1992
                                                                            -----------    -----------

Land.....................................................................   $ 1,130,742    $ 1,130,742
Buildings................................................................     2,881,047      2,689,895
Distribution system and equipment........................................    88,087,359     81,731,958
Transportation equipment.................................................     1,672,763      1,616,079
Other property and equipment.............................................     8,722,044      7,664,806
                                                                            -----------    -----------
                                                                            102,493,955     94,833,480
                                                                            -----------    -----------
                                                                            -----------    -----------
Less accumulated depreciation............................................    69,605,057     61,844,479
                                                                            -----------    -----------
                                                                            -----------    -----------
                                                                             32,888,898     32,989,001
                                                                            -----------    -----------
                                                                            -----------    -----------
Construction in progress.................................................     3,178,158      2,056,260
                                                                            -----------    -----------
Investment in cable television system -- net.............................   $36,067,056    $35,045,261
                                                                            -----------    -----------
                                                                            -----------    -----------

                        MONMOUTH CABLEVISION ASSOCIATES
                            (A LIMITED PARTNERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1993 AND 1992
                                  (CONTINUED)

6. Debt

     Debt at December 31 consists of the following:

   MATURITY         INTEREST RATE         1993            1992          FINAL
---------------     -------------     ------------     -----------     --------

Loan agreement      LIBOR + 1%        $100,100,000     $112,100,000     1998 (a)
Other               8.5 -- 14%                  --          20,355         1994
                                      ------------     -----------
          Total                       $100,100,000     $112,120,355
                                      ------------     -----------
                                      ------------     -----------

     Under the terms of the loan agreement, all assets of the Partnership are pledged as collateral. Additionally, the debt is secured by a pledge of the general and limited partner interests, MCA's investment in RCA, and a pledge of all the stock of the corporate general partners. Certain limited partners have, under Direct Liability Agreements, assumed liability for a portion of the outstanding indebtedness. The LIBOR rate at December 31, 1993 was 3.375%.

     a. On March 31, 1988, the Partnership entered into a loan agreement with National Westminister Bank USA (NAT WEST), as agent, for $135,000,000. As of December 31, 1993, the Partnership has drawn down (net of repayments) $100,100,000 under the loan agreement. The loan agreement provides for payment of 3/8 of 1% per annum as a commitment fee, payable quarterly on the unused balance of the credit agreement. The loan commitment has reduced quarterly commencing on June 30, 1991 until final maturity on March 31, 1998 in accordance with the credit agreement. The Partnership is allowed to select interest rate pricing options which are based upon prime, LIBOR or certificate of deposit rates plus an applicable margin as set forth in the loan agreement.

     Annual maturities on debt at December 31, 1993 are as follows (for purposes of this table, it has been assumed that debt under the NAT WEST credit line agreement will not exceed the amount outstanding at December 31, 1993):

1994................................................................   $  4,418,750
1995................................................................     22,275,000
1996................................................................     28,687,500
1997................................................................     35,437,500
1998................................................................      9,281,250
                                                                       ------------
Total debt..........................................................   $100,100,000
                                                                       ------------
                                                                       ------------

Interest Rate Protection

     The Partnership has also entered into interest rate protection agreements with various financial institutions. For the years ended December 31, 1993 and 1992, the Partnership incurred expenses of $226,223 and $1,436,408, respectively, relating to these agreements. Such agreements provide for interest cap rates as follows:


                 PERIOD COVERED      INTEREST
  AMOUNT            THROUGH          CAP RATE
-----------     ----------------     ---------

$22,500,000     January 28, 1996        7.00%
 25,000,000     May 7, 1996             7.00%

                        MONMOUTH CABLEVISION ASSOCIATES
                            (A LIMITED PARTNERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1993 AND 1992
                                  (CONTINUED)

Restrictive Covenants

     Under the terms of the debt agreements, the Partnership is restricted in its ability to incur additional indebtedness and must comply with certain covenants, including: maintaining specified levels of debt service coverage, as defined; not exceeding maximum ratios of senior debt to annualized operating cash flow; and not exceeding the maximum level of capital expenditures.

7. Income Taxes

     As a result of the Partnership redeeming certain limited partners' interests and utilizing different depreciation methods for income tax and financial reporting purposes, the basis in investment in cable television systems is different for financial reporting purposes and income tax purposes. As a result, the net depreciated cost of investment in cable television systems for income tax purposes is $31,729,751 and $30,193,572 at December 31, 1993 and 1992, respectively.

     As a result of the Partnership redeeming certain limited partners' interests, the basis in cable television franchise costs is different for financial reporting purposes and income tax purposes. The amortized cost of cable television franchise costs for income tax purposes is $6,466,299 and $9,598,972 at December 31, 1993 and 1992, respectively.

8. Commitments and Contingencies

     The Partnership is obligated under various operating leases through 1995. Future minimum rental payments under operating leases at December 31, 1993 are as follows:

1994....................................................................   $192,920
1995....................................................................    203,920
                                                                           --------
          Total future minimum rental payments..........................   $396,840

     Rent expense for the years ended December 31, 1993 and 1992 was $191,443 and $147,689, respectively.

     The Partnership received a letter of inquiry from the Federal Communications Commission (FCC) regarding the sale of remote control devices. In order to comply with the provisions of the 1992 Cable Television Consumer Protection and Competition Act, the Partnership eliminated monthly charges for remote control units and billed customers for the sale of the used remote control units. The total amount billed for the sale of the remote control units was $635,000. The FCC received a complaint which charges that the Partnership violated the negative option billing provisions of the Act. Management believes that although it is not feasible to determine the outcome of this matter at this time, its resolution will not materially impact the Company's operations.

     Pursuant to the authority granted under the Cable Television Consumer Protection Act of 1992 (the '1992 Cable Act'), the FCC established maximum allowable rates for certain cable television services and equipment. The FCC's regulations require rates for equipment to be cost-based, and require reasonable rates for regulated cable television services to be established based on, at the election of the cable television operator, either application of the FCC's benchmarks or a cost-of-service showing pursuant to standards adopted by the FCC. The FCC's regulation called for a reduction of cable television service rates in effect on September 30, 1992 of up to 10%, effective September 1, 1993. In September 1993, the Partnership adjusted its rates to comply with the regulations using the FCC's benchmarks.

     On March 30, 1994, the FCC  modified its existing benchmark methodology  to
require,   absent   a   successful   cost-of-service   showing,   reductions  of
approximately 17% in the rates for regulated services

                        MONMOUTH CABLEVISION ASSOCIATES
                            (A LIMITED PARTNERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1993 AND 1992
                                  (CONTINUED)

in effect on September 30, 1992, adjusted for inflation, channel modifications, equipment costs, and increases in certain operating costs. The modified benchmarks and regulations are generally designed to cause an additional 7% reduction in the rates for regulated cable services in addition to the rate reductions implemented by the Partnership in September 1993 under the prior FCC benchmarks and regulations. The FCC also adopted interim regulations to govern cost-of-service showings by cable operators, establishing an industry wide 11.25% after tax rate of return and a rebuttable presumption that acquisition costs above original historic book value of tangible assets should be excluded from the rate base. To the extent that the Partnership's rates are found to exceed the reasonable rate determined within the guidelines of the new regulations, the rates will be subject to 'rollbacks' and, in some cases, refunds. At December 31, 1993, the Partnership anticipates and has accrued approximately $124,000 of refunds for the four months ended December 31, 1993 as a result of implementing the new regulations. In July 1994, the Partnership intends to further reduce the rates for regulated services to comply with the modified benchmarks and regulations. Management believes that the FCC's new regulations will not have a material adverse impact on the Partnership's operations in future periods.

9. Sale of Cable Television System

     In October 1993, the Partnership entered into an agreement (as amended through June 3, 1994) to sell its cable television system and substantially all related assets to Cablevision MFR, Inc., a wholly-owned subsidiary of Cablevision Systems Corporation for $288,857,500.

     The consideration consists of $183,098,900 in cash, $6,820,000 in an indemnification escrow note and a $98,938,600 four year senior subordinated note paying 6% per year semi-annually in years one through three and 8% per year semi-annually in year four. The $6,820,000 indemnification escrow note will secure the accuracy of the Partnership's warranties and representations for a period of fifteen months following the closing. After this period, the indemnification escrow note will convert to a senior subordinated note containing the same terms and conditions as the $98,938,600 note. Both notes have an initial maturity date on the fourth anniversary of the closing date, however, such maturity date may be extended to the ninth anniversary of the closing date under certain limited circumstances.

     The Partnership anticipates closing costs for legal fees, brokerage fees, and other costs to approximate $7,700,000. The Partnership anticipates the closing to be not later than August 8, 1994, subject to the receipt of all approvals necessary to consummate the transaction.

                              _____________________

                        MONMOUTH CABLEVISION ASSOCIATES
                                 BALANCE SHEET
                           JUNE 30, 1994 (UNAUDITED)

                                              ASSETS
Cash and cash equivalents..........................................................................   $ 2,643,030
Accounts receivable, net of allowance for doubtful accounts of $136,298............................     2,076,172
Prepaid expenses and other assets..................................................................       386,986
Due from affiliate.................................................................................       317,028
Investment in cable television systems, net of accumulated depreciation............................    35,514,805
Cable television franchise costs, net of accumulated amortization of $61,589,283...................    13,794,871
Cost in excess of fair value of net assets acquired, net of accumulated amortization of
  $3,566,230.......................................................................................     7,844,729
Deferred charges, primarily debt acquisition costs, net of accumulated amortization of $713,256....       440,121
                                                                                                      -----------
          Total assets.............................................................................   $63,017,742
                                                                                                      -----------
                                                                                                      -----------

                               LIABILITIES AND PARTNERS' DEFICIENCY
Liabilities:
     Accounts payable and accrued expenses.........................................................   $ 5,796,552
     Deferred credit -- Deposit on Sale of Assets..................................................     6,948,062
     Due to affiliates.............................................................................       744,133
     Debt..........................................................................................    88,100,000
                                                                                                      -----------
          Total liabilities........................................................................   101,588,747
                                                                                                      -----------
Partners' deficiency...............................................................................   (38,571,005)
                                                                                                      -----------
          Total liabilities and partners' deficiency...............................................   $63,017,742
                                                                                                      -----------
                                                                                                      -----------

                        MONMOUTH CABLEVISION ASSOCIATES
                            STATEMENT OF OPERATIONS
                   SIX MONTHS ENDED JUNE 30, 1994 (UNAUDITED)

                                                                                                         1994
                                                                                                      -----------

Operating revenues:
     Basic subscriber fee..........................................................................   $19,171,560
     Premium programming fees......................................................................     6,906,082
     Other.........................................................................................     2,698,483
                                                                                                      -----------
                                                                                                       28,776,125
                                                                                                      -----------
Operating expenses:
     Programming...................................................................................     7,173,311
     Service.......................................................................................     1,805,521
     Selling, general and administrative...........................................................     5,962,963
     Depreciation and amortization.................................................................     7,050,294
                                                                                                      -----------
                                                                                                       21,992,089
                                                                                                      -----------
Operating income (expenses):.......................................................................     6,784,036
     Income expense................................................................................    (2,485,356)
     Gain on deposal of equipment..................................................................        76,776
     Other income (expense), net...................................................................      (149,988)
                                                                                                      -----------
Net income.........................................................................................   $ 4,225,468
                                                                                                      -----------
                                                                                                      -----------

                        MONMOUTH CABLEVISION ASSOCIATES
                       STATEMENTS OF PARTNERS' DEFICIENCY
                   SIX MONTHS ENDED JUNE 30, 1994 (UNAUDITED)

                                                                        GENERAL       LIMITED
                                                                       PARTNERS       PARTNERS         TOTAL
                                                                       ---------    ------------    ------------

Partners' deficiency, January 1, 1994...............................   $(714,245)   $(42,082,228)   $(42,796,473)
Net income..........................................................      42,255       4,183,213       4,225,468
                                                                       ---------    ------------    ------------
Partners' deficiency, June 30, 1994.................................   $(671,990)   $(37,899,015)   $(38,571,005)
                                                                       ---------    ------------    ------------
                                                                       ---------    ------------    ------------

                        MONMOUTH CABLEVISION ASSOCIATES
                            STATEMENTS OF CASH FLOWS
                   SIX MONTHS ENDED JUNE 30, 1994 (UNAUDITED)

                                                                                                         1994
                                                                                                     ------------

Cash flows from operating activities:
     Net income...................................................................................   $  4,225,468
     Adjustments to reconcile net income (loss) to net cash provided by operating activities:
          Depreciation and amortization...........................................................      7,050,294
          Amortization of deferred charges........................................................         58,373
          Gain on sale of equipment...............................................................        (76,776)
          Decrease in accounts payable and accrued expenses.......................................       (692,508)
          Decrease in prepaid expenses and other assets...........................................         89,394
          Decrease in due from affiliates.........................................................        191,930
          Increase in accounts receivable, net....................................................       (216,198)
          Increase in due to affiliates...........................................................         70,201
                                                                                                     ------------
               Net cash provided by operating activities..........................................     10,700,178
                                                                                                     ------------
Cash flows used in investing activities:
     Capital expenditures.........................................................................     (3,567,704)
     Increase in cable television franchise costs.................................................         (7,154)
     Proceeds from sale of equipment..............................................................         76,776
                                                                                                     ------------
               Net cash used in investing activities..............................................     (3,498,082)
                                                                                                     ------------
Cash flows used in financing activities:
     Proceeds from sale of system.................................................................      6,948,062
     Principal payments on debt...................................................................    (12,000,000)
                                                                                                     ------------
               Net cash used in financing activities..............................................     (5,051,938)
                                                                                                     ------------
Net increase in cash and cash equivalents.........................................................      2,150,158
                                                                                                     ------------
Cash and cash equivalents at beginning of period..................................................        492,872
                                                                                                     ------------
Cash and cash equivalents at end of year..........................................................   $  2,643,030
                                                                                                     ------------
                                                                                                     ------------
Supplemental disclosure of cash flow information:
     Cash paid during period for interest.........................................................   $  1,014,573
                                                                                                     ------------
                                                                                                     ------------

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Riverview Cablevision Associates, L.P.:

     We have audited the accompanying financial statements of Riverview Cablevision Associates, L.P. (a limited partnership) as of December 31, 1993 and 1992, and for the years then ended, listed in the foregoing table of contents. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership at December 31, 1993 and 1992, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey,
April 28, 1994
(June 3, 1994 as to Note 8)

                     RIVERVIEW CABLEVISION ASSOCIATES, L.P.
                            (A LIMITED PARTNERSHIP)
                                 BALANCE SHEETS
                           DECEMBER 31, 1993 AND 1992

                                                                                         1993            1992
                                                                                     ------------    ------------

                                      ASSETS
Cash and cash equivalents.........................................................   $  3,610,800    $  3,130,567
Accounts receivable, net of allowance for doubtful accounts of $57,452 in 1993 and
  $30,823 in 1992.................................................................        520,977         727,844
Prepaid expenses and other assets.................................................        215,822         124,274
Investment in cable television systems, net of accumulated depreciation (notes 4
  and 5)..........................................................................     13,250,608      14,928,031
Cable television franchise costs, net of accumulated amortization of $23,652,036
  in 1993 and $20,517,286 in 1992.................................................      8,345,486      11,370,814
Cost in excess of fair value of net assets acquired, net of accumulated
  amortization of $699,722 in 1993 and $607,340 in 1992...........................        224,093         316,475
Deferred charges, primarily debt acquisition costs, net of accumulated
  amortization of $888,149 in 1993 and $828,641 in 1992...........................        339,684         399,192
                                                                                     ------------    ------------
     Total assets.................................................................   $ 26,507,470    $ 30,997,197
                                                                                     ------------    ------------
                                                                                     ------------    ------------

                       LIABILITIES AND PARTNERS' DEFICIENCY

Liabilities:
     Accounts payable and accrued expenses........................................   $  2,556,230    $  2,288,185
     Due to affiliates (Note 3)...................................................        748,051         735,632
     Debt (Note 5)................................................................     33,850,000      38,000,000
                                                                                     ------------    ------------
          Total liabilities.......................................................     37,154,281      41,023,817
Commitments and Contingencies (Note 6)
Partners' deficiency (Note 2).....................................................    (10,646,811)    (10,026,620)
                                                                                     ------------    ------------
Total liabilities and partners' deficiency........................................   $ 26,507,470    $ 30,997,197
                                                                                     ------------    ------------
                                                                                     ------------    ------------


                       See notes to financial statements.

                     RIVERVIEW CABLEVISION ASSOCIATES, L.P.
                            (A LIMITED PARTNERSHIP)
                            STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1993 AND 1992

                                                                                         1993           1992
                                                                                      -----------    -----------

Operating Revenues:
     Basic subscriber fees.........................................................   $14,474,565    $13,428,094
     Premium programming fees......................................................     5,783,636      6,598,277
     Other.........................................................................     1,534,157      1,353,464
                                                                                      -----------    -----------
                                                                                       21,792,358     21,379,835
                                                                                      -----------    -----------
Operating expenses (Note 3):
     Programming...................................................................     5,538,078      5,667,349
     Service.......................................................................     1,633,592      1,628,470
     Selling, general and administrative...........................................     4,208,719      4,002,035
     Management fees (Note 3)......................................................     1,067,827      1,050,798
     Depreciation and amortization.................................................     6,874,365      7,066,090
                                                                                      -----------    -----------
                                                                                       19,322,581     19,414,742
                                                                                      -----------    -----------
Operating income...................................................................     2,469,777      1,965,093
Other income (expenses):
     Interest expense..............................................................    (2,988,608)    (3,242,791)
     Interest, dividends and other income, net.....................................       113,597         49,806
     (Loss) gain on disposal of equipment..........................................      (153,369)        10,320
     Other income (expense), net...................................................       (61,588)      (240,886)
                                                                                      -----------    -----------
Net loss...........................................................................   $  (620,191)   $(1,458,458)
                                                                                      -----------    -----------
                                                                                      -----------    -----------

                       See notes to financial statements.

                     RIVERVIEW CABLEVISION ASSOCIATES, L.P.
                            (A LIMITED PARTNERSHIP)
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1993 AND 1992

                                                                                            1993          1992
                                                                                         ----------    ----------

Cash flows from operating activities:
     Net loss.........................................................................   $ (620,191)   $(1,458,458)
     Adjustments to reconcile net loss to net cash provided by operating activities:
          Depreciation and amortization...............................................    6,874,365     7,066,090
          Amortization of deferred charges............................................       59,508        27,617
          Loss (gain) on disposal of equipment........................................      153,369       (10,320)
          Increase in due to affiliates...............................................       12,419       254,860
          Decrease in accounts receivable.............................................      206,867        69,098
          (Increase) decrease in prepaid expense......................................      (91,548)      125,981
          (Increase) decrease in accounts payable and accrued expenses................      268,045      (411,763)
                                                                                         ----------    ----------
               Net cash provided by operating activities..............................    6,862,834     5,663,105
                                                                                         ----------    ----------
Cash flows used in investing activities:
     Proceeds from sale of equipment..................................................      430,201        25,517
     Capital expenditures.............................................................   (2,553,380)   (2,450,885)
     Increase in cable television franchise costs.....................................     (109,422)       (1,256)
                                                                                         ----------    ----------
               Net cash used in investing activities..................................   (2,232,601)   (2,426,624)
                                                                                         ----------    ----------
Cash flows used in financing activities:
     Principal payments on debt.......................................................   (4,150,000)     (826,936)
                                                                                         ----------    ----------
               Net cash used in financing activities..................................   (4,150,000)     (826,936)
Net increase in cash and cash equivalents.............................................      480,233     2,409,545
Cash and cash equivalents at beginning of year........................................    3,130,567       721,022
                                                                                         ----------    ----------
Cash and cash equivalents at end of year..............................................   $3,610,800    $3,130,567
                                                                                         ----------    ----------
                                                                                         ----------    ----------
Supplemental disclosures of cash flow information:
     Cash paid during the year for:
          Interest....................................................................   $2,913,909    $3,270,144
                                                                                         ----------    ----------
                                                                                         ----------    ----------

                       See notes to financial statements.

                     RIVERVIEW CABLEVISION ASSOCIATES, L.P.
                            (A LIMITED PARTNERSHIP)
                       STATEMENT OF PARTNERS' DEFICIENCY
                     YEARS ENDED DECEMBER 31, 1993 AND 1992

                                                                    LIMITED PARTNERS
                                            GENERAL      ---------------------------------------
                                           PARTNERS        CLASS A        CLASS B       CLASS C        TOTAL
                                          -----------    -----------    -----------    ---------    ------------

Partners' Deficiency, January 1,
  1992.................................   $(2,614,490)   $(5,253,292)   $  (700,480)   $     100    $ (8,568,162)
Net loss...............................       (29,169)    (1,261,129)      (168,160)          --      (1,458,458)
                                          -----------    -----------    -----------    ---------    ------------
Partners' deficiency, December 31,
  1992.................................    (2,643,659)    (6,514,421)      (868,640)         100     (10,026,620)
Net loss...............................       (12,404)      (536,279)       (71,508)          --        (620,191)
                                          -----------    -----------    -----------    ---------    ------------
Partners' deficiency, December 31,
  1993.................................   $(2,656,063)   $(7,050,700)   $  (940,148)   $     100    $(10,646,811)
                                          -----------    -----------    -----------    ---------    ------------
                                          -----------    -----------    -----------    ---------    ------------

                       See notes to financial statements.

                     RIVERVIEW CABLEVISION ASSOCIATES, L.P.
                            (A LIMITED PARTNERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1993 AND 1992

1. Summary of Significant Accounting Policies

Formation of the Partnership

     In 1986, the Riverview Cablevision Associates, L.P. (RCA or the 'Partnership') limited partnership agreement was filed in the State of Delaware. The term of the limited partnership continues until December 31, 2006, unless earlier terminated as provided in the Amended and Restated Agreement of Limited Partnership (the 'Agreement'). In 1986, RCA acquired certain assets for cash aggregating $43,500,000, and commenced operations. RCA is engaged in the operation of a cable television system.

Investment in Cable Television System

     Investment in cable television system is stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets ranging from four to fifteen years.

Cable Television Franchise Costs

     Costs incurred in obtaining cable television franchises are deferred. Amortization over the life of the franchise, which ranges from nine to eleven years, using the straight-line method, is provided for each franchise at the time the particular system becomes operational.

Deferred Charges

     Deferred debt acquisition costs, consisting of costs incurred to obtain financing for the Partnership, are amortized on a straight-line basis, over the life of the related debt, starting with the commencement of borrowings.

Cost in Excess of Fair Value of Net Assets Acquired

     The cost in excess of fair value of net assets acquired is being amortized on the straight-line method over a ten-year period.

Income Taxes

     No provision has been made for income taxes, since such taxes are the liability of the individual partners.

Capitalized Contract Labor

     Contract labor charges associated with reconnecting new subscribers in previously serviced homes are capitalized.

Cash Equivalents

     The Partnership considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                     RIVERVIEW CABLEVISION ASSOCIATES, L.P.
                            (A LIMITED PARTNERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1993 AND 1992
                                  (CONTINUED)

Reclassifications

     Certain prior year amounts have been reclassified to conform to the current year presentation.

2. Organization of the Partnership

     The Partnership consists of the following:

          General partners:
               Riverview Cablevision Inc. (RCI)
               Joel Goldblatt (JG)

          Limited partners:
               Class A: Other Limited Partners
               Class B: Monmouth Cablevision Associates (A Limited  Partnership)
     (MCA)
               Class C: Goldman, Sachs & Co.

     Net income and losses and available cash, as defined (other than from capital transactions) are generally allocated in the following manner: General Partners, 2%; Class A Limited Partners, 86.47%; and the Class B Limited Partner, 11.53%. Net income and loss allocations will change upon the recovery by the Class A Limited Partners of their investment and will thereafter be: General Partners, 17%; Class A Limited Partners, 66.18%; the Class B Limited Partner, 11.82%; and the Class C Limited Partner, 5%. Additionally, net income and loss allocations will change upon the recovery by the Class A Limited Partners of four times their investment and will thereafter be: General Partners, 25.5%:
Class A Limited Partners, 57.35%; the Class B Limited Partner, 12.15%; and the Class C Limited Partner, 5%. However, any allocation of net losses which would cause or increase a deficit balance in a Partners' capital account should be reallocated among the partners as set forth in the Agreement.

     Allocations of net income and losses and cash distributions resulting from capital transactions are set forth in the Agreement.

     In accordance with the terms of the Agreement, and at any time prior to May 31, 1993, the general partners may request that the partners make additional capital contributions in proportion to their respective initial capital contributions. However, such additional contributions are limited to ten percent of each partner's initial contribution. No additional capital contributions were requested through May 31, 1993.

3. Related Party Transactions

Management and Operational Agreements

     The Partnership entered into an agreement with RCI under which RCI provides management and operational services for a fee of 2 1/2% of operating revenue plus 5% of operating cash flow, as defined. The Agreement has no fixed expiration date. Expenses of $1,067,827 and $1,050,798 in 1993 and 1992, respectively, have been included in the accompanying financial statements. The Partnership owed RCI $164,255 and $183,838 at December 31, 1993 and 1992, respectively.

Programming Expenses

     The Partnership has an agreement with SCATV, Inc. (SCATV), an affiliate of one of the general partners, to purchase Home Box Office and Cinemax services. As a result of this, the Partnership participates in certain favorable volume discounts available to SCATV and pays an administrative service charge to SCATV. Expenses of $1,599,245 and $1,666,686 in 1993 and 1992, respectively, have

                     RIVERVIEW CABLEVISION ASSOCIATES, L.P.
                            (A LIMITED PARTNERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1993 AND 1992
                                  (CONTINUED)

been included in the accompanying financial statements. The Partnership owed SCATV $125,816 and $260,808 at December 31, 1993 and 1992, respectively.

Common Costs

     The Partnership shares certain common costs, such as payroll and construction costs with MCA. The Partnership owed MCA $457,023 and $290,532 at December 31, 1993 and 1992, respectively. It is management's intention to settle any balances at least annually.

4. Investment in Cable Television System

     Investment in cable television system at December 31, 1993 and 1992 consists of the following:

                                                                               1993           1992
                                                                            -----------    -----------

Buildings................................................................   $ 1,849,663    $ 1,815,826
Distribution system and equipment........................................    27,371,293     25,808,417
Transportation equipment.................................................       728,012        573,425
Other property and equipment.............................................     2,048,772      1,679,079
                                                                            -----------    -----------
                                                                            $31,997,740    $29,876,747
                                                                            -----------    -----------
                                                                            -----------    -----------
Less accumulated depreciation............................................    20,154,600     16,832,145
                                                                            -----------    -----------
                                                                            $11,843,140    $13,044,602
                                                                            -----------    -----------
                                                                            -----------    -----------
Construction in progress.................................................     1,407,468      1,883,429
                                                                            -----------    -----------
Investment in cable television system -- net.............................   $13,250,608    $14,928,031
                                                                            -----------    -----------
                                                                            -----------    -----------

5. Debt

     Debt at December 31, 1993 and 1992 consists of the following:

                                          INTEREST RATE       1993           1992        FINAL MATURITY
                                          -------------    -----------    -----------    --------------

Credit loan............................    LIBOR + 1%      $15,000,000    $15,000,000         1999(a)
Notes payable..........................       9.75%          9,850,000     14,000,000         1995(b)
Note payable...........................      10.58%          9,000,000      9,000,000         1998(b)
                                                           -----------    -----------
Total..................................                    $33,850,000    $38,000,000
                                                           -----------    -----------
                                                           -----------    -----------

     Under the terms of the debt agreements, all assets of the Partnership and the general and limited partnership interests are pledged as collateral under an intercreditor agreement. The LIBOR rate at December 31, 1993 was 3.375%.

a. In 1991, the Partnership entered into a credit agreement with Bankers Trust Company for $23,000,000. The agreement provides for a commitment fee between 3/8 and 1/4 of 1% per annum on the unused balance. The Partnership is allowed to select various interest rate pricing options. The loan balance shall be reduced quarterly commencing on December 31, 1995 until final maturity on June 30, 1999 in accordance with the credit agreement. Pursuant to the terms of the credit agreement, the partnership is restricted with respect to the availability and use of the facility.

b. In 1988, the Partnership entered into a Note Purchase and Exchange Agreement ('Note Agreement') with the Mutual Life Insurance Company of New York. During 1994, Mutual Life Insurance Company of New York assigned the Note Agreement to AUSA Life Insurance Company. Pursuant to the Note Agreement, the Partnership issued $14,000,000 in 9.75% notes and $9,000,000

                     RIVERVIEW CABLEVISION ASSOCIATES, L.P.
                            (A LIMITED PARTNERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1993 AND 1992
                                  (CONTINUED)

   in 10.58% notes. The 9.75% notes are payable in semi-annual installments of $3,200,000 with a final payment of $3,450,000 on June 1, 1995. The 10.58%
   notes are payable in installments of $3,000,000 in 1996, $3,000,000 in 1997, and a final payment of $3,000,000 on September 1, 1998.

     Annual maturities on the above debt at December 31 are as follows:

1994.................................................................   $ 6,400,000
1995.................................................................     4,989,000
1996.................................................................     6,076,500
1997.................................................................     7,615,500
1998.................................................................     8,769,000
                                                                        -----------
Total debt...........................................................   $33,850,000
                                                                        -----------
                                                                        -----------

Interest Rate Protection

     The Partnership has also entered into interest rate protection agreements with various financial institutions. For the years ended December 31, 1993 and 1992, the Partnership incurred expenses of $15,191 and $8,250, respectively, relating to these agreements. Such agreements provide for interest cap rates on three month LIBOR rates.

                PERIOD COVERED      INTEREST
  AMOUNT            THROUGH         CAP RATE
----------     -----------------    --------

$2,500,000     January 28, 1996       7.00%
 4,000,000        May 7, 1996         7.00%

Restrictive Covenants

     Under the terms of the debt agreements, the Partnership is restricted in its ability to incur additional indebtedness and must comply with certain covenants, including: maintaining specified levels of annual Operating Cash Flow and 'constructive cash make' (annualized quarterly Operating Cash Flow), as defined; maximum ratios of Senior Debt to Operating Cash Flow; minimum ratios of Operating Cash Flow to Debt Service; and not exceeding the maximum level of capital expenditures as such amounts are defined in the debt agreement. As of December 31, 1993, RCA was not in compliance with certain financial covenants included in the terms of the debt agreements. RCA has obtained waivers from Bankers Trust Company and AUSA Life Insurance Company for those covenants. Based on current projections, the Partnership anticipates that the annual cash flow for 1994 will not be sufficient to meet certain of its debt covenants, and therefore it will request waivers from its lenders.

6. Commitments and Contingencies

     The Partnership is obligated under operating leases for office, outdoor advertising and warehouse space expiring in 1996. These leases provide for additional rentals based on certain escalation clauses.

                     RIVERVIEW CABLEVISION ASSOCIATES, L.P.
                            (A LIMITED PARTNERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1993 AND 1992
                                  (CONTINUED)

     Future minimum rental payments under operating leases at December 31, 1993 are as follows:

1994....................................................................   $245,288
1995....................................................................    227,288
1996....................................................................    175,840
1997....................................................................    105,600
1998....................................................................     88,000
                                                                           --------
Total future minimum rental payments....................................   $842,016
                                                                           --------
                                                                           --------

     Rent expense for the years ended December 31, 1993 and 1992 was $293,659 and $158,668, respectively.

     Pursuant to the authority granted under the Cable Television Consumer Protection Act of 1992 (the '1992 Cable Act'), the FCC established maximum allowable rates for certain cable television services and equipment. The FCC's regulations require rates for equipment to be cost-based, and require reasonable rates for regulated cable television services to be established based on, at the election of the cable television operator, either application of the FCC's benchmarks or a cost-of-service showing pursuant to standards adopted by the FCC. The FCC's regulation called for a reduction of cable television service rates in effect at September 30, 1992 of up to 10%, effective September 1, 1993. In September 1993, the Partnership adjusted its rates to comply with the regulations using the FCC's benchmarks.

     On March 30, 1994, the FCC modified its existing benchmark methodology to require, absent a successful cost-of-service showing, reductions of approximately 17% in the rates for regulated services in effect on September 30, 1992, adjusted for inflation, channel modifications, equipment costs, and increases in certain operating costs. The modified benchmarks and regulations are generally designed to cause an additional 7% reduction in the rates for regulated cable services in addition to the rate reductions implemented by the Partnership in September 1993 under the prior FCC benchmarks and regulations. The FCC also adopted interim regulations to govern cost-of-service showings by cable operators, establishing an industry wide 11.25% after tax rate of return and a rebuttable presumption that acquisition costs above original historic book value of tangible assets should be excluded from the rate base. To the extent that the Partnership's rates are found to exceed the reasonable rate determined within the guidelines of the new regulations, the rates will be subject to 'rollbacks' and, in some cases, refunds. At December 31, 1993, the Partnership anticipates and has accrued approximately $25,000 of refunds for the four months ended December 31, 1993 a result of implementing the new regulations. In July 1994, the Partnership intends to further reduce the rates for regulated services to comply with the modified benchmarks and regulations. Management believes that the FCC's new regulations will not have a material adverse impact on the Partnership's operations and cash flows in future periods.

7. Income Taxes

     The Partnership uses different methods of depreciation for financial reporting purposes and income tax purposes. As a result, the depreciated cost of investment in cable television system for income tax purposes is $10,495,110 and $11,152,445 at December 31, 1993 and 1992, respectively.

     As a result of the Internal Revenue Service examination, the basis in cable television franchise costs and method of amortization of these costs is different for financial reporting purposes and income tax purposes beginning in 1992. The amortized cost of cable television and franchise costs for income tax purposes is $6,093,046 and $8,973,662 at December 31, 1993 and 1992,
respectively.

                     RIVERVIEW CABLEVISION ASSOCIATES, L.P.
                            (A LIMITED PARTNERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1993 AND 1992
                                  (CONTINUED)

8. Sale of Cable Television System

     In October 1993, the Partnership entered into an agreement (as amended through June 3, 1994) to sell its cable television system and substantially all related assets to Cablevision MFR, Inc., a wholly-owned subsidiary of Cablevision Systems Corporation for $96,986,300.

     The consideration consists of $61,477,000 in cash, $2,290,000 in an indemification escrow note and a $33,219,300 four year senior subordinated note paying 6% per year semi-annually in years one through three and 8% per year semi-annually in year four. The $2,290,000 indemnification escrow note will secure the accuracy of the Partnership's warranties and representations for a period of fifteen months following the closing. After this period, the indemnification escrow note will convert to a senior subordinated note containing the same terms and conditions as the $33,219,300 note. Both notes have an initial maturity date on the fourth anniversary of the closing date, however, such maturity date may be extended to the ninth anniversary of the closing date under certain limited circumstances.

     The Partnership anticipates closing costs for legal fees, brokerage fees, and other costs to approximate $2,300,000. The Partnership anticipates the closing to be not later than August 8, 1994, subject to the receipt of all approvals necessary to consummate the transaction.

                              _____________________

                     RIVERVIEW CABLEVISION ASSOCIATES, L.P.
                                 BALANCE SHEET
                                 JUNE 30, 1994
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                              ASSETS                                                     1994
                                                                                                     ------------

Cash and cash equivalents.........................................................................   $  4,703,725
Accounts receivable, net of allowance for doubtful accounts of $104,212...........................        557,049
Prepaid expenses and other assets.................................................................        227,144
Investment in cable television systems, net of accumulated depreciation...........................     12,444,428
Cable television franchise costs, net of accumulated amortization of $25,219,242..................      6,795,282
Cost in excess of fair value of net assets acquired, net of accumulated amortization of
  $745,916........................................................................................        177,899
Deferred charges, primarily debt acquisition costs, net of accumulated amortization of $178,520...        309,930
                                                                                                     ------------
          Total assets............................................................................   $ 25,215,457
                                                                                                     ------------
                                                                                                     ------------

                               LIABILITIES AND PARTNERS' DEFICIENCY
Liabilities:
     Accounts payable and accrued expenses........................................................   $  2,223,281
     Due to affiliates............................................................................        521,234
     Deferred credit -- Deposit on sale of assets.................................................      2,332,907
     Debt.........................................................................................     30,650,000
                                                                                                     ------------
          Total liabilities.......................................................................     35,727,422
                                                                                                     ------------
Partners' deficiency..............................................................................    (10,511,965)
                                                                                                     ------------
          Total liabilities and partners' deficiency..............................................   $ 25,215,457
                                                                                                     ------------
                                                                                                     ------------

                     RIVERVIEW CABLEVISION ASSOCIATES, L.P.
                            STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1994
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                         1994
                                                                                                      -----------

Operating revenues:
     Basic subscriber fees.........................................................................   $ 6,521,625
     Premium programming fees......................................................................     2,820,633
     Other.........................................................................................     1,176,055
                                                                                                      -----------
                                                                                                       10,518,313
                                                                                                      -----------
Operating expenses:
     Programming...................................................................................     2,805,650
     Service.......................................................................................       777,501
     Selling, general and administrative...........................................................     2,223,898
     Depreciation and amortization.................................................................     3,224,370
                                                                                                      -----------
                                                                                                        9,031,419
                                                                                                      -----------
Operating income before other income (expenses):...................................................     1,486,894
Other income (expenses):
     Income expense................................................................................    (1,346,449)
     Interest, dividends and other income, net.....................................................        51,880
     (Loss) gain on disposal of equipment..........................................................        (2,625)
     Other income (expense), net...................................................................       (54,854)
                                                                                                      -----------
Net income.........................................................................................   $   134,846
                                                                                                      -----------
                                                                                                      -----------

                     RIVERVIEW CABLEVISION ASSOCIATES, L.P.
                       STATEMENT OF PARTNERS' DEFICIENCY
                         SIX MONTHS ENDED JUNE 30, 1994
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                       LIMITED PARTNERS
                                                 GENERAL      -----------------------------------
                                                PARTNERS        CLASS A       CLASS B     CLASS C       TOTAL
                                               -----------    -----------    ---------    -------    ------------

Partners' deficiency, January 1, 1994.......   $(2,656,063)   $(7,050,700)   $(940,148)    $ 100     $(10,646,811)
Net income..................................         2,697        116,601       15,548        --          134,846
                                               -----------    -----------    ---------    -------    ------------
Partners' deficiency, June 30, 1994.........   $(2,653,366)   $(6,934,099)   $(924,600)    $ 100     $(10,511,965)
                                               -----------    -----------    ---------    -------    ------------
                                               -----------    -----------    ---------    -------    ------------

                     RIVERVIEW CABLEVISION ASSOCIATES, L.P.
                            STATEMENT OF CASH FLOWS
                         SIX MONTHS ENDED JUNE 30, 1994
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                         1994
                                                                                                      -----------

Cash flows from operating activities:
     Net income....................................................................................   $   134,846
     Adjustments to reconcile net income to net cash provided by operating activities:
          Depreciation and amortization............................................................     3,224,370
          Amortization of deferred charges.........................................................        29,754
          Loss on disposal of equipment............................................................         2,625
          Decrease in due to affiliates............................................................      (226,817)
          Increase in accounts receivable..........................................................       (36,071)
          Increase in prepaid expense..............................................................       (11,322)
          Decrease in accounts payable and accrued expenses........................................      (332,949)
                                                                                                      -----------
               Net cash provided by operating activities...........................................     2,784,436
                                                                                                      -----------
Cash flows used in investing activities:
     Capital expenditures..........................................................................      (807,416)
     Franchise renewal costs.......................................................................       (17,002)
                                                                                                      -----------
               Net cash used in investing activities...............................................      (824,418)
                                                                                                      -----------
Cash flows used in financing activities:
     Proceeds from sale of cable system............................................................     2,332,907
     Principal payments on debt....................................................................    (3,200,000)
                                                                                                      -----------
               Net cash used in financing activities...............................................      (867,093)
                                                                                                      -----------
     Net increase in cash and cash equivalents.....................................................     1,092,925
                                                                                                      -----------
     Cash and cash equivalents at beginning of period..............................................     3,610,800
                                                                                                      -----------
Cash and cash equivalents at end of year...........................................................   $ 4,703,725
                                                                                                      -----------
Supplemental disclosure of cash flow information:
     Cash paid during the year for;
          interest.................................................................................   $ 1,316,695
                                                                                                      -----------
                                                                                                      -----------

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Framingham Cablevision Associates, Limited Partnership

     We have audited the accompanying financial statements of Framingham Cablevision Associates, Limited Partnership as of December 31, 1993 and 1992, and for the years then ended, listed in the foregoing table of contents. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership at December 31, 1993 and 1992, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
April 28, 1994
(June 3, 1994 as to Note 8)

             FRAMINGHAM CABLEVISION ASSOCIATES, LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                           DECEMBER 31, 1993 AND 1992

                                                                              NOTES       1993           1992
                                                                              -----    -----------    -----------

                                  ASSETS
Cash.......................................................................            $   305,255    $   237,264
Accounts receivable, net of allowance for doubtful accounts of $105,819 in
  1993 and $103,590 in 1992................................................                654,050        314,184
Prepaid expenses and other assets..........................................                 85,486         33,307
Investment in cable television system, net of accumulated depreciation.....     4        4,575,975      5,431,424
Cable television franchise costs, net of accumulated amortization of
  $16,362,500 in 1993 and $12,792,500 in 1992..............................             10,112,500     13,682,500
Deferred charges, net of accumulated amortization of $241,610 in 1993 and
  $188,894 in 1992.........................................................                 67,905        120,621
Cost in excess of fair value of net assets acquired, net of accumulated
  amortization of $905,404 in 1993 and $707,860 in 1992....................                905,382      1,102,926
                                                                                       -----------    -----------
          Total assets.....................................................            $16,706,553    $20,922,226
                                                                                       -----------    -----------
                                                                                       -----------    -----------

                   LIABILITIES AND PARTNERS' DEFICIENCY

Liabilities:
     Debt..................................................................     5      $24,561,612    $25,711,612
     Accounts payable and accrued expenses.................................                466,055        519,366
     Due to affiliates.....................................................     3        1,906,429      1,420,288
                                                                                       -----------    -----------
          Total liabilities................................................             26,934,096     27,651,266
Commitments and Contingencies (Note 6)
Partners' Deficiency.......................................................            (10,227,543)    (6,729,040)
                                                                                       -----------    -----------
          Total liabilities and partners' deficiency.......................            $16,706,553    $20,922,226
                                                                                       -----------    -----------
                                                                                       -----------    -----------


                       See notes to financial statements.

             FRAMINGHAM CABLEVISION ASSOCIATES, LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992

                                                                              NOTES       1993           1992
                                                                              -----    -----------    -----------

Operating revenues:
     Basic subscriber fees.................................................            $ 4,287,778    $ 4,013,477
     Premium programming fees..............................................              2,302,970      2,308,135
     Other.................................................................                957,446        846,957
                                                                                       -----------    -----------
                                                                                         7,548,194      7,168,569
                                                                                       -----------    -----------
Operating expenses:
     Programming...........................................................     3        1,825,126      1,760,444
     Service...............................................................                478,356        465,173
     Selling, general and administrative...................................              1,652,551      1,496,385
     Management fees.......................................................     3          377,410        358,428
     Depreciation and amortization.........................................              5,029,363      5,002,200
                                                                                       -----------    -----------
                                                                                         9,362,806      9,082,630
                                                                                       -----------    -----------
Operating loss.............................................................             (1,814,612)    (1,914,061)
                                                                                       -----------    -----------
Other expenses (income):
     Interest expense......................................................              1,691,596      1,965,020
     Other income..........................................................                 (7,705)          (233)
                                                                                       -----------    -----------
                                                                                         1,683,891      1,964,787
                                                                                       -----------    -----------
Net loss...................................................................            $(3,498,503)   $(3,878,848)
                                                                                       -----------    -----------
                                                                                       -----------    -----------

                       See notes to financial statements.

             FRAMINGHAM CABLEVISION ASSOCIATES, LIMITED PARTNERSHIP
                       STATEMENTS OF PARTNERS' DEFICIENCY
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992

                                                                        GENERAL       LIMITED
                                                                       PARTNERS       PARTNERS         TOTAL
                                                                       ---------    ------------    ------------

Partners' deficiency, January 1, 1992...............................   $ (28,502)   $ (2,821,690)   $ (2,850,192)
Net Loss............................................................     (38,789)     (3,840,059)     (3,878,848)
                                                                       ---------    ------------    ------------
Partners' deficiency, December 31, 1992.............................     (67,291)     (6,661,749)     (6,729,040)
Net Loss............................................................     (34,984)     (3,463,519)     (3,498,503)
                                                                       ---------    ------------    ------------
Partners' deficiency, December 31, 1993.............................   $(102,275)   $(10,125,268)   $(10,227,543)
                                                                       ---------    ------------    ------------
                                                                       ---------    ------------    ------------

                       See notes to financial statements.

             FRAMINGHAM CABLEVISION ASSOCIATES, LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992

                                                                                         1993           1992
                                                                                      -----------    -----------

Cash flows from operating activities:
     Net loss......................................................................   $(3,498,503)   $(3,878,848)
     Adjustments to reconcile net loss to net cash used in operating activities:
          Depreciation and amortization............................................     5,029,363      5,002,200
          Gain on sale of equipment................................................        (7,444)            --
          Change in assets and liabilities:
               Increase in accounts receivable.....................................      (339,866)       (76,706)
               Increase in prepaid expenses and other assets.......................       (52,179)        (2,747)
               Decrease in accounts payable and accrued expenses...................       (53,311)      (125,770)
               Increase in due to affiliates.......................................       486,141        441,327
                                                                                      -----------    -----------
                    Net cash provided by operating activities......................     1,564,201      1,359,456
                                                                                      -----------    -----------
Cash flows used in investing activities:
     Proceeds from sale of equipment...............................................       133,333             --
     Capital expenditures..........................................................      (479,543)      (325,105)
                                                                                      -----------    -----------
                    Net cash used in investing activities..........................      (346,210)      (325,105)
                                                                                      -----------    -----------
Cash flows used in financing activities:
     Proceeds from borrowings......................................................            --         29,588
     Principal payments on debt....................................................    (1,150,000)    (1,150,000)
                                                                                      -----------    -----------
                    Net cash used in financing activities..........................    (1,150,000)    (1,120,412)
                                                                                      -----------    -----------
Net increase (decrease) in cash....................................................        67,991        (86,061)
Cash, beginning of year............................................................       237,264        323,325
                                                                                      -----------    -----------
                                                                                      -----------    -----------
Cash, end of year..................................................................   $   305,255    $   237,264
                                                                                      -----------    -----------
                                                                                      -----------    -----------
Supplemental disclosure of cash flow information:
     Interest paid.................................................................   $ 1,603,697    $ 1,855,852
                                                                                      -----------    -----------
                                                                                      -----------    -----------

                       See notes to financial statements.

             FRAMINGHAM CABLEVISION ASSOCIATES, LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992

1. Organization and Description of Operations

     Framingham Cablevision Associates, Limited Partnership (the 'Partnership') is a Delaware limited partnership formed on January 19, 1989 to apply for and/or acquire franchises and cable systems and to directly or indirectly hold, own, construct and operate such franchises and cable systems. The term of the limited partnership continues until December 31, 2009, unless earlier terminated as provided in the Amended and Restated Agreement of Limited Partnership (the 'Agreement'). Framingham Cablevision Inc. ('FCI'), the general partner, made a capital contribution of $111,111 and the limited partners contributed $11,000,000. In accordance with the terms of the Agreement, and at any time prior to December 31, 1996, FCI may request that the partners make additional capital contributions in proportion to their respective initial capital contributions. However, such additional contributions are limited to ten percent of each partner's initial contribution.

     Net income and losses and available cash, as defined, (other than from capital transactions) are generally allocated in the following manner: 1% to FCI and 99% to the limited partners. Net income and loss allocations will change upon the recovery by the limited partners of their capital contributions and will thereafter be: 28.21% to FCI and 71.79% to the limited partners. Additionally, net income and loss allocations will change upon the recovery by the limited partners of four times their capital contributions and will thereafter be: 50% to FCI and 50% to the limited partners. However, any allocation of net losses which would cause or increase a deficit balance in a partner's capital account shall be reallocated among the partners as set forth in the Agreement.

     Allocations of net income and loss and cash distributions resulting from capital transactions are set forth in the Agreement.

2. Summary of Significant Accounting Policies

Investment in Cable Television System

     Investment in cable television system is stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets ranging from four to ten years.

Cable Television Franchise Costs

     Costs incurred in obtaining the cable television franchise are deferred and amortized over the life of the franchise, which expires on July 24, 1998, using the straight-line method.

Deferred Charges

     Deferred debt acquisition costs, consisting of costs incurred to obtain financing for the Partnership, are amortized on a straight-line basis, over the life of the related debt starting with the commencement of borrowings.

     Deferred organization costs include legal fees and other closing costs associated with the formation of the Partnership, and are amortized on a straight-line basis over a five-year period.

Cost in Excess of Fair Value of Net Assets Acquired

     The cost in excess of fair value of net assets acquired is being amortized on the straight-line method over the life of the related franchise.

             FRAMINGHAM CABLEVISION ASSOCIATES, LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992

Income Taxes

     No provision has been made for income taxes since such taxes are the liability of the individual partners.

3. Related Party Transactions

Management and Operational Agreements

     The Partnership entered into an agreement with FCI under which FCI provides management and operational services for a fee of 5% of operating revenues, as defined. The agreement has no fixed expiration date. Management fee expenses of $377,410 and $358,428 for the years ended December 31, 1993 and 1992, respectively, have been included in the accompanying financial statements. Interest on management fees are $92,307 and $68,084 for the years ended 1993 and 1992. Such amounts are included in interest expense in the accompanying statement of operations. The Partnership owed FCI $1,802,255 and $1,332,538 at December 31, 1993 and 1992, respectively. Payment of such fees has been deferred pursuant to the Partnership's Revolving Credit and Loan Agreement with National Westminster Bank USA, as agent.

Programming Expenses

     The Partnership has an agreement with SCATV, Inc. (SCATV), an affiliate of the general partner, to purchase Home Box Office (HBO) and Cinemax services. As a result of this arrangement, the Partnership participates in certain favorable volume discounts available to SCATV and pays an administrative service charge to SCATV. The Partnership owed SCATV $73,198 and $87,750 at December 31, 1993 and 1992, respectively.

4. Investment in Cable Television System

     Investment in cable television system at December 31, 1993 and 1992 consists of the following:

                                                                        1993          1992
                                                                     ----------    ----------

Distribution system and equipment.................................   $8,947,208    $8,840,376
Transportation equipment..........................................      130,306       117,645
Other property and equipment......................................      458,215       335,669
                                                                     ----------    ----------
                                                                      9,535,729     9,293,690
                                                                     ----------    ----------
                                                                     ----------    ----------
Less accumulated depreciation.....................................    4,959,754     3,862,266
                                                                     ----------    ----------
Investment in cable television system -- net......................   $4,575,975    $5,431,424
                                                                     ----------    ----------
                                                                     ----------    ----------

5. Debt

Issuance of Debt

     On  June 7, 1989, the Partnership entered  into a Revolving Credit and Term
Loan  Agreement   (the  'Debt   Agreement')  of   $20,000,000  and   $7,000,000,
respectively, with National Westminster Bank USA ('Nat West'), as agent.

     The Partnership is allowed to select various interest rate pricing options.

     As of December 31, 1993 and 1992, the Partnership has drawn down $17,000,000 and $18,150,000, respectively, of the revolving credit facility. At year end 1993 and 1992, the revolving credit facility was

             FRAMINGHAM CABLEVISION ASSOCIATES, LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992

bearing interest at LIBOR + 2.00% and LIBOR + 2.50%, respectively. The Debt Agreement also provides for payment of 1/2 of 1% per annum as a commitment fee, payable quarterly on the unused balance of the revolving credit facility. The Debt Agreement requires quarterly principal payments ranging from $125,000 to $287,000 commencing on September 30, 1992 until June 30, 1995 when the outstanding balance is due.

     As of December 31, 1993 and 1992, the term loan was bearing interest at LIBOR + 5%. The Partnership has the option of (1) paying in cash all accrued interest on the term loan or (2) paying in cash, interest at the rate of Prime, LIBOR + 1% or certificate of deposit + 1 1/4%, whichever is applicable, and deferring all other accrued interest. As of December 31, 1993 and 1992, payment of $561,612 of accrued interest has been deferred. The term loan is to be repaid, including any deferred and compounded interest on June 30, 1995.

     At December 31, 1993 and 1992, the prime rate was 6.0% and the LIBOR rate was 3.3125% and 3.4375%, respectively.

     Annual maturities on the above debt based upon the amounts outstanding at December 31, 1993 are as follows:

1994.................................................................   $   575,000
1995.................................................................    23,986,612
                                                                        -----------
     Total debt......................................................   $24,561,612
                                                                        -----------
                                                                        -----------

     Under the terms of the Debt Agreement, the debt is collateralized by liens on all the assets of the Partnership. Furthermore, the partners have pledged their Partnership interests as security for the debt.

Restrictive Covenants

     Under the terms of the Debt Agreement, the Partnership must comply with certain covenants, including: maintaining specified levels of operating cash flow ('OCF'), as defined; not exceeding maximum ratios of outstanding debt to OCF; maintaining minimum ratios of OCF to interest expense; and not exceeding the maximum level of capital expenditures or incurring additional indebtedness. As of December 31, 1993 the Partnership was not in compliance with certain financial covenants included in the terms of the Debt Agreement. The Partnership has obtained waivers from Nat West for those covenants. Based on current projections, the Partnership anticipates that the annual cash flow for 1994 will not be sufficient to meet certain of its debt covenants, and therefore it will request waivers from Nat West.

Additional Fee Agreement

     Under an Additional Fee Agreement dated June 7, 1989, commencing June 30, 1995 and ending December 31, 1995, or in the event of a sale of substantially all the assets of the Partnership, Nat West is entitled to a fee equal to 2 1/2% of the value of the system adjusted by, among other things, capital contributions and outstanding debt, as further specified in the agreement.

6. Commitments and Contingencies

     The Partnership is obligated under an operating lease for its office and warehouse space expiring in October and September, 1997, respectively. Future minimum rental payments under these operating leases at December 31, 1993 are as follows:

             FRAMINGHAM CABLEVISION ASSOCIATES, LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992

1994....................................................................   $113,306
1995....................................................................    113,306
1996....................................................................    114,586
1997....................................................................     95,060
                                                                           --------
     Total future minimum rental payments...............................   $436,258
                                                                           --------
                                                                           --------

     Rent expense for the years ending December 31, 1993 and 1992 was $110,457 and $107,806, respectively.

     Pursuant to the authority granted under the Cable Television Consumer Protection Act of 1992 (the '1992 Cable Act'), the FCC established maximum allowable rates for certain cable television services and equipment. The FCC's regulations require rates for equipment to be cost-based, and require reasonable rates for regulated cable television services to be established based on, at the election of the cable television operator, either application of the FCC's benchmarks or a cost-of-service showing pursuant to standards adopted by the FCC. The FCC's regulation called for a reduction of cable television service rates in effect on September 30, 1992 of up to 10%, effective September 1, 1993. In September 1993, the Partnership adjusted its rates to comply with the regulations using the FCC's benchmarks.

     On March 30, 1994, the FCC modified its existing benchmark methodology to require, absent a successful cost-of-service showing, reductions of approximately 17% in the rates for regulated services in effect on September 30, 1992, adjusted for inflation, channel modifications, equipment costs, and increases in certain operating costs. The modified benchmarks and regulations are generally designed to cause an additional 7% reduction in the rates for regulated cable services in addition to the rate reductions implemented by the Partnership in September 1993 under the prior FCC benchmarks and regulations. The FCC also adopted interim regulations to govern cost-of-service showings by cable operators, establishing an industry wide 11.25% after tax rate of return and a rebuttable presumption that acquisition costs above original historic book value of tangible assets should be excluded from the rate base. To the extent that the Partnership's rates are found to exceed the reasonable rate determined within the guidelines of the new regulations, the rates will be subject to 'rollbacks' and, in some cases, refunds. In July 1994, the Partnership intends to further reduce rates for regulated services to comply with the modified benchmarks and regulations. Management believes that any adjustments to the rates subject to refunds will not be significant, and that the FCC's new regulations will not have a material adverse impact on the Partnership's operations and cash flows in future periods.

7. Income Taxes

     The Partnership uses different methods of depreciation for financial reporting and income tax purposes. As a result, the depreciated cost of investment in cable television system for income tax purposes is $2,670,679 at December 31, 1993 and $3,403,834 at December 31, 1992.

8. Sale of System

     In October 1993, the Partnership entered into an agreement (as amended through June 3, 1994) to sell its cable television system and substantially all related assets to Cablevision of Framingham Holdings, Inc., (as assignee of Cablevision MFR, Inc.), a subsidiary of Cablevision Systems Corporation, for $37,506,200.

     The consideration consists of $27,774,100 in cash, $890,000 in an indemnification escrow note and a $8,842,100 four year senior subordinated note paying 6.25% per year semi-annually in years one through three and 8.25% per year semi-annually in year four. The $890,000 indemnification escrow note will secure the accuracy of the Partnership's warranties and representations for a period of fifteen months following the closing. After this period, the indemnification escrow note will convert to a senior

             FRAMINGHAM CABLEVISION ASSOCIATES, LIMITED PARTNERSHIP
                         NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992

subordinated note containing the same terms and conditions as the $8,842,100 note. Both notes have an initial maturity date on the fourth anniversary of the closing date; however, such maturity date may be extended to the ninth anniversary date of the closing under certain limited circumstances.

     The Partnership anticipates closing costs for legal fees, brokerage fees, and other costs to approximate $980,000. The Partnership anticipates the closing to be no later than August 8, 1994, subject to the receipt of all approvals necessary to consummate the transaction.

                              ______________________

             FRAMINGHAM CABLEVISION ASSOCIATES, LIMITED PARTNERSHIP
                                 BALANCE SHEET
                                 JUNE 30, 1994
                                  (UNAUDITED)

                                              ASSETS                                                     1994
                                                                                                     ------------

Cash and cash equivalents.........................................................................   $    907,416
Accounts receivable, net of allowance for doubtful accounts of $94,057............................        581,354
Prepaid expenses and other assets.................................................................         58,652
Investment in cable television systems, net of accumulated depreciation...........................      4,023,203
Cable television franchise costs, net of accumulated amortization of $18,022,500..................      8,452,500
Cost in excess of fair value of net assets acquired, net of accumulated amortization of
  $1,004,176......................................................................................        806,610
Deferred charges, primarily debt acquisition costs, net of accumulated amortization of $267,396...        202,659
                                                                                                     ------------
          Total assets............................................................................   $ 15,032,394
                                                                                                     ------------
                                                                                                     ------------

                               LIABILITIES AND PARTNERS' DEFICIENCY
Liabilities:
     Accounts payable and accrued expenses........................................................   $    557,017
     Deferred credit -- Deposit on sale of assets.................................................        906,595
     Due to affiliates............................................................................      2,121,521
     Debt.........................................................................................     23,061,612
                                                                                                     ------------
          Total liabilities.......................................................................     26,646,745
                                                                                                     ------------
Partners' deficiency..............................................................................    (11,614,351)
                                                                                                     ------------
          Total liabilities and partners' deficiency..............................................   $ 15,032,394
                                                                                                     ------------
                                                                                                     ------------

             FRAMINGHAM CABLEVISION ASSOCIATES, LIMITED PARTNERSHIP
                            STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1994
                                  (UNAUDITED)

                                                                                                         1994
                                                                                                      -----------

Operating revenues:
     Basic subscriber fees.........................................................................   $ 2,100,309
     Premium programming fees......................................................................     1,145,675
     Other.........................................................................................       483,238
                                                                                                      -----------
                                                                                                        3,729,222
                                                                                                      -----------
Operating expenses:
     Programming...................................................................................       921,792
     Service.......................................................................................       311,969
     Selling, general and administrative...........................................................       785,916
     Depreciation and amortization.................................................................     2,257,627
                                                                                                      -----------
                                                                                                        4,277,304
                                                                                                      -----------
Operating loss.....................................................................................      (548,082)
     Income expense................................................................................      (838,726)
                                                                                                      -----------
Net loss...........................................................................................   $(1,386,808)
                                                                                                      -----------
                                                                                                      -----------

           FRAMINGHAM CABLEVISION ASSOCIATES (A LIMITED PARTNERSHIP)
                       STATEMENT OF PARTNERS' DEFICIENCY
                         SIX MONTHS ENDED JUNE 30, 1994
                                  (UNAUDITED)

                                                                        GENERAL       LIMITED
                                                                       PARTNERS       PARTNERS         TOTAL
                                                                       ---------    ------------    ------------

Partners' deficiency, January 1, 1994...............................   $(102,275)   $(10,125,268)   $(10,227,543)
Net loss............................................................     (13,868)     (1,372,940)     (1,386,808)
                                                                       ---------    ------------    ------------
Partners' deficiency, June 30, 1994.................................   $(116,143)   $(11,498,208)   $(11,614,351)
                                                                       ---------    ------------    ------------
                                                                       ---------    ------------    ------------

             FRAMINGHAM CABLEVISION ASSOCIATES, LIMITED PARTNERSHIP
                            STATEMENT OF CASH FLOWS
                   SIX MONTHS ENDED JUNE 30, 1994 (UNAUDITED)

                                                                                                         1994
                                                                                                      -----------

Cash flows from operating activities:
     Net loss......................................................................................   $(1,386,808)
     Adjustments to reconcile net income (loss) to net cash provided by operating activities:
          Depreciation and amortization............................................................     2,257,627
          Increase in accounts payable and accrued expenses........................................        90,962
          Decrease in prepaid expenses and other assets............................................        26,834
          Decrease in accounts receivable, net.....................................................        72,696
          Increase in due to affiliates............................................................       215,092
                                                                                                      -----------
               Net cash provided by operating activities...........................................     1,276,403
                                                                                                      -----------
Cash flows used in investing activities:
     Capital expenditures..........................................................................       (96,023)
     Proceeds from sale of equipment...............................................................        15,186
                                                                                                      -----------
               Net cash used in investing activities...............................................       (80,837)
                                                                                                      -----------
Cash flows used in financing activities:
     Proceeds from sale of system..................................................................       906,595
     Principal payments on debt....................................................................    (1,500,000)
                                                                                                      -----------
               Net cash used in financing activities...............................................      (593,405)
                                                                                                      -----------
     Net increase in cash and cash equivalents.....................................................       602,161
                                                                                                      -----------
     Cash and cash equivalents at beginning of period..............................................       305,255
                                                                                                      -----------
Cash and cash equivalents at end of year...........................................................   $   907,416
                                                                                                      -----------
Supplemental disclosure of cash flow information:
     Cash paid during period for interest..........................................................   $   779,561
                                                                                                      -----------
                                                                                                      -----------

                          INDEPENDENT AUDITORS' REPORT

The Partners
American Movie Classics Company

     We have audited the accompanying balance sheets of American Movie Classics Company (a general partnership) as of December 31, 1993 and 1992, and the related statements of income, partners' capital (deficiency) and cash flows for each of the years in the three-year period ended December 31, 1993. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Movie Classics Company at December 31, 1993 and 1992, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1993 in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

Jericho, New York
March 4, 1994

                        AMERICAN MOVIE CLASSICS COMPANY
                            (A GENERAL PARTNERSHIP)
                                 BALANCE SHEETS
                           DECEMBER 31, 1993 AND 1992
                             (DOLLARS IN THOUSANDS)

                                                                                               1993        1992
                                                                                             --------    --------

                                          ASSETS
Current assets:
     Cash and cash equivalents............................................................   $  9,030    $    333
     Trade accounts receivable (less allowance for doubtful accounts of $2,677 and
      $1,148).............................................................................      9,151       5,823
     Trade accounts receivable-affiliates.................................................      3,720       3,014
     Prepaid expenses and other current assets............................................        278         315
     Feature film inventory...............................................................     19,230      22,197
                                                                                             --------    --------
          Total current assets............................................................     41,409      31,682
Property and equipment, net...............................................................      1,106         957
Long-term feature film inventory..........................................................     89,021      52,470
Film and program agreements (less accumulated amortization of $7,171 and $6,148)..........         --       1,023
Affiliation agreements (less accumulated amortization of $3,267 and $2,799)...............         --         468
Deferred financing costs (less accumulated amortization of $213 and $71)..................        640         782
Deferred transmission costs (less accumulated amortization of $87 and $4).................        913         996
                                                                                             --------    --------
                                                                                             $133,089    $ 88,378
                                                                                             --------    --------
                                                                                             --------    --------
                           LIABILITIES AND PARTNERS' DEFICIENCY
Current liabilities:
     Bank debt-current....................................................................   $  3,025    $  7,975
     Accounts payable.....................................................................        561         343
     Accrued licensing fees...............................................................      3,969       3,595
     Accrued payroll and related benefits.................................................      1,901       1,496
     Accrued management fees..............................................................        807         943
     Other accrued expenses...............................................................      4,183       2,624
     Accounts payable-affiliates..........................................................      2,527       2,347
     Accrued feature film rights payable..................................................     26,157      22,490
                                                                                             --------    --------
          Total current liabilities.......................................................     43,130      41,813
Bank debt-long term.......................................................................     44,000      50,025
Long-term feature film rights payable.....................................................     73,940      47,146
                                                                                             --------    --------
          Total liabilities...............................................................    161,070     138,984
Commitments and contingencies
     Partners' deficiency.................................................................    (27,981)    (50,606)
                                                                                             --------    --------
                                                                                             $133,089    $ 88,378
                                                                                             --------    --------
                                                                                             --------    --------

                See accompanying notes to financial statements.

                        AMERICAN MOVIE CLASSICS COMPANY
                            (A GENERAL PARTNERSHIP)
                              STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                             (DOLLARS IN THOUSANDS)

                                                                                     1993       1992       1991
                                                                                    -------    -------    -------

Revenues (including affiliate amounts of $21,582, $17,577 and $24,664)...........   $87,618    $69,715    $62,980
                                                                                    -------    -------    -------
Operating expenses:
     Technical (including affiliate amounts of $4,139, $3,309 and $4,407)........    34,884     29,048     23,671
     Selling, general and administrative (including affiliate amounts of $5,547,
       $4,480 and $4,456)........................................................    25,093     21,532     20,093
     Depreciation and amortization...............................................     1,791      1,728      1,727
                                                                                    -------    -------    -------
                                                                                     61,768     52,308     45,491
                                                                                    -------    -------    -------
          Operating income.......................................................    25,850     17,407     17,489
                                                                                    -------    -------    -------
Other income (expense):
     Interest income.............................................................       190        170        567
     Interest expense............................................................    (3,294)    (1,884)      (277)
     Miscellaneous, net..........................................................      (121)       (17)       (21)
                                                                                    -------    -------    -------
                                                                                     (3,225)    (1,731)       269
                                                                                    -------    -------    -------
     Net income..................................................................   $22,625    $15,676    $17,758
                                                                                    -------    -------    -------
                                                                                    -------    -------    -------

                See accompanying notes to financial statements.

                        AMERICAN MOVIE CLASSICS COMPANY
                            (A GENERAL PARTNERSHIP)
                  STATEMENTS OF PARTNERS' CAPITAL (DEFICIENCY)
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                             (DOLLARS IN THOUSANDS)

                                                                         RPE      LIBERTY       NBC       TOTAL
                                                                       -------    --------    -------    --------

Balance, January 1, 1991............................................   $ 9,521   $ 11,039     $    --    $ 20,560
     Sale of partnership interest...................................    (5,345)        --       5,345          --
     Net income.....................................................     5,024      8,879       3,855      17,758
     Distributions..................................................    (6,650)   (13,300)     (6,650)    (26,600)
                                                                       -------    --------    -------    --------
Balance, December 31, 1991..........................................     2,550      6,618       2,550      11,718
     Net income.....................................................     3,919      7,838       3,919      15,676
     Distributions..................................................   (19,500)   (39,000)    (19,500)    (78,000)
                                                                       -------    --------    -------    --------
Balance, December 31, 1992..........................................   (13,031)   (24,544)    (13,031)    (50,606)
     Net income.....................................................     5,656     11,313       5,656      22,625
                                                                       -------    --------    -------    --------
Balance, December 31, 1993..........................................   $(7,375)  $(13,231)   $(7,375)    $(27,981)
                                                                       -------    --------    -------    --------
                                                                       -------    --------    -------    --------

                See accompanying notes to financial statements.

                        AMERICAN MOVIE CLASSICS COMPANY
                            (A GENERAL PARTNERSHIP)
                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
                             (DOLLARS IN THOUSANDS)

                                                                                   1993        1992        1991
                                                                                 --------    --------    --------

Cash flows from operating activities:
     Net income...............................................................   $ 22,625    $ 15,676    $ 17,758
                                                                                 --------    --------    --------
     Adjustments to reconcile net income to net cash provided by operating activities:
          Depreciation and amortization.......................................      1,791       1,728       1,727
          Amortization of discount on notes payable...........................         --          --         238
          Amortization of deferred financing costs............................        142          71          --
          Amortization of deferred transmission costs.........................         83           4          --
          Changes in assets and liabilities:
               Trade accounts receivable......................................     (3,328)     (1,814)      1,054
               Trade accounts receivable -- affiliates........................       (706)      1,722      (1,602)
               Prepaid expenses and other current assets......................         37          (6)       (226)
               Feature film inventory.........................................    (33,584)    (29,326)      5,245
               Deferred transmission costs....................................         --        (500)       (500)
               Deposits and other assets......................................         --          --          93
               Accounts payable and accrued liabilities.......................      2,420        (603)        283
               Accounts payable -- affiliates.................................        180         932          (2)
               Feature film rights payable....................................     30,461      30,478      (7,854)
                                                                                 --------    --------    --------
                    Total adjustments.........................................     (2,504)      2,686      (1,544)
                                                                                 --------    --------    --------
                    Net cash provided by operating activities.................     20,121      18,362      16,214
                                                                                 --------    --------    --------
Cash flows used by investing activities:
     Capital expenditures.....................................................       (449)       (506)       (202)
                                                                                 --------    --------    --------
Cash flows from financing activities:
     Partners' capital distributions..........................................         --     (78,000)    (26,600)
     Repayment of bank debt and notes payable.................................    (16,975)     (8,000)     (1,628)
     Proceeds from bank debt..................................................      6,000      66,000          --
     Additions to deferred financing costs....................................         --        (853)         --
                                                                                 --------    --------    --------
                    Net cash used in financing activities.....................    (10,975)    (20,853)    (28,228)
                                                                                 --------    --------    --------
Net increase (decrease) in cash and cash equivalents..........................      8,697      (2,997)    (12,216)
Cash and cash equivalents at beginning of year................................        333       3,330      15,546
                                                                                 --------    --------    --------
Cash and cash equivalents at end of year......................................   $  9,030    $    333    $  3,330
                                                                                 --------    --------    --------
                                                                                 --------    --------    --------

                See accompanying notes to financial statements.

                        AMERICAN MOVIE CLASSICS COMPANY
                            (A GENERAL PARTNERSHIP)
                         NOTES TO FINANCIAL STATEMENTS

1. The Company

     American Movie Classics Company (the 'Company') is a general partnership organized as of January 1, 1987, under the provisions of the New York State Partnership Law to produce, market and distribute the American Movie Classics service (the 'Service') to the pay television industry. The partnership will terminate January 1, 2086 unless earlier termination occurs as provided for in the partnership agreement.

     The general partners of the Company are Rainbow Program Enterprises ('RPE'), a limited partnership, a subsidiary of the National Broadcasting Company, Inc. ('NBC') and Liberty Media, Inc. ('Liberty'). RPE is indirectly substantially wholly-owned by Rainbow Programming Holdings, Inc. ('RPH'). RPH is wholly-owned by Cablevision Systems Corporation ('CSC'). The Company is 50% owned by Liberty and 25% owned each by RPE and NBC, with RPE being the managing general partner.

     The partnership agreement of the Company contains a provision allowing any partner to commence a buy-sell procedure by establishing a stated value for the Company's partnership interests. On August 2, 1993, RPE received a notice from Liberty initiating the buy-sell procedure and setting a stated value of $390 million, subject to certain working capital adjustments, for all of the partnership interests in the Company, including the debt associated with such interests. Liberty also valued at $5 million (subject to the same buy-sell procedure) the transmission services and production facility agreement dated January 1, 1987 between Rainbow Network Communications and the partnership and all management and consulting fee obligations of the partnership existing at the closing. On September 16, 1993, RPE notified its partners that it had elected to purchase Liberty's 50% interest in the Company. The consummation of the purchase of Liberty's 50% interest in the Company is subject to a number of conditions and is expected to occur in 1994. The purchase of Liberty's interest in the partnership will trigger a clause in Liberty's affiliation agreement that states that continued affiliation with the Company will only be required for an additional three year period commencing with the sale date.

     The Company is in the process of developing a new programming service named Romance Classics which will operate as a separate division. This service, which is scheduled to launch in February, 1995, will provide additional cable television programming featuring films with a romantic theme.

2. Summary of Significant Accounting Policies

Film Telecast Rights

     The Company accounts for telecast rights of feature film inventory in accordance with Financial Accounting Standards Board Statement No. 63, 'Financial Reporting by Broadcasters' ('FAS 63'). Accordingly, rights acquired under license agreements along with the related obligations are recorded at the contract value. Costs are amortized based on either a per subscriber cost for each airing or on the straight-line method based upon the intended number of days to be aired. Film telecast rights expected to be amortized within one year are classified as current assets while contract amounts payable within one year are classified as current liabilities.

     The balance sheet at December 31, 1992 has been adjusted to reflect the classification of film telecast rights and the related obligation in accordance with FAS 63. Previously, the total amount of rights costs and the corresponding total liability were classified as a current asset or liability, respectively, when a film or group of films first became available for airing. The effect of this adjustment was to decrease current assets by $5,096,000 and decrease current liabilities by $2,443,000 at December 31, 1992.

                        AMERICAN MOVIE CLASSICS COMPANY
                            (A GENERAL PARTNERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)

     Amounts payable during the five years subsequent to December 31, 1993 related to the feature film rights amount to $26,157,000 in 1994, $12,042,000 in 1995, $7,978,000 in 1996, $6,749,000 in 1997, and $6,934,000 in 1998.

Property and Equipment

     Property and equipment are carried at cost and depreciated on the straight-line basis over the estimated useful lives of the assets or, with respect to leasehold improvements, amortized over the lesser of the lease term or the assets' useful lives.

Film, Program and Affiliation Agreements

     Costs previously allocated to film, program and affiliation agreements were amortized on the straight-line basis, over a seven-year period.

Deferred Financing Costs

     Costs incurred in obtaining debt are deferred and amortized, on the straight-line basis, over the life of the related debt.

Deferred Transmission Costs

     Deferred transmission costs represent prepayments required to secure satellite transponder space on a new satellite and are being amortized to technical expense over the projected life (approximately 12 years) of the satellite (See Note 5).

Income Taxes

     The Company operates as a general partnership; accordingly, its taxable income or loss is included in the tax returns of the individual partners, and no provision for income taxes is made on the books of the Company.

Revenue Recognition

     The Company recognizes revenues when programming services are provided to cable television systems ('Cable Affiliates') or other pay television operators.

     The Company's Cable Affiliates are located throughout the United States. One Cable Affiliate individually represents greater than 5% of the Company's 1993 revenues. At December 31, 1993, one Cable Affiliate individually accounted for greater than 5% of the accounts receivable balance.

Cash Flows

     The Company considers temporary cash investments with original maturities of three months or less at the time of purchase to be cash equivalents. During the years ended December 31, 1993, 1992 and 1991, the Company paid cash interest expense of $3,290,000, $1,520,000 and $277,000, respectively.

                        AMERICAN MOVIE CLASSICS COMPANY
                            (A GENERAL PARTNERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)

3. Property and Equipment

     Property and equipment consist of the following:

                                                                   DECEMBER 31,
                                                             ------------------------      ESTIMATED
                                                                1993          1992        USEFUL LIVES
                                                             ----------    ----------    --------------

Origination equipment.....................................   $  732,000    $  596,000       7 years
Machinery and equipment...................................      790,000       647,000     5 to 8 years
Furniture and fixtures....................................      535,000       461,000     3 to 8 years
Leasehold improvements....................................      446,000       350,000    Life of lease
                                                             ----------    ----------
                                                             $2,503,000    $2,054,000
                                                             ----------    ----------
Less accumulated depreciation and amortization............    1,397,000     1,097,000
                                                             ----------    ----------
                                                             $1,106,000    $  957,000
                                                             ----------    ----------
                                                             ----------    ----------

4. Bank Debt

     On June 26, 1992, the Company entered into a loan agreement (the 'Loan Agreement') with a group of banks (with the Toronto Dominion Bank as Lead Bank). The Loan Agreement, which permits maximum borrowings of $70,000,000 and matures on June 30, 1998, is comprised of a $55,000,000 term loan and a $15,000,000 revolver. At December 31, 1993, there were no borrowings under the revolver and an outstanding balance of $47,025,000 under the term loan. Borrowings under the Loan Agreement bear interest at varying rates above the Lead Bank's base, CD or LIBOR rate depending on the ratio of debt to cash flow, as defined in the Loan Agreement. The Company has entered into an interest rate swap agreement on a notional amount of $20,000,000 under which the Company pays a fixed rate and receives a variable rate. The interest rate swap agreement expires on October 6, 1997. The Company is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreement; however, the Company does not anticipate nonperformance by the counterparties. At December 31, 1993 and 1992, the weighted average interest rate on bank indebtedness approximated 5.60% and 5.76%, respectively. The Company incurred approximately $853,000 of costs in connection with the Loan Agreement. Substantially all of the assets of the Company have been pledged to secure the borrowings under the Loan Agreement.

     Amounts payable during the five years subsequent to December 31, 1993 under the Loan Agreement amount to $3,025,000 in 1994, $7,975,000 in 1995, $16,995,000
in  1996,  $12,980,000  in  1997  and  $6,050,000  in  1998,  plus  any  amounts outstanding under the Revolver.

     The Loan Agreement contains various restrictive covenants with which the Company was in compliance at December 31, 1993. During 1992, substantially all of the bank loan proceeds were distributed to the partners on the basis of their respective ownership percentage interests, thereby resulting in a partners' capital deficiency at December 31, 1993 and 1992.

5. Affiliate Transactions

     The Company provides programming to the pay television industry under contracts called affiliation agreements. Revenues earned under affiliation agreements with companies owned or affiliated with CSC and Liberty for the years ended December 31, 1993, 1992 and 1991, were approximately $21,582,000, $17,577,000 and $24,664,000, respectively. Such revenue amounts are calculated at varying rates per the contract agreements.

     The Company has agreements, which expire in 1997, with CSC and Liberty for these companies to provide management services. Each of the agreements provide for the payment, in addition to expense

                        AMERICAN MOVIE CLASSICS COMPANY
                            (A GENERAL PARTNERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)

reimbursement, of a fee equal to 1.75% of the Company's gross revenues, as defined. Pursuant to the terms of these agreements, the Company was charged management fees of $2,958,000, $2,456,000 and $2,232,000 in 1993, 1992 and 1991,
respectively.

     Rainbow Network Communications ('RNC'), an affiliate of the Company, provides certain transmission and production services to the Company. The Company was charged approximately $4,421,000, $3,552,000 and $4,626,000 in 1993,
1992 and 1991, respectively, for these services. In addition, to secure transponder space on a new satellite that would transmit the Service, the Company made pre-launch payments of $500,000 each in 1992 and 1991. The payments were made to RNC who leases the transponder space directly from the supplier. The satellite was successfully launched in late 1992.

     Liberty, as part of the buy-sell procedure, has offered to terminate the management service agreement with the Company and the transmission services and production facilities agreement for $5 million.

     RPH provides the Company with certain administrative services. The Company was charged approximately $2,449,000, $2,093,000 and $2,007,000 in 1993, 1992
and 1991, respectively, for these services.

     The Company provides certain administrative, creative and production services to various affiliates. For the years ended December 31, 1993, 1992 and 1991, $927,000, $1,061,000 and $793,000, respectively, was charged to such affiliates for these services.

     Various affiliates provide the Company with certain administrative, creative and production services and office facilities. The Company was charged approximately $785,000, $749,000 and $791,000, for the years ended December 31, 1993, 1992, and 1991, respectively, for these services.

6. Pension Plan

     CSC with its affiliates, including the Company, maintained a defined contribution pension plan covering substantially all of the Company's and its affiliates' employees. The Company contributed 3% of eligible employees' annual compensation (as defined), and employees could voluntarily contribute up to 10% of their annual compensation. The cost associated with this plan was approximately $94,000 and $76,000 for the years ended December 31, 1992 and 1991, respectively.

     Effective January 1, 1993, the Board of Directors of Cablevision approved the adoption of an amended and restated Pension and 401(K) savings plan (the 'Plan'), in part to permit participants to make contributions to the Plan on a pre-tax salary reduction basis in accordance with the provisions of Section
401(K) of the Internal Revenue Code, and to introduce new investment options under the Plan. The Company contributes 1 1/2% of eligible employees' annual compensation, as defined, to the defined contribution portion of the Plan (the 'Pension Plan') and an equivalent amount to the Section 401(K) portion of the Plan (the 'Savings Plan'). Employees may voluntarily contribute up to 15% of eligible compensation, subject to certain restrictions, to the Savings Plan, with an additional matching contribution by the Company of 1/4 of 1% for each 1% contributed by the employee, up to a maximum contribution by the Company of 1/2 of 1% of eligible base pay. Employee contributions are fully vested as are employer base contributions to the Savings Plan. Employer contributions to the Pension Plan and matching contributions to the Savings Plan become vested in years three through seven. The cost associated with this amended plan was approximately $120,000 for the year ended December 31, 1993.

     The Company does not provide any postretirement benefits to its employees.

                        AMERICAN MOVIE CLASSICS COMPANY
                            (A GENERAL PARTNERSHIP)
                         NOTES TO FINANCIAL STATEMENTS
                                  (CONTINUED)

7. Leases

     The Company leases certain facilities under operating lease agreements which expire at various dates through 1995. Total rent expense paid to third parties amounted to approximately $110,000, $131,000 and $106,000 for the years ended December 31, 1993, 1992 and 1991, respectively. The following is a schedule of future minimum payments for operating leases as of December 31, 1993:

YEARS ENDING DECEMBER 31,
------------------------------------------------------------------------

          1994..........................................................   $ 74,000
          1995..........................................................     38,000
                                                                           --------
          Total minimum lease payments..................................   $112,000
                                                                           --------
                                                                           --------

8. Legal Matters

     Broadcast Music, Inc. ('BMI'), an organization which licenses the performance of the musical compositions of its affiliated composers, authors and publishers, has alleged that the Company and certain of its affiliates need a license to exhibit programs containing musical compositions in BMI's catalog and that continued use requires a license. The Company had a license from BMI through 1989. On June 24, 1992, the Company and BMI entered into a written license agreement covering the period January 1, 1990 through June 30, 1993 which agreement was extended through June 30, 1994 by amendment to the license agreement.

     The American Society of Composers, Authors and Publishers (ASCAP), another organization which licenses the performance of the musical compositions of its members, has also alleged that the Company and certain of its affiliates need a license to exhibit programs containing musical compositions in its catalog and that continued use requires a license. The subject of the fees to be paid to ASCAP and the manner in which they will be paid has been submitted to a Federal Rate Court in New York and is still pending. By submitting the matter to the Federal Rate Court, the Company and certain of its affiliates have been licensed by ASCAP for periods subsequent to July 25, 1989. An interim fee was set by the Federal Rate Court at $0.15 per viewing subscriber per year for periods subsequent to March 6, 1989. The Company believes this rate was set by the Court in error and should have been set at 0.3% of gross revenues. ASCAP has agreed to payment based on 0.3%. The interim fee is subject to adjustment when a final decision is reached by the Federal Rate Court. In addition, ASCAP has sought payments for license fees for part or all of the period from January 1, 1986 to March 6, 1989.

     SESAC, another organization which licenses the performance of the musical compositions of its members, has alleged that the Company has exhibited programs containing musical compositions in its catalog. The Company and SESAC have reached agreement on programming containing SESAC music pursuant to which the Company will pay $60,000, of which $30,000 will be allocated to other affiliates, in consideration of a release for musical composition in SESAC's catalog used by the Company and its affiliates.

     Management does not believe the outcome of these matters will have a material adverse effect on the financial position of the Company.

                        AMERICAN MOVIE CLASSICS COMPANY
                            (A GENERAL PARTNERSHIP)
                                 BALANCE SHEET
                      JUNE 30, 1994 (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                              ASSETS
Current Assets:
     Cash and cash equivalents....................................................................   $     12,610
     Trade accounts receivable, (less allowance for doubtful accounts of $2,347)..................         13,624
     Trade accounts receivable -- affiliates......................................................          4,279
     Prepaid expenses and other current assets....................................................            383
     Feature film inventory.......................................................................          9,587
                                                                                                     ------------
          Total current assets....................................................................         40,483
Property and equipment, net.......................................................................          1,160
Long-term feature film inventory..................................................................        127,669
Deferred financing costs (less accumulated amortization of $284)..................................            569
     Deferred transmission costs (less accumulated amortization of $128)..........................            872
                                                                                                     ------------
                                                                                                     $    170,753
                                                                                                     ------------
                                                                                                     ------------

                               LIABILITIES AND PARTNERS' DEFICIENCY
Current liabilities:
     Accounts payable.............................................................................   $        474
Accrued licensing fees............................................................................          3,494
     Accrued payroll and related benefits.........................................................          1,604
     Accrued management fees......................................................................            880
     Other accrued expenses.......................................................................          9,871
     Accounts payable -- affiliates...............................................................          1,754
     Accrued feature film rights payable..........................................................          8,895
     Bank debt -- current.........................................................................          5,500
                                                                                                     ------------
          Total current liabilities...............................................................         32,472
Bank debt -- long term............................................................................         40,013
Long-term feature film rights payable.............................................................        110,044
                                                                                                     ------------
          Total liabilities.......................................................................        182,529
                                                                                                     ------------
Commitment and contingencies
     Partners' deficiency.........................................................................        (11,776)
                                                                                                     ------------
                                                                                                     $    170,753
                                                                                                     ------------
                                                                                                     ------------

                        AMERICAN MOVIE CLASSICS COMPANY
                            (A GENERAL PARTNERSHIP)
                              STATEMENT OF INCOME
                  PERIOD FROM JANUARY 1, 1994 TO JUNE 30, 1994
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

Revenues, net..........................................................................................   $49,199
                                                                                                          -------
Operating expenses:
     Technical.........................................................................................    16,532
     Selling, general and administrative...............................................................    15,175
     Depreciation and amortization.....................................................................       136
                                                                                                          -------
                                                                                                           31,843
                                                                                                          -------
          Operating income.............................................................................    17,356
                                                                                                          -------
Other income (expense):
     Interest income...................................................................................       284
     Interest expense..................................................................................    (1,420)
     Miscellaneous, net................................................................................       (15)
                                                                                                          -------
                                                                                                           (1,151)
                                                                                                          -------
                                                                                                          $16,205
                                                                                                          -------
                                                                                                          -------

                        AMERICAN MOVIE CLASSICS COMPANY
                            (A GENERAL PARTNERSHIP)
                       STATEMENT OF PARTNERS' DEFICIENCY
                  PERIOD FROM JANUARY 1, 1994 TO JUNE 30, 1994
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                          RPE      LIBERTY       NBC       TOTAL
                                                                        -------    --------    -------    --------

Balance, January 1, 1994.............................................   $(7,375)   $(13,231)   $(7,375)   $(27,981)
Net income...........................................................     4,051       8,103      4,051      16,205
                                                                        -------    --------    -------    --------
Balance, June 30, 1994...............................................   $(3,324)   $ (5,128)   $(3,324)   $(11,776)
                                                                        -------    --------    -------    --------
                                                                        -------    --------    -------    --------

                        AMERICAN MOVIE CLASSICS COMPANY
                            (A GENERAL PARTNERSHIP)
                            STATEMENT OF CASH FLOWS
                  PERIOD FROM JANUARY 1, 1994 TO JUNE 30, 1994
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

Cash flows from operating activities:
     Net income...................................................................................   $     16,205
                                                                                                     ------------
Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization................................................................            136
     Amortization of deferred financing...........................................................             71
     Amortization of deferred transmission costs..................................................             41
     Changes in assets and liabilities:
          Trade accounts receivable...............................................................         (4,473)
          Trade accounts receivable related parties...............................................           (559)
          Prepaid expenses and other current assets...............................................           (105)
          Feature film inventory..................................................................        (29,005)
          Accounts payable and accrued liabilities................................................          4,902
          Accounts payable -- related parties.....................................................           (773)
          Feature film rights payable.............................................................         18,842
                                                                                                     ------------
               Total adjustments..................................................................        (10,923)
                                                                                                     ------------
               Net cash provided by operating activities..........................................          5,282
                                                                                                     ------------
Cash flows used by investing activities:
     Capital expenditures.........................................................................           (190)
                                                                                                     ------------
Cash flows from financing activities:
     Repayment of bank debt.......................................................................         (1,512)
                                                                                                     ------------
     Net increase in cash and cash equivalents....................................................          3,580
     Cash and cash equivalents at beginning of period.............................................          9,030
                                                                                                     ------------
Cash and cash equivalents at end of period........................................................   $     12,610
                                                                                                     ------------
                                                                                                     ------------

                                                                      APPENDIX A
PaineWebber Incorporated
1285 Avenue of the Americas
New York, NY 10019
212 713-2000

[LOGO]

October 17, 1995

Charles F. Dolan
CABLEVISION SYSTEMS BOSTON CORPORATION
  AS GENERAL PARTNERS OF CABLEVISION
  OF BOSTON LIMITED PARTNERSHIP
28 Travis Street
Boston, Massachusetts 02134

Gentlemen:

     Cablevision of Boston Limited Partnership (the 'Partnership') is seeking the consent of its limited partners (the 'Limited Partners') to (i) the transfer of substantially all of the Partnership's assets and liabilities to a new corporation ('Boston Sub') that will be a wholly-owned subsidiary of the Partnership (the 'Incorporation') and (ii) the merger (the 'Merger') of Boston Sub with a wholly-owned subsidiary of Cablevision Systems Corporation ('Cablevision') in which the Partnership will receive shares of Class A Common Stock of Cablevision (the 'Cablevision Class A Common Stock') for its interest in the stock of Boston Sub. The Merger is conditioned upon the consummation of the Incorporation. After consummation of the Merger, the Partnership will liquidate (the 'Liquidation') and the Cablevision Class A Common Stock received by the Partnership in the Merger will be distributed to the partners of the Partnership and the holders of the Partnership's preferred equity. The
Partnership has entered into an agreement (the 'Merger Agreement') with Cablevision to effect the Merger, which is subject, among other things, to the approval by the Limited Partners of each of the proposals related thereto.

     Consummation of both the Incorporation and the Merger (collectively, the 'Transactions') would result in each of the Limited Partners not affiliated with the general partners of the Partnership or with Cablevision ('Unaffiliated Limited Partners') receiving in the Liquidation Cablevision Class A Common Stock with an expected market value of approximately $10,000 for each unit (a 'Unit') of limited partnership interest held by such Unaffiliated Limited Partner. The market value of the Cablevision Class A Common Stock to be received by such Unaffiliated Limited Partners will be based on an average market value of the Cablevision Class A Common Stock for the 20 trading days ending on the second day prior to the effective date of the Merger (the 'Average Cablevision Stock Price'). The exact number of shares of Cablevision Class A Common Stock to be distributed and the value thereof would depend on the timing of the Transactions and certain other factors. If the Incorporation is approved and consummated and the Merger is not consummated, the Partnership will not liquidate and the Limited Partners will not receive any distributions absent further action on the part of the general partners of the Partnership (the 'General Partners') and the Limited Partners. The Incorporation is not conditioned upon obtaining consents from the Limited Partners to the approval of the Merger. Each of the Transactions is subject to the separate consent and approval of the Limited Partners (other than the Limited Partners affiliated with the General Partners) entitled to 50% or more of the net profits and net losses of the Partnership allocated to such Limited Partners.

PaineWebber

     You have asked us whether or not, in our opinion, the consideration to be received in the Liquidation by Unaffiliated Limited Partners is fair, from a financial point of view, to such Unaffiliated Limited Partners.

In arriving at the opinion set forth below, we have:

        (i)  reviewed  the preliminary Consent Solicitation Statement/Prospectus dated  as of September 18, 1995 to be filed with the Securities and Exchange Commission (the 'Prospectus');
       (ii)  reviewed the Merger Agreement;
      (iii)  reviewed  both the Partnership's and Cablevision's filings  under the Securities Exchange Act  of 1934 as  amended, including  Annual Reports  on Form  10-K for  the three  years  ended  December 31,  1994 and Quarterly Reports on Form 10-Q for the quarter ended June 30, 1995;
       (iv)  reviewed certain operating and financial information furnished by managment of each of Cablevision and the Partnership relating to the business,  properties, financial condition, results of operations  and prospects of Cablevision and the Partnership;
        (v)  reviewed certain financial ratios of Cablevision and the Partnership;
       (vi)  conducted  discussions  with members  of senior  management  of Cablevision  and the  Partnership with respect to  the business,  properties, financial  condition, results  of operations  and prospects  of
             Cablevision and the Partnership;
      (vii)  reviewed certain financial and business information and analyses  specifically  prepared by management of Cablevision  and the  Partnership in connection  with the  Transactions  relating to the assets and operations of Cablevision and the Partnership;

     (viii)  reviewed certain  financial  projections  prepared  by  management of  each  of  Cablevision  and  the
             Partnership relating to Cablevision and the Partnership;
       (ix)  reviewed the historical market prices and trading volumes of Cablevision Class A Common Stock;
        (x)  analyzed  public information  with respect to  certain other entities  that we deemed  to be generally comparable to Cablevision and the Partnership;
       (xi)  considered the financial  terms of selected  recent business  combinations which we  considered to  be generally comparable to the Merger; and
      (xii)  conducted such other financial studies, analyses and investigations as we deemed appropriate.

PaineWebber

     In the course of preparing our opinion, we have relied upon the accuracy and completeness of the financial and other information provided by Cablevision and the Partnership and the assurances of the management of Cablevision and the Partnership that they are unaware of any information or factors regarding Cablevision or the Partnership that would make the information supplied to us incomplete or misleading. We did not assume any responsibility to undertake any independent verification of such information or any independent appraisal or evaluation of any of the assets or earnings of Cablevision or the Partnership. Our opinion is based on conditions as they existed and could be evaluated on the date hereof. We have assumed that the final prospectus with respect to the Transactions will contain information and data substantially similar to that in the Prospectus. We have not considered the tax effects to the Limited Partners of the Transactions or any other transaction. We have not analyzed the relative rights of the Limited Partners as limited partners of the Partnership to the rights of the Limited Partners as holders of Cablevision Class A Common Stock. Our analysis did not take into account any of the effects of the Incorporation. We did not recommend the amount of the consideration to be received by any Limited Partner, which was determined through negotiations between the General Partners and Cablevision. We were not authorized to nor did we solicit third parties who might be interested in making an investment in or acquiring the Partnership or all or part of its assets. We have assumed that all conditions to the Merger will be satisfied, including without limitation, that the Incorporation will have been effected. We have also assumed that the Limited Partners will receive as a distribution in the Liquidation Cablevision Class A Stock with an aggregate Average Cablevision Stock Price of $40.0 million and that, upon such distribution, the Limited Partners will not be subject to any other liabilities of the Partnership.

     We have been directed by the General Partners to assume for purposes of our analysis that the holders of the preferred equity in the Partnership (the 'Preferred Equity') are entitled to receive in the Liquidation an amount at least equal to $80 million in respect of the face amount of the Preferred Equity and cumulative ditributions thereon (the 'Preferred Equity Interest') in the absence of the agreed upon reductions as described in the Prospectus. We have not attempted to reach an independent conclusion as to the amounts due in respect of the Preferred Equity Interest. We note that the Prospectus indicates that there is uncertainty as to the amounts due in respect of the Preferred Equity Interest. Our analysis does not take into account that the holders of the Preferred Equity could be found to be entitled to receive less than $80 million. We further note that the holders of such Preferred Equity have agreed to accept an amount less than $80 million in connection with the Merger and subsequent Liquidation. Additionally, we have not relied upon any legal opinion advising us as to the amounts due in respect of the Preferred Equity, although we understand that the General Partners have received legal advice with respect to such issues. We note that the General Partners' stated belief that it is more likely than not that holders of the Preferred Equity would be held to be entitled to receive an amount at least equal to $80 million in the absence of the agreed upon reductions was limited to the Liquidation.

     Our opinion does not address the relative merits of the Transactions and any other transactions or other business strategies discussed by the General Partners as alternatives to the Transactions or the decision of the General Partners to proceed with the Transactions. Our opinion does not constitute a recommendation to any Limited Partner as to how such Limited Partner should vote on the Transactions.

PaineWebber

     We assume no responsibility to revise or update our opinion if there is a change in (i) the financial condition or prospects of the Partnership or Cablevision from that disclosed or projected in the information we reviewed as set forth above; (ii) general, economic or market conditions; or (iii) the stock price of Cablevision Class A Common Stock. We assumed that there has been no material change in the Partnership's or Cablevision's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us.

     Richard H. Hochman, who was a managing director of PaineWebber Incorporated on the date we were retained to deliver our opinion, is a director of Cablevision and during the past two years received $57,500 for his services as such. Mr. Hochman owns six Units.

     We have not addressed the fairness of the consideration to be received by any particular Limited Partner. Without limiting the generality of anything else contained herein, we have not been requested to, and do not, express any opinion regarding the fairness of (i) the Incorporation to any party; (ii) the consideration to be received in the Merger and the subsequent Liquidation by the General Partners, Cablevision or any of their respective affiliates, including any consideration received in their capacity as a Limited Partner; (iii) the allocation of the consideration to the holders of Preferred Equity relative to the holders of other interests in the Partnership; (iv) the relative allocation of the consideration among the partners of the Partnership under the Partnership Agreement; or (v) the consideration to be received by the Limited Partners who elect to exercise dissenter's rights. We also express no opinion as to the price at which the Cablevision Class A Common Stock will trade after consummation of the Merger and the distribution of such stock in the Liquidation.

     In rendering this opinion we have not been engaged to act as an agent or fiduciary of the Partnership or the holders of interests in the Partnership, and the Partnership has expressly waived any duties or liabilities we may have to the holders of interests in the Partnership or any other third party.


     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received in the Liquidation by the Unaffiliated Limited Partners is fair, from a financial point of view, to such Unaffiliated Limited Partners.


                                          Very truly yours,
                                          PAINEWEBBER INCORPORATED
                                          /s/ PAINEWEBBER INCORPORATED

                                                                      APPENDIX B

                                                                [Conformed Copy]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



















                               AMENDED COMPOSITE

          ACQUISITION AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  Relating To

                   CABLEVISION OF BOSTON LIMITED PARTNERSHIP




















                           Dated as of June 14, 1994

             As Amended as of June 14, 1995 and September 14, 1995

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
RECITALS   ..................................................................  1



                                   ARTICLE I

                   The Transactions; Closing; Effective Time

1.1.  The Incorporation......................................................  2
1.2.  The Merger.............................................................  3
1.3.  The Stock Sale.........................................................  3
1.4.  The Preferred Equity Sale..............................................  4
1.5.  Closing       .........................................................  4
1.6.  Effective Time.........................................................  4
1.7.  Dissolution and Liquidation
        of the Partnership...................................................  5
1.8.  Appraisal Rights.......................................................  5


                                   ARTICLE II

                    Certificate of Incorporation and By-Laws
                          of the Surviving Corporation

2.1.  Certificate of Incorporation...........................................  6
2.2.  The By-Laws............................................................  6


                                  ARTICLE III

                             Officers and Directors
                          of the Surviving Corporation

3.1.  Officers and Directors.................................................  6


                                   ARTICLE IV

                     Conversion of Shares at Effective Time

4.1.  Conversion of Shares of Boston Sub Common
        Stock ...............................................................  6
4.2.  Anti-Dilution Provisions...............................................  8

                                                                            Page
                                                                            ----

                                   ARTICLE V

                         Representations and Warranties

5.1.  Representations and Warranties
        of Dolan.............................................................  8

      5.1.1.  Title to Shares, etc...........................................  8
      5.1.2.  Authority for Agreements.......................................  9
      5.1.3.  No Conflicts, etc..............................................  9
      5.1.4.  Corporate Status...............................................  9
      5.1.5.  Capitalization................................................. 10
      5.1.6.  Litigation..................................................... 10
      5.1.7.  Financial Advisor; Brokers, Finders............................ 10
      5.1.8.  CSBrC.......................................................... 10
      5.1.9.  No Material Adverse Change, etc................................ 11

5.2.  Representations and Warranties
        of the Partnership .................................................. 11

      5.2.1.  Authority for Agreements....................................... 11
      5.2.2.  No Conflicts, etc.............................................. 11
      5.2.3.  Corporate and Partnership Power................................ 12
      5.2.4.  Status of Partnership.......................................... 12
      5.2.5.  Subsidiaries................................................... 12
      5.2.6.  Partnership Reports, etc....................................... 12
      5.2.7.  Litigation; No Default......................................... 14
      5.2.8.  Title to Assets; Liens......................................... 15
      5.2.9.  Landlords' Consents, etc....................................... 15
      5.2.10. No Default..................................................... 15
      5.2.11. Franchise Agreements........................................... 15
      5.2.12. Franchises..................................................... 15
      5.2.13. ERISA.......................................................... 16
      5.2.14. Taxes.......................................................... 16
      5.2.15. Fairness Opinion............................................... 16

5.3.  Representations and Warranties
        of Cablevision....................................................... 16

      5.3.1.  Corporate Status............................................... 16
      5.3.2.  Limited Partnership Status..................................... 16
      5.3.3.  Authority for Agreements....................................... 17
      5.3.4.  No Conflicts, etc.............................................. 17
      5.3.5.  Authorized Capital of Cablevision
                and Merger Sub............................................... 17
      5.3.6.  Cablevision Reports; Financial
                Statements................................................... 18
      5.3.7.  Litigation..................................................... 20
      5.3.8.  Purchase for Investment........................................ 20

                                                                            Page
                                                                            ----

      5.3.9.  Financial Advisor; Brokers, Finders............................ 21
      5.3.10. Fairness Opinion............................................... 21


                                   ARTICLE VI

                                   Covenants

6.1.  Covenants of the General Partners
        and the Partnership.................................................. 21

      6.1.1.  Filings and Authorizations..................................... 21
      6.1.2.  Partnership Credit Agreement................................... 22
      6.1.3.  Limited Partners' Approval..................................... 22
      6.1.4.  Stockholder Approval........................................... 22
      6.1.5.  SEC Filings.................................................... 22
      6.1.6.  Boston Sub Shares.............................................. 23
      6.1.7.  Affiliates Agreements.......................................... 23
      6.1.8.  Incorporation.................................................. 23
      6.1.9.  Other Actions.................................................. 24

6.2.  Covenants of the Buyer................................................. 24

      6.2.1.  Filings and Authorizations..................................... 24
      6.2.2.  Amendment to CSC Credit Agreement.............................. 24
      6.2.3.  SEC Filings.................................................... 24
      6.2.4.  Other Filings.................................................. 25
      6.2.5.  Stock Exchange Listing......................................... 25
      6.2.6.  Other Actions.................................................. 25


                                  ARTICLE VII

                              Conditions Precedent

7.1.  Conditions Precedent to Each Party's
        Obligations.......................................................... 25

      7.1.1.  Consummation of Incorporation.................................. 25
      7.1.2.  Limited Partner Approval....................................... 26
      7.1.3.  Cable Approvals................................................ 26
      7.1.4.  Amendment to Partnership
                Credit Agreement............................................. 26
      7.1.5.  Amendment to CSC Credit Agreement.............................. 26
      7.1.6.  No Injunction, etc............................................. 26
      7.1.7.  Brookline Amendments........................................... 26
      7.1.8.  Consents....................................................... 26
      7.1.9.  Proxy Statement/Prospectus..................................... 27
      7.1.10. Blue Sky Approvals............................................. 27

                                                                            Page
                                                                            ----

      7.1.11. Stock Exchange Listing......................................... 27
      7.1.12. Purchase of CSBrC Shares....................................... 27
      7.1.13. The Preferred Equity Sale...................................... 27
      7.1.14. The Merger Restructuring Agreement............................. 27

7.2   Conditions to Obligations of Cablevision............................... 27

      7.2.1.  Representations, Performance, etc.............................. 27
      7.2.2.  Appraisal Rights............................................... 28
      7.2.3.  No Material Adverse Change..................................... 28
      7.2.4.  Opinion of Counsel............................................. 28

7.3   Conditions to Obligations of the
        General Partners and the Partnership................................. 29

      7.3.1.  Representations, Performance, etc.............................. 29
      7.3.2.  No Material Adverse Change..................................... 29
      7.3.3.  Opinion of Counsel............................................. 29


                                  ARTICLE VIII

                                  Termination

8.1.  Termination by Mutual Consent.......................................... 30
8.2.  Termination after the First Anniversary
        of this Agreement.................................................... 30
8.3.  Termination by Cablevision, the Partnership
        or the General Partners if not Approved
        by Unaffiliated Limited Partners..................................... 30
8.4.  Special Termination Rights............................................. 30
8.5.  Termination Upon Breach by Dolan Entity
        or Cablevision Company............................................... 31
8.6.  Effect of Termination.................................................. 31


                                   ARTICLE IX

                           Definitions, Miscellaneous

9.1.  Definition of Certain Terms............................................ 31
9.2.  Survival of Representations and
        Warranties........................................................... 37
9.3.  Indemnification........................................................ 37
9.4.  Expenses............................................................... 39
9.5.  Further Assurances..................................................... 42
9.6.  Severability........................................................... 42
9.7.  Notices................................................................ 42
9.8.  Miscellaneous.......................................................... 44

                                                                            Page
                                                                            ----
      9.8.1.  Headings....................................................... 44
      9.8.2.  Entire Agreement............................................... 44
      9.8.3.  Counterparts................................................... 44
      9.8.4.  Governing Law.................................................. 44
      9.8.5.  Assignment..................................................... 44
      9.8.6.  No Third Party Beneficiaries................................... 45
      9.8.7.  Amendment; Waivers............................................. 45
      9.8.8.  No Effect on Preferred Equity.................................. 45

                                    ANNEXES

ANNEX I    Incorporation Restructuring Agreement
ANNEX II   Calculation of Reductions
ANNEX III  Merger Restructuring Agreement
ANNEX IV   Brookline Sale Agreement
ANNEX V    Brookline Partnership Agreement Amendment
ANNEX VI   Appraisal Rights


                                   SCHEDULES

Schedule 5.3.4  Cablevision Conflicts
Schedule 7.2.4  Form of Opinion of Debevoise & Plimpton
Schedule 7.3.3  Form of Opinion of Cablevision General
                  Counsel

                               DISCLOSURE LETTERS

Dolan Disclosure Letter
Partnership Disclosure Letter

          ACQUISITION AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                  ACQUISITION AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (hereinafter called the 'Agreement'), dated as of June 14, 1994, among CABLEVISION OF BOSTON LIMITED PARTNERSHIP, a Massachusetts limited partnership (the 'Partnership'), CABLEVISION OF BOSTON, INC., a Delaware corporation wholly owned by the Partnership ('Boston Sub'), CHARLES F. DOLAN, a general partner of the Partnership ('Dolan'), CABLEVISION SYSTEMS BOSTON CORPORATION, a Massachusetts corporation wholly owned by Dolan ('CSBC' and, together with Dolan, the 'General Partners'), CABLEVISION SYSTEMS CORPORATION, a Delaware corporation ('Cablevision'), COB, Inc., a Delaware corporation and a wholly owned subsidiary of Cablevision ('Merger Sub'), CABLEVISION SYSTEMS SERVICES CORPORATION, a Delaware corporation and an affiliate of Dolan ('CSSC'), and CABLEVISION FINANCE LIMITED PARTNERSHIP, a New York limited partnership wholly owned by Cablevision ('Finance LP').


                                    RECITALS

                  WHEREAS, the Partnership owns and operates a cable television system in the City of Boston, Massachusetts (the 'Boston System');

                  WHEREAS, Dolan and CSBC are the general partners of the Partnership and each owns 1/2% of the partnership interests in the Partnership;

                  WHEREAS, the Partnership owns 99% of the partnership interests in Cablevision of Brookline Limited Partnership, a Massachusetts limited partnership ('Brookline'), which owns and operates a cable television system in Brookline, Massachusetts (the 'Brookline System' and, together with the Boston System, the 'Systems'), and Dolan and Cablevision Systems Brookline Corporation, a Delaware corporation wholly-owned by Dolan ('CSBrC') are the general partners
of         , and each owns 1/2% of the partnership interests in, Brookline;

                  WHEREAS, the Partnership owns all of the outstanding capital stock of Boston Sub;

                  WHEREAS, Cablevision and the Partnership wish to enter into an agreement providing for the merger of Merger Sub with and into Boston Sub so that, following such merger, Cablevision will own all of the outstanding stock of Boston Sub;

                  WHEREAS, the parties intend the Merger to be a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended;

                  WHEREAS, immediately prior to the Merger, CSSC wishes to sell to Finance LP, and Finance LP wishes to acquire from CSSC, all of CSSC's Preferred Equity in the Partnership as set forth more fully herein;

                  WHEREAS, immediately prior to the Merger, Dolan wishes to sell to Cablevision, and Cablevision wishes to acquire from Dolan, all of the outstanding capital stock of CSBrC as set forth more fully herein; and

                  WHEREAS, Cablevision, Finance LP, CSSC and Dolan hold certain claims and interests in the Partnership relating to subordinated debt, advances, management fees, Preferred Equity and accrued and unpaid dividends and distributions thereon, and such parties wish to settle such interests in connection with the Merger.

                  NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein the parties hereto hereby agree as follows:


                                   ARTICLE I

                   The Transactions; Closing; Effective Time

                  1.1. The Incorporation. Prior to the Closing Date (as defined in Section 1.5), the Partnership shall have transferred to Boston Sub all of the assets and liabilities of the Boston System and of the Partnership (other than cash and cash equivalents in an amount reasonably necessary to pay the expenses of the Partnership in connection with the transactions contemplated by this Agreement and not exceeding $100,000, which cash and cash equivalents will be segregated and held apart for such purpose and are hereinafter referred to as the 'Expense Reserve Fund') in exchange for all of the issued and outstanding capital stock of Boston Sub. All such transferred assets are hereinafter referred to as the 'Boston Assets' and all such transferred liabilities are hereinafter referred to as the 'Boston Liabilities.' The incorporation of Boston Sub and the exchange referred to in this Section 1.1 are hereinafter referred to as the 'Incorporation.' Contemporaneous with the consummation of the Incorporation, the Partnership, Finance LP, Cablevision, CSSC and Dolan shall enter into the Incorporation Restructuring Agreement in substantially the form of Annex I hereto (the 'Incorporation Restructuring Agreement') providing for (a) the reduction, effective from and after the date of the Incorporation, in the rate of cumulative distributions on the Preferred Equity of the Partnership from 15% per annum to 10% per annum, (b) a 10% reduction in the aggregate amount of cumulative distributions on the Preferred Equity owed by the Partnership to CSSC and Finance LP as of the date that the Incorporation Restructuring Agreement is executed, (c) the assignment by CSSC to Finance LP of a portion of the outstanding accrued and unpaid cumulative distributions with respect to its Preferred Equity in the amount determined as provided in the Incorporation Restructuring Agreement and (d) the release of the Partnership from all obligations with respect to all Boston Liabilities owed to such parties upon the assumption thereof by Boston Sub in the Incorporation.

                  1.2. The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the 'DGCL'), at the Effective Time (as defined in Section 1.6) Merger Sub shall be merged with and into Boston Sub and the separate corporate existence of Merger Sub shall thereupon cease (the 'Merger'). Boston Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the 'Surviving Corporation') and shall continue to be incorporated under and governed by the laws of the State of Delaware. The Merger shall have the effects specified in the DGCL. Contemporaneous with the Closing (as defined in Section 1.5), the Partnership, Brookline, Cablevision, Finance LP, Boston Sub and CSSC shall enter into the Merger Restructuring Agreement substantially in the form of Annex III (the 'Merger Restructuring Agreement') hereto providing for (i) a reduction in the outstanding amount of the cumulative distributions on the Preferred Equity held by Finance LP in the amount determined pursuant to the formula described in Annex II, (ii) the assignment by CSSC to Cablevision of a portion of the outstanding management fees, interest on management fees and interest on subordinated debt in the amount determined pursuant to Annex II, (iii) the payment of the outstanding subordinated debt and advances, management fees and accrued and unpaid interest thereon held by CSSC, Dolan and Finance LP and (iv) termination of the Management Agreements between the Partnership and CSSC and Brookline and CSSC.

                  1.3. The Stock Sale. Subject to the terms and conditions of this Agreement, (i) at the Closing Dolan shall sell to Cablevision or its designee, and Cablevision or its designee shall acquire from Dolan, all of the outstanding capital stock of CSBrC (the 'CSBrC Stock') for an aggregate consideration of $100.00, and (ii) contemporaneous with the Closing, Dolan and Cablevision shall enter into the Brookline Sale Agreement substantially in the form of Annex IV hereto (the 'Brookline Sale Agreement') (x) granting Cablevision a right of first refusal in Dolan's 0.5% general partnership interest in Brookline and a right to acquire such interest on the earlier to occur of Dolan's death and January 1, 2002 at the greater of $10,000 and the book value of such interest (the 'Call Price'), (y) granting Dolan's estate a right to put such interest to Cablevision at the Call Price, and (z) granting Dolan the right to put such interest to Cablevision at the greater of the prices ranging from $4.8 million in 1994 to $10,000 in 2002 and the Call Price in the event of a Change of Control (as defined in the Brookline Sale Agreement) of Cablevision or Brookline. The sale of stock provided for in this Section 1.3 is hereinafter referred to as the 'Stock Sale.' In connection with and as a condition to the Stock Sale, Dolan shall cause Brookline to execute an amendment to the Brookline Partnership Agreement substantially in the form of Annex V hereto.

                  1.4. The Preferred Equity Sale. Subject to the terms and conditions of this Agreement, immediately prior to the Closing CSSC shall sell to Finance LP, and Finance LP shall acquire from CSSC, all of CSSC's Preferred Equity (including cumulative distributions thereon after giving effect to the reductions and the assignment pursuant to the Incorporation Restructuring Agreement) in the Partnership (the 'Transferred Preferred Equity') for an aggregate cash consideration of $4.6 million. The sale of Preferred Equity provided for in this Section 1.4 is hereinafter referred to as the 'Preferred Equity Sale.'

                  1.5. Closing. The closing of the Merger and the Stock Sale (the 'Closing') shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, at 10:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in
Article VII hereof shall be fulfilled or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the parties hereto may agree. The date upon which the Closing occurs is herein called the 'Closing Date.'

                  1.6. Effective Time. As soon as practicable following the Closing, the Company and Merger Sub will cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL (the 'Certificate of Merger'). The Merger shall become effective at the time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and such time is hereinafter referred to as the 'Effective Time.'

                  1.7. Dissolution and Liquidation of the Partnership. As soon as practicable following the Effective Time, the General Partners will cause the dissolution and liquidation of the Partnership (the 'Dissolution and Liquidation') pursuant to Article XI of the Partnership Agreement. The priority of distributions in the Dissolution and Liquidation shall be as set forth in the Partnership Agreement and the Merger Restructuring Agreement. In the Dissolution and Liquidation, Limited Partners (other than Cablevision and its subsidiaries) will not receive fractional shares. Instead, fractional shares will be aggregated for each Limited Partner and, if there is a fractional share after such aggregation, such fractional share will be rounded up to the next whole number. Cablevision and Finance LP hereby agree that in the Liquidation and Dissolution, they and their subsidiaries will be distributed such lesser number of shares of Cablevision Class A Stock in respect of their limited partnership interests as is necessary to effect the rounding of shares of Cablevision Class A Stock distributed to Limited Partners other than Cablevision and its subsidiaries. Finance LP and the Partnership hereby agree that the consideration distributed to Finance LP in the Liquidation and Dissolution in respect of its Preferred Equity shall consist of the Preferred Equity Shares issued in the Merger to the Partnership in respect of the Preferred Equity and the accumulated distributions thereon as such distributions are reduced in accordance with the Incorporation Restructuring Agreement and the Merger Restructuring Agreement (the amount of such Preferred Equity and such distributions as so reduced, the 'Preferred Equity Amount'). In the Dissolution and Liquidation, Cablevision and its subsidiaries in respect of their Units shall not be entitled to receive more than (i) the number of shares of Cablevision Class A Stock obtained by adding the number obtained by dividing the sum of $2,538,000 by the Average Cablevision Stock Price minus (ii) the number of shares of Cablevision Class A Stock necessary to effect the rounding of shares of Cablevision Class A Stock distributed to Limited Partners other than Cablevision and its subsidiaries, as set forth in this Section 1.7.

                  1.8. Appraisal Rights. Cablevision agrees that, in connection with the Liquidation, Cablevision shall grant appraisal rights to the limited partners of the Partnership, to the extent and pursuant to the procedures set forth in Annex VI hereto.

                                   ARTICLE II

                    Certificate of Incorporation and By-Laws
                          of the Surviving Corporation

                  2.1. Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, until duly amended, except that the name of the Surviving Corporation in said Certificate of Incorporation shall be 'Cablevision of Boston, Inc.'

                  2.2. The By-Laws. At the Effective Time, the By-Laws of the Surviving Corporation shall be the By-Laws of Merger Sub in effect immediately prior to the Effective Time, until duly amended.


                                  ARTICLE III

                             Officers and Directors
                          of the Surviving Corporation

                  3.1. Officers and Directors. The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.


                                   ARTICLE IV

                     Conversion of Shares at Effective Time

                  4.1. Conversion of Shares of Boston Sub Common Stock. (a) At the Effective Time, all of the shares of the common stock, par value $.01 per share ('Boston Sub Shares'), of Boston Sub issued and outstanding immediately prior to the Effective Time (other than Boston Sub Shares, if any, owned by Cablevision, Merger Sub or any other subsidiary of Cablevision (collectively, the 'Cablevision Companies') and Boston Sub Shares held in Boston Sub's treasury immediately prior to the Effective Time) shall, by virtue of the Merger and without any action on the part of the Partnership, as the holder thereof, be converted in the aggregate into the right to receive the Merger

Consideration. For purposes of this Agreement, the 'Merger Consideration' shall mean the number of shares of Cablevision Class A Common Stock, par value $.01 per share ('Cablevision Class A Stock'), obtained by adding (x) the number obtained by dividing the sum of $40,371,718 (less $10,000 times the number of Units with respect to which the appraisal rights granted pursuant to Section 1.8 hereof have been perfected) by the Average Cablevision Stock Price and (y) the number obtained by dividing the Preferred Equity Amount by the Average Cablevision Stock Price (the 'Preferred Equity Shares'), rounded up to the next whole share. The 'Average Cablevision Stock Price' shall mean the arithmetic average of the closing price per share of the Cablevision Class A Stock for the 20 trading days ending on the second trading day prior to the Effective Time, subject to adjustment in the event of payment in such 20 trading day period of any dividend or other distribution of cash, assets or other property other than regular dividend payments on Cablevision's Series C Preferred Stock, par value $0.01 per share (the 'Cablevision Series C Preferred'). The closing price per share for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the American Stock Exchange or, if the Cablevision Class A Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Cablevision Class A Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if the Cablevision Class A Stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by Cablevision for that purpose. No fractional shares shall be issued pursuant to the Merger.

                  (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, all Boston Sub Shares issued and outstanding immediately prior to the Effective Time (other than Boston Sub Shares owned by the Cablevision Companies) shall cease to be outstanding, shall be cancelled and cease to exist, and the Partnership, as the holder of a certificate formerly representing Boston Sub Shares, shall thereafter cease to have any rights with respect to such Boston Sub Shares, except the right to receive, without interest, the Merger Consideration.

                  (c) Each Boston Sub Share issued and outstanding at the Effective Time and owned by any of the Cablevision Companies, and each Boston Sub Share issued and held in Boston Sub's treasury at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding and shall be cancelled without payment of any consideration therefor and shall cease to exist, and each holder of a certificate representing any such Boston Sub Shares shall cease to have any rights with respect to such Boston Sub Shares.

                  (d) At the Effective Time, each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and as a result of the Merger shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

                  4.2. Anti-Dilution Provisions. In the event that, between the first day of the 20 day trading period referred to in Section 4.1 and the Effective Time, Cablevision changes the number of shares of Cablevision Class A Stock issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization, spin-off or other similar extraordinary transaction, the number of shares of Cablevision Class A Stock to be issued in the Merger shall be appropriately adjusted, taking into account the extent to which such transaction or event has already been reflected in the computation of the Average Cablevision Stock Price. The required adjustments shall be as agreed to by the Partnership and Cablevision.


                                   ARTICLE V

                         Representations and Warranties

                  5.1. Representations and Warranties of Dolan. Dolan represents and warrants to Cablevision and Merger Sub that, except as set forth in the Dolan Disclosure Letter:

                  5.1.1. Title to Shares, etc. Dolan owns, beneficially and of record, the CSBrC Stock, free and clear of any Liens, and upon the delivery of and payment therefor at the Closing as provided for in this Agreement, Cablevision or its designee(s) will acquire good and marketable title thereto, free and clear of any Liens other than any Lien created by Cablevision or its designee(s).

                  5.1.2. Authority for Agreements. Each of Dolan, CSBC, CSSC and CSBrC has the legal capacity to execute and deliver the Transaction Documents to which it is a party, to perform its obligations under the Transaction Documents and to consummate the Transactions to which it is a party. The execution and delivery of the Transaction Documents to which Dolan, CSBC, CSBrC or CSSC is a party, and the consummation of the Transactions to which any of them is a party, have been duly authorized by all appropriate corporate or other action on the part of Dolan, CSBC, CSBrC and CSSC, as the case may be. The Transaction Documents to which Dolan, CSBC, CSSC and CSBrC are parties have been or will be duly executed and delivered by Dolan, CSBC, CSSC and/or CSBrC, as the case may be, and constitute or will, when executed, constitute valid and legally binding obligations of such party, enforceable against such party in accordance with the terms of such Transaction Documents.

                  5.1.3. No Conflicts, etc. The execution and delivery of the Transaction Documents by Dolan, CSBC, CSSC and CSBrC and the consummation of the Transactions by Dolan, CSBC, CSSC and CSBrC will not conflict with or result in any violation of or default under (i) any provision of the certificate of incorporation or by-laws of CSBC, CSSC or CSBrC or, (ii) except as to any Franchise, as to which no representation or warranty is made in this Section 5.1.3, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Dolan except, as to this subsection (ii) only, any such conflict, violation or default as would not adversely affect the ability of Dolan, CSBC, CSSC or CSBrC to perform its obligations under this Agreement or any other Transaction Document.

                  5.1.4. Corporate Status. Each of CSBC, CSSC and CSBrC is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation with full corporate power and authority to own its assets and carry on its business as now conducted. CSBrC is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on its business, financial condition or operations. CSBrC does not have any liabilities that are not also liabilities of Brookline, other than immaterial franchise tax liability and other immaterial tax liabilities.

                  5.1.5. Capitalization. (a) The authorized and outstanding capital stock of CSBrC is as set forth in the Dolan Disclosure Letter. All outstanding shares of CSBrC as set forth in the Dolan Disclosure Letter have been duly authorized and validly issued and are fully paid and non-assessable.

                  (b) There are no preemptive or similar rights on the part of any holders of any class of securities of CSBrC. No options, warrants, conversion or other rights, agreements or commitments of any kind obligating CSBrC, contingently or otherwise, to issue or sell any shares of its capital stock or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given. There are no outstanding contractual obligations of CSBrC to repurchase, redeem or otherwise acquire any outstanding shares of its capital stock.

                  (c)  CSBrC has no subsidiaries.

                  5.1.6. Litigation. There is no judicial or administrative action, suit, proceeding or investigation pending or, to the best of Dolan's knowledge, threatened against Dolan, CSBC, CSSC or CSBrC which involves the validity of any Transaction Document, of any amount payable in respect of, or which relates in any way to, any outstanding security of, interest in or claim of Cablevision, Finance LP or any other Cablevision Company or any Dolan Entity against the Partnership, Brookline or Boston Sub, or of any action taken or to be taken by Dolan in connection with the Transaction Documents or the consummation of the Transactions.

                  5.1.7. Financial Advisor; Brokers, Finders. None of the Dolan Entities has retained any financial advisor, broker or finder or other similar consultant other than PaineWebber Incorporated ('PaineWebber') in connection with the transactions contemplated hereby so as to give rise to any claim against Cablevision or Merger Sub for any financial advisory, brokerage or finder's commission, fee or similar compensation.

                  5.1.8. CSBrC. The representations and warranties in Section 5.2.7, 5.2.8, 5.2.10, 5.2.13 and 5.2.14 are true and correct as to
         CSBrC and shall be applied
         mutatis mutandis to CSBrC as if such provisions were set forth in full in this Section 5.1.8.

                  5.1.9. No Material Adverse Change, etc. Since December 31, 1993, there has been no material adverse change in the financial condition or operations or the business of CSBrC (it being understood that no representation or warranty with respect to any Cable Act Effects is made in this Section 5.1.9).

                  5.2. Representations and Warranties of the Partnership. Except as set forth in the Partnership Disclosure Letter, the Partnership represents and warrants to Cablevision and Merger Sub as follows:

                  5.2.1. Authority for Agreements. Each of the Partnership, Brookline and Boston Sub has the legal capacity to execute and deliver the Transaction Documents to which it is a party, to perform its obligations under the Transaction Documents and to consummate the Transactions to which it is a party. The execution and delivery of the Transaction Documents to which the Partnership, Brookline or Boston Sub is a party, and subject, in the case of the Partnership and Boston Sub, to the approval of each of the Incorporation and the Merger by the Limited Partners who are not affiliated with Dolan or CSSC as provided in the Partnership Agreement, the consummation of the Transactions to which any of them is a party, have been duly authorized by all appropriate corporate or partnership action on the part of the Partnership, Brookline or Boston Sub, as the case may be. The Transaction Documents have been or will be duly executed and delivered by such entities and constitute or, when executed will constitute, valid and legally binding obligations of such entities, enforceable against such entities in accordance with the terms of such Transaction Documents.

                  5.2.2. No Conflicts, etc. The execution and delivery of the Transaction Documents by the Partnership, Brookline and Boston Sub and, subject, in the case of the consummation of the Transactions by the Partnership and Boston Sub, to the approval of each of the Incorporation and the Merger by the Limited Partners who are not affiliated with Dolan or CSSC as provided in the Partnership Agreement, the consummation of the Transactions by the Partnership, Brookline and Boston Sub will not conflict with or result in any violation of or default under any provision of the Partnership Agreement, the Brookline Partnership

         Agreement, the Certificate of Incorporation or Bylaws of Boston Sub or any provision of any Franchise. Except as set forth on the Partnership Disclosure Letter, no consent, license, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of any such entities in connection with the execution and delivery by any such entities of any Transaction Document or the consummation by any such entities of the Transactions.

                  5.2.3. Corporate and Partnership Power. Each of the Partnership, Brookline and Boston Sub (a) has all requisite corporate or partnership power, as the case may be, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being conducted; and
         (b) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on its business, financial condition or operations.

                  5.2.4. Status of Partnership. The Partnership is a limited partnership duly organized and validly existing under the laws of the Commonwealth of Massachusetts.

                  5.2.5. Subsidiaries. None of the Partnership, Brookline and Boston Sub has any subsidiaries, except that (i) Boston Sub is a wholly owned subsidiary of the Partnership, (ii) the Partnership has a 99% limited partnership interest in Brookline and (iii) the Partnership has a 99.8% general partnership interest in Boston Transport Company, a Massachusetts general partnership ('Boston Transport').

                  5.2.6.  Partnership  Reports,  etc.  (a) The  Partnership  has
         delivered to Cablevision copies of (i) each registration statement, Report on Form 8-K and proxy statement prepared by it since December 31, 1993, (ii) the Partnership's Annual Report on Form 10-K for the year ended December 31, 1993 and the Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, each in the form filed with the Securities and Exchange Commission (the 'SEC'), and (iii) all other reports filed with the SEC since December 31, 1993 (collectively, the 'Partnership Reports'). As of their respective dates, the Partnership Reports did not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Partnership Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of the Partnership and its subsidiaries (including Brookline) as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Partnership Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of the Partnership and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

                           (b) The  Partnership  and  Brookline  did not have on
         December 31, 1993 any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the balance sheet, including the notes thereto, of the Partnership as at said date. Since December 31, 1993, there has been no material adverse change in the financial condition or operations or the business of the Partnership and Brookline from that set forth in the Partnership Reports (it being understood that no representation or warranty with respect to any Cable Act Effects is made in this Section 5.2.6(b)). Immediately prior to the Effective Date, Boston Sub will have no liabilities that were not liabilities of the Partnership immediately prior to the Incorporation, except for (i) liabilities that are immaterial organizational liabilities or immaterial franchise tax liabilities and (ii) liabilities that are incurred in the ordinary course of business by Boston Sub as a result of the operation of, and are not material to, the Partnership's and Brookline's business after the Incorporation.

                  (c) Insofar as relating to the General Partners, the Partnership or any of their respective subsidiaries (other than Cablevision and any of its subsidiaries) is concerned (i) the Registration Statement on Form S-4 to be filed with the SEC by Cablevision in connection with the issuance of Cablevision Class A Stock in the Merger (the 'Consent Solicitation Statement/Prospectus') will not, at the time the Consent Solicitation Statement/Prospectus and each amendment and supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Consent Solicitation Statement/Prospectus and any amendment or supplement thereto and any supplemental soliciting materials will not, from the date of mailing of the Consent Solicitation Statement/Prospectus to the Limited Partners through the effective date of the consent solicitation for the Merger, contain any statement which, at the time and in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any communication with respect to the solicitation of a consent relating to the Incorporation or the Merger which has become false or misleading.

                  5.2.7. Litigation; No Default. There are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, pending or (to the knowledge of the General Partners or the Partnership) threatened in writing against the Partnership, Brookline or Boston Sub which are reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition, operations or business of the Partnership, CSBrC, Brookline and Boston Sub, taken as a whole, or which involves the validity of any Transaction Document, of any amount payable in respect of, or which relates in any way to, any outstanding security of, interest in or claim of Cablevision, Finance LP or any other Cablevision Company or any Dolan Entity against the Partnership, Brookline or Boston Sub, or any action taken or to be taken by the Partnership, Brookline or Boston Sub in connection with the Transaction Documents or the consummation of the Transactions. None of the Partnership, Brookline or Boston Sub is in default under or in violation of or with respect to any law, rule, regulation, order, writ, injunction or decree of any court, arbitrator, governmental commission, bureau or other regulatory authority, which default or violation, individually or in the aggregate, is reasonably likely to have a material adverse effect on the financial condition, operations or business of the Partnership, Brookline and Boston Sub, taken as a whole, or the ability of the Partnership, Brookline or Boston Sub to perform its respective obligations under any such Transaction Document to which it is a party or to consummate the Transactions.

                  5.2.8. Title to Assets; Liens. Each of the Partnership, Brookline and Boston Sub have good title to its properties and assets free and clear of all Liens, except Permitted Liens.

                  5.2.9. Landlords' Consents, etc. None of the respective landlords under the leases referred to in the Partnership Disclosure Letter (the 'Leases') or the owners of the premises referred to in such Leases has any title to or ownership interest in any personal property, equipment, office furniture or trade fixtures of the Partnership, Brookline or Boston Sub on the premises referred to in such Leases, and no consent of any such landlord is required in connection with the removal of any such personal property, equipment, office furniture or trade fixture.

                  5.2.10. No Default. None of the Partnership, Brookline or Boston Sub is in default in the payment or performance or observance of any contract, agreement or other instrument to which any of them is a party or by which any of them or their respective properties or assets may be bound, which individually or together with all other such defaults would have a material adverse effect on the financial condition, operations or business of the Partnership, CSBrC, Brookline and Boston Sub, taken as a whole.

                  5.2.11. Franchise Agreements. Each Franchise Agreement is in full force and effect.

                  5.2.12. Franchises. No approval, application, filing, registration, consent or other action of any local, state or federal authority is required to enable either the Partnership, Brookline or Boston Sub to operate under the Franchises except for the approvals identified in the Partnership Disclosure Letter.

                  5.2.13. ERISA. The Dolan Entities and the ERISA Affiliates have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan, all material required contributions and material required installments under ERISA or the Code have been made to each Plan on or before their due date, and the Dolan Entities are in compliance in all material respects with the currently applicable provisions of ERISA and the Code. Since December 22, 1987, no amendment has been adopted to any Plan which pursuant to
         Section 307 of ERISA or Section 401(a)(29) of the Code will result in the loss of tax-exempt status of the trust of which such Plan is a part unless the Partnership or an ERISA Affiliate timely provides security to the Plan in accordance with the provisions of such Sections. None of the Dolan Entities nor any ERISA Affiliate has incurred any material liability to the PBGC or any Plan or Multiemployer Plan other than for payment of accrued premiums or contributions in the ordinary course.

                  5.2.14. Taxes. Each of the Partnership, Brookline and Boston Sub has filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes shown on such returns to be due and has otherwise paid all of its taxes currently due and payable.

                  5.2.15. Fairness Opinion. The General Partners have obtained from PaineWebber a fairness opinion, dated as of a date reasonably proximate to the date of this Agreement, that the consideration to be received by the unaffiliated Limited Partners in the Liquidation is fair, from a financial point of view, to the unaffiliated Limited Partners.

                  5.3.   Representations    and    Warranties   of  Cablevision.
Cablevision represents and warrants to the Dolan Entities as follows:

                  5.3.1. Corporate Status. Each of Cablevision and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

                  5.3.2. Limited Partnership Status. Finance LP is a limited partnership duly organized and validly existing under the laws of the State of New York.

                  5.3.3. Authority for Agreements. Each of Cablevision, Finance LP and Merger Sub has the corporate or partnership power to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Transactions to which it is a party. The execution and delivery of the Transaction Documents to which any Cablevision Company is a party, and the consummation of the Transactions to which it is a party, have been duly authorized by all appropriate corporate or partnership action. The Transaction Documents to which any Cablevision Company is a party have been or will be duly executed and delivered by such Cablevision Company and constitute or will, when executed, constitute valid and legally binding obligations of such Cablevision Company, enforceable against such Cablevision Company in accordance with the terms of such Transaction Document.

                  5.3.4. No Conflicts, etc. The execution and delivery of the Transaction Documents and the consummation of the Transactions will not conflict with or result in any violation of or default under (i) any provision of the certificate of incorporation or by-laws of any Cablevision Company or, (ii) except as set forth in Schedule 5.3.4, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any Cablevision Company, except, in the case of this subsection (ii), for any such conflict, violation or default as would not adversely affect any Cablevision Company's ability to perform its obligations under this Agreement or any other Transaction Document or consummate the Transactions or have a material adverse effect on the financial condition, operations or business of the Cablevision Companies taken as a whole. Except as specified in Schedule 5.3.4., no consent, license, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of any of the Cablevision Companies in connection with the execution and delivery of any of the Transaction Documents, or the consummation of the Transactions to which it is a party.

                  5.3.5. Authorized Capital of Cablevision and Merger Sub. As of
         the date hereof and except as set forth in the Disclosure Letter, the authorized capital stock of Cablevision consists of: (i) 50,000,000 shares of Cablevision Class A Common Stock of which, (A) as of April 1, 1994, 10,912,922 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Cablevision's Certificate of Incorporation or By-Laws or any agreement to which Cablevision is a party or by which Cablevision is bound, (B) as of April 1, 1994, 50,000 shares were held in the treasury of Cablevision,
         (C) as of May 26, 1994, 2,123,695 shares were reserved for future issuance pursuant to Cablevision's Amended and Restated Employee Stock Plan and its predecessor plans (the 'Stock Plan'), (D) as of April 1, 1994, 12,411,532 shares were reserved for future issuance upon conversion of Cablevision Class B Common Stock, (E) as of April 1,
         1994, 112,500 shares were reserved for issuance upon redemption of Cablevision Series C Preferred (F) 5,000,000 shares were reserved for issuance upon conversion of Cablevision's Series E Preferred Stock, par value $0.01 per share (the 'Cablevision Series E Preferred'); (ii) 20,000,000 shares of Cablevision Class B Common Stock, of which, as of April 1, 1994, 12,411,532 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Cablevision's Certificate of Incorporation or By-Laws or any agreement to which Cablevision is a party or by which Cablevision is bound; and (iii) 10,000,000 shares of Preferred Stock, par value $0.01 per share, of
         Cablevision, of which as of April 1, 1994, 110,622 shares of Cablevision Series C Preferred were issued and outstanding and 100,000 shares of Cablevision Series E Preferred were issued and outstanding, and all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Cablevision's Certificate of Incorporation or By-Laws or any agreement to which Cablevision is a party or by which Cablevision is bound. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of capital stock, of which 100 shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable.

                  5.3.6. Cablevision Reports; Financial Statements. (a) Cablevision has delivered to the General Partners and the Partnership copies of (i) each registration statement, Report on Form 8-K and proxy statement prepared by it since December 31, 1993, (ii) Cablevision's Annual Report on Form 10-K for the year ended December 31, 1993, the Amendment to Cablevision's Annual Report on Form 10-K/A for the year ended December 31, 1993 and Cablevision's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, each in the form (including exhibits and any amendments thereto) filed with the SEC, and (iii) all other reports filed with the SEC since December 31, 1993 (collectively, the 'Cablevision Reports'). As of their respective dates, the Cablevision Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Cablevision Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of Cablevision and its subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Cablevision Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of Cablevision and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

                  (b) Cablevision did not have on December 31, 1993, any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the balance sheet, including the notes thereto, of Cablevision as at said date. Since December 31, 1993, there has been no material adverse change in the financial condition or operations or the business of Cablevision from that set forth in the Cablevision Reports (it being understood that no representation or warranty with respect to any Cable Act Effects is made in this Section 5.3.6(b)).

                  (c) Insofar as information relating to Cablevision or its subsidiaries is concerned, (i) the Consent Solicitation
         Statement/Prospectus will not, at the time the Consent Solicitation Statement/Prospectus and each amendment and supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Consent Solicitation Statement/Prospectus and any amendment or supplement thereto and any supplemental soliciting materials will not, from the date of mailing the Consent Solicitation Statement/Prospectus to the Limited Partners through the Effective Time, contain any statement which, at the time and in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any communication with respect to the solicitation of a consent relating to the Incorporation or the Merger which has become false or misleading.

                  5.3.7.  Litigation.  There is no  judicial  or  administrative action, suit, proceeding or investigation pending or, to the best of Cablevision's knowledge, threatened which involves the validity of any of the Transaction Documents, of any amount payable in respect of, or which relates in any way to, any outstanding security of, interest in or claim of Cablevision, Finance LP or any Cablevision Company or any Dolan Entity against the Partnership, Brookline or Boston Sub, or of any action taken or to be taken by any Cablevision Company in connection with any of the Transaction Documents or the consummation of the transactions contemplated thereby. Cablevision is not in default under or in violation of or with respect to any law, rule, regulation, order, writ, injunction or decree of any court, arbitrator, governmental commission, bureau or other regulatory authority, which default or violation, individually or in the aggregate, is reasonably likely to have a material adverse effect on the financial condition, operations or business of the Cablevision Companies, taken as a whole, or adversely affect the ability of any Cablevision Company to perform its obligations under any Transaction Document or to consummate the Transactions.

                  5.3.8. Purchase for Investment. Cablevision or its designee (which is Finance LP, in the case of CSSC's Preferred Equity) is acquiring Boston Sub, the CSBrC Shares and CSSC's Preferred Equity solely for investment, with no present intention to resell any such securities and acknowledges that such securities have not been registered pursuant to the Securities Act or any other applicable securities laws, and may not be transferred in the absence of such registration or an exemption therefrom.

                  5.3.9. Financial Advisor; Brokers, Finders. Cablevision has not retained any financial advisor, broker, finder or other similar consultant in connection with the Transactions contemplated hereby so as to give rise to any claim against any Dolan Entity for any financial advisory, brokerage or finder's commission, fee or similar compensation.

                  5.3.10. Fairness Opinion. Cablevision has obtained from Donaldson Lufkin & Jenrette Securities Corporation an opinion, dated as of the date of this Agreement, that the consideration to be paid by Cablevision in the Merger pursuant to this Agreement is fair to Cablevision from a financial point of view.


                                   ARTICLE VI

                                   Covenants

                  6.1. Covenants of the General Partners and the Partnership.

                  6.1.1. Filings and Authorizations. (a) Each of the General Partners and the Partnership will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it pursuant to Applicable Law in connection with the execution and delivery of the Transaction Documents and the consummation of the Transactions, including filings with the City of Boston and the City of Brookline, and will use its reasonable efforts to obtain, or cause to be obtained, all consents, licenses, approvals, orders or authorizations listed in the Dolan Disclosure Letter, the Partnership Disclosure Letter or Schedule 5.3.4 or otherwise referred to in Section 6.1.8.

                           (b) The General  Partners  and the  Partnership  will
         coordinate and cooperate with Cablevision in exchanging such information, supplying such assistance and information and executing such instruments, documents, conveyances and assurances as may be reasonably requested by Cablevision in connection with

         Cablevision's satisfaction of its obligations under Section 6.2.1.

                  6.1.2. Partnership Credit Agreement. On or prior to the effective date of the Incorporation, each of the General Partners and the Partnership will use all reasonable efforts to obtain an amendment to the Partnership Credit Agreement in form and substance reasonably satisfactory to Cablevision and the Partnership which provides for the assignment of such agreement to Boston Sub and which contains such other provisions as may be contemplated in the waiver and consent to the Incorporation received in December 1993 from the Banks under the Partnership Credit Agreement.

                  6.1.3.  Limited Partners' Approval.  Other than as provided in
         Section 8.5, the General Partners and the Partnership will take, consistent with applicable law and the Partnership Agreement, all action necessary to commence and consummate the consent solicitations relating to the Incorporation and the Merger as promptly as practicable after the Consent Solicitation Statement/Prospectus is declared effective; provided, that the General Partners and the Partnership shall have received the written opinion of PaineWebber, dated no more than five business days prior to the effective date of the Consent Solicitation Statement/Prospectus, that the consideration to be received by the unaffiliated Limited Partners in the Liquidation is fair, from a financial point of view, to the unaffiliated Limited Partners. Other than as provided in Section 8.5, the General Partners shall recommend approval of the Incorporation and adoption and approval of this Agreement and the Merger and the Partnership shall take all lawful action to solicit such approval, provided that neither General Partner shall be required to take or refrain from taking any actions that would violate his or its fiduciary duties to the Limited Partners as determined by him or it on the basis of advice received from his or its outside counsel.

                  6.1.4. Stockholder Approval. The Partnership as the sole stockholder of Boston Sub shall adopt and approve this Agreement and the Merger if and when the same are adopted and approved by the Limited Partners.

                  6.1.5. SEC Filings. The General Partners and the Partnership shall cooperate with Cablevision to prepare and file promptly with the SEC the Consent Solicitation Statement/Prospectus. The Partnership will file with the SEC all periodic and other documents and reports required to be filed on or prior to the Effective Time.

                  6.1.6. Boston Sub Shares. From the date hereof until the Effective Time, the Partnership shall at all times be the sole stockholder of Boston Sub and there shall be no transfers of any Boston Sub Shares.

                  6.1.7. Affiliates Agreements. Prior to the Effective Time, the Partnership shall deliver to Cablevision a list of names and addresses of those persons who were, in its opinion, at the effective time of the consent solicitation relating to the Merger, 'affiliates' of the Partnership within the meaning of Rule 145 (each such person, together with each person identified below, an 'Affiliate') under the Securities Act that will acquire shares of Cablevision Class A Common Stock in connection with the Merger and Liquidation. The General Partners and the Partnership shall exercise their reasonable efforts to deliver or cause to be delivered to Cablevision, prior to the Effective Time, from each of the Affiliates of the Partnership (other than a Cablevision Company) identified in the foregoing list an affiliate's letter dated as of the Closing Date in customary form and reasonably acceptable to Cablevision.

                  6.1.8. Incorporation. The Partnership shall have no obligation to consummate the Incorporation if one or more of the following conditions has not been satisfied or waived by the Partnership: (i) Limited Partners who are not affiliates of the General Partners entitled to 50% or more of the Partnership's Net Profits and Net Losses (as defined in the Partnership Agreement) shall consent to the Incorporation, (ii) all permits, orders, approvals and consents of, notices to, and registrations and filings with the City of Boston and the Town of Brookline required to be obtained in order to consummate the Incorporation and the Merger shall have been received and shall be in effect, (iii) the Partnership Credit Agreement shall be amended to permit the transfer of the Boston System assets to Boston Sub, the assumption by Boston Sub of the Partnership's obligations under the Partnership Credit Agreement and the release of the Partnership from its obligations under the Partnership Credit Agreement, (iv) there shall not be in effect any order, injunction, decree or judgment of any court or Governmental Authority, and there shall not be pending or threatened any action or proceeding by any Governmental Authority before any court or administrative body, to restrain, enjoin or otherwise prevent the consummation of the Incorporation or the Merger or to recover any damages or obtain other relief as a result of such Transaction, or (v) all material consents to the Incorporation and the Merger required by any Governmental Authority (other than those consents delivered pursuant to clause (ii) above) or under any agreement or contract to which the Partnership or Brookline is a party or by which it is bound have been received and shall be in effect.

                  6.1.9. Other Actions. The Dolan Entities, subject to the terms and conditions of this Agreement, will take all steps reasonably necessary to consummate each of the Transactions.

                  6.2.  Covenants of the Buyer.

                  6.2.1. Filings and Authorizations. (a) Cablevision will and will cause Merger Sub to, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it pursuant to Applicable Law in connection with the execution and delivery of the Transaction Documents by Cablevision and Merger Sub and the consummation of the Transactions to which they are parties, including filings with the City of Boston and the City of Brookline, and will use its reasonable efforts to obtain, or cause to be obtained, all consents, licenses, approvals, orders or authorizations listed in the Dolan Disclosure Letter, the Partnership Disclosure Letter or Schedule 5.3.4.

                           (b) Cablevision will, and will cause Merger Sub to, coordinate and cooperate with the General Partners and the Partnership in exchanging such information, supplying such assistance and information and executing such instruments, documents, conveyances and assurances as may be reasonably requested in connection with the satisfaction by the General Partners and the Partnership of their obligations under Section 6.1.1.

                  6.2.2. Amendment to CSC Credit Agreement. Cablevision will use its reasonable efforts to amend the CSC Credit Agreement to permit the consummation of the Transactions.

                  6.2.3. SEC Filings. Cablevision shall cooperate with the Partnership to prepare and file promptly with the SEC the Consent Solicitation Statement/Prospectus.

         Cablevision will file with the SEC all periodic and other documents and reports required to be filed on or prior to the Effective Time.

                  6.2.4. Other Filings. Cablevision shall use its reasonable efforts to obtain all necessary state securities law or 'Blue Sky' permits and approvals required to carry out the Transactions and the Partnership agrees to furnish all information concerning the Partnership as may be reasonably requested in connection with any such action, provided, however, that nothing in this Section 6.2.4 or elsewhere in this Agreement shall require Cablevision to agree to (i) amend its certificate of incorporation or by-laws in any way, or (ii) enter into any other agreement or arrangement (other than the Transaction Documents), or make any undertakings, in connection with obtaining any such permits or approvals or otherwise performing its obligations under this Agreement.

                  6.2.5. Stock Exchange Listing. Cablevision shall use its reasonable efforts to cause Cablevision Class A Stock to be issued in the Merger to be approved for listing on the American Stock Exchange, subject in each case to official notice of issuance, prior to the Closing Date and shall use its reasonable efforts to obtain any consents or approvals required in connection therewith.

                  6.2.6. Other Actions. Cablevision, subject to the terms and conditions of this Agreement, will take all other steps reasonably necessary to consummate each of the Transactions.


                                  ARTICLE VII

                              Conditions Precedent

                  7.1. Conditions Precedent to Each Party's Obligations. The respective obligations of each of the parties hereto to consummate the Transactions are subject to the fulfillment (or written waiver by each party) of each of the following conditions:

                  7.1.1. Consummation of Incorporation. The Incorporation shall have been duly consummated and the Incorporation Restructuring Agreement shall have been duly executed and delivered by the parties thereto.

                  7.1.2. Limited Partner Approval. This Agreement shall have been duly adopted and approved by the Limited Partners of the Partnership and by the Partnership as the sole stockholder of Boston Sub, in accordance with applicable law, the Partnership Agreement and the certificate of incorporation and by-laws of Boston Sub.

                  7.1.3. Cable Approvals. All permits, orders, approvals and consents of, notices to, and registrations and filings with the City of Boston and the Town of Brookline, which are required to transfer the Franchise Agreements and the Franchises in connection with the consummation of the Transactions shall have been obtained or made and all such permits, orders, approvals and consents shall be effective and shall not have been suspended, revoked or stayed.

                  7.1.4. Amendment to Partnership Credit Agreement. The Partnership Credit Agreement shall have been amended as contemplated by
         Section 6.1.2 in form and substance reasonably satisfactory to both Cablevision and the Partnership.

                  7.1.5. Amendment to CSC Credit Agreement. The CSC Credit Agreement shall have been amended as contemplated by Section 6.2.2. in form and substance reasonably satisfactory to Cablevision.

                  7.1.6. No Injunction, etc. Consummation of the Transactions shall not have been restrained, enjoined or otherwise prohibited by any order, injunction, decree or judgment of any court or Governmental Authority, and no such action or proceeding shall be pending or threatened on the Closing Date before any court or administrative body to restrain, enjoin or otherwise prevent the consummation of the Transactions or to recover any damages or obtain other relief as a result of such Transactions.

                  7.1.7. Brookline Amendments. The Amendment to the Brookline Partnership Agreement as set forth in Annex V hereto and the Brookline Sale Agreement shall have been duly and validly executed and delivered by each of the parties thereto.

                  7.1.8. Consents. Any material consents to the Transactions required by any Governmental Authority (other than those consents delivered pursuant to Section 7.1.3) or under any agreement or contract to which any party hereto is a party or is bound shall have been obtained and delivered to the parties hereto.

                  7.1.9. Proxy Statement/Prospectus. The Consent Solicitation Statement/Prospectus shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Consent
         Solicitation Statement/Prospectus shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

                  7.1.10. Blue Sky Approvals. Cablevision and the Partnership shall have received all state securities and 'Blue Sky' permits and other authorizations necessary to consummate the Transactions.

                  7.1.11. Stock Exchange Listing. The shares of Cablevision Class A Stock issuable to the Partnership pursuant to this Agreement shall have been authorized for listing on the American Stock Exchange upon official notice of issuance.

                  7.1.12. Purchase of CSBrC Shares. At the Closing Dolan shall have tendered all of the CSBrC Shares for purchase and Cablevision shall have purchased such shares, as provided in Section 1.3.

                  7.1.13. The Preferred Equity Sale. Finance LP shall have purchased from CSSC, and CSSC shall have sold to Finance LP, all of CSSC's Preferred Equity as provided in Section 1.4.

                  7.1.14. The Merger Restructuring Agreement. The Merger Restructuring Agreement shall have been duly and validly executed by each of the parties thereto and Cablevision shall have paid to the Dolan Entities all amounts due pursuant to such agreement.

                  7.2. Conditions to Obligations of Cablevision. The obligation of Cablevision to consummate the Transactions to which it is a party shall be subject to the fulfillment (or written waiver by Cablevision) on or prior to the Closing Date of the following additional conditions, which the General Partners and the Partnership agree to use their reasonable efforts to cause to be fulfilled:

                  7.2.1. Representations, Performance, etc. The representations and warranties of Dolan contained in Section 5.1 and the Partnership contained in Section 5.2 shall be true and correct in all material respects at and as of the date hereof and on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (a) as affected by the transactions contemplated hereby, (b) to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date, or (c) insofar as any representation or warranty relates to the business of the Partnership, the Systems or the Partnership's assets or liabilities, such representation or warranty shall, from and after the Incorporation, relate to such business, Systems, assets or liabilities as owned by Boston Sub (to the extent required or permitted by this Agreement to be transferred to Boston Sub). The General Partners and the Partnership (or Boston Sub, if appropriate) shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date. To the extent that any agreement of the Partnership can only be effectively performed, or any condition can only be satisfied, by Boston Sub following the Incorporation, the General Partners and the Partnership agree to cause Boston Sub to perform such agreement or to take all reasonable steps to perform such condition prior to the Merger. The General Partners and the Partnership (or Boston Sub, if appropriate) shall have delivered to Cablevision a certificate, dated the Closing Date and signed by such entity, to the effect set forth above in this Section 7.2.1.

                  7.2.2. Appraisal Rights. Holders of not more than 200 units of Limited Partnership interest of the Partnership (other than such units held by Cablevision and its affiliates) shall have exercised their appraisal rights pursuant to Section 1.8 of this Agreement.

                  7.2.3. No Material Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the business, operations or condition (financial or otherwise) of the Partnership, Boston Sub and Brookline, taken as a whole, provided that no Cable Act Effect singly or in the aggregate shall constitute a material adverse effect for purposes of this Section 7.2.3.

                  7.2.4. Opinion of Counsel. Cablevision shall have received an opinion, dated the Closing Date, from

         Debevoise  &  Plimpton,   counsel  to  the  General  Partners  and  the
         Partnership, substantially to the effect set forth in Schedule 7.2.4 to Cablevision.

                  7.3. Conditions to Obligations of the General Partners and the Partnership. The obligations of the General Partners and the Partnership to consummate the Transactions to which they are parties shall be subject to the fulfillment (or written waiver by the General Partners and the Partnership) on or prior to the Closing Date of the following additional conditions, which Cablevision agrees to use its reasonable efforts to cause to be fulfilled:

                  7.3.1. Representations, Performance, etc. The representations and warranties of Cablevision contained in Section 5.3 hereof shall be true and correct in all material respects at and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such time, except (a) as affected by the Transactions or
         (b) to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date. Cablevision shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it or any other Cablevision Company prior to or on the Closing Date. Cablevision shall have delivered to the General Partners and the Partnership a certificate dated the Closing Date and signed by an officer of Cablevision to the effect set forth above in this Section 7.3.1.

                  7.3.2. No Material Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no material adverse change in the business, operations or condition (financial or otherwise) of Cablevision provided that no Cable Act Effect shall singly or in the aggregate constitute a material adverse effect for purposes of this Section 7.3.2.

                  7.3.3. Opinion of Counsel. The General Partners and the Partnership shall have received an opinion, dated the Closing Date, from the General Counsel of Cablevision, substantially to the effect set forth in Schedule 7.3.3 to the General Partners and the Partnership.

                                  ARTICLE VIII

                                  Termination

                  8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the Limited Partners of the Incorporation or the Merger, by the mutual consent of Cablevision and the General Partners on behalf of the Partnership.

                  8.2. Termination after December 31, 1995. Cablevision, the General Partners or the Partnership may terminate this Agreement by written notice to the other parties after December 31, 1995 if the Merger shall not have been consummated pursuant hereto, unless such date is extended by the mutual written consent of the parties hereto.

                  8.3. Termination by Cablevision, the Partnership or the General Partners if not Approved by Unaffiliated Limited Partners. This
Agreement may be terminated and the Merger may be abandoned by action of Cablevision, the Partnership or the General Partners if the approval of the Limited Partners of the Partnership to the Incorporation or the Merger required by Section 7.1 shall not have been obtained by the relevant consent solicitation expiration date (including any extensions thereof).

                  8.4. Termination upon Breach. This Agreement may be terminated and the Merger may be abandoned (i) by Cablevision upon a material breach by a Dolan Entity of this Agreement if such breach shall continue unremedied for a period of 30 days after written notice of such breach is given to the Dolan Entities by Cablevision, provided, that a breach of a representation or warranty under Section 5.2 of this Agreement shall not be the basis for termination as provided in this Section 8.4(i) if such breach was known to any executive officer (other than Dolan) of Cablevision on the date hereof, or (ii) by the Partnership or the General Partners upon a material breach by a Cablevision Company of this Agreement if such breach shall continue unremedied for a period of 30 days after written notice of such breach is given to Cablevision by the Partnership or the General Partners, provided, that a breach of a representation or warranty of any Cablevision Company contained in this Agreement shall not be the basis for termination as provided in this Section 8.4 (ii) if such breach was known to Dolan or any officer of CSBC or CSBrC on the date hereof.

                  8.5. Special Termination Rights. In addition to the right to terminate this Agreement pursuant to Section 8.1, 8.2, 8.3 and 8.4, this Agreement may be terminated at any time prior to the consummation of the Incorporation (i) by Cablevision, if Cablevision determines that the Incorporation or the Merger is not in the best interests of its public stockholders, or (ii) by the General Partners, if the General Partners determine that the Incorporation or the Merger is not in the best interests of the Limited Partners who are not affiliates of the General Partners, and the Partnership.

                  8.6. Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, 8.2, 8.3, 8.4 or 8.5, this Agreement shall become void and have no effect, without any liability in respect of this Agreement on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives or stockholders, to any other party to this Agreement, except (a) for any liability resulting from such party's willful breach of this Agreement and (b) for the obligations of the parties under Section 9.3 and Section 9.4.


                                   ARTICLE IX

                           Definitions, Miscellaneous

                  9.1. Definition of Certain Terms. As used in this Agreement and the Annexes and Schedules hereto, the following terms shall have the following meanings:

                  Affiliate: means as to any Person, any other Person that controls, is controlled by, or is under common control with such Person.

                  Affiliate Claims: as defined in the Consent Solicitation Statement/Prospectus.

                  Applicable Law: means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances or orders of any Governmental Authority,
         (ii) Governmental Approvals and (iii) orders, decisions, judgments, awards and decrees of or agreements with any Governmental Authority.

                  Average Cablevision Stock Price: as defined in Section 4.1.

                  Boston Assets:  as defined in Section 1.1.

                  Boston Liabilities:  as defined in Section 1.1.

                  Boston Sub:  as defined in the Recitals.

                  Boston Sub Share:  as defined in Section 4.1.

                  Boston System:  as defined in the Recitals.

                  Boston Transport:  as defined in Section 5.2.5.

                  Brookline:  as defined in the Recitals.

                  Brookline Sale Agreement: as defined in Section 1.3.

                  Brookline Systems:  as defined in the Recitals.

                  Cable Act: means the Cable Television Consumer Protection Act of 1992 and the rules and regulations promulgated thereunder from time to time.

                  Cable Act Effects: (i) reductions in existing rates and charges and projected rates and charges, or rebates, refunds or similar payments, resulting from the regulation of rates and charges as provided for or contemplated by the Cable Act; (ii) changes required in billing and collection practices as provided for or contemplated by the Cable Act; (iii) programming, compensation payments and other business changes and charges resulting from the 'must carry' and 'retransmission consent' provisions of the Cable Act; (iv) increased competition resulting from the Cable Act, including from the program access requirements thereof; (v) changes in franchise award and renewal practices as provided for in or contemplated by the Cable Act; (vi) costs and technological and business changes resulting from compliance with the equal employment opportunity, customer service, consumer protection, customer privacy, home wiring, equipment compatibility and technical standards provisions of the Cable Act; (vii) costs and liabilities resulting from the provisions governing indecent and obscene programming in or contemplated by the Cable Act; and (viii) other effects directly resulting from the Cable Act.

                  Cablevision Class A Stock: as defined in Section 4.1.

                  Cablevision Companies:  as defined in Section 4.1.

                  Cablevision Reports:  as defined in Section 5.3.6.

                  Cablevision Series C Preferred: as defined in Section 4.1.

                  California Partnership Roll-up Rules: Sections 25014.5 - 25014.7 of the California Corporations Code.

                  Certificate of Merger:  as defined in Section 1.6.

                  Closing:  as defined in Section 1.4.

                  Closing Date:  as defined in Section 1.4.

                  Code: as defined in Section 1.01 of the Partnership Credit Agreement.

                  Consent  Solicitation  Statement/Prospectus:   as  defined  in
         Section 5.2.6(c).

                  CSBC:  as defined in the Recitals.

                  CSBrC:  as defined in the Recitals.

                  CSBrC Stock:  as defined in Section 1.3.

                  CSC Credit Agreement: The Third Amended and Restated Credit Agreement, dated as of June 24, 1992 and amended by Amendment No. 1, dated as of August 4, 1992, and Amendment No. 2 and Waiver, dated as of November 8, 1993, among Cablevision, the banks parties thereto, Bank of Montreal, Chicago Branch, The Bank of New York, The Bank of Nova Scotia and The Canadian Imperial Bank of Commerce, as Co-Agents, and Toronto Dominion (Texas), Inc., as Agent.

                  CSSC:  as defined in the Recitals.

                  DGCL:  as defined in Section 1.1.

                  Dissolution and Liquidation: as defined in Section 1.7.

                  Dolan Disclosure Letter: the disclosure letter, dated the date of this Agreement, that is delivered by Dolan to Cablevision and Merger Sub at the time of execution and delivery of this Agreement identifying exceptions to the representations and warranties made by Dolan pursuant to Section 5.1.

                  Dolan Entity:  Dolan, CSSC, CSBC, CSBrC, Boston
         Sub, the Partnership and Brookline.

                  Effective Time:  as defined in Section 1.6.

                  ERISA: as defined in Section 10.01 of the Partnership Credit Agreement.

                  ERISA   Affiliate:   as  defined  in  Section   10.01  of  the
         Partnership Credit Agreement; provided, that for the purposes of this Agreement, ERISA Affiliate shall not include any Cablevision Company.

                  Expense Reserve Fund:  as defined in Section 1.1.

                  Finance LP:  as defined in the Recitals.

                  Franchise Agreements: the franchise agreements between the Town of Brookline and Brookline and between the City of Boston and the Partnership granting the Franchises.

                  Franchises: the franchises granted by the City of Boston and the Town of Brookline to construct, operate and maintain cable television systems in the City of Boston and the Town of Brookline.

                  Governmental Approval: an authorization, consent, approval, permit, license or exemption of, registration or filing with, or report or notice to, any Governmental Authority.

                  Governmental Authority: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof.

                  Incorporation:  as defined in Section 1.1.

                  Incorporation Restructuring Agreement: as defined in Section 1.1.

                  Indebtedness: as defined in the Partnership Credit Agreement, as such definition is in effect on the date hereof.

                  Leases:  as defined in Section 5.2.8.

                  Lien: any lien, pledge, charge, security interest, title retention agreement, adverse claim, option or other third party interest or claim.

                  Limited Partner:  as defined in the Recitals.

                  Losses:  as defined in Section 9.3(a).

                  Merger:  as defined in Section 1.2.

                  Merger Consideration:  as defined in Section 4.1.

                  Merger Restructuring Agreement: as defined in Section 1.2.

                  Merger Sub:  as defined in the Recitals.

                  Multiemployer Plan: as defined in Section 10.01 of the Partnership Credit Agreement.

                  Partnership   Agreement:   the  Second  Amended  and  Restated
         Articles of Limited Partnership of Cablevision of Boston Limited Partnership, dated as of March 30, 1984, as amended by the First Amendment dated September 28, 1984.

                  Partnership Credit Agreement: the Fourth Amended and Restated Loan Agreement, dated as of September 30, 1991, as amended, among the Partnership, the Lenders named therein, and The Toronto-Dominion Bank Trust Company, as Agent.

                  Partnership Disclosure Letter: The disclosure letter, dated the date of this Agreement, that is delivered by the Partnership to Cablevision and Merger Sub of the time of execution and delivery of this Agreement identifying exceptions to the representations and warranties made by the Partnership pursuant to Section 5.2.

                  Partnership Expenses: as defined in Section 9.4(c).

                  Partnership Reports:  as defined in Section 5.2.6.

                  Partnership Solicitation Costs: as defined in Section 9.4(b).

                  PBGC: as defined in Section 10.01 of the Part- nership Credit Agreement.

                  Person: any natural person, firm, partnership, association, corporation, trust or Governmental Authority.

                  Permitted   Liens:   as  defined  in  Section   10.01  of  the
         Partnership Credit Agreement.

                  Plan: as defined in Section 10.01 of the Partnership Credit Agreement.

                  Preferred Equity: the interests in the Partnership represented by the Agreement, dated September 30, 1985, between Finance LP and the Partnership and the Agreement, dated June 29, 1989, between CSSC and the Partnership.

                  Preferred Equity Amount: as defined in Section 1.7.

                  Preferred Equity Sale:  as defined in Section 1.4.

                  Preferred Equity Shares: as defined in Section 4.1.

                  SEC: the United States Securities and Exchange Commission.

                  Securities Act: the Securities Act of 1933, as amended.

                  Stock Sale:  as defined in Section 1.3.

                  Surviving Corporation:  as defined in Section 1.2.

                  Systems:  as defined in the Recitals.

                  Termination Related Losses: as defined in Section 9.3(a).

                  Transaction Documents: this Agreement, the Certificate of Merger, the Incorporation Restructuring Agreement, the Merger Restructuring Agreement, the Brookline Sale Agreement and the Brookline Partnership Agreement Amendment, and the other documents delivered in connection with the foregoing.

                  Transactions: shall mean the transactions contemplated by the Transaction Documents including, without limitation, the Incorporation, the Merger, the Stock Sale, the Preferred Equity Sale and the Dissolution and Liquidation.

                  Transferred Preferred Equity: as defined in Section 1.4.

                  Units: shall mean units of limited partnership interest of the Partnership.

                  9.2. Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall terminate (i) in the event of and upon the termination of this Agreement pursuant to Section
8.1 or (ii) upon the Closing.

                  9.3. Indemnification. (a) Whether or not any of the Transactions are consummated, Cablevision hereby agrees to indemnify the General Partners and hold the General Partners harmless from and against, and shall reimburse them on demand for, any and all losses, damages, liabilities, claims, demands, deficiencies, judgments, settlements, whether or not arising out of third-party claims, including without limitation the reasonable fees and expenses of counsel and other related costs and expenses, but excluding any fees, costs and expenses covered in Section 9.4 hereof ('Losses') resulting from or arising out of the Transactions, including but not limited to (i) all liabilities of the Partnership and Brookline in connection with the Transactions and (ii) all liabilities whatsoever to Limited Partners in connection with the Transactions; provided, that Cablevision shall not be required by this Agreement to indemnify either of the General Partners (1) for Termination Related Losses (as hereinafter defined) in the event that this Agreement shall be terminated
(I) by Cablevision pursuant to Section 8.4 as a result of any breach of this Agreement by either of the General Partners, acting in their individual or corporate capacity, as the case may be, and not in their capacity as a general partner of the Partnership or Brookline, or (II) by the General Partners or the Partnership for reasons other than a breach of this Agreement by a Cablevision Company, or (2) for any Losses (A) related to any amounts payable by the Partnership to either of the General Partners with respect to any Affiliate Claim or Preferred Equity or (B) subject to Section 9.3(b), related in any way to any outstanding security of or interest in the Partnership. 'Termination Related Losses' are (i) any Losses resulting from the termination of this Agreement and (ii) in the case of a termination under Section 8.4, Losses related to the breach of this Agreement which gave rise to the termination. If (i) this Agreement is terminated by the General Partners pursuant to Section 8.5 and (ii) any of the General Partners or the Partnership shall enter into an agreement within 12 months from the date of such termination providing for the sale or disposition of all or substantially all of the equity interests in, or assets of, the Partnership (or Boston Sub if the Incorporation has occurred), then the General Partners shall promptly reimburse Cablevision for any amounts paid to such General Partners pursuant to
Section 9.3(a) hereof and the indemnity provided under Section 9.3(a) shall terminate.

                  (b) From and after the Effective Time, Cablevision shall indemnify the General Partners and hold the General Partners harmless from and against, and shall reimburse them for, any and all Losses resulting from or arising out of acting as a general partner of the Partnership or Brookline (whether before or after the Effective Time) or as an officer or director of Boston Sub, including but not limited to (i) liabilities, obligations and commitments of the Partnership and Brookline, (ii) Boston Liabilities and (iii) liabilities, obligations and commitments whatsoever to the partners of the Partnership and Brookline, provided that Cablevision shall not indemnify the General Partners for any Losses related to (A) any indebtedness owed by Brookline to the Partnership as of the date of this Agreement, provided, that the foregoing limitation shall not apply from and after any time Dolan ceases to be a general partner of Brookline for any reason and (B) any amounts payable to either of the General Partners with respect to any Affiliate Claim or Preferred Equity (but nothing in this clause (B) shall in any way abrogate or impair the obligations of Cablevision under the Merger Restructuring Agreement).

                  (c) If a claim by a third party is made against a party indemnified pursuant to this Section 9.3, and if such indemnified party intends to seek indemnity with respect thereto under this Section 9.3, the indemnified party shall promptly notify the indemnifying party of such claim; provided that the failure of the indemnified party to notify the indemnifying party of any such claim shall not relieve the indemnifying party of its obligations under this Section 9.3, except to the extent the indemnifying party is actually prejudiced by such failure. In case any action or proceeding including any such claim is brought against the indemnified party, the indemnifying party shall be entitled to participate therein and to assume the defense thereof with counsel reasonably satisfactory to the indemnified party to the extent it may wish; provided that in the event the indemnifying party so assumes the defense, the indemnified party shall still have the right to employ separate counsel at its own expense in any such action and to participate in the defense thereof. Without the prior written consent of the indemnified party, which consent shall not unreasonably be withheld, the indemnifying party will not consent to the entry of any judgment or enter into any settlement of any such claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff thereof to such indemnified party of a release from any and all liability in respect of such claim or litigation. The indemnified party will not enter into any settlement or pay (except pursuant to a final court order or judgment) any such claim without the prior written consent of the indemnifying party, which consent shall not unreasonably be withheld. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party or parties.

                  (d) Notwithstanding any other provision hereof, (i) Cablevision shall not indemnify a General Partner under this Section 9.3 for any action taken or any failure to act by such General Partner, acting in their individual or corporate capacity, as the case may be, and not in their capacity as a general partner of the Partnership or Brookline, after the date of this Agreement if such action or failure to act is in breach of any provision hereof or if such action or inaction constituted a willful violation of law and (ii) Cablevision shall not indemnify the General Partners under this Section 9.3 for any failure of the General Partners to liquidate the Partnership in a manner consistent with the Consent Solicitation Statement/Prospectus or this Agreement, unless such manner of liquidation is required by any applicable order, injunction, decree or judgment of any Governmental Authority.

                  (e) Notwithstanding the statutory or common law liability of a general partner for the obligations of a partnership, the General Partners shall not be liable for any breach of the representations, warranties or covenants of the Partnership set forth in the Agreement, it being expressly agreed that all such liabilities shall be satisfied only from the assets of the Partnership.

                  9.4. Expenses. (a) Except as may otherwise expressly provided in this Section 9.4, each party shall bear all of its expenses, costs and fees (including the fees of attorneys, auditors and appraisers, financial advisory fees, investment banking fees, travel expenses and all other fees related to the preparatory work of the Transactions) in connection with the Transactions. Whether or not the Transactions contemplated hereby are consummated and except as may otherwise expressly provided in this Section 9.4, the parties agree that Cablevision and the Partnership shall each be responsible for one-half of the costs of the preparation, printing and mailing the consents to the Incorporation and Merger, the Consent Solicitation Statement/Prospectus and other documents, and for the costs of the preparation and execution of this Agreement.

                  (b) If the Incorporation or the Merger is not approved by the Limited Partners: (i) Cablevision shall bear all costs in connection with the solicitation of consents to the Incorporation and the Merger ('Partnership Solicitation Costs') to the extent but only to the extent a general partner or sponsor would be required pursuant to Section 25014.7(g) of the California
Corporations Code to pay such costs if the provisions of the California Partnership Roll-up Rules had been applicable to the Transactions, and if not so required, the Partnership shall bear such costs; and (ii) the Partnership shall bear all other Partnership Expenses, subject to possible reimbursement as provided in Section 9.4(e).

                  (c) If the Merger is consummated, Cablevision shall bear all of the Partnership's and Boston Sub's expenses, costs and fees (including the fees of attorneys, auditors and appraisers, costs of printing and mailing the consents to the Merger, the Consent Solicitation Statement/Prospectus and other documents, financial advisory fees, investment banking fees, travel expenses and all other fees related to the preparatory work of the Transactions) in connection with the Transactions, including the preparation and execution of this Agreement and compliance herewith, and the preparation of the consents to the Incorporation and the Merger, the Consent Solicitation Statement/Prospectus and other documents, but not including any other costs that would have otherwise been incurred by the Partnership or Boston Sub in the ordinary course of business ('Partnership Expenses').

                  (d) If the Incorporation is rejected by the Limited Partners, subject to the last sentence of this Section 9.4(d), then, in addition to any reimbursement obligation Cablevision may have under Section 9.4(b), Cablevision shall reimburse the Partnership for the percentage of Partnership Expenses equal to (i) the total amount of such Partnership Expenses multiplied by (ii) a fraction the numerator of which is the number of units of limited partnership interest in the Partnership ('Units') entitled to vote that did not vote in favor of the Incorporation and the denominator of which is the total number of Units entitled to vote that are outstanding on the date for the expiration of the solicitation of consents to the Incorporation. If the Incorporation is approved by the Limited Partners but the Merger is rejected by the Limited Partners, then, in addition to any reimbursement obligation Cablevision may have under Section 9.4(b), Cablevision shall reimburse the Partnership for the percentage of Partnership Expenses equal to (i) the total amount of Partnership Expenses multiplied by (ii) a fraction the numerator of which is the number of Units entitled to vote that did not vote in favor of the Merger and the denominator of which is the total number of Units entitled to vote that are outstanding on the date of the expiration of the solicitation of consents to the Merger promptly upon request. Cablevision shall only reimburse the Partnership pursuant to this Section 9.4(d) to the extent but only to the extent the rights of Limited Partners would otherwise be presumed not to be protected under
Section 25104.7(e) of the California Corporations Code by reason of the Partnership paying such costs if the provisions of the California Partnership Roll-up Rules had been applicable to the Transactions; otherwise, the Partnership shall bear such costs.

                  (e)  Notwithstanding  any other provision of this Section 9.4,
(i) in the event that (A) either General Partner terminates this Agreement pursuant to the provisions of Section 8.5 or (B) Cablevision terminates this Agreement pursuant to Section 8.4 because of a breach of this Agreement by any Dolan Entity, each Dolan Entity shall bear all of its own, and the Partnership and Boston Sub shall jointly and severally be responsible for Cablevision's, expenses, costs and fees (including the fees of attorneys, auditors and appraisers, costs of preparing, printing and mailing the Consent Solicitation Statement/Prospectus and other documents, financial advisory fees, investment banking fees, independent committee expenses, travel expenses and all other fees related to the preparatory work of the Transactions) in connection with the Transactions, (ii) in the event that (A) Cablevision terminates this Agreement pursuant to the provisions of Section 8.5 or (B) the General Partners or the Partnership terminate this Agreement pursuant to Section 8.4 because of a breach of this Agreement by a Cablevision Company, each of Cablevision, Merger Sub and Finance LP shall bear its own expenses and shall jointly and severally be responsible for the Partnership Solicitation Costs and Partnership Expenses, and

(iii) if the Incorporation and the Merger occur, any expenses, costs and fees of the Partnership and Boston Sub shall be satisfied first from the Expense Reserve Fund before any amounts are required to be paid under this Section 9.4 by any Cablevision Company and, if the Expense Reserve Fund exceeds all such expenses, costs and fees, the excess shall promptly be paid over by the Partnership to Boston Sub and shall not, in any event, be distributed in the Liquidation, provided that, if the Merger is not consummated because of the failure of any condition to the consummation thereof to be satisfied (other than as a result of a breach of this Agreement), then each party shall bear its own expenses (except as otherwise provided in Section 9.4(b) and this Section 9.4(e)).

                  9.5. Further Assurances. From time to time after the Closing, each of the parties hereto will execute and deliver, or cause to be executed and delivered, such documents as the other parties may reasonably request in order to more effectively consummate the sale by the Dolan Entities of, and vest in Cablevision (or its designee) or the Surviving Corporation good title in, any of the property that is the subject of the Transactions and to give effect to the transactions contemplated hereby and thereby.

                  9.6. Severability. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, unless to give effect to any such remaining provision or provisions would frustrate the purpose and intention of the parties hereunder. The invalidity of any one or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

                  9.7. Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (b) transmitted by hand delivery or telecopy, addressed as follows:

                  (i) if to Cablevision, Merger Sub, Finance LP or the Surviving Corporation,

                           Cablevision Systems Corporation
                           One Media Crossways
                           Woodbury, New York 11797
                           Telecopy:  (516) 496-1780
                           Telephone: (516) 496-1500
                           Attention:  William Bell

                           with copies to:

                           Cablevision Systems Corporation
                           One Media Crossways
                           Woodbury, New York 11797
                           Telecopy:  (516) 496-1780
                           Telephone: (516) 496-1500
                           Attention:  General Counsel

                           and to:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York 10004
                           Telecopy:  (212) 558-3588
                           Telephone: (212) 558-4000
                           Attention:  John P. Mead

                  (ii) if to Dolan, CSBC, CSSC, the Partnership or Merger Sub,

                           c/o Cablevision Systems Corporation
                           One Media Crossways
                           Woodbury, New York 11797
                           Telecopy:  (516) 496-1780
                           Telephone: (516) 496-1500
                           Attention:  Charles F. Dolan

                           with copies to:

                           Cablevision Systems Corporation
                           One Media Crossways
                           Woodbury, New York 11797
                           Telecopy:  (516) 364-4592
                           Telephone: (516) 496-1136
                           Attention:  William F. Frewin
                           and to:

                           Debevoise & Plimpton
                           875 Third Avenue
                           New York, New York 10022
                           Telecopy:  (212) 909-6836
                           Telephone: (212) 909-6000
                           Attention:  Richard D. Bohm

or, in each case, at such other address as may be specified in writing to the other parties hereto.

                  9.8.  Miscellaneous.

                  9.8.1. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

                  9.8.2.  Entire  Agreement.  This Agreement,  together with the
         Schedules, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except for any agreement which specifically states that it is not subject to this
         Section 9.8.2. The only representations and warranties made by the parties hereto with respect to the subject matter hereof are the representations and warranties contained in this Agreement.

                  9.8.3. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument.

                  9.8.4. Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of New York.

                  9.8.5. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns, provided, that the parties hereto shall not assign any of their respective rights or obligations under this Agreement except (a) as specifically provided herein with respect to a designee of Cablevision, or (b) with the prior written consent of the other parties hereto.

                  9.8.6. No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns, except that the provisions of Section
         1.8 shall be enforceable by the Limited Partners.

                  9.8.7. Amendment; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.

                  9.8.8. No Effect on Preferred Equity. The parties hereto agree that nothing contained in this Agreement or any other Transaction Document or in the Consent Solicitation Statement/Prospectus shall have any effect on the rights of any affiliate of Cablevision under the Letter Agreement, dated as of September 30, 1985, between Finance LP and the Partnership or on the rights of CSSC under the Letter Agreement, dated June 29, 1989, between CSSC and the Partnership, except as expressly provided in the Incorporation Restructuring Agreement and the Merger Restructuring Agreement.

                           [Intentionally Left Blank]

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                    CABLEVISION OF BOSTON LIMITED
                                       PARTNERSHIP

                                    By:     CHARLES F. DOLAN,
                                              as General Partner


                                            /s/ Charles F. Dolan
                                        ----------------------------------------
                                                   Charles F. Dolan


                                    By:     CABLEVISION SYSTEMS BOSTON
                                               CORPORATION, as General Partner


                                            By:      /s/ Charles F. Dolan
                                               ---------------------------------
                                                Name:  Charles F. Dolan
                                                Title: Chairman


                                    CHARLES F. DOLAN


                                            /s/ Charles F. Dolan
                                        ----------------------------------------


                                    CABLEVISION SYSTEMS BOSTON CORPORATION


                                            By:  /s/ Charles F. Dolan
                                               ---------------------------------
                                                Name:  Charles F. Dolan
                                                Title: Chairman


                                    CABLEVISION SYSTEMS CORPORATION


                                    By:     /s/ William J. Bell
                                        ----------------------------------------
                                            Name:  William J. Bell
                                            Title:  Vice Chairman

                                    CABLEVISION OF BOSTON, INC.


                                    By:     /s/ William J. Bell
                                        ----------------------------------------
                                            Name:  William J. Bell
                                            Title:  Vice Chairman


                                    COB, INC.


                                    By:     /s/ William J. Bell
                                        ----------------------------------------
                                            Name:  William J. Bell
                                            Title:  Vice Chairman


                                    CABLEVISION SYSTEMS
                                       SERVICES CORPORATION


                                    By:     /s/ Charles F. Dolan
                                        ----------------------------------------
                                            Name:  Charles F. Dolan
                                            Title:  President


                                    CABLEVISION FINANCE
                                       LIMITED PARTNERSHIP

                                    By:     CABLEVISION SYSTEMS CORPORATION,
                                               as General Partner


                                            By:      /s/ William J. Bell
                                                --------------------------------
                                                     Name:  William J. Bell
                                                     Title: Vice Chairman

                                                     ANNEX I TO MERGER AGREEMENT








                     INCORPORATION RESTRUCTURING AGREEMENT



                  INCORPORATION  RESTRUCTURING AGREEMENT (hereinafter called the
'Agreement'), dated as of ________ __, 1994, among CABLEVISION OF BOSTON LIMITED PARTNERSHIP, a Massachusetts limited partnership (the 'Partnership'), CABLEVISION SYSTEMS CORPORATION, a Delaware corporation ('Cablevision'), CHARLES
F. DOLAN ('Dolan'), CABLEVISION SYSTEMS SERVICES CORPORATION, a Delaware corporation wholly-owned by Dolan ('CSSC'), and CABLEVISION FINANCE LIMITED PARTNERSHIP, a New York limited partnership wholly-owned by Cablevision ('Finance LP').

                                    RECITALS

                  WHEREAS, the Partnership owns and operates a cable television system in the City of Boston, Massachusetts (the 'Boston System');

                  WHEREAS, Cablevision, Finance LP, CSSC and Dolan hold certain claims and interests in the Partnership relating to subordinated debt, advances, management fees, preferred equity interests and accrued and unpaid interest and distributions thereon, all of which claims, and the current outstanding amounts thereof, are set forth on Exhibit A to this Agreement (all such claims are collectively referred to herein as the 'Affiliate Claims and Interests');

                  WHEREAS, such preferred equity interests in the Partnership (collectively, the 'Preferred Equity') are held by Finance LP and CSSC;

                  WHEREAS, contemporaneously with the execution of this Agreement, the Partnership is transferring to Cablevision of Boston, Inc., a Delaware corporation wholly-owned by the Partnership ('Boston Sub'), substantially all of its assets and all of its liabilities (the 'Boston
Liabilities') and Boston Sub is assuming all such Boston Liabilities (such incorporation of Boston Sub and such asset and liability transfers are hereinafter referred to as the 'Incorporation');

                  WHEREAS, it is a condition precedent to the consummation of the Incorporation that (x) Cablevision, Finance LP, CSSC and Dolan (i) release the Partnership from certain specified liabilities with respect to all Boston Liabilities owed to such parties upon the assumption thereof by Boston

Sub in the Incorporation and (ii) make certain adjustments to the amount of the accrued and unpaid distributions on their Preferred Equity in connection with the consummation of the Incorporation and (y) CSSC assign to Finance LP a portion of the accrued and unpaid cumulative distributions with respect to its Preferred Equity which will remain due to CSSC from the Partnership after giving effect to this Agreement in order to make proportionate the effect of the reductions to CSSC's and Finance LP's Preferred Equity which are being agreed to in connection with the Incorporation; and

                  WHEREAS, because Cablevision, Finance LP, CSSC and Dolan desire to cause the occurrence of the Incorporation to facilitate a subsequent merger involving Boston Sub and for certain other reasons, such parties are willing to provide the releases and to make the adjustments to the Preferred Equity provided for by this Agreement.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I

                           Restructuring and Releases

                  1.1. Reduction in Rate of Return on Preferred Equity. (a) Finance LP. From and after the consummation of the Incorporation, the per annum interest rate provided for in the first sentence of the third full paragraph of the Letter Agreement, dated as of September 30, 1985, between Finance LP and the Partnership (the 'Finance LP Letter Agreement'), in respect of the net amount of the Cash Infusion (as such term is defined in the Finance LP Letter Agreement) shall be reduced from 15% to 10%. Except as so amended, the Finance LP Letter Agreement shall remain in full force and effect.

                  (b) CSSC. From and after the consummation of the Incorporation, the per annum interest rate provided for in the first sentence of the third paragraph of the Letter Agreement, dated as of June 29, 1989, between CSSC and the Partnership (the 'CSSC Letter Agreement'), in respect of the net amount of the Cash Infusion (as such term is defined in the CSSC Letter Agreement) shall be reduced from 15% to 10%. Except as so amended, the CSSC Letter Agreement shall remain in full force and effect.

                  1.2. Certain Reductions to the Preferred Equity. (a) Finance LP. Finance LP represents and warrants to the Partnership that Exhibit B hereto sets forth a complete and correct listing of the outstanding amount of each of its Affiliate Claims and Interests, including the face amount of its Preferred Equity and all accrued and unpaid distributions thereon, in each case as of __________, 1994. Finance LP agrees that effective upon the consummation of the Incorporation, the amount of the accrued and unpaid distributions on its Preferred Equity shall be reduced by $_______, from $_______ to $_______, and the amount so reduced shall be deemed forgiven. Finance LP hereby unconditionally and irrevocably releases and forever discharges, effective upon the Incorporation, each of the Partnership and Boston Sub from any obligation it would otherwise have to make any payments or take any other action in respect of such released amount.

                  (b) CSSC. CSSC represents and warrants that Exhibit C hereto sets forth a complete and correct listing of the outstanding amount of each of its Affiliate Claims and Interests, including the face amount of its Preferred Equity and all accrued and unpaid distributions thereon, in each case as of ___________, 1994. CSSC agrees that effective upon the consummation of the Incorporation, the amount of the accrued and unpaid distributions on its Preferred Equity shall be reduced by $_______, from $_______ to $_______ (such remaining amount, the 'Remaining CSSC Amount'), and the amount so reduced shall be deemed forgiven. CSSC hereby unconditionally and irrevocably releases and forever discharges, effective upon the Incorporation, each of the Partnership and Boston Sub from any obligation it would otherwise have to make any payments or take any other action in respect of such released amount.

                  1.3. Assignment of Accrued and Unpaid Distributions on the Preferred Equity. Effective upon the consummation of the Incorporation and the reductions provided for in Section 1.2 of this Agreement, CSSC irrevocably and unconditionally assigns to Finance LP the right to receive $_______* of the Remaining CSSC Amount.

--------
* This amount shall be determined by subtracting from the GP Allocation (as defined below) the amount of the reduction in CSSC's Preferred Equity distributions provided in Section 1.2(b) ($403,000 as of March 31, 1994). The GP Allocation shall be determined by multiplying the GP Group Percentage (as defined in Annex II to the Merger Agreement) (17.64% as of March 31, 1994) as of the end of the month immediately preceding the date of the Incorporation by the aggregate amount of the reduction in Preferred Equity distributions provided in Section 1.2 ($8,995,000 as of March 31, 1994). As of March 31, 1994, the GP Allocation was $1,587,000 and the amount to be provided in
   Section 1.3 was $1,183,000. Dollar amounts used in this footnote have been rounded to the nearest thousand.

                  1.4. Release of the Partnership. Upon the consummation of the Incorporation, each of Cablevision, Dolan, CSSC and Finance LP, on behalf of itself and all persons or entities claiming by or through it, does hereby unconditionally release and forever discharge the Partnership, its past and present agents, attorneys and divisions, from any and all manner of actions, causes of action, suits, claims, counterclaims, cross claims, defenses and demands whatsoever, arising from any and all debts, demands, agreements, contracts, judgments, accounts, claims and liabilities whatsoever which are being assumed by Boston Sub in connection with the Incorporation; it being understood and agreed that, in the case of CSSC and Finance LP, the foregoing release and discharge in this Section 1.4 does not apply to any claims they may have in respect of their Preferred Equity, and in the case of Dolan and any person claiming by, through or under him, the foregoing release and discharge in this Section 1.4 does not apply to any rights he or such person has to receive any indemnification from the Partnership.


                                   ARTICLE II

                                 Miscellaneous

                  2.1. Further Assurances. From time to time after the date hereof, each of the parties hereto will execute and deliver, or cause to be executed and delivered, such documents as the other parties may reasonably request in order to more effectively give effect to the agreements contemplated hereby.

                  2.2.  Entire  Agreement.  This  Agreement,  together  with the
Exhibits hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  2.3. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

                  2.4. Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of New York.

                  2.5. Amendment; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                    CABLEVISION OF BOSTON LIMITED
                                      PARTNERSHIP


                                    By
                                      ------------------------------------------


                                    CABLEVISION SYSTEMS
                                      CORPORATION


                                    By
                                      ------------------------------------------

                                      ------------------------------------------
                                                    Charles F. Dolan


                                    CABLEVISION SYSTEMS
                                      SERVICES CORPORATION


                                    By
                                      ------------------------------------------
                                      Title:


                                    CABLEVISION FINANCE
                                      LIMITED PARTNERSHIP

                                    By CABLEVISION SYSTEMS CORPORATION,
                                         as General Partner


                                    By
                                      ------------------------------------------
                                      Title:

                                                    ANNEX II TO MERGER AGREEMENT






                Formula for Allocating Reductions in Cumulative
              Distributions on Preferred Equity held by Finance LP

                       (Dollar amounts at March 31, 1994
                   have been rounded to the nearest thousand)


Step 1 Add, as of the close of business on the date prior to the Closing Date, for the Dolan Entities:

             - Unpaid subordinated debt of the Partnership ('Subordinated Debt') held by the Dolan Entities ('GP Group Subordinated Debt') ($109,000 at March 31, 1994)

             - Unpaid interest on Subordinated Debt at the contractually provided rate owed to the Dolan Entities ($3,853,000 at March 31, 1994)

             - Unpaid management fees ('Management Fees') owed to the Dolan Entities by the Partnership ($14,519,000 at March 31, 1994)

             -   Unpaid  interest  on  Management  Fees  at  the   contractually
                 provided rate owed to the Dolan Entities ('GP Group Management Fees') $5,969,000 at March 31, 1994)

             - Preferred Equity held by the Dolan Entities (prior to its transfer to Cablevision Finance in connection with the Transactions) ('GP Group Preferred Equity') ($4,600,000 at March 31, 1994)

             - Cumulative unpaid distributions on the GP Group Preferred Equity at the contractually provided rate ($4,034,000 at March 31, 1994)


          The total amount so obtained is the 'GP Group Base Claims' ($33,084,000 as of March 31, 1994)


Step 2 Add, as of the close of business on the date prior to the Closing Date, for Cablevision Companies:

             - Unpaid advances to the Partnership by any Cablevision Company and unpaid subordinated debt of the Partnership held by a Cablevision Company plus interest thereon at the contractually provided rate ($22,823,000 at March 31, 1994)

             - Preferred Equity held by Cablevision Companies (prior to the transfer of the GP Group Preferred Equity by CSSC to Cablevision Finance in connection with the Transactions)
                 ('Cablevision  Preferred  Equity')  ($45,700,000  at  March 31,
                 1994)

             -   Cumulative  unpaid  distributions on the  Cablevision Preferred
                 Equity at the contractually provided rate ($85,912,000 at March 31, 1994)

          The  total   amount  so  obtained  is  the 'Cablevision  Base  Claims'
          ($154,435,000 at March 31, 1994)


Step 3 Add the GP Group Base Claims and the Cablevision Base Claims -- the amount so obtained is the 'Total Base Claims' ($187,519,000 at March 31, 1994)


Step 4 Divide the GP Group Base Claims by the Total Base Claims -- the amount so obtained is the 'GP Group Percentage' (17.64% at March 31, 1994)


Step 5 Divide the Cablevision Base Claims by the Total Base Claims -- the amount so obtained is the 'Cablevision Percentage' (82.36% at March 31, 1994)


Step 6 Subtract from $169,628,282 the total amount required to be paid to repay in full all amounts of any nature owing under, and required for full repayment, under the Partnership Credit Agreement as of the Closing Date -- the amount so obtained is the 'Balance Available'.


Step 7 Multiply the GP Group Percentage by the Balance Available -- the amount so obtained is the 'GP Group Amount'.


Step 8 Multiply the Cablevision Percentage by the Balance Available -- the amount so obtained is the 'Cablevision Amount'.

Step 9 From the GP Group Amount shall be subtracted (i) GP Group Subordinated Debt (ii) GP Group Preferred Equity (calculated without regard to the Preferred Equity Sale) and (iii) GP Group Management Fees and the negative amount obtained is the 'Management Fee Deficit

          Allocation'. There shall be transferred to Cablevision by the Dolan Entities, all accumulated interest on GP Group Subordinated Debt, all accrued interest on GP Group Management Fees and Management Fees in an amount equal to the Management Fee Deficit Allocation (the total amount so transferred is the 'Transferred Amount').


Step 10 From the Cablevision Amount shall be subtracted unpaid advances and unpaid subordinated debt owing to Cablevision Companies, the Transferred Amount, and the Cablevision Preferred Equity (computed without regard to the Preferred Equity Sale). The amount so obtained shall be the amount of Cumulative Preferred Equity Distributions which, together with the Cablevision Preferred Equity (computed after giving effect to the Preferred Equity Sale), will be paid in the Liquidation by the issuance of Cablevision Class A Stock. All other cumulative Preferred Equity distributions will be reduced to zero and deemed forgiven pursuant to the Merger Restructuring Agreement.

                                   ----------

                  The actual computation of the foregoing as of March 31, 1994 is set forth in the Consent Solicitation Statement/Prospectus under the heading 'Calculation of Allocation of Consideration' and such illustrative table may be referred to in interpreting this Annex II.

                                                   ANNEX III TO MERGER AGREEMENT








                         MERGER RESTRUCTURING AGREEMENT



                  MERGER   RESTRUCTURING   AGREEMENT   (hereinafter  called  the
'Agreement'), dated as of ________ __, 1994, among CABLEVISION OF BOSTON LIMITED PARTNERSHIP, a Massachusetts limited partnership (the 'Partnership'), CABLEVISION SYSTEMS CORPORATION, a Delaware corporation ('Cablevision'), CABLEVISION OF BOSTON, INC., a Delaware corporation wholly-owned by the Partnership ('Boston Sub'), CABLEVISION OF BROOKLINE LIMITED PARTNERSHIP, a Massachusetts limited partnership ('Brookline'), CABLEVISION SYSTEMS SERVICES CORPORATION, a Delaware corporation ('CSSC'), and CABLEVISION FINANCE LIMITED PARTNERSHIP ('Finance LP'), a New York limited partnership.

                                    RECITALS

                  WHEREAS, the Partnership owns and operates a cable television system in the City of Boston, Massachusetts (the 'Boston System');

                  WHEREAS, prior to the execution of this Agreement, the Partnership has transferred substantially all of its assets and all of its liabilities (the 'Boston Liabilities') to Boston Sub, and Boston Sub has assumed all such Boston Liabilities;

                  WHEREAS, Finance LP and CSSC hold certain claims against Boston Sub relating to subordinated debt, advances, management fees and accrued and unpaid interest thereon, all of which claims, and the current outstanding amounts there-of, are set forth on Part I of Exhibit A to this Agreement (all such claims are collectively referred to herein as the 'Affiliate Claims');

                  WHEREAS, prior to the execution of this Agreement,  Finance LP
and  CSSC  held  certain   preferred   equity   interests  in  the   Partnership
(collectively, the 'Preferred Equity');

                  WHEREAS, contemporaneously with the execution of this Agreement, CSSC is selling to Finance LP and Finance LP is acquiring from CSSC, all of CSSC's Preferred Equity and COB, Inc. ('COB'), a Delaware corporation wholly-owned by Cablevision, is merging with and into Boston Sub (such merger of COB with and into Boston Sub is hereinafter referred to as the 'Merger') pursuant to the Acquisition Agreement and Plan of Merger and Reorganization, dated as of June 14, 1994, among the Partnership, Boston Sub, Charles F.

Dolan, Cablevision Systems Boston Corporation, Cablevision, COB, CSSC and Finance LP (the 'Merger Agreement');

                  WHEREAS, it is a condition to the consummation of the Merger that (x) Finance LP accept certain reductions of the amount of the accrued and unpaid distributions on its Preferred Equity, (y) (i) Boston Sub and CSSC and
(ii) Brookline and CSSC terminate certain management agreements between such parties, and (z) CSSC assign to Finance LP a portion of the consideration CSSC would otherwise receive in the Merger in order to make proportionate the effect of the reductions to CSSC's and Finance LP's Preferred Equity which are being agreed to in connection with the Merger; and

                  WHEREAS, because the Partnership, Boston Sub, Brookline, Finance LP and CSSC desire to effect the consummation of the Merger, such parties are willing to make the adjustments and enter into the other agreements provided for hereby.

                  NOW, THEREFORE, for good and valuable consideration, the receipt of and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                 Restructuring

                  1.1. Certain Reductions to the Preferred Equity of Finance LP. Finance LP represents and warrants to the Partnership that (i) the face amount of its Preferred Equity, including all of the Preferred Equity it is acquiring from CSSC on the date hereof, is $__________ and (ii) the amount of all of the accrued and unpaid distributions on all such Preferred Equity on the date hereof is $__________. Finance LP agrees that effective upon the consummation of the Merger, the amount of the accrued and unpaid distributions on all such Preferred Equity (including all of the Preferred Equity it is acquiring from CSSC on the date hereof) shall be reduced by $_______, from $_______ to $_______, the amount so reduced shall be deemed forgiven and no additional distributions shall hereafter accrue. Effective upon the Merger and Finance LP's receipt from the Partnership of the consideration in respect of the Preferred Equity Amount (as such term is defined in the Merger Agreement), Finance LP hereby unconditionally and irrevocably releases and forever discharges each of the Partnership, Boston Sub and COB from any obligation it would otherwise have to make any payments or take any other action in respect of all such eliminated accrued and unpaid contributions on the Preferred Equity.

                  1.2. Assignment of Interest on Management Fees. CSSC hereby irrevocably and unconditionally assigns to Finance LP the right to receive (x) $_______ in accrued and unpaid interest on management fees and subordinated debt which CSSC is entitled to receive from Boston Sub in connection with the consummation of the Merger and (y) $______ of the management fees which CSSC is entitled to receive from Boston Sub in connection with the consummation of the Merger (collectively, the 'Assigned Amounts'), and Boston Sub hereby agrees that, effective upon the consummation of the Merger, the Assigned Amounts shall be paid to Finance LP by the creation of intercompany indebtedness owing from Boston Sub to Finance LP.

                  1.3. Satisfaction of Affiliate Claims. Each of the parties hereto understands and agrees that in connection with the consummation of the Merger, each of Finance LP and CSSC shall receive from Cablevision the applicable consideration set forth on Part II of Exhibit A to this Agreement in respect of its respective Affiliate Claims.


                                   ARTICLE II

                      Termination of Management Agreements

                  2.1.  Termination  of  Boston  Management  Agreement.  Each of
Boston Sub and CSSC hereby agrees that, effective upon the consummation of the Merger, all of the terms and provisions of the Amended and Restated Agreement, dated as of the 30th day of March 1984, by and between CSSC and the Partnership (the 'Partnership Management Agreement') shall terminate and have no further force or effect.

                  2.2. Termination of Brookline Management Agreement. Each of Brookline and CSSC hereby agrees that, effective upon the consummation of the Merger, all of the terms and provisions of the Agreement, dated as of the 28th day of December 1983, by and between CSSC and Brookline shall terminate and be of no further force or effect.

                                  ARTICLE III

                                 Miscellaneous

                  3.1. Further Assurances. From time to time after the date hereof, each of the parties hereto will execute and deliver, or cause to be executed and delivered, such documents as the other parties may reasonably request in order to more effectively give effect to the transactions contemplated hereby.

                  3.2.  Entire  Agreement.  This  Agreement,  together  with the
Exhibits hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  3.3. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

                  3.4. Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of New York.

                  3.5. Amendment; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                    CABLEVISION OF BOSTON LIMITED
                                      PARTNERSHIP


                                    By
                                      ------------------------------------------


                                    CABLEVISION OF BROOKLINE
                                      LIMITED PARTNERSHIP


                                    By
                                      ------------------------------------------


                                    CABLEVISION SYSTEMS
                                      CORPORATION


                                    By
                                      ------------------------------------------


                                    CABLEVISION OF BOSTON, INC.


                                    By
                                      ------------------------------------------

                                      ------------------------------------------
                                      Charles F. Dolan


                                    CABLEVISION SYSTEMS
                                      SERVICES CORPORATION


                                    By
                                      ------------------------------------------
                                      Title:

                                    CABLEVISION FINANCE
                                      LIMITED PARTNERSHIP

                                    By CABLEVISION SYSTEMS CORPORATION,
                                         as General Partner


                                    By
                                      ------------------------------------------
                                      Title:

                                                    ANNEX IV TO MERGER AGREEMENT






--------------------------------------------------------------------------------
--------------------------------------------------------------------------------





















                            BROOKLINE SALE AGREEMENT

                                  Relating To

                      0.5% General Partnership Interest in

                  CABLEVISION OF BROOKLINE LIMITED PARTNERSHIP












                          Dated as of _______ __, 1994


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
RECITALS   ..................................................................  1

                                   ARTICLE I

                                The Transactions

1.1.  Cablevision's Right to Purchase
        Dolan's Brookline General
        Partnership Interest.................................................  2
1.2.  Dolan's Put............................................................  3
1.3.  Closing with Respect to the Right of
        First Refusal, the Acquisition Right
        or Dolan's Put.......................................................  5

                                   ARTICLE II

                         Representations and Warranties

2.1.  Representations and Warranties of
        the Dolan............................................................  6
      2.1.1.  Title to Dolan's Brookline
                General Partnership Interest.................................  6
      2.1.2.  Authority for Agreement........................................  6
      2.1.3.  No Conflicts, etc..............................................  6
      2.1.4.  Litigation.....................................................  6

2.2.  Representations and Warranties
        of Cablevision.......................................................  7
      2.2.1.  Corporate Status...............................................  7
      2.2.2.  Authority for Agreement........................................  7
      2.2.3.  No Conflicts, etc..............................................  7
      2.2.4.  Litigation.....................................................  7

                                  ARTICLE III

                           Definitions, Miscellaneous

3.1.  Definition of Certain Terms............................................  8
3.2.  Miscellaneous..........................................................  8
      3.2.1.  Headings.......................................................  8
      3.2.2.  Entire Agreement...............................................  8
      3.2.3.  Counterparts...................................................  8
      3.2.4.  Governing Law..................................................  8
      3.2.5.  Assignment.....................................................  8
      3.2.6.  No Third Party Beneficiaries...................................  8
      3.2.7.  Amendment; Waivers.............................................  9

                            BROOKLINE SALE AGREEMENT


              BROOKLINE SALE AGREEMENT (hereinafter called this 'Agreement'), dated as of _______ __, 1994, among CHARLES F. DOLAN ('Dolan') and CABLEVISION SYSTEMS CORPORATION, a Delaware corporation ('Cablevision').


                                    RECITALS

              WHEREAS, each of Cablevision and Dolan entered into an Acquisition Agreement and Plan of Merger and Reorganization, dated as of June __, 1994 (the 'Merger Agreement'), among Cablevision of Boston Limited Partnership, a Massachusetts limited partnership (the 'Partnership'), and the other parties named therein;

              WHEREAS, the Partnership owns 99% of the partnership interests in Cablevision of Brookline Limited Partnership, a Massachusetts limited partnership ('Brookline'), which owns and operates a cable television system in Brookline, Massachusetts;

              WHEREAS, Dolan and Cablevision Systems Brookline Corporation, a Delaware corporation wholly-owned by Dolan ('CSBrC'), are the general partners of, and each owns 0.5% of the partnership interests in, Brookline; and

              WHEREAS, upon consummation of the transactions contemplated by the Merger Agreement, Cablevision shall own, either directly or through a wholly-owned subsidiary, the 99% partnership interest and all of the capital stock of CSBrC and Dolan shall continue to own his 0.5% partnership interest in Brookline ('Dolan's Brookline General Partnership Interest');

              WHEREAS, in connection with the transactions contemplated by the Merger Agreement, Dolan and Cablevision wish to enter into this Agreement granting Cablevision and Dolan or his estate, as the case may be, certain rights to acquire (in the case of Cablevision) or to sell (in the case of Dolan or his estate) Dolan's 0.5% partnership interest in Brookline, on the terms and conditions set forth more fully herein.

              NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein the parties hereto hereby agree as follows:

                                   ARTICLE I

                                The Transactions

              1.1. Cablevision's Right to Purchase Dolan's Brookline General Partnership Interest. (a) Dolan hereby grants to Cablevision a right of first refusal (the 'Right of First Refusal') to purchase Dolan's Brookline General Partnership Interest upon the terms and conditions set forth in this Section 1.1(a). Dolan shall only be permitted to transfer Dolan's Brookline General Partnership Interest in whole, but not in part. Dolan shall not have the right to sell or otherwise alienate Dolan's Brookline General Partnership Interest without first offering to Cablevision a right to purchase Dolan's Brookline General Partnership Interest, all on the terms hereinafter set forth.

              (i) Dolan must offer Dolan's Brookline General Partnership Interest to Cablevision by means of a written notice (an 'Offer Notice') delivered to Cablevision. The Offered Interest shall be offered to Cablevision at a price and upon terms no less favorable to Cablevision than those which Dolan is willing to accept from a bona fide third party purchaser pursuant to a bona fide offer from such third party purchaser (a 'Bona Fide Offer'); provided, however, that regardless of the terms of the Bona Fide Offer, Dolan's Brookline General Partnership Interest shall be offered to Cablevision on terms that permit Cablevision one hundred and twenty (120) days within which to complete the purchase. The Offer Notice shall include a statement setting forth the identity of, and the price and terms offered by, such third party for the purchase of Dolan's Brookline General Partnership Interest. In any case where a Bona Fide Offer has been made in respect of Dolan's Brookline General Partnership Interest in conjunction with other property, the price in respect of Dolan's Brookline General Partnership Interest shall be the Allocated Interest Offer Price, as defined below. The 'Allocated Interest Offer Price' shall mean (A) if the proposal or agreement contemplating such sale specifically allocates a portion of the purchase price for all property covered thereby to Dolan's Brookline General Partnership Interest, unless such allocation is unreasonable, such allocated purchase price, as certified to Cablevision by Dolan or (B) if the proposal or agreement contemplating such sale does not contain a specific allocation to Dolan's Brookline General Partnership Interest, or if the provisions of clause (A) above shall be inapplicable, an amount equal to the product of the purchase price for all such property and a fraction, the numerator of which is equal to the Fair Market Value (as defined below) of Dolan's General Partnership Interest and the denominator of which is equal to the Fair Market Value of all such property to be sold, as certified to Cablevision by Dolan. As used herein, 'Fair Market Value' shall mean the price at which a willing seller would sell and a willing buyer would buy such property having full knowledge of the facts, and assuming each party acts on an arm's-length basis with the expectation of concluding the purchase or sale within a reasonable time. In any case where there is a dispute as to the Fair Market Value of any property, such dispute shall be determined by an appraiser selected jointly by Cablevision and Dolan or, if Cablevision and Dolan are not able to agree on the selection of an appraiser, each of Dolan and Cablevision shall select an appraiser and the appraisers so selected shall select another appraiser, which shall determine the Fair Market Value of the property in question.

         (ii) Dolan's General Partnership Interest shall be offered to Cablevision for a period of ninety (90) days. Within ninety (90) days after receipt of the Offer Notice, Cablevision shall accept, in whole and not in part, or reject such offer for Dolan's General Partnership Interest by delivering a notice in writing to Dolan.

        (iii) If Dolan's General Partnership Interest has not been accepted and Cablevision has not delivered a writing in which it has refused to exercise its Right of First Refusal, then Dolan may, within one hundred and fifty
     (150) days of the date of the Offer Notice, transfer Dolan's General Partnership Interest to such third party at a price not less than the price, and on terms no more favorable to the third party than those, contained in the Bona Fide Offer and the Offer Notice. If Dolan's General Partnership Interest is not so disposed of within such 150-day period on the terms and conditions set forth in the Offer Notice, then Dolan shall, before disposing of Dolan's Brookline General Partnership Interest, again be obligated to provide the Right of First Refusal set forth in this
     Section 1.1(a).

              (b) In addition to the rights set forth in  paragraph  (a) of this
Section 1.1, Dolan hereby grants to Cablevision a right to acquire (the 'Acquisition Right') Dolan's Brookline General Partnership Interest upon the earlier to occur of Dolan's death and January 1, 2002 at the greater of $10,000 and the book value of Dolan's Brookline General Partnership Interest on the date of such transfer (the 'Call Price').

              1.2. Dolan's Put. Cablevision hereby agrees that, (i) upon Dolan's death, Dolan's estate shall have a right to sell to Cablevision and Cablevision shall have the obligation to purchase from Dolan ('Dolan's Put') Dolan's Brookline General Partnership Interest at the Call Price or (ii) in the event of a Cablevision Change in Control or a Brookline Change in Control (in each case, as defined below), Dolan shall have the right to sell to Cablevision and Cablevision shall have the obligation to purchase from Dolan Dolan's Brookline General Partnership Interest at the greater of the Call Price or the applicable price (the 'Put Price') set forth below:


        Date of Cablevision
           or Brookline
         Change in Control                                             Put Price
        ------------------                                             ---------
       Year ending [ ]*, 1994                                         $4,800,000
       Year ending [ ]*, 1995                                          4,400,000
       Year ending [ ]*, 1996                                          3,900,000
       Year ending [ ]*, 1997                                          3,400,000
       Year ending [ ]*, 1998                                          2,900.000
       Year ending [ ]*, 1999                                          2,300,000
       Year ending [ ]*, 2000                                          1,600,000
       Year ending [ ]*, 2001                                            800,000
       Year ending [ ]*, 2002                                             10,000

              For purposes hereof, a 'Cablevision Change in Control' shall occur if (a) the following shall have occurred: (i) a transaction is consummated, (x) which is approved by the holders of at least a majority of the outstanding shares of Class A Common Stock, par value $0.01 per share, of Cablevision ('Class A Common Stock') or (y) in which a majority of the holders of Class A Common Stock (other than Dolan and any member of the Dolan Group (as defined below)) transfer their shares of Class A Common Stock to any Person other than Dolan or any member of the Dolan Group and (ii) (A) any Person other than Dolan or any member of the Dolan Group acquires beneficial ownership (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of Class A Common Stock, (B) such Person acquires securities representing more than 50% of the voting power of Cablevision and (C) Dolan and the Dolan Group collectively cease to own beneficially and of record, a number of shares of Cablevision capital stock sufficient to enable Dolan and the Dolan Group to elect a majority of the members of the Board of Directors of Cablevision or (b) a transaction or series of related transactions is consummated (i) in which any Person (other than Cablevision, Dolan or any member of the Dolan Group, any trustee or other fiduciary holding securities under an employee benefit plan of Cablevision, or any corporation owned, directly or indirectly, by the Cablevision stockholders in substantially the same proportions as their ownership of stock of Cablevision) is or becomes the
'beneficial owner' (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Cablevision representing 50% or more of the combined voting power of Cablevision's then outstanding securities eligible to vote and (ii) to which the requirements of
--------
* Insert date on which the Merger is consummated.

Section  VII  of  Paragraph  (A)  of  Article  Fourth  of  the   Certificate  of
Incorporation of Cablevision are applicable and have been satisfied. For purposes hereof, 'Dolan Group' means (i) Charles F. Dolan, any spouse, child, child of a spouse or parent (in each of the foregoing instances, whether natural or adopted), and any other intestate distributee, heir or legatee of Charles F. Dolan; (ii) any legal representative, guardian or conservator of any of the persons described in clause (i) above; (iii) the intestate estate of any of the persons described in clause (i) above; (iv) The Dolan Family Foundation, a New York not-for-profit corporation; and (v) any trust of which there are no principal beneficiaries other than any of the persons or entities described in clauses (i) - (iv) above or any partnership or corporation of which there are no partners or stockholders other than the persons described in clauses (i) - (iv) above.

              For purposes hereof, a 'Brookline Change in Control' shall occur if a transaction is consummated pursuant to which substantially all of the assets, or substantially all of the limited partnership interests of Brookline or the general partnership interests of Brookline held directly or indirectly by Cablevision are acquired by any Person other than Dolan or any member of the Dolan Group or Cablevision or of its subsidiaries (collectively, the 'Dolan Affiliates').

              1.3. Closing with Respect to the Right of First Refusal, the Acquisition Right or Dolan's Put. Any exercise of the Right of First Refusal, the Acquisition Right or Dolan's Put pursuant to this Article I shall be effected by written notice (the 'Notice') to the other party hereto, which notice shall contain the Allocated Interest Offer Price, the Call Price or the Put Price, as applicable, and the date and time of the closing of the transaction, which closing shall occur at the offices of Cablevision or such other location as the parties may agree in writing within 30 days of the date of such Notice, or as soon thereafter as is reasonably practicable after obtaining any required approvals. Each of Cablevision and Dolan agree to use each of its and his reasonable efforts to obtain any such required approvals as promptly as practicable. On such date, Dolan or his estate, as the case may be, shall deliver to Cablevision an assignment of Dolan's Brookline General Partnership Interest and Cablevision shall deliver to Dolan or his estate, as the case may be, the Allocated Interest Offer Price, the Call Price or the Put Price, as applicable, in immediate by available funds.

                                   ARTICLE II

                         Representations and Warranties

                  2.1. Representations and Warranties of Dolan. Dolan represents and warrants to Cablevision as follows:

              2.1.1. Title to Dolan's Brookline General Partnership Interest. Dolan owns and at the closing of the transaction provided for in Section
     1.1 and 1.2, as the case may be, will own, beneficially and of record, Dolan's Brookline General Partnership Interest, free and clear of any Liens.

              2.1.2. Authority for Agreement. Dolan has the legal capacity to execute and deliver this Agreement, to perform his obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been executed and delivered by Dolan, and constitutes a valid and legally binding obligation of Dolan, enforceable against Dolan in accordance with its terms.

              2.1.3. No Conflicts, etc. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default under (i) any provision of the Agreement of Limited Partnership of Brookline or, (ii) except as to the franchise granted by the Town of Brookline to construct, operate and maintain the cable television system in the Town of Brookline, as to which no representation or warranty is made in this Section 2.1.3, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Dolan except, as to this subsection (ii) only, any such conflict, violation or default as would not adversely affect the ability of Dolan to perform its obligations under this Agreement or consummate the Transactions contemplated hereby. No consent, license, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority (an 'Approval') or other third party is required on the part of Dolan in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby (other than any necessary Approvals required from the Federal Communications Commission and the Town of Brookline and any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other necessary regulatory approvals in connection with the transfer of Dolan's General Partnership Interests).

                  2.1.4. Litigation. There is no judicial or administrative action, suit, proceeding or investigation pending or, to the best of Dolan's knowledge, threatened against Dolan, which involves the validity of this Agreement or of any action taken or to be taken by Dolan in connection therewith or the consummation of the transactions contemplated hereby.

                  2.2.    Representations   and   Warranties   of   Cablevision.
Cablevision represents and warrants to Dolan as follows:

                  2.2.1. Corporate Status. Cablevision is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

                  2.2.2. Authority for Agreement. Cablevision has the corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all appropriate corporate action. This Agreement has been duly executed and delivered by Cablevision and constitutes the valid and legally binding obligation of Cablevision, enforceable against Cablevision in accordance with its terms.

                  2.2.3.  No Conflicts,  etc. The execution and delivery of this
     Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default under (i) any provision of the Certificate of Incorporation or By-laws of Cablevision or
     (ii) any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Cablevision, except, as to this subsection (ii) only, for any such conflict, violation or default as would not adversely affect Cablevision's ability to perform its obligations under this Agreement or consummate the Transactions contemplated hereby or have a material adverse effect on the financial condition, operations or business of Cablevision. No consent, license, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of Cablevision in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby (other than any necessary Approvals required from the Federal Communications Commission and the Town of Brookline and any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other necessary regulatory approvals in connection with the transfer of Dolan's General Partnership Interests).

                  2.2.4.  Litigation.  There is no  judicial  or  administrative action, suit, proceeding or investigation pending or, to the best of Cablevision's knowledge, threatened which involves the validity of this Agreement or of any action taken or to be taken by Cablevision in connection herewith or the consummation of the transactions contemplated hereby.


                                  ARTICLE III

                           Definitions, Miscellaneous

                  3.1. Definition of Certain Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

                  3.2. Miscellaneous.

                  3.2.1. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

                  3.2.2. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except for the Merger Agreement and any agreement which specifically states that it is not subject to this Section 3.2.2. The only representations and warranties made by the parties hereto with respect to the subject matter hereof are the representations and warranties contained in this Agreement.

                  3.2.3. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument.

                  3.2.4. Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of New York.

                  3.2.5. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns, provided, however, that the parties hereto shall not assign any of their respective rights or obligations under this Agreement except with the prior written consent of the other parties hereto.

                  3.2.6. No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

                  3.2.7. Amendment; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.

              IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.




                                    --------------------------------------------
                                                  Charles F. Dolan


                                    CABLEVISION SYSTEMS CORPORATION


                                    By
                                      ------------------------------------------
                                      Name:
                                      Title:

                                                     ANNEX V TO MERGER AGREEMENT








                    SECOND AMENDMENT TO ARTICLES OF LIMITED
                            PARTNERSHIP ESTABLISHING
                  CABLEVISION OF BROOKLINE LIMITED PARTNERSHIP


              This SECOND AMENDMENT TO ARTICLES OF LIMITED PARTNERSHIP ESTABLISHING CABLEVISION OF BROOKLINE LIMITED PARTNERSHIP, dated as of , 1994 (this 'Amendment'), by and among Charles F. Dolan ('Dolan'), Cablevision Systems Brookline Corporation, a Delaware corporation wholly-owned by Dolan ('CSBrC'), and Cablevision of Boston, Inc., a Delaware corporation ('CBInc.'), hereby amends the Articles of Limited Partnership Establishing Cablevision of Brookline Limited Partnership, made as of the 1st day of June 1983 by and among Dolan, CSBrC and Cablevision of Boston Limited Partnership, as limited partner ('Boston'), as amended by the Amendment Agreement of Cablevision of Brookline Limited Partnership, dated April 14, 1992, among Dolan, CSBrC and Boston (the 'Articles of Limited Partnership'). Any terms not defined in this Amendment shall have the meanings ascribed to them in the Articles of Limited Partnership.

                                    RECITALS

                  WHEREAS,  CBInc.  is a limited  partner of and owns 99% of the
partnership   interests  in   Cablevision  of  Brookline   Limited   Partnership
('Brookline');

                  WHEREAS, Dolan and CSBrC are the general partners of, and own partnership interests in, Brookline;

                  WHEREAS, contemporaneous with the execution of this Amendment, COB, Inc. ('Merger Sub'), a Delaware corporation wholly- owned by Cablevision Systems Corporation, a Delaware corporation ('Cablevision'), is merging with and into CBInc. (the 'Merger');

                  WHEREAS, contemporaneous with the Merger, Dolan will sell to Cablevision of Brookline, Inc., a wholly-owned subsidiary of Cablevision
('Brookline Inc.'), and Brookline, Inc. will acquire from Dolan, all of the outstanding capital stock of CSBrC; and

                  WHEREAS, contemporaneous with the Merger and sale of CSBrC, Dolan wishes to resign as the Managing General Partner of Brookline and CSBrC wishes to become the Managing General Partner of Brookline;

                  WHEREAS, in connection with the Merger and sale of CSBrC, Dolan and Cablevision wish to enter into the Brookline Sale Agreement, dated as of __________ __, 1994, among Dolan and Cablevision, a copy of which is attached as Exhibit A hereto), which would grant Cablevision and Dolan or his estate, as the case may be, certain rights to acquire (in the case of Cablevision) or to sell (in the case of Dolan or his estate) Dolan's 1/2% partnership interest in Brookline;

                  NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and of the mutual benefits to be derived herefrom, the parties hereto hereby agree as follows:

                  1.  Amendments  to the  Articles of Limited  Partnership.  (a)
Section 7.1(a) of the Articles of Limited Partnership is hereby amended and restated to read in its entirety as follows:

                  (a) Except as otherwise provided pursuant to Paragraph 7.9 of this Article VII, and until such time as the provisions of paragraph 6.5 of
     Article VI hereof shall be applicable, the net profits, net losses, investment tax and other credits, if any, and Cash Flow of the Partnership (hereinafter collectively referred to as 'P & L Items') of the Partnership shall be allocated among the partners for each taxable year of the Partnership as follows:

                         Dolan                          0.5%
                         CSBrC                          0.5%
                         CB                             99%

                  (b) Section 8.4 of the Articles of Limited Partnership is hereby amended and restated to read in its entirety as follows:

                      'CSBrC  shall  serve  as  the  Managing   General  Partner
     (hereinafter referred to as the 'Managing General Partner') of the Partnership for a term commencing on ____________ __, 1994 and continuing for one year, and thereafter from year to year unless and until the General Partners voting in accordance with the provisions of Paragraph
     8.6 of this Article VIII shall appoint a successor or Co-Managing General Partner or determine to conduct the Partnership operations without a Managing General Partner.'

                  (c) Sections 8.11 and 8.12 of the Articles of Limited Partnership are hereby amended by deleting the word 'Dolan' wherever it appears therein and substituting in its place the words 'the Managing General Partner.'

                  (d) Section 9.2 of the Articles of Limited Partnership is hereby amended by adding the following sentence to the end thereof:

        'Notwithstanding anything in Paragraph 9.1 or this Paragraph 9.2 to the contrary, Dolan may resign as a General Partner of the Partnership and may sell, transfer and assign all or any part of his interest as a General Partner of the Partnership to Cablevision Systems Corporation ('Cablevision') or its designee as provided under the terms of the Brookline Sale Agreement, dated as of ____________ __, 1994 (the 'Brookline Sale Agreement'), among Dolan and Cablevision, as the same may be amended from time to time.'

                  (e) Section 9.3 of the Articles of Limited Partnership is hereby amended by adding the following sentence to the end thereof:

        'Notwithstanding the provisions of Paragraph 9.1 and this Paragraph 9.3, Dolan and Dolan's heirs, successors and legal representatives may sell, transfer and assign all or any part of his interest in the Partnership to Cablevision or its designee as provided under the terms of the Brookline Sale Agreement, as the same may be amended from time to time.'

                  (f) Section 9.6 of the Articles of Limited Partnership is hereby amended by adding the following sentence to the end thereof:

        'Notwithstanding the foregoing, Dolan shall have the right to retire or withdraw from the Partnership upon the sale, transfer or assignment of all or any part of his interest in the Partnership to Cablevision or its designee as provided under the terms of the Brookline Sale Agreement, as the same may be amended from time to time.'

                  2. Entire Agreement. This Amendment, together with the Exhibits hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

                  3. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument.

                  4. Governing Law. This Amendment shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the Commonwealth of Massachusetts.

                  5. Amendment; Waivers. No amendment, modification or discharge of this Amendment, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.

                  6. Articles of Limited Partnership. Except as expressly set forth herein, the Articles of Limited Partnership shall remain in full force and effect.

              IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

                                    GENERAL PARTNERS:

                                    --------------------------------------------
                                    Charles F. Dolan


                                    CABLEVISION SYSTEMS BROOKLINE
                                      CORPORATION



                                    By
                                      ------------------------------------------
                                      Title:


                                    LIMITED PARTNER:


                                    CABLEVISION OF BOSTON, INC.




                                    By
                                      ------------------------------------------
                                      Title:

                                                    ANNEX VI TO MERGER AGREEMENT






                                Appraisal Rights

                  Capitalized terms used in this Annex VI shall have the meanings set forth in the Acquisition Agreement and Plan of Merger and Reorganization Relating to Cablevision of Boston Limited Partnership, dated as of June 14, 1994.

                  Cablevision agrees that, upon consummation of the Merger and subject to the limitations set forth below, dissenting Limited Partners will have the right to receive compensation for their Units based upon an appraisal of the value of the assets of the Partnership immediately prior to the Merger (and without giving consideration to any expectancy of the Merger) performed by a qualified appraiser unaffiliated with Cablevision or the General Partners, less any remaining liabilities of the Partnership and less all prior claims to the assets of the Partnership (including Preferred Equity), in each case as of the date of and immediately prior to the Merger. The appraisal of the assets shall be made as if the assets were sold in an orderly manner in a reasonable period of time less the cost of sale and shall be made otherwise in a manner consistent with industry practice.

                  The appraised value will not give effect to any of the reductions in unpaid cumulative distributions on Preferred Equity agreed to by Cablevision Finance in the Merger Restructuring Agreement and the appraiser will instead deduct the full value of the Preferred Equity, including the full contractual amount of unpaid cumulative distributions thereon, before determining the appraised value of the Units. If the appraised value of the Units is less than the value of the Cablevision Class A Stock provided for in the Liquidation for Limited Partners who do not exercise their appraisal rights, Limited Partners seeking appraisal will be entitled to receive only the lower appraised value of their Units. In the event of an appraisal, no payment will be made in respect of Units for which appraisal rights are exercised until there is a determination of the appraised value as provided herein and no interest will be paid in respect of such appraised value. Compensation to dissenting Limited Partners will be in the form of Cablevision Class A Stock valued at the arithmetic average of the closing sale price per share of such securities on the American Stock Exchange over the 20 trading days immediately following the Merger.

                  THE RIGHT OF APPRAISAL WILL BE LOST IF THE FOLLOWING PROCEDURAL REQUIREMENTS ARE NOT FOLLOWED EXACTLY. IF THE RIGHT OF APPRAISAL IS LOST, THE LIMITED PARTNER WILL RECEIVE THE AMOUNT OF CABLEVISION CLASS A COMMON STOCK PROVIDED FOR IN THE MERGER AND THE LIQUIDATION.

                  Before the Merger. If any holder of Units elects to exercise his or her right to dissent from the Merger and demands appraisal, such holder must satisfy each of the following conditions:

    1. A Limited Partner electing to exercise appraisal rights must deliver a written demand for appraisal of his or her Units to the Agent at Proxy Department, Bank of Boston, P.O. Box 1628, Boston, Massachusetts 02105-9903, which written demand must be received by the Agent prior to the Merger Expiration Date (as defined in the Consent Solicitation Statement/Prospectus). To be effective, such demand must (i) identify the number of Units held by such Limited Partner for which appraisal is being sought, (ii) set forth the identity of the Limited Partner with reasonable specificity (including the identity of any controlled or controlling persons or entities) and (iii) state that it is such person's intention to demand the appraisal of his or her Units.

    2. Such Limited Partner must not vote in favor of the Merger or the Incorporation. If a Limited Partner returns a signed Incorporation Consent or Merger Consent but does not specify a vote against the Incorporation or Merger, as the case may be, or a direction to abstain, the Incorporation Consent or Merger Consent will be voted in favor of the Incorporation or Merger, as the case may be, which will have the effect of waiving that Limited Partner's appraisal rights.

                  Only the Limited Partner of record of Units is entitled to seek appraisal of the fair value of the Units registered in such Limited Partner's name. To be effective, the demand for appraisal must be executed by or for the Limited Partner of record, fully and correctly, as such Limited Partner's name appears in the Partnership's books. Beneficial owners of Units whose Units are held of record by another person should instruct the record holder to follow the procedures outlined herein if such persons wish to seek an appraisal with respect to their Units.

                  If the Units are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be made in that capacity, and if the Units are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made for all owners of record. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must (i) identify the record owner or owners; (ii) expressly state, in such demand, that the agent is acting as agent for the record owner or owners of such Units; and (iii) provide the Agent with reasonable documentation supporting such authorized agent's authority. A record holder, such as a broker, who holds Units as a nominee for several beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of each beneficial owner who desires to demand appraisal with respect to the Units held for each such beneficial owner. In such case, the written demand should set forth the number of Units covered thereby. Where the number of Units is not expressly stated, the demand will be presumed to cover all Units outstanding in the name of such record owner.

                  After the Merger. A Limited Partner who has demanded appraisal rights in accordance with the procedures set forth above will not receive any shares of Cablevision Class A Common Stock in the Liquidation unless such holder withdraws his or her demand during the first 30 days after the date of the approval of the Merger by delivering written notice thereof to Cablevision, attention: Robert S. Lemle, One Media Crossways, Woodbury, New York 11797. Any Limited Partner who has demanded appraisal and withdraws his or her demand or loses his or her right to appraisal as provided below within such 30-day period will receive and accept from Cablevision, and Cablevision shall issue to such Limited Partner, the same number of shares of Cablevision Class A Stock per Unit as was issued in the Liquidation, and will thereafter waive any right to appraisal.

                  A Limited Partner will effectively lose his or her right of appraisal if either (i) such Limited Partner withdraws his or her demand for appraisal or (ii) no written request for appraisal is delivered to and received by the Agent within 30 days after the date on which the Agent mails a notice to the Limited Partners that the Merger has been consummated (the 'Merger Notice Date'), except that any attempt to withdraw not made within 30 days after the date of the approval of the Merger requires the approval of Cablevision. The Merger Notice Date shall not be more than 30 days after the Effective Date.

                  If any Limited Partner who has properly exercised his or her appraisal rights delivers a written request for appraisal to the Agent prior to the Merger Expiration Date, Cablevision shall, within 120 days following the Effective Date, engage an independent appraiser to conduct the appraisal.

                  From and after the Effective Date, a Limited Partner who has perfected appraisal rights hereunder shall cease to have any rights as a Limited Partner other than the right to receive the appraised value of his or her Units hereunder or, if such Limited Partner withdraws his or her demand for, or loses his or her right to, appraisal, the right to receive Cablevision Class A Common Stock as provided above, and shall waive any rights under the Partnership Agreement.

                  All written requests for appraisal shall be addressed to the Agent at Proxy Department, Bank of Boston, P.O. Box 1628, Boston, Massachusetts 02105-9903, with a copy to: Robert S. Lemle, Executive Vice President, General Counsel and Secretary of Cablevision at Cablevision's principal executive offices located at One Media Crossways, Woodbury, New York 11797. It is the responsibility of the Limited Partners wishing to dissent to ensure that a written request for appraisal is received by the Agent within such 30-day request period.

                  No fractional shares shall be issued under Section 1.8 of the Agreement or this Annex VI. Instead, fractional shares will be rounded to the nearest whole number.

                  The cost of the appraisal shall be borne by Cablevision.